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MANAGEMENT'S DISCUSSION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

As filed with the Securities and Exchange Commission on October 10, 2018

Registration No. 333-226620

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
Form S-4
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	98-0529995 (I.R.S. Employer Identification Number)

14 Wesley Street
Hamilton HM 11
(441) 278-3140
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation System
111 8th Avenue
New York, NY 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gene Boxer Group General Counsel Sirius International Insurance Group, Ltd. 14 Wesley Street Hamilton HM 11 (441) 278-3140	Sean M. Keyvan Lindsey A. Smith Sidley Austin LLP One South Dearborn Chicago, IL 60603 (312) 853-7000	Chris Garrod Conyers Dill & Pearman Limited Clarendon House 2 Church Street Hamilton HM 11 (441) 295-1422	Eric Colandrea General Counsel Easterly Acquisition Corp. 205 Hudson Street, 7th Floor New York, NY 10013 (646) 712-8300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

              If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

              If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

              If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

              If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

              Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

              Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common shares, par value $0.01 per share	9,639,408(2)	$17.22(5)	$165,990,606	$20,912.48(6)

Warrants to purchase common shares	10,000,000(3)	N/A	N/A	N/A

Common shares underlying warrants	6,070,000(4)	$17.22(5)	$104,525,400	$13,168.73(7)

Total				$34,081.21(8)

(1)
All securities being registered will be issued by Sirius International Insurance Group, Ltd., a Bermuda exempted company ("Sirius Group"), in connection with the proposed merger described in the enclosed proxy statement/prospectus, pursuant to which Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of Sirius Group, shall be merged with and into Easterly Acquisition Corp., a Delaware corporation ("Easterly"), with Easterly surviving the merger as a wholly owned subsidiary of Sirius Group.

(2)
The number of Sirius Group common shares being registered represents the estimated maximum number of Sirius Group common shares to be issued in connection with the proposed merger described in the enclosed proxy statement/prospectus. Such number is equal to the product of (i) 15,880,407 (which represents the 19,208,407 shares of Easterly common stock issued and outstanding as of September 30, 2018, less the minimum of 3,328,000 shares of Easterly common stock held by Easterly Acquisition Sponsor, LLC that shall be canceled in connection with the proposed merger) and (ii) 0.607 (which represents the estimated fraction of a Sirius Group common share issuable for each share of Easterly common stock to be exchanged in the proposed merger).

(3)
The number of warrants to purchase Sirius Group common shares being registered represents the estimated number of warrants to be issued in connection with the proposed merger described in the enclosed proxy statement/prospectus. Such number is equal to the 16,750,000 warrants to acquire Easterly common stock issued and outstanding as of September 30, 2018, less the 6,750,000 warrants to acquire Easterly common stock held by Easterly Acquisition Sponsor, LLC that shall be canceled in connection with the proposed merger.

(4)
The number of Sirius Group common shares underlying warrants being registered represents the estimated number of Sirius Group common shares underlying warrants to be issued in connection with the proposed merger described in the enclosed proxy statement/prospectus. Such number is equal to the product of (i) 10,000,000 (which represents the number of shares of Easterly common stock underlying the warrants described in footnote (3) above) and (ii) 0.607 (which represents the estimated fraction of a Sirius Group common share issuable for each share of Easterly common stock to be exchanged in the proposed merger).

(5)
Represents the price per Sirius Group common share implied by the exchange ratio.

(6)
Includes a registration fee of $20,481.61 paid with respect to the 9,432,962 common shares listed in the calculation of registration fee table for the registration statement as initially filed on August 6, 2018. An additional registration fee of $430.87 is being paid with respect to the additional 206,446 common shares being registered hereby.

(7)
Includes a registration fee of $12,897.41 paid with respect to the 5,940,000 common shares underlying warrants listed in the calculation of registration fee table for the registration statement as initially filed on August 6, 2018. An additional registration fee of $271.32 is being paid with respect to the additional 130,000 common shares underlying warrants being registered hereby.

(8)
Includes $33,379.02 previously paid in connection with the registration statement as initially filed on August 6, 2018.

              The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED OCTOBER 10, 2018

PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

           The board of directors of Sirius International Insurance Group, Ltd. ("Sirius Group") and Easterly Acquisition Corp. ("Easterly") have each approved an Agreement and Plan of Merger, dated as of June 23, 2018 (as amended by the First Amendment to Agreement and Plan of Merger and Sponsor Letter, dated as of August 29, 2018, and as it may be further amended from time to time, the "Merger Agreement"), by and among Easterly, Sirius Group and Sirius Acquisitions Holding Company III, a wholly owned subsidiary of Sirius Group ("Merger Sub"), and the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Easterly with Easterly surviving the merger as a wholly owned subsidiary of Sirius Group (the "Merger").

           On the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the Merger, all outstanding shares of Easterly common stock (other than shares subject to a valid redemption election, shares owned by Easterly, Sirius Group or Merger Sub and certain shares held by Easterly Acquisition Sponsor, LLC (the "Sponsor")) will be exchanged for newly issued common shares of Sirius Group at an exchange ratio (the "Exchange Ratio") that will be determined prior to the closing of the Merger and will be equal to a fraction determined by dividing (i) the estimated amount of cash per public share of Easterly common stock in Easterly's trust account (the "Trust Account") immediately prior to the closing of the Merger by (ii) (x) 1.05 multiplied by (y) Sirius Group's adjusted diluted book value per common share as of September 30, 2018 ("Sirius Group September 30 Adjusted DBVPS"). The Sirius Group September 30 Adjusted DBVPS will be calculated by dividing (i) the book value of Sirius Group, based on the unaudited GAAP consolidated financial statements of Sirius Group for the nine months ended September 30, 2018, decreased by the $7 million deferred underwriting fee payable by Easterly, and as adjusted by the GAAP accounting effect of the redemption of the Sirius Group Series A redeemable preference shares by (ii) the sum of (x) the fully diluted number of Sirius Group common shares issued and outstanding as of September 30, 2018 and (y) 593,000 Sirius Group common shares. In accordance with the Merger Agreement, Sirius Group delivered to Easterly its good faith estimate of 1.05 multiplied by the Sirius Group September 30 Adjusted DBVPS, equal to $17.22. If such estimate is used to determine the Exchange Ratio at the closing of the Merger, then the Merger Agreement provides for a post-closing adjustment if such estimate is different than the actual Sirius Group September 30 Adjusted DBVPS as finally determined after the closing of the Merger, as more fully described in the accompanying proxy statement/prospectus. Based on such estimate of the Sirius Group September 30 Adjusted DBVPS as of October 8, 2018 and funds in the Trust Account on September 30, 2018, the Exchange Ratio would be equal to 0.607. Investors are cautioned that 0.607 is only an estimate of the Exchange Ratio, has not been agreed as the final Exchange Ratio for purposes of the Merger Agreement, and is subject to change prior to the closing of the Merger.

           Additionally, each issued and outstanding public warrant to acquire shares of Easterly common stock will cease to represent a right to acquire shares of Easterly common stock and will be converted into a right to acquire Sirius Group common shares (a "converted warrant"), based upon the Exchange Ratio, as more fully described in the accompanying proxy statement/prospectus.

           Based on a per share value equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, which is estimated as of October 8, 2018 to be $17.22, the aggregate value of the Merger consideration to be received by the Easterly stockholders (including the Sponsor) in respect of their shares of Easterly common stock pursuant to the Merger Agreement is estimated to be $165.5 million. Easterly has not obtained an opinion from an independent financial advisor in connection with the Merger and, consequently, there is no assurance from an independent source that the price Sirius Group is paying for Easterly is fair to Easterly's stockholders from a financial point of view.

           Based on the number of shares of Easterly common stock and Easterly warrants outstanding on September 30, 2018, Sirius Group expects to issue or reserve for issuance to Easterly public stockholders approximately 8.6 million common shares pursuant to the Merger Agreement (excluding the estimated 6.1 million Sirius Group common shares issuable upon exercise of the converted warrants). Sirius Group also expects to issue approximately 1.0 million common shares to the Sponsor, resulting in a total of approximately 9.6 million Sirius Group common shares issued in exchange for outstanding shares of Easterly common stock pursuant to the Merger Agreement. Upon the closing of the Merger, Easterly's public stockholders are expected to own approximately 6.8% of Sirius Group and CM Bermuda is expected to own approximately 83.2% of Sirius Group, and therefore CM Bermuda will continue to control Sirius Group following the Merger. The foregoing amounts assume, among other factors described in the accompanying proxy statement/prospectus, that the Exchange Ratio is equal to 0.607. If the facts differ from the assumptions, Easterly's stockholders may experience dilution of their ownership interest unless they elect to have their shares of Easterly common stock redeemed in connection with the Merger Proposal.

           Completion of the transactions contemplated by the Merger Agreement requires, among other things, the approval of Easterly's stockholders. To obtain this approval, Easterly will hold a special meeting of Easterly stockholders on [                        ], 2018, as more fully described in the accompanying notice of special meeting. The Sponsor and Easterly's original independent directors have agreed to vote in favor of the proposals presented at the special meeting. After such meeting, and prior to the consummation of the Merger, Easterly stockholders may exercise their redemption rights as provided for by Easterly's charter. There is no specified maximum redemption threshold under Easterly's charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. For illustrative purposes, if Easterly stockholders exercise their redemption rights such that Easterly's net tangible assets are reduced to $5,000,001, Easterly's public stockholders would be expected to own approximately 0.7% of Sirius Group, and the funds held in the Trust Account available to Sirius Group following the Merger would be approximately $15.8 million.

           Easterly's common stock, units and warrants are currently listed on the Nasdaq Capital Market under the symbols "EACQ," "EACQU" and "EACQW," respectively. At the closing of the Merger, Easterly units will separate into their components of one share of Easterly common stock and one-half of a warrant to purchase one share of Easterly common stock. Sirius Group has applied to list the Sirius Group common shares and converted warrants on the Nasdaq Stock Market under the symbols "SG" and "[        ]," respectively, effective as of the closing of the Merger. Completion of the transactions contemplated by the Merger Agreement requires that the Sirius Group common shares shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance. This listing condition may be waived by Sirius Group and Easterly.

           The accompanying proxy statement/prospectus contains detailed information about Sirius Group, Easterly, the Easterly special meeting, the Merger Agreement and the Merger. You are encouraged to read carefully the entire proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 44 of the enclosed proxy statement/prospectus, and all of its Annexes.

           We look forward to the successful combination of Sirius Group and Easterly.

Allan L. Waters Chairman and Chief Executive Officer Sirius International Insurance Group, Ltd.	Darrell W. Crate Chairman Easterly Acquisition Corp.

           The enclosed proxy statement/prospectus is dated [                ], 2018, and is first being mailed to stockholders of Easterly on or about [                ], 2018.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

EASTERLY ACQUISITION CORP.
205 Hudson Street, 7th Floor
New York, New York 10013

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Eastern time on [                ], [                ], 2018

TO THE STOCKHOLDERS OF EASTERLY ACQUISITION CORP.:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "special meeting") of Easterly Acquisition Corp., a Delaware corporation ("Easterly"), will be held at 10:00 a.m. Eastern time on [                        ], [                        ], 2018, at [                        ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

        You are cordially invited to attend the Easterly special meeting to vote on the following proposals:

          (a)   Proposal No. 1—The Merger Proposal—to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 23, 2018 (as amended pursuant to the First Amendment to Agreement and Plan of Merger and Sponsor Letter, dated as of August 29, 2018 (the "Amendment"), and as it may be further amended from time to time, the "Merger Agreement"), by and among Easterly, Sirius International Insurance Group, Ltd. ("Sirius Group") and Sirius Acquisitions Holding Company III, a wholly owned subsidiary of Sirius Group ("Merger Sub"), and the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Easterly with Easterly surviving the merger as a wholly owned subsidiary of Sirius Group (the "Merger").

          (b)   Proposal No. 2—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the Easterly special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Easterly special meeting, there are not sufficient votes to approve one or more proposals presented to Easterly's stockholders for vote at such special meeting.

        These proposals are described further in the accompanying proxy statement/prospectus. Only holders of record of Easterly common stock at the close of business on October 2, 2018, the record date for the special meeting, are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of Easterly stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at Easterly's principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

        Easterly stockholders are being provided the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements thereof. Whether or not you plan to attend the special meeting, you are urged to read the accompanying proxy statement/prospectus carefully and submit your proxy as directed herein. Please pay particular attention to the section entitled "Risk Factors" beginning on page 44.

        After careful consideration, Easterly's board of directors has approved and adopted the Merger Agreement and recommends that Easterly's stockholders vote "FOR" the Merger Proposal and the Adjournment Proposal. When you consider the board recommendation of these proposals, you should keep in mind that Easterly's directors and officers have interests in the Merger that may conflict with your interests as a stockholder. See the section entitled "Proposal No. 1—The Merger Proposal—Certain Interests of Easterly's Directors and Officers and Others in the Merger."

        If you have any questions or need assistance voting your shares, please call Easterly's proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

        Your vote is very important. If you are a registered stockholder, please submit your proxy to have your shares voted as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Easterly special meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Merger Proposal is approved at the Easterly special meeting. The Merger Proposal is not conditioned on the approval of the Adjournment Proposal and the Adjournment Proposal is not conditioned on the approval of the Merger Proposal.

        If you fail to return your proxy card, and do not attend the special meeting in person, if you abstain from voting or if you hold your shares in "street name" and fail to instruct your bank, broker or other nominee how to vote, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Easterly special meeting and, if a quorum is present, will have same effect as a vote "AGAINST" the Merger Proposal but no effect on the vote for the Adjournment Proposal. If you are a stockholder of record and you attend the Easterly special meeting and wish to vote in person, you may vote in person, which will have the effect of revoking your proxy.

        Pursuant to Easterly's amended and restated certificate of incorporation, as amended ("Easterly's charter"), Easterly public stockholders may redeem shares of Easterly common stock for cash upon the closing of the Merger. The redemption amount would equal the pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Merger) in the trust account (the "Trust Account") that holds the proceeds (less taxes payable and any interest that Easterly may withdraw to pay taxes) of Easterly's initial public offering (the "IPO") that closed on August 4, 2015. For illustrative purposes, based on funds in the Trust Account of approximately $148.5 million on September 30, 2018, the estimated per share redemption price would have been $10.45 per share. There is no specified maximum redemption threshold under Easterly's charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

        EASTERLY PUBLIC STOCKHOLDERS MAY ELECT TO REDEEM THEIR SHARES EVEN IF THEY VOTE FOR THE MERGER PROPOSAL. YOU MAY HAVE YOUR EASTERLY PUBLIC SHARES REDEEMED WHETHER OR NOT YOU ARE A HOLDER OF EASTERLY COMMON STOCK AS OF THE RECORD DATE FOR THE EASTERLY SPECIAL MEETING.

        TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD EASTERLY UNITS, ELECT TO SEPARATE YOUR EASTERLY UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO EASTERLY'S TRANSFER AGENT TO REDEEM YOUR EASTERLY PUBLIC SHARES FOR CASH, AND (III) DELIVER YOUR PUBLIC SHARES TO EASTERLY'S TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING DEPOSITORY TRUST COMPANY'S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE MERGER IS NOT CONSUMMATED, THEN THE EASTERLY PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE "PROPOSAL NO. 1—THE MERGER PROPOSAL—REDEMPTION RIGHTS" IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

        An Easterly public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a "group" (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group's shares, in excess of 15% of public shares of Easterly common stock. Holders of Easterly outstanding public warrants and units do not have redemption rights in connection with the Merger. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. The holders of shares of Easterly common stock issued prior to the IPO, which are referred to as "Founder Shares," have agreed to waive their redemption rights with respect to any shares of Easterly capital stock they may hold in connection with the consummation of the Merger, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Easterly's stockholders, which includes Easterly Acquisition Sponsor, LLC (the "Sponsor"), and Easterly's original independent directors and their permitted transferees, collectively own 25.8% of Easterly's issued and outstanding shares of common stock, including all of the Founder Shares. The Sponsor and Easterly's original independent directors have agreed to vote in favor of the proposals presented at the special meeting.

        On behalf of the Easterly board of directors, we thank you for your support and look forward to the successful completion of the Merger.

Sincerely,
Darrell W. Crate Chairman of the Board Easterly Acquisition Corp.
[ ], 2018

i

Annexes
Merger Agreement	Annex A
Sponsor Letter	Annex B
First Amendment to Merger Agreement and Sponsor Letter	Annex C
Promissory Note	Annex D
Form of Registration Rights Agreement	Annex E
Form of Lock-Up Agreement	Annex F
Form of Warrant Amendment	Annex G

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by Sirius Group, constitutes a prospectus of Sirius Group under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to the Sirius Group securities to be issued to Easterly security holders if the Merger is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, with respect to the special meeting of Easterly stockholders, at which Easterly stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, among other matters.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Sirius Group, Easterly and the combined company following the consummation of the Merger. Forward-looking statements are typically identified by words such as "plan," "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "continue," "could," "may," "might," "possible," "potential," "predict," "should," "would" and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of Sirius Group and Easterly, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in "Risk Factors," those discussed and identified in public filings made with the SEC by Easterly and the following:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

  •
  the outcome of any legal proceedings that may be instituted against Sirius Group, Easterly and others following announcement of the Merger Agreement and transactions contemplated therein;

  •
  the inability to complete the Merger, including due to the failure to obtain Easterly stockholder approval or the failure to receive approval to list the Sirius Group common shares on Nasdaq, or any substantial delay in the Merger;

  •
  the risk that the proposed Merger disrupts current plans and operations of Sirius Group or Easterly as a result of the announcement and consummation of the transactions contemplated by the Merger Agreement;

  •
  the ability to recognize the anticipated benefits of the combination of Sirius Group and Easterly;

  •
  costs related to the proposed Merger and Sirius Group's status as a publicly traded company;

  •
  Sirius Group's exposure to unpredictable catastrophic and casualty events and unexpected accumulations of attritional losses;

  •
  increased competition from existing insurers and reinsurers and from alternative capital providers, such as insurance-linked funds and collateralized special purpose insurers;

  •
  decreased demand for Sirius Group's insurance or reinsurance products, consolidation and cyclical changes in the insurance and reinsurance industry;

  •
  the inherent uncertainty of estimating loss and loss adjustment expenses reserves, including asbestos and environmental reserves, and the possibility that such reserves may be inadequate to cover Sirius Group's ultimate liability for losses;

  •
  a decline in Sirius Group's operating subsidiaries' ratings with rating agencies;

  •
  the risk that Sirius Group's reinsurance underwriting is dependent upon the underlying ceding companies' evaluation of risk;

  •
  the risk that managing general underwriters and other agents acting on Sirius Group's behalf may act based on inaccurate or incomplete information regarding the accounts Sirius Group underwrites, or such agents may exceed their authority or commit fraud when binding policies on Sirius Group's behalf;

  •
  the inherent uncertainty of modeling, pricing for, and managing insurance and reinsurance risk, including with respect to catastrophe and attritional losses that may be different than actual losses;

  •
  the risk that Sirius Group may not adequately assess and price for the increased frequency and severity of catastrophes resulting from global climate change;

  •
  the exposure of Sirius Group's investments to interest rate, credit, equity risks and market volatility, which may limit Sirius Group's net income and may affect the adequacy of its capital;

  •
  the effects of volatility in the global economy and capital markets, which may impair Sirius Group's investment portfolio and affect the primary insurance market;

  •
  the impact of various risks associated with transacting business in foreign countries, including foreign currency exchange-rate risk and political risks on investments in, and revenues from, Sirius Group's operations outside the U.S.;

  •
  unexpected volatility or illiquidity associated with Sirius Group's investments;

  •
  Sirius Group's ability to obtain reinsurance and retrocessional protection at reasonable prices or on terms that adequately protect it;

  •
  Sirius Group's lack of profitability in recent periods and the potential volatility in its quarterly results;

  •
  the potential effects on Sirius Group's business of emerging claim and coverage issues;

  •
  Sirius Group's dependence on a small number of brokers and managing general underwriters for a large portion of its revenues;

  •
  Sirius Group's exposure to the credit risk of reinsurance counterparties and intermediaries;

  •
  risks relating to the inability of Sirius Group's operating subsidiaries to declare and pay dividends;

  •
  the possibility that Sirius Group may become subject to additional onerous governmental or regulatory requirements or fail to comply with applicable regulatory requirements;

  •
  uncertainties relating to the Eurozone, including the effects of the United Kingdom's referendum to leave the European Union, and U.S. health care legislation;

  •
  operational risks, including system or human failures or cyber-attacks, which could result in Sirius Group incurring material losses;

  •
  risks associated with potential for loss of services of any one of Sirius Group's key personnel, and the risk that Sirius Group fails to attract or retain the executives and employees necessary to manage its business;

  •
  unforeseen liabilities or asset impairments arising from possible acquisitions and dispositions of businesses or difficulties integrating acquired businesses;

  •
  risks that Sirius Group may require additional capital in the future, which may not be available or may be available only on unfavorable terms;

  •
  risks that Sirius Group's significant deferred tax assets may become materially impaired as a result of insufficient taxable income or a reduction in applicable corporate tax rates or other change in applicable tax law;

  •
  risks relating to changes in regulatory regimes and/or accounting rules, which could result in significant changes to Sirius Group's financial results;

  •
  the seasonality of Sirius Group's insurance and reinsurance business;

  •
  risks relating to Sirius Group's indebtedness;

  •
  the risk that Sirius Group will fail to comply with Nasdaq's continued listing standards;

  •
  the limited liquidity and trading of Sirius Group's securities following the Merger; and

  •
  risks related to Sirius Group's status as a foreign private issuer and controlled company.

        Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Sirius Group and Easterly prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

        All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement/prospectus and attributable to Sirius Group or Easterly or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements included or referred to above. Except to the extent required by applicable law or regulation, Sirius Group and Easterly undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

 FREQUENTLY USED TERMS

        Unless otherwise stated or unless the context otherwise requires, the term "Sirius Group" refers to Sirius International Insurance Group, Ltd., a Bermuda exempted company, and, where the context requires, its consolidated subsidiaries, "Easterly" refers to Easterly Acquisition Corp., a Delaware corporation, and the term "combined company" refer to Sirius Group and Easterly together following the consummation of the Merger.

        In this document:

        "$," "USD" and "U.S. dollar" each refer to the United States dollar.

        "Adjournment Proposal" means a proposal to adjourn the special meeting of Easterly stockholders to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to Easterly's stockholders for vote at such special meeting.

        "Amendment" means the First Amendment to Agreement and Plan of Merger and Sponsor Letter, dated as of August 29, 2018, by and among Sirius Group, Easterly, Merger Sub, CM Bermuda and Sponsor, a copy of which is attached to this proxy statement/prospectus as Annex C.

        "Closing" means the closing of the Merger.

        "CM Bermuda" means CM Bermuda Ltd., a Bermuda holding company, a wholly owned subsidiary of CMIG International and the sole holder of Sirius Group common shares prior to the Merger.

        "CMIG International" means CMIG International Holding Pte. Ltd., a Singapore holding company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Shares Redemption Agreement" means the agreement to be entered into between Sirius Group and CM Bermuda pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group will redeem Sirius Group common shares from CM Bermuda.

        "Companies Act" means the Companies Act 1981 (Bermuda), as amended.

        "Convertible Promissory Note" means the convertible promissory note, dated as of March 17, 2016, made by Easterly in favor of the Sponsor.

        "converted warrants" means the public warrants issued by Easterly to acquire shares of Easterly common stock that are outstanding immediately prior to the closing of the Merger, as converted in the Merger into warrants issued by Sirius Group to acquire Sirius Group common shares. The number of Sirius Group common shares subject to each converted warrant will be equal to the number of shares of Easterly common stock subject to each Easterly warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and such converted warrant will have an exercise price per Sirius Group common share equal to the exercise price per share of Easterly common stock subject to such Easterly warrant immediately prior to the closing of the Merger divided by the Exchange Ratio.

        "DGCL" means the Delaware General Corporation Law, as amended.

        "Easterly's charter" means Easterly's amended and restated certificate of incorporation, as amended.

        "Easterly common stock" means the common stock, par value $0.0001 per share, of Easterly.

        "Easterly special meeting" means the special meeting of stockholders of Easterly that is the subject of this proxy statement/prospectus.

        "Effective Time" means the time at which the Merger is consummated.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Ratio" is the ratio determined pursuant to the Merger Agreement at which Easterly common stock will be converted into Sirius Group common shares and the public warrants will be converted into warrants to purchase Sirius Group common shares.

        "Extension Amendments" mean the amendments to Easterly's charter and the agreement governing the Trust Account to extend the deadline by which Easterly has to complete its initial business combination from June 30, 2018 to November 30, 2018, which were approved at Easterly's special meeting of stockholders held on June 28, 2018.

        "Founder Shares" means the 5,000,000 shares of Easterly common stock (after giving effect to (i) a stock dividend of 0.2 shares for each outstanding share of Easterly common stock on July 29, 2015 and (ii) the forfeiture of 175,000 shares in August 2015) that were issued to the Sponsor prior to the IPO (of which 72,000 Founder Shares were subsequently transferred to Easterly's original independent directors).

        "GAAP" means generally accepted accounting principles in the United States.

        "initial stockholders" means the Sponsor, Easterly's original independent directors and their permitted transferees that hold Founder Shares and Private Placement Warrants.

        "IMGAH" means IMG Acquisition Holdings, LLC, a Delaware limited liability company and the sole holder of Sirius Group Series A redeemable preference shares prior to the Merger.

        "IPO" means Easterly's initial public offering, consummated on August 4, 2015 through the sale of 20,000,000 public units, comprised of one share of Easterly common stock and one-half of one public warrant, at a price of $10.00 per unit.

        "IRS" means the U.S. Internal Revenue Service.

        "Lock-Up Agreements" means the Lock-Up Agreements that the Sponsor and CM Bermuda will each deliver to Sirius Group at the closing of the Merger, the form of which is attached to this proxy statement/prospectus as Annex F.

        "Merger" means the transactions contemplated by the Merger Agreement whereby, among other things, on the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub, a wholly owned subsidiary of Sirius Group, will merge with and into Easterly, (ii) Easterly will become a wholly owned subsidiary of Sirius Group, (iii) Sirius Group will issue its common shares to Easterly's stockholders in exchange for their Easterly common stock, resulting in former Easterly stockholders becoming shareholders of Sirius Group, and (iv) Easterly's public warrants to acquire Easterly common stock will be converted into warrants to acquire Sirius Group common shares.

        "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of June 23, 2018, by and among Sirius Group, Easterly and Merger Sub, a copy of which is attached to this proxy statement/prospectus as Annex A, as amended from time to time, including by the Amendment.

        "Merger Proposal" means the proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

        "Merger Sub" means Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of Sirius Group.

        "Preference Shares Redemption Agreement" means that certain Redemption Agreement, dated as of July 14, 2018, among Sirius Group, IMGAH and Sirius Acquisitions Holding Company II.

        "Private Placement Warrants" means the 6,750,000 private placement warrants issued to the Sponsor, at a price of $1.00 per warrant, in a private placement that occurred simultaneously with the completion of the IPO.

        "Promissory Note" means the promissory note, dated June 23, 2018, made by Easterly in favor of Sirius Group pursuant to which Sirius Group has agreed to loan Easterly $0.03 per month for every public share of Easterly common stock outstanding as of June 30, 2018, until the earlier of the consummation of the Merger and November 30, 2018, the form of which is attached to this proxy statement/prospectus as Annex D.

        "public shares" means shares of Easterly common stock issued in the IPO.

        "public warrants" means the warrants issued in the IPO, each of which is exercisable for one share of Easterly common stock, in accordance with its terms.

        "Registration Rights Agreement" means the Registration Rights Agreement that Sirius Group will enter into with the Sponsor and CM Bermuda at the closing of the Merger, the form of which is attached to this proxy statement/prospectus as Annex E.

        "SAP" means the statutory accounting principles prescribed or permitted by an applicable insurance regulator, including, if applicable, International Financial Reporting Standards.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Sirius Group common shares" means the common shares, par value $0.01 per share, of Sirius Group.

        "Sirius Group Private Placement" means the private placement of Sirius Group common shares, Sirius Group Series B preference shares and warrants to purchase Sirius Group common shares that Sirius Group expects to complete in connection with the closing of the Merger.

        "Sirius Group Private Placement Investors" means the investors purchasing Sirius Group securities in the Sirius Group Private Placement.

        "Sirius Group Series A redeemable preference shares" means the Series A redeemable preference shares, par value $0.01 per share, of Sirius Group.

        "Sirius Group Series B preference shares" means the Series B preference shares, par value $0.01 per share, of Sirius Group.

        "Sponsor" means Easterly Acquisition Sponsor, LLC, a Delaware limited liability company.

        "Sponsor Letter" means the letter agreement, dated as of June 23, 2018, among Easterly, the Sponsor and Sirius Group, a copy of which is attached to this proxy statement/prospectus as Annex B, as amended by the Amendment.

        "Transaction" means the transactions contemplated by the Merger Agreement.

        "Trust Account" means the segregated trust account located in the United States with Continental Stock Transfer & Trust Company acting as trustee into which the proceeds of the IPO and the sale of the Private Placement Warrants were placed at the closing of the IPO.

        "Warrant Amendment" means the Assignment, Assumption and Amendment Agreement that Sirius Group will enter into with Easterly and Continental Stock Transfer & Trust Company at the closing of the Merger, the form of which is attached to this proxy statement/prospectus as Annex G.

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE SPECIAL MEETING AND RELATED MATTERS

        The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Easterly special meeting, including with respect to the proposed Merger. The following questions and answers do not include all the information that is important to Easterly stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein. See the section entitled "Where You Can Find More Information" beginning on page 356. The following questions and answers do not include all the information that may be important to you as an Easterly stockholder.

About the Merger

Q:
Why am I receiving this proxy statement/prospectus?

A:
Sirius Group, Easterly and Merger Sub entered into a Merger Agreement on June 23, 2018, providing for a Merger of Easterly and Sirius Group, whereby Merger Sub will be merged with and into Easterly, with Easterly surviving the merger as a wholly owned subsidiary of Sirius Group. Easterly common stock will be exchanged for Sirius Group common shares and the public warrants will become warrants to acquire Sirius Group common shares. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. Easterly's stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

  This proxy statement/prospectus and its Annexes contain important information about the proposed Merger and the other matters to be acted upon at the Easterly special meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Q:
What will happen in the Merger?

A:
Pursuant to the Merger, among other things:

•
Merger Sub will merge with and into Easterly, with Easterly surviving the Merger as a wholly owned subsidiary of Sirius Group.

•
Upon the effectiveness of the Merger, all shares of Easterly common stock (other than (i) shares of Easterly common stock with respect to which an Easterly stockholder has validly exercised its redemption rights, and that will be redeemed as provided for by Easterly's charter, (ii) shares of Easterly common stock held by Easterly as treasury stock or owned by Easterly, Sirius Group, Merger Sub, or any wholly owned subsidiary of Easterly or Sirius Group, which will be cancelled for no consideration and (iii) shares of Easterly common stock held by the Sponsor that will be cancelled pursuant to the Sponsor Letter) will be converted into Sirius Group common shares at the Exchange Ratio.

•
Each issued and outstanding public warrant to acquire shares of Easterly common stock will cease to represent a right to acquire shares of Easterly common stock and will be converted into a converted warrant. The number of Sirius Group common shares subject to each converted warrant will be equal to the number of shares of Easterly common stock subject to each Easterly warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and such converted warrant will have an exercise price per Sirius Group common share equal to the exercise price per share of Easterly common stock subject to such Easterly warrant immediately prior to the closing of the Merger divided by the Exchange Ratio.

Q:
Following the Merger, will Easterly's securities continue to trade on a stock exchange?

A:
No, Easterly's units, common stock and warrants will no longer be listed on the Nasdaq Capital Market. Prior to the closing, Easterly's units, which currently are traded under the symbol "EACQU," will separate into their components of one share of Easterly common stock and one half of a warrant to purchase one share of Easterly common stock, which will be exchanged for Sirius Group common shares and become the converted warrants, respectively.

Q:
Following the Merger, will Sirius Group's securities trade on a stock exchange?

A:
Sirius Group has applied to list the Sirius Group common shares and converted warrants on the Nasdaq Stock Market under the symbols "SG" and "[        ]," respectively, effective as of the closing of the Merger. The listing of the Sirius Group common shares on the Nasdaq Stock Market, subject to official notice of issuance, is a condition to the completion of the transactions contemplated by the Merger Agreement. This listing condition may be waived by Sirius Group and Easterly.

Q:
What happens to the capital stock of Easterly in the Merger?

A:
There currently are 19,208,407 shares of Easterly common stock issued and outstanding, consisting of:

•
14,208,407 shares held by public stockholders; and

•
5,000,000 Founder Shares held by the Sponsor and Easterly's original independent directors.

  Upon the closing of the Merger, all shares of Easterly common stock (other than (i) shares of Easterly common stock with respect to which an Easterly stockholder has validly exercised its redemption rights, and that will be redeemed as provided for by Easterly's charter, (ii) shares of Easterly common stock held by Easterly as treasury stock or owned by Easterly, Sirius Group or Merger Sub or any wholly owned subsidiary of Easterly or Sirius Group, which will be cancelled for no consideration, and (iii) shares of Easterly common stock held by the Sponsor that will be cancelled pursuant to the Sponsor Letter) will be converted into Sirius Group common shares at the Exchange Ratio.

  The Exchange Ratio will be determined prior to the closing of the Merger and will be equal to a fraction determined by dividing (i) the estimated amount of cash per public share of Easterly common stock in the Trust Account immediately prior to the closing of the Merger by (ii) (x) 1.05 multiplied by (y) the Sirius Group September 30 Adjusted DBVPS. The Sirius Group September 30 Adjusted DBVPS is calculated by dividing (i) the book value of Sirius Group determined based on GAAP on a consolidated basis, based on the final, Sirius Group board of directors approved, unaudited GAAP consolidated financial statements of Sirius Group for the nine months ended September 30, 2018, decreased by the $7 million deferred underwriting fee payable by Easterly to Citigroup Global Markets Inc. as underwriter of the IPO, and as adjusted by the GAAP accounting effect of the redemption of the Sirius Group Series A redeemable preference shares by (ii) the sum of (x) the fully diluted number of Sirius Group common shares issued and outstanding as of September 30, 2018 and (y) 593,000 Sirius Group common shares. If an estimate of the Sirius Group September 30 Adjusted DBVPS is used to determine the Exchange Ratio at the closing of the Merger, then the Merger Agreement provides for a post-closing adjustment if such estimate is different than the actual Sirius Group September 30 Adjusted DBVPS as finally determined after the closing of the Merger. Such adjustment will result in either (x) the issuance of new Sirius Group common shares or a payment of cash by Sirius Group to CM Bermuda, if the Exchange Ratio is greater than it would have been using the actual Sirius Group September 30 Adjusted DBVPS or (y) the surrender to Sirius Group of Sirius Group common shares owned by CM Bermuda or a payment of cash to Sirius Group from CM Bermuda if the Exchange Ratio is less than it would have been using the actual Sirius Group September 30 Adjusted DBVPS.

  Pursuant to the Sponsor Letter, the Sponsor will surrender and Easterly will cancel for no consideration between 3,328,000 and 4,528,000 (or such higher number of shares based on the adjustment described below) shares of Easterly common stock owned by the Sponsor, which amount will be determined at the Effective Time as follows: The base number of 3,928,000 canceled shares will be (i) decreased by 0.50 of a share of Easterly common stock for every $100 that the sum of (x) cash in the Trust Account at the closing of the Merger plus (y) the proceeds of any private placement of Sirius Group common shares (or securities convertible into Sirius Group common shares) in connection with the Merger (the sum of (x) and (y), the "Amount Raised") is greater than $120 million (provided, that if the Amount Raised is greater than or equal to $150 million, then, solely with respect to any portion of the Amount Raised that is funded from certain designated investors in such private placement, the number of canceled shares will be decreased by 0.25 (in lieu of 0.50) of a share of Easterly common stock for every $100 of the Reduced Rate Amount (as defined below)) or (ii) increased by 0.50 of a share of Easterly common stock for every $100 that the Amount Raised is less than $120 million. Notwithstanding the foregoing, the minimum number of canceled shares will be 3,328,000 and the maximum number of canceled shares will be 4,528,000, except that the Sponsor also agreed to surrender additional shares (which could result in more than 4,528,000 shares surrendered) in certain circumstances if the amount per share equal to (x) 1.05 multiplied by (y) the Sirius Group September 30 Adjusted DBVPS used in the calculation of the Exchange Ratio, as adjusted for the value of the warrants issued in the Sirius Group Private Placement, is less than $17.39. If the proceeds raised from the Sirius Group Private Placement Investors is less than $213 million (other than as a result of an investor failing to fund its obligations in breach of its subscription agreement at a time when Sirius Group is not then in material breach of any of its representations, warranties, covenants or agreements set forth in such subscription agreement at the time of such investor's breach of such subscription agreement), the proceeds of the Sirius Group Private Placement will be deemed to be $213 million for purposes of calculating the Amount Raised. The "Reduced Rate Amount" means the lesser of (a) the Amount Raised minus $150 million and (b) the Amount Raised that is funded from certain designated investors in such private placement.

  In addition, there currently are 16,750,000 warrants for Easterly common stock outstanding, consisting of:

  •
  10,000,000 public warrants; and

  •
  6,750,000 Private Placement Warrants held by the Sponsor.

  Pursuant to the Sponsor Letter, the Sponsor has agreed to cancel the 6,750,000 Private Placement Warrants at the closing of the Merger. Pursuant to the Merger Agreement, each issued and outstanding public warrant stock will cease to represent a right to acquire shares of Easterly common stock and will be converted into a converted warrant. The number of Sirius Group common shares subject to converted warrants will be equal to the number of shares of Easterly common stock subject to each Easterly warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and such converted warrant will have an exercise price per Sirius Group common share equal to the exercise price per share of Easterly common stock subject to such Easterly warrant immediately prior to the closing of the Merger divided by the Exchange Ratio.

  The converted warrants become exercisable 30 days after the completion of Merger and expire at 5:00 p.m. New York City time, five years after the completion of the Merger or earlier upon redemption or liquidation. Once the warrants become exercisable, Sirius Group may redeem the issued and outstanding warrants in whole and not in part at a price of $0.01 per warrant, if the last sale price of Sirius Group common shares for any 20 trading days within a 30-trading day period equals or exceeds the price determined by dividing $18.00 by the Exchange Ratio. There will be a substantial number of converted warrants to purchase Sirius Group common shares issued and outstanding after the closing of the Merger. To the extent such converted warrants are exercised, additional Sirius Group common will be issued, which will result in dilution to the holders of Sirius Group common shares and increase the number of shares eligible for resale in the public market. Easterly public stockholders will be diluted by these issuances unless they elect to redeem their shares in connection with the Merger. Sales of substantial numbers of such shares in the public market or the fact that such converted warrants may be exercised could adversely impact the market price of Sirius Group common shares and the converted warrants.

Q:
What is the value of the Merger consideration to be received by Easterly stockholders?

A:
Based on a per share value equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, which is estimated as of October 8, 2018 to be $17.22, the aggregate value of the Merger consideration to be received by the Easterly stockholders (including the Sponsor) in respect of their shares of Easterly common stock pursuant to the Merger Agreement is estimated to be $165.5 million. Easterly has not obtained an opinion from an independent financial advisor in connection with the Merger and, consequently, there is no assurance from an independent source that the price Sirius Group is paying for Easterly is fair to Easterly's stockholders from a financial point of view.

Q:
How was the estimate of Sirius Group September 30 Adjusted DBVPS determined?

A:
Late in the third quarter of 2018, there were numerous natural disasters around the world, including Typhoon Jebi in Japan, the Kerala Flood in India, Typhoons Mangkhut and Trami in Southeastern Asia, a tsunami in Indonesia, and Hurricane Florence in the eastern United States. Sirius Group has exposure to losses resulting from these and other natural disasters. Potential losses from these events take time to assess. Preliminary loss estimates are initially established based upon client information, catastrophe models, market loss data and underwriter judgement. Updated loss advices from clients are received over time as the losses develop.

  Sirius Group is in the process of evaluating available preliminary information in order to record an estimate of losses, including from these events, at September 30, 2018. It is currently estimated that the third quarter losses will likely be higher than previously estimated. Based upon this loss and other information available as of October 8, 2018, in accordance with the Merger Agreement, Sirius Group delivered to Easterly its good faith estimate of 1.05 multiplied by the Sirius Group September 30 Adjusted DBVPS, equal to $17.22, which is subject to adjustment post-closing, as more fully described herein.

  Based on an estimate, as of October 8, 2018, of the Sirius Group September 30 Adjusted DBVPS and funds in the Trust Account as of September 30, 2018, the Exchange Ratio would be equal to 0.607. Investors are cautioned that 0.607 is only an estimate of the Exchange Ratio, has not been agreed as the final Exchange Ratio for purposes of the Merger Agreement, and is subject to change prior to the closing of the Merger.

Q:
How will the Merger impact the Sirius Group shares issued and outstanding after the Merger?

A:
Based on the number of shares of Easterly common stock and Easterly warrants outstanding on September 30, 2018, Sirius Group expects to issue or reserve for issuance to Easterly public stockholders approximately 8.6 million common shares pursuant to the Merger Agreement (excluding 6.1 million Sirius Group common shares issuable upon exercise of the converted warrants). Sirius Group also expects to issue approximately 1.0 million common shares to the Sponsor, resulting in a total of approximately 9.6 million Sirius Group common shares issued in exchange for outstanding shares of Easterly common stock pursuant to the Merger Agreement. Upon the closing of the Merger, Sirius Group's existing controlling shareholder, CM Bermuda, is expected to own approximately 83.2% of Sirius Group, the Sirius Group Private Placement Investors are expected to own approximately 9.2% of Sirius Group, Easterly's public stockholders (excluding Warrant holders) are expected to own approximately 6.8% of Sirius Group and the Sponsor and Easterly's directors and executive officers are expected to own approximately 0.8% of Sirius Group. The foregoing amounts assume that (i) the Exchange Ratio is equal to 0.607, (ii) no Easterly stockholders exercise their redemption rights in connection with the Merger Proposal, (iii) the Sponsor and Easterly's original independent directors retain 1.0 million shares of Easterly common stock after giving effect to the transactions contemplated by the Sponsor Letter, (iv) Sirius Group issues 11.7 million common shares and Series B preference shares convertible into common shares in connection with the Sirius Group Private Placement (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan) (v) Sirius Group redeems 14.5 million common shares from CM Bermuda for approximately $250 million pursuant to the redemption transaction described herein and (vi) all of the issued and outstanding Sirius Group Series A redeemable preference shares are redeemed for $95 million in cash prior to the closing of the Merger. Further, such percentages do not take into account (x) the issuance of any Sirius Group common shares upon the exercise of the converted warrants that may remain issued and outstanding following the Merger or that are issued pursuant to the Sirius Group Private Placement or (y) the issuance of up to 14.1 million Sirius Group common shares reserved for issuance pursuant to Sirius Group's Long Term Incentive Plan and 2018 Omnibus Incentive Plan. If the facts differ from these assumptions, Easterly's stockholders may experience dilution of their ownership interest unless they elect to have their shares of Easterly common stock redeemed in connection with the Merger Proposal. See the section entitled "Proposal No. 1—The Merger Proposal—The Merger Agreement—Merger Consideration" beginning on page 90 and "Security Ownership of Certain Beneficial Owners and Management" beginning on page 347 for further information.

Q:
How has the announcement of the Merger affected the trading price of the Easterly common stock and the public warrants?

A:
On June 22, 2018, the last trading date immediately prior to the announcement of the Merger, the closing trading prices of a share of Easterly common stock and a public warrant on the Nasdaq Capital Market were $10.30 and $0.32, respectively. On [                    ], 2018, the date immediately prior to the date of this proxy statement/prospectus, the closing trading prices of a share of Easterly common stock and a public warrant on the Nasdaq Capital Market were $[            ] and $[            ], respectively.

Q:
What is the nature of Sirius Group's business and operations?

A:
Sirius Group is a Bermuda exempted company whose principal businesses are conducted through its insurance and reinsurance subsidiaries and other affiliates. Sirius Group's subsidiaries, including Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda"), Sirius International Insurance Corporation ("Sirius International"), Sirius America Insurance Company ("Sirius America") and Lloyd's Syndicate 1945 ("Syndicate 1945"), provide insurance, reinsurance and insurance services on a worldwide basis. Sirius Group writes treaty and facultative reinsurance, as well as primary insurance business. The majority of Sirius Group's treaty reinsurance premiums are derived from proportional and excess of loss reinsurance contracts, which in 2017 amounted to 44% and 30%, respectively, of its total net written premiums, while primary business represented 26% of total net written premiums. For more information about Sirius Group, see the sections entitled "Information

  About Sirius Group," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sirius Group" and "Management of Sirius Group" beginning on pages 157, 201 and 279, respectively.

Q:
What revenue and net income has Sirius Group generated in 2017, 2016 and 2015?

A:
For the years ended December 31, 2017, 2016 and 2015, Sirius Group had total revenues approximately $1,134 million, $995 million and $1,107 million, respectively, with net (loss) income of $(156) million, $33 million and $291 million, respectively. Basic (loss) earnings per share for the years ended December 31, 2017, 2016 and 2015 was $(1.30), $0.27 and $2.43, respectively. See "Selected Consolidated Historical Financial Data of Sirius Group" beginning on page 130 and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sirius Group" beginning on page 201 for additional information.

Q:
Who will manage the combined company following the Merger?

A:
It is anticipated that the current executive officers of Sirius Group will manage the combined company upon the completion of the Merger. Additionally, it is anticipated that the board of directors of the combined company will be comprised of the current members of the board of directors of Sirius Group, and additional independent directors to be identified by Sirius Group. See the section entitled "Management of Sirius Group" beginning on page 279 for further information.

Q:
Is the Merger the first step in a "going-private" transaction?

A:
Easterly does not intend for the Merger to be the first step in a "going-private" transaction. One of the primary purposes of the Merger is to provide a platform for Sirius Group to access the U.S. public markets.

Q:
What conditions must be satisfied to complete the Merger?

A:
There are a number of closing conditions in the Merger Agreement, including, but not limited to, the following:

•
holders of at least a majority of the outstanding shares of Easterly common stock must approve and adopt the Merger Agreement;

•
the Sirius Group common shares issuable pursuant to the Merger Agreement and upon exercise of the converted warrants must be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

•
there must not be in effect any order by a governmental entity of competent jurisdiction which prohibits, restrains or makes illegal the consummation of the transactions contemplated by the Merger Agreement;

•
Sirius Group's Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

•
there must not have been any event or circumstance which resulted or that would reasonably be expected to result in a material adverse effect of Sirius Group or Easterly that is continuing.

  In addition, under Easterly's charter, Easterly may not redeem or repurchase Easterly common stock to the extent that such redemption would result in Easterly's failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of approximately $5 million.

  For a summary of all of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled "Proposal No. 1—The Merger Proposal—The Merger Agreement" beginning on page 90.

Q:
What interests do Easterly's directors and executive officers have in the Merger that could conflict with a public stockholder?

A:
Easterly's directors and executive officers may have interests in the Merger that are different from, in addition to or in conflict with, yours. These interests include:

•
the 400,000 to 1.6 million total Founder Shares that the Sponsor (or its members) will hold immediately prior to the Merger, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

•
the 24,000 Founder Shares that one of Easterly's independent directors holds as of September 30, 2018, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

•
if Easterly is unable to complete a business combination within the required time period, the Convertible Promissory Note issued to the Sponsor, in the amount of $895,000 at September 30, 2018 plus accrued interest, will not be repaid and all amounts owed thereunder will be forgiven except to the extent that Easterly has funds available to it outside of the Trust Account to repay such amounts;

•
if Easterly is unable to complete a business combination within the required time period, Easterly's Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under Easterly's indemnity of the underwriters; and

•
the continued indemnification of current directors and officers of Easterly and the continuation of directors' and officers' liability insurance after the Merger.

  Further, each of Easterly's directors, directly or indirectly, holds Founder Shares that are not subject to redemption and certain of Easterly's directors indirectly hold Private Placement Warrants that would retire worthless if a business combination is not consummated. As a result, Easterly's directors have a financial incentive to see a business combination consummated rather than lose whatever value is attributable to the Founder Shares and Private Placement Warrants. These interests may influence Easterly's directors in making their recommendation that you vote in favor of the Merger Proposal, and the transactions contemplated thereby.

Q:
What interests do Sirius Group's directors and executive officers have in the Merger?

A:
Sirius Group's directors and executive officers may have interests in the Merger that are different from, in addition to or in conflict with, yours. These interests include:

•
the directors and executive officers of Sirius Group will continue to be the directors and executive officers of the combined company;

•
in connection with the Merger, each executive officer of Sirius Group will receive a performance share unit award granted under the 2018 Omnibus Incentive Plan, with the target number of performance share units equal to a specified dollar value divided by the per share value of Sirius Group common shares at the closing of the Merger. The performance share unit awards have been allocated to the executive officers as follows, based on the grant date value of the award at target levels of performance: Mr. Waters—$2,600,000; each of Mr. Boxer, Ms. Cramér Manhem and Mr. Oberting—$1,800,000; and Mr. Davis—$700,000. The performance share unit awards will be subject to vesting conditions and a commitment by the executive officer to purchase Sirius Group common shares having a value equal to the target award granted to the executive officer;

  •
  in connection with the Merger, Sirius Group has implemented an Employee Share Purchase Plan, which provides all employees of Sirius Group with a one-time opportunity to purchase between 100 and 1,000 Sirius Group common shares at a price equal to 85% of market value for the first 100 shares and 100% of market value for the next 900 shares. For this purpose, the market value of the Sirius Group common shares will be equal to 1.05 times the Sirius Group September 30 Adjusted DBVPS. Employees have the option of paying for the shares upfront or, in the case of employees who are not executive officers, through a loan that is repaid over a two-year period through payroll deductions. As of October 8, 2018, over 400 employees have committed to purchase an aggregate of approximately 146,000 Sirius Group common shares under the Employee Share Purchase Plan prior to the consummation of the Merger;

  •
  in connection with the Merger, the Compensation Committee amended the Sirius Group 2016 Long Term Incentive Plan (the "2016 LTIP") to provide for continued vesting of outstanding awards in the event of a termination of employment by Sirius Group without cause or by the executive officer due to good reason outside of the 24-month change in control period already provided for under the 2016 LTIP. In these qualifying terminations of employment events, each of our other named executive officers will continue to vest in outstanding awards for 12 months following a termination of employment. The ability to receive payments during these vesting continuation periods will be subject to actual performance; and

  •
  in connection with the Merger, Sirius Group adopted the Sirius Group Severance and Change in Control Plan (the "Executive Severance Plan"), which provides executive officers with severance and post-employment benefits in the event of (i) an involuntary termination without cause or (ii) a resignation by the executive officer for good reason. For these qualifying terminations of employment prior to a change in control, our named executive officers will receive severance benefits equal to one times base salary, any earned but unpaid bonus for the year prior to termination, a pro-rata bonus for the year of termination, based on actual performance, and medical continuation benefits for 12 months. In the event of a qualifying termination of employment following a change in control, the severance benefits are the same, except the severance pay is increased to two times base salary for the named executive officers, the medical continuation period is increased to two years for the named executive officers, and the prorated bonus for the year of the termination will be paid at the target level of performance. Additionally, the Executive Severance Plan provides that in the event of a qualifying termination within 24 months following a change in control, all outstanding equity compensation awards will become fully vested, with the attainment or deemed attainment of any applicable performance conditions determined under the terms of the applicable equity compensation plan or award agreements. In order to be eligible to receive severance payments, pursuant to the Executive Severance Plan, the executive officer must execute a release in Sirius Group's favor. The Executive Severance Plan provides that, to the extent that Mr. Waters' or Ms. Cramér Manhem's employment agreements provide additional severance protections, they will continue to receive the employment agreement severance protections, to the extent they do not result in duplicative benefits under the Executive Severance Plan.

Q:
What happens to Easterly if the Merger is not consummated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled "Proposal No. 1—The Merger Proposal—The Merger Agreement" beginning on page 90 for information regarding the parties' specific termination rights.

  If, as a result of the termination of the Merger Agreement or otherwise, Easterly is unable to complete the Merger or another business combination transaction by November 30, 2018, Easterly's charter provides that Easterly will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Easterly to pay its franchise and income taxes (which interest will be net of taxes payable and reduced by up to $100,000 to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Easterly's remaining stockholders and Easterly's board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled "Risk Factors—If Easterly is unable to effect a business combination by November 30, 2018, Easterly will be forced to liquidate and the public warrants will expire worthless" on page 75 and "—If Easterly is forced to liquidate, its stockholders may be held liable for claims by third parties against Easterly to the extent of distributions received by them" beginning on page 75. Holders of the Founder Shares have waived any right to any liquidation distribution with respect to those shares.

  In the event of liquidation, there will be no distribution with respect to Easterly's outstanding pubic warrants. Accordingly, the public warrants will expire worthless.

Q:
What happens to the funds held in the Trust Account upon consummation of the Merger?

A:
If the Merger is consummated, the funds held in the Trust Account will be released to (i) the surviving company for general corporate purposes, including making loans or contributing cash to other affiliates for working capital, organic growth and future potential acquisitions, (ii) pay unpaid franchise and income taxes of Easterly, (iii) Easterly stockholders who properly exercise their redemption rights, and (iv) pay up to $2 million of Easterly's liabilities, fees, costs and expenses and the $7 million deferred underwriting fee. The deferred underwriting fee will not change as a result of the amount of redemptions of Easterly common stock, and will not reduce the per-share amount that Easterly will distribute to stockholders who properly redeem their shares. The deferred underwriting fee will not be paid in the event that the Merger is not completed. See the section entitled "Use of Proceeds" on page 129.

  Following the consummation of the Merger, the combined company will be entitled to use the funds in the Trust Account. Other than the foregoing uses, the combined company does not have specific plans for any funds remaining from the Trust Account and will have broad discretion regarding how to use the funds that remain. These funds could be used in a manner with which you may not agree or applied in ways that do not improve the combined company's results of operations or increase the value of your investment.

Q:
When is the Merger expected to be completed?

A:
It is currently anticipated that the Merger will be consummated promptly following the Easterly special meeting of stockholders, provided that all other conditions to the consummation of the

  Merger have been satisfied or waived. For a description of the conditions to the completion of the Merger, see the section entitled "The Merger Agreement—Conditions to Closing of the Merger" beginning on page 94.

Q:
Do Easterly stockholders have appraisal rights if they object to the proposed Merger?

A:
No. There are no appraisal rights available to holders of Easterly common stock in connection with the Merger.

About the Redemption Rights of Easterly Public Stockholders

Q:
Do I have redemption rights?

A:
If you are a holder of Easterly public shares, you may have your public shares redeemed for cash equal to your pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Merger, including interest earned on the funds held in the Trust Account and not previously released to Easterly to pay its franchise and income taxes, upon the consummation of the Merger. You may have your Easterly public shares redeemed whether or not you are a holder of Easterly common stock as of the record date for the Easterly special meeting. For illustrative purposes, based on funds in the Trust Account of approximately $148.5 million on September 30, 2018, the estimated per share redemption price would have been approximately $10.45. This is slightly more than the $10.00 initial public offering price of Easterly's units. Additionally, shares properly tendered for redemption will only be redeemed if the Merger is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Easterly to pay franchise and income taxes (which interest will be net of taxes payable and reduced by up to $100,000 to pay dissolution expenses) in connection with the liquidation of the Trust Account.

Q:
Can the Sponsor or the Easterly independent directors redeem their Easterly common stock?

A:
All of the holders of Founder Shares, which includes the Sponsor and Easterly's original independent directors, have agreed to waive their redemption rights with respect to their Founder Shares and have agreed to waive their redemption rights with respect to any public shares that they may have acquired during or after the IPO in connection with the completion of the Merger. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:
Is there a limit on the number of shares I may redeem?

A:
A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a "group" (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares of Easterly common stock. Accordingly, all shares in excess of 15% owned by a holder will not be redeemed for cash. On the other hand, a public stockholder who holds less than 15% of the public shares of common stock may redeem all of the public shares held by him, her or it for cash.

Q:
How will the level of redemptions affect the Merger?

A:
The fraction of a Sirius Group common share issuable for each share of Easterly common stock will not be impacted by the level of redemptions.

Q:
How will the level of redemptions affect the combined company?

A:
The number of redemptions requested by Easterly stockholders would affect the amount of cash from the Trust Account available for general corporate purposes following the Merger. Each redemption of public shares by Easterly's public stockholders will decrease the amount in the Trust Account, which was approximately $148.5 million as of September 30, 2018. There is no specified maximum redemption threshold under Easterly's charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In addition, the number of redemptions requested by Easterly stockholders may result in a less liquid trading market for the combined company's common shares, fewer shareholders and the potential inability to meet Nasdaq's listing standards.

Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your shares of Easterly common stock for or against the Merger Proposal. As a result, the Merger Proposal can be approved by stockholders who will redeem their shares and no longer remain stockholders. You may exercise your redemption rights whether or not you are a holder of Easterly common stock as of the record date for the Easterly special meeting.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on [                        ], 2018 (two business days before the Easterly special meeting), (i) if you hold Easterly units, elect to separate your Easterly units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to your public shares, (ii) submit a written request to Easterly's transfer agent that it redeem your public shares for cash, and (iii) deliver your stock to Easterly's transfer agent physically or electronically through The Depository Trust Company ("DTC"), in each case in accordance with the procedures described in this proxy statement/prospectus. The address of Continental Stock Transfer & Trust Company, Easterly's transfer agent, is listed under the question "Who can help answer my questions?" below. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Easterly's consent, until the vote is taken with respect to the Merger. If you delivered your shares for redemption to Easterly's transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Easterly's transfer agent return the shares (physically or electronically). You may make such request by contacting Easterly's transfer agent at the phone number or address listed under "Who can help answer my questions?" below.

Q:
What are the U.S. federal income tax consequences as a result of the Merger?

  Sirius Group and Easterly intend to report the Merger as a tax-deferred "reorganization" for United States federal income tax purposes within the meaning of Section 368 of the Code. Assuming such treatment is respected, holders of Easterly common stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their Easterly common stock for Sirius Group common shares (except with respect to cash received in lieu of fractional shares). Neither Sirius Group nor Easterly intends to request any ruling or other guidance from the IRS on the United States federal income tax treatment of the Merger and no assurance can be given that the IRS would not challenge such treatment. The qualification of the Merger as a tax-deferred reorganization is not a condition to closing and the Merger Agreement does not include any covenant requiring Sirius Group to ensure that the Merger qualifies as a tax-deferred reorganization.

  In connection with the registration statement of which this proxy statement/prospectus forms a part, Sirius Group has received an opinion of counsel that subject to certain representations, qualifications and assumptions it is more likely than not that the Merger will qualify as a "reorganization" within the meaning of section 368 of the Code. This opinion is subject to assumptions related to future events (described in more detail under "Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of the Merger to Holders of Easterly Common Stock or Easterly Warrants—Treatment of the Merger") because the qualification of the Merger as a reorganization depends on meeting certain technical requirements that cannot be determined at this time, and no assurance can be given that such assumptions will in fact be correct. More specifically, the treatment of the Merger as a reorganization would depend on whether sufficient stockholders of Easterly exchange their Easterly common stock for common shares of Sirius Group rather than redeem it for cash. If a significant number of stockholders decide to redeem their Easterly common stock, Easterly may not meet the "continuity of business enterprise" requirement necessary to qualify as a reorganization under Sections 368(a)(1)(B) and 368(a)(2)(E) of the Code and would not meet the requirement that it retain "substantially all" of its assets to qualify as a reorganization under Section 368(a)(2)(E) of the Code. Additionally, absent direct guidance, it is unclear whether certain transactions would result in the stockholders being treated as having received "boot" in the Merger, thereby denying the treatment of the Merger as a reorganization under Section 368(a)(1)(B) of the Code. These transactions include the post-closing adjustments reflecting the Exchange Ratio and the Promissory Note dated June 23, 2018, made by Easterly in favor of Sirius Group pursuant to which Sirius Group has agreed to lend Easterly $0.03 per month for every public share of Easterly common stock outstanding as of June 30, 2018, which loan is immediately payable back to Sirius Group if the Merger closes. While none of these transactions results in any former stockholder of Easterly receiving any cash or other property (other than common shares of Sirius Group) in the Merger in return for their Easterly common stock, no assurance can be given that the IRS would not challenge this treatment. Additionally, no assurance can be given that the IRS would not recharacterize the repurchase of Sirius Group stock held by CM Bermuda in an amount equal to the value of the Easterly Trust Account as a distribution by Easterly to Sirius Group notwithstanding that Sirius Group intends to use other sources of cash for such repurchase. If the transaction was so recharacterized, Easterly would neither meet the continuity of business enterprise requirement nor the "substantially all" requirement described above.

  If the IRS were to successfully challenge the tax-deferred reorganization treatment of the Merger, United States holders of Easterly common stock would recognize taxable gain or loss on the exchange of their Easterly common stock for common shares of Sirius Group in the Merger.

  You are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Merger to you. See the section entitled "Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of the Merger to Holders of Easterly Common Stock or Easterly Warrants—Treatment of the Merger" on page 120.

Q:
What are the U.S. federal income tax considerations of exercising my redemption rights?

A:
Easterly stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their shares of Easterly common stock generally will be required to treat the transaction as either a sale of such shares or a distribution with respect to such holder's shares of Easterly common stock. See the section entitled "Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of Redeeming Easterly Common Stock" beginning on page 123.

Q:
If I am an Easterly warrant holder, can I exercise redemption rights with respect to my warrants?

A:
No. There are no redemption rights with respect to Easterly's warrants.

About the Easterly Special Meeting

Q:
What is being voted on at the Easterly special meeting?

A:
Below are the proposals on which Easterly's stockholders are being asked to consider and vote upon at the Easterly special meeting.

1.
Proposal No. 1—The Merger Proposal—To approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and

2.
Proposal No. 2—The Adjournment Proposal—To approve the adjournment of the Easterly special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that, based upon the tabulated vote at the time of the Easterly special meeting, there are not sufficient votes to approve one or more proposals presented to Easterly's stockholders for vote at such special meeting. This proposal will only be presented at the Easterly special meeting if there are not sufficient votes to approve the one or more proposals presented to Easterly's stockholders for vote at such special meeting.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:
Are the Merger Proposal and the Adjournment Proposal conditioned on each other?

A:
No. The Merger Proposal is not conditioned on the approval of the Adjournment Proposal and the Adjournment Proposal is not conditioned on the approval of the Merger Proposal.

Q:
What happens to Easterly if Easterly stockholders do not approve the Merger Proposal?

A:
If Easterly stockholders do not approve the Merger Proposal, then Easterly cannot consummate the Merger. If Easterly does not consummate the Merger and fails to complete an initial Merger by November 30, 2018, Easterly will be required to dissolve and liquidate the Trust Account.

Q:
Why is Easterly providing its stockholders with the opportunity to vote on the Merger Proposal?

A:
The Merger Proposal provides for the approval and adoption by Easterly stockholders of the Merger Agreement and the Merger. Easterly's charter requires that it provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of its initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, Easterly has elected to provide Easterly stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. As a result, Easterly public stockholders will have the opportunity to redeem their public shares in connection with the closing of the Merger.

Q:
What happens if I sell my shares of Easterly common stock before the Easterly special meeting of stockholders?

A:
The record date for the Easterly special meeting of stockholders will be earlier than the date of the special meeting. If you transfer your shares of Easterly common stock after the record date, but before the Easterly special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Easterly special meeting of stockholders.

Q:
What vote is required to approve the proposals presented at the Easterly special meeting of stockholders?

A:
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Easterly common stock. Accordingly, an Easterly stockholder's failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote "AGAINST" the Merger Proposal. The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Easterly common stock that are voted on such proposal at the Easterly special meeting of stockholders. Accordingly, an Easterly stockholder's failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders or an abstention from voting will have no effect on the outcome of any vote on the Adjournment Proposals. A broker non-vote will have no effect on the Adjournment Proposal.

Q:
How many votes do I have at the Easterly special meeting of stockholders?

A:
For each proposal, Easterly's stockholders are entitled to one vote at the Easterly special meeting for each share of Easterly common stock held of record as of the record date. As of the close of business on the record date, there were 19,208,407 outstanding shares of Easterly common stock.

Q:
What constitutes a quorum at the Easterly special meeting of stockholders?

A:
Holders of a majority in voting power of Easterly's common stock issued and outstanding and entitled to vote at the Easterly special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of Easterly stockholders, present in person or represented by proxy, will have power to adjourn the Easterly special meeting. As of the record date for the Easterly special meeting, the presence in person or by proxy of holders of at least 9,604,204 shares of Easterly common stock would be required to achieve a quorum.

Q:
How will the Sponsor and Easterly's directors and officers vote?

A:
In connection with the IPO, Easterly entered into agreements with the Sponsor and with Easterly's original independent directors, pursuant to which each agreed to vote their Founder Shares and any other shares acquired during and after the IPO in favor of the Merger Proposal. Additionally, the Sponsor Letter requires that Sponsor vote its shares of Easterly common stock in favor of the Merger. Neither the Sponsor nor Easterly's directors or officers have purchased any shares during or after the IPO and neither Easterly nor the Sponsor, its directors or its officers have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, the Sponsor, Easterly's original independent directors and their permitted transferees own 25.8% of the issued and outstanding shares of Easterly common stock, consisting of 100% of the Founder Shares.

Q:
How do I vote?

A:
If you were a holder of record of Easterly common stock on October 2, 2018, the record date for the Easterly special meeting, you may vote or have your shares voted with respect to the applicable proposals:

•
in person at the Easterly special meeting of stockholders; or

•
by submitting a proxy to vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

  If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Easterly special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
If you are a record holder, then signed and dated proxies received by Easterly without an indication of how the stockholder of record intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q:
If my shares are held in "street name," will my broker, bank or nominee automatically vote my shares for me?

A:
No, except with respect to the Adjournment Proposal. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Except for the Adjournment Proposal, we believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your broker, bank or nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a "broker non-vote." Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the Easterly special meeting. Except with respect to the Adjournment Proposal, your broker, bank or nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
If I am not going to attend the Easterly special meeting of stockholders in person, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Easterly special meeting or not, please read this proxy statement/prospectus carefully, and submit your proxy to vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
May I change my vote after I have submitted my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to Easterly's secretary at the address listed below so that it is received by its secretary prior to the Easterly special meeting of stockholders, or attending the Easterly special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Easterly's secretary, which must be received by Easterly's secretary prior to the Easterly special meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Easterly will pay the cost of soliciting proxies for the Easterly special meeting. Easterly has engaged Morrow Sodali LLC ("Morrow Sodali") to assist in the solicitation of proxies for the Easterly special meeting. Easterly has agreed to pay Morrow Sodali a fee of $22,500, plus disbursements. Easterly will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Easterly also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Easterly's common stock for their expenses in forwarding soliciting materials to beneficial owners of Easterly's common stock and in obtaining voting instructions from those owners. Easterly's directors, officers and employees, including David Cody, Darrell W. Crate, Avshalom Kalichstein, David W. Knowlton, Neil Medugno, Justin Tuck and Daniel Shea, may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What do I need to do now if I am an Easterly stockholder?

A:
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Merger will affect you as an Easterly stockholder. You should then submit your proxy as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Easterly Acquisition Corp.
205 Hudson Street, 7th Floor
New York, NY 10013
Telephone: (646) 712-8300
Email: info@easterlyacquisition.com

        You may also contact Easterly's proxy solicitor at:

Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902
Stockholders, please call toll free: (800) 662-5200
Banks and Brokerage Firms, please call collect: (203) 658-9400
Email: Easterly.info@morrowsodali.com

        To obtain timely delivery, Easterly's stockholders must request the materials no later than five business days prior to the Easterly special meeting.

        You may also obtain additional information about Easterly from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information" on page 356.

        If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Easterly's transfer agent prior to 5:00 p.m. Eastern time on [                    ], 2018 (two business days before the Easterly special meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Merger and the proposals to be considered at the Easterly special meeting, you should read this entire proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein. See also the section entitled "Where You Can Find More Information" on page 356. Most items in this summary include a page reference directing you to a more complete description of those items.

Parties to the Merger

  Easterly (page 308)

        Easterly Acquisition Corp. ("Easterly") is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Easterly and one or more businesses.

        Easterly is a Delaware corporation formed in 2015. Its securities are traded on the Nasdaq Capital Market under the ticker symbols "EACQ," "EACQW" and "EACQU."

        The mailing address of Easterly's principal executive office is 205 Hudson Street, 7th Floor, New York, New York 10013.

  Sirius Group (page 157)

        Sirius International Insurance Group, Ltd. ("Sirius Group") is a Bermuda exempted company whose principal businesses are conducted through its insurance and reinsurance subsidiaries and other affiliates. Sirius Group's subsidiaries, including Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda"), Sirius International Insurance Corporation ("Sirius International"), Sirius America Insurance Company ("Sirius America") and Lloyd's Syndicate 1945 ("Syndicate 1945"), provide insurance, reinsurance and insurance services on a worldwide basis. Sirius Group writes treaty and facultative reinsurance, as well as primary insurance business. The majority of Sirius Group's treaty reinsurance premiums are derived from proportional and excess of loss reinsurance contracts, which in 2017 amounted to 44% and 30%, respectively, of its total net written premiums, while primary business represented 26% of total net written premiums. Sirius Group's primary business has historically been predominantly accident and health insurance.

        Sirius Group is, and will upon the consummation of the Merger be, considered a "foreign private issuer" under the rules and regulations of the SEC. In addition, Sirius Group will qualify as a "controlled company" within the meaning of Nasdaq rules. Sirius Group does not currently expect or intend to rely on the scaled disclosure practices permitted by the SEC or the alternate governance practices permitted by Nasdaq, and is voluntarily choosing to register and report using the SEC's domestic forms and comply with the Nasdaq governance practices applicable to domestic companies.

        Prior to the Merger, there is no public market for Sirius Group's securities. Sirius Group has applied to list the Sirius Group common shares and converted warrants on the Nasdaq Stock Market under the symbols "SG" and "[        ]," respectively, effective as of the closing of the Merger.

        The mailing address of Sirius Group's principal executive office is 14 Wesley Street Hamilton HM 11, Bermuda.

  Merger Sub

        Sirius Acquisitions Holding Company III ("Merger Sub") is a direct wholly owned subsidiary of Sirius Group and was incorporated in 2018 in the State of Delaware. Merger Sub has not engaged in any operations and exists solely to facilitate the Merger.

The Merger Agreement (page 90)

        Pursuant to the Merger Agreement, Merger Sub will merge with and into Easterly, with Easterly surviving the Merger as a wholly owned subsidiary of Sirius Group.

        At the Effective Time, all shares of Easterly common stock (other than (i) shares of Easterly common stock with respect to which an Easterly stockholder has validly exercised its redemption rights, and that will be redeemed as provided for by Easterly's charter, (ii) shares of Easterly common stock held by Easterly as treasury stock or owned by Easterly, Sirius Group or Merger Sub or any wholly owned subsidiary of Easterly or Sirius Group, which will be canceled for no consideration, and (iii) shares of Easterly common stock held by the Sponsor that will be canceled pursuant to the Sponsor Letter) will be converted into Sirius Group common shares at the Exchange Ratio. The Exchange Ratio will be determined prior to the closing of the Merger and will be equal to a fraction determined by dividing (i) the estimated amount of cash per public share of Easterly common stock in the Trust Account immediately prior to the closing of the Merger by (ii) (x) 1.05 multiplied by (y) Sirius Group's adjusted diluted book value per common share as of September 30, 2018 ("Sirius Group September 30 Adjusted DBVPS"). The Sirius Group September 30 Adjusted DBVPS will be calculated by dividing (i) the book value of Sirius Group determined based on GAAP on a consolidated basis, based on the final, Sirius Group board of directors approved, unaudited GAAP consolidated financial statements of Sirius Group for the nine months ended September 30, 2018, decreased by the $7 million deferred underwriting fee payable by Easterly to Citigroup Global Markets Inc. as underwriter of Easterly's initial public offering, and as adjusted by the GAAP accounting effect of the redemption of the Sirius Group Series A redeemable preference shares by (ii) the sum of (x) the fully diluted number of Sirius Group common shares issued and outstanding as of September 30, 2018 and (y) 593,000 Sirius Group common shares. In accordance with the Merger Agreement, Sirius Group delivered to Easterly its good faith estimate of 1.05 multiplied by the Sirius Group September 30 Adjusted DBVPS, equal to $17.22. If such estimate is used to determine the Exchange Ratio at the closing of the Merger, then the Merger Agreement provides for a post-closing adjustment if such estimate is different than the actual Sirius Group September 30 Adjusted DBVPS as finally determined after the closing of the Merger. Such adjustment will result in either (x) the issuance of new Sirius Group common shares or a payment of cash by Sirius Group to CM Bermuda, if the Exchange Ratio is greater than it would have been using the actual Sirius Group September 30 Adjusted DBVPS or (y) the surrender to Sirius Group of Sirius Group common shares owned by CM Bermuda or a payment of cash to Sirius Group from CM Bermuda if the Exchange Ratio is less than it would have been using the actual Sirius Group September 30 Adjusted DBVPS.

        Based on such estimate of the Sirius Group September 30 Adjusted DBVPS as of October 8, 2018 and funds in the Trust Account on September 30, 2018, the Exchange Ratio would be equal to 0.607. Investors are cautioned that 0.607 is only an estimate of the Exchange Ratio, has not been agreed as the final Exchange Ratio for purposes of the Merger Agreement, and is subject to change prior to the closing of the Merger. The preliminary estimate of Sirius Group's adjusted diluted book value per common share as of September 30, 2018 included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Sirius Group's management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

        Additionally, each issued and outstanding public warrant to acquire shares of Easterly common stock will cease to represent a right to acquire shares of Easterly common stock and will be converted into a converted warrant. The number of Sirius Group common shares subject to each converted warrant will be equal to the number of shares of Easterly common stock subject to each Easterly warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and such converted warrant will have an exercise price per Sirius Group common share equal to the exercise price per share of Easterly common stock subject to such Easterly warrant immediately prior to the closing of the Merger divided by the Exchange Ratio.

        Based on an estimated Exchange Ratio of 0.607, each converted warrant would be exercisable for 0.607 Sirius Group common shares at an exercise price of $18.95 per Sirius Group common share. Investors are cautioned that 0.607 is only an estimate of the Exchange Ratio, has not been agreed as the final Exchange Ratio for purposes of the Merger Agreement, and is subject to change prior to the closing of the Merger. Easterly has not obtained an opinion from an independent financial advisor in connection with the Merger and, consequently, there is no assurance from an independent source that the price Sirius Group is paying for Easterly is fair to Easterly's stockholders from a financial point of view.

Recent Developments Impacting the Exchange Ratio (page 119)

        Late in the third quarter of 2018, there were numerous natural disasters around the world, including Typhoon Jebi in Japan, the Kerala Flood in India, Typhoons Mangkhut and Trami in Southeastern Asia, a tsunami in Indonesia, and Hurricane Florence in the eastern United States. Sirius Group has exposure to losses resulting from these and other natural disasters. Potential losses from these events take time to assess. Preliminary loss estimates are initially established based upon client information, catastrophe models, market loss data and underwriter judgement. Updated loss advices from clients are received over time as the losses develop.

        Sirius Group is in the process of evaluating available preliminary information in order to record an estimate of losses, including from these events, at September 30, 2018. It is currently estimated that the third quarter losses will likely be higher than previously estimated. Based upon this loss and other information available as of October 8, 2018, in accordance with the Merger Agreement, Sirius Group delivered to Easterly its good faith estimate of 1.05 multiplied by the Sirius Group September 30 Adjusted DBVPS, equal to $17.22, which is subject to adjustment post-closing, as more fully described herein.

Agreements Related to the Merger Agreement (page 103)

  Sponsor Letter

        Concurrently with the execution of the Merger Agreement, Easterly entered into the Sponsor Letter with the Sponsor and Sirius Group, pursuant to which, at the closing of the Merger, (i) the Sponsor will surrender and Easterly will cancel for no consideration between 3,328,000 and 4,528,000 (or such higher number of shares based on the adjustment described below) shares of Easterly common stock owned by the Sponsor, which amount will be determined at the Effective Time based on the amount of cash in the Trust Account at the closing of the Merger after giving effect to any redemptions of public shares of Easterly common stock and amounts raised in a private placement of Sirius Group common shares (or securities convertible into Sirius Group common shares) in connection with the Merger (as discussed in further detail below) and (ii) the Sponsor will surrender and Easterly will cancel for no consideration the 6,750,000 private placement warrants that were acquired by the Sponsor in a private placement concurrent with the closing of Easterly's initial public offering. The number of canceled shares will be determined as follows: The base number of 3,928,000 canceled shares will be (a) decreased by 0.50 of a share of Easterly common stock for every $100 that the sum of (I) cash in the Trust Account at the closing of the Merger plus (II) the proceeds of any private placement of Sirius Group common shares (or securities convertible into Sirius Group common shares) in connection with the Merger (the sum of (I) and (II), the "Amount Raised") is greater than $120 million (provided, that if the Amount Raised is greater than or equal to $150 million, then, solely with respect to any portion of the Amount Raised that is funded from certain designated investors in such private placement, the number of canceled shares will be decreased by 0.25 (in lieu of 0.50) of a share of Easterly common stock for every $100 of the Reduced Rate Amount (as defined below)) or (b) increased by 0.50 of a share of Easterly common stock for every $100 that the Amount Raised is less than $120 million. Notwithstanding the foregoing, the minimum number of canceled shares will be 3,328,000 and the maximum number of canceled shares will be 4,528,000, except that the Sponsor also agreed to surrender additional shares (which could result in more than 4,528,000 shares surrendered) in certain circumstances if the amount per share equal to (x) 1.05 multiplied by (y) the Sirius Group September 30 Adjusted DBVPS used in the calculation of the Exchange Ratio, as adjusted for the value of the warrants issued in the Sirius Group Private Placement, is less than $17.39. If the proceeds raised from the Sirius Group Private Placement Investors is less than $213 million (other than as a result of an investor failing to fund its obligations in breach of its subscription agreement at a time when Sirius Group is not then in material breach of any of its representations, warranties, covenants or agreements set forth in such subscription agreement at the time of such investor's breach of such subscription agreement), the proceeds of the Sirius Group Private Placement will be deemed to be $213 million for purposes of calculating the Amount Raised. The "Reduced Rate Amount" means the lesser of (x) the Amount Raised minus $150 million and (y) the Amount Raised that is funded from certain designated investors in such private placement.

        The Sponsor also agreed to (i) pay or reimburse all liabilities and obligations of Easterly due and owing or incurred at or prior to the closing of the Merger to the extent not repaid by Easterly using unrestricted cash and up to $2 million from the Trust Account, except for the $7 million deferred underwriting fee, which will be paid using cash released from the Trust Account, and (ii) contribute to Easterly for no consideration, as a contribution to the capital of Easterly, all amounts due and owing by Easterly to the Sponsor under the Convertible Promissory Note to the extent any such amount is not repaid at the closing of the Merger.

        For more information on the Sponsor Letter, please see the full text of the Sponsor Letter, which is attached as Annex B hereto.

  Promissory Note

        Concurrently with the execution of the Merger Agreement, Easterly issued Sirius Group the Promissory Note pursuant to which Sirius Group agreed to lend Easterly $0.03 per month for every public share of Easterly common stock outstanding as of June 30, 2018, until the earlier of the consummation of Easterly's initial business combination and November 30, 2018. The amounts will be lent to Easterly on the first business day of each month and will be deposited by Easterly into a special account within the Trust Account. The Promissory Note will bear interest in an amount equal to the income (if any) actually earned from investing the principal in the Trust Account and will be due upon the completion of Easterly's initial business combination, and will be canceled in case the Merger is not completed.

        For more information on the Promissory Note, please see the full text of the Promissory Note, which is attached as Annex D hereto.

  Registration Rights Agreement

        On the date of the closing of the Merger, Sirius Group will enter into the Registration Rights Agreement with the Sponsor and CM Bermuda substantially in the form attached as Annex E to this proxy statement/prospectus. Pursuant to the terms of the Registration Rights Agreement, CM Bermuda and the Sponsor will be entitled to certain registration rights described in the Registration Rights Agreement with respect to the Sirius Group common shares owned by CM Bermuda and the Sirius Group common shares receivable by the Sponsor upon the exchange of its Easterly common stock. Among other things, pursuant to the Registration Rights Agreement, CM Bermuda will be entitled to the right to initiate the filing of registrations statements, including for underwritten offerings, and unlimited piggyback registration rights. The Sponsor will be entitled to unlimited piggyback registration rights. The registration rights of CM Bermuda and the Sponsor are subject to customary black-out periods, cutback provisions and other limitations as set forth in the Registration Rights Agreement. Sirius Group will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

        For more information on the Registration Rights Agreement, please see the full text of the form of Registration Rights Agreement which is attached as Annex E hereto.

  Lock-Up Agreements

        On the date of the closing of the Merger and as a condition precedent for the closing, the Sponsor and CM Bermuda will each deliver a Lock-Up Agreement to Sirius Group pursuant to which the Sponsor and CM Bermuda will agree not to sell any Sirius Group common shares for a period of 180 days from the Effective Time without the consent of Sirius Group, subject to specified exemptions.

        For more information on the Lock-Up Agreements, please see the full text of the form of the Lock-Up Agreement, which is attached as Annex F hereto.

  Warrant Amendment

        On the date of the closing of the Merger and as a condition precedent for the closing, Sirius Group, Easterly and Continental Stock Transfer & Trust Company will enter into the Warrant Amendment with respect to the Warrant Agreement, pursuant to which Easterly will assign to Sirius Group, and Sirius Group will assume, all of Easterly's right, title and interest in the Warrant Agreement. The Warrant Agreement, as amended by the Warrant Amendment, will govern the terms of the converted warrants.

        For more information on the Warrant Amendment, please see the full text of the form of the Warrant Amendment, which is attached as Annex G hereto.

Transactions Related to the Merger (page 106)

  Sirius Group Private Placement

        In connection with the closing of the Merger, Sirius Group expects to complete a private placement of Sirius Group Series B preference shares and Sirius Group common shares at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, estimated as of October 8, 2018 to be $17.22 (the "Sirius Group Private Placement"). On August 29, 2018, Sirius Group received subscriptions from affiliated funds of Gallatin Point Capital, The Carlyle Group, Centerbridge Partners, L.P. and Bain Capital Credit (the "Preference Share Investors") pursuant to which they have committed to purchase $205 million of Sirius Group Series B preference shares and $8 million of Sirius Group common shares in the private placement, which aggregate amount may be decreased to $111 million at Sirius Group's option. In addition, the Preference Share Investors will receive warrants that are exercisable for a period of five years after the issue date at a strike price equal to 125% of the per share purchase price, estimated as of October 8, 2018 to be $21.53. The form of subscription agreement, certificate of designation and warrant are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

        Members of Sirius Group's management team and board of directors have committed to purchase an aggregate of 569,000 common shares in the Sirius Group Private Placement.

        Gross proceeds of the Sirius Group Private Placement, together with cash in the Trust Account upon the closing of the Merger (which was $148.5 million as of September 30, 2018, before taking into account any redemptions of Easterly common stock or other transactions related to or in connection with the Merger Proposal), are intended to aggregate to up to $350 million. Assuming a private placement of $202 million at a price per share of $17.22, Sirius Group would issue 11.7 million common shares and Series B preference shares convertible into common shares in connection with the Sirius Group Private Placement (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan). Investors are cautioned that this is only an estimate based on the foregoing assumptions, and is subject to change prior to the closing of the Merger. The proceeds of the private placement will be used to redeem all outstanding Sirius Group Series A redeemable preference shares, and the remainder for general corporate purposes. The private placement is intended to be exempt from registration under U.S. securities laws pursuant to Section 4(a)(2) of the Securities Act and Regulation D and Regulation S thereunder.

        In connection with the closing of the Sirius Group Private Placement, Sirius Group, CM Bermuda and the Preference Share Investors will enter into a shareholders agreement (the "Shareholders Agreement"), which will govern certain matters with respect to the governance of Sirius Group, the voting of CM Bermuda's common shares, the repurchase of CM Bermuda's common shares and certain other matters. The form of Shareholders Agreement is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        Pursuant to the Shareholders Agreement, until the third anniversary of the date of the closing of the Sirius Group Private Placement: (i) CM Bermuda will vote in favor of the election of the number of Independent Directors (as such term is defined in the Shareholders Agreement) as is necessary to provide that at least a majority of the Board of Directors of Sirius Group is comprised of Independent Directors; and (ii) CM Bermuda will not vote in favor of the removal of any director (other than any director affiliated with CM Bermuda) other than for cause. After the third anniversary of the date of the closing of the Sirius Group Private Placement (or earlier in the event of an increase to the size of the Board of Directors), CM Bermuda will not vote in favor of the election of any director not then serving on the Board of Directors (including any election to fill a vacancy then existing on the Board of Directors as a result of death, resignation, removal, expansion of the Board of Directors or otherwise) who is not an Agreed Director. "Agreed Director" means an Independent Director mutually agreeable to CM Bermuda and Preference Share Investors representing a majority of the Sirius Group Series B preference shares; provided, that if CM Bermuda and the Preference Share Investors have not identified an Agreed Director after negotiating in good faith for a period of 60 days, then an Agreed Director means any Independent Director recommended for election by the Nominating & Governance Committee of the Sirius Group Board of Directors.

        Pursuant to the Shareholders Agreement, CM Bermuda will also agree to vote (i) in favor of a Qualified Sale Transaction (as such term is defined in the Shareholders Agreement) that is approved by a majority of Independent Directors and 80% of Sirius Group's voting shares after the first anniversary of the date of the closing of the Sirius Group Private Placement, and (ii) against any merger, amalgamation, consolidation or similar transaction or any sale or transfer of all or substantially all of Sirius Group's consolidated assets, in each case where the per share value of the consideration received by CM Bermuda in such transaction is greater than the per share value of the consideration received by any other holder of Sirius Group common shares.

        The Shareholders Agreement also grants the Preference Share Investors tag-along rights to the extent Sirius Group agrees to repurchase or redeem any common shares held by CM Bermuda.

        The Shareholders Agreement terminates on the date that fewer than 25% of the Sirius Group Series B preference shares issued in the Sirius Group Private Placement are outstanding, and earlier with respect to any Preference Share Investor at the time that it or its affiliates or permitted assigns ceases to own any Sirius Group Series B preference shares.

  Common Shares Redemption Agreement

        Prior to the closing of the Merger, Sirius Group and CM Bermuda will enter into a redemption agreement (the "Common Shares Redemption Agreement"), pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group will redeem Sirius Group common shares from CM Bermuda, at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, estimated as of October 8, 2018 to be $17.22, for an aggregate amount of between $120 million and $250 million, as elected by CM Bermuda at least two business days in advance of the closing of the Merger. Assuming a redemption amount of approximately $250 million at a price per share of $17.22, Sirius Group would redeem 14.5 million common shares from CM Bermuda in connection with the Common Shares Redemption Agreement. Investors are cautioned that this is only an estimate based on the foregoing assumptions, and is subject to change. In addition, in the event that the gross proceeds of the Sirius Group Private Placement are less than $202 million, the amount of Sirius Group common shares redeemed from CM Bermuda may be less than $250 million.

  Preference Shares Redemption Agreement

        On July 14, 2018, Sirius Group, IMGAH and Sirius Acquisitions Holding Company II entered into that certain Redemption Agreement (the "Preference Shares Redemption Agreement") pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group has agreed to redeem all of the issued and outstanding Sirius Group Series A redeemable preference shares, which are held by IMGAH, for $95 million, payable in cash at the time of the redemption. Effective as of the completion of such redemption, the parties have agreed to terminate the registration rights agreement and the shareholder's agreement between Sirius Group and IMGAH. In addition, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition, which may be in an amount of up to $50.0 million, will be paid in cash, not in Sirius Group Series A redeemable preference shares as previously contemplated in the agreement in respect of the IMG acquisition.

Beneficial Ownership of the Combined Company (page 347)

        It is anticipated that, upon completion of the Merger, and subject to the assumptions described below:

  •
  Sirius Group's existing controlling shareholder, CM Bermuda, will own approximately 83.2% of Sirius Group;

  •
  the Sirius Group Private Placement Investors (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan) will own approximately 9.2% of Sirius Group;

  •
  Easterly's public stockholders will own approximately 6.8% of Sirius Group; and

  •
  the Sponsor and Easterly's directors and executive officers will own approximately 0.8% of Sirius Group.

        These relative percentages assume that (i) the Exchange Ratio is equal to 0.607, (ii) no Easterly stockholders exercise their redemption rights in connection with the Merger Proposal, (iii) the Sponsor and Easterly's original independent directors retain 1.0 million shares of Easterly common stock after giving effect to the transactions contemplated by the Sponsor Letter, (iv) Sirius Group issues 11.7 million common shares and Series B preference shares convertible into common shares in connection with the Sirius Group Private Placement (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan), (v) Sirius Group redeems 14.5 million common shares from CM Bermuda for approximately $250 million pursuant to the Common Shares Redemption Agreement and (vi) all of the issued and outstanding Sirius Group Series A redeemable preference shares are redeemed for $95 million in cash pursuant to the

Preference Shares Redemption Agreement prior to the closing of the Merger. Further, such percentages do not take into account (x) the issuance of any Sirius Group common shares upon the exercise of the converted warrants that may remain issued and outstanding following the Merger (which would be 6.1 million Sirius Group common shares using the assumed Exchange Ratio) or that are issued pursuant to the Sirius Group Private Placement (which are estimated to be approximately 5.4 million Sirius Group common shares) or (y) the issuance of up to 14.1 million Sirius Group common shares reserved for issuance pursuant to Sirius Group's Long Term Incentive Plan and 2018 Omnibus Incentive Plan. If the facts differ from these assumptions, Easterly's stockholders may experience dilution of their ownership interest unless they elect to have their shares of Easterly common stock redeemed in connection with the Merger Proposal.

        Assuming (a) the issuance of 6.1 million Sirius Group common shares pursuant to the converted warrants and 5.4 million Sirius Group common shares pursuant to the Sirius Group Private Placement warrants, but excluding the Sirius Group common shares reserved for issuance pursuant to Sirius Group's Long Term Incentive Plan and 2018 Omnibus Plan, and (b) the other assumptions set forth in clauses (i) through (vi) of the preceding paragraph, then ownership of the issued and outstanding Sirius Group common shares would be anticipated to be as follows:

  •
  Sirius Group's existing controlling shareholder, CM Bermuda, will own approximately 76.3% of Sirius Group;

  •
  the Sirius Group Private Placement Investors will own approximately 12.4% of Sirius Group (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan);

  •
  Easterly's public stockholders will own approximately 10.6% of Sirius Group; and

  •
  the Sponsor and Easterly's directors and executive officers will own approximately 0.7% of Sirius Group.

Corporate Structure of the Combined Company (page 161)

        The following diagram illustrates the simplified corporate structure of the combined company immediately following the Merger.

Directors and Executive Officers of the Combined Company (page 279)

        The directors and executive officers of the combined company upon consummation of the Merger are expected to be as follows:

Name	Position
Allan L. Waters	Chairman of the Board and Chief Executive Officer ("CEO"), Sirius Group
Kernan (Kip) V. Oberting	President and Chief Financial Officer ("CFO"), Sirius Group and President, Sirius Capital Markets, Inc.
Monica Cramér Manhem	Chief Operating Officer ("COO"), Sirius Group and President and CEO, Sirius International
Jeffrey W. Davis	Executive Vice President, Chief Risk Officer ("CRO") & Chief Actuary, Sirius Group
Gene Boxer	Executive Vice President, Chief Strategy Officer ("CSO") & Group General Counsel, Sirius Group
Laurence Liao	Director
Robert L. Friedman	Director
Meyer (Sandy) Frucher	Director

        The board of directors of Sirius Group has designated a Management Committee comprised of Messrs. Waters, Oberting and Boxer and Ms. Cramér Manhem as the senior management and decision making body of Sirius Group responsible for the oversight of the day-to-day business operations of Sirius Group.

        Mr. Oberting and Ms. Cramér Manhem, who are currently directors of Sirius Group, are expected to resign as directors effective upon the consummation of the Merger. Sirius Group is in the process of identifying additional individuals who are expected to serve on the Sirius Group board of directors, in order to satisfy independence standards set forth in Nasdaq listing standards and Rule 10A-3 under the Exchange Act, subject to the transition rules available to newly public companies under the Nasdaq listing rules. It is anticipated that, upon consummation of the Merger, a majority of the members of the Sirius Group board of directors will qualify as independent directors in accordance with the applicable rules of Nasdaq.

Redemption Rights (page 88)

        Pursuant to Easterly's charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Easterly's charter. As of September 30, 2018, this would have amounted to approximately $10.45 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Easterly common stock for cash and will no longer own shares of Easterly common stock. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Easterly's transfer agent in accordance with the procedures described herein. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Accounting Treatment (page 89)

        The Merger is a capital transaction in substance whereby Easterly will be treated as the "acquired" company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Sirius Group issuing shares for the net assets of Easterly, which are comprised of cash and cash equivalents.

Appraisal Rights (page 89)

        Appraisal rights are not available to Easterly's stockholders in connection with the Merger.

Easterly's Reasons for the Merger (page 111)

        Easterly was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Easterly sought to capitalize on the contacts and sources of its management team to identify, acquire and operate a business in the financial services industry, although Easterly was not limited to a particular industry or sector.

        In considering the Merger, Easterly's board of directors considered the following positive factors, although not weighted or in any order of significance:

  •
  Easterly management's experience with insurance and reinsurance companies;

  •
  Sirius Group's historical track record, including strong operating results;

  •
  Sirius Group's unique European franchise, its global accident and health platform and a diversifying suite of insurance and reinsurance growth lines;

  •
  Sirius Group strong track record of shareholder returns, including the generation of over 13% annualized operating return to White Mountains Insurance Group during its ownership of Sirius Group from 2009 until the first quarter of 2016;

  •
  Sirius Group's superior underwriting, with overall combined ratio averaging 5% outperformance over peers from 2009 through 2017;

  •
  Sirius Group's strong customer relationships with 60% of its business from customer relationships of over 10 years and 30% of its business coming from customer relationships of over 20 years;

  •
  Sirius Group's track record of successfully executing mergers and acquisitions, including the 2017 acquisitions of IMG and Armada; and

  •
  Sirius Group's experienced and tenured management team. Sirius Group's management team has significant experience in the insurance and reinsurance industries. The executive management team averages over 30 years of insurance operations and mergers and acquisitions experience, with over 23 years at Sirius Group.

        In addition, Easterly's board of directors also considered the following risks and other potentially negative factors:

  •
  the recent historical net losses and low net profit of Sirius Group. Easterly's board of directors noted that Sirius Group had a comprehensive (loss) income of approximately $(78) million, $(34) million and $196 million for 2017, 2016 and 2015 respectively;

  •
  the potential for major catastrophes to have a negative impact on Sirius Group's results of operations and capital;

  •
  the risk that some of the current public stockholders of Easterly would vote against the Merger Proposal, or exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account and reducing the number of freely tradeable Sirius Group common shares after the closing;

  •
  the risk that certain key employees and potential customers of Sirius Group might not choose to work at or with Sirius Group after the Merger;

  •
  the risks related to the fact that CM Bermuda will continue to control Sirius Group after the consummation of the Merger and such control may negatively impact minority shareholders;

  •
  the risks associated with the insurance and reinsurance industries in general;

  •
  the risks associated with macroeconomic uncertainty and the effects it could have on Sirius Group's revenues;

  •
  the risks of unknown future regulation, which could provide burdensome on the insurance and reinsurance industry;

  •
  the risks associated with obtaining additional financing for Sirius Group's operations in the future;

  •
  the risk of competition in the industry;

  •
  the risk that the Merger might not be consummated in a timely manner or that the closing of the Merger might not occur despite the parties' efforts, including by reason of a failure to obtain the approval of Easterly's stockholders and fulfill the other closing conditions;

  •
  the risk that the transactions contemplated by the Merger Agreement would not be completed in accordance with the terms of the Merger Agreement or at all;

  •
  the risk that Easterly's stockholders would not approve an extension request at the June 28, 2018 Easterly special meeting of stockholders, and that Easterly would not be unable to complete the Merger before its expiration without an extension;

  •
  the risk of delisting of Easterly's securities prior to the Merger and being unable to list Sirius Group's securities on the Nasdaq Stock Market in connection with the Merger;

  •
  the significant fees and expenses associated with completing the Merger and the substantial time and effort of management required to complete the Merger; and

  •
  the fact that the Sponsor, and Easterly's officers and directors may have interests in the Merger that are different from, or are in addition to, the interests of Easterly's public stockholders, including the matters described under "Proposal No. 1—The Merger Proposal—Certain Interests of Easterly's Directors and Officers and Others in the Merger," below.

Sirius Group's Reasons for the Merger (page 114)

        In considering the Merger, Sirius Group's board considered the following positive factors, although not weighted or in any order of significance:

  •
  Sirius Group's business, financial condition, competitive position, business strategy, strategic options and prospects, as well as risks involved in achieving these prospects, the nature of Sirius Group's business and the industry in which it competes, and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led Sirius Group's board of directors to conclude that the Merger presented an opportunity to realize greater value than the value likely to be realized in the event Sirius Group did not pursue the Merger;

  •
  the review by Sirius Group's board of directors of possible alternatives to the Merger, including (i) pursuing an initial public offering of Sirius Group common shares and (ii) a merger or other business combination with a strategic buyer, (iii) issuance of additional preference shares or common shares of Sirius Group to one or more third party investors to diversify Sirius Group's shareholder base; the timing and likelihood of actually achieving additional value from these alternatives, as well as the risks and uncertainties associated with such alternatives, and the assessment of Sirius Group's board of directors that the Merger was in the long-term best interest of Sirius Group and its shareholders, taking into account risks of execution as well as business, competitive, industry and market risk;

  •
  the expected accelerated timeline and reduced cost for completion of the Merger as compared to possible alternatives to the Merger;

  •
  the significant reduction in the dilution from the Merger since (i) the Sponsor will surrender and Easterly will cancel for no consideration between 3,328,000 and 4,528,000 shares of Easterly common stock owned by the Sponsor and (ii) the Sponsor will surrender and Easterly will cancel for no consideration the 6,750,000 private placement warrants that were acquired by the Sponsor in a private placement concurrent with the closing of Easterly's initial public offering;

  •
  the totality of the terms of the Merger Agreement (including the representations, warranties, covenants and agreements of each party, the closing conditions, the lack of indemnification provisions, and the termination provisions) and the related agreements;

  •
  the fact that the Merger Agreement and the transactions contemplated thereby were the product of extensive arms' length negotiations between representatives of Sirius Group and representatives of Easterly;

  •
  the potential positive impact of the public announcement of the Merger on Sirius Group's rating agencies, regulators, customers and employees and Sirius Group's ability to attract and retain key management, underwriting, administrative and other personnel;

  •
  the fact that Sirius Group expects to become a publicly listed company with associated benefits of a public currency; and

  •
  the fact that no federal or state regulatory approvals are necessary in connection with the Merger.

        In addition, Sirius Group's board also considered the following risks and other potentially negative factors:

  •
  the risk that the potential benefits sought in the Merger might not be fully realized;

  •
  the risk that the financial results of Sirius Group will not meet expectations given the current economic climate;

  •
  the risk of delisting of Easterly's securities prior to the Merger and being unable to list Sirius Group's securities on the Nasdaq Stock Market in connection with the Merger;

  •
  the risk that the Merger might not be completed in a timely manner or at all, including the risk that Easterly's public stockholders do not vote in favor of the Merger;

  •
  the risk that compliance with rules and requirements applicable to public companies will be expensive and time consuming;

  •
  the risk that Easterly shareholders will redeem their shares for their pro rata portion of the funds available in the Trust Account and thereby reduce the amount of funds held in the Trust Account;

  •
  the limitations imposed on the conduct of Sirius Group's business prior to the completion of the Merger;

  •
  the risk that the Merger will result in the diversion of management and employee attention, or have an adverse effect on customers and business relationships;

  •
  the substantial costs to be incurred in connection with the Merger, including equity dilution on account of the issuance of shares to Easterly's stockholders, banker's expenses, costs of preparing and filing this proxy statement/prospectus and other transaction expenses arising from the Merger; and

  •
  the other risks and uncertainties set forth in the section entitled "Risk Factors" beginning on page 44 of this proxy statement/prospectus.

Risk Factors (page 44)

        In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the Annexes, and especially consider the factors discussed in the section entitled "Risk Factors."

Quorum and Required Vote for Proposals for the Easterly Special Meeting of Stockholders (page 85)

        A quorum of Easterly stockholders is necessary to hold a valid meeting. A quorum will be present at the Easterly special meeting of stockholders if a majority in voting power of Easterly's common stock issued and outstanding and entitled to vote at the Easterly special meeting is present in person or represented by proxy. Abstentions will count as present for the purposes of establishing a quorum.

        The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Easterly common stock. Accordingly, an Easterly stockholder's failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders or an abstention from voting, or the failure of an Easterly stockholder who holds his or her shares in "street name" through a broker or other nominee to give voting instructions to such broker or other nominee (any failure to give instructions, a "broker non-vote") will have the same effect as a vote "AGAINST" the Merger Proposal. The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Easterly common stock that are voted on such proposal at the Easterly special meeting of stockholders. Accordingly, an Easterly stockholder's failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal. A broker non-vote will have no effect on the Adjournment Proposal.

        The transactions contemplated by the Merger Agreement will be consummated only if the Merger Proposal is approved at the Easterly special meeting. The Merger Proposal is not conditioned on the approval of the Adjournment Proposal and the Adjournment Proposal is not conditioned on the approval of the Merger Proposal.

Recommendation to Easterly Stockholders (page 86)

        Easterly's board of directors believes that each of the Merger Proposal and the Adjournment Proposal to be presented at the Easterly special meeting of stockholders is advisable and in the best interests of Easterly and its stockholders and unanimously recommends that Easterly's stockholders vote "FOR" each of the proposals.

        When you consider the recommendation of Easterly's board of directors in favor of approval of these proposals, you should keep in mind that Easterly's directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as an Easterly stockholder. These interests include, among other things:

  •
  the 400,000 to 1.6 million total Founder Shares that the Sponsor (or its members) will hold immediately prior to the Merger, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

  •
  the 24,000 Founder Shares that one of Easterly's independent directors holds as of September 30, 2018, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

  •
  if Easterly is unable to complete a business combination within the required time period, the Convertible Promissory Note issued to the Sponsor (in the amount of $895,000 at September 30, 2018 plus accrued interest), will not be repaid and all amounts owed thereunder will be forgiven except to the extent that Easterly has funds available to it outside of the Trust Account to repay such amounts;

  •
  if Easterly is unable to complete a business combination within the required time period, Easterly's Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under Easterly's indemnity of the underwriters; and

  •
  the continued indemnification of current directors and officers of Easterly and the continuation of directors' and officers' liability insurance after the Merger.

        Further, each of Easterly's directors, directly or indirectly, holds Founder Shares that are not subject to redemption and certain of Easterly's directors indirectly hold Private Placement Warrants that would retire worthless if a business combination is not consummated; as a result, Easterly's directors have a financial incentive to see a business combination consummated rather than lose whatever value is attributable to the Founder Shares and Private Placement Warrants. These interests may influence Easterly's directors in making their recommendation that you vote in favor of the Merger Proposal, and the transactions contemplated thereby.

Regulatory Approval

        The parties are not currently aware of any federal or state regulatory approvals that must be applied for or obtained in connection with the Merger.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF SIRIUS GROUP

        The following table sets forth summary consolidated historical financial information derived from Sirius Group's (i) audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2017 and 2016 and for each of the three years ended December 31, 2017 and (ii) unaudited interim financial statements included elsewhere in this proxy statement/prospectus as of June 30, 2018 and for the six months ended June 30, 2018 and 2017. You should read the following summary financial information in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sirius Group" and Sirius Group's audited and unaudited interim financial statements appearing elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016	2015
	(in millions, except for share and per share amounts)
Selected Statement of (Loss) Income Data
Net earned insurance and reinsurance premiums	$593.4	$467.8	$1,035.3	$890.1	$847.0
Net investment income	30.0	32.1	56.8	56.2	39.9
Net realized investment (losses) gains	4.1	(2.5)	(27.2)	288.3	138.5
Net unrealized investment (losses) gains	40.7	(22.5)	(10.5)	(238.2)	102.5
Other revenue	79.0	2.3	21.7	9.1	(2.4)
Loss and loss adjustment expenses	292.4	255.4	811.2	519.3	422.7
Insurance and reinsurance acquisition expenses	129.8	94.0	197.2	210.3	189.8
Other underwriting expenses	81.4	57.9	106.1	107.3	107.9
General and administrative expenses	38.5	40.8	91.9	85.1	27.1
Interest expense on debt	15.5	9.6	22.4	34.6	26.6
Net (loss) income attributable to common shareholder	138.3	6.9	(156.1)	32.5	291.2
Comprehensive (loss) income attributable to common shareholder	79.0	55.1	(78.3)	(33.6)	196.2
Per Common Share Data:
Basic (loss) earnings per common share	$1.11	$0.06	$(1.30)	$0.27	$2.43
Diluted (loss) earnings per common share	$1.11	$0.06	$(1.30)	$0.27	$2.43
Cash dividends declared per common share	$—	$—	$—	$0.23	$—
Basic weighted average common shares outstanding(1)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000
Diluted weighted average common shares outstanding(2)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000
Operating Ratios:
Loss and loss adjustment expense ratio(3)	49.3%	54.6%	78.4%	58.3%	49.9%
Acquisition expense ratio(4)	21.9%	20.1%	19.0%	23.6%	22.4%
Other underwriting expense ratio(5)	13.7%	12.4%	10.2%	12.1%	12.7%

Combined ratio(6)	84.9%	87.1%	107.6%	94.0%	85.0%

	As of June 30, 2018	As of December 31, 2017
	(in millions, except for share and per share amounts)
Selected Balance Sheet Data:
Total investments and cash	$3,566.7	$3,604.3
Reinsurance recoverable on unpaid losses	358.3	319.7
Total assets	6,210.1	5,823.6
Loss and loss adjustment expense reserves	1,827.1	1,898.5
Unearned insurance and reinsurance premiums	800.5	506.8
Debt	695.9	723.2
Total common shareholder's equity	1,996.3	1,917.0
Book value per common share	$16.64	$15.98
Diluted book value per common share	$16.64	$15.98
Common shares outstanding—basic(1)	120,000,000	120,000,000
Common shares outstanding—diluted(2)	120,000,000	120,000,000

(1)
As of June 30, 2018 and December 31, 2017, Sirius Group had 120,000,000 common shares outstanding. On April 27, 2016, Sirius Group split its 12,000 common shares by a multiple of 10,000 resulting in 120,000,000 common shares and changed the par value of the common shares from $1.00 per share to $0.01 per share. Sirius Group's basic and diluted earnings per share calculations have been retrospectively adjusted for all periods presented to reflect the change in capital structure.

(2)
As of June 30, 2018 and December 31, 2017, Sirius Group did not have any warrants outstanding, any employee stock plans issuing Sirius Group stock, or any other instruments that would give rise to additional Sirius Group shares outstanding. See Note 13 "Earnings per share" to Sirius Group's unaudited interim financial statements and Note 16 "Earnings per share" to Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus for additional information.

(3)
The loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned insurance and reinsurance premiums.

(4)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(5)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(6)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF EASTERLY

        The following table sets forth summary consolidated historical financial information derived from Easterly's (i) audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2017 and for the years ended December 31, 2017 and 2016 and the period from April 29, 2015 (inception) to December 31, 2015 and (ii) unaudited financial statements included elsewhere in this proxy statement/prospectus as of June 30, 2018 and for the six months ended June 30, 2018 and 2017. You should read the following summary financial information in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Easterly" and Easterly's financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Year Ended December 31, 2017	Year Ended December 31, 2016	April 29, 2015 (Inception) to December 31, 2015
Statement of Operations Data:
Operating expenses:
Operating costs	$(976,215)	$(768,940)	$(1,293,499)	$(1,812,645)	$(979,434)
State franchise taxes	(120,488)	(91,118)	(181,118)	(182,685)	(121,858)
Formation costs	—	—		—	(2,910)

Loss from operations	(1,096,703)	(860,058)	$(1,474,617)	$(1,995,330)	$(1,104,202)

Other income—interest income	1,067,787	489,030	1,232,227	308,879	9,918

Income (loss) before income tax expense	2,899,755	(371,028)	(242,390)	(1,686,451)	(1,094,284)
Income tax expense	—	—	—	—	—

Net income (loss)	$2,899,755	$(371,028)	$(242,390)	$(1,686,451)	$(1,094,284)

Loss per common share:
Basic and diluted	$0.31	$(0.12)	$(0.19)	$(0.29)	$(0.20)

Weighted average shares outstanding (excluding shares subject to possible redemption):
Basic and diluted	6,553,463	6,383,279	6,412,873	6,221,263	5,469,153

Cash Flow Data:
Net cash used in operating activities	(673,971)	(626,482)	$(817,250)	$(479,543)	$(985,189)
Net cash provided by (used in) investing activities	5,610,230	154,554	50,126,164	216,448	(200,000,000)
Net cash provided by financing activities	(4,948,244)	453,510	(49,319,611)	15,000	201,257,855

	As of June 30, 2018	As of December 31, 2017
Balance Sheet Data:
Cash	$1,889	$13,874
Cash held in Trust Account—restricted	146,665,970	151,208,413
Total assets	146,696,697	151,229,634
Common stock, subject to possible redemption or tender, 12,674,622 and 13,544,944 shares at redemption value at June 30, 2018 and December 31, 2017, respectively	130,833,516	136,335,119
Total stockholders' equity	5,000,001	5,000,001

 SUMMARY CONDENSED COMBINED UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following tables set forth summary condensed combined pro forma financial information as of and for the six months ended June 30, 2018 and for the year ended December 31, 2017 to provide you with information about how the Merger and related transactions might have affected the historical financial statements of Sirius Group. The following summary condensed combined unaudited pro forma statements of (loss) income do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the combined company would have been had these transactions taken place on the date indicated, nor are they indicative of the consolidated results of operations of the combined company for any future period. The following summary condensed combined unaudited pro forma balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had these transactions taken place on the date indicated, nor is it indicative of the consolidated financial condition of the combined company as of any future date. The pro forma adjustments and assumptions are discussed in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information".

	Pro forma Six months ended June 30, 2018	Pro forma Year ended December 31, 2017
	(in millions, except for share and per share amounts)
Revenues
Net earned insurance and reinsurance premiums	$593.4	$1,035.3
Net investment income	31.1	58.0
Net realized and unrealized investment gains (losses)	44.8	(37.7)
Gain on forgiveness of debt	2.9	—
Other revenue	101.1	79.7

Total revenues	773.3	1,135.3

Expenses
Loss and loss adjustment expenses	292.4	811.2
Insurance and reinsurance acquisition expenses	129.8	197.2
Other underwriting expenses	81.4	106.1
General and administrative expenses	40.9	98.4
Intangible asset amortization expenses	7.9	10.2
Impairment of intangible assets	—	5.0
Accretion of fair value adjustment to loss and loss adjustment reserves	0.1	—
Interest expense on debt	15.5	22.4

Total expenses	568.0	1,250.5

Pre-tax income (loss)	205.3	(115.2)
Income tax expense	(62.3)	(26.4)

Net income (loss)	143.1	(141.6)
Income attributable to non-controlling interests	(0.6)	(13.7)
Accrued dividends on Series A redeemable preference shares	—	—

Net income (loss) attributable to common shareholders	$142.5	$(155.3)

Per share data
Weighted average number of common shares outstanding—basic	117,586,738	117,586,738

Weighted average number of common shares outstanding—diluted	118,451,870	117,586,738

Basic earnings per share	$1.07	$(1.32)
Diluted earnings per share	$1.06	$(1.32)

As of June 30, 2018
(in millions)
Investments	$3,436.7
Cash	110.7
Total assets	$6,206.7

Loss and loss adjustment reserves	$1,827.1
Unearned insurance and reinsurance premiums	800.5
Debt	695.9
Total liabilities	4,104.0
Total equity	1,901.4

Total liabilities and shareholders' equity	$6,206.7

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" and the financial statements and notes to the financial statements included herein. Easterly and Sirius Group may face additional risks and uncertainties that are not presently known to them, or that Easterly and Sirius Group currently deem immaterial, which may also impair their businesses.

Risks Related to Sirius Group's Business and Industry

        The following risk factors apply to the business and operations of Sirius Group and will also apply to the business and operations of the combined company following the completion of the Merger.

Sirius Group is exposed to unpredictable catastrophic events that could adversely affect its results of operations and financial condition.

        Sirius Group writes reinsurance contracts and insurance policies that cover unpredictable catastrophic events. Covered unpredictable catastrophic events, predominantly in its property catastrophe excess line of business, include natural perils and other disasters, such as hurricanes, windstorms, earthquakes, floods, wildfires and severe winter weather. Catastrophes can also include terrorist attacks, explosions and infrastructure failures. Sirius Group has significant exposure to a potential major earthquake or series of earthquakes in California, the Midwestern United States, Canada, Japan and Latin America and to windstorm damage in Northern Europe, the Northeast United States, the United States Atlantic Coast (i.e., Massachusetts to Florida) and the United States Gulf Coast (i.e., Florida to Texas) regions and Japan.

        Similar exposures to losses caused by the same types of catastrophic events occur in other lines of business such as marine, aviation, contingency, casualty, trade credit and accident and health, including pandemic risk. Pandemic risk is the increase in mortality or morbidity over an annual period associated with a rapidly spreading virus (either within a highly populated geographic area or on a global basis) with a high mortality or morbidity rate. Sirius Group's catastrophe losses net of reinsurance and reinstatement premiums were $259 million, $109 million and $21 million for the years ended December 31, 2017, 2016 and 2015, respectively.

        The extent of catastrophe losses is a function of both the severity of the event and total amount of insured exposure affected by the event. Increases in the value and concentration of insured property or insured individuals, the effects of inflation, changes in weather patterns, such as climate change, and increased terrorism could increase the future frequency and/or severity of claims from catastrophic events. Claims from catastrophic events could materially adversely affect Sirius Group's results of operations and financial condition. Sirius Group's ability to write new reinsurance contracts and insurance policies could also be impacted as a result of corresponding reductions in Sirius Group's capital levels.

        Although Sirius Group attempts to manage its exposure to such events through a multitude of approaches, including geographic diversification, geographic limits, individual policy limits, exclusions or limitations from coverage, purchase of reinsurance and expansion of supportive collateralized capacity, the availability of these management tools may be dependent on market factors and, to the extent available, may not respond in the way that is expected. For instance, Sirius Group seeks to manage its exposure to catastrophe losses by limiting the aggregate insured value of policies in geographic areas with exposure to catastrophic events by estimating a probable maximum loss ("PML") for many different catastrophe scenarios and by buying reinsurance, including retrocession coverage. To manage and analyze aggregate insured values and PML, Sirius Group uses a variety of tools, including external and internal catastrophe modeling software packages. Estimates of PMLs are dependent on many variables, including assumptions about demand surge and storm surge, loss adjustment expenses, insurance-to-value for the underlying properties, the relationship of the actual event parameters to the modelled event and the quality of portfolio data provided to Sirius Group by ceding companies (in the case of Sirius Group's reinsurance operations). Accordingly, if these assumptions about the variables are incorrect, the losses Sirius Group might incur from an actual catastrophe could be materially higher than its expectation of losses generated from modelled catastrophe scenarios which could materially adversely affect Sirius Group's financial condition, liquidity or results of operations.

Given the inherent uncertainty of models, the usefulness of such models as a tool to evaluate risk is subject to a high degree of uncertainty that could result in actual losses that are materially different than Sirius Group's estimates including PMLs, and Sirius Group's financial results may be adversely impacted, perhaps significantly.

        Sirius Group uses third-party vendor analytic and modeling capabilities, including global property catastrophe models from AIR Worldwide Company ("AIR") and Risk Management Solutions Inc. ("RMS"), and Sirius Group's own proprietary models, including its property underwriting and pricing tool ("GPI"), which consolidates and reports on all its worldwide property exposures, to calculate expected PML from various property natural catastrophe scenarios. Sirius Group uses these models and software to help it control risk accumulation, inform management and other stakeholders of capital requirements and to improve the risk/return profile or minimize the amount of capital required to cover the risks in each reinsurance contract in Sirius Group's overall portfolio of reinsurance contracts. However, given the inherent uncertainty of modeling techniques and the application of such techniques, these models and databases may not accurately address a variety of matters impacting Sirius Group's coverages.

        For example, catastrophe modeling is dependent upon several broad economic and scientific assumptions, such as storm surge (the water that is pushed toward the shore by the force of a windstorm), demand surge (the localized increase in prices of goods and services that often follows a catastrophe) and zone density (the percentage of insured perils that would be affected in a region by a catastrophe). Third-party modeling software also does not provide information for all territories or perils (e.g., tsunami) for which Sirius Group writes business. Catastrophe modeling is inherently uncertain due to process risk (i.e., the probability and magnitude of the underlying event) and parameter risk (i.e., the probability of making inaccurate model assumptions).

        The inherent uncertainties underlying, or the incorrect usage or misunderstanding of these tools may lead to unanticipated exposure to risks relating to certain perils or geographic regions which could have a material adverse effect on Sirius Group's business, prospects, financial condition or results of operations.

Sirius Group's loss and LAE reserves may be inadequate to cover its ultimate liability for losses and as a result its financial results could be adversely affected.

        Sirius Group must maintain reserves adequate to cover its estimated ultimate liabilities for loss and loss adjustment expenses ("LAE"). Loss and LAE reserves are typically comprised of (i) case reserves for claims reported ("case reserves") and (ii) incurred but not reported ("IBNR") reserves for losses that have occurred but for which claims have not yet been reported and for expected future development on case reserves. These reserves are estimates of what the settlement and administration of claims will cost based on facts and circumstances then known to Sirius Group. These estimates involve actuarial and claims assessments, and requires Sirius Group to make a number of assumptions about future events that are subject to unexpected changes and are beyond its control, such as future trends in claim severity, frequency, inflation, legislative and judicial changes and other factors.

        Because of uncertainties associated with estimating ultimate loss and LAE reserves, it is uncertain that Sirius Group's reserves are adequate. In the event that Sirius Group's reserves become insufficient to cover its actual losses and LAE, Sirius Group may need to add to its reserves, which could have a material adverse effect on Sirius Group's results of operations and financial condition.

        In addition, Sirius Group reserves for losses and LAE include an estimate of Sirius Group's ultimate liability for asbestos and environmental claims for which Sirius Group cannot estimate the ultimate value using traditional reserving techniques, and for which there are significant uncertainties in estimating the amount of Sirius Group's potential losses.

Sirius Group is reliant on financial strength and creditworthiness ratings, and any downgrade may have a material adverse effect on Sirius Group's business, prospects, financial condition, and results from operations.

        Third-party rating agencies assess and rate the financial strength, including claims-paying ability, of insurers and reinsurers. These ratings are based upon criteria established by the rating agencies and are subject to revision at any time at the sole discretion of the agencies. Some of the criteria relate to general economic conditions and other circumstances outside of the rated company's control. These financial strength ratings are used by policyholders, agents and brokers to assess the suitability of insurers and reinsurers as business counterparties and are an important factor in establishing the competitive position of insurance and reinsurance companies.

        The maintenance of an "A–" or better financial strength rating from A.M. Best Company Inc. ("A.M. Best") and/or S&P Global Ratings ("Standard & Poor's") is particularly important to the ability of Sirius Group's operating (re)insurance subsidiaries to bind property and casualty insurance and reinsurance business in most markets. General creditworthiness ratings are used by existing or potential investors to assess the likelihood of repayment on a particular debt issue. The maintenance of an investment grade creditworthiness rating (e.g., "BBB–" or better from Standard & Poor's or Fitch) is important to Sirius Group's ability to raise new debt with acceptable terms. Strong creditworthiness ratings are important factors that provide better financial flexibility when issuing new debt or restructuring existing debt.

        Rating agencies periodically evaluate Sirius Group to confirm that it continues to meet the criteria of the ratings previously assigned to Sirius Group.

        A downgrade, withdrawal or negative watch/outlook of the financial strength rating of Sirius Group's operating (re)insurance companies could severely limit or prevent Sirius Group from writing new policies or renewing existing policies, which could have a material adverse effect on Sirius Group's results of operations and financial condition. A downgrade, withdrawal or negative watch/outlook of Sirius Group's creditworthiness ratings could limit its ability to raise new debt or could make new debt more costly and/or have more restrictive conditions.

        Additionally, some of Sirius Group's assumed reinsurance contracts contain optional cancellation, commutation and/or funding provisions that would be triggered if A.M. Best and/or Standard & Poor's were to downgrade the financial strength ratings of Sirius Group's principal (re)insurance operating subsidiaries below "A-". A client may choose to exercise these rights depending on, among other things, the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. Sirius Group cannot predict in advance how many of its clients would actually exercise such rights in the event of such a downgrade, but widespread exercise of these options could be materially adverse.

        Following CMIG International's April 2016 acquisition of Sirius Group, A.M. Best issued a negative outlook in its rating of Sirius Group. The negative outlook reflected A.M. Best's concern over the credit profile of CMIG International, represented by CMIG International's high financial leverage. Fitch similarly lowered Sirius Group's rating by one notch due to its concern over CMIG International's short operating history, rapid business growth and high and increasing leverage. Sirius Group's credit ratings may continue to be impacted by actions taken by CMIG International.

Sirius Group's investment portfolio may suffer reduced returns or losses, which could adversely affect Sirius Group's results of operations and financial condition. Adverse changes in interest rates, foreign currency exchange rates, equity markets, debt markets or market volatility could result in significant losses to the fair value of Sirius Group's investment portfolio.

        Sirius Group's investment portfolio is overseen in accordance with the investment policy and guidelines approved by the Finance Committee of the Sirius Group board of directors. At June 30, 2018, Sirius Group's investment portfolio consisted of fixed-maturity investments (including U.S. and foreign government bonds, corporate debt, mortgage-backed, asset-backed and other fixed-maturity securities), short-term investments, equity securities, convertibles and other long-term investments, including hedge funds and private equity funds.

        Sirius Group invests to maximize long-term total returns (after-tax) while taking prudent levels of risk and maintaining a diversified portfolio subject to its investment guidelines, policy and various regulatory restrictions. However, investing entails substantial risks. Sirius Group may not achieve its investment objectives, and investment performance may vary substantially over time. Investment returns are an important part of Sirius Group's strategy to grow, and fluctuations in the fixed-income or equity markets could impair Sirius Group's results of operations and financial condition.

        Both Sirius Group's investment income and the fair market value of its investment portfolio are affected by general economic and market conditions, including fluctuations in interest rates, foreign currency exchange rates, debt market levels, equity market levels and market volatility.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond Sirius Group's control. In particular, a significant increase in interest rates could result in significant losses in the fair value of Sirius Group's investment portfolio. In addition, certain fixed-income securities, such as mortgage-backed and asset backed securities, carry prepayment risk or, in a rising interest rate environment, may not pre-pay as quickly as expected. Conversely, in a low interest rate environment, Sirius Group may be forced to reinvest proceeds from investments that have matured or have been prepaid or sold at lower yields, which will reduce Sirius Group's investment returns. Additionally, a change in interest rates could adversely affect Sirius Group's results of operations and financial condition.

        The table below summarizes the estimated effects of hypothetical increases and decreases in market interest rates on Sirius Group's fixed-maturity investments. The size of interest rate decreases presented may be limited in order to floor interest rates at a de minimis level.

($ in millions)	Fair Value at June 30, 2018	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	Pre-Tax Increase (Decrease) in Carrying Value
Fixed maturity investments	$1,885.4	300 bp decrease	$2,021.1	$135.7
		200 bp decrease	1,978.7	93.3
		100 bp decrease	1,933.6	48.2
		50 bp decrease	1,910.3	24.9
		50 bp increase	1,857.8	(27.6)
		100 bp increase	1,830.6	(54.8)
		200 bp increase	1,776.0	(109.4)
		300 bp increase	$1,721.5	$(163.9)

        Sirius Group's investment portfolio is also exposed to investment credit risk, which is the risk that the value of certain investments may decrease due to a deterioration in the financial condition, operating performance or business prospects of, or the liquidity available to, one or more issuers of those securities or, in the case of mortgaged-back and other asset-backed securities, due to the deterioration of the loans or other assets that underlie the securities. Mortgage-backed securities are particularly sensitive to changes in U.S. economic conditions, including deterioration of the U.S. housing market and unemployment, among other factors.

        Sirius Group is also exposed to changes in equity markets. A significant decline in the equity markets, such as that experienced from September 2008 to March 2009, could have a material adverse effect on Sirius Group's results of operations and financial condition. Assuming a hypothetical 10% and 30% increase or decrease in the value of Sirius Group's equity securities and other long-term investments as of June 30, 2018, the carrying value of Sirius Group's equity securities and other long-term investments would have increased or decreased by approximately $73 million and $220 million pre-tax, respectively.

        Since a portion of Sirius Group's investment portfolio is invested in securities denominated in currencies other than the U.S. dollar, the value of Sirius Group's portfolio is sensitive to changes in foreign currency rates. Sirius Group is also exposed to changes in the volatility levels of various investment markets. The underlying conditions prompting such changes are outside of Sirius Group's control and could adversely affect the value of Sirius Group's investments and results of operations and financial condition.

An unexpected accumulation of attritional losses may adversely affect Sirius Group's operating results.

        In addition to Sirius Group's exposures to natural catastrophe and other large losses as discussed above, Sirius Group's operating results may be adversely affected by unexpectedly large accumulations of smaller losses. Sirius Group seeks to manage this risk by using appropriate underwriting processes to guide the pricing, terms and acceptance of risks. These processes, which may include pricing models, are intended to ensure that premiums received are sufficient to cover the expected levels of attritional losses and a contribution to the cost of natural catastrophes and large losses where necessary. However, it is possible that these underwriting approaches and/or pricing models may not work as intended and that actual losses from a class of risks may be greater than expected. Sirius Group's pricing models are also subject to the same limitations as the models used to assess exposures to natural catastrophe losses noted above. Accordingly, these factors could adversely impact Sirius Group's financial condition and/or operating results.

A decrease in the fair value of IMG, Armada and/or Sirius Group's intangible assets may result in future impairments.

        As of June 30, 2018, goodwill and intangible assets represented approximately 31% of Sirius Group's consolidated shareholders' equity. Goodwill and intangible assets are assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. These assessments require Sirius Group to use significant judgment in making various estimates and assumptions, such as the determination of expected future cash flows and/or earnings, and actual results may ultimately be materially different from such estimates and assumptions. For example, expected future cash flows and/or earnings may be materially and negatively impacted as a result of, among other things, a decrease in renewals and new business, loss of key personnel, lower-than-expected yields and/or cash flows from Sirius Group's investment portfolio, as applicable, or higher-than-expected claims activity and incurred losses as well as other general economic factors. As a result of these potential changes, the estimated fair value of Sirius Group's goodwill and intangible assets may decrease, causing the carrying value to exceed the fair value and the goodwill and/or intangible assets to be impaired. If an impairment is determined to exist, the carrying value of the goodwill and/or intangible asset is adjusted to its implied fair value with the corresponding expense recorded in Sirius Group's income statement, as applicable, in the period in which the impairment is determined. If Sirius Group is required to record goodwill impairments in the future, its financial condition and results of operations would be negatively affected.

Sirius Group is exposed to unpredictable casualty insurance risks that could adversely affect its results of operations and financial condition.

        Sirius Group writes insurance and reinsurance policies covering casualty risks. Casualty insurance generally covers the financial consequences of the legal liability of an individual or organization resulting from negligent acts causing bodily injury and/or property damage to a third party. Claims from such business can take years to develop and settle and can be subject to unanticipated claims and economic inflation. Accordingly, if Sirius Group's pricing assumptions are incorrect, higher than expected losses could materially adversely affect Sirius Group's financial condition, liquidity or results of operations.

The property and casualty insurance and reinsurance industries are highly competitive and cyclical and Sirius Group may not be able to compete effectively in the future.

        The property and casualty insurance and reinsurance industries are highly competitive and have historically been cyclical, experiencing periods of severe price competition and less selective underwriting standards ("soft markets") followed by periods of relatively high prices and more selective underwriting standards ("hard markets"). Sirius Group competes with numerous reinsurance companies throughout the world and Lloyd's Syndicate 1945, the Lloyd's of London ("Lloyd's") syndicate that Sirius Group sponsors and that is managed through Sirius International's Managing Agent ("Syndicate 1945"), also competes with other Lloyd's syndicates and London market companies. Many of these competitors have greater financial, marketing and management resources available to them, including greater revenue and shareholders' equity, have established long-term and continuing business relationships throughout the insurance and reinsurance industries and may have higher financial strength ratings, which can be a significant competitive advantage for them.

        Soft primary insurance market conditions could lead to a significant reduction in reinsurance premium rates, less favorable contract terms and fewer submissions for Sirius Group's reinsurance underwriting capacity. The supply of reinsurance is also related to the level of reinsured losses and the level of industry capital which, in turn, may fluctuate in response to changes in rates of return earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of capacity permitted improvements in reinsurance rate levels and terms and conditions.

        In recent years, the persistent low interest rate environment and ease of entry into the reinsurance sector has led to increased competition from non-traditional sources of capital, such as insurance-linked funds or collateralized special purpose insurers, predominantly in the property catastrophe excess reinsurance market. This alternative capital provides collateralized property catastrophe protection in the form of catastrophe bonds, industry loss warranties and other risk-linked products that facilitate the ability of non-reinsurance entities, such as hedge funds and pension funds, to compete for property catastrophe excess reinsurance business outside of the traditional treaty market. This alternative capacity is also expanding into lines of business other than property catastrophe reinsurance.

        Consequently, the market is currently in a prolonged phase of the soft market cycle in many lines of business, particularly in certain property catastrophe excess reinsurance markets, and, as a result, many of Sirius Group's products are experiencing varying degrees of rate pressure. To the extent these trends continue or accelerate, Sirius Group's financial condition or operating results could be adversely affected.

Sirius Group may not successfully alleviate risk through reinsurance arrangements. Additionally, Sirius Group may not collect all amounts due from its reinsurers under its existing reinsurance arrangements.

        Sirius Group attempts to limit its risk of loss through the purchase of reinsurance, including retrocession coverage (i.e., the reinsurance of reinsurance). The availability and cost of reinsurance protection is subject to market conditions, which are outside of Sirius Group's control. In addition, the coverage provided by these reinsurance arrangements may be inadequate to cover Sirius Group's future liabilities. As a result, Sirius Group may not be able to successfully alleviate risk through these arrangements, which could have a material adverse effect on Sirius Group's results of operations and financial condition.

        Purchasing reinsurance does not relieve Sirius Group of the underlying obligations to policyholders or ceding companies, so any inability to collect amounts due from reinsurers could adversely affect Sirius Group's financial condition and results of operations. Inability to collect amounts due from reinsurers can result from a number of scenarios, including: (i) reinsurers choosing to withhold payment due to a dispute or other factors beyond Sirius Group's control; and (ii) reinsurers becoming unable to pay amounts owed to Sirius Group as a result of a deterioration in their financial condition. While Sirius Group regularly reviews the financial condition of its reinsurers and currently believes their financial condition is strong, it is possible that one or more of these reinsurers will be adversely affected by future significant losses or economic events, causing them to be unable or unwilling to pay amounts owed to Sirius Group.

        In addition, due to factors such as the price or availability of reinsurance coverage, Sirius Group sometimes decides to increase the amount of risk retained by purchasing less reinsurance. Such determinations have the effect of increasing Sirius Group's financial exposure to losses associated with such risks and, in the event of significant losses associated with a given risk, could have a material adverse effect on Sirius Group's financial condition and results of operations.

Sirius Group, or agents appointed by Sirius Group, may act based on inaccurate or incomplete information regarding the accounts Sirius Group underwrites, or such agents may exceed their authority or act fraudulently when binding policies on Sirius Group's behalf.

        Sirius Group, and its managing general underwriters ("MGUs") and other agents who have the ability to bind policies on Sirius Group's behalf, rely on information provided by insureds or their representatives when underwriting insurance policies. While Sirius Group may make inquiries to validate or supplement the information provided, Sirius Group may make underwriting decisions based on incorrect or incomplete information. It is possible that Sirius Group will misunderstand the nature or extent of the activities and the corresponding extent of the risks that Sirius Group insures because of its reliance on inadequate or inaccurate information. If any such agents exceed their authority or engage in fraudulent activities, Sirius Group's financial condition and results of operations could be materially adversely affected.

Unexpected volatility or illiquidity associated with some of Sirius Group's investments could significantly and negatively affect Sirius Group's financial results, liquidity and ability to conduct business.

        Sirius Group holds, or may in the future purchase, certain investments that include, but are not limited to, publicly traded equities, hedge funds, private equity funds, bonds, bank loans, emerging market debt, nonagency residential mortgage-backed securities, asset-backed securities, commercial mortgage-backed securities, derivatives and other investment products. During the height of the financial crisis, both fixed-income and equity markets were more illiquid and volatile than expected. If

Sirius Group requires significant amounts of cash on short notice in excess of normal cash requirements, it may have difficulty selling these investments in a timely manner and/or be forced to sell them for less than it otherwise would have been able to realize. If Sirius Group is forced to sell its assets in unfavorable market conditions, there can be no assurance that it will be able to sell them for the prices at which it has recorded them and may be forced to sell them at significantly lower prices. As a result, Sirius Group's business, financial condition, liquidity or results of operations could be adversely affected.

        A portion of Sirius Group's investment portfolio consists of hedge fund and private equity fund investments. The underlying investments in these funds are typically publicly traded and private equity securities and investments, and, as such, are subject to market risks that are similar to Sirius Group's equity securities. However, these investments entail substantial risks and are generally illiquid. Redemption of investments in certain of these funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.

Global climate change may have a material adverse effect on Sirius Group's operating results and financial condition.

        There are concerns that the higher level of weather-related catastrophes and other losses incurred by the industry in prior years is indicative of changing weather patterns, including as a result of global climate change, which could cause such events to persist. This would lead to higher overall losses that Sirius Group may not be able to recoup, particularly in the current economic and competitive environment, and higher reinsurance costs. In addition, rising sea levels are expected to add to the risks associated with coastal flooding in many geographical areas. Large scale climate change could increase both the frequency and severity of Sirius Group's loss costs associated with property damage and business interruption due to storms, floods and other weather-related events. Over the long-term, global climate change could impair Sirius Group's ability to predict the costs associated with future weather events and could also give rise to new environmental liability claims in the energy, manufacturing and other industries Sirius Group serves.

        Given the scientific uncertainty of predicting the effect of climate cycles and global climate change on the frequency and severity of natural catastrophes and the lack of adequate predictive tools, Sirius Group may be unable to adequately model the associated exposures and potential losses in connection with such catastrophes that could have a material adverse effect on Sirius Group's business, financial condition or results of operations.

Sirius Group has significant foreign operations that expose it to certain additional risks, including foreign currency risks and political risk.

        Through its multinational reinsurance operations, Sirius Group conducts business in a variety of foreign (non-U.S.) currencies, the principal exposures being the Swedish Krona, British Pound Sterling, Euro and Canadian dollar. As a result, a significant portion of Sirius Group's assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk. Significant changes in foreign exchange rates may adversely affect Sirius Group's results of operations and financial condition.

        Sirius Group's foreign operations are also subject to legal, political and operational risks that may be greater than those present in the United States. As a result, Sirius Group's operations at these foreign locations could be temporarily or permanently disrupted.

Sirius Group may suffer losses from unfavorable outcomes from litigation and other legal proceedings.

        In the ordinary course of business, Sirius Group is subject to litigation and other legal proceedings as part of the claims process, the outcomes of which are uncertain. Sirius Group maintains reserves for claims-related legal proceedings as part of its loss and LAE reserves. Adverse outcomes are possible and could negatively impact Sirius Group's financial condition.

        Furthermore, as industry practices and legal, judicial, social and other conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect Sirius Group's results of operations and financial condition by either extending coverage beyond Sirius Group's underwriting intent or by increasing the number and size of claims. In some instances, these changes may not become apparent until sometime after Sirius Group has issued the affected insurance contracts. Examples of emerging claims and coverage issues include, but are not limited to:

  •
  new theories of liability and disputes regarding medical causation with respect to certain diseases;

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  assignment-of-benefits agreements, where rights of insurance claims and benefits of the insurance policy are transferred to third parties, and which can result in inflated repair costs and legal expenses to insurers and reinsurers;

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  claims related to data security breaches, information system failures or cyber-attacks; and

  •
  claims related to blackouts caused by space weather.

        In addition, from time to time Sirius Group is subject to legal proceedings that are not related to the claims process. In the event of an unfavorable outcome in one or more non-claims legal matters, Sirius Group's ultimate liability may be in excess of amounts reserved and such additional amounts may be material to Sirius Group's results of operations and financial condition. Furthermore, it is possible that these non-claims legal proceedings could result in unexpected outcomes that may materially impact Sirius Group's business or operations.

The effects of, and uncertainty regarding, the U.K.'s withdrawal from the European Union could negatively impact Sirius Group's investment portfolio, business and results of operations.

        At a referendum in June 2016, the U.K. voted in favor of leaving the European Union, the process for which was commenced in March 2017 when the Prime Minister of the United Kingdom notified the European Council under Article 50 of the Treaty on the European Union of the United Kingdom's intention to leave. Since the referendum, there has been an increase in market volatility which has been further impacted by continuing uncertainty around the terms of the withdrawal. During withdrawal negotiations and beyond, the impact on the U.K. and European economies and the broader global economy could be significant, resulting in negative impacts, such as increased volatility and illiquidity, and potentially lower economic growth on markets in the U.K., Europe and globally, which may negatively impact the value of Sirius Group's investment portfolio, business and results of operations. The timing and terms of the U.K.'s withdrawal from the European Union could also have an adverse impact on the operation or prospects of Lloyd's. While Lloyd's has announced its intention to establish a European subsidiary company through which Lloyd's syndicates may be able to have access to the European Union single market, there can be no assurance that the Lloyd's European subsidiary will be authorized or that the arrangements envisaged will not result in increased costs for conducting business in the European Union's single market. In addition, Sirius International would lose its passporting rights to operate in the U.K. and its U.K. branch would be unable to operate should there be a withdrawal by the U.K. from the European Union without any agreement in place between the U.K. and the European Union, and without the U.K. government standing by its promise to allow financial institutions to operate under a temporary regime in the U.K.

Sirius Group's reinsurance operations are largely dependent upon ceding companies' evaluation of risk.

        Sirius Group, like other reinsurance companies that write treaty reinsurance, generally does not evaluate separately each of the assumed individual insurance risks under Sirius Group's reinsurance contracts. As such, Sirius Group is largely dependent upon the cedents' original underwriting decisions. Sirius Group is subject to the risk that the cedents may not have adequately or accurately evaluated the risks that they have insured, and Sirius Group has reinsured, and that the premiums ceded may not adequately compensate Sirius Group for the risks it assumes. If Sirius Group's reserves are insufficient to cover the actual loss and LAE arising from Sirius Group's treaty reinsurance business, Sirius Group would have to strengthen its reserves and incur charges to its earnings. These charges could be significant and could have a material adverse effect on Sirius Group's results of operations and financial condition.

Consolidation in the insurance and reinsurance industries could adversely impact Sirius Group.

        The insurance and reinsurance industries have been consolidating over the past several years and the consolidation trend may continue and even accelerate in the near future. These consolidated client and competitor enterprises may try to use their enhanced market power to negotiate price reductions for Sirius Group's products and services and/or obtain a larger market share through increased line sizes. If competitive pressures reduce prices, Sirius Group would generally expect to reduce its future underwriting activities thus resulting in reduced premiums and a reduction in expected earnings. As the insurance industry consolidates, competition for customers will become more intense and the importance of sourcing and properly servicing each customer will become greater. Sirius Group could incur greater expenses relating to customer acquisition and retention, further reducing Sirius Group's operating margins. In addition, insurance companies that merge may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance. The number of companies offering retrocessional reinsurance may decline. Reinsurance intermediaries could also continue to consolidate, potentially adversely impacting Sirius Group's ability to access business and distribute its products. Sirius Group could also experience more robust competition from larger, better capitalized competitors. Any of the foregoing could adversely affect Sirius Group's business or its results of operations.

Since Sirius Group depends on a small number of brokers and MGUs for a large portion of its revenues, loss of business provided by any one of them could adversely affect Sirius Group.

        Sirius Group markets its reinsurance worldwide primarily through reinsurance brokers. The reinsurance brokerage industry generally, and Sirius Group's sources of business specifically, are concentrated. During 2017, 2016 and 2015, Sirius Group received 59%, 56% and 58%, respectively, of its reinsurance business from four major reinsurance brokers as follows: Aon Corporation and subsidiaries—22%, 22% and 24%, respectively; Guy Carpenter & Company and subsidiaries—18%, 18% and 18%, respectively; WT Butler and Co. Ltd.—10%, 8% and 7%, respectively; and Willis Group and subsidiaries—9%, 8% and 9%, respectively. A decision of one or more of these brokers to reduce substantially or eliminate its business with Sirius Group could adversely affect its business, results of operations or financial condition. In addition, numerous brokers and their affiliates have equity interests in reinsurance companies that compete with Sirius Group. These brokers may favor these reinsurers over other companies, including members of Sirius Group.

Sirius Group's reliance on intermediaries subjects it to the intermediaries' credit risk.

        In accordance with industry practice, Sirius Group frequently pays amounts owing in respect of claims under its contracts to reinsurance brokers and, to a lesser extent, MGUs that, in turn, make payments to the cedents. In the event that a broker or MGU fails to make such a payment, depending on the jurisdiction, Sirius Group may remain liable to the cedent for the deficiency. Conversely, when premiums for reinsurance contracts are paid to reinsurance brokers or MGUs for payment to Sirius Group, these premiums may be deemed to have been paid and the cedent may no longer be liable to Sirius Group for those amounts, whether or not actually received by Sirius Group. Intermediaries generally are less capitalized than the businesses Sirius Group reinsures and therefore may be unable to pay their debts when due. Consequently, Sirius Group faces credit risk associated with intermediaries during the payment process.

The regulatory framework under which Sirius Group operates and potential changes thereto could have a material adverse effect on its business.

        Sirius Group's activities are subject to extensive regulation under the laws and regulations of the U.S., the U.K., Bermuda, Sweden and the European Union and its member states and the other jurisdictions in which Sirius Group operates.

        Sirius Group's operations in each of these jurisdictions are subject to varying degrees of regulation and supervision. The laws and regulations of the jurisdictions in which Sirius Group's insurance and reinsurance subsidiaries are domiciled require, among other things, that these subsidiaries maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of their financial condition and restrict payments of dividends, distributions and reductions of capital in certain circumstances. Statutes, regulations and policies to which Sirius Group's insurance and reinsurance subsidiaries are subject may also restrict the ability of these subsidiaries to write insurance and reinsurance policies, make certain investments and distribute funds.

        Sirius Group devotes a significant amount of time and resources to comply with various regulatory requirements imposed in Bermuda, Sweden, the U.S. and the U.K. There remains significant uncertainty as to the impact that these various regulations and legislation will have on Sirius Group. Such impacts could include constraints on Sirius Group's ability to move capital between subsidiaries or requirements that additional capital be provided to subsidiaries in certain jurisdictions, which may adversely impact Sirius Group's profitability. In addition, while Sirius Group currently has excess capital and surplus under applicable capital adequacy requirements, such requirements or similar regulations, in their current form or as they may be amended in the future, may have a material adverse effect on Sirius Group's business, financial condition or results of operations.

        Sirius Group's insurance and reinsurance operating subsidiaries may not be able to maintain necessary licenses, permits, authorizations or accreditations in territories where Sirius Group is currently engaged in business or obtain them in new territories, or may be able to do so only at significant cost. In addition, Sirius Group may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. In addition to insurance and financial industry regulations, Sirius Group's activities are also subject to relevant economic and trade sanctions, money laundering regulations, and anti-corruption laws including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and the Bermuda Bribery Act 2016, which may increase the costs of regulatory compliance, limit or restrict Sirius Group's ability to do business or engage in certain regulated activities, or subject Sirius Group to the possibility of regulatory actions or proceedings.

        There can be no assurance that Sirius Group, its employees, or its agents acting on Sirius Group's behalf are in full compliance with all applicable laws and regulations or their interpretation by the relevant authorities and, given the complex nature of the risks, it may not always be possible for Sirius Group to ascertain compliance with such laws and regulations. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws or regulations, including those referred to above, could subject Sirius Group to investigations, criminal sanctions or civil remedies, including fines, injunctions, loss of an operating license, reputational consequences, and other sanctions, all of which could have a material adverse effect on Sirius Group's business. Also, changes in the laws or regulations to which Sirius Group is subject could have a material adverse effect on its business. In addition, in most jurisdictions, government regulatory authorities have the power to interpret or amend applicable laws and regulations, and have discretion to grant, renew or revoke licenses and approvals Sirius Group needs to conduct its activities. Such governmental and regulatory authorities may require Sirius Group to incur substantial costs in order to comply with such laws and regulations.

Risks associated with changes in U.S. health care legislation could negatively affect Sirius Group's accident and health business.

        Sirius Group derives revenues from, among other things, the provision of accident and health premiums in the U.S., that is, providing insurance to institutions that participate in the U.S. healthcare delivery infrastructure. Changes in U.S. healthcare legislation, specifically the Patient Protection and Affordable Care Act of 2010 (the "Healthcare Act") (and legislative reforms related thereto), have made significant changes to the regulation of health insurance including, but not limited to, the healthcare delivery system, the healthcare cost reimbursement structure in the U.S. and the rate of growth of health care costs in the U.S. and may negatively affect Sirius Group's accident and health business. In addition, Sirius Group may be subject to regulations, guidance or determinations emanating from the various regulatory authorities authorized under the Healthcare Act. It is difficult to predict the effect that the Healthcare Act, or any regulatory pronouncement made thereunder, will have on Sirius Group's results of operations or financial condition.

Sirius Group may be unable to adequately maintain its systems and safeguard the security of its data, which may adversely impact Sirius Group's ability to operate its business and cause reputational harm and financial loss.

        Because Sirius Group's business and operations rely on secure and efficient information technology systems, Sirius Group depends on its ability and the ability of certain third parties, including vendors and business partners, to access Sirius Group's computer systems to perform necessary functions such as providing quotes and product pricing, billing and processing premiums, administering claims, and reporting its financial results. The functioning of these systems may be impacted by any number of events, including power outages, natural and man-made catastrophes, and cyber-attacks. In the event Sirius Group is unable to access its systems, or any third-party system that it relies upon, Sirius Group's ability to operate its business effectively may be significantly impaired.

        Sirius Group's business also depends upon its ability to securely process, store, transmit and safeguard confidential and proprietary information that is in Sirius Group's possession. This information includes confidential information relating to Sirius Group's business, and personally identifiable information ("PII") and protected health information ("PHI") belonging to employees, customers, claimants and business partners. As Sirius Group's systems may be vulnerable to a variety of forms of unauthorized access that could result in a data breach, including hackers, computer viruses, and other cyber-attacks, as well as breaches that result from dishonest employees, errors by employees or lost or stolen computer devices, Sirius Group may not be able to protect the confidentiality of such information.

        Third parties present an additional risk of cyber-related events. Sirius Group outsources certain technological and business process functions to third-party providers. Sirius Group relies on these third parties to maintain and store PII and PHI and other confidential information on their systems. As needed, Sirius Group also transmits such information by e-mail and other electronic means. Sirius Group attempts to establish sufficient controls and secure capabilities to transmit such information and to prevent unauthorized disclosure, but these controls may not be sufficient. Furthermore, third-party providers may not have appropriate controls in place to protect such information.

        Sirius Group's computer systems have been and will continue to be the target of cyber-attacks, although Sirius Group is not aware that it has experienced a material cybersecurity breach. Sirius Group is also not aware of any third-party vendor having experienced a material cybersecurity breach that impacted Sirius Group's data. The risk of cyber-attack may increase, and Sirius Group may experience more significant attacks in the future. The risks identified above could expose Sirius Group to data breaches, disruptions of service, financial losses and significant increases in compliance costs and reputational harm to Sirius Group, any of which could affect its business and results of operations.

        In addition, a data breach that involves the compromise of PII or PHI could subject Sirius Group to legal liability or regulatory action under data protection and privacy laws and regulations enacted by federal, state and foreign governments, or other regulatory bodies. In particular, the European Union has passed the General Data Protection Regulation ("GDPR"), which came into force in May 2018. The GDPR includes more stringent operational requirements on entities that receive or process personal data (as compared to previous European Union law), along with significant penalties for non-compliance. As a result, Sirius Group's ability to conduct its business and Sirius Group's results of operations might be materially and adversely affected.

Operational risks, including human or systems failures, are inherent in Sirius Group's business.

        Operational risks and losses can result from many sources including fraud, errors by employees, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements or information technology failures.

        Sirius Group's modeling, underwriting and information technology and application systems are critical to its business and reputation. Moreover, Sirius Group's technology and applications have been an important part of its underwriting process and ability to compete successfully. Such technology is and will continue to be a very important part of the underwriting process. Sirius Group has also licensed certain systems and data from third parties. Sirius Group cannot be certain that it will have access to these, or comparable service providers, or that Sirius Group's technology or applications will continue to operate as intended. In addition, Sirius Group cannot be certain that these service providers or consultants could be replaced without slowing Sirius Group's underwriting response time. A major defect or failure in Sirius Group's internal controls or information technology and application systems could result in management distraction, harm to Sirius Group's reputation, a loss or delay of revenues or increased expense.

Sirius Group depends on key personnel to manage the business effectively and they may be difficult to replace.

        Sirius Group's performance substantially depends on the efforts and abilities of its management team and other executive officers and key employees. Furthermore, much of Sirius Group's competitive advantage is based on the expertise, experience and know-how of its key management personnel. Sirius Group does not have fixed-term employment agreements with many of its key employees or key-man life insurance and the loss of one or more of these key employees could adversely affect Sirius Group's business, results of operations and financial condition. Sirius Group's success also depends on the ability to hire and retain additional personnel. Difficulty in hiring or retaining personnel could adversely affect Sirius Group's results of operations and financial condition.

Sirius Group faces unforeseen liabilities arising from possible acquisitions and dispositions of businesses or difficulties integrating acquired businesses.

        Sirius Group has engaged in acquisitions of businesses in the past, including the acquisitions of ArmadaCorp Capital, LLC ("Armada") and International Medical Group Acquisition, Inc. ("IMG") in

2017, and may continue to do so in the future. Any future acquisitions may expose it to operational challenges and risks, including:

  •
  integrating financial and operational reporting systems;

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  establishing satisfactory budgetary and other financial controls;

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  funding increased capital needs and overhead expenses;

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  obtaining management personnel required for expanded operations;

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  funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties;

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  the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected;

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  the assets and liabilities acquired by Sirius Group may be subject to foreign currency exchange rate fluctuation; and

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  financial exposures in the event that the sellers of the entities acquired are unable or unwilling to meet their indemnification, reinsurance and other obligations to Sirius Group.

        Sirius Group's ability to achieve the benefits anticipated from any business acquisition will depend in large part upon its ability to successfully integrate such businesses in an efficient and effective manner. Sirius Group may not be able to integrate such businesses successfully, or the process may take longer than expected. The integration of operations may require the dedication of significant management resources, which may distract management's attention from day-to-day business. If Sirius Group is unable to successfully integrate the operations of such acquired businesses, it may be unable to realize the full benefits it expects to achieve as a result of such acquisitions and Sirius Group's business and results of operations may be lower than expected.

Sirius Group may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

        Sirius Group's future capital requirements depend on many factors, including regulatory requirements, the ability to write new business successfully, the frequency and severity of catastrophic events, and the ability to establish premium rates and reserves at levels sufficient to cover losses. Sirius Group may need to raise additional funds through financings or curtail its growth and reduce its assets. Any equity or debt financing, if available at all, may be on unfavorable terms. Disruption in the financial markets may limit Sirius Group's ability to access capital required to operate its business and Sirius Group may be forced to delay raising capital or bear a higher cost of capital, which could decrease Sirius Group's profitability and significantly reduce its financial flexibility. In addition, if Sirius Group experiences a credit rating downgrade, withdrawal or negative watch/outlook in the future, it could incur higher borrowing costs and may have more limited means to access capital. If Sirius Group cannot obtain adequate capital on favorable terms or at all, its business, results of operations and financial condition could be adversely affected.

Sirius Group has incurred losses in the past and may incur losses in the future.

        Sirius Group had a comprehensive (loss) income of approximately $(78) million, $(34) million and $196 million for 2017, 2016 and 2015, respectively. Sirius Group expects to incur increased operating expenses related to its growth initiatives, including the purchase of two MGUs, and primary insurance platform to support its business. If revenue fails to grow at anticipated rates, or if operating costs rise without a commensurate increase in revenue, then the imbalance between revenue and operating expenses will negatively impact Sirius Group's liquidity as well as its ability to achieve profitability in upcoming quarters. Sirius Group's lack of recent profitability may indicate that it needs to re-evaluate its plan of operations or change its strategies in order to generate a profit. A lack of profitability could adversely affect the price of its common shares and liquidity.

Sirius Group's results of operations may fluctuate significantly from period to period and may not be indicative of its long-term prospects.

        Sirius Group's results of operations may fluctuate significantly from period to period. These fluctuations result from a variety of factors, including the seasonality of the insurance and reinsurance business, the volume and mix of reinsurance and insurance products that Sirius Group writes, loss experience on Sirius Group's insurance and reinsurance liabilities, the performance of Sirius Group's investment portfolio and its ability to assess and integrate its risk management strategy effectively. In particular, Sirius Group seeks to underwrite products and make investments to achieve long-term results. As a result, at any given time, Sirius Group's short-term results of operations may not be indicative of its long-term prospects.

Sirius Group is a holding company with no direct operations, and its insurance and reinsurance subsidiaries' ability to pay dividends and other distributions to Sirius Group is restricted by law.

        Sirius Group is a holding company and carries out its business through its insurance and reinsurance subsidiaries. Accordingly, Sirius Group is dependent upon receipt of funds from other members of Sirius Group to fulfil its obligations. Sirius Group's subsidiaries may not be able to generate cash flow sufficient to pay a dividend or distribute funds to Sirius Group. In addition, under the insurance laws of certain jurisdictions in which Sirius Group's insurance and reinsurance subsidiaries are domiciled, an insurer or reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by their relevant regulatory authorities.

        Sirius Group's top tier regulated insurance and reinsurance operating subsidiary, Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda"), has the ability to pay approximately $637 million of dividends to Sirius Group without prior approval of regulatory authorities during 2018, subject to meeting all appropriate liquidity and solvency requirements. Sirius Bermuda indirectly owns Sirius International Insurance Corporation, Sirius America Insurance Company and Sirius Group's other insurance and reinsurance operating companies, each of which are limited in their ability to pay dividends by the insurance laws of their relevant jurisdictions. See "Regulation of Sirius Group—Bermuda Insurance Regulation."

        As of June 30, 2018, Sirius Group and its intermediate holding companies had $47 million of net unrestricted cash, short-term investments and fixed-maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries. Management believes that Sirius Group's cash balances, cash flows from operations and cash flows from investments are adequate to meet expected cash requirements for the foreseeable future on both a holding company and operating subsidiary level. However, if Sirius Group's insurance and reinsurance subsidiaries cannot pay dividends in future periods, it may have difficulty servicing its debt and meeting its holding company expenses. Dividend payments and other distributions from Sirius Group's subsidiaries also may be subject to withholding taxes, which would reduce the amount available to service Sirius Group's debt.

The current state of the global economy and capital markets increases the possibility of adverse effects on Sirius Group's financial position and results of operations. Economic downturns could impair Sirius Group's investment portfolio and affect the primary insurance market, which could, in turn, harm Sirius Group's results of operations and reduce the volume of new business.

        Global capital markets in the U.S. and Europe, as well as other leading markets, continue to experience volatility. Although conditions may be improving, the longer this economic situation persists, the greater the probability that these risks could have an adverse effect on Sirius Group's financial results. This may be evidenced in several ways including, but not limited to, a potential reduction in Sirius Group's premium income, financial losses in Sirius Group's investment portfolio and decreases in revenue and net income.

        Unfavorable economic conditions also could increase Sirius Group's funding costs, limit its access to the capital markets or result in a decision by lenders not to extend credit to Sirius Group. These events could prevent Sirius Group from increasing its underwriting activities and negatively impact Sirius Group's results of operations. In addition, Sirius Group's cedents and other counterparties may be affected by such developments in the financial markets, which could adversely affect their ability to meet their obligations to Sirius Group.

Risks Related to Tax Matters

        The following risk factors apply to the business and operations of Sirius Group and ownership of Sirius Group common shares and will also apply to the business and operations of the combined company and ownership of the combined company's common shares following the completion of the Merger.

Sirius Group has significant deferred tax assets, which may become devalued if either Sirius Group does not generate sufficient future taxable income or applicable corporate tax rates are reduced.

        Sirius Group's total net deferred tax liability as of December 31, 2017 was $38 million. Of that amount, $18 million relates to net deferred tax assets in the U.S. subsidiaries, $190 million relates to net deferred tax assets in Luxembourg subsidiaries, $11 million relates to net deferred tax assets in the United Kingdom subsidiaries, $257 million relates to net deferred tax liabilities in Sweden subsidiaries. Net deferred tax assets and liabilities reflect carryforward tax attributes and temporary differences between the book basis and tax basis of various assets and liabilities. Utilization of most deferred tax assets is dependent on generating sufficient future taxable income in the appropriate jurisdiction and/or entity. If it is determined that it is more likely than not that sufficient future taxable income will not be generated, Sirius Group would be required to increase applicable valuation allowance(s). Most of Sirius Group's deferred tax assets are determined by reference to applicable corporate income tax rates, in particular in the U.S., Luxembourg and Sweden. Accordingly, in the event of new legislation that reduces any such corporate income tax rates, the carrying value of certain of Sirius Group's deferred tax assets would decrease. A material devaluation in Sirius Group's deferred tax assets due to either insufficient taxable income or lower corporate income tax rates would have an adverse effect on Sirius Group's results of operations and financial condition.

Two of Sirius Group's Swedish non-insurance subsidiaries are involved in tax disputes.

        The Swedish Tax Authority ("STA") has denied deductions claimed by two of Sirius Group's Swedish subsidiaries in certain tax years for interest they paid on intra-group debt instruments. Sirius Group is currently challenging the STA's denial in court based on the technical merits. Sirius Group's reserve for uncertain tax positions has taken into account relevant developments in these tax disputes and in applicable Swedish tax law including recent case law. Sirius Group also has taken into account the Stock Purchase Agreement by which Sirius Group was sold to CMIG International in 2016. Pursuant to such agreement, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (i) any additional tax liability in excess of Sirius Group's accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (ii) an impairment in Sirius Group's net deferred tax assets resulting from a final determination by a tax authority. While Sirius Group intends to continue challenging the STA's denial based on the technical merits, the ultimate resolution of these tax disputes is uncertain and no assurance can be given that there will be no material changes to Sirius Group's operating results or balance sheet in connection with these uncertain tax positions or the related indemnification.

Sirius Group may be treated as a PFIC, in which case a U.S. holder of Sirius Group common shares would be subject to disadvantageous rules under U.S. federal income tax laws.

        If Sirius Group is considered a passive foreign investment company ("PFIC") for U.S. federal income tax purposes, a U.S. shareholder will be subject to adverse tax consequences, including subjecting the U.S. shareholder to a greater tax liability than might otherwise apply and subjecting the U.S. shareholder to tax on amounts in advance of when tax would otherwise be imposed, in which case its investment in Sirius Group could be materially adversely affected. In addition, if Sirius Group were considered a PFIC, upon the death of any U.S. individual owning shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the shares that might otherwise be available under U.S. federal income tax laws. A U.S. shareholder may avoid some of the adverse tax consequences of owning an equity interest in a PFIC by making a qualified electing fund election. If Sirius Group is a PFIC, an electing U.S. shareholder is likely to recognize income in a taxable year in amounts significantly greater than the distributions received from Sirius Group, if any, in such taxable year.

        Sirius Group will be treated as a PFIC for U.S. federal income tax purposes in any taxable year for which either (i) at least 75% of Sirius Group's gross income consists of certain types of "passive income" or (ii) at least 50% of the average value of Sirius Group's assets produce, or are held for the production of, "passive income." Unless an exception applies, "passive income" includes dividends, interest, rents and royalties. For these purposes, if Sirius Group owns (directly or indirectly) at least 25% (by value) of the stock of another corporation, for purposes of determining whether Sirius Group is a PFIC, Sirius Group is treated as if it held the proportionate share of the assets of such other corporation, and as if it received directly the proportionate share of the income of such other corporation. Under a specific exception, as amended by the 2017 tax reform known as the Tax Cuts and Jobs Act (Pub. L. 115-97) ("2017 Tax Cuts and Jobs Act"), passive income does not include income derived in the active conduct of an insurance business by a qualifying insurance corporation. Whether an insurance company is a qualifying insurance corporation is determined based on an assets to liability test. The test requires the insurance company to have applicable insurance liabilities in excess of 25% of its total assets as reported on the company's financial statements.

        Based on Sirius Group's assets, income and activities, including those of its subsidiaries engaged in the active conduct of an insurance business, Sirius Group does not expect that it will be treated as a PFIC in 2018; however, this conclusion is not free from doubt and the IRS could take the position that Sirius Group is a PFIC. While Sirius Group expects its insurance subsidiaries will qualify for the active insurance income exception for qualified insurance corporations, absent regulations and other detailed guidance relating to the interpretations of the 2017 Tax Cuts and Jobs Act, there can be no assurance that Sirius Group's insurance subsidiaries will meet the requirements for this exception. Moreover, PFIC classification is a factual determination made annually, and even if Sirius Group is not a PFIC in 2018, it could become a PFIC in later years. Accordingly, Sirius Group cannot assure you that it will not be treated as a PFIC for 2018 or for any future year. Please see "Material Tax Consequences—Material U.S. Tax Consequences—Taxation of U.S. Holders—PFIC Provisions" for a more comprehensive discussion regarding Sirius Group's status as a PFIC and the tax consequences to U.S. holders of Sirius Group common shares if Sirius Group is treated as a PFIC.

Sirius Group may become subject to increased taxation in Bermuda and other countries as a result of the OECD's plan on "base erosion and profit shifting".

        The Organisation for Economic Cooperation and Development ("OECD"), with the support of the Group of Twenty ("G20"), initiated the "base erosion and profit shifting" ("BEPS") project in 2013 in response to concerns that international tax standards have not kept pace with changes in global business practices and that changes are needed to international tax laws to address situations where multinational enterprises may pay little or no tax in certain jurisdictions by shifting profits away from jurisdictions where the activities creating those profits may take place. In October 2015, the OECD issued "final reports" in connection with the BEPS project. The final reports were approved for adoption by the G20 finance ministers in November 2015 and provide the basis for international standards for corporate taxation, which are designed to prevent, among other things, treaty-shopping, the artificial shifting of income to tax havens and low-tax jurisdictions, the erosion of the tax base through interest deductions on intercompany debt and the artificial avoidance of permanent establishments (i.e., tax nexus with a jurisdiction). Action 6 (treaty abuse) led to the development of a global multilateral instrument to incorporate and facilitate changes to tax treaties, which was signed on June 7, 2017.

        Legislation to adopt these standards has been enacted or is currently under consideration in a number of jurisdictions, including country-by-country reporting. As a result, Sirius Group's earnings may be subject to income tax, or intercompany payments may be subject to withholding tax, in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed. The applicable tax authorities could also attempt to apply such taxes to past earnings and payments. Any such additional taxes could materially increase Sirius Group's effective tax rate. Also, the adoption of these standards may increase the complexity and costs associated with tax compliance and adversely affect Sirius Group's financial position and results of operations.

Sirius Group may become subject to income tax (or an increased amount of income tax) in one or more countries, including the United States, which could materially reduce Sirius Group's after-tax returns and the value of Sirius Group common shares.

        Due to their business operating models, a portion of the income of two of Sirius Group's foreign insurance companies is treated as effectively connected with a U.S. trade or business, and Sirius Group complies with the applicable U.S. income tax filing and payment requirements accordingly. Other than these deemed U.S. businesses, Sirius Group (including its foreign subsidiaries) currently intends to conduct substantially all of its businesses and operations in a manner such that it will not otherwise be engaged in a trade or business in the United States and will not be subject to more U.S. income tax than it currently incurs. However, the matter is not free from doubt in light of the applicable tax law and guidance regarding activities that constitute being engaged in a trade or business in the United States for U.S. federal income tax purposes. Accordingly, Sirius Group cannot assure you that the IRS will not contend, perhaps successfully, that a foreign entity in Sirius Group is engaged in a trade or business in the United States or is subject to more U.S. income tax than it currently incurs. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable tax treaty.

        Sirius Group could become subject to income tax in one or more countries, including the United States, as a result of activities performed by it, adverse developments or changes in law, contrary conclusions by the relevant tax authorities or other causes. The imposition of any of these income taxes could materially reduce Sirius Group's post-tax returns available for distributions on, and consequently the value of, Sirius Group common shares.

The impact of Bermuda's letter of commitment to the OECD to eliminate harmful tax practices is uncertain and could adversely affect Sirius Group's tax status in Bermuda.

        The OECD has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. According to the OECD, Bermuda is a jurisdiction that has substantially implemented the internationally agreed tax standard and as such is listed on the OECD 'white list'. However, Sirius

Group is unable to predict whether any changes will be made to this classification or whether any such changes will subject Sirius Group or its Bermuda operations to additional taxes.

An "ownership change" could limit Sirius Group's ability to utilize tax loss and credit carryforwards in the United States to offset future taxable income.

        As of December 31, 2017, Sirius Group had a deferred tax asset (net of valuation allowance) in the United States of approximately $49 million representing tax attributes including net operating loss carryforwards and tax credit carryforwards. Sirius Group's ability to use the tax attributes underlying such deferred tax asset to offset future taxable income may be significantly limited if Sirius Group experiences an "ownership change" as defined in Section 382 of the Code. In general, an ownership change will occur when the percentage of ownership (by value) of one or more "5-percent shareholders" (as defined in the Code) in Sirius Group common shares has increased by more than 50% over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis). An entity that experiences an ownership change generally will be subject to an annual limitation on its pre-ownership change tax loss and credit carryforwards equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the IRS (subject to certain adjustments). The limitation on Sirius Group's ability to utilize tax loss and credit carryforwards arising from an ownership change under Section 382 would depend on the value of Sirius Group's equity at the time of any ownership change. If Sirius Group were to experience an "ownership change", it is possible that a significant portion of Sirius Group's tax loss and credit carryforwards could expire before Sirius Group would be able to use them to offset future taxable income.

The ongoing effects of the 2017 Tax Cuts and Jobs Act and BEAT could make Sirius Group's results difficult to predict.

        Sirius Group's effective tax rate may fluctuate in the future as a result of the 2017 Tax Cuts and Jobs Act, which included significant enacted changes in U.S. income tax law that had a meaningful impact on Sirius Group's provision for income taxes and requires significant judgments and estimates in the interpretation and calculations. Sirius Group made reasonable estimates of the effects and recorded provisional amounts in its financial statements for the year ended December 31, 2017. However, Sirius Group cannot assure that the IRS will apply the new tax law in a way similar to Sirius Group's interpretation.

        The enacted tax legislation included, among other new provisions, a reduction in the corporate tax rate, new limitations on the deductibility of net interest, and the Base Erosion and Anti-Abuse Minimum Tax ("BEAT"). Subject to any regulations issued by the U.S. Department of the Treasury, the BEAT levies a significant tax on cross border payments to related group companies. This tax will subject intragroup reinsurance arrangements to a base erosion tax on premiums ceded. While Sirius Group intends to operate in a manner that limits its exposure to BEAT, at this time, absent regulations and other detailed guidance, uncertainty about the financial impact on Sirius Group of this new tax remains and Sirius Group cannot reassure you it will not be subject to material amounts of BEAT in the future. Accordingly, BEAT could materially impact Sirius Group's provision for taxes in the future.

Sirius Group may be subject to tax withholding under FATCA, which may reduce investment returns and distributions to shareholders.

        The Hiring Incentives to Restore Employment Act provides that a 30% withholding tax will be imposed on certain payments of U.S. source income and certain payments of proceeds from the sale of property that could give rise to U.S. source interest or dividends unless Sirius Group and the applicable foreign subsidiaries enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, an interest in Sirius

Group as well as certain other information relating to any such interest (these rules are commonly known as the Foreign Account Tax Compliance Act, or "FATCA"). The IRS has released regulations and other guidance that provide for the phased implementation of the foregoing withholding and reporting requirements. On December 19, 2013, the United States Department of the Treasury signed a Model 2 non-reciprocal intergovernmental agreement (the "Model 2 IGA") with Bermuda. The Model 2 IGA modifies the foregoing requirements but generally requires similar information to be disclosed to the IRS. Although Sirius Group will attempt to satisfy any obligations imposed on it to avoid the imposition of this withholding tax, no assurance can be given that it will be able to satisfy these obligations. If Sirius Group or its subsidiaries become subject to a withholding tax as a result of FATCA, the return of all shareholders may be materially adversely affected.

U.S. tax-exempt organizations who own Sirius Group common shares may recognize unrelated business taxable income.

        A U.S. tax-exempt organization may recognize unrelated business taxable income if Sirius Group is a "controlled foreign corporation" (which we also refer to as a "CFC") as discussed below, and the organization is a 10% U.S. Shareholder, or if the related person insurance income ("RPII") inclusion rules above apply. U.S. tax-exempt organizations should consult their own tax advisors regarding the risk of recognizing unrelated business taxable income as a result of the ownership of Sirius Group common shares. A "10% U.S. Shareholder" is a U.S. person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of Sirius Group's voting shares, or at least 10% of the total value of shares of all classes of stock of such foreign corporation.

Changes in United States federal income tax law and other jurisdictions could materially adversely affect an investment in Sirius Group common shares.

        The U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or whether a company is a CFC or PFIC or has RPII are subject to change, possibly on a retroactive basis. Treasury regulations were issued in proposed form regarding the application of the PFIC rules to an insurance company. Additionally, the 2017 Tax Cuts and Jobs Act changed in material ways the tests for whether a foreign insurance company is a PFIC, and no regulations have yet been issued with respect to these new rules. Additionally, the Treasury regulations regarding RPII are still in proposed form. New Treasury regulations or pronouncements interpreting or clarifying such rules may be forthcoming from the IRS. It is not possible to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis. Due to the absence of specific authority with respect to these issues, the amount, timing and character of income, gain or loss recognized with respect to a U.S. shareholder could be significantly different from that described herein. See "Material Tax Consequences—Material U.S. Tax Consequences." Additionally changes in tax law in non-U.S. jurisdictions may also adversely affect Sirius Group's tax treatment and that of its subsidiaries. You are urged to consult your own tax advisor regarding the tax consequences of owning Sirius Group shares in your particular circumstances.

Reduced U.S. federal income tax rates for qualified dividend income may not be available in the future.

        As long as Sirius Group common shares are readily tradable on an established securities market in the United States and it is not a PFIC, then under current U.S. law, dividends paid on Sirius Group common shares to U.S. individual shareholders should qualify as "qualified dividend income" and be eligible for reduced U.S. federal income tax rates. The U.S. Congress has, in the past, considered legislation that would exclude shareholders of foreign corporations from this preferential U.S. federal income tax treatment unless either (i) the corporation is organized or created under the laws of a country that has entered into a "comprehensive income tax treaty" with the United States or (ii) the stock of such corporation is readily tradable on an established securities market in the United States and the corporation is organized or created under the laws of a country that has a "comprehensive income tax system" that the U.S. Secretary of the Treasury determines is satisfactory for this purpose. Sirius Group would likely not satisfy either of these tests and, accordingly, if this or similar legislation were to become law, individual U.S. shareholders would no longer qualify for reduced U.S. federal income tax rates on dividends paid by it.

Sirius Group may be treated as a CFC and might be subject to the rules for related person insurance income, and in either case this may subject a U.S. holder of Sirius Group common shares to disadvantageous rules under U.S. federal income tax laws.

        A CFC for U.S. federal income tax purposes is any foreign corporation if, on any day of the taxable year, 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of certain constructive ownership rules) more than 50% (25% in the case of certain insurance companies) of the total combined voting power of all classes of that corporation's voting shares, or more than 50% (25% in the case of certain insurance companies) of the total value of all the corporation's shares. If Sirius Group is a CFC, each 10% U.S. Shareholder must annually include in its income its pro rata share of Sirius Group's "subpart F income," and its "global intangible low-taxed income" even if no distributions are made. Given Sirius Group's current share ownership, it believes it is unlikely that any U.S. person who acquires Sirius Group common shares in the Merger will become a 10% U.S. Shareholder. However, because of the complexity of the attribution rules contained in the Code, Sirius Group cannot be certain that this will be the case.

        If, with respect to any of Sirius Group's non-U.S. insurance subsidiaries, (i) 20% or more of the gross income in any taxable year is attributable to insurance or reinsurance policies of which the direct or indirect insureds are direct or indirect U.S. shareholders of Sirius Group (regardless of the number of shares owned by those shareholders) or persons related to such U.S. shareholders and (ii) direct or indirect insureds, whether or not U.S. persons, and persons related to such insureds own directly or indirectly 20% or more of the voting power or value of Sirius Group's shares, any U.S. person who owns any shares directly or indirectly on the last day of the taxable year would most likely be required to include its allocable share of the RPII of the applicable subsidiary for the taxable year in its income, even if no distributions are made. Sirius Group believes it is not likely that these conditions will be satisfied. However, Sirius Group cannot assure you that this will be the case. Consequently, Sirius Group cannot assure you that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of RPII in any taxable year.

        See "Material Tax Consequences—Material U.S. Tax Consequences—Taxation of U.S. Holders—CFC Provisions" for a more comprehensive discussion regarding our status as a CFC and the tax consequences to U.S. holders of Sirius Group common shares if Sirius Group is treated as a CFC or if the RPII inclusion rules apply.

Sirius Group may become subject to taxes in Bermuda after March 31, 2035, which may have a material adverse effect on its results of operations and your investment.

        The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, has given Sirius Group and each of its Bermuda incorporated subsidiaries an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to any such entity or any of its operations, shares, debentures or other obligations until March 31, 2035, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property owned or leased by it in Bermuda. See "Material Tax Consequences—Material Bermuda Tax Consequences". Given the limited duration of the Bermuda Minister of Finance's assurance, there can be no assurance that Sirius Group will not be subject to any Bermuda tax after March 31, 2035.

U.S. Treasury Regulations may limit Sirius Group's ability to make acquisitions of U.S.-domiciled companies using corporate stock.

        On April 4, 2016 and July 12, 2018, the IRS and the Treasury Department issued final and temporary regulations on corporate inversions. Among other provisions, the regulations provide for a "cash box rule" that in general reduces a foreign corporation's value by the percentage of passive assets it holds for the purpose of applying the inversion ownership test. Failure of such test could result in the acquiring corporation being taxed as a U.S. corporation. As a result of these regulations, the size of any U.S. company that Sirius Group could acquire for stock may need to be dramatically reduced to avoid severe adverse tax consequences. Sirius Group would need to monitor its passive assets to avoid such adverse tax consequences.

The tax treatment of the Merger is not entirely clear. Neither Easterly nor Sirius Group have sought a ruling from the IRS that the Merger will be treated as tax-deferred reorganization for United States federal income tax purposes and Sirius Group is not obligated by the terms of the Merger Agreement to ensure that the Merger will so qualify.

        Sirius Group and Easterly intend to report the Merger as a tax-deferred "reorganization" for United States federal income tax purposes within the meaning of Section 368 of the Code. Assuming such treatment is respected, holders of Easterly common stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their Easterly common stock for Sirius Group common shares (except with respect to cash received in lieu of fractional shares). Neither Sirius Group nor Easterly intends to request any ruling or other guidance from the IRS on the United States federal income tax treatment of the Merger and no assurance can be given that the IRS would not challenge such treatment. The qualification of the Merger as a tax-deferred reorganization is not a condition to closing and the Merger Agreement does not include any covenant requiring Sirius Group to ensure that the Merger qualifies as a tax-deferred reorganization.

        In connection with the registration statement of which this proxy statement/prospectus forms a part, Sirius Group has received an opinion of counsel that subject to certain representations, qualifications and assumptions it is more likely than not that the Merger will qualify as a "reorganization" within the meaning of section 368 of the Code. This opinion is subject to assumptions related to future events (described in more detail under "Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of the Merger to Holders of Easterly Common Stock or Easterly Warrants—Treatment of the Merger") because the qualification of the Merger as a reorganization depends on meeting certain technical requirements that cannot be determined at this time, and no assurance can be given that such assumptions will in fact be correct. More specifically, the treatment of the Merger as a reorganization would depend on whether sufficient stockholders of Easterly exchange their Easterly common stock for common shares of Sirius Group rather than redeem it for cash. If a significant number of stockholders decide to redeem their Easterly common stock, Easterly may not meet the "continuity of business enterprise" requirement necessary to qualify as a reorganization under Sections 368(a)(1)(B) and 368(a)(2)(E) of the Code and would not meet the requirement that it retain "substantially all" of its assets to qualify as a reorganization under Section 368(a)(2)(E) of the Code. Additionally, absent direct guidance, it is unclear whether certain transactions would result in the stockholders being treated as having received "boot" in the Merger, thereby denying the treatment of the Merger as a reorganization under Section 368(a)(1)(B) of the Code. These transactions include the post-closing adjustments reflecting the Exchange Ratio and the Promissory Note dated June 23, 2018, made by Easterly in favor of Sirius Group pursuant to which Sirius Group has agreed to lend Easterly $0.03 per month for every public share of Easterly common stock outstanding as of June 30, 2018, which loan is immediately payable back to Sirius Group if the Merger closes. While none of these transactions results in any former stockholder of Easterly receiving any cash or other property (other than common shares of Sirius Group) in the Merger in return for their Easterly common stock, no assurance can be given that the IRS would not challenge this treatment. Additionally, no assurance can be given that the IRS would not recharacterize the repurchase of Sirius Group stock held by CM Bermuda in an amount equal to the value of the Easterly Trust Account as a distribution by Easterly to Sirius Group notwithstanding that Sirius Group intends to use other sources of cash for such repurchase. If the transaction was so recharacterized, Easterly would neither meet the continuity of business enterprise requirement nor the "substantially all" requirement described above.

        If the IRS were to successfully challenge the tax-deferred reorganization treatment of the Merger, United States holders of Easterly common stock would recognize taxable gain or loss on the exchange of their Easterly common stock for common shares of Sirius Group in the Merger.

        You are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Merger to you. For more information see the section entitled "Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of the Merger to Holders of Easterly Common Stock or Easterly Warrants—Treatment of the Merger."

Risks Related to Sirius Group Common Shares

        The following risk factors apply to the common shares of Sirius Group and will also apply to the common shares of the combined company following the completion of the Merger.

There can be no assurance that Sirius Group common shares and the converted warrants will be approved for listing on Nasdaq in connection with the Merger, or if approved, that Sirius Group will be able to comply with the continued listing standards of Nasdaq.

        Easterly's common stock, units and warrants are currently listed on the Nasdaq Capital Market. In connection with the Merger, Sirius Group will be required to demonstrate compliance with Nasdaq's initial listing requirements, which are more rigorous than Nasdaq's continued listing requirements, in order to list its securities on Nasdaq. Sirius Group's eligibility for listing may depend on, among other factors, the number of shares of Easterly common stock that are redeemed in connection with the Merger Proposal and the number of Sirius Group common shares purchased in the Employee Share Purchase Plan and Sirius Group Private Placement. There can be no assurance that Sirius Group will be able to meet Nasdaq's initial listing requirements at the time of the Merger.

        If Sirius Group common shares and the converted warrants are not approved for listing on Nasdaq in connection with the Merger or, after the Merger, Nasdaq delists Sirius Group common shares and the converted warrants from trading on its exchange for failure to meet the listing standards, Sirius Group and its shareholders could face significant material adverse consequences including:

  •
  a limited availability of market quotations for Sirius Group securities;

  •
  a determination that Sirius Group common shares are a "penny stock," which will require brokers trading in Sirius Group common shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Sirius Group common shares;

  •
  a limited amount of analyst coverage; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

        The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." If Sirius Group's securities are not approved for listing on Nasdaq, its securities would not be covered securities and Sirius Group would be subject to regulation in each state in which it offers its securities.

Fulfilling Sirius Group's obligations incident to being a public company, including with respect to the requirements of the Sarbanes-Oxley Act of 2002, will be expensive and time consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on Sirius Group's future results of operations and share price.

        Prior to the completion of the Merger, Sirius Group has operated as a private company, and prior to April 2016 as a subsidiary of a public company, and has not been subject to the same financial and other reporting and corporate governance requirements as a public company. As a public company, Sirius Group will be required, among other things, to:

  •
  prepare and file periodic reports in compliance with the federal securities laws;

  •
  define and expand the roles and the duties of its board of directors and its committees;

  •
  institute more comprehensive compliance, investor relations and internal audit functions; and

  •
  evaluate and maintain its system of internal control over financial reporting, and report on management's assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

        The changes necessitated by becoming a public company will require a significant commitment of additional resources and management oversight, which will increase Sirius Group's operating costs and could divert attention away from the day-to-day management of the business. These changes will also place significant additional demands on Sirius Group's finance and accounting staff, as they adjust to working for a newly public company, and on Sirius Group's financial accounting and information systems. Other expenses associated with being a public company include, but are not limited to, increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees.

        In particular, upon completion of the Merger, the Sarbanes-Oxley Act of 2002 will require Sirius Group to document and test the effectiveness of its internal control over financial reporting in accordance with an established internal control framework, and to report on management's conclusions as to the effectiveness of its internal controls. Likewise, Sirius Group's independent registered public accounting firm will be required to provide an attestation report on the effectiveness of Sirius Group's internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, starting with the filing of Sirius Group's annual report on Form 10-K for the year ended December 31, 2019. In addition, upon completion of the Merger, Sirius Group will be required under the Exchange Act to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm Sirius Group's operating results or cause it to fail to meet its reporting obligations. If management is unable to conclude that Sirius Group has effective internal control over financial reporting, investors could lose confidence in the reliability of its financial statements. This could result in a decrease in the value of Sirius Group common shares. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject Sirius Group to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities.

There may be sales of a substantial amount of Sirius Group common shares after the Merger, and the sale or availability for sale of substantial amounts of Sirius Group common shares could adversely affect their market price.

        Upon completion of the Merger and based on the assumptions described in the next paragraph, there are expected to be 126.8 million Sirius Group common shares issued and outstanding. It is anticipated that (i) Sirius Group's existing controlling shareholder, CM Bermuda, will own approximately 83.2% of Sirius Group, (ii) the Sirius Group Private Placement Investors will own approximately 9.2% of Sirius Group (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan), (iii) Easterly's public stockholders will own approximately 6.8% of Sirius Group and (iv) the Sponsor and Easterly's directors and executive officers will own approximately 0.8% of Sirius Group.

        These relative percentages assume that (i) the Exchange Ratio is equal to 0.607, (ii) no Easterly stockholders exercise their redemption rights in connection with the Merger Proposal, (iii) the Sponsor and Easterly's original independent directors retain 1.0 million shares of Easterly common stock after giving effect to the transactions contemplated by the Sponsor Letter, (iv) Sirius Group issues 11.7 million common shares and Series B preference shares convertible into common shares in connection with the Sirius Group Private Placement (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan), (v) Sirius Group redeems 14.5 million common shares from CM Bermuda for approximately $250 million pursuant to the Common Shares Redemption Agreement and (vi) all of the issued and outstanding Sirius Group Series A redeemable preference shares are redeemed for $95 million in cash pursuant to the Preference Shares Redemption Agreement prior to the closing of the Merger. Further, such percentages do not take into account (x) the issuance of any Sirius Group common shares upon the exercise of the converted warrants that may remain issued and outstanding following the Merger (which would be 6.1 million Sirius Group common shares using the assumed Exchange Ratio) or that are issued pursuant to the Sirius Group Private Placement (which are estimated to be approximately 5.4 million Sirius Group Common Shares) or (y) the issuance of up to 14.1 million Sirius Group common shares reserved for issuance pursuant to Sirius Group's Long Term Incentive Plan and 2018 Omnibus Incentive Plan. If the facts differ from these assumptions, Easterly's stockholders may experience dilution of their ownership interest unless they elect to have their shares of Easterly common stock redeemed in connection with the Merger Proposal.

        Subject to applicable restrictions and limitations under Rule 144 of the Securities Act and, with respect to the Sponsor, the Lock-Up Agreements, all of the Sirius Group common shares issued in the Merger are expected to be eligible for sale in the public market. In addition, following the Merger, Sirius Group will be required to file one or more registration statements relating to the offer and sale of the approximately 106.0 million Sirius Group common shares held by CM Bermuda (subject to the Lock-Up Agreement) and the approximately 11.7 million Sirius Group common shares beneficially owned by the Sirius Group Private Placement Investors. Upon effectiveness of such registration statements, these parties may sell large amounts of Sirius Group common shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Sirius Group common share price or putting significant downward pressure on the price of Sirius Group common shares.

        Sales of substantial amounts of Sirius Group common shares in the public market after the Merger, or the perception that such sales will occur, could adversely affect the market price of Sirius Group common shares and make it difficult for it to raise funds through securities offerings in the future.

Sirius Group's shareholders will be subject to significant dilution upon the occurrence of certain events, which could result in a decrease in the Sirius Group common share price.

        If the Merger is completed, the issued and outstanding public warrants to purchase an aggregate of 10.0 million shares of Easterly common stock will be converted into warrants to acquire 6.1 million Sirius Group common shares using the estimated Exchange Ratio of 0.607. The converted warrants will become exercisable in accordance with the terms of the warrant agreement governing those securities as amended by the Warrant Amendment. These converted warrants will become exercisable 30 days after the completion of the Merger. Based on the estimated Exchange Ratio of 0.607, the exercise price of these converted warrants will be $18.95 per Sirius Group common share.

        In addition, Sirius Group has 14.1 million common shares reserved or designated for future issuance pursuant to the Sirius Group Long Term Incentive Plan and 2018 Omnibus Incentive Plan. In connection with the Merger, the Compensation Committee has approved grants of performance share unit awards to members of management under the 2018 Omnibus Incentive Plan. The aggregate number of shares subject to these awards, determined at the target level of performance, is projected to have a grant date value of $15 million.

        Sales of substantial amounts of Sirius Group common shares into the public markets by the holders of these warrants, performance share unit awards and other grants following their exercise or vesting will be dilutive to Sirius Group's existing shareholders and could result in a decrease in the Sirius Group common share price.

Future issuances of any equity securities may dilute the interests of Sirius Group's shareholders and decrease the trading price of Sirius Group common shares.

        Any future issuance of equity securities could dilute the interests of Sirius Group's shareholders and could substantially decrease the trading price of Sirius Group common shares. Sirius Group may issue equity or equity-linked securities in the future for a number of reasons, including to finance Sirius Group's operations and business strategy (including in connection with acquisitions and other transactions), to adjust Sirius Group's ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

The valuation ascribed to the Sirius Group common shares in the Merger may not be indicative of the price that will prevail in the trading market following the closing.

        Prior to the closing, there has not been a public market for Sirius Group's securities. Accordingly, the valuation ascribed to the Sirius Group common shares in the Merger may not be indicative of the price that will prevail in the trading market following the closing. If an active market for Sirius Group's securities develops and continues, the trading price of Sirius Group's securities following the closing could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Sirius Group's control. Any of the factors listed below could have a material adverse effect on your investment in Sirius Group's securities and Sirius Group's securities may trade at prices significantly below the value ascribed to them in the Merger. In such circumstances, the trading price of Sirius Group's securities may not recover and may experience a further decline.

        Factors affecting the trading price of Sirius Group's securities may include:

  •
  actual or anticipated fluctuations in Sirius Group's periodic financial results or the financial results of companies perceived to be similar to Sirius Group;

  •
  changes in the market's expectations about Sirius Group's operating results;

  •
  Sirius Group's operating results failing to meet the expectation of securities analysts or investors in a particular period;

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  changes in financial estimates and recommendations by securities analysts concerning Sirius Group or its industry in general;

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  operating and stock price performance of other companies that investors deem comparable to Sirius Group;

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  changes in laws and regulations affecting Sirius Group's business;

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  Sirius Group's ability to meet compliance requirements;

  •
  commencement of litigation involving Sirius Group;

  •
  changes in Sirius Group's capital structure, such as future issuances of securities or the incurrence of additional debt;

  •
  the volume of Sirius Group common shares available for public sale;

  •
  any major change in Sirius Group's board of directors or management;

  •
  sales of substantial amounts of common shares by Sirius Group's directors, executive officers or significant shareholders or the perception that such sales could occur; and

  •
  general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism or other catastrophes.

        Broad market and industry factors may materially harm the market price of Sirius Group's securities irrespective of its operating performance. The stock market in general, and Nasdaq in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Sirius Group's securities, may not be predictable. A loss of investor confidence in the market for insurance securities or the stocks of other companies which investors perceive to be similar to Sirius Group could depress Sirius Group's share price regardless of Sirius Group's business, prospects, financial conditions or results of operations. A decline in the market price of Sirius Group's securities also could adversely affect Sirius Group's ability to issue additional securities and its ability to obtain additional financing in the future.

Sirius Group's controlling shareholder, CM Bermuda, will have significant influence over Sirius Group after the Merger, which could limit your ability to influence the outcome of key transactions, including a change of control. CM Bermuda's interests may not be aligned with your interests on any matter requiring shareholder approval, and actions taken by CMIG International, CM Bermuda's controlling shareholder, could be adverse to Sirius Group and its other stockholders.

        In April 2016, CMIG International, through its Bermuda holding company CM Bermuda, acquired 100% of Sirius Group from our former parent company. Immediately following the completion of the Merger, it is expected that CM Bermuda will beneficially own, and be entitled to vote, approximately 83.2% of Sirius Group's issued and outstanding common shares. As a result, subject to the terms of the Shareholders Agreement, CM Bermuda will have the ability to elect all the members of Sirius Group's board of directors and thereby control its business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common shares or other equity securities, the repurchase or redemption of common shares and the payment of dividends. In addition, CM Bermuda will be able to determine the outcome of all matters requiring shareholder approval and, subject to the terms of the Shareholders Agreement, will be able to cause or prevent a change of control of Sirius Group and could preclude any unsolicited acquisition of Sirius Group. CM Bermuda's interests may not be aligned with your interests on any matter requiring shareholder approval. In addition, the concentration of ownership could deprive you of an opportunity to receive a premium for your common shares as part of a sale of Sirius Group, and may ultimately affect the market price of Sirius Group common shares.

        Under Bermuda law, CM Bermuda may be able to acquire compulsorily the common shares of minority holders by a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of Sirius Group and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement. Upon consummation of the Merger,

CM Bermuda is expected to own in excess of 75% of Sirius Group's common shares and, therefore, CM Bermuda could choose to implement a scheme of arrangement.

        In addition, in connection with CMIG International's acquisition of Sirius Group, CMIG International initially recognized most of the acquired assets and liabilities at fair value for its own reporting but chose not to elect "push down" accounting for Sirius Group. The application of "push down accounting" by CMIG International would be material to the financial statements of Sirius Group.

As a "controlled company" within the meaning of Nasdaq rules, Sirius Group qualifies for exemptions from certain corporate governance requirements. Sirius Group has the opportunity to elect any of the exemptions afforded a controlled company, but does not expect to do so.

        Because CM Bermuda will control more than a majority of the total voting power of Sirius Group common shares following the completion of the Merger, Sirius Group will be a "controlled company" within the meaning of Nasdaq rules. Under these rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a "controlled company" and may elect not to comply with certain stock exchange rules regarding corporate governance, including:

  •
  the requirement that a majority of its board of directors consist of independent directors;

  •
  the requirement that its director nominees be selected or recommended for the board's selection by a majority of the board's independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

  •
  the requirement that its compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

        Sirius Group does not currently expect or intend to rely on any of these exemptions, but there is no assurance that it will not rely on these exemptions in the future. If Sirius Group were to utilize some or all of these exemptions, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq rules regarding corporate governance, and the trading price of Sirius Group common shares may be materially adversely affected.

As a "foreign private issuer" under the rules and regulations of the SEC, Sirius Group is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. Sirius Group has the opportunity to elect any of these exemptions afforded a foreign private issuer, but does not expect to do so.

        Sirius Group is, and will upon the consummation of the Merger be, considered a "foreign private issuer" under the rules and regulations of the SEC. Accordingly, Sirius Group will not be required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. In addition, Sirius Group is not required to comply with other regulations applicable to U.S. companies, including Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. Furthermore, as a "foreign private issuer" whose common shares will be listed on Nasdaq, Sirius Group is permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements.

        Sirius Group does not currently expect or intend to rely on the scaled disclosure practices permitted by the SEC or the alternate governance practices permitted by Nasdaq, but there is no assurance that it will not rely on these exemptions in the future. If Sirius Group were to utilize some or all of these exemptions, you may not be provided with the same disclosures or have the same protections afforded to shareholders of companies that are subject to all of the SEC's disclosure requirements and Nasdaq rules regarding corporate governance, and the trading price of Sirius Group common shares may be materially adversely affected.

Sirius Group will have to rely principally on dividends and other distributions on equity paid by Sirius Group's operating subsidiaries and limitations on their ability to pay dividends to Sirius Group could adversely impact shareholders' ability to receive dividends on Sirius Group common shares.

        Dividends and other distributions on equity paid by Sirius Group's operating subsidiaries will be Sirius Group's principal source for cash in order for Sirius Group to be able to pay any dividends and other cash distributions to its shareholders. If Sirius Group's operating subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to Sirius Group.

You will have limited ability to bring an action against Sirius Group or against Sirius Group's directors and officers, or to enforce a judgment against Sirius Group or them, because Sirius Group is incorporated in Bermuda and because certain of Sirius Group's directors and officers reside outside the United States.

        Sirius Group is incorporated in Bermuda and conducts much of its operations outside the United States. Certain of Sirius Group's officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Sirius Group or against these individuals in Bermuda in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Bermuda could render you unable to enforce a judgment against Sirius Group's assets or the assets of Sirius Group's directors and officers.

        In addition, class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws, including any breach of fiduciary duty claims in cases where the actions from which such claims arise have not been ratified by a majority of the shareholders.

        As a result of the above, Sirius Group shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Sirius Group common shares to be received by Easterly stockholders as a result of the Merger will have different rights from Easterly common stock.

        Following the completion of the Merger, Easterly stockholders will no longer be stockholders of Easterly, but will instead be shareholders of Sirius Group. There will be differences between the current rights of an Easterly stockholder and the rights to which an Easterly stockholder will be entitled as a Sirius Group shareholder following the completion of the Merger. See the section of this proxy statement/prospectus entitled "Comparison of Rights of Shareholders of Easterly and Sirius Group" for additional information about the different rights associated with Sirius Group common shares.

If, following the Merger, securities or industry analysts do not publish or cease publishing research or reports about Sirius Group, its business or its industry, or if they change their recommendations regarding Sirius Group common shares adversely, the price and trading volume of the common shares could decline.

        The trading market for Sirius Group common shares will be influenced by the research and reports that industry or securities analysts may publish about Sirius Group, its business, its industry or its competitors. Securities and industry analysts do not currently, and may never, publish research on Sirius Group. If no securities or industry analysts commence coverage of Sirius Group, its share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Sirius Group change their recommendation regarding Sirius Group common shares adversely, or provide more favorable relative recommendations about Sirius Group's competitors, the price of Sirius Group common shares would likely decline. If any analyst who may cover Sirius Group were to cease coverage of Sirius Group or fail to regularly publish reports on it, Sirius Group could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Risks Related to Easterly and the Merger

        The following risk factors apply to the business and operations of Easterly and to the Merger.

Nasdaq may delist Easterly's securities from trading on its exchange prior to the Merger, which could limit investors' ability to make transactions in Easterly's securities and subject it to additional trading restrictions.

        Easterly cannot assure you that Easterly's securities will continue to be listed on Nasdaq in the future and prior to the Merger. In order to continue listing Easterly's securities on Nasdaq prior to the Merger, Easterly must maintain certain financial, distribution and stock price levels. Generally, Easterly must maintain a minimum amount in stockholders' equity (generally $2,500,000) and a minimum number of holders of its securities (generally 300 round-lot holders). Additionally, Nasdaq listing rules require that a special purpose acquisition company like Easterly complete its initial business combination within 36 months of the effectiveness of its IPO registration statement. Easterly's IPO registration statement was declared effective on July 29, 2015 and, therefore, Easterly is subject to delisting as a result of the failure to complete an initial business combination prior to July 29, 2018. On August 7, 2018, Easterly received formal notification from the Listing Qualifications Department of the Nasdaq Stock Market regarding the failure to meet such requirement and that Nasdaq has initiated procedures to delist Easterly's securities from the Nasdaq Stock Market.

        In addition, on April 2, 2018, Easterly received a notification letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market notifying it that it no longer complies with Nasdaq Listing Rule 5550(a)(3) for continued listing due to its failure to maintain a minimum of 300 public holders of Easterly common stock. On May 21, 2018, Easterly submitted to Nasdaq a plan to regain compliance. On May 31, 2018, Nasdaq granted Easterly an extension until July 29, 2018 to regain compliance. As of July 29, 2018, Easterly had not regained compliance with such requirement. On August 7, 2018, Easterly received formal notification from the Listing Qualifications Department regarding the failure to meet such requirement by the extended deadline and that Nasdaq has initiated procedures to delist Easterly's securities from the Nasdaq Stock Market.

        Easterly has appealed Nasdaq's decision to a Nasdaq Listing Qualifications Panel. While the appeal is pending, Easterly's securities will remain listed pending the decision of a Nasdaq Listing Qualifications Panel. However, there can be no assurance that such appeal will be successful.

        If Nasdaq delists Easterly's securities from trading on its exchange and Easterly is not able to list its securities on another national securities exchange, Easterly expects its securities could be quoted on an over-the-counter market. If this were to occur, Easterly could face significant material adverse consequences, including:

  •
  a limited availability of market quotations for its securities;

  •
  reduced liquidity for its securities;

  •
  a determination that its common stock is a "penny stock," which will require brokers trading in Easterly common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

  •
  a limited amount of news and analyst coverage; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

        The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." Because Easterly's units, common stock and warrants are currently listed on Nasdaq, its units, common stock and warrants are covered securities. Although the states are preempted from regulating the sale of Easterly's securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Easterly is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Easterly were no longer listed on Nasdaq, its securities would not be covered securities and Easterly would be subject to regulation in each state in which it offers its securities.

Sirius Group may apply the net proceeds released from the Trust Account in a manner that does not increase the value of your investment.

        If the Merger is consummated, the funds held in the Trust Account will be released to (i) the surviving company for general corporate purposes, including making loans or contributing cash to other affiliates for working capital, organic growth and future potential acquisitions, (ii) pay unpaid franchise and income taxes of Easterly, (iii) Easterly stockholders who properly exercise their redemption rights, and (iv) pay up to $2 million of Easterly's liabilities, fees, costs and expenses and the $7 million deferred underwriting fee. Following the consummation of the Merger, the combined company will be entitled to use the funds in the Trust Account. Other than the foregoing uses, the combined company does not have specific plans for any funds remaining from the Trust Account and will have broad discretion regarding how to use the funds that remain. These funds could be used in a manner with which you may not agree or applied in ways that do not improve the combined company's results of operations or increase the value of your investment.

The proceeds available to the combined company after the Merger will be reduced to the extent Easterly's stockholders exercise their redemption rights in connection with the Merger and will also be reduced to the extent of transaction expenses of each of Easterly and Sirius Group, which will be payable by the combined company. This may adversely affect the combined company's business and future operations.

        The amount of proceeds available to the combined company after the Merger will depend in part on the extent to which Easterly stockholders exercise their right to redeem their shares into cash in connection with the Merger. As of September 30, 2018, Easterly has approximately $148.5 million in the Trust Account that will be available for general corporate purposes after the Merger prior to the payment of $2 million of fees and expenses and the $7 million deferred underwriting fee. This amount could be reduced to as low as zero. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The proceeds available to the combined company will be reduced in proportion to such redemptions, and will also be reduced to the extent of all transaction expenses, which will be payable by the combined company. Reduced proceeds may adversely affect the combined company's business and future operations.

Upon the closing of the Merger, Sirius Group will be obligated to pay certain transaction expenses and fees as well as other expenses required to complete the Merger, and the combined company may not have sufficient funds at closing to repay these amounts.

        The combined company will also be obligated to pay closing fees and expenses related to the Merger at the closing of the Merger, some of which cannot be determined at this time. If sufficient funds are not in the Trust Account at closing to pay for such obligations, costs and expenses, the combined company will be required to raise additional funds on terms that may not be favorable or renegotiate such obligations, which may result in additional costs and expenses to the combined company. If the combined company cannot satisfy such obligations via additional financings or through renegotiation, it may be in default on such obligations and will not have sufficient capital to fund the operations of the business, and its business, financial condition and results of operations could be adversely affected.

If Easterly is unable to effect a business combination by November 30, 2018, Easterly will be forced to liquidate and the public warrants will expire worthless.

        If Easterly does not complete a business combination by November 30, 2018 or extend such deadline to a later date by obtaining the approval of Easterly's stockholders at a special meeting of Easterly's stockholders, Easterly's charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable (which interest will be net of taxes payable and reduced by up to $100,000 to pay dissolution expenses), by (b) the total number of then issued and outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to Easterly's obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In the event of liquidation, there will be no distribution with respect to Easterly's outstanding warrants. Accordingly, the public warrants will expire worthless.

        For illustrative purposes, based on funds in the Trust Account of approximately $148.5 million on September 30, 2018, the estimated per share redemption price would have been approximately $10.45. This is slightly more than the $10.00 IPO price of Easterly's units.

If Easterly is forced to liquidate, its stockholders may be held liable for claims by third parties against Easterly to the extent of distributions received by them.

        Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the public stockholders upon the redemption of 100% of the public shares in the event Easterly does not consummate an initial business combination by November 30, 2018 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, Easterly intends to redeem its public shares as soon as reasonably possible following November 30, 2018 in the event Easterly does not consummate an initial business combination and, therefore, Easterly does not intend to comply with those procedures.

        Because Easterly will not be complying with Section 280, Section 281(b) of the DGCL requires Easterly to adopt a plan, based on facts known to it at such time that will provide for the payment of all existing and pending claims or claims that may be potentially brought against Easterly within the 10 years following dissolution. If Easterly's plan of distribution complies with Section 281(b) of the DGCL, any liability of its stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that Easterly will properly assess all claims that may be potentially brought against it. As such, Easterly's stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to Easterly's public stockholders upon the redemption of 100% of the public shares in the event its does not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

        If Easterly is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a "preferential transfer" or a "fraudulent conveyance." As a result, a bankruptcy court could seek to recover all amounts received by Easterly's stockholders. Furthermore, because Easterly intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after November 30, 2018 in the event it does not consummate an initial business combination, this may be viewed or interpreted as giving preference to Easterly's stockholders over any potential creditors with respect to access to or distributions from Easterly's assets. Furthermore, Easterly's board of directors may be viewed as having breached its fiduciary duties to Easterly's creditors and/or may have acted in bad faith, thereby exposing itself and Easterly to claims of punitive damages, by paying Easterly's stockholders from the Trust Account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against Easterly for these reasons.

If Easterly is unable to complete the Merger by November 30, 2018, Easterly's charter provides that it shall cease operations and promptly dissolve and wind up. In such event, third parties may bring claims against Easterly and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share.

        Easterly must complete a business combination by November 30, 2018 or extend such deadline to a later date by obtaining the approval of Easterly's stockholders at a special meeting of Easterly's stockholders, when, pursuant to Easterly's charter, it will cease all operations except for the purpose of winding up and it will be required to dissolve and liquidate. In such event, third parties may bring claims against it. Although Easterly has obtained waiver agreements from many of the vendors and service providers it has engaged and prospective target businesses with which it has negotiated, whereby such parties have waived any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Easterly's public stockholders, there is no guarantee that such parties will not bring claims seeking recourse against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as other claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Easterly's assets, including the funds held in the Trust Account. Further, Easterly could be subject to claims from parties not in contract with it or who have not executed a waiver. Darrell Crate, Easterly's Chairman, Avshalom Kalichstein, its Chief Executive Officer and director, and David Cody have agreed that they will be jointly and severally liable to Easterly if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under Easterly's indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then they will not be responsible to the extent of any liability for such third-party claims. Easterly has not independently verified whether they have sufficient funds to satisfy their indemnity obligations, and Easterly has not asked Messrs. Crate, Kalichstein or Cody to reserve for such indemnification obligations. Therefore, Easterly cannot assure you that they would be able to satisfy those obligations. If they assert that they are unable to satisfy their obligations or that they have no indemnification obligations related to a particular claim, Easterly's independent directors would determine whether to take legal action against them to enforce their indemnification obligations. While Easterly currently expects that its independent directors would take legal action on Easterly's behalf against them to enforce their indemnification obligations to it, it is possible that Easterly's independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable, or if the independent directors determine that a favorable outcome is not likely. If Easterly's independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Easterly's public stockholders may be reduced below $10.00 per share.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Merger, Easterly's directors will not have the ability to adjourn the Easterly special meeting to a later date in order to solicit further votes, and, therefore, the Merger will not be approved.

        If approved by the stockholders, the Adjournment Proposal will provide Easterly's directors with additional time, if needed, to solicit proxies in favor of the proposals. If the Adjournment Proposal is not approved, and the remaining proposals fail to pass such that the Merger cannot be consummated, the Merger will not be completed. Because Easterly must consummate a business combination by the termination date of November 30, 2018 or extend such deadline to a later date by obtaining the approval of Easterly's stockholders at a special meeting of Easterly's stockholders, if the Merger is not approved, Easterly may not be able to consummate another transaction within the remaining time period, and as a result, it is likely that Easterly will have to redeem all of its public shares for their pro rata portions of the Trust Account and, promptly following such redemption, dissolve and liquidate.

The Sponsor and Easterly's original independent directors have agreed to vote in favor of the Merger, regardless of how Easterly's public stockholders vote.

        Unlike blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and Easterly's independent directors have agreed to vote any shares of Easterly common stock owned by them in favor of Easterly's initial business combination. As of the date hereof, the Sponsor and Easterly's original independent directors and their permitted transferees own 25.8% of Easterly's issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Merger than would be the case if the Sponsor and Easterly's independent directors agreed to vote any shares of Easterly common stock owned by them in accordance with the majority of the votes cast by Easterly's public stockholders.

Because the market price of Sirius Group common shares and the converted warrants will fluctuate and because there is currently no trading market for the Sirius Group common shares or the converted warrants, Easterly securityholders cannot be sure of the value of the consideration they will receive when the Merger is completed, and the value may be less than what respective securityholders originally paid for their shares of Easterly common stock or public warrants.

        If the Merger is completed, Easterly stockholders will receive a fraction of a Sirius Group common share equal to the Exchange Ratio for each share of Easterly common stock for which the stockholder did not validly exercise redemption rights, and each issued and outstanding public warrant to purchase shares of Easterly common stock will be converted into a warrant to purchase the same fraction of a Sirius Group common share. The value of Sirius Group common shares and the converted warrants may vary significantly from the closing price of the Easterly common stock and the public warrants on the date the Merger was announced, on the date the parties entered into the Merger Agreement, on the date that this proxy statement/prospectus was mailed to Easterly's stockholders or on the date of the special meeting of Easterly's stockholders, or thereafter. No trading market for Sirius Group common shares or the converted warrants currently exists and, therefore, Easterly's securityholders cannot be sure of the price at which the Sirius Group common shares or converted warrants will trade if the Merger is completed. Therefore, the value of the Sirius Group common shares and/or the converted warrants that Easterly's securityholders receive in the Merger may be lower than what Easterly's securityholders originally paid for their corresponding securities of Easterly prior to the Merger.

Easterly has not obtained an opinion from an independent financial advisor, and consequently, there is no assurance from an independent source that the price Sirius Group is paying for Easterly is fair to Easterly's stockholders from a financial point of view.

        Easterly is not required to and has not obtained an opinion from an independent financial advisor that the price Sirius Group is paying for Easterly is fair to Easterly's stockholders from a financial point of view. The Easterly board of directors has determined that the Merger consideration is fair from a financial point of view. The determination has been made by Easterly's board of directors based upon standards generally accepted by the financial community, such as potential sales, earnings and cash flow, and the price for which comparable businesses or assets have been valued. Easterly's stockholders will be relying on the judgment of Easterly's board of directors with respect to such matters, and the conclusion of the board of directors may differ from the conclusion that an independent financial advisor would have reached when valuing Sirius Group's business. In addition, the absence of an opinion from an independent financial advisor may lead a larger number of stockholders to vote against the Merger Proposal or demand redemption of their shares in connection therewith, which could impact the parties' ability to complete the Merger and, if such redemptions decrease the public "float" and number of beneficial owners of Easterly's common stock, Sirius Group's ability to list its common shares on Nasdaq in connection therewith.

Easterly will not have any right to make damage claims against Sirius Group for the breach of any representation or warranty made by Sirius Group in the Merger Agreement.

        The Merger Agreement provides that all representations and warranties of the parties contained therein shall not survive the closing of the Merger. Accordingly, there are no remedies available to the parties with respect to any breach of representations and warranties of the parties to the Merger Agreement after the closing. As a result, Easterly will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations and warranties made by Sirius Group at the time of the Merger.

If Easterly's stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Easterly common stock for a pro rata portion of the Trust Account.

        Holders of public shares are not required to affirmatively vote against the Merger Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to Easterly's transfer agent at least two business days prior to the Easterly special meeting of the Stockholders. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Merger. See the section entitled "The Special Meeting of Easterly Stockholders" for additional information on how to exercise your redemption rights.

Stockholders of Easterly who wish to have their shares redeemed for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising redemption rights.

        Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, tender their certificates to Easterly's transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m. New York time, on the second business day prior to the Easterly special meeting. In order to obtain a physical stock certificate, a stockholder's broker and/or clearing broker, DTC and Easterly's transfer agent will need to act to facilitate this request. It is Easterly's understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Easterly does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a "group," will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

        A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a "group," will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Merger Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. Easterly cannot assure you that the value of such excess shares will appreciate over time following the Merger or that the market price of Easterly common stock will exceed the per-share redemption price.

Since the Sponsor, Easterly's officers, directors and their affiliates will lose their entire investment in Easterly if the Merger is not completed, they may have had a conflict of interest in identifying and selecting Sirius Group for Easterly's initial business combination.

        After giving effect to the July 3, 2015 stock dividend, expiration of Easterly's overallotment that was partially exercised and the transfer of 24,000 shares to Easterly's original independent directors, the Sponsor currently owns an aggregate of 4,928,000 Founder Shares for an aggregate purchase price of $25,000. All of such Founder Shares will be worthless if an initial business combination is not consummated. The personal and financial interests of the Sponsor, Easterly's officers, directors and their affiliates may have influenced their motivation in identifying and selecting Sirius Group for its target business combination and consummating the Merger.

Directors of Easterly have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Merger Proposal and the Adjournment Proposal.

        When considering Easterly's board of directors' recommendation that Easterly's stockholders vote in favor of the approval of the Merger Proposal and the Adjournment Proposal, Easterly's stockholders should be aware that directors and executive officers of Easterly have interests in the Merger that may be different from, or in addition to, the interests of its stockholders. These interests include:

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  the 400,000 to 1.6 million total Founder Shares that the Sponsor (or its members) will hold immediately prior to the Merger, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

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  the 24,000 Founder Shares that one of Easterly's independent directors holds as of September 30, 2018, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

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  if Easterly is unable to complete a business combination within the required time period, the Convertible Promissory Note issued to the Sponsor, in the amount of $895,000 at September 30, 2018 plus accrued interest, will not be repaid and all amounts owed thereunder will be forgiven except to the extent that Easterly has funds available to it outside of the Trust Account to repay such amounts;

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  if Easterly is unable to complete a business combination within the required time period, Easterly's Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under Easterly's indemnity of the underwriters; and

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  the continued indemnification of current directors and officers of Easterly and the continuation of directors' and officers' liability insurance after the Merger.

        Further, each of Easterly's directors, directly or indirectly, holds Founder Shares that are not subject to redemption; as a result, Easterly's directors have a financial incentive to see a Merger consummated rather than lose whatever value is attributable to the Founder Shares and Private Placement Warrants. These interests may influence Easterly's directors in making their recommendation that you vote in favor of the Merger Proposal, and the transactions contemplated thereby.

The exercise of discretion by Easterly's directors and officers and Sirius Group in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of Easterly's stockholders.

        In the period leading up to the closing of the Merger, other events may occur that, pursuant to the Merger Agreement, would require Easterly or Sirius Group to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that it is entitled to under those agreements. Such events could arise because of changes in the course of Sirius Group's or Easterly's business, a request by such party to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Sirius Group's or Easterly's business and would entitle the other party to terminate the Merger Agreement. In any of such circumstances, it would be in the discretion of the other party, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Easterly and its stockholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, neither Easterly nor Sirius Group believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Merger has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the Easterly stockholders, Easterly will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of Easterly's stockholders with respect to the Merger Proposal.

Easterly or Sirius Group may waive one or more of the conditions to the Merger.

        Easterly or Sirius Group may agree to waive, in whole or in part, some of the conditions to its respective obligations to complete the Merger, to the extent permitted by Easterly's charter and applicable laws. For example, it is a condition to Easterly's obligations to close the Merger that the representations and warranties of Sirius Group are true and correct in all respects as of the date of the Merger Agreement and as of the date of the closing of the Merger (or an earlier date to the extent that an earlier date is referenced in the representation and warranty), except for certain of the representations and warranties, for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement) on Sirius Group and its subsidiaries taken as a whole. It is also a condition to the Merger that the Sirius Group common shares issuable pursuant to the Merger Agreement and upon exercise of the converted warrants shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance. This listing condition may be waived by Sirius Group and Easterly. Under applicable law and Easterly's charter, neither Sirius Group nor Easterly is able to waive the condition that Easterly's stockholders approve the Merger.

Easterly's financial statements included in this proxy statement/prospectus do not take into account the consequences to Easterly of a failure to complete a business combination by November 30, 2018.

        If the proceeds held outside the Trust Account and any loans under the Convertible Promissory Note are insufficient to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, Easterly may need to raise additional capital through additional loans or additional investments from the Sponsor, an affiliate of the Sponsor or certain of Easterly's officers and directors. None of the

Sponsor, any affiliate of the Sponsor, or Easterly's officers and directors are under any obligation to loan Easterly funds. The uncertainty regarding the lack of resources to pay the above noted expenses raises substantial doubt about Easterly's ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Easterly be unable to continue operations.

Easterly and Sirius Group will be subject to business uncertainties and contractual restrictions while the Merger is pending.

        Uncertainty about the effect of the Merger on employees and third parties may have an adverse effect on Easterly and Sirius Group. These uncertainties may impair Easterly's or Sirius Group's ability to retain and motivate key personnel and could cause third parties that deal with any of them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Merger, Easterly's or Sirius Group's business could be harmed.

Easterly will incur significant transaction and transition costs in connection with the Merger.

        Easterly expects to incur significant, non-recurring costs in connection with consummating the Merger. Easterly may incur additional costs to maintain employee morale and to retain key employees. Easterly will also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and costs associated with the Merger. Some of these costs are payable regardless of whether the Merger is completed. The Sponsor has agreed to pay or reimburse Easterly for a portion of such costs only if the Merger is consummated.

In connection with the stockholder vote to approve the Merger Proposal, the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates may elect to purchase shares from public stockholders, which may influence the vote on the Merger Proposal and reduce the public "float" of Sirius Group common shares upon completion of the Merger.

        In connection with the stockholder vote to approve the proposed Merger, the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed for a per-share pro rata portion of the Trust Account in conjunction with their consideration of a proposal to approve the Merger, although they are under no obligation to do so. The purpose of any such purchases would be to increase the likelihood of obtaining stockholder approval of the Merger. This may result in the approval of the Merger Proposal, which may not otherwise have been possible. In addition, if such purchases are made, the public "float" of Easterly's common stock and the number of beneficial holders of Easterly's securities, and thus the public "float" of Sirius Group's common shares and the number of beneficial holders of Sirius Group's securities immediately after the Merger, may be reduced, possibly making it difficult for Sirius Group to obtain or maintain the listing of its common shares on Nasdaq.

The unaudited pro forma financial information included in this document may not be indicative of what the combined company's actual financial position or results of operations would have been.

        The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the Merger been completed on the dates indicated. See the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" for more information.

Easterly's ability to consummate the Merger successfully and Sirius Group's ability to operate the business successfully thereafter will be largely dependent upon the efforts of certain key personnel of Sirius Group. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

        Easterly's ability to successfully effect the Merger and Sirius Group's ability to successfully operate the business following the Merger is dependent upon the efforts of certain key personnel, including the key personnel of Sirius Group. It is possible that Sirius Group will lose some key personnel as a result of the Merger, which could negatively impact the operations and profitability of Sirius Group's post-combination business. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause it to have to expend time and resources helping them become familiar with such requirements.

Unlike some other blank check companies, Easterly does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for Easterly to consummate the Merger even if a substantial number of Easterly stockholders redeem.

        Since Easterly has no specified maximum redemption threshold, its structure is different in this respect from the structure that has been used by some blank check companies. Previously, some blank check companies would not be able to consummate a business combination if the holders of such companies' public shares elected to redeem or convert more than a specified percentage of the shares sold in such companies' initial public offerings, which percentage threshold was typically between 19.99% and 39.99%.

        As a result, Easterly may be able to consummate the Merger even though a substantial number of Easterly public stockholders have redeemed their shares. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Redemptions of Easterly public shares by Easterly public stockholders will decrease the amount of cash available to the combined company following the closing of the Merger.

Easterly public stockholders do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, in order to liquidate your investment, holders may be forced to sell their public shares or warrants, potentially at a loss.

        Easterly's public stockholders are entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the consummation of its initial business combination; (ii) the expiration or termination of any tender offer conducted by it in connection with a proposed business combination not otherwise withdrawn; (iii) the redemption of its public shares if it is unable to consummate a business combination by November 30, 2018, subject to applicable law; or (iv) otherwise upon its liquidation or in the event its board of directors resolves to liquidate the Trust Account and ceases to pursue the consummation of a business combination prior to November 30, 2018 (Easterly's board of directors may determine to liquidate the Trust Account prior to such expiration if it determines, in its business judgment, that it is improbable within the remaining time to identify an attractive business combination or satisfy regulatory and other business and legal requirements to consummate a business combination). In addition, if Easterly is unable to consummate an initial business combination by November 30, 2018 or extend such deadline to a later date by obtaining the approval of Easterly's stockholders at a special meeting of Easterly's stockholders, for any reason, compliance with Delaware law may require that Easterly submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, public stockholders may be forced to wait beyond November 30, 2018 before they receive funds from the Trust Account. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, holders may be forced to sell their public shares or warrants, potentially at a loss.

The Exchange Ratio may be determined prior to the Merger using an estimate of Sirius Group's September 30 Adjusted DBVPS.

        If the closing of the Merger occurs prior to Sirius Group filing with the SEC its financial statements for the quarter ended September 30, 2018, then the Exchange Ratio may be calculated using an estimate of the Sirius Group September 30 Adjusted DBVPS, and such estimate may not be the same as the actual Sirius Group September 30 Adjusted DBVPS, as determined in accordance with the Merger Agreement. In such instance, the amount of the Exchange Ratio may not be the same as it would be if the actual Sirius Group September 30 Adjusted DBVPS was used in the calculation. If an estimated Sirius Group September 30 Adjusted DBVPS is used, and this estimate is different than the actual Sirius Group September 30 Adjusted DBVPS, Easterly stockholders will not receive any different or additional consideration.

THE SPECIAL MEETING OF EASTERLY STOCKHOLDERS

General

        Easterly is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the Easterly special meeting of stockholders to be held on [        ], [            ], 2018, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Easterly's stockholders on or about [                ], 2018. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Easterly special meeting of stockholders.

Date, Time and Place of Special Meeting

        The Easterly special meeting of stockholders will be held at 10:00 a.m. Eastern time, on [        ], [            ], 2018, at [            ], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

        You will be entitled to vote or direct votes to be cast at the Easterly special meeting of stockholders if you owned shares of Easterly common stock at the close of business on October 2, 2018, which is the record date for the Easterly special meeting of stockholders. You are entitled to one vote for each share of Easterly common stock that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 19,208,407 shares of Easterly common stock outstanding, of which 14,208,407 are public shares and 5,000,000 are Founder Shares held by the Sponsor and Easterly's original independent directors.

Vote of Easterly Founders and the Sponsor

        In connection with the IPO, Easterly entered into an agreement with its initial stockholders pursuant to which the initial stockholders agreed to vote the Founder Shares and any other shares acquired during and after the IPO in favor of the Merger Proposal. This agreement also applies to the Sponsor and Easterly's original independent directors as it relates to the Founder Shares and the requirement to vote their Founder Shares in favor of the Merger Proposal. Additionally, the Sponsor Letter requires that Sponsor vote its shares of Easterly common stock in favor of the Merger.

        All of the holders of Founder Shares, including the Sponsor and Easterly's original independent directors, have agreed to waive their redemption rights with respect to their Founder Shares and Easterly's initial stockholders have agreed to waive their redemption rights with respect to any public shares that they may have acquired during or after the IPO in connection with the completion of Merger. The Founder Shares held by Easterly's initial stockholders have no redemption rights upon Easterly's liquidation and will be worthless if no business combination is effected by Easterly prior to November 30, 2018. However, the initial stockholders are entitled to redemption rights upon Easterly's liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Easterly Special Meeting of Stockholders

        A quorum of Easterly's stockholders is necessary to hold a valid meeting. A quorum will be present at the Easterly special meeting of stockholders if a majority of the Easterly common stock outstanding and entitled to vote at the Easterly special meeting of stockholders is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

        The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Easterly common stock. Accordingly, an Easterly stockholder's failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders or an abstention from voting, or he failure of an Easterly stockholder who holds his or her shares in "street name" through a broker or other nominee to give voting instructions to such broker or other nominee (any failure to give instructions, a "broker non-vote") will have the same effect as a vote "AGAINST" the Merger Proposal. The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Easterly common stock that are voted on such proposal at the Easterly special meeting of stockholders. Accordingly, an Easterly stockholder's failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders or an abstention from voting will have no effect on the outcome of any vote on the Adjournment Proposals. A broker non-vote will have no effect on the Adjournment Proposal.

        The transactions contemplated by the Merger Agreement will be consummated only if the Merger Proposal is approved at the Easterly special meeting. The Merger Proposal is not conditioned on the approval of the Adjournment Proposal and the Adjournment Proposal is not conditioned on the approval of the Merger Proposal.

Recommendation to Easterly Stockholders

        Easterly's board of directors believes that each of the Merger Proposal and the Adjournment Proposal to be presented at the Easterly special meeting of stockholders is in the best interests of Easterly and its stockholders and unanimously recommends that its stockholders vote "FOR" each of the proposals.

        When you consider the recommendation of Easterly's board of directors in favor of approval of the Merger Proposal, you should keep in mind that Easterly's directors and officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

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  the 400,000 to 1.6 million total Founder Shares that the Sponsor (or its members) will hold immediately prior to the Merger, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

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  the 24,000 Founder Shares that one of Easterly's independent directors holds as of September 30, 2018, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

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  if Easterly is unable to complete a business combination within the required time period, the Convertible Promissory Note issued to the Sponsor, in the amount of $895,000 at September 30, 2018 plus accrued interest, will not be repaid and all amounts owed thereunder will be forgiven except to the extent that Easterly has funds available to it outside of the Trust Account to repay such amounts;

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  if Easterly is unable to complete a business combination within the required time period, Easterly's Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under Easterly's indemnity of the underwriters; and

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  the continued indemnification of current directors and officers of Easterly and the continuation of directors' and officers' liability insurance after the Merger.

        Further, each of Easterly's directors, directly or indirectly, holds Founder Shares that are not subject to redemption; as a result, Easterly's directors have a financial incentive to see a Merger consummated rather than lose whatever value is attributable to the Founder Shares. These interests may influence Easterly's directors in making their recommendation that you vote in favor of the Merger Proposal, and the transactions contemplated thereby.

Broker Non-Votes and Abstentions

        Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Except with respect to the Adjournment Proposal, Easterly believes the proposals presented to Easterly's stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide voting instructions to your bank, broker or other nominee Easterly will receive a proxy card from your bank, broker or other nominee indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a "broker non-vote."

        With respect to the Easterly special meeting of stockholders, abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote "AGAINST" the Merger Proposal but will have no effect on the outcome of any vote on the Adjournment Proposal. Broker non-votes will have the effect of a vote "AGAINST" the Merger Proposal and will have no effect on the Adjournment Proposal.

Voting Your Shares

        Each share of Easterly common stock that you own in your name entitles you to one vote on each of the proposals for the Easterly special meeting of stockholders. Your one or more proxy cards show the number of shares of Easterly common stock that you own.

        There are several ways to vote your shares or submit your proxy:

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  You can submit your proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your "proxy," whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Easterly common stock will be voted, as recommended by Easterly's board of directors. With respect to proposals for the Easterly special meeting of stockholders, that means: "FOR" the Merger Proposal and "FOR" the Adjournment Proposal.

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  You can attend the Easterly special meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee in order to be able to vote your shares at the special meeting.

Revoking Your Proxy

        If you give a proxy, you may revoke it at any time before the Easterly special meeting, or at such meeting by doing any one of the following:

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  you may send another proxy card with a later date;

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  you may notify Daniel Shea, Easterly's Secretary, in writing before the Easterly special meeting that you have revoked your proxy; or

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  you may attend the Easterly special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Easterly Special Meeting

        The Easterly special meeting of stockholders has been called only to consider the approval of the Merger Proposal and the Adjournment Proposal. Under Easterly's bylaws, other than procedural matters incident to the conduct of the Easterly special meeting, no other matters may be considered at the Easterly special meeting if they are not included in the notice of the Easterly special meeting.

Who Can Answer Your Questions About Voting

        If you have any questions about how to vote or direct a vote in respect of your shares of Easterly common stock, you may call Morrow Sodali, Easterly's proxy solicitor, at (800) 662-5200 (toll free) or Banks and Brokerage Firms, please call collect: (203) 658-9400.

Redemption Rights

        Pursuant to Easterly's charter, any holders of its public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Merger. If demand is properly made and the Merger is consummated, these shares, immediately prior to the Merger, will cease to be issued and outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Merger, less franchise and income taxes payable, upon the consummation of the Merger. For illustrative purposes, based on funds in the Trust Account of approximately $148.5 million on September 30, 2018, the estimated per share redemption price would have been approximately $10.45.

        Redemption rights are available to holders of public shares of Easterly common stock whether or not they are a holders of Easterly common stock as of the record date for the Easterly special meeting. Redemption rights are not available to holders of warrants in connection with the Merger.

        In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on [        ], 2018 (two business days before the Easterly special meeting):

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  If you hold Easterly units, elect to separate your Easterly units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

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  Submit a request in writing that Easterly redeem your public shares for cash to Continental Stock Transfer & Trust Company, Easterly's transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

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  Deliver your public shares either physically or electronically through DTC to Easterly's transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Easterly's understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Easterly does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

        Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Easterly's consent, until the vote is taken with respect to the Merger. If you delivered your shares for redemption to Easterly's transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that its transfer agent return the shares (physically or electronically). You may make such request by contacting Easterly's transfer agent at the phone number or address listed above.

        Prior to exercising redemption rights, stockholders should verify the market price of Easterly common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Easterly cannot assure you that you will be able to sell your shares of Easterly common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Easterly common stock when you wish to sell your shares.

        If you exercise your redemption rights, your shares of Easterly common stock will cease to be outstanding immediately prior to the Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

        If the Merger is not approved and Easterly does not consummate an initial business combination by November 30, 2018 or extend such deadline to a later date by obtaining the approval of Easterly's stockholders at a special meeting of Easterly's stockholders, Easterly will be required to dissolve and liquidate and its warrants will expire worthless.

Appraisal Rights

        Appraisal rights are not available to holders of shares of Easterly common stock or warrants in connection with the Merger.

Accounting Treatment

        The Merger is a capital transaction in substance whereby Easterly will be treated as the "acquired" company for financial reporting purposes. This determination was primarily based on the following: Sirius Group will own the majority of the outstanding common shares of the combined company, the current executive officers of Sirius Group will manage the combined company, the board of directors of the combined company will be comprised of the current members of the board of directors of Sirius Group, and Sirius Group's operations will be the operations of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Sirius Group issuing shares for the net assets of Easterly, which are comprised of cash and cash equivalents. The net assets of Easterly will be stated at historical cost, with no goodwill or other intangible assets recorded. All the expenses incurred by Sirius Group related to the Merger will be charged to Additional paid-in surplus.

Proxy Solicitation Costs

        Easterly will pay the cost of soliciting proxies for the Easterly special meeting. Easterly has engaged Morrow Sodali to assist in the solicitation of proxies for the Easterly special meeting. Easterly has agreed to pay Morrow Sodali a fee of $22,500, plus disbursements. Easterly will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Easterly also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Easterly common stock for their expenses in forwarding soliciting materials to beneficial owners of Easterly common stock and in obtaining voting instructions from those owners. Easterly's directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

PROPOSALS TO BE CONSIDERED BY EASTERLY'S STOCKHOLDERS

PROPOSAL NO. 1—THE MERGER PROPOSAL

        Easterly is asking its stockholders to approve and adopt the Merger Agreement and the Merger. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement throughout this proxy statement/prospectus, including the information set forth in the section entitled "The Merger Agreement" below. You are urged to read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger, including the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, as amended by the Amendment, which is attached as Annex C to this proxy statement/prospectus.

The Merger Agreement

        This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the Amendment, which is attached as Annex C to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

        The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. In particular, in reviewing the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors and reports and documents filed with the SEC, and in some cases were qualified by the disclosure letter delivered by the party making the representations and warranties, which such disclosures are not reflected in the text of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this proxy statement/prospectus.

  Structure of the Merger

        Subject to the terms and conditions of the Merger Agreement, the Merger Agreement provides for the merger of Merger Sub with and into Easterly, with Easterly surviving the Merger as a wholly owned subsidiary of Sirius Group. In addition, the Merger Agreement provides that, if elected by Sirius Group, the Merger will be restructured as a direct merger of Easterly with and into Sirius Group, with Sirius Group surviving the Merger. Sirius Group does not plan on making such election at this time.

  Merger Consideration

        Pursuant to the Merger Agreement, upon the effectiveness of the Merger (the "Effective Time"), all shares of Easterly common stock (other than (i) shares of Easterly common stock with respect to which an Easterly stockholder has validly exercised its redemption rights, and that will be redeemed as provided for by Easterly's charter, or any wholly owned subsidiary of Easterly or Sirius Group, which will be canceled for no consideration, (ii) shares of Easterly common stock held by Easterly as treasury stock or owned by Easterly, Sirius Group or Merger Sub and (iii) shares of Easterly common stock held by the Sponsor that will be canceled pursuant to the Sponsor Letter) will be converted into Sirius Group common shares at the Exchange Ratio (together with cash in lieu of fractional shares of Sirius Group common shares, as described below, the "merger consideration"). The Exchange Ratio will be determined prior to the closing of the Merger and will be equal to a fraction determined by dividing (a) the estimated amount of cash per public share of Easterly common stock in the Trust Account at the Effective Time by (b) (I) 1.05 multiplied by (II) the Sirius Group September 30 Adjusted DBVPS. The Sirius Group September 30 Adjusted DBVPS is calculated by dividing (A) the book value of Sirius Group determined based on GAAP on a consolidated basis, as set forth in the final, Sirius Group board of directors approved, unaudited GAAP consolidated financial statements of Sirius Group for the nine months ended September 30, 2018 (the "September 30 Book Value"), decreased by the $7 million deferred underwriting fee payable by Easterly to Citigroup Global Markets Inc. as underwriter of the IPO, and as adjusted by the GAAP accounting effect of the redemption of the Sirius Group Series A redeemable preference shares by (B) the sum of (x) the fully diluted number of Sirius Group common shares issued and outstanding as of September 30, 2018 and (y) 593,000 Sirius Group common shares. Sirius Group is required to deliver to Easterly its proposed calculation of September 30 Book Value and the Sirius Group September 30 Adjusted DBVPS no later than five business days after the date that the Registration Statement of which this proxy statement/prospectus forms a part is declared effective (but if the Registration Statement is declared effective on or after September 30, 2018, then no earlier than October 5, 2018) (such estimates being the "Estimated September 30 Book Value" and the "Estimated Sirius Group September 30 Adjusted DBVPS"). Easterly has five business days to review and agree to or dispute the accuracy of such calculation. If a dispute notice is delivered by Easterly within such time period, Sirius Group and Easterly will jointly request that a mutually agreed upon nationally recognized independent accounting firm (the "Accounting Firm"), make a binding determination only as to the items set forth in the dispute notice. At least two business days prior to the date of the closing of the Merger (or such other time as may be mutually agreed between Sirius Group and Easterly), Easterly will notify Sirius Group in writing of its good faith calculation of the number of shares of Easterly common stock outstanding as of the closing of the Merger and the estimated amount of cash per public share of Easterly common stock in the Trust Account at the Effective Time. Using such amounts and the Estimated Sirius Group September 30 Adjusted DBVPS as finally determined pursuant to the Merger Agreement, Sirius Group will then calculate the final Exchange Ratio, unless such calculation is done after Sirius Group files with the SEC its financial statements for the quarter ended September 30, 2018, in which case Sirius Group shall prepare its good faith calculation of the September 30 Book Value and the Sirius Group September 30 Adjusted DBVPS, which shall be submitted for the review and approval by Sirius Group's Audit & Risk Management Committee (such calculations, the "Final September 30 Book Value" and "Final Sirius Group September 30 Adjusted DBVPS"), and Sirius Group shall calculate the Exchange Ratio using the Final Sirius Group September 30 Adjusted DBVPS and not the Estimated Sirius Group September 30 Adjusted DBVPS.

        If the Estimated Sirius Group September 30 Adjusted DBVPS is used to determine the Exchange Ratio at the closing of the Merger, then the Merger Agreement provides for a post-closing adjustment if such estimate is different than the Final Sirius Group September 30 Adjusted DBVPS as finally determined after the closing of the Merger. Such adjustment will result in either (x) the issuance of new Sirius Group common shares or a payment of cash by Sirius Group to CM Bermuda if the Exchange Ratio is greater than it would have been using the Final Sirius Group September 30 Adjusted DBVPS or (y) the surrender to Sirius Group of Sirius Group common shares owned by CM Bermuda or a payment of cash to Sirius Group from CM Bermuda if the Exchange Ratio is less than it would have been using the Final Sirius Group September 30 Adjusted DBVPS.

        Additionally, each issued and outstanding public warrant to acquire shares of Easterly common stock will cease to represent a right to acquire shares of Easterly common stock and will be converted into a converted warrant. The number of Sirius Group common shares subject to each converted warrant will be equal to the number of shares of Easterly common stock subject to each Easterly warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and such converted warrant will have an exercise price per Sirius Group common share equal to the exercise price per share of Easterly common stock subject to such Easterly warrant immediately prior to the closing of the Merger divided by the Exchange Ratio.

  Fractional Shares

        Notwithstanding any other provision of the Merger Agreement, no fractional shares of Sirius Group common shares will be issued upon the conversion of Easterly common stock in the Merger, but in lieu thereof each holder of shares of Easterly common stock otherwise entitled to a fractional Sirius Group common share will be entitled to receive, from the exchange agent (as defined below), a cash payment, without interest, in lieu of such fractional Sirius Group common share representing such holder's proportionate interest, if any, in the net proceeds from the sale by the exchange agent in one or more transactions of Sirius Group common shares equal to the excess of (i) the aggregate number of Sirius Group common shares to be delivered to the exchange agent by Sirius Group pursuant to the Merger Agreement over (ii) the aggregate number of whole Sirius Group common shares to be distributed to the holders of Easterly common stock pursuant to the Merger Agreement (such excess, the "Excess Shares"). As soon as reasonably practicable after the Effective Time, the exchange agent, as agent for the former holders of Easterly common stock that would otherwise receive fractional Sirius Group common shares, will sell the Excess Shares at then-prevailing prices on the Nasdaq.

        The sale of the Excess Shares by the exchange agent, as agent for the former holders of Easterly common stock that would otherwise receive fractional Sirius Group common shares, will be executed on the Nasdaq through one or more member firms of the Nasdaq and will be executed in round lots to the extent practicable. The net proceeds of any such sale or sales of Excess Shares to be distributed to the former holders of Easterly common stock will be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the exchange agent incurred in connection with such sale or sales. Until the net proceeds of such sale or sales have been distributed to the former holders of Easterly common stock, the exchange agent will hold such net proceeds in trust for such holders that would otherwise receive fractional Sirius Group common shares (the "Common Shares Trust"). The exchange agent will determine the portion of the Common Shares Trust to which each former holder of Easterly common stock will be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Easterly common stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Easterly common stock would otherwise be entitled.

        As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to former holders of Easterly common stock in lieu of any fractional Sirius Group common shares, the exchange agent will make available such amounts to such holders of Easterly Common Stock without interest, subject to and in accordance with the exchange procedures described below.

  Exchange Procedures

        Prior to the Effective Time, Sirius Group will designate a nationally recognized financial institution reasonably acceptable to Sirius Group to act as exchange agent (the "exchange agent"), and will deposit with the exchange agent the full number of Sirius Group common shares issuable in exchange for outstanding Easterly shares under the Merger Agreement.

        As soon as reasonably practicable after the Effective Time, Sirius Group will cause the exchange agent to mail to each record holder of a certificate representing any shares of Easterly common stock whose shares were converted into a right to receive the merger consideration a customary letter of transmittal and instructions for surrendering the certificate in exchange for payment of the merger consideration. Upon surrender of a certificate (or an affidavit of loss in lieu thereof) and upon delivery of a duly executed letter of transmittal in proper form and such other documentation as may be reasonably required by exchange agent, the holder of such certificate will be entitled to receive the portion of the aggregate merger consideration payable to such holder pursuant to the Merger. The surrendered certificates representing shares of Easterly common stock will be canceled. Payment of the merger consideration with respect to shares of Easterly common stock represented by book-entry will be made as promptly as practicable following the Effective Time without any action on the part of the person in whose name such book-entry shares are registered. No interest will be paid or will accrue on the cash payable upon surrender of any certificate representing any shares of Easterly common stock.

        You should not return your stock certificates with the enclosed proxy card, and you should not send in your stock certificates to the exchange agent until you receive a letter of transmittal from the exchange agent with instructions for the surrender of your stock certificates.

  Lost, Stolen and Destroyed Certificates

        If an Easterly stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by Sirius Group, may also be required to provide a bond (in a customary amount) prior to receiving any merger consideration.

  Conversion of Stock of Merger Sub

        At the Effective Time, all issued and outstanding common stock of Merger Sub will be converted into and become 1,000 fully paid and nonassessable shares of common stock, par value $0.01 per share, of the surviving company. These shares will constitute the only outstanding share of capital stock of the surviving company as of the Effective Time and will be owned by Sirius Group.

  Closing and Effective Time of the Merger

        The Merger may be consummated no later than three business days following the satisfaction or waiver of the conditions described below under the subsection entitled "Conditions to Closing of the Merger."

  Material Adverse Effect

        Under the Merger Agreement, a "Material Adverse Effect" with respect to any party is any event, change, effect, development, state of facts, condition, circumstance or occurrence that individually or in the aggregate (i) has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and its subsidiaries, taken as a whole, except to the extent such material adverse effect results from (a) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates, (b) any changes in conditions generally affecting any of the industries in which such party and its subsidiaries operate, (c) any decline in market price or trading volume or the credit rating of such party or the securities of such party (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (d) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction, (e) any failure, in and of itself, by such party to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would be a Material Adverse Effect, (f) the execution and delivery of the Merger Agreement or the public announcement, performance, pendency or consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with customers, employees, suppliers or other parties or any litigation arising from the Merger Agreement or the transactions contemplated by the Merger Agreement, (g) any change or prospective change in applicable laws, regulation or GAAP or SAP (or authoritative interpretations thereof), (h) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (i) any action permitted or required to be taken pursuant to or in accordance with the Merger Agreement or taken at the request of the other party or with the other party's express written consent, or (j) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; provided, however, that clauses (a), (b), d), (h) and (j) may be taken into account to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its subsidiaries operate or (ii) would prevent or materially delay the consummation by Easterly or Sirius Group, as applicable, of the Merger and the other transactions contemplated by the Merger Agreement on a timely basis.

Conditions to Closing of the Merger

  Conditions to Easterly's, Sirius Group's and Merger Sub's Obligations

        The obligations of Easterly, Sirius Group and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the closing date, of each of the following conditions (which may be waived, in whole or in part, to the extent permitted by law, by Sirius Group and Easterly):

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  The required vote of the stockholders of Easterly approving the Merger Proposal must have been obtained.

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  The Sirius Group common shares issuable in the Merger or upon exercise of the converted warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

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  There must not be in effect any order by a governmental entity of competent jurisdiction which prohibits, restrains or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

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  Sirius Group's Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

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  All consents, authorizations or approvals of any regulatory authorities required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

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  The Warrant Amendment shall have been entered into by the parties thereto.

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  The Sponsor Letter shall be in full force and effect.

  Conditions to Sirius Group's and Merger Sub's Obligations

        The obligations of Sirius Group and Merger Sub to consummate the Merger are subject to the satisfaction, on or prior to the closing date, of each of the following conditions (which may be waived in whole or in part by Sirius Group):

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  The representations and warranties of Easterly, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, must be true and correct as of the date of the Merger Agreement and as of the closing date as if made on and as of such date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to Easterly, subject to a more stringent standard in the case of certain fundamental representations.

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  Easterly must have performed and complied in all material respects with all obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by Easterly at or prior to the closing.

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  Easterly must deliver a statement that it is not, and has not been, a "Unites States real property holding corporation."

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  Easterly shall have delivered or caused to be delivered the Registration Rights Agreement and a Lock-Up Agreement executed by the Sponsor.

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  Since the date of the Merger Agreement, there must not have been any event or circumstance which resulted in or that would reasonably be expected to result in a Material Adverse Effect of Easterly that is continuing.

  Conditions to Easterly's Obligations

        The obligations of Easterly to consummate the Merger are subject to the satisfaction, at or prior to the closing date, of each of the following conditions (which may be waived in whole or in part by Easterly):

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  The representations and warranties of Sirius Group and Merger Sub, disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality or Material Adverse Effect, must be true and correct as of the date of the Merger Agreement and as of the closing date as if made on and as of such date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect with respect to Sirius Group, subject to a more stringent standard in the case of certain fundamental representations.

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  Each of Sirius Group and Merger Sub must have performed and complied in all material respects with all obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by Sirius Group and Merger Sub at or prior to the closing.

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  Sirius Group shall have delivered or caused to be delivered the Registration Rights Agreement and a Lock-Up Agreement executed by it.

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  Since the date of the Merger Agreement, there must not have been any event or circumstance which resulted in or that would reasonably be expected to result in a Material Adverse Effect of Sirius Group that is continuing.

  Representations and Warranties

        Under the Merger Agreement, Easterly made customary representations and warranties, including those relating to: organization and good standing; capitalization; authorization of agreement; consents and approvals of third parties; conflicts; subsidiaries; filings with the SEC and financial statements; no undisclosed liabilities; absence of certain developments; information supplied for this proxy statement/prospectus; litigation; compliance with laws; employee matters; properties; taxes; material contracts; intellectual property; indebtedness; brokers' fees; status under the Investment Company Act; stockholder approvals; transactions with affiliates; and the Trust Account.

        Under the Merger Agreement, Sirius Group made customary representations and warranties, including those relating to: organization and good standing; capitalization; subsidiaries; authorization of agreement; consents and approvals of third parties; conflicts; financial statements; no undisclosed liabilities; absence of certain developments; information supplied for this proxy statement/prospectus; litigation; compliance with laws; regulatory reports; employee matters; environmental matters; properties; material contracts; taxes; risk-based capital; insurance regulatory matters and agreements with regulators; reinsurance contracts; actuarial reports; ratings; intellectual property; insurance; brokers' fees; transactions with affiliates; and agreements with regulatory agencies.

Covenants of the Parties

  Covenants of Easterly

        Easterly made certain covenants under the Merger Agreement, including, among others, the following:

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  Easterly will carry on its business in the ordinary course consistent with past practice in all material respects, except as permitted by the Merger Agreement, as set forth in the disclosure letter delivered by Easterly to Sirius Group, as required by law, or as consented to by Sirius Group in writing (such consent not to be unreasonably withheld, conditioned or delayed) and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships.

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  Subject to certain exceptions, Easterly will not:

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  incur any indebtedness;

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  adjust, split, combine or reclassify any shares of its capital stock;

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  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of their capital stock, other than with respect to redemptions of Easterly common stock in connection with the Merger and the Extension Amendments;

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  issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

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  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity;

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  acquire any other entity or business;

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  terminate, materially amend, renew or waive any material provision of, any material contract, other than normal renewals in the ordinary course of business, except for the Extension Amendments, enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement;

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    hire any employee or consultant or adopt any employee benefit plan;

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    settle any material proceeding;

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    amend its certificate of incorporation or bylaws, except for the Extension Amendments;

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    merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;

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    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, SAP or by applicable laws;

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    enter into any material new line of business;

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    make, or commit to make, any capital expenditures;

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    prepare or file any tax return inconsistent with prior practice, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, enter into any closing (or similar) agreement with respect to taxes, settle or compromise any tax claim, audit, assessment or dispute or surrender any right to claim a refund, offset or any other reduction in tax liability, request any ruling or similar guidance with respect to taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

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    take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions to closing of the Merger to be satisfied; or

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    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the above covenants.

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  Easterly will make all necessary filings with respect to the transactions contemplated by the Merger Agreement under the Securities Act and the Exchange Act and applicable "blue sky" laws and rules and regulations thereunder.

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  Prior to closing of the Merger, Easterly will take all such steps as may be required to cause any dispositions of shares of common stock of Easterly resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Easterly to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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  Easterly will cease any existing discussions and negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any acquisition proposal (other than proposals in which Easterly would acquire less than 5% of the equity interests or assets of such other party, if such acquisition did not constitute a Business Combination (as defined in Easterly's charter) and will not enter into any contract with respect to any acquisition proposal until the earlier of the consummation of the Merger or the termination of the Merger Agreement. Until the earlier of the consummation of the transactions contemplated by the Merger Agreement or the valid termination of the Merger Agreement, Easterly will not, directly or indirectly, through any affiliate or any of its or their officers, directors, employees, attorneys, equity holders, financial advisors, accountants or other representatives or agents, directly or indirectly, (i) initiate, solicit, pursue, discuss, inquire or encourage any inquiries or the making of any proposal that constitutes an acquisition proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to or request any information from any person or entity relating to, any acquisition proposal other than information to or from any other person or entity which is traditionally provided in the regular course of business to third parties where Easterly and its officers, directors and affiliates have no reason to believe that such information may be utilized to evaluate any such acquisition proposal, or (iii) agree to, approve or recommend, or otherwise enter into any contract with respect to, any acquisition proposal.

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  Following Easterly's receipt of the funds held in the Trust Account at the closing of the Merger, Easterly will pay all liabilities and obligations of Easterly using unrestricted cash and up to $2 million from the Trust Account (and not, for the avoidance of doubt, any funds held in or released from the Trust Account in excess of $2 million) and, to the extent such unrestricted cash is not sufficient to discharge all such liabilities and obligations, such liabilities and obligations will be paid by the Sponsor pursuant to the Sponsor Letter. However, the $7 million deferred underwriting fee payable by Easterly to Citigroup Global Markets Inc. as underwriter of the IPO will be paid out of the funds released from the Trust Account.

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  Prior to the closing of the Merger, if requested in writing by Sirius Group, Easterly will commence a tender offer pursuant to which it will offer to purchase up to such number of the public warrants at a cash price for each public warrant as mutually agreed between Sirius Group and Easterly. However, Sirius Group has determined that it will not request Easterly to complete such a tender offer.

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  Until the closing of the Merger, (i) Easterly will provide Sirius Group with a draft copy of any income and other material tax returns at least 30 days prior to their due date and will not file such tax return without the consent of Sirius Group (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) Easterly will give Sirius Group and its advisors a reasonable opportunity to participate any in discussions with any tax authority, and provide Sirius Group with draft copies of any materials intended to be submitted to any tax authority reasonably in advance of such submission, and (iii) Sirius Group and Easterly will cooperate in good faith with each other with respect to matters related to the taxes of Easterly.

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  For all tax purposes, Sirius Group and Easterly agree to treat the Promissory Note, (i) as a collateral arrangement to secure the payment of a termination fee to Easterly in the event the Merger does not close, which collateral will be returned to Sirius Group if the Merger closes, and (ii) Sirius Group as the owner of the cash proceeds of such loan at all times, and to file all tax returns consistently therewith.

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  Easterly will provide Sirius Group with prompt notice of and copies of all proceedings and correspondence relating to any legal proceeding against Easterly, its subsidiary or any of their respective directors or officers by any stockholder of Easterly arising out of or relating to the Merger Agreement or the Merger. Easterly will not settle or offer to settle any such legal proceeding without the prior written consent of Sirius Group (which consent shall not be unreasonably withheld, conditioned or delayed).

Covenants of Sirius Group

        Sirius Group made certain covenants under the Merger Agreement, including, among others, the following:

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  Sirius Group and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice in all material respects and will not take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions to closing of the Merger to be satisfied, except, in each case, as permitted in the Merger Agreement, as set forth in the disclosure letter delivered by Sirius Group to Easterly or as required by law.

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  Subject to certain exceptions, Sirius Group will not:

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  adjust, split, combine or reclassify any of its equity interests;

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    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its equity interests (except (i) dividends paid by any of the wholly owned subsidiaries of Sirius Group to Sirius Group or any of its wholly owned subsidiaries, (ii) the acceptance of Sirius Group common shares as payment for the exercise price of options or for withholding taxes incurred in connection with the exercise of options or the vesting or settlement of Sirius Group equity awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements) or (iii) required dividends or distributions in respect of Sirius Group Series A redeemable preference shares; or

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    issue, sell or otherwise permit to become outstanding any additional equity interests or shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of capital stock or any options, warrants, or other rights of any kind to acquire any equity interests or shares of capital stock except (i) to the extent such issuance or sale would otherwise be permitted under the next bullet point, (ii) for the issuance of Sirius Group equity awards and (iii) pursuant to the exercise of Sirius Group equity awards or the settlement or vesting of Sirius Group equity awards in accordance with their terms.

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  Subject to certain exceptions, Sirius Group will cease any existing discussions and negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any acquisition proposal (other than proposals with respect to less than 10% of Sirius Group's equity interests or less than 50% of Sirius Group's assets) and will not enter into any contract with respect to any acquisition proposal until the earlier of the consummation of the Merger or the termination of the Merger Agreement. Until such time, and subject to certain exceptions, none of Sirius Group or any of its subsidiaries will, directly or indirectly, through any affiliate or any of its or their officers, directors, employees, attorneys, equity holders, financial advisors, accountants or other representatives or agents or otherwise, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an acquisition proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any acquisition proposal other than information to any other person or entity which is traditionally provided in the regular course of business to third parties where Sirius Group and its officers, directors, employees, attorneys, equity holders, financial advisors, accountants or other representatives or agents have no reason to believe that such information may be utilized to evaluate any such acquisition proposal, or (iii) agree to, approve or recommend, or otherwise enter into any contract with respect to, any acquisition proposal.

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  For a period of six years after the closing, (i) Sirius Group will maintain in effect the current policies of directors' and officers' liability insurance maintained by Sirius Group (provided that Sirius Group may substitute policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the directors and officers arising from facts or events which occurred at or before the closing of the Merger (including the transactions contemplated thereby); provided, however, that Sirius Group is not required to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date of the Merger Agreement by Easterly for such insurance, or (ii) Easterly will, prior to the closing of the Merger, obtain a six-year "run-off" or "tail" directors' and officers' liability insurance policy under Easterly's existing directors and officers insurance policy.

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  Sirius Group will use its reasonable best efforts to cause the Sirius Group common shares to be issued in the Merger and upon exercise of the converted warrants to be listed on the Nasdaq Stock Market, subject to official notice of issuance.

  Mutual Covenants

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  Sirius Group, Merger Sub, and Easterly agreed to give prompt notice to the others if any of them (i) receives any notice or other communication from any governmental entity, Lloyd's or Nasdaq (or any other securities market) in connection with the transactions contemplated by the Merger Agreement or (ii) becomes aware of the occurrence of an event that would reasonably be expected to prevent or materially delay the consummation of the Merger or that would reasonably be expected to result in any of the conditions to the Merger not being satisfied.

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  Upon reasonable notice and subject to certain conditions, Sirius Group and Easterly agreed to give the officers, employees, accountants, counsel and other representatives of Sirius Group, Merger Sub and Easterly, during normal business hours during the period prior to the closing of the Merger, reasonable access to all of its and its subsidiaries' properties, books, contracts, commitments and records, and to its and its subsidiaries' officers, employees, accountants, counsel and other representatives and, during such period, each party will, and will cause its subsidiaries to, promptly make available to the other party, subject, in the case of competitively sensitive information, to any customary "clean-room" arrangements agreed between the parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request.

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  Sirius Group and Easterly agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, governmental entities and Lloyd's which are necessary or advisable to consummate the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities and Lloyd's. The parties will cooperate with each other in connection therewith. Sirius Group and Easterly will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the Merger and each party will keep the other reasonably apprised of the status of matters relating to completion of the Merger and will consult with the other in advance of any meeting or conference with any governmental entity or Lloyd's in connection with the Merger. Sirius Group and Easterly will each use its reasonable best efforts to (i) take all action reasonably necessary to ensure that no state takeover statute or similar law is or becomes applicable to the Merger and (ii) if any state takeover statute or similar law becomes applicable to the Merger, take all action to enable the Merger to be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such law on the Merger.

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  Sirius Group and Easterly will each use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing of the Merger, and (ii) avoid or eliminate each and every impediment so as to enable the closing of the Merger to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Easterly, Sirius Group and their subsidiaries. Sirius Group, Easterly and their subsidiaries will not be required to take, or agree to take, any actions that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Sirius Group, any Sirius Group subsidiary or Easterly (in any case, measured on a scale relative to Easterly, Sirius Group and any Sirius Group subsidiary on a combined basis).

  Survival of Representations and Warranties

        The representations and warranties of the parties contained in the Merger Agreement will not survive the closing of the Merger.

  Termination

        The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned any time prior to the closing as follows:

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  by mutual written consent of Sirius Group and Easterly;

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  by Sirius Group or Easterly if any governmental entity of competent jurisdiction has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or if any governmental entity that must grant a required consent has denied approval of the transactions contemplated by the Merger Agreement and such denial has become final and non-appealable;

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  by Sirius Group or Easterly on or after November 30, 2018 (the "Outside Date"), if the closing has not occurred by the close of business on that date; provided that this right to terminate will not be available to Sirius Group or Easterly, as applicable, if such party's action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations under the Merger Agreement and such material breach or violation has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to such date or (B) the failure of the closing to occur by such date;

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  by Sirius Group or Easterly if the Easterly stockholder approval of the Merger Proposal has not been obtained at the Easterly special meeting of stockholders or at any adjournment or postponement of the meeting;

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  by Easterly, if Sirius Group or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform, if occurring or continuing on the closing date, (i) would give rise to the failure of a condition to closing of the Merger and (ii) is not cured by the earlier of the Outside Date and 30 days following written notice of such breach, or by its nature or timing is incapable of being cured during such period; provided, that Easterly is not then in material breach of any of its representations, warranties, covenants or agreements;

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  by Sirius Group, if prior to the Easterly stockholder approval of the Merger Agreement and the Merger, if the Easterly board of directors has made an adverse recommendation change or Easterly has breached any of its covenants to obtain the Easterly stockholder approval or not to solicit an acquisition proposal; or

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  by Sirius Group, if (i) Easterly has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, if occurring or continuing on the date of the closing of the Merger, (a) would give rise to the failure of a condition closing of the Merger and (b) is not cured by the earlier of the Outside Date and 30 days following written notice of such breach, or by its nature or timing is incapable of being cured during such period; provided, that Sirius Group is not then in material breach of any of its representations, warranties, covenants or agreements or (ii) Easterly's board of directors shall have (a) withheld, withdrawn or modified or qualified, or proposed publicly to withhold, withdraw or modify or qualify, in a manner adverse to Sirius Group, the approval, determination of advisability, or recommendation by the Easterly board of directors or such committee of this Agreement, the Merger and the other transactions contemplated thereby, (b) made any other public statement in connection with the Easterly special meeting by or on behalf of the Easterly board of directors that would reasonably be expected to have the same effect or (c) approved, determined to be advisable, or recommended, or proposed publicly to approve, determine to be advisable or recommend, any Easterly Acquisition Proposal (as defined in the Merger Agreement).

        In the event of termination of the Merger Agreement, the Merger Agreement will become void and there will be no liability or obligation on the part of any party thereto, provided that a party will still be liable for a willful breach of the Merger Agreement. Certain provisions of the Merger Agreement and the provisions of the confidentiality agreement between Sirius Group and Easterly will survive any termination of the Merger Agreement.

  Fees and Expenses

        Sirius Group is responsible for all expenses related to (i) the filing or similar fees in connection with obtaining any required approvals of governmental entities, (ii) the filing of Sirius Group's Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, and (iii) all SEC filing fees related to the Merger. All other fees and expenses incurred by Easterly or Sirius Group will be borne solely by the party that incurred such fees and expenses.

  Amendment

        The Merger Agreement can be amended, supplemented or changed, and any provision of the Merger Agreement can be waived, only by a written instrument signed by Easterly, Sirius Group and Merger Sub; provided, that no amendment of the Merger Agreement may be made following the adoption of the Merger Agreement by the Easterly stockholders unless, to the extent required, such amendment is approved by such stockholders.

  Specific Performance

        The parties are entitled under the Merger Agreement to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement (including the parties' obligation to consummate the Merger) without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties also waived (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

  Governing Law

        The Merger Agreement is governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof.

Tax Treatment

        Sirius Group and Easterly intend to report the Merger as a tax-deferred "reorganization" for United States federal income tax purposes within the meaning of Section 368 of the Code. Assuming such treatment is respected, holders of Easterly common stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their Easterly common stock for Sirius Group common shares (except with respect to cash received in lieu of fractional shares). Neither Sirius Group nor Easterly intends to request any ruling or other guidance from the IRS on the United States federal income tax treatment of the Merger and no assurance can be given that the IRS would not challenge such treatment. The qualification of the Merger as a tax-deferred reorganization is not a condition to closing and the Merger Agreement does not include any covenant requiring Sirius Group to ensure that the Merger qualifies as a tax-deferred reorganization.

        In connection with the registration statement of which this proxy statement/prospectus forms a part, Sirius Group has received an opinion of counsel that subject to certain representations, qualifications and assumptions it is more likely than not that the Merger will qualify as a "reorganization" within the meaning of section 368 of the Code. This opinion is subject to assumptions related to future events (described in more detail under "Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of the Merger to Holders of Easterly Common Stock or Easterly Warrants—Treatment of the Merger") because the qualification of the Merger as a reorganization depends on meeting certain technical requirements that cannot be determined at this time, and no assurance can be given that such assumptions will in fact be correct. More specifically, the treatment of the Merger as a reorganization would depend on whether sufficient stockholders of Easterly exchange their Easterly common stock for common shares of Sirius Group rather than redeem it for cash. If a significant number of stockholders decide to redeem their Easterly common stock, Easterly may not meet the "continuity of business enterprise" requirement necessary to qualify as a reorganization under Sections 368(a)(1)(B) and 368(a)(2)(E) of the Code and would not meet the requirement that it retain "substantially all" of its assets to qualify as a reorganization under Section 368(a)(2)(E) of the Code. Additionally, absent direct guidance, it is unclear whether certain transactions would result in the stockholders being treated as having received "boot" in the Merger, thereby denying the treatment of the Merger as a reorganization under Section 368(a)(1)(B) of the Code. These transactions include the post-closing adjustments reflecting the Exchange Ratio and the Promissory Note dated June 23, 2018, made by Easterly in favor of Sirius Group pursuant to which Sirius Group has agreed to lend Easterly $0.03 per month for every public share of Easterly common stock outstanding as of June 30, 2018, which loan is immediately payable back to Sirius Group if the Merger closes. While none of these transactions results in any former stockholder of Easterly receiving any cash or other property (other than common shares of Sirius Group) in the Merger in return for their Easterly common stock, no assurance can be given that the IRS would not challenge this treatment. Additionally, no assurance can be given that the IRS would not recharacterize the repurchase of Sirius Group stock held by CM Bermuda in an amount equal to the value of the Easterly Trust Account as a distribution by Easterly to Sirius Group notwithstanding that Sirius Group intends to use other sources of cash for such repurchase. If the transaction was so recharacterized, Easterly would neither meet the continuity of business enterprise requirement nor the "substantially all" requirement described above.

        If the IRS were to successfully challenge the tax-deferred reorganization treatment of the Merger, United States holders of Easterly common stock would recognize taxable gain or loss on the exchange of their Easterly common stock for common shares of Sirius Group in the Merger.

        You are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Merger to you. For more information see the section entitled "Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of the Merger to Holders of Easterly Common Stock or Easterly Warrants—Treatment of the Merger."

Agreements Related to the Merger Agreement

        This section describes the material provisions of certain additional agreements entered into or to be entered into in connection with the Merger, but does not purport to describe all of the terms thereof. A copy of the Sponsor Letter, which was entered into concurrently with the Merger Agreement, is attached as Annex B. A copy of the Promissory Note, which was entered into concurrently with the Merger Agreement, is attached as Annex D. The form of the Registration Rights Agreement is attached as Annex E. The form of the Lock-Up Agreement is attached as Annex F. The form of the Warrant Amendment is attached as Annex G. Stockholders and other interested parties are urged to read such agreements in their entirety.

  Sponsor Letter

        Concurrently with the execution of the Merger Agreement, Easterly entered into the Sponsor Letter with the Sponsor and Sirius Group, pursuant to which, at the closing of the Merger, the Sponsor will surrender and Easterly will cancel for no consideration between 3,328,000 and 4,528,000 (or such higher number of shares based on the adjustment described below) shares of Easterly common stock owned by the Sponsor, which amount will be determined at the Effective Time as follows: The base number of 3,928,000 canceled shares will be (i) decreased by 0.50 of a share of Easterly common stock for every $100 that the sum of (x) cash in the Trust Account at the closing of the Merger plus (y) the proceeds of any private placement of Sirius Group common shares (or securities convertible into Sirius Group common shares) in connection with the Merger (the sum of (x) and (y), the "Amount Raised") is greater than $120 million (provided, that if the Amount Raised is greater than or equal to $150 million, then, solely with respect to any portion of the Amount Raised that is funded from certain designated investors in such private placement, the number of canceled shares will be decreased by 0.25 (in lieu of 0.50) of a share of Easterly common stock for every $100 of the Reduced Rate Amount (as defined below)) or (ii) increased by 0.50 of a share of Easterly common stock for every $100 that the Amount Raised is less than $120 million. Notwithstanding the foregoing, the minimum number of canceled shares will be 3,328,000 and the maximum number of canceled shares will be 4,528,000, except that the Sponsor also agreed to surrender additional shares (which could result in more than 4,528,000 shares surrendered) in certain circumstances if the amount per share equal to (x) 1.05 multiplied by (y) the Sirius Group September 30 Adjusted DBVPS used in the calculation of the Exchange Ratio, as adjusted for the value of the warrants issued in the Sirius Group Private Placement, is less than $17.39. If the proceeds raised from the Sirius Group Private Placement Investors is less than $213 million (other than as a result of an investor failing to fund its obligations in breach of its subscription agreement at a time when Sirius Group is not then in material breach of any of its representations, warranties, covenants or agreements set forth in such subscription agreement at the time of such investor's breach of such subscription agreement), the proceeds of the Sirius Group Private Placement will be deemed to be $213 million for purposes of calculating the Amount Raised. The "Reduced Rate Amount" means the lesser of (a) the Amount Raised minus $150 million and (b) the Amount Raised that is funded from certain designated investors in such private placement.

        The Sponsor also agreed to (i) pay or reimburse all liabilities and obligations of Easterly due and owing or incurred at or prior to the Effective Time to the extent not repaid by Easterly using unrestricted cash and up to $2 million from the Trust Account, except for the $7 million deferred underwriting fee, which will be paid using cash released from the Trust Account, and (ii) contribute to Easterly for no consideration, as a contribution to the capital of Easterly, all amounts due and owing by Easterly to the Sponsor under the Convertible Promissory Note to the extent any such amount is not repaid at the closing of the Merger.

        For more information on the Sponsor Letter, please see the full text of the Sponsor Letter, which is attached as Annex B hereto.

  Promissory Note

        Concurrent with the execution of the Merger Agreement, Easterly issued Sirius Group the Promissory Note pursuant to which Sirius Group agreed to lend Easterly $0.03 per month for every public share of Easterly common stock outstanding as of June 30, 2018, until the earlier of the consummation of Easterly's initial business combination and November 30, 2018. The amounts will be lent to Easterly on the first business day of each month and will be deposited by Easterly into a special account within the Trust Account. The Promissory Note will bear interest in an amount equal to the income (if any) actually earned from investing the principal in the Trust Account and will be due upon the completion of Easterly's initial business combination, and will be cancelled in case the Merger is not completed.

        For more information on the Promissory Note, please see the full text of the Promissory Note, which is attached as Annex D hereto.

  Registration Rights Agreement

        On the date of the closing of the Merger and as a condition precedent for the closing, Sirius Group, the Sponsor and CM Bermuda will enter into the Registration Rights Agreement, which will govern certain rights and obligations of Sirius Group, the Sponsor and CM Bermuda with respect to the registration of the Sirius Group common shares issuable to the Sponsor upon the exchange of Easterly common stock in pursuant to the Merger and the Sirius Group common shares owned by CM Bermuda.

        CM Bermuda will be entitled to demand that Sirius Group register all or part of its Sirius Group common shares, including for underwritten offerings, twice in any consecutive 12-month period.

        Additionally, the Sponsor and CM Bermuda are entitled to "piggy-back" registration rights with respect to any underwritten offering proposed by Sirius Group on its own behalf or on behalf of others, other than such offerings (i) under any employee stock plan or other employee benefit plan arrangement, (ii) of debt convertible into equity securities, (iii) for a dividend reinvestment plan or (iv) for an exchange offer or offering of securities solely to Sirius Group's existing shareholders.

        The registration rights of the Sponsor and CM Bermuda are subject to customary black-out periods, cutback provisions and other limitations as set forth in the Registration Rights Agreement. Sirius Group will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

        For more information on the Registration Rights Agreement, please see the full text of the form of Registration Rights Agreement, which is attached as Annex E hereto.

  Lock-Up Agreements

        On the date of the closing of the Merger and as a condition precedent for the closing, the Sponsor and CM Bermuda will each deliver a Lock-Up Agreement to Sirius Group pursuant to which the Sponsor and CM Bermuda will agree not to sell any Sirius Group common shares for a period of 180 days from the Effective Time without the consent of Sirius Group, subject to specified exemptions. Sirius Group may consent to such a sale at any time without prior notice.

        For more information on the Lock-Up Agreements, please see the full text of the form of the Lock-Up Agreement, which is attached as Annex F hereto.

  Warrant Amendment

        On the date of the closing of the Merger and as a condition precedent for the closing, Sirius Group, Easterly and Continental Stock Transfer & Trust Company, will enter into the Warrant Amendment with respect to the Warrant Agreement, dated as of July 29, 2015 (the "Warrant Agreement"), between Easterly and Continental Stock Transfer & Trust Company, pursuant to which Easterly will assign to Sirius Group, and Sirius Group will assume, all of Easterly's right, title and interest in the Warrant Agreement. The Warrant Agreement, as amended by the Warrant Amendment, will govern the terms of the converted warrants.

        For more information on the Warrant Amendment, please see the full text of the form of the Warrant Amendment, which is attached as Annex G hereto.

Transactions Related to the Merger

  Sirius Group Private Placement

        In connection with the closing of the Merger, Sirius Group expects to complete the Sirius Group Private Placement. On August 29, 2018, Sirius Group received subscriptions from affiliated funds of Gallatin Point Capital, The Carlyle Group, Centerbridge Partners, L.P. and Bain Capital Credit (the "Preference Share Investors") pursuant to which they have committed to purchase $205 million of Sirius Group Series B preference shares and $8 million of Sirius Group common shares in the private placement, which aggregate amount may be decreased to $111 million at Sirius Group's option. In addition, the Preference Share Investors will receive warrants that are exercisable for a period of five years after the issue date at a strike price equal to 125% of the per share purchase price, estimated as of October 8, 2018 to be $21.53. The form of subscription agreement, certificate of designation and warrant are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

        Members of Sirius Group's management team and board of directors have committed to purchase an aggregate of 569,000 common shares in the Sirius Group Private Placement.

        Gross proceeds of the Sirius Group Private Placement, together with cash in the Trust Account upon the closing of the Merger (which was $148.5 million as of September 30, 2018, before taking into account any redemptions of Easterly common stock or other transactions related to or in connection with the Merger Proposal), are intended to aggregate to up to $350 million. Assuming a private placement of $202 million at a price per share of $17.22, Sirius Group would issue 11.7 million common shares and Series B preference shares convertible into common shares in connection with the Sirius Group Private Placement (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan). Investors are cautioned that this is only an estimate based on the foregoing assumptions, and is subject to change prior to the closing of the Merger. The proceeds of the private placement will be used to redeem all outstanding Sirius Group Series A redeemable preference shares, and the remainder for general corporate purposes. The private placement will be exempt from registration under U.S. securities laws pursuant to Section 4(a)(2) of the Securities Act and Regulation D and Regulation S thereunder.

        In connection with the closing of the Sirius Group Private Placement, Sirius Group, CM Bermuda and the Preference Share Investors will enter into a shareholders agreement (the "Shareholders Agreement"), which will govern certain matters with respect to the governance of Sirius Group, the voting of CM Bermuda's common shares, the repurchase of CM Bermuda's common shares and certain other matters. The form of Shareholders Agreement is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        Pursuant to the Shareholders Agreement, until the third anniversary of the date of the closing of the Sirius Group Private Placement: (i) CM Bermuda will vote in favor of the election of the number of Independent Directors (as such term is defined in the Shareholders Agreement) as is necessary to provide that at least a majority of the Board of Directors of Sirius Group is comprised of Independent Directors; and (ii) CM Bermuda will not vote in favor of the removal of any director (other than any director affiliated with CM Bermuda) other than for cause. After the third anniversary of the date of the closing of the Sirius Group Private Placement (or earlier in the event of an increase to the size of the Board of Directors), CM Bermuda will not vote in favor of the election of any director not then serving on the Board of Directors (including any election to fill a vacancy then existing on the Board of Directors as a result of death, resignation, removal, expansion of the Board of Directors or otherwise) who is not an Agreed Director. "Agreed Director" means an Independent Director mutually agreeable to CM Bermuda and Preference Share Investors representing a majority of the Sirius Group Series B preference shares; provided, that if CM Bermuda and the Preference Share Investors have not identified an Agreed Director after negotiating in good faith for a period of 60 days, then an Agreed

Director means any Independent Director recommended for election by the Nominating & Governance Committee of the Sirius Group Board of Directors.

        Pursuant to the Shareholders Agreement, CM Bermuda will also agree to vote (i) in favor of a Qualified Sale Transaction (as such term is defined in the Shareholders Agreement) that is approved by a majority of Independent Directors and 80% of Sirius Group's voting shares after the first anniversary of the date of the closing of the Sirius Group Private Placement, and (ii) against any merger, amalgamation, consolidation or similar transaction or any sale or transfer of all or substantially all of Sirius Group's consolidated assets, in each case where the per share value of the consideration received by CM Bermuda in such transaction is greater than the per share value of the consideration received by any other holder of Sirius Group common shares.

        The Shareholders Agreement also grants the Preference Share Investors tag-along rights to the extent Sirius Group agrees to repurchase or redeem any common shares held by CM Bermuda.

        The Shareholders Agreement terminates on the date that fewer than 25% of the Sirius Group Series B preference shares issued in the Sirius Group Private Placement are outstanding, and earlier with respect to any Preference Share Investor at the time that it or its affiliates or permitted assigns ceases to own any Sirius Group Series B preference shares.

  Common Shares Redemption Agreement

        Prior to the closing of the Merger, Sirius Group and CM Bermuda will enter into the Common Shares Redemption Agreement, pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group will redeem Sirius Group common shares from CM Bermuda, at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, estimated as of October 8, 2018 to be $17.22, for an aggregate amount of between $120 million and $250 million, as elected by CM Bermuda at least two business days in advance of the closing of the Merger. Assuming a redemption amount of approximately $250 million at a price per share of $17.22, Sirius Group would redeem 14.5 million common shares from CM Bermuda in connection with the Common Shares Redemption Agreement. Investors are cautioned that this is only an estimate based on the foregoing assumptions, and is subject to change. In addition, in the event that the gross proceeds of the Sirius Group Private Placement are less than $202 million, the amount of Sirius Group common shares redeemed from CM Bermuda may be less than $250 million.

  Preference Shares Redemption Agreement

        On July 14, 2018, Sirius Group, IMGAH and Sirius Acquisitions Holding Company II entered into the Preference Shares Redemption Agreement, pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group has agreed to redeem all of the issued and outstanding Sirius Group Series A redeemable preference shares, which are held by IMGAH, for $95 million payable in cash at the time of the redemption. Effective as of the completion of such redemption, the parties have agreed to terminate the registration rights agreement and the shareholder's agreement between Sirius Group and IMGAH. In addition, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition, which may be in an amount of up to $50.0 million, will be paid in cash, not in Sirius Group Series A redeemable preference shares, as previously contemplated in the agreement in respect of the IMG acquisition.

Background of the Merger

        On August 4, 2015, Easterly consummated the IPO of 20,000,000 units, with each unit consisting of one share of Easterly common stock and one half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one share of Easterly common stock at an exercise price of $11.50 per share. The units in the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000. Prior to the consummation of the IPO, on May 4, 2015, the Sponsor purchased 4,312,500 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.006 per share. Prior to the IPO, the Sponsor transferred 60,000 Founder Shares (not including the forfeited overallotment Founder Shares) to each of the three original independent directors, who agreed to serve on Easterly's board of directors upon the closing of the IPO. On July 29, 2015, Easterly effected a stock dividend of 0.2 shares for each outstanding share of Easterly common stock, resulting in the Sponsor and officers and directors holding an aggregate of 5,175,000 Founder Shares. As a result of the underwriters partially utilizing their over-allotment option, the Sponsor forfeited 175,000 shares, which Easterly canceled.

        Simultaneously with the IPO, Easterly consummated the private sale of 6,750,000 Private Placement Warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $6,750,000. After deducting underwriting discounts and commissions and offering expenses, approximately $200,000,000 (or approximately $10.00 per unit sold in the IPO), including approximately $195,000,000 of the net proceeds of the IPO and $5,000,000 from the sale of the Private Placement Warrants, was placed in the Trust Account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

        Except for a portion of the interest income that may be released to Easterly to pay any income or franchise taxes, none of the funds held in the Trust Account will be released until the earlier of (i) the completion of its initial business combination and (ii) the redemption of 100% of its public shares if Easterly is unable to consummate a business combination by November 30, 2018, subject to the requirements of law. After the payment of approximately $750,000 in expenses relating to the IPO, approximately $1,000,000 of the net proceeds of the IPO and private placement of the Private Placement Warrants was not deposited into the Trust Account and was retained by Easterly for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of September 30, 2018, there was approximately $148.5 million held in the Trust Account and $102,338 held outside the Trust Account available for working capital purposes. For the six-month period ended June 30, 2018 and the twelve-month periods ended December 31, 2017 and December 31, 2016, Easterly withdrew $137,543, $226,553 and $216,448, respectively of interest earned to pay for franchise taxes.

        Prior to the consummation of the IPO, neither Easterly, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Easterly.

        After Easterly's IPO, Easterly's officers and directors commenced an active search for prospective businesses and assets to acquire in Easterly's initial business combination. During this search process, Easterly contacted more than 200 companies, including JH Capital Group Holdings, LLC ("JH Capital") and Sungevity, Inc. ("Sungevity"), had conversations with 73 companies or their representatives, and entered into detailed discussions with at least 11 possible target businesses (or their representatives). The majority of the possible target businesses with which Easterly had detailed discussions were financial services companies.

        Following a series of meeting and due diligence on JH Capital between February 10, 2016 and April 18, 2016, Easterly determined that JH Capital's business was not suitable to be a public company at the time primary due to the nascence of certain business lines and therefore did not make a proposal of terms for a business combination at that time. Specifically, JH Capital's advocacy and lending segments were newly acquired or newly formed and had not achieved scale to be meaningful to the overall earnings of JH Capital.

        On June 28, 2016, Easterly entered into a definitive agreement with respect to a business combination with Sungevity. Following the execution of such definitive agreement, Easterly ceased formal discussions with potential business combination partners, including JH Capital. Easterly was unable to consummate the business combination with Sungevity because there was not sufficient support from Easterly's stockholders and Easterly and Sungevity would not have had access to sufficient cash in the trust account to adequately provide for Sungevity's cash needs. On December 31, 2016, Easterly terminated the definitive agreement with Sungevity.

        Following the termination of the definitive agreement with Sungevity, Easterly commenced again an active search process for prospective businesses and assets to acquire in Easterly's initial business combination. During this new search process, Easterly had conversations with 90 companies or their representatives, and entered into detailed discussions with at least 32 possible target businesses (or their representatives). The majority of the possible target businesses with which Easterly had detailed discussions were financial services companies. Easterly engaged in negotiations with two of these possible target businesses and began drafting and negotiating transaction documents. One target company was a servicer of a sub-prime credit card lender and the other was a real estate services company. However, Easterly came to the conclusion that, based on the sizes of these two businesses and non-recurring nature of their business models, they were not suitable business combination candidates.

        On April 25, 2017, Easterly reinitiated conversations with JH Capital. Between April 25, 2017 and June 27, 2017, Easterly and JH Capital performed due diligence on each other and negotiated a definitive agreement for a business combination between Easterly and JH Capital. On June 28, 2017, Easterly, JH Capital and the other parties thereto executed a definitive agreement for a business combination between Easterly and JH Capital. On May 31, 2018, Easterly and JH Capital terminated the definitive agreement by mutual agreement because they mutually agreed that it was not in the best interests of Easterly's stockholders and JH Capital's equityholders to proceed with the business combination and for JH Capital to become a public company at that time.

        Following termination of the definitive agreement for the business combination between Easterly and JH Capital, on May 31, 2018, Citigroup Global Markets Inc. contacted Easterly and presented Easterly with the opportunity to explore a business combination with Sirius Group.

        On May 31, 2018, Sirius Group sent Easterly a non-disclosure letter agreement for the purposes of exchanging confidential information with Easterly, which was executed that day.

        On June 1, 2018, Easterly's management team and its advisers were given access to Sirius Group's online data room and Easterly began its due diligence of Sirius Group and its operations.

        On June 2, 2018, Messrs. Waters, Oberting, Salamone, Papamichael and Boxer, members of Sirius Group's management, and Mr. Kalichstein, Easterly's Chief Exective Officer, participated in a conference call in which Easterly was given an introduction to Sirius Group's business and an overview of Sirius Group's business lines, its history under the ownership of White Mountains Insurance Group and subsequent ownership by CM Bermuda, the Sirius Group ownership structure, its business structure, its investment portfolio and its insurance ratings.

        On June 6, 2018, Messrs. Oberting, Davis, Salamone, Papamichael and Boxer met Mr. Kalichstein to continue diligence and discussions of transaction terms at Sirius Group's offices in New York, New York. Sirius Group and Easterly reviewed topics including, but not limited to, (i) Sirius Group's actuarial and risk management policies and procedures, including a review of Sirius Group's risk policy guidelines, its largest risk exposures and stress testing, its capital management and its loss reserving process, (ii) accounting and finance, including group structure and organization, a line by line review of the historical income statement, balance sheet, and cash flow statement, accounting policies, processes to prepare for public company accounting, tax planning, and internal controls, and (iii) strategic planning, including Sirius Group's 2018 budget and three year financial plan. During this meeting, the terms for the exchange of Sirius Group common shares for shares of Easterly common stock were discussed in principle.

        On June 8, 2018, the parties proposed, and agreed to, the exchange of a fraction of a Sirius Group common share for each share of Easterly common stock based on 1.05x Sirius Group's June 30, 2018 diluted book value per common share, which exchange ratio when determined at the closing of the Merger will determine the relative ownership of the combined company. On June 8, 2018, Sirius Group sent Easterly a non-binding draft term sheet that contemplated the terms of Merger, including the exchange of a fraction of a Sirius Group common share for each share of Easterly common stock based on 1.05x Sirius Group's June 30, 2018 diluted book value per common share. On June 8, 2018 and June 10, 2018, Easterly sent Sirius Group a revised draft of the non-binding term sheet reflecting discussions between the parties on terms related to the conditions to closing, the cancellation of the Sponsor's Easterly common stock and Private Placement Warrants, and payment of expenses.

        On June 10, 2018, Easterly sent Sirius Group a draft merger agreement with respect to the proposed business combination that included terms providing for the exchange of a fraction of a Sirius Group common share for each share of Easterly common stock based on 1.05x Sirius Group's June 30, 2018 diluted book value per common share.

        On June 12 and June 13, 2018, Sirius Group sent Easterly a revised draft of the non-binding term sheet reflecting discussions between the parties on terms related to the number of shares of the Sponsor's Easterly common stock that would be canceled. On June 13, 2018, Sirius Group and Easterly agreed on the final terms of the non-binding term sheet.

        On June 13, 2018, members of Easterly's and Sirius Group's management teams participated in follow-up due diligence conference call in which Easterly and Sirius Group further discussed Sirius Group's underwriting and outward reinsurance strategy.

        On June 14, 2018, Easterly sent Sirius Group drafts of the Sponsor Letter and the Promissory Note.

        On June 16, 2018, Sirius Group sent Easterly revised drafts of the Merger Agreement, the Sponsor Letter and the Promissory Note.

        On June 18, 2018, Easterly sent Sirius Group revised drafts of the Merger Agreement, the Sponsor Letter and the Promissory Note and initial drafts of the Warrant Amendment and Easterly's disclosure letter.

        On June 19, 2018, Sirius Group sent Easterly revised drafts of the Merger Agreement, the Sponsor Letter and the Promissory Note, and initial drafts of the Registration Rights Agreement and the Lock-Up Agreements.

        On June 20, 2018, Sirius Group sent Easterly a draft of Sirius Group's disclosure letter and comments on Easterly's disclosure letter and the Warrant Amendment. On June 20, 2018, Easterly provided comments on Sirius Group's disclosure letter.

        On June 21 and 22, 2018, Sirius Group and Easterly finalized the Merger Agreement, the Sponsor Letter, the Promissory Note, the disclosure letters, the Registration Rights Agreement and Lock-Up Agreements.

        On June 22, 2018, the Easterly board of directors conducted a meeting to consider the draft Merger Agreement, the related agreements, the proposed Merger and the related transactions. Mr. Kalichstein gave the Easterly board of directors an overview of the Merger Agreement and related documents and informed them that the Merger Agreement was complete. Following a review of the Merger Agreement and discussion among the members of the board and Easterly's management about

Sirius Group and its business and operations, the Easterly board of directors unanimously approved and adopted the Merger Agreement, the Merger, the Sponsor Letter, the Promissory Note and the related transactions, and authorized management to execute the Merger Agreement, the Sponsor Letter and the Promissory Note.

        On June 22, 2018, the Sirius Group board of directors conducted a meeting, at which a quorum was present in Bermuda or participating telephonically from outside of the United States, to consider the draft Merger Agreement, the related agreements, the proposed Merger and the related transactions. Mr. Boxer gave the Sirius Group board of directors an overview of the Merger Agreement and related documents and discussed certain implications as a result of the Merger on Sirius Group's existing shareholders. Following a review of the Merger Agreement and discussion among the members of the board and Sirius Group's management, the Sirius Group board of directors participating in the meeting unanimously approved and adopted the Merger Agreement, the Merger, the Sponsor Letter, the Promissory Note and the related transactions, and authorized management to execute the Merger Agreement, the Sponsor Letter and the Promissory Note.

        On June 23, 2018, representatives of Easterly and Sirius Group and members of their respective legal teams exchanged and released their signatures to the Merger Agreement, the Sponsor Letter and the Promissory Note.

        On June 25, 2018, a press release was issued announcing the Merger and shortly thereafter Easterly filed a Current Report on Form 8-K attaching the press release and the investor presentation to be used in meetings later in the day as well as the Merger Agreement and its exhibits. That day, Easterly's and Sirius Group's management teams held a pre-recorded conference call to describe Sirius Group and the transaction for Easterly's stockholders and the investment community.

        On June 28, 2018, Easterly held a special meeting of stockholders and 18,704,279 of the 20,015,577 outstanding shares of Easterly common stock were voted in favor of the proposal to amend Easterly's charter to extend the date by which Easterly had to consummate a business combination until November 30, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until November 30, 2018. The holders of 807,170 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.32 per share. In connection with the approval of this extension, pursuant to the Promissory Note, Sirius Group agreed to lend Easterly $0.03 per month for every public share of Easterly common stock outstanding as of June 30, 2018, until the earlier of the consummation of Easterly's initial business combination and November 30, 2018. The amounts will be lent to Easterly on the first business day of each month and will be deposited by Easterly into a special account within the Trust Account.

        On August 29, 2018, Sirius Group, Merger Sub, Easterly, the Sponsor and CM Bermuda entered into the Amendment, wherein, among other things, the parties amended the date as of which the Exchange Ratio would be calculated to be September 30, 2018 rather than June 30, 2018 (as the later calculation date was closer to the expected closing date of the transaction), provided for a post-closing adjustment if an estimated Sirius Group September 30 Adjusted DBVPS is used to calculate the Exchange Ratio and amended the calculation of the number of shares of Easterly common stock surrendered by the Sponsor upon closing of the Merger in connection with the Sirius Group Private Placement.

Easterly's Board of Directors' Reasons for Approval of the Merger

        Before reaching its decision to approve the Merger Agreement and the Merger, Easterly's board of directors reviewed the results of Easterly management's due diligence and spoke with the entire management team of Easterly and discussed the diligence findings of third party advisors and consultants. Such discussions included:

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  An overview of the public markets in general and the insurance and reinsurance sector, in particular.

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  A summary and review of the transaction structure presented by Easterly management and counsel.

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  A review of Sirius Group's existing and historical litigation and major contracts by Easterly management and counsel.

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  A summary of the financial and accounting, actuarial, insurance, tax and employee diligence by Easterly management and counsel.

        Easterly's board considered a wide variety of factors in connection with its evaluation of the Merger. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. In Easterly's prospectus for its IPO, Easterly identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses:

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  Financial services sector targets. Easterly would seek to acquire businesses in the financial services sectors.

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  Long-term global demographic and macroeconomic trends, which will influence the direction of the retirement, asset management and insurance sectors. Easterly would seek to acquire businesses that have the opportunity to take advantage of demographic and macroeconomic trends that are effecting the financial services sectors.

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  Convergence of technological solutions with financial products, distribution and user access. Easterly would seek to acquire one or more businesses that it believed will utilize technology to enhance its business, utilize customer data and provide services more efficiently.

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  Ongoing global regulatory regime changes and reforms create a changing landscape for current market participants. Easterly would seek to acquire a business that can take advantage of changing regulations and reforms.

        In considering the Merger, Easterly's board of directors concluded that Sirius Group substantially met the above criteria. In particular, the board of directors considered the following positive factors:

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  Easterly management's experience with insurance and reinsurance companies;

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  Sirius Group's historical track record, including strong operating results;

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  Sirius Group's unique European franchise, its global accident and health platform and a diversifying suite of insurance and reinsurance growth lines;

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  Sirius Group strong track record of shareholder returns, including the generation of over 13% annualized operating return to White Mountains Insurance Group during its ownership of Sirius Group from 2009 until the first quarter of 2016;

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  Sirius Group's superior underwriting, with overall combined ratio averaging 5% outperformance over peers from 2009 through 2017;

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  Sirius Group's strong customer relationships with 60% of its business from customer relationships of over 10 years and 30% of its business coming from customer relationships of over 20 years;

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  Sirius Group's track record of successfully executing mergers and acquisitions, including the 2017 acquisitions of IMG and Armada; and

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  Sirius Group's experienced and tenured management team. Sirius Group's management team has significant experience in the insurance and reinsurance industries. The executive management team averages over 30 years' of insurance operations and mergers and acquisitions experience, with over 23 years at Sirius Group.

        In addition, Easterly's board of directors also considered the following risks and other potentially negative factors:

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  the recent historical net losses and low net profit of Sirius Group. Easterly's board of directors noted that Sirius Group had a comprehensive (loss) income of approximately $(78) million, $(34) million and $196 million for 2017, 2016 and 2015 respectively;

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  the potential for major catastrophes to have a negative impact on Sirius Group's results of operations and capital;

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  the risk that some of the current public stockholders of Easterly would vote against the Merger Proposal, or exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account and reducing the number of freely tradeable Sirius Group common shares after the closing;

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  the risk that certain key employees and potential customers of Sirius Group might not choose to work at or with Sirius Group after the Merger;

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  the risks related to the fact that CM Bermuda will continue to control Sirius Group after the consummation of the Merger and such control may negatively impact minority shareholders;

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  the risks associated with the insurance and reinsurance industries in general;

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  the risks associated with macroeconomic uncertainty and the effects it could have on Sirius Group's revenues;

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  the risks of unknown future regulation, which could provide burdensome on the insurance and reinsurance industry;

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  the risks associated with obtaining additional financing for Sirius Group's operations in the future;

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  the risk of competition in the industry;

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  the risk that the Merger might not be consummated in a timely manner or that the closing of the Merger might not occur despite the parties' efforts, including by reason of a failure to obtain the approval of Easterly's stockholders and fulfill the other closing conditions;

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  the risk that the transactions contemplated by the Merger Agreement would not be completed in accordance with the terms of the Merger Agreement or at all;

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  the risk that Easterly's stockholders would not approve an extension request at the June 28, 2018 Easterly special meeting of stockholders, and that Easterly would not be unable to complete the Merger before its expiration without an extension;

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  the risk of delisting of Easterly's securities prior to the Merger and being unable to list Sirius Group's securities on the Nasdaq Stock Market in connection with the Merger;

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  the significant fees and expenses associated with completing the Merger and the substantial time and effort of management required to complete the Merger; and

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  the fact that the Sponsor, and Easterly's officers and directors may have interests in the Merger that are different from, or are in addition to, the interests of Easterly's public stockholders, including the matters described under "Proposal No. 1—The Merger Proposal—Certain Interests of Easterly's Directors and Officers and Others in the Merger," below.

        After consideration of these factors, the Easterly board of directors determined that these risks could be mitigated or managed by the combined company following the Merger, were reasonably acceptable under the circumstances, and that, overall, these risks were significantly outweighed by the potential benefits of the Merger.

Sirius Group's Board of Directors' Reasons for Approval of the Merger

        In reaching its decision to approve the Merger Agreement and the Merger, the Sirius Group board of directors consulted with Sirius Group's management and reviewed various financial data and evaluation materials. The summary set forth below briefly describes the primary reasons, factors and information taken into account by the Sirius Group board of directors in reaching its conclusion. The Sirius Group board of directors did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors. The explanation of Sirius Group's reasons for approving the Merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Statement Regarding Forward-Looking Statements."

        The Sirius Group board of directors considered the following potentially positive factors, among others, in connection with its review and analysis of the Merger, including:

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  Sirius Group's business, financial condition, competitive position, business strategy, strategic options and prospects, as well as risks involved in achieving these prospects, the nature of Sirius Group's business and the industry in which it competes, and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led Sirius Group's board of directors to conclude that the Merger presented an opportunity to realize greater value than the value likely to be realized in the event Sirius Group did not pursue the Merger;

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  the review by Sirius Group's board of directors of possible alternatives to the Merger, including (i) pursuing an initial public offering of Sirius Group common shares, (ii) a merger or other business combination with a strategic buyer, and (iii) issuance of additional preference shares or common shares of Sirius Group to one or more third party investors to diversify Sirius Group's shareholder base; the timing and likelihood of actually achieving additional value from these alternatives, as well as the risks and uncertainties associated with such alternatives, and the assessment of Sirius Group's board of directors that the Merger was in the long-term best interest of Sirius Group and its shareholders, taking into account risks of execution as well as business, competitive, industry and market risk;

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  the expected accelerated timeline and reduced cost for completion of the Merger as compared to possible alternatives to the Merger;

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  the significant reduction in the dilution from the Merger since (i) the Sponsor will surrender and Easterly will cancel for no consideration between 3,328,000 and 4,528,000 shares of Easterly common stock owned by the Sponsor and (ii) the Sponsor will surrender and Easterly will cancel for no consideration the 6,750,000 private placement warrants that were acquired by the Sponsor in a private placement concurrent with the closing of Easterly's initial public offering;

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  the totality of the terms of the Merger Agreement (including the representations, warranties, covenants and agreements of each party, the closing conditions, the lack of indemnification provisions, and the termination provisions) and the related agreements;

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  the fact that the Merger Agreement and the transactions contemplated thereby were the product of extensive arms' length negotiations between representatives of Sirius Group and representatives of Easterly;

  •
  the potential positive impact of the public announcement of the Merger on Sirius Group's rating agencies, regulators, customers and employees and Sirius Group's ability to attract and retain key management, underwriting, administrative and other personnel;

  •
  the fact that Sirius Group expects to become a publicly listed company with associated benefits of a public currency; and

  •
  the fact that no federal or state regulatory approvals are necessary in connection with the Merger.

        The Sirius Group board of directors also considered a number of potentially negative factors in its deliberations concerning the Transaction, including:

  •
  the risk that the potential benefits sought in the Merger might not be fully realized;

  •
  the risk that the financial results of Sirius Group will not meet expectations given the current economic climate;

  •
  the risk of delisting of Easterly's securities prior to the Merger and being unable to list Sirius Group's securities on the Nasdaq Stock Market in connection with the Merger;

  •
  the risk that the Merger might not be completed in a timely manner or at all, including the risk that Easterly's public stockholders do not vote in favor of the Merger;

  •
  the risk that compliance with rules and requirements applicable to public companies will be expensive and time consuming;

  •
  the risk that Easterly shareholders will redeem their shares for their pro rata portion of the funds available in the Trust Account and thereby reduce the amount of funds held in the Trust Account;

  •
  the limitations imposed on the conduct of Sirius Group's business prior to the completion of the Merger;

  •
  the risk that the Merger will result in the diversion of management and employee attention, or have an adverse effect on customers and business relationships;

  •
  the substantial costs to be incurred in connection with the Merger, including equity dilution on account of the issuance of shares to Easterly's stockholders, banker's expenses, costs of preparing and filing this proxy statement/prospectus and other transaction expenses arising from the Merger; and

  •
  the other risks and uncertainties set forth in the section entitled "Risk Factors" beginning on page 44 of this proxy statement/prospectus.

        The foregoing information and factors considered by the Sirius Group board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Sirius Group board of directors.

        In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Sirius Group's board of directors did not find it useful, and did not attempt, to quantify or rank these factors. In considering the factors described above, individual members of Sirius Group's board of directors may have given different weight to different factors. Sirius Group's board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to approve the Merger Agreement and the Merger.

        Achieving Sirius Group's objectives from the Merger is subject to risks, some of which are discussed in the section entitled "Risk Factors" beginning on page 44 of this proxy statement/prospectus.

Certain Interests of Easterly's Directors and Officers and Others in the Merger

        When you consider the recommendation of Easterly's board of directors in favor of approval of the Merger, you should keep in mind that its board of directors and officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

  •
  the 400,000 to 1.6 million total Founder Shares that the Sponsor (or its members) will hold immediately prior to the Merger, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

  •
  the 24,000 Founder Shares that one of Easterly's independent directors holds as of September 30, 2018, which will be exchanged for Sirius Group common shares at the Exchange Ratio in connection with the Merger;

  •
  if Easterly is unable to complete a business combination within the required time period, the Convertible Promissory Note issued to the Sponsor, in the amount of $895,000 at September 30, 2018 plus accrued interest, will not be repaid and all amounts owed thereunder will be forgiven except to the extent that Easterly has funds available to it outside of the Trust Account to repay such amounts;

  •
  if Easterly is unable to complete a business combination within the required time period, Easterly's Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under Easterly's indemnity of the underwriters; and

  •
  the continued indemnification of current directors and officers of Easterly and the continuation of directors' and officers' liability insurance after the Merger.

        Further, each of Easterly's directors, directly or indirectly, holds Founder Shares that are not subject to redemption and certain of Easterly's directors indirectly hold Private Placement Warrants that would retire worthless if a business combination is not consummated; as a result, Easterly's directors have a financial incentive to see a business combination consummated rather than lose whatever value is attributable to the Founder Shares and Private Placement Warrants. These interests may influence Easterly's directors in making their recommendation that you vote in favor of the Merger Proposal, and the transactions contemplated thereby.

Certain Interests of Sirius Group's Directors and Officers and Others in the Merger

        Sirius Group's board of directors and officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

  •
  The directors and executive officers of Sirius Group will continue to be the directors and executive officers of the combined company;

  •
  In connection with the Merger, each executive officer of Sirius Group will receive a performance share unit award granted under the 2018 Omnibus Incentive Plan, with the target number of performance share units equal to a specified dollar value divided by the per share value of Sirius Group common shares at the closing of the Merger. The performance share unit awards have been allocated to the executive officers as follows, based on the grant date value of the award at target levels of performance: Mr. Waters—$2,600,000; each of Mr. Boxer, Ms. Cramér Manhem and Mr. Oberting—$1,800,000; and Mr. Davis—$700,000. The performance share unit awards will be subject to vesting conditions and a commitment by the executive officer to purchase Sirius Group common shares having a value equal to the target award granted to the executive officer;

  •
  in connection with the Merger, Sirius Group has implemented an Employee Share Purchase Plan, which provides all employees of Sirius Group with a one-time opportunity to purchase between 100 and 1,000 Sirius Group common shares at a price equal to 85% of market value for the first 100 shares and 100% of market value for the next 900 shares. For this purpose, the market value of the Sirius Group common shares will be equal to 1.05 times the Sirius Group September 30 Adjusted DBVPS. Employees have the option of paying for the shares upfront or, in the case of employees who are not executive officers, through a loan that is repaid over a two-year period through payroll deductions. As of October 8, 2018, over 400 employees have committed to purchase an aggregate of approximately 146,000 Sirius Group common shares under the Employee Share Purchase Plan prior to the consummation of the Merger;

  •
  in connection with the Merger, the Compensation Committee amended the Sirius Group 2016 Long Term Incentive Plan (the "2016 LTIP") to provide for continued vesting of outstanding awards in the event of a termination of employment by Sirius Group without cause or by the executive officer due to good reason outside of the 24-month change in control period already provided for under the 2016 LTIP. In these qualifying terminations of employment events, each of our other named executive officers will continue to vest in outstanding awards for 12 months following a termination of employment. The ability to receive payments during these vesting continuation periods will be subject to actual performance; and

  •
  in connection with the Merger, Sirius Group adopted the Sirius Group Severance and Change in Control Plan (the "Executive Severance Plan"), which provides executive officers with severance and post-employment benefits in the event of (i) an involuntary termination without cause or (ii) a resignation by the executive officer for good reason. For these qualifying terminations of employment prior to a change in control, our named executive officers will receive severance benefits equal to one times base salary, any earned but unpaid bonus for the year prior to termination, a pro-rata bonus for the year of termination, based on actual performance, and medical continuation benefits for 12 months. In the event of a qualifying termination of employment following a change in control, the severance benefits are the same, except the severance pay is increased to two times base salary for the named executive officers, the medical continuation period is increased to two years for the named executive officers, and the prorated bonus for the year of the termination will be paid at the target level of performance. Additionally, the Executive Severance Plan provides that in the event of a qualifying termination within 24 months following a change in control, all outstanding equity compensation awards will become fully vested, with the attainment or deemed attainment of any applicable performance conditions determined under the terms of the applicable equity compensation plan or award agreements. In order to be eligible to receive severance payments, pursuant to the Executive Severance Plan, the executive officer must execute a release in Sirius Group's favor. The Executive Severance Plan provides that, to the extent that Mr. Waters' or Ms. Cramér Manhem's employment agreements provide additional severance protections, they will continue to receive the employment agreement severance protections, to the extent they do not result in duplicative benefits under the Executive Severance Plan.

Potential Purchases of Public Shares

        In connection with the stockholder vote to approve the proposed Merger, the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed for a per-share pro rata portion of the Trust Account in conjunction with their consideration of a proposal to approve the Merger. None of the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. It is expected that such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Easterly's shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. To the extent required to comply with applicable securities laws, Easterly expects that any purchase by the Sponsor would be reported promptly on an amendment to the Sponsor's Schedule 13D. In the event that the Sponsor, Easterly's directors, officers or advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. There is no limit to the number of public shares that the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates could purchase. The purpose of any such purchases would be to increase the likelihood of obtaining stockholder approval of the Merger.

        The purpose of any such purchases would be to increase the likelihood of obtaining stockholder approval of the Merger or, where the purchases are made by the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates, to satisfy a closing condition in an agreement related to the Merger.

Total Sirius Group Common Shares to be Issued in the Merger

        Based on the number of shares of Easterly common stock and Easterly warrants outstanding on September 30, 2018, Sirius Group expects to issue or reserve for issuance to Easterly public stockholders approximately 8.6 million common shares pursuant to the Merger Agreement (excluding the estimated 6.1 million Sirius Group common shares issuable upon exercise of the converted warrants). Sirius Group also expects to issue approximately 1.0 million common shares to the Sponsor, resulting in a total of approximately 9.6 million Sirius Group common shares issued in exchange for outstanding shares of Easterly common stock pursuant to the Merger Agreement. Upon the closing of the Merger, Easterly's public stockholders are expected to own approximately 6.8% of Sirius Group. The foregoing amounts assume that (i) the Exchange Ratio is equal to 0.607, (ii) no Easterly stockholders exercise their redemption rights in connection with the Merger Proposal, (iii) Sirius Group issues 11.7 million common shares and Series B preference shares convertible into common shares in connection with the Sirius Group Private Placement (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan), (iv) Sirius Group redeems 14.5 million common shares from CM Bermuda for approximately $250 million pursuant to the Common Shares Redemption Agreement and (v) all of the issued and outstanding Sirius Group Series A redeemable preference shares are redeemed for $95 million in cash pursuant to the Preference Shares Redemption Agreement prior to the closing of the Merger. Further, such percentages do not take into account (x) the issuance of any Sirius Group common shares upon the exercise of the converted warrants that may remain issued and outstanding following the Merger or that are issued pursuant to the Sirius Group Private Placement or (y) the issuance of Sirius Group common shares reserved for issuance pursuant to Sirius Group's Long Term Incentive Plan and 2018 Omnibus Incentive Plan. If the facts differ from these assumptions, Easterly's stockholders may experience dilution of their ownership interest unless they elect to have their shares of Easterly common stock redeemed in connection with the Merger Proposal.

Recent Developments Impacting the Exchange Ratio

        Late in the third quarter of 2018, there were numerous natural disasters around the world, including Typhoon Jebi in Japan, the Kerala Flood in India, Typhoons Mangkhut and Trami in Southeastern Asia, a tsunami in Indonesia, and Hurricane Florence in the eastern United States. Sirius Group has exposure to losses resulting from these and other natural disasters. Potential losses from these events take time to assess. Preliminary loss estimates are initially established based upon client information, catastrophe models, market loss data and underwriter judgement. Updated loss advices from clients are received over time as the losses develop.

        Sirius Group is in the process of evaluating available preliminary information in order to record an estimate of losses, including from these events, at September 30, 2018. It is currently estimated that the third quarter losses will likely be higher than previously estimated. Based upon this loss and other information available as of October 8, 2018, in accordance with the Merger Agreement, Sirius Group delivered to Easterly its good faith estimate of 1.05 multiplied by the Sirius Group September 30 Adjusted DBVPS, equal to $17.22, which is subject to adjustment post-closing, as more fully described herein.

Redemption Rights

        Pursuant to Easterly's charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Easterly's charter. As of September 30, 2018, this would have amounted to approximately $10.45 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Easterly common stock for cash and will no longer own shares of Easterly. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Easterly's transfer agent in accordance with the procedures described herein. Each redemption of public shares by Easterly's public stockholders will decrease the amount in the Trust Account, which is approximately $148.5 million as of September 30, 2018. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause Easterly's net tangible assets to be less than $5,000,001. See the section entitled "Special Meeting of Easterly Stockholders—Redemption Rights" for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

        There are no appraisal rights available to Easterly's stockholders in connection with the Merger.

U.S. Federal Income Tax Considerations

        The following is a general discussion of the material U.S. federal income tax considerations of the Merger and the pre-Merger redemption to holders of Easterly common stock or Easterly warrants. The discussion is based on the Code, U.S. Treasury regulations, judicial decisions and administrative pronouncements, all as currently in effect. Such authorities are subject to change, possibly with retroactive effect. Any such change could result in U.S. federal income tax consequences that are materially different from those described below. Moreover, any subsequent change in any of the factual matters set forth in this proxy statement/prospectus may affect the considerations discussed below.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to all holders of Easterly common stock or Easterly warrants, some of which may be subject to special rules, such as dealers in securities, traders in securities that elect mark-to-market treatment, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, S corporations, accrual basis taxpayers subject to special tax accounting rules as a result of their use of financial statements, tax-exempt organizations, qualified plans (such as 401(k)

plans, individual retirement accounts, etc.), persons subject to the qualified small business stock rules, U.S. expatriates, non-U.S. persons who are engaged in a trade or business in the United States, persons that hold Easterly common stock or Easterly warrants as part of a straddle, conversion transaction or hedge, persons deemed to sell Easterly common stock or Easterly warrants under the constructive sale provisions of the Code, holders that are subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar, holders that are treated as partnerships for U.S. federal income tax purposes, holders that are not the beneficial owners of Easterly common stock or Easterly warrants, and holders that own, actually or under applicable constructive ownership rules, 10% or more of Easterly common stock. This discussion deals only with holders that hold Easterly common stock or Easterly warrants as a capital asset (within the meaning of Section 1221 of the Code). If an entity treated as a partnership for U.S. federal income tax purposes holds Easterly common stock or Easterly warrants, the U.S. federal income tax treatment of a partner of the partnership will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Easterly common stock or Easterly warrants, you are urged to consult your own tax adviser regarding the consequences to you of the Merger and the pre-Merger redemption.

        This discussion does not address any U.S. federal tax laws other than U.S. federal income tax laws, any U.S. state or local tax laws or any non-U.S. tax laws. You are encouraged to consult your own tax advisers concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local and non-U.S. laws from the Merger and the pre-Merger redemption.

U.S. Federal Income Tax Considerations of the Merger to Holders of Easterly Common Stock or Easterly Warrants

        The following is a discussion of the U.S. federal income tax considerations to holders of Easterly common stock or Easterly warrants that receive their Sirius Group common shares or Sirius Group converted warrants in the Merger. The following does not discuss the U.S. federal income tax considerations relating to the pre-Merger redemption.

  Treatment of the Merger

        Subject to the assumptions and qualifications described below and other customary representations, assumptions and qualifications, it is the opinion of Sidley Austin LLP ("Counsel") that under current United States federal income tax law, it is more likely than not that the Merger will qualify as a "reorganization" within the meaning of Section 368 of the Code (the "Opinion"). In reaching this conclusion, Counsel has assumed, with the permission of Sirius Group and Easterly, that not more than 50% of the assets of Easterly will be used to redeem shares of common stock of Easterly in contemplation of, or in connection with, the Merger (subject to any catastrophic event covered by insurance issued by Sirius Group and its subsidiaries occurring prior to the Merger, which cannot be predicted at this time). No assurance can be given that these assumptions will be correct and the Opinion could differ if the facts on which Counsel has relied on are, become or are found to be different.

        Easterly and Sirius Group intend to report the Merger as a "reorganization" pursuant to Section 368(a) of the Code. Neither Easterly nor Sirius Group intends to request any ruling or other guidance from the IRS on the U.S. federal income tax treatment of the Merger. The qualification of the Merger as a tax-deferred reorganization is not a condition to the closing of the Merger and the Merger Agreement does not include any covenant requiring Sirius Group to ensure that the Merger qualifies as a tax-deferred reorganization. Furthermore, because of the absence of direct authorities, no assurance can be given that the IRS would not challenge such treatment in light of the specific terms of the Merger and related transactions.

        In order to qualify as a "reorganization," in pertinent part, the Merger must either qualify as a reorganization under Section 368(a)(2)(E) of the Code (a "Reverse Triangular Reorganization") or qualify as a reorganization under Section 368(a)(1)(B) of the Code (a "'B' Reorganization").

        The qualification of the Merger as a Reverse Triangular Reorganization or a "B" Reorganization depends on meeting certain technical requirements that cannot be determined at this time. To qualify as a Reverse Triangular Reorganization, "substantially all" of Easterly's assets are required to be retained by Easterly following the Merger. If a significant number of stockholders decide to redeem their Easterly common stock, Easterly will not be able to meet this requirement and the Merger will not so qualify. For this purpose, as a condition for obtaining a ruling from the IRS, the IRS has previously required a target corporation to retain at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets. To qualify either as a Reverse Triangular Reorganization or as a "B" Reorganization, Easterly will be required to either continue its historic business or continue to hold a significant portion of its historic business assets after the Merger. The treatment of the Merger as a tax-deferred reorganization would therefore depend on the extent to which stockholders of Easterly decide to exchange their Easterly common stock for common shares of Sirius Group rather than redeem them for cash. Additionally, while Sirius Group intends to repurchase common shares held by CM Bermuda with cash from sources other than Easterly's Trust Account, no assurance can be given that the IRS would not successfully recharacterize the repurchase as a distribution by Easterly to Sirius Group of the cash in the Easterly Trust Account, thereby resulting in a failure of the Merger to meet the continuity of business enterprise requirement.

        In addition, to qualify as a "B" Reorganization, no "boot" (generally cash and property which is not voting stock) is permitted to be provided in exchange for the Easterly common stock. Absent direct guidance, it is unclear whether post-closing adjustment and the Promissory Note described below would result in the former Easterly stockholders being treated as having received "boot" in the Merger.

        Under the Amendment to the Merger Agreement, in order to ensure that the former stockholders of Easterly receive the correct number of Sirius Group common shares based on the September 30 Book Value of Sirius Group, which may not be known as of the closing of the Merger and therefore may be based on an estimate, after the closing of the Merger, (A) if the September 30 Book Value of Sirius Group was lower than the estimate, CM Bermuda may be required to either surrender Sirius Group common shares to Sirius Group for no consideration or make a capital contribution to Sirius Group of the difference, or (B) if the value was greater than the estimate, Sirius Group may be required to issue to CM Bermuda additional Sirius Group common shares for not consideration or pay to CM Bermuda the difference. A post-closing adjustment could therefore result in an increase in the former Easterly stockholders' proportionate share ownership in Sirius Group as a result the dilution of CM Bermuda's interests in Sirius Group, and an argument could be made that such value is "boot" to the stockholders. This adjustment, however, does not result in any former stockholder of Easterly receiving any cash or other property (other than common shares in Sirius Group) in the Merger in return for their shares in Easterly.

        As part of the transaction, Easterly issued a Promissory Note in favor of Sirius Group pursuant to which Sirius Group has agreed to lend Easterly $0.03 per month for every public share of Easterly common stock outstanding as of June 30, 2018. While the Promissory Note increases the value of the common shares of each holder of Easterly common stock, the arrangement is economically similar to a secured termination fee in the event that the Merger does not close, and is required to be fully repaid back to Sirius Group in the event that the Merger closes. Additionally, the loan is required to be segregated in a special account under the Trust Account, it bears no interest, and all income earned on the proceeds of the loan is also required to be returned to Sirius Group in the event that the Merger closes. Under these facts, the parties have specifically agreed to treat the loan for federal income tax purposes as a mere collateral arrangement securing a termination fee, however, no assurance can be given that the IRS would agree with this treatment and not treat it as "boot".

        If the IRS were to successfully challenge the tax-deferred reorganization treatment of the Merger, in general, a United States holder of the common stock of Easterly would recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Sirius Group common shares received plus the cash received in lieu of fractional shares and (ii) the United States holder's adjusted tax basis in the Easterly common stock exchanged in the Merger. Gain or loss, as well as the holding period, will be determined separately for each block of shares exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that the United States holder has held (or is treated as having held) his or her common stock of Easterly for more than one year as of the date of the Merger. Otherwise, the recognized gain or loss generally will be a short-term capital gain or loss. The deductibility of capital losses may be subject to limitations.

        You are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Merger to you.

Tax Consequences of the Merger Generally to Holders of Easterly Common Stock or Easterly Warrants

        For purposes of this discussion, you are a "U.S. holder" if, for U.S. federal income tax purposes, you are treated as a beneficial owner of Easterly common stock or Easterly warrants and you are:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the law of the United States or any state thereof (including the District of Columbia);

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

        For purposes of this discussion, you are a "Non-U.S. holder" if you are a beneficial owner of Easterly common stock or Easterly warrants, you are not a U.S. holder and you are not treated as a partnership for U.S. federal income tax purposes.

        Assuming the Merger is treated as a "reorganization" within the meaning of Section 368(a) of the Code, the tax consequences for holders of Easterly common stock and Easterly warrants who receive Sirius Group common shares or Sirius Group warrants in exchange for shares of Easterly common stock or Easterly warrants pursuant to the Merger are as follows:

  •
  no gain or loss will be recognized (except with respect to cash received instead of fractional Sirius Group common shares);

  •
  the aggregate basis of the Sirius Group common shares received in the Merger (including any fractional Sirius Group common shares deemed received and sold for cash as described below) will be the same as the aggregate basis of the shares of Easterly common stock for which they are exchanged;

  •
  the aggregate basis of the Sirius Group converted warrants received in the Merger will be the same as the aggregate basis of the Easterly warrants for which they are exchanged; and

  •
  the holding period of the Sirius Group common shares and warrants received in the Merger (including any fractional Sirius Group common shares deemed received and sold for cash as described below) will be the same as the holding period of the shares of Easterly common stock and warrants for which they are exchanged.

Cash Received Instead of a Fractional Sirius Group Common Share

        A holder of Easterly common stock who receives cash instead of a fractional Sirius Group common share will generally be treated as having received the fractional share pursuant to the Merger and then as having sold that fractional Sirius Group common share for cash. As a result, a U.S. holder of Easterly common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations. For the tax consequences to Non-U.S. holders, see the section entitled "Material Tax Consequences—Material U.S. Tax Consequences—Taxation of Non-U.S. Holders" beginning on page 154.

Information Reporting and Gain Recognition Agreement

        A U.S. holder of Easterly common stock or Easterly warrants who receives Sirius Group common shares or converted warrants as a result of the Merger will be required to retain records pertaining to the Merger. Each U.S. holder of Easterly common stock or Easterly warrants who is required to file a U.S. federal income tax return and who is a "significant holder" that receives Sirius Group common shares or converted warrants in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with U.S. Treasury regulations Section 1.368-3 setting forth such holder's basis (determined immediately prior to the exchange) in the Easterly common stock or Easterly warrants surrendered and the fair market value (determined immediately prior to the exchange) of the Sirius Group common shares or converted warrants that are exchanged by such significant holder. A "significant holder" is a holder of Easterly common stock who, immediately before the Merger, owned at least 5% of the outstanding stock of Easterly or securities of Easterly with a basis for federal income taxes of at least $1 million.

        A U.S. Holder who is a five-percent transferee shareholder is generally required to enter into a gain recognition agreement with the IRS with respect to the Sirius Group common shares and Sirius Group converted warrants received in the Merger as a condition to obtaining the tax deferred treatment described above with respect to the Merger. For this purpose, a five-percent transferee shareholder is a person that owns at least 5% of the total voting power or value of the Sirius Group common shares immediately after the Merger. After the Closing of the Merger, Sirius Group is permitted and is likely to engage in restructuring transactions that may constitute a triggering event requiring five-percent transferee shareholders to either recognize gain on the Merger or file a gain recognition agreement reflecting the internal restructuring as a condition to the continued deferral of the tax on the Merger. Five-percent transferee shareholders should therefore contact Sirius Group prior to filing their tax returns to obtain the necessary information on such post-closing restructuring transactions.

        You are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Merger to you.

U.S. Federal Income Tax Considerations of Redeeming Easterly Common Stock

        The following is a discussion of the U.S. federal income tax considerations to holders of Easterly common stock that elect to have their Easterly common stock redeemed for cash upon the closing of the Merger. The following does not discuss the U.S. federal income tax considerations relating to the ownership and disposition of Sirius Group common shares following the Merger. No advance ruling has been or will be sought from the IRS regarding the pre-Merger redemption nor will any opinion be sought.

U.S. Holders

        This subsection is addressed to U.S. holders of Easterly common stock that elect to have their Easterly common stock redeemed for cash as described in the section entitled "The Special Meeting of Easterly Stockholders—Redemption Rights." For purposes of this discussion, a "Redeeming U.S. Holder" is a U.S. holder that so redeems its Easterly common stock.

        The U.S. federal income tax treatment of a Redeeming U.S. Holder will depend upon whether the redemption is treated as a sale or distribution for U.S. federal income tax purposes. The redemption of Easterly common stock generally will be treated as a sale or exchange (rather than a corporate distribution) if the receipt of cash pursuant to the redemption (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's interest in Easterly, or (iii) is "not essentially equivalent to a dividend" with respect to the holder. In order to meet the substantially disproportionate test, the percentage of Easterly voting stock actually and constructively owned by the Redeeming U.S. Holder immediately following the redemption must, among other requirements, be less than 80 percent of the percentage of Easterly outstanding voting stock actually and constructively owned by such holder immediately before the redemption. There will be a complete termination of a Redeeming U.S. Holder's interest if either (a) all of the shares of Easterly stock actually and constructively owned by the Redeeming U.S. Holder are redeemed or (b) all of the shares of Easterly stock actually owned by the Redeeming U.S. Holder are redeemed and such holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and such holder does not constructively own any other shares of Easterly stock. The redemption of Easterly common stock will not be "essentially equivalent to a dividend" if the redemption results in a "meaningful reduction" of the Redeeming U.S. Holder's proportionate interest in Easterly. Whether the redemption will result in a meaningful reduction in a Redeeming U.S. Holder's proportionate interest will depend on the particular facts and circumstances. However, if a Redeeming U.S. Holder has a relatively minimal stock interest and, such percentage interest is reduced by any amount as a result of the redemption, the Redeeming U.S. Holder should generally be regarded as having incurred a meaningful reduction in interest. For example, the IRS has ruled that any reduction in a stockholder's proportionate interest is a "meaningful reduction" if the stockholder's relative interest in the corporation was minimal and the stockholder did not have management control over the corporation.

        In determining whether any of the foregoing tests are satisfied, a Redeeming U.S. Holder will take into account not only shares of Easterly stock actually owned by such holder, but also shares of Easterly stock that are constructively owned by it. A Redeeming U.S. Holder may constructively own, in addition to shares of Easterly stock owned directly, shares of Easterly stock owned by certain related individuals and entities in which such holder has an interest or that have an interest in such holder, as well as any shares of Easterly stock the holder has a right to acquire by exercise of an option, which would generally include Easterly common stock which could be acquired pursuant to the exercise of the warrants.

        If the redemption qualifies as a sale of Easterly common stock by the U.S. holder under Section 302 of the Code, the Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such holder's adjusted tax basis in the Easterly common stock exchanged therefor. Such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Easterly common stock (generally, shares of Easterly common stock purchased or acquired on different dates or at different prices) should consult their own tax advisors to determine how the above rules apply to them.

        If the redemption does not qualify as a sale of Easterly common stock by the Redeeming U.S. Holder under Section 302, the Redeeming U.S. Holder will be treated as receiving a corporate distribution. Any such distribution will be treated as dividend income for U.S. federal income tax purposes to the extent of Easterly's current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and "qualified dividend" treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in such holder's "holding period." Any distribution in excess of Easterly's current and accumulated earnings and profits will reduce the Redeeming U.S. Holder's basis in the Easterly common stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Easterly common stock.

        U.S. holders of Easterly common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

        Redeeming U.S. Holders of Easterly common stock who are individuals, estates or trusts may be required to pay a 3.8% tax on all or a portion of their "net investment income" or "undistributed net investment income" (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of Easterly's common stock. Non-corporate Redeeming U.S. Holders of Easterly common stock should consult their own tax advisors regarding the effect, if any, of the net investment income tax.

  Backup Withholding

        In general, proceeds received from the exercise of redemption rights will be subject to backup withholding at a rate of 24% for a non-corporate U.S. holder that:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        Any amount withheld under these rules will be creditable against such holder's U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Non-U.S. Holders

        This subsection is addressed to non-U.S. holders of Easterly common stock that elect to have their Easterly common stock redeemed for cash as described in the section entitled "The Special Meeting of Easterly Stockholders—Redemption Rights." For purposes of this discussion, a "Redeeming Non-U.S. Holder" is a non-U.S. holder that so redeems its Easterly common stock.

        Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Easterly common stock redeemed will generally be treated in the same manner as a Redeeming U.S. Holder for U.S. federal income tax purposes. See the discussion above under "Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of Redeeming Easterly Common Stock—U.S. Holders."

        Any Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and has a "tax home" in the United States (in which case such holder will be subject to a 30% tax on his or her net capital gain for the year) or (ii) such holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (in which case such holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange). In addition, with respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty.

        Non-U.S. holders of Easterly common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Easterly common stock will be treated as a sale or as a distribution under the Code.

        Under the Foreign Account Tax Compliance Act ("FATCA") and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a "foreign financial institution" (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States "account" holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Non-U.S. holders of Easterly common stock should consult their own tax advisors regarding this legislation and whether it may be relevant to the redemption of their Easterly common stock.

Approval of the Merger

        Pursuant to the Merger, among other things:

  •
  Merger Sub will merge with and into Easterly, with Easterly surviving the Merger as a wholly owned subsidiary of Sirius Group.

  •
  Upon the effectiveness of the Merger, all shares of Easterly common stock (other than (i) shares of Easterly common stock with respect to which an Easterly stockholder has validly exercised its redemption rights, and that will be redeemed as provided for by Easterly's charter, (ii) shares of Easterly common stock held by Easterly as treasury stock or owned by Easterly, Sirius Group or Merger Sub and (iii) shares of Easterly common stock held by the Sponsor that will be cancelled pursuant to the Sponsor Letter) will be converted into Sirius Group common shares at the Exchange Ratio.

  •
  The Exchange Ratio will be determined prior to the closing of the Merger and will be equal to a fraction determined by dividing (i) the estimated amount of cash per public share of Easterly common stock in the Trust Account immediately prior to the closing of the Merger by (ii) (x) 1.05 multiplied by (y) the Sirius Group September 30 Adjusted DBVPS. The Sirius Group September 30 Adjusted DBVPS is calculated by dividing (a) the book value of Sirius Group determined based on GAAP on a consolidated basis, based on the final, Sirius Group board of directors approved, unaudited GAAP consolidated financial statements of Sirius Group for the nine months ended September 30, 2018, decreased by the $7 million deferred underwriting fee payable by Easterly to Citigroup Global Markets Inc. as underwriter of the IPO, and as adjusted by the GAAP accounting effect of the redemption of the Sirius Group Series A redeemable preference shares by (b) the sum of (x) the fully diluted number of Sirius Group common shares issued and outstanding as of September 30, 2018 and (y) 593,000 Sirius Group common shares. If an estimate of the Sirius Group September 30 Adjusted DBVPS is used to determine the Exchange Ratio at the closing of the Merger, then the Merger Agreement provides for a post-closing adjustment if such estimate is different than the actual Sirius Group September 30 Adjusted DBVPS as finally determined after the closing of the Merger. Such adjustment will result in either (x) the issuance of new Sirius Group common shares or a payment of cash by Sirius Group to CM Bermuda, if the Exchange Ratio is greater than it would have been using the actual Sirius Group September 30 Adjusted DBVPS or (y) the surrender to Sirius Group of Sirius Group common shares owned by CM Bermuda or a payment of cash to Sirius Group from CM Bermuda if the Exchange Ratio is less than it would have been using the actual Sirius Group September 30 Adjusted DBVPS.

  •
  Each issued and outstanding public warrant to acquire shares of Easterly common stock will cease to represent a right to acquire shares of Easterly common stock and will be converted into a converted warrant. The number of Sirius Group common shares subject to each converted warrant will be equal to the number of shares of Easterly common stock subject to each Easterly warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and such converted warrant will have an exercise price per Sirius Group common share equal to the exercise price per share of Easterly common stock subject to such Easterly warrant immediately prior to the closing of the Merger divided by the Exchange Ratio.

        By approving the Merger Agreement and the Merger, you will be approving, among other transactions contemplated by the Merger Agreement, each of the transactions set forth above.

        Easterly's charter requires that it provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of Easterly's initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, Easterly has elected to provide Easterly stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. Therefore, Easterly is seeking to obtain approval of Easterly's stockholders of the Merger Proposal in order to provide its public stockholders with the opportunity to redeem their public shares in connection with the closing of the Merger. Because Easterly is holding a stockholder vote on the Merger, Easterly's charter provides that it may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of the shares of Easterly common stock that are voted at the Easterly special meeting of stockholders.

Vote Required for Approval

        Approval of this proposal is a condition to the completion of the Merger. If this proposal is not approved, the Merger will not occur.

        The Merger Agreement and the Merger will be approved if the holders of at least a majority of the outstanding shares of Easterly common stock vote "FOR" the Merger Proposal. Broker non-votes, abstentions or the failure to vote on this Merger Proposal will have the same effect as a vote "AGAINST" the approval of this proposal.

        As of the record date, Easterly's founders have agreed to vote the Founder Shares and any other shares held by them in favor of the Merger. The founders have not purchased any public shares.

Recommendation of the Board

        EASTERLY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EASTERLY'S STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

 PROPOSAL NO. 2—THE ADJOURNMENT PROPOSAL

        The Adjournment Proposal, if adopted, will allow Easterly's board of directors to adjourn the Easterly special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Easterly's stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Easterly special meeting of stockholders to approve the Merger Proposal presented at the Easterly special meeting. In no event will Easterly's board of directors adjourn the Easterly special meeting of stockholders or consummate the Merger beyond the date by which it may properly do so under Easterly's charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

        If the Adjournment Proposal is not approved by Easterly's stockholders, Easterly's board of directors may not be able to adjourn the Easterly special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Easterly special meeting of stockholders to approve the Merger Proposal.

Vote Required for Approval

        The affirmative vote of the holders of a majority of the shares of Easterly common stock cast on this proposal is required to approve the Adjournment Proposal. Broker "non-votes", abstentions or the failure to vote on this Proposal No. 2 will have no effect on the approval of this proposal.

Recommendation of the Board

EASTERLY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

 USE OF PROCEEDS

        As of September 30, 2018, funds held in the Trust Account aggregated to approximately $148.5 million. If the Merger is consummated, the funds held in the Trust Account will be released to (i) the surviving company for general corporate purposes, including making loans or contributing cash to other affiliates for working capital, organic growth and future potential acquisitions, (ii) pay unpaid franchise and income taxes of Easterly, (iii) Easterly stockholders who properly exercise their redemption rights, and (iv) pay up to $2 million of Easterly's liabilities, fees, costs and expenses and the $7 million deferred underwriting fee. The total amount of cash to be made available to Sirius Group as a result of the consummation of the Merger will depend on, among other things, the total number of public shares of Easterly to be redeemed by its stockholders.

        Following the consummation of the Merger, the combined company will be entitled to use the funds in the Trust Account. Other than the foregoing uses, the combined company does not have specific plans for any funds remaining from the Trust Account and will have broad discretion regarding how to use the funds that remain. These funds could be used in a manner with which you may not agree or applied in ways that do not improve the combined company's results of operations or increase the value of your investment.

ACCOUNTING TREATMENT

        The Merger is a capital transaction in substance whereby Easterly will be treated as the "acquired" company for financial reporting purposes. This determination was primarily based on the following: Sirius Group will own the majority of the outstanding common shares of the combined company, the current executive officers of Sirius Group will manage the combined company, the board of directors of the combined company will be comprised of the current members of the board of directors of Sirius Group, and Sirius Group's operations will be the operations of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Sirius Group issuing shares for the net assets of Easterly, which are comprised of cash and cash equivalents. The net assets of Easterly will be stated at historical cost, with no goodwill or other intangible assets recorded. All the expenses incurred by Sirius Group related to the Merger will be charged to Additional paid-in surplus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SIRIUS GROUP

        The following table sets forth selected consolidated historical financial information derived from Sirius Group's (i) audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2017 and 2016 and for each of the three years ended December 31, 2017, (ii) unaudited financial statements not included elsewhere in this proxy statement/prospectus as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 and (iii) unaudited interim financial statements included elsewhere in this proxy statement/prospectus as of June 30, 2018 and 2017 and for the six months ended June 30, 2018 and 2017. You should read the following selected financial information in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sirius Group" and Sirius Group's audited and unaudited interim financial statements appearing elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in millions, except for share and per share amounts)
Selected Statement of (Loss) Income Data
Net earned insurance and reinsurance premiums	$593.4	$467.8	$1,035.3	$890.1	$847.0	$873.9	$866.4
Net investment income	30.0	32.1	56.8	56.2	39.9	41.1	48.8
Net realized investment (losses) gains	4.1	(2.5)	(27.2)	288.3	138.5	65.0	14.3
Net unrealized investment (losses) gains	40.7	(22.5)	(10.5)	(238.2)	102.5	144.2	12.4
Other revenue	79.0	2.3	21.7	9.1	(2.4)	(5.8)	17.9
Loss and loss adjustment expenses	292.4	255.4	811.2	519.3	422.7	345.3	418.4
Insurance and reinsurance acquisition expenses	129.8	94.0	197.2	210.3	189.8	193.6	166.5
Other underwriting expenses	81.4	57.9	106.1	107.3	107.9	129.7	126.1
General and administrative expenses	38.5	40.8	91.9	85.1	27.1	30.5	32.1
Interest expense on debt	15.5	9.6	22.4	34.6	26.6	26.3	26.3
Net (loss) income attributable to common shareholder	138.3	6.9	(156.1)	32.5	291.2	288.8	175.9
Comprehensive (loss) income attributable to common shareholder	79.0	55.1	(78.3)	(33.6)	196.2	185.5	88.0
Per Common Share Data:
Basic (loss) earnings per common share	$1.11	$0.06	$(1.30)	$0.27	$2.43	$2.41	$1.47
Diluted (loss) earnings per common share	$1.11	$0.06	$(1.30)	$0.27	$2.43	$2.41	$1.47
Cash dividends declared per common share	$—	$—	$—	$0.23	$—	$0.42	$1.46
Basic weighted average common shares outstanding(1)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000
Diluted weighted average common shares outstanding(2)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000
Operating Ratios:
Loss and loss adjustment expense ratio(3)	49.3%	54.6%	78.4%	58.3%	49.9%	39.5%	48.3%
Acquisition expense ratio(4)	21.9%	20.1%	19.0%	23.6%	22.4%	22.2%	19.2%
Other underwriting expense ratio(5)	13.7%	12.4%	10.2%	12.1%	12.7%	14.8%	14.6%

Combined ratio(6)	84.9%	87.1%	107.6%	94.0%	85.0%	76.5%	82.1%

	As of June 30,		As of December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in millions, except for share and per share amounts)
Selected Balance Sheet Data:
Total investments and cash	$3,566.7	$3,533.2	$3,604.3	$3,814.5	$3,678.2	$3,289.9	$3,344.5
Reinsurance recoverable on unpaid losses	358.3	304.7	319.7	291.5	283.1	322.2	347.9
Total assets	6,210.1	5,786.9	5,823.6	5,166.5	5,091.9	5,192.3	5,289.8
Loss and loss adjustment expense reserves	1,827.1	1,659.3	1,898.5	1,620.1	1,644.4	1,809.8	2,025.0
Unearned insurance and reinsurance premiums	800.5	576.9	506.8	398.0	342.2	338.6	343.3
Debt	695.9	392.2	723.2	396.2	403.0	402.6	400.4
Total common shareholder's equity	1,996.3	2,051.8	1,917.0	1,988.1	1,959.1	1,762.6	1,626.6
Book value per common share	$16.64	$17.10	$15.98	$16.57	$16.33	$14.69	$13.56
Diluted book value per common share	$16.64	$17.10	$15.98	$16.57	$16.33	$14.69	$13.56
Common shares outstanding—basic(1)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000
Common shares outstanding—diluted(2)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000

(1)
As of June 30, 2018 and December 31, 2017, Sirius Group had 120,000,000 common shares outstanding. On April 27, 2016, Sirius Group split its 12,000 common shares by a multiple of 10,000 resulting in 120,000,000 common shares and changed the par value of the common shares from $1.00 per share to $0.01 per share. Sirius Group's basic and diluted earnings per share calculations have been retrospectively adjusted for all periods presented to reflect the change in capital structure.

(2)
As of June 30, 2018 and December 31, 2017, Sirius Group did not have any warrants outstanding, any employee stock plans issuing Sirius Group stock, or any other instruments that would give rise to additional Sirius Group shares outstanding. See Note 13 "Earnings per share" to Sirius Group's unaudited interim financial statements and Note 16 "Earnings per share" to Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus for additional information.

(3)
The loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned insurance and reinsurance premiums.

(4)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(5)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(6)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF EASTERLY

        The following table sets forth selected consolidated historical financial information derived from Easterly's (i) audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 and the period from April 29, 2015 (inception) to December 31, 2015 and (ii) unaudited financial statements included elsewhere in this proxy statement/prospectus as of June 30, 2018 and 2017 and for the six months ended June 30, 2018 and 2017. You should read the following selected financial information in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Easterly" and Easterly's financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Year Ended December 31, 2017	Year Ended December 31, 2016	April 29, 2015 (Inception) to December 31, 2015
Statement of Operations Data:
Operating expenses:
Operating costs	$(976,215)	$(768,940)	$(1,293,499)	$(1,812,645)	$(979,434)
State franchise taxes	(120,488)	(91,118)	(181,118)	(182,685)	(121,858)
Formation costs	—	—		—	(2,910)

Loss from operations	(1,096,703)	(860,058)	$(1,474,617)	$(1,995,330)	$(1,104,202)

Other income—interest income	1,067,787	489,030	1,232,227	308,879	9,918

Income (loss) before income tax expense	2,899,755	(371,028)	(242,390)	(1,686,451)	(1,094,284)
Income tax expense	—	—	—	—	—

Net income (loss)	$2,899,755	$(371,028)	$(242,390)	$(1,686,451)	$(1,094,284)

Loss per common share:
Basic and diluted	$0.31	$(0.12)	$(0.19)	$(0.29)	$(0.20)

Weighted average shares outstanding (excluding shares subject to possible redemption):
Basic and diluted	6,553,463	6,383,279	6,412,873	6,221,263	5,469,153

Cash Flow Data:
Net cash used in operating activities	(673,971)	(626,482)	$(817,250)	$(479,543)	$(985,189)
Net cash provided by (used in) investing activities	5,610,230	154,554	50,126,164	216,448	(200,000,000)
Net cash provided by financing activities	(4,948,244)	453,510	(49,319,611)	15,000	201,257,855

	As of June 30, 2018	As of June 30, 2017	As of December 31, 2017	As of December 31, 2016	As of December 31, 2015
Balance Sheet Data:
Cash	$1,889	$6,153	$13,874	$24,571	$272,666
Cash held in Trust Account—restricted	146,665,970	200,436,826	151,208,413	200,102,350	200,009,918
Total assets	146,696,697	200,487,156	151,229,634	200,424,658	200,448,554
Common stock, subject to possible redemption or tender, 12,674,622, 18,570,049, 13,544,944, 18,638,173 and 18,816,357 shares at redemption value at June 30, 2018, June 30, 2017, December 31, 2017, December 31, 2016 and December 31, 2015, respectively	130,833,516	186,106,092	136,335,119	186,477,120	188,163,570
Total stockholders' equity	5,000,001	5,000,001	5,000,001	5,000,001	5,000,001

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

        The following unaudited pro forma condensed combined balance sheet as of June 30, 2018 and the unaudited pro forma condensed combined statements of (loss) income for the six months ended June 30, 2018 and for the year ended December 31, 2017 are based on the historical financial statements of Easterly and Sirius Group after giving effect to the Merger and certain other related transactions as outlined below. The following unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives pro forma effect to these transactions as if they had been completed on June 30, 2018. The unaudited pro forma condensed combined statements of (loss) income for the six months ended June 30, 2018 and the year ended December 31, 2017 give pro forma effect to these transactions as if they had been completed on January 1, 2017.

        The pro forma adjustments are based on information currently available. The unaudited pro forma condensed combined statements of (loss) income do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the combined company would have been had these transactions taken place on the date indicated, nor are they indicative of the consolidated results of operations of the combined company for any future period. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had these transactions taken place on the date indicated, nor is it indicative of the consolidated financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Easterly", "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sirius Group", "Proposal No. 1—The Merger Proposal—The Merger Agreement", "Proposal No. 1—The Merger Proposal—Transactions Related to the Merger" and the historical financial statements and notes thereto of Sirius Group and Easterly included herein.

        The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and certain other related transactions. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to these transactions, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company. No impact has been presented for any tax effects of the transactions as they are deemed to be immaterial.

        The unaudited pro forma condensed combined financial information has been prepared by Sirius in accordance with Article 11 of Regulation S-X promulgated by the SEC. The pro forma adjustments are based on estimates using information available at this time and therefore are preliminary and subject to change.

Description of the Merger and Related Transactions

        Subject to the terms and conditions of the Merger Agreement, the Merger Agreement provides for the merger of Merger Sub with and into Easterly, with Easterly surviving the Merger as a wholly owned subsidiary of Sirius Group.

        Public stockholders of Easterly's common stock have a right to redeem their shares prior to the Merger. No redemptions have been reflected in the pro forma condensed combined financial information and as of the date of this proxy statement/prospectus, there have been no redemptions subsequent to June 30, 2018.

        Prior to the closing of the Merger, Sirius Group will enter into the Common Shares Redemption Agreement with CM Bermuda whereby Sirius Group will redeem Sirius Group common shares from CM Bermuda for an aggregate redemption amount of between $120 million and $250 million as elected by CM Bermuda. The redemption price per share will be equal to (x) 1.05 multiplied by (y) the Sirius Group September 30 Adjusted DBVPS, estimated as of October 8, 2018 to be $17.22. This transaction is contingent on the closing of the Merger.

        On July 14, 2018, Sirius Group, Sirius Acquisitions Holding Company II and IMGAH entered into the Preference Shares Redemption Agreement whereby, upon the closing of the Merger, Sirius Group will redeem all of the issued and outstanding Sirius Group Series A redeemable preference shares for an aggregate redemption amount of $95 million, payable in cash at the time of the redemption. Sirius intends to recognize a gain for the difference between the redemption amount and the carrying amount.

        In connection with the closing of the Merger, Sirius Group expects to complete a private placement of Sirius Group Series B preference shares and Sirius Group common shares at a price per share equal to (x) 1.05 multiplied by (y) the Sirius Group September 30 Adjusted DBVPS, estimated as of October 8, 2018 to be $17.22. In addition, the Preference Share Investors will receive warrants that are exercisable for a period of five years after the issue date at a strike price equal to 125% of the per share purchase price. Gross proceeds of the Sirius Group Private Placement, together with cash in the Trust Account upon the closing of the Merger, are intended to aggregate to up to $350 million. The pro forma condensed combined financial information assumes gross proceeds of $202 million from the Sirius Group Private Placement based on $148.5 million in the Trust Account as of September 30, 2018. In the event that the gross proceeds of the Sirius Group Private Placement are less than $202 million, the amount of Sirius Group common shares redeemed from CM Bermuda may be less than $250 million.

        As contemplated in the Merger Agreement, a Sponsor Letter was entered into between Easterly, the Sponsor and Sirius Group. The Sponsor agreed to pay or reimburse all liabilities of Easterly, excluding the $7 million underwriting fee payable to Citigroup Global Markets Inc., to the extent not repaid by Easterly using unrestricted cash and up to $2 million from the Trust Account. The Sponsor Letter also details the surrender and cancellation of certain Sponsor shares and warrants.

        In connection with the Merger, certain executive officers of Sirius Group will receive a performance share unit award granted under the 2018 Omnibus Incentive Plan, with the target number of performance share units equal to a specified dollar value divided by the per share value of Sirius Group common shares at the closing of the Merger. The performance share unit awards will be subject to vesting conditions over three years and a commitment by the executive officers to purchase Sirius Group common shares having a value equal to the target award granted to the executive officer either up-front or over a three year period. The awards have been reflected in the pro forma condensed combined statements of income (loss) and share tables at the target award level.

        In connection with the Merger, Sirius Group has implemented an Employee Share Purchase Plan, which provides all employees of Sirius Group with a one-time opportunity to purchase between 100 and 1,000 Sirius Group common shares at a price equal to 85% of market value for the first 100 shares and 100% of market value for the next 900 shares. For this purpose, the market value of the Sirius Group common shares will be equal to 1.05 times the Sirius Group September 30 Adjusted DBVPS. Employees have the option of paying for the shares upfront or, in the case of employees who are not executive officers, through a loan that is repaid over a two-year period through payroll deductions. As of October 8, 2018, over 400 employees have committed to purchase an aggregate of approximately 146,000 Sirius Group common shares under the Employee Share Purchase Plan prior to the consummation of the Merger.

Accounting for the Merger

        The Merger is a capital transaction in substance whereby Easterly will be treated as the "acquired" company for financial reporting purposes. This determination was primarily based on the following: the Sirius Group will own the majority of the issued and outstanding common shares of the combined company, the current executive officers of Sirius Group will manage the combined company, the board of directors of the combined company will be comprised of the current members of the board of directors of Sirius Group, and Sirius Group's operations will be the operations of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Sirius issuing shares for the net assets of Easterly, which are comprised of cash and cash equivalents. The net assets of Easterly will be stated at historical cost, with no goodwill or other intangible assets recorded. All the expenses incurred by Sirius related to the Merger will be charged to Additional paid-in surplus.

Proforma Condensed Combined Balance Sheet as of June 30, 2018
(Unaudited)
(in millions, except for share and per share amounts)

	(A) Sirius Group	(B) Easterly	(C) Pro forma Adjustments		(D) Private Placement Adjustments	Pro forma Balance Sheet
Assets:
Investments	$3,436.7	$—	$—		$—	$3,436.7
Cash	114.1	0.0	137.7	(2)	199.0	110.7
			(250.0)	(3)	(4.0)
			(95.0)	(4)
			(5.0)	(9)
			11.5	(10)
			2.4	(11)
Restricted cash	15.9	146.7	(9.0)	(1)	—	15.9
			(137.7)	(2)
Reinsurance recoverable	376.1	—	—		—	376.1
Insurance and reinsurance premiums receivable	807.4	—	—		—	807.4
Funds held by ceding companies	157.4	—	—		—	157.4
Deferred tax asset	197.9	—	—		—	197.9
Deferred acquisition cost	151.4	—	—		—	151.4
Ceded unearned premium	207.3	—	—		—	207.3
Goodwill and other intangible assets	609.2	—	—		—	609.2
Other assets	136.7	0.0	—		—	136.7

Total assets	$6,210.1	$146.7	$(345.1)		$195.0	$6,206.7

Liabilities:
Loss and loss adjustment expense reserves	$1,827.1	$—	$—		$—	$1,827.1
Unearned insurance and reinsurance premiums	800.5	—	—		—	800.5
Debt	695.9	0.9	(0.9)	(5)	—	695.9
Deferred tax liability	255.7	—	—		—	255.7
Investment related payables	6.2	—	—		—	6.2
Other liabilities	518.6	9.9	(9.0)	(1)	—	518.6
			(0.9)	(5)

Total liabilities	4,104.0	10.9	(10.9)		—	4,104.0

Mezzanine equity	108.8	130.8	(108.8)	(4)	161.0	201.3

			(130.8)	(7)	40.3

Common shares	1.2	0.0	(0.1)	(3)	0.1	1.2
			0.0	(6)
			0.1	(7)
			0.0	(10)
			0.0	(11)
Additional paid-in surplus	1,199.3	5.1	(249.9)	(3)	28.5	1,130.1
			1.8	(5)	9.5
			130.8	(7)	(4.0)
			(0.1)	(8)
			(0.0)	(6)
			(5.0)	(9)
			11.5	(10)
			2.5	(11)
Retained earnings	998.2	(0.1)	0.1	(8)	(40.3)	971.6
			13.8	(4)
			(0.1)	(11)
Accumulated other comprehensive loss	(202.4)	—	—		—	(202.4)
Non-controlling interests	1.0	—	—		—	1.0

Total equity	1,997.3	5.0	(94.6)		(6.3)	1,901.4

Total liabilities and shareholders' equity	$6,210.1	$146.7	$(345.1)		$195.0	$6,206.7

(A)
Derived from the unaudited consolidated balance sheet of Sirius Group as of June 30, 2018.

(B)
Derived from the unaudited condensed consolidated balance sheet of Easterly as of June 30, 2018.

(C)
Pro forma Adjustments:

(1)
To reflect the payment in cash of $9.0 million of Easterly liabilities, including $7.0 million of underwriting fees due to Citigroup Global Markets Inc. and $2.0 million of legal and other fees accrued, by Easterly.

(2)
To reflect the release of cash and cash equivalents held in the Easterly Trust Account and reclassification from restricted cash to cash.

(3)
To reflect the redemption by Sirius Group of 14,514,234 common shares held by CM Bermuda at an estimated share price of $17.22 per share.

(4)
To reflect the redemption of the Series A redeemable preference shares and accrued dividends for a payment of $95.0 million in cash in accordance with the Preference Shares Redemption Agreement.

(5)
To reflect the payment or contribution to the capital of Easterly of Easterly liabilities of $1.8 million by Sponsor, as required by the Sponsor Letter.

(6)
To reflect the issuance of 985,710 Sirius Group common shares to Sponsor, as required by the Sponsor Letter, which are treated for financial reporting purposes as consideration for the net assets of Easterly comprised of Cash and cash equivalents.

(7)
To reflect the reclassification of Easterly mezzanine equity to permanent equity upon completion of the Merger and the exchange of 14,208,407 Easterly shares for 8,623,097 Sirius Group shares which are treated for financial reporting purposes as consideration for the net assets of Easterly comprised of Cash and cash equivalents.

(8)
To eliminate the historical accumulated deficit of Easterly.

(9)
To reflect the payment in cash by Sirius Group of estimated legal, financial advisory and other professional fees related to the transactions.

(10)
To reflect the purchase of 669,866 Sirius Group common shares by eligible executives of Sirius Group in connection with the 2018 Omnibus Incentive Plan, assuming all eligible executives opt in at full participation, purchasing shares upfront. If all such executives opted to purchase over the three year period, there would have instead been no impact to Cash and cash equivalents or Additional paid in surplus reflected above.

(11)
To reflect the purchase of 145,861 Sirius Group common shares by employees of Sirius Group in connection with the Employee Share Purchase Plan, purchasing shares upfront. If they all opt to purchase over the two year period through payroll deductions there would have been no impact to Cash and cash equivalents reflected above but instead a Receivable from employees.

(D)
To reflect the issuance in the Sirius Group Private Placement of 1,676,438 Sirius Group common shares, 9,874,532 Sirius Group Series B preference shares and 5,368,413 Sirius Group warrants for proceeds of $199.0 million at an estimated share price of $17.22, net of $4.0 million of expenses. The preference shares are reflected as mezzanine equity at $161.0 million, along with an amount to approximate the redemption cost (based on June 30, 2018 book value) and a corresponding charge to Retained earnings. The common shares and warrants are reflected in equity at $28.5 million and $9.5 million, respectively. Fair value has been allocated to the warrants based on their anticipated relative fair values in proportion to the preference and common shares with which they were issued.

Proforma Condensed Combined Statement of Income
Six Months Ended June 30, 2018
(Unaudited)
(in millions, except for share and per share amounts)

	(A) Sirius Group	(B) Easterly	(C) Pro forma Adjustment	Pro forma Statement of Operations
Net earned insurance and reinsurance premium	$593.4	$—	$—	$593.4
Net investment income	30.0	1.1	—	31.1
Net realized and unrealized investment gains	44.8	—	—	44.8
Gain on forgiveness of debt	—	2.9	—	2.9
Other revenue	101.1	—	—	101.1

Total revenues	769.3	4.0	—	773.3

Loss and loss adjustment expenses	292.4	—	—	292.4
Insurance and reinsurance acquisition expenses	129.8	—	—	129.8
Other underwriting expenses	81.4	—	—	81.4
General and administrative expenses	38.5	1.1	1.3 (2)	40.9
Intangible asset amortization expenses	7.9	—	—	7.9
Interest expense on debt	15.5	—	—	15.5

Total expenses	565.5	1.1	1.3	567.9

Pre-tax income	203.8	2.9	(1.3)	205.4
Income tax expense	(62.3)			(62.3)

Net income	141.5	2.9	(1.3)	143.1
Equity in earnings	—			—
Income attributable to non-controlling interests	(0.6)	—	—	(0.6)
Accrued dividends on Series A redeemable preference shares	(2.6)	—	2.6 (1)	—

Net income attributable to common shareholders	$138.3	$2.9	$1.3	$142.5

Weighted average number of common shares outstanding—basic	120,000,000	6,553,463	(8,966,725)	117,586,738	(3)

Weighted average number of common shares outstanding—diluted	120,000,000	6,553,463	(8,101,593)	118,451,870	(3)

Basic earnings per share	$1.11	$0.31		$1.07
Diluted earnings per share	$1.11	$0.31		$1.06

(A)
Derived from the unaudited consolidated statement of income of Sirius Group for the six months ended June 30, 2018.

(B)
Derived from the unaudited condensed consolidated statement of operations of Easterly for the six months ended June 30, 2018.

(C)
Pro forma Adjustments:

(1)
To eliminate the $2.6 million dividend expense recorded in relation to the Sirius Group Series A redeemable preference shares during the period.

(2)
To reflect the annual compensation expense related to the vesting of awards to certain eligible executives of Sirius Group in connection with the 2018 Omnibus Incentive Plan, assuming all eligible executives opt in at full participation and target levels of performance are achieved. If target levels of performance are exceeded by 50%, the impact to pre-tax income would be $0.6 million.

(3)
See detailed share information in the table below.

 Proforma Condensed Combined Statement of (Loss)
Year Ended December 31, 2017
(Unaudited)
(in millions, except for share and per share amounts)

	(A) Sirius Group	(B) Easterly	(C) Pro forma Adjustments	Pro forma Statement of Operations
Net earned insurance and reinsurance premiums	$1,035.3	$—	$—	$1,035.3
Net investment income	56.8	1.2	—	58.0
Net realized and unrealized investment (losses)	(37.7)	—	—	(37.7)
Other revenue	79.7	—	—	79.7

Total revenues	1,134.1	1.2	—	1,135.3

Loss and loss adjustment expenses	811.2	—	—	811.2
Insurance and reinsurance acquisition expenses	197.2	—	—	197.2
Other underwriting expenses	106.1	—	—	106.1
General and administrative expenses	91.9	1.5	5.0 (2)	98.4
Intangible asset amortization expenses	10.2	—	—	10.2
Impairment of intangible assets	5.0	—	—	5.0
Interest expense on debt	22.4	—	—	22.4

Total expenses	1,244.0	1.5	5.0	1,250.5

Pre- tax (loss)	(109.9)	(0.3)	(5.0)	(115.2)
Income tax expense	(26.4)	—	—	(26.4)

Net (loss)	(136.3)	(0.3)	(5.0)	(141.6)
Income attributable to non-controlling interests	(13.7)	—	—	(13.7)
Accrued dividends on Series A redeemable preference shares	(6.1)	—	6.1 (1)	0.0

Net loss attributable to common shareholders	$(156.1)	$(0.3)	$1.1	$(155.3)

Weighted average number of common shares outstanding—basic	120,000,000	6,412,873	(8,826,135)	117,586,738 (3)

Weighted average number of common shares outstanding—diluted	120,000,000	6,412,873	(8,826,135)	117,586,738 (3)

Basic earnings per share	$(1.30)	$(0.19)		$(1.32)
Diluted earnings per share	$(1.30)	$(0.19)		$(1.32)

(A)
Derived from the unaudited consolidated statement of (loss) income of Sirius Group for the year ended December 31, 2017.

(B)
Derived from the audited consolidated statement of operations of Easterly for the year ended December 31, 2017.

(C)
Pro forma Adjustments:

(1)
To eliminate the $6.1 million dividend expense recorded in relation to the Sirius Group Series A redeemable preference shares during the period.
    (2)
    To reflect the annual compensation expense related to the vesting of awards to certain eligible executives of Sirius Group in connection with the 2018 Omnibus Incentive Plan, assuming all eligible executives opt in at full participation and target levels of performance are achieved. If target levels of performance are exceeded by 50%, the impact to pre-tax income would be $2.5 million.

    (3)
    See detailed share information in the table below.

        The following table presents the share activity taking place as part of the Merger and related transactions, which are described above.

	Pro forma Six months ended June 30, 2018	Pro forma Year ended December 31, 2017
CM Bermuda shares	105,485,766	105,485,766
Sirius Group Private Placement shares	1,676,438	1,676,438
Easterly shares	8,623,097	8,623,097
Sponsor shares	985,710	985,710
Employee Share Purchase Plan(E)	145,861	145,861
2018 Omnibus Incentive Plan executive purchase(B)	669,866	669,866

Basic shares	117,586,738	117,586,738
2018 Omnibus Incentive Plan company issued(C)	362,856	—
2016 LTIP(D)	502,277	—
Warrants outstanding	—	—

Diluted shares(A)	118,451,870	117,586,738

(A)
Diluted shares for both periods do not include 6,069,010 Sirius Group common shares that could be issued upon conversion of the converted warrants and 5,368,413 Sirius Group common shares that could be issued upon conversion of the new Sirius Group warrants as under the Treasury stock method they would be anti-dilutive. The diluted shares for the year ended December 31, 2017 do not include 145,142 potential shares that could be issued under the 2018 Omnibus Incentive Plan and 218,091 shares that could be issued under the Sirius Group Long Term Incentive Plan (the "2016 LTIP") because they would be anti-dilutive.

(B)
The shares for the executive purchase component of the 2018 Omnibus Incentive Plan assume that all the executives will purchase the shares upfront. The total shares have been reduced by the 200,988 shares that executives have separately committed to purchase through the Sirius Group Private Placement and/or the Employee Share Purchase Plan. Eligible executives have the option to purchase the shares over a three year period. Should all eligible executives choose to pay over time, only 223,289 shares would be issued in the first year of the program.

(C)
Assumes that 100% of the eligible executives will choose to participate in the 2018 Omnibus Incentive Plan whereby they will be awarded performance share units that are subject to vesting conditions. Based on actual performance achieved, the shares issued could ultimately increase 50% or not be awarded at all. This table assumes targets are achieved at the 100% level. These performance share units granted will become earned and vested based on ROE performance goals that have been approved by the Compensation Committee with respect to 2019-2021. The vesting of the awards will also be subject to the participant's continued employment with Sirius Group. Refer to "Compensation Discussion and Analysis of Sirius Group—Compensation Program Enhancements Commensurate with Public Listing" for more details.

(D)
The 2016 LTIP provides for the settlement of performance awards in Sirius Group common shares at Sirius Group's option, once Sirius Group common shares are publicly traded. While the compensation cost associated with this plan has already been reflected in Sirius Group's historical financial statements, Sirius Group is now reflecting the potentially issuable shares under this plan in the calculation of diluted shares.

(E)
As of October 8, 2018, over 400 employees have committed to purchase an aggregate of 145,861 Sirius Group common shares under the Employee Share Purchase Plan.

COMPARATIVE PER SHARE DATA

        The following table sets forth historical comparative share information for Sirius Group and Easterly and unaudited pro forma combined and pro forma combined per share information after giving effect to the Merger and certain other related transactions as outlined below, assuming that no holders of public shares exercise their redemption rights. The historical information should be read in conjunction with "Selected Consolidated Historical Financial Data of Sirius Group" and "Selected Consolidated Historical Financial Data of Easterly" included elsewhere in this proxy statement/prospectus and the historical financial statements of Sirius Group and Easterly included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Sirius Group and Easterly would have been had the Merger and certain other related transactions outlined below been completed or to project the combined company's results of operations that may be achieved after the Merger. The unaudited pro forma book value per common share information below does not purport to represent what the value of Sirius Group and Easterly would have been had the Merger and certain other related transactions outlined below been completed nor the book value per common share for any future date or period.

	Historical Sirius Group	Historical Easterly(b)	Pro forma Combined		Equivalent Per Easterly Common Share(d)
As of and for the Six Months Ended June 30, 2018
Book value per common share(a)	$16.64	$0.76	$16.17		$9.81
Diluted book value per common share	$16.64	$0.76	$16.05		$9.74
Basic earnings (loss) per share	$1.11	$0.31	$1.07		$0.64
Diluted earnings (loss) per share	$1.11	$0.31	$1.06		$0.64
As of and for the Year Ended December 31, 2017
Book value per common share(a)	$15.98	$0.78	N/A	(c)	N/A	(c)
Diluted book value per common share	$15.98	$0.78	N/A	(c)	N/A	(c)
Basic earnings (loss) per share	$(1.30)	$(0.19)	$(1.22)		$(0.74)
Diluted earnings (loss) per share	$(1.30)	$(0.19)	$(1.22)		$(0.74)

(a)
Book value per common share is calculated using the following formula: Total Stockholder's Equity / Common Shares Outstanding

(b)
The basic and diluted earnings (loss) per share calculation for Easterly excludes shares subject to possible redemption.

(c)
Not applicable as the unaudited condensed combined balance sheet is presented as of June 30, 2018.

(d)
The equivalent per share Easterly amounts are calculated by multiplying the pro forma per share amounts by the estimated Exchange Ratio of 0.607.

 MATERIAL TAX CONSEQUENCES

Material U.S. Tax Consequences

        The following is a general discussion of the material U.S. federal income tax considerations relating to the ownership and disposition of Sirius Group common shares. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations, judicial decisions, administrative pronouncements and applicable tax treaties, all as currently in effect. Such authorities are subject to change, possibly with retroactive effect. Any such change could result in U.S. federal income tax consequences that are materially different from those described below. Moreover, any subsequent change in any of the factual matters set forth in this proxy statement/prospectus or in the conduct, practices or activities of Sirius Group may affect the considerations discussed below. Sirius Group is under no obligation to update the discussion to reflect future changes in law or changes in any of the foregoing factual matters that may later come to Sirius Group's attention.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to all holders of Sirius Group common shares, some of which, such as dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, accrual basis taxpayers subject to special tax accounting rules as a result of their use of financial statements, tax-exempt organizations, U.S. expatriates, non-U.S. persons who are engaged in a trade or business in the United States, persons that hold Sirius Group common shares as part of a straddle, conversion transaction or hedge, persons deemed to sell Sirius Group common shares under the constructive sale provisions of the Code, holders that are subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar, holders that are treated as partnerships for U.S. federal income tax purposes, holders that are not the beneficial owners of Sirius Group common shares, and holders that own, actually or under applicable constructive ownership rules, 10% or more of Sirius Group shares, may be subject to special rules. This discussion deals only with holders that acquire the Sirius Group common shares in the Merger and in the Sirius Group Private Placement and hold the Sirius Group common shares as a capital asset (within the meaning of Section 1221 of the Code). If an entity treated as a partnership for U.S. federal income tax purposes holds Sirius Group common shares, the U.S. federal income tax treatment of a partner of the partnership will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you are urged to consult your own tax adviser regarding the consequences to you of the partnership's ownership and disposition of Sirius Group common shares.

        This discussion does not address any U.S. federal tax laws other than U.S. federal income tax laws, any U.S. state or local tax laws or any non-U.S. tax laws. You are encouraged to consult your own tax advisers concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local and non-U.S. laws from the ownership and disposition of Sirius Group common shares. The conclusions expressed in the discussion below are not binding on the Internal Revenue Service (the "IRS") or any court, and there is no assurance that the IRS or a court would not reach a contrary conclusion. No ruling has been or will be sought from the IRS regarding any matter discussed in this proxy statement/prospectus.

U.S. Taxation of Sirius Group and its non-U.S. subsidiaries

        In general, a non-U.S. corporation is subject to federal income tax in the United States on a net basis on its taxable income which is effectively connected with the conduct of a trade or business in the United States. A non-U.S. corporation that has income effectively connected with a trade or business in the United States may also be subject to a branch profits tax based upon its after-tax effectively connected earnings and profits, with certain adjustments. A non-U.S. corporation not engaged in a trade or business in the United States is generally subject to tax in the United States only on its income from United States sources. A non-U.S. corporation eligible for the benefits of an income tax treaty is generally subject to tax in the United States on a net basis only with respect to business income that is attributable to a permanent establishment it has (if any) in the United States, and is subject to reduced rates of tax on United States sourced income. Except with respect to certain subsidiaries that have a portion of their income that is treated as effectively connected with a trade or business in the United States and subject to net taxation in the United States, Sirius Group and its other foreign subsidiaries currently intend to limit their U.S. activities so that they are either not considered to be engaged in a U.S. trade or business or otherwise not subject to tax in the United States on a net basis under an applicable income tax treaty. However, no definitive standards are provided by the Code, U.S. Treasury regulations or court decisions regarding when a foreign corporation is engaged in the conduct of a U.S. trade or business. Because the law is unclear, and the determination is highly factual and must be made annually, there is no assurance that the IRS will not contend that a non-U.S. entity in Sirius Group is engaged in a trade or business in the United States or is subject to more U.S. income tax than it currently incurs. If Sirius Group or more of its non-U.S. subsidiaries were considered to be engaged in a trade or business in the United States, such entity may be subject to U.S. federal corporate income and branch profits taxes on the portion of its earnings effectively connected to such U.S. business. A non-U.S. corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. Sirius Group and its non-U.S. subsidiaries may file such returns on a protective basis for each tax year. Taxation of income which is effectively connected with the conduct of a trade or business in the United States is generally analogous to that applied to the income of a U.S. corporation.

Treaty Benefits

        If one of Sirius Group's non-U.S. subsidiaries is entitled to the benefits of a tax treaty for a given taxable year, it will generally not be subject to U.S. federal income tax on certain of its business profits for that year unless those business profits are attributable to a permanent establishment in the United States. Because the determination of whether a person has a permanent establishment in the United States is highly factual, and must be made annually, there can be no assurances that any Sirius Group's non-U.S. subsidiary that claims that it does not have a permanent establishment in the United States will be successful.

Net Investment Income

        Non-U.S. insurance companies carrying on an insurance business within the United States are treated under the Code as having a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If, contrary to the company's intention, one of Sirius Group's non-U.S. subsidiaries is considered to be engaged in the conduct of an insurance business in the United States and is not entitled to the benefits of a tax treaty, a significant portion of its investment income could be subject to U.S. federal income tax.

Withholding Tax

        Unless reduced by an applicable income tax treaty, non-U.S. corporations not engaged in a trade or business in the United States generally are subject to a 30% (or lower rate under an applicable income tax treaty) U.S. federal income tax (imposed on a gross basis and generally collected by withholding) on certain "fixed or determinable annual or periodical gains, profits and income" from sources within the United States. Such income includes certain distributions from U.S. corporations and certain interest on investments. If any of Sirius Group's U.S. subsidiaries makes a distribution to any Sirius Group non-U.S. subsidiary, the distribution may be treated as a dividend to which the withholding tax will apply to the extent the distribution is paid out of the subsidiary's current or accumulated earning and profits, as determined for U.S. federal income tax purposes.

Excise Tax

        The United States imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the United States. The applicable tax rates are 4% for casualty insurance and indemnity bonds, 1% for life insurance and annuity contract premiums and 1% for reinsurance premiums. Relief from this excise tax may be found in tax treaties. The person who pays the premium to the non-U.S. insurer or reinsurer is customarily responsible for the excise tax. If, however, the tax is not paid by the purchaser of the insurance or reinsurance, the non-U.S. insurer may be held liable for the tax. Accordingly, if one of Sirius Group's non-U.S. subsidiaries reinsure U.S. risks written by third-party insurance companies, and such insurance companies were not to pay this excise tax, such subsidiary could be held liable for it.

Base Erosion and Anti-Abuse Tax

        The 2017 Tax Cuts and Jobs Act introduced new tax legislation in the U.S. The 2017 Tax Cuts and Jobs Act makes significant changes to the tax treatment of non-U.S. companies and their U.S. and non-U.S. insurance subsidiaries, including the imposition of the Base Erosion and Anti-Abuse Tax (the "BEAT"). The BEAT operates as a minimum tax and is generally calculated as a percentage (5% in 2018, 10% in 2019-2025, and 12.5% in 2026 and thereafter) of the "modified taxable income" of an "applicable taxpayer." Modified taxable income is calculated by adding back to a taxpayer's regular taxable income the amount of certain "base erosion tax benefits" with respect to certain payments made to foreign affiliates, as well as the "base erosion percentage" of any net operating loss deductions. The BEAT applies only to the extent it exceeds a taxpayer's regular corporate income tax liability (determined without regard to certain tax credits). This tax will subject intragroup reinsurance arrangements to a base erosion tax on premiums ceded. While Sirius Group intends to operate in a manner that limits its exposure to BEAT, at this time, absent regulations and other detailed guidance, uncertainty about the financial impact on Sirius Group of this new tax remains. Accordingly, Sirius Group cannot reassure you it will not be subject to material amounts of BEAT in the future.

Taxation of U.S. Holders

        For purposes of this discussion, you are a "U.S. holder" if, for U.S. federal income tax purposes, you are treated as a beneficial owner of Sirius Group common shares and you are:

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  a citizen or resident of the United States;

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  a corporation created or organized in or under the law of the United States or any state thereof (including the District of Columbia);

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions on Sirius Group Common Shares

        Subject to the discussions below relating to the potential application of the controlled foreign corporation ("CFC") and passive foreign investment company ("PFIC") provisions, distributions on Sirius Group common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of Sirius Group's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that distributions on Sirius Group common shares exceed Sirius Group's earnings and profits, the distributions will be treated as a tax-free return of capital that will reduce, but not below zero, your tax basis in the common shares and thereafter as capital gain from the sale or exchange of the common shares (discussed below). Sirius Group's earnings and profits generally will not include the earnings and profits of its subsidiaries until such amounts are distributed to Sirius Group.

        Dividends paid with respect to Sirius Group common shares will generally be treated as "passive category income" for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes. Further, any such dividends generally will not be eligible for the dividends received deduction for corporate shareholders. Under a newly-enacted provision of the 2017 Tax Cuts and Jobs Act, the "foreign source" portion of such dividends may be allowed as a deduction if received by a domestic corporation which is a 10% U.S. Shareholder (as defined below) of Sirius Group.

        Dividends paid with respect to the Sirius Group common shares to a U.S. holder that is treated for U.S. federal income tax purposes as an individual, a trust or an estate (a "non-corporate U.S. holder") will be treated as "qualified dividend income" taxed at the preferential rates applicable to long-term capital gain if (i) the Sirius Group common shares are readily tradable on an established securities market in the United States (such as Nasdaq,), (ii) Sirius Group is not a PFIC for the taxable year during which the dividend is paid and Sirius Group was not a PFIC for the immediately preceding taxable year (see discussion below), (iii) the U.S. holder owns the Sirius Group common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the Sirius Group common shares become ex-dividend (and does not enter into certain risk-limiting transactions with respect to the Sirius Group common shares), (iv) the U.S. holder is not under an obligation to make related payments with respect to positions in substantially similar or related property, and (v) the U.S. holder does not take the dividends into account as investment income for purposes of deducting investment interest. Dividends you receive from Sirius Group that are not treated as "qualified dividend income" will be taxed at ordinary income rates.

        Special rules may apply to any "extraordinary dividend." Generally, a dividend with respect to a Sirius Group common share will be an extraordinary dividend if the amount of such dividend equals or exceeds 10% of your adjusted tax basis (or fair market value in certain circumstances) in such Sirius Group common share (subject to certain aggregation rules). In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of your adjusted tax basis (or fair market value). If you receive an extraordinary dividend on a Sirius Group common share that is treated as qualified dividend income and you are a non-corporate U.S. holder, then any loss recognized by you from a subsequent sale or exchange of such Sirius Group common share will be treated as a long-term capital loss to the extent of such dividend.

        Dividends paid with respect to Sirius Group common shares to a non-corporate U.S. holder may also be subject to an additional 3.8% tax on net investment income, described below.

CFC Provisions

        Each of Sirius Group and its non-U.S. subsidiaries will be considered a CFC if, on any day of its taxable year, "10% U.S. Shareholders" (as defined below) own (directly, indirectly through non-U.S. entities or constructively through the application of certain constructive ownership rules ("constructively")) more than 50% of the total combined voting power of all classes of its voting stock or more than 50% of the total value of all of its stock. For purposes of taking into account certain insurance income, however, each of Sirius Group's non-U.S. subsidiaries will be a CFC if more than 25% of the total combined voting power of all classes of its voting shares or more than 25% of the total value of all of its shares are owned by 10% U.S. Shareholders. As a result of changes to certain constructive ownership rules made by the 2017 Tax Cuts and Jobs Act, certain subsidiaries of Sirius Group may be treated as constructively owned by certain domestic subsidiaries of Sirius Group and therefore treated as CFCs.

        For tax years beginning on or after January 1, 2018, a "10% U.S. Shareholder" of an entity treated as a foreign corporation for U.S. federal income tax purposes is a U.S. person who owns (directly, indirectly through non-U.S. entities or constructively) 10% or more of the total value of all classes of shares of the corporation or 10% or more of the total combined voting power of all classes of voting shares of the corporation. Any U.S. person that owns (or is treated as owning) 10% or more of the value of Sirius Group, including a U.S. person that is treated as a partnership for U.S. federal income tax purposes and a U.S. person that owns any interest in such a partnership, must consult its own tax advisor regarding its investment in Sirius Group.

        Except as discussed below with respect to RPII, a U.S. holder that is not a 10% U.S. Shareholder is not expected to experience adverse U.S. federal income tax consequences under the CFC provisions regardless of whether Sirius Group or one of its non-U.S. subsidiaries is treated as a CFC. However, because the attribution rules contained in the Code are complex there can be no assurance that this will be the case.

        If Sirius Group or one of its non-U.S. subsidiaries is a CFC, any 10% U.S. Shareholder of Sirius Group or one of its non-U.S. subsidiaries who owns Sirius Group common shares directly, or indirectly through non-U.S. entities, on the last day in such company's taxable year on which it is a CFC must include in its gross income for U.S. federal income tax purposes its pro rata share (based on direct or indirect ownership of value) of such company's "subpart F income" (even if the subpart F income is not distributed) as well as certain earnings and profits of such company that are invested in U.S. property. "Subpart F income" of a CFC typically includes, among other items, passive income such as interest and dividends as well as certain insurance and reinsurance income (including underwriting and investment income). The subpart F income of a CFC for any taxable year is limited to the CFC's earnings and profits for the taxable year.

        In addition, each person who is a 10% U.S. Shareholder of any CFC for a taxable year must include in gross income for U.S. federal income tax purposes such 10% U.S. Shareholder's global intangible low-taxed income ("GILTI") for the taxable year. In general, the GILTI with respect to a 10% U.S. Shareholder is the excess (if any) of its "net CFC tested income" (see below) over its "net deemed tangible income" (generally representing a 10% deemed return on tangible business assets). A 10% U.S. Shareholder's "net CFC tested income" is generally equal to the excess of its aggregate pro rata share of the "tested income" of each CFC with respect to which it is a 10% U.S. Shareholder over its aggregate pro rata share of the "tested loss" of each such CFC. The "tested income" or "tested loss" of a CFC is generally determined by subtracting from the CFC's gross income (excluding any subpart F income and certain other amounts) the amount of any deductions properly allocable to such gross income. If Sirius Group or one of its non-U.S. subsidiaries is a CFC, any 10% U.S. Shareholder of Sirius Group who owns Sirius Group common shares directly, or indirectly through non-U.S. entities, on the last day in such company's taxable year on which it is a CFC must take into account its pro rata share (based on direct or indirect ownership of value) of such company's "tested income" or "tested loss" for purposes of determining the amount of GILTI that such 10% U.S. Shareholder must include in gross income.

        The earnings and profits of a foreign corporation attributable to amounts which are, or have been, included in the gross income of a 10% U.S. Shareholder pursuant to the CFC provisions will not, when subsequently distributed to such 10% U.S. Shareholder (or, if certain requirements are met, other U.S. persons) directly or indirectly through a chain of non-U.S. entities be again included in the gross income of such 10% U.S. Shareholder (or other U.S. person).

        If Sirius Group or one of its non-U.S. subsidiaries is a CFC, the rules relating to PFICs generally would not apply to a 10% U.S. Shareholder of such company.

        Given Sirius Group's current share ownership, it believes it is unlikely that any U.S. person who acquires Sirius Group common shares in the Merger will become a 10% U.S. Shareholder. However,

because of the complexity of the attribution rules contained in the Code, Sirius Group cannot be certain that this will be the case.

        Related Person Insurance Income—Special rules apply with respect to a CFC that earns related party insurance income ("RPII"). For purposes of taking into account RPII, an entity treated as a foreign corporation for U.S. federal income tax purposes will be considered a CFC (a "RPII CFC") if, on any day of its taxable year, U.S. persons who own (directly or indirectly through non-U.S. entities) any of its stock (each such person, a "RPII Shareholder") own (directly, indirectly through non-U.S. entities or constructively) 25% or more of the total combined voting power of all classes of its voting stock or 25% or more of the total value of all of its stock.

        The RPII of a RPII CFC is certain insurance and reinsurance income (including underwriting and investment income) attributable to a policy of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII Shareholder" or a "related person" to a RPII Shareholder. Generally, a person is a related person to a RPII Shareholder if the person controls or is controlled by the RPII Shareholder, or if the person is controlled by the same person or persons who control the RPII Shareholder. Control is defined for these purposes as direct or indirect ownership of more than 50% of the value or voting power of the stock of a person treated as a corporation for U.S. federal income tax purposes or more than 50% of the value of the beneficial interests in a person treated as a partnership, trust, or estate for U.S. federal income tax purposes. Certain attribution rules apply for purposes of determining control.

        RPII Exceptions—The RPII rules will not apply with respect to each of Sirius Group's non-U.S. subsidiaries for a taxable year if (1) at all times during its taxable year less than 20% of the total combined voting power of all classes of such subsidiaries' voting stock and less than 20% of the total value of all of its stock is owned (directly or indirectly) by persons who are (directly or indirectly) insured under any policy of insurance or reinsurance issued by such subsidiary or who are related persons to any such person or (2) its RPII (determined on a gross basis) is less than 20% of its insurance income (as so determined) for the taxable year, determined with certain adjustments. Sirius Group believes that it is likely that one or both of these conditions will be satisfied with respect to Sirius Group and its subsidiaries. However, there can be no assurance this will be the case. Consequently, there can be no assurance that a person who is a RPII Shareholder will not be required to include amounts in its income in respect of RPII in any taxable year.

        Apportionment of RPII to RPII Shareholders—If one of Sirius Group's non-U.S. subsidiaries does not qualify for either of the exceptions described above for a taxable year and such subsidiary was a RPII CFC during that taxable year, then a RPII Shareholder that owns, directly or indirectly through non-U.S. entities, any of the Sirius Group common shares on the last day of that taxable year will be required to include in gross income the RPII Shareholder's pro rata share of such subsidiary's RPII for the entire taxable year, whether or not distributed, even if that RPII Shareholder did not own the Sirius Group common shares throughout the period. The RPII Shareholder's share of the RPII for the taxable year will be determined as if all RPII were distributed proportionately only to RPII Shareholders at that date, but limited by each such RPII Shareholder's share of such subsidiary's current year earnings and profits as reduced by the RPII Shareholder's share, if any, of certain prior-year deficits in earnings and profits. The RPII Shareholder may exclude from income the amount of any distributions by Sirius Group of earnings and profits attributable to amounts which are, or have been, included in the gross income of the RPII Shareholder. A RPII Shareholder will not be able to exclude from income the amount of any distributions by Sirius Group of earnings and profits attributable to RPII amounts which have been included in the gross income of any previous RPII Shareholders of the Sirius Group common shares owned, directly or indirectly through non-U.S. entities, by such RPII Shareholder if the RPII Shareholder is unable to identify the previous RPII

Shareholders and demonstrate the amount of RPII that had previously been included in the gross income of the previous RPII Shareholders.

        A RPII Shareholder who owns (directly or indirectly) Sirius Group common shares during such subsidiary's taxable year but not on the last day of the taxable year is not required to include in gross income any part of such subsidiary's RPII for that taxable year solely by reason of such ownership.

        Computation of RPII—For any year in which the RPII rules apply with respect to one of Sirius Group's non-U.S. subsidiaries, Sirius Group may seek information from its shareholders as to whether direct or indirect owners of Sirius Group shares at the end of the year are RPII Shareholders so that the RPII may be determined and apportioned among such persons. Sirius Group is not under any obligation to do so or to report any RPII to its RPII Shareholders. To the extent Sirius Group is unable to determine whether a direct or indirect owner of Sirius Group shares is a RPII Shareholder, Sirius Group may assume that such owner is not a RPII Shareholder, thereby increasing the per-share RPII amount for all known RPII Shareholders. Calculating the amount of RPII Sirius Group may receive, and determining whether Sirius Group is eligible for the RPII exceptions, requires information about its shareholders and insureds that Sirius Group may not have. Therefore, there can be no assurance that Sirius Group will be able to determine the availability of the RPII exceptions and the amount of insurance income that is RPII.

        Uncertainty as to the Application of the RPII Provisions—The meaning of various RPII provisions and the application of those provisions to Sirius Group and its non-U.S. subsidiary is uncertain. Regulations interpreting the RPII provisions exist only in proposed form, and it is uncertain whether those regulations will be adopted in their proposed form (or at all) or whether changes or clarifications might be made to them. It is also uncertain whether any such changes or any interpretation or application of the RPII provisions by the IRS or the courts might have retroactive effect. In addition, there can be no assurance that the amount of RPII or the amounts of the RPII inclusions for any particular RPII Shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Prospective investors are urged to consult their own tax advisers regarding the effects of these uncertainties and the application of the RPII provisions to them.

        Basis Adjustments—A U.S. holder's tax basis in the Sirius Group common shares will be increased by the amount of any of Sirius Group's or its non-U.S. subsidiaries' subpart F income (including any RPII), earnings and profits invested in U.S. property and GILTI that such U.S. holder includes in income under the CFC rules by reason of its ownership of such shares. A U.S. holder's tax basis in the Sirius Group common shares will be reduced by the amount of any distributions on the Sirius Group common shares of previously taxed income that is excluded from the U.S. holder's gross income. If such distributions exceed the U.S. holder's tax basis in the Sirius Group common shares, the excess will be treated as gain from the sale or exchange of Sirius Group common shares (see discussion below).

        Tax-Exempt U.S. Holders—If a U.S. holder that is a tax-exempt organization is required to include any of Sirius Group's non-U.S. subsidiaries' insurance income (including RPII) in its gross income under the CFC rules, such income will be unrelated business taxable income, which is subject to tax. Prospective investors that are tax-exempt organizations are urged to consult their own tax advisers as to the potential impact of the unrelated business taxable income provisions of the Code on an investment in Sirius Group common shares. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471, as described below.

Dispositions of Sirius Group Common Shares

        Subject to the discussions below relating to the potential application of Section 1248 of the Code and the PFIC rules, U.S. holders will recognize capital gain or loss on the sale or other taxable disposition of Sirius Group common shares. If the holding period for the Sirius Group common shares sold or otherwise disposed of exceeds one year, any gain recognized by a non-corporate U.S. holder will be subject to tax at a maximum U.S. federal income tax rate of 20% and may also be subject to an additional 3.8% tax imposed on certain net investment income, as discussed below. With certain exceptions, any gain will be U.S. source gain and generally will be passive category income for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

        Under Section 1248 of the Code, if a U.S. holder sells or exchanges Sirius Group common shares and the U.S. holder owned (directly, indirectly through non-U.S. entities or constructively) 10% or more of the total combined voting power of the voting shares of Sirius Group when Sirius Group was a CFC at any time during the 5-year period ending on the date of the sale or exchange, then any gain recognized on the sale or exchange of the shares will be treated as a dividend to the extent of Sirius Group's earnings and profits (determined under U.S. federal income tax principles) attributable to the shares accumulated during the period that the U.S. holder held shares of Sirius Group while Sirius Group was a CFC (with certain adjustments). Given Sirius Group's current share ownership, we believe it is unlikely that any U.S. person who acquires Sirius Group common shares in the Merger or Sirius Group Private Placement will own 10% of more of the total combined voting power of the voting shares of Sirius Group. However, because of the complexity of the attribution rules contained in the Code, we cannot assure you that this will be the case.

        Section 953(c)(7) of the Code provides that the rules of Section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation by a U.S. person (regardless of whether the person is a 10% U.S. Shareholder) if the non-U.S. corporation would be taxed under the provisions of the Code applicable to U.S. insurance companies if it were a U.S. corporation and the non-U.S. corporation is (or would be but for certain exceptions) treated as a RPII CFC. If Section 1248 applies under such circumstances, gain on the disposition of shares in the non-U.S. corporation may be recharacterized as a dividend to the extent of the U.S. person's share of the corporation's undistributed earnings and profits that were accumulated during the period that the U.S. person owned the shares (possibly whether or not those earnings and profits are attributable to RPII).

        Sirius Group does not directly engage in an insurance or reinsurance business, but its non-U.S. subsidiaries do. Existing proposed regulations do not address whether the provisions of Section 953(c)(7) of the Code may apply with respect to the sale of stock in a non-U.S. corporation that is not a RPII CFC but has a non-U.S. subsidiary that is a RPII CFC and that would be taxed under the provisions of the Code applicable to U.S. insurance companies if it were a U.S. corporation. In the absence of legal authority to the contrary, there is a strong argument that this specific rule should not apply to a disposition of Sirius Group common shares because Sirius Group is not itself directly engaged in the insurance business. However, there is no assurance that the IRS will not successfully assert that Section 953(c)(7) applies in such circumstances and thus may apply to the sale or exchange by a U.S. holder of Sirius Group common shares. Prospective investors are urged to consult their own tax advisers regarding the effects of these rules on a disposition of Sirius Group common shares.

PFIC Provisions

        In general, a non-U.S. corporation will be a PFIC during a taxable year if (1) at least 75% of its gross income consists of certain types of "passive income" or (2) at least 50% of the average value of its assets produce, or are held for the production of, "passive income." Unless an exception applies, "passive income" includes dividends, interest, rents and royalties. For these purposes, a non-U.S. corporation that owns at least 25% of the value of the stock of another corporation generally is treated as if it received directly its proportionate share of the income, and held its proportionate share of the assets, of the other corporation (the "look through" rule). Under the 2017 Tax Cuts and Jobs Act, for taxable years beginning on or after January 1, 2018, income is not treated as passive for these purposes if it is derived in the active conduct of an insurance business by a "qualifying insurance corporation." A

"qualifying insurance corporation" is a foreign corporation (A) which would be subject to tax under subchapter L (i.e., the provisions generally applicable to a domestic insurance company under the Code) if such corporation were a domestic corporation, and (B) the applicable insurance liabilities of which constitute more than 25% of its total assets.

        Based on the assets, income and activities of Sirius Group and its subsidiaries, including those of its subsidiaries engaged in the active conduct of an insurance business, Sirius Group does not expect that it will be treated as a PFIC in 2018, however, this is not entirely clear and the IRS could take the position that Sirius Group or any of its subsidiaries is a PFIC. Moreover, PFIC classification is a factual determination made annually, and even if Sirius Group and its subsidiaries are not PFICs in 2018, they could become PFICs in later years. Accordingly, no assurance can be given that Sirius Group and its subsidiaries will not be treated as PFICs for 2018 or for any future year. If Sirius Group is considered a PFIC for U.S. federal income tax purposes, a U.S. holder that receives an "excess distribution" on Sirius Group common shares or recognizes a gain on the disposition of Sirius Group common shares generally will determine its U.S. federal income tax on such amounts by (1) allocating the excess distribution or gain ratably to each day in the U.S. holder's holding period for the Sirius Group common shares, (2) including in gross income as ordinary income for the current year the amounts allocated to the current year or two years before Sirius Group became a PFIC, and (3) increasing the current year's tax by the "deferred tax amount," which is determined by multiplying the amounts allocated to each of the other taxable years by the highest rate of tax in effect for such taxable year (for the applicable class of taxpayers) to calculate the increases in taxes for each prior year, calculating an interest charge (at the rate applicable to underpayments of U.S. federal income tax for the relevant period) for the deemed deferral of such taxes from each prior year to the current year, and combining such increases in taxes and interest charges. In addition, a U.S. holder would be treated as owning a proportionate amount of any shares that Sirius Group owns, directly or indirectly by application of certain attribution rules, in other PFICs and would be subject to the PFIC rules on a separate basis with respect to its indirect interests in any such PFICs. In general, a U.S. person that owns shares in a PFIC is treated as receiving an "excess distribution" from the PFIC if the distributions received by the U.S. person with respect to such shares in a taxable year exceed 125% of the average annual distributions received by the U.S. person in the three preceding taxable years (or, if shorter, the U.S. person's holding period for the shares).

        If Sirius Group is characterized as a PFIC, a U.S. holder may be able to mitigate the negative tax consequences described above if the U.S. holder makes a "qualified electing fund" election or "mark-to-market" election with respect to the Sirius Group common shares. However, such an election may itself have negative tax consequences to a U.S. holder. Further, Sirius Group does not expect to provide the information necessary for U.S. holders to make "qualified electing fund" elections, and a "mark-to-market" election may not mitigate any negative tax consequences with respect to PFICs directly or indirectly owned by Sirius Group. U.S. holders should consult with their tax advisers regarding the availability and advisability of such elections (including a retroactive qualified electing fund election). As described above, if Sirius Group were a PFIC for any taxable year and any of its non-U.S. subsidiaries were also a PFIC, a U.S. holder of Sirius Group common shares would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. A U.S. holder would not be able to make a mark-to-market election with respect to stock of any lower-tier PFIC. In addition, a U.S. holder may be required to comply with other reporting requirements, regardless of the number of shares held, and whether or not a "qualified electing fund" or "mark-to-market" election is made.

        U.S. holders are urged to consult their own tax advisers about the application of the PFIC rules, the advisability and availability of any elections (including a retroactive qualified electing fund election), and the additional reporting requirements described above.

Foreign Tax Credits

        In the event that U.S. persons own (directly, indirectly through non-U.S. entities or constructively) 50% or more of the total combined voting power of all classes of Sirius Group voting shares or 50% or more of the total value of Sirius Group shares, only a portion of the current income inclusions, if any, under the CFC and PFIC provisions and of any dividends paid by Sirius Group (including any gain from the sale or other taxable disposition of common shares that is treated as a dividend under Code Section 1248) will be treated as non-U.S. source income for purposes of computing a U.S. holder's U.S. foreign tax credit limitation. Generally, the ability of a U.S. Holder to use foreign tax credits against its U.S. federal income tax liability is subject to limitation, which limitations are applied separately with respect to each of four categories of income, consisting of GILTI, foreign branch income, passive category income, and general category income. Thus, shareholders might not be able to utilize any excess foreign tax credits from certain types of income to reduce U.S. tax on other types of income.

Net Investment Income Tax

        A 3.8% tax is imposed on all or a portion of the net investment income of certain individuals with modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and the undistributed net investment income of certain estates and trusts. For these purposes, "net investment income" will include a U.S. holder's share of dividends and gain on the sale or other taxable disposition of Sirius Group common shares. Unless a U.S. holder elects otherwise or holds Sirius Group common shares in connection with certain trades or businesses, the CFC and PFIC provisions generally will not apply for purposes of determining a U.S. holder's net investment income.

Reporting Requirements for U.S. Holders

        Form 926—A U.S. holder who transfers cash to Sirius Group in exchange for Sirius Group common shares may be required to file Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) with the IRS if (1) immediately after the transfer, such U.S. holder holds, directly or indirectly, at least 10% of the total voting power or the total value of Sirius Group, or (2) the amount of cash transferred by such U.S. holder (or certain related persons) during the 12-month period ending on the date of the transfer exceeds $100,000.

        Form 5471—A U.S. holder who is a 10% U.S. Shareholder or RPII Shareholder of Sirius Group or one of its non-U.S. subsidiaries will be required to file Form 5471 (Information Return of U.S. Persons with Respect to Certain Foreign Corporations) with the IRS for one or more taxable years with respect to such company. This information return requires certain disclosures concerning the filing shareholder, other 10% U.S. Shareholders and Sirius Group or such non-U.S. subsidiaries.

        Form 8621—A U.S. person that is a shareholder of a PFIC is required to file Form 8621 (Information Return by a Shareholder of a PFIC or Qualified Electing Fund) with the IRS. If Sirius Group is a PFIC in any year, U.S. holders may be required to file Forms 8621 with the IRS with respect to Sirius Group and any PFICs owned by Sirius Group, directly or indirectly by application of certain attribution rules.

        Form 8938—U.S. holders who are individuals may be required to file Form 8938 (Statement of Specified Foreign Financial Assets) with the IRS. A U.S. holder that is formed or availed of for purposes of holding, directly or indirectly, specified foreign financial assets may also be required to file this form.

        Potential investors are urged to consult their own tax advisers for advice regarding reporting on Forms 926, 5471, 8621 and 8938 and any other reporting requirements that may apply to their acquisition, ownership or disposition of Sirius Group common shares. Sirius Group is not obligated to provide U.S. holders with the information necessary to satisfy such reporting requirements. Failure to properly file such forms, if required, may result in the imposition of substantial penalties and an extension of the statute of limitations for the assessment of any U.S. federal income tax with respect to any tax return, event or period to which the information required to be reported on such forms relates.

Taxation of Non-U.S. Holders

        For purposes of this discussion, you are a "Non-U.S. holder" if you are a beneficial owner of Sirius Group common shares, you are not a U.S. holder and you are not treated as a partnership for U.S. federal income tax purposes.

Distributions on Sirius Group Common Shares

        If Sirius Group makes distributions on the Sirius Group common shares, the distributions will be dividends for U.S. federal income tax purposes to the extent paid out of Sirius Group's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to the discussion below regarding FATCA, dividends on Sirius Group common shares will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. holder's conduct of a U.S. trade or business (and, if an income tax treaty applies, the dividends are attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. holder in the United States).

        To the extent distributions exceed Sirius Group's current and accumulated earnings and profits, they will constitute a return of capital that will first reduce a Non-U.S. holder's basis in the Sirius Group common shares, but not below zero, and then will be treated as gain from the sale or exchange of the Sirius Group common shares (discussed below).

Dispositions of Sirius Group Common Shares

        A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of Sirius Group common shares unless (1) such gain is effectively connected with the Non-U.S. holder's conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. holder in the United States) or (2) the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or other taxable disposition occurs and certain other conditions are met.

        Gain described in clause (1) immediately above will be subject to U.S. federal income tax in the manner described below under "Effectively Connected Income." During each taxable year, a Non-U.S. holder described in clause (2) immediately above will be subject to tax at a 30% rate (or such lower rate specified by an applicable income tax treaty) on the net gain derived from the sale or other taxable disposition, which may be offset by capital losses of the Non-U.S. holder during the taxable year allocated to U.S. sources.

Effectively Connected Income

        Any dividend with respect to, or gain recognized upon the sale or other taxable disposition of, Sirius Group common shares that is effectively connected with a trade or business carried on by a Non-U.S. holder within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. holder in the United States) will be subject to U.S. federal income tax, based on the Non-U.S. holder's net effectively connected income, generally in the same manner as if the Non-U.S. holder were a U.S. person for U.S. federal income tax purposes. If a dividend or gain is effectively connected with a U.S. trade or business of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes, such corporate Non-U.S. holder may also be subject to a "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), subject to certain adjustments. Non-U.S. holders should consult their own tax advisers regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with distributions on Sirius Group common shares and the proceeds from a sale or other disposition of Sirius Group common shares unless a shareholder establishes an exemption. A U.S. holder that does not establish such an exemption may be subject to U.S. backup withholding tax on such payments if the shareholder fails to provide its taxpayer identification number on IRS Form W-9 or otherwise comply with the backup withholding rules. A Non-U.S. holder may be required to provide a certification on an applicable IRS Form W-8 to establish an exemption from such information reporting and backup withholding. The amount of any backup withholding from a payment to a U.S. holder or Non-U.S. holder will be allowed as a credit against the U.S. holder's or Non-U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder or Non-U.S. holder to a refund provided that the required information is timely furnished to the IRS.

Changes in U.S. Tax Law

        The tax treatment of non-U.S. companies and their U.S. and non-U.S. insurance subsidiaries has been significantly altered by the enactment of the 2017 Tax Cuts and Jobs Act. There is significant uncertainty regarding how the provisions of the 2017 Tax Cuts and Jobs Act will be interpreted, and guidance may not be forthcoming. In addition, it is possible that a "technical corrections" bill may be enacted that could alter or clarify the 2017 Tax Cuts and Jobs Act, and any such alterations or clarifications may have retroactive effect. The effect of any changes to, clarifications of, or guidance under the 2017 Tax Cuts and Jobs Act could add significant expense and have a material adverse effect on Sirius Group's results of operations or your investment in Sirius Group common shares.

        The U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or whether a company is a controlled foreign corporation or passive foreign investment company or has related person insurance income are subject to change, possibly on a retroactive basis. Treasury regulations were issued in proposed form regarding the application of the passive foreign insurance company rules to an insurance company. Additionally, the 2017 Tax Cuts and Jobs Act changed in material ways the tests for whether a foreign insurance company is a PFIC, and no regulations have yet been issued with respect to these new rules. Additionally, the Treasury regulations regarding related person insurance income are still in proposed form. New Treasury regulations or pronouncements interpreting or clarifying such rules may be forthcoming from the United States Internal Revenue Service. It is not possible to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis. Due to the absence of specific authority with respect to these issues, the amount, timing and character of income, gain or loss recognized with respect to a U.S. shareholder could be significantly different from that described herein.

        Finally, the tax treatment of non-U.S. companies and their U.S. and non-U.S. insurance subsidiaries may be the subject of further legislation. No prediction can be made as to whether any particular proposed legislation will be enacted or, if enacted, what the specific provisions or the effective date of any such legislation would be, or whether it would have any effect on us. As such, Sirius Group cannot assure you that future legislative, administrative or judicial developments will not result in an increase in the amount of U.S. tax payable by Sirius Group or by an investor in Sirius Group common shares or reduce the attractiveness of Sirius Group's products. If any such developments occur, Sirius Group's business, financial condition and results of operation could be materially and adversely affected and could have a material and adverse effect on your investment in Sirius Group common shares.

FATCA Withholding

        The U.S. tax provisions commonly known as FATCA impose a 30% withholding tax on certain payments of U.S. source income and certain payments of proceeds from the sale or other disposition after December 31, 2018 of property of a type which can produce U.S. source interest or dividends, in each case to (1) a "foreign financial institution" (as defined in Section 1471(d)(4) of the Code and the U.S. Treasury regulations promulgated thereunder), unless the foreign financial institution enters into an agreement with the IRS to, among other things, collect and disclose to the IRS certain information regarding its U.S. accounts or meets an applicable exception, and (2) a "non-financial foreign entity" (as defined in Section 1472(d) of the Code and the U.S. Treasury regulations promulgated thereunder), unless the entity provides the payor with certain information regarding certain direct and indirect U.S. owners of the entity, certifies that it has no such U.S. owners or meets an applicable exception. The withholding tax also applies to certain foreign "passthru payments" made by foreign financial institutions after December 31, 2018. The IRS has issued regulations that provide for the phased implementation of the FATCA withholding requirements.

        The U.S. government has signed an intergovernmental agreement to facilitate the implementation of FATCA with the government of Bermuda (the "Bermuda IGA"). Under the Bermuda IGA, Bermuda financial institutions (other than certain non-reporting financial institutions) are required to register with the IRS and comply with certain due diligence, reporting, withholding and other requirements in order to avoid the imposition of withholding under FATCA on payments made to them. Sirius Group intends to comply with the obligations imposed on it under FATCA and the Bermuda IGA to avoid withholding under FATCA on payments made to it. However, no assurance can be provided in this regard. Sirius Group may become subject to withholding tax or penalties if it is unable to comply with FATCA.

Material Bermuda Tax Consequences

        At the present time, there is no tax imposed by Bermuda on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax payable by Sirius Group or by its shareholders in respect of Sirius Group common shares. The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, has given Sirius Group and each of its Bermuda incorporated subsidiaries an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to any such entity or any of its operations, shares, debentures or other obligations until March 31, 2035, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property owned or leased by it in Bermuda.

INFORMATION ABOUT SIRIUS GROUP

Overview

        Sirius Group is a Bermuda exempted company whose principal businesses are conducted through its subsidiaries and other affiliates, which provide insurance, reinsurance and insurance services on a worldwide basis. Sirius Group writes predominantly treaty reinsurance and some facultative reinsurance, as well as primary insurance business. See "Insurance and Reinsurance Overview." The majority of Sirius Group's treaty reinsurance premiums are derived from proportional and excess of loss reinsurance contracts, which in 2017 amounted to 44% and 30%, respectively, of its total net written premiums, while primary business represented 26% of total net written premiums. Sirius Group's primary business has been predominantly accident and health insurance. In recent years, Sirius Group expanded its accident and health primary business capabilities in the U.S. via the acquisitions of IMG and Armada described below. In addition to growing in accident and health, Sirius Group further expanded its primary insurance platform by launching primary Surety and Environmental insurance platforms in the U.S. in late 2017, and prior to that re-entering the U.S. casualty reinsurance market in early 2017.

        On April 18, 2016, CMIG International, through its Bermuda holding company CM Bermuda, purchased Sirius Group and its subsidiaries from White Mountains Insurance Group, Ltd. ("White Mountains" or "former parent") for approximately $2.6 billion at the time of close. As of December 31, 2017, Sirius Group had $5.8 billion of total assets and $1.9 billion of shareholder's equity. Sirius Group wrote $1.4 billion and $1.3 billion in gross written premiums and $1.1 billion and $0.9 billion in net written premiums in 2017 and 2016, respectively.

        Sirius Group's principal operating subsidiaries include the following:

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  Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda"), a Class 4 licensed Bermuda-based reinsurance company, was established to facilitate the long-term growth of Sirius Group's capital base and business and is licensed to assume all classes of property and casualty business. Sirius Bermuda is the top operating company in Sirius Group and is classified as the designated insurer of Sirius Group by the Bermuda Monetary Authority ("BMA") for group solvency purposes. Sirius Bermuda had $2.5 billion of consolidated shareholder's equity as of December 31, 2017.

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  Sirius International Insurance Corporation ("Sirius International") is an insurance and reinsurance company domiciled in Sweden with its home office in Stockholm, Sweden and branch offices or subsidiaries in London, United Kingdom; Zurich, Switzerland; Singapore; Labuan, Malaysia; Liege, Belgium; Hamburg, Germany; Shanghai, China; and Hamilton, Bermuda. Sirius International, which is the largest reinsurance company domiciled in Scandinavia based on gross written premiums, was established in 1945 and owns Sirius America and sponsors Syndicate 1945. Sirius International wrote $848 million and $845 million in gross written premiums and $600 million and $623 million in net written premiums in 2017 and 2016, respectively.

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  Sirius America Insurance Company ("Sirius America") is an insurance and reinsurance company domiciled in the state of New York with offices in New York, New York; Norwalk, Connecticut; Miami, Florida; San Francisco, California; Berwyn, Pennsylvania; Glastonbury, Connecticut; and Toronto, Ontario. Sirius America wrote $303 million and $405 million in gross written premiums and $101 million and $217 million in net written premiums in 2017 and 2016, respectively.

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  Sirius International Corporate Member Limited is a Lloyd's of London ("Lloyd's") Corporate Member that participates in the Lloyd's market, which in turn provides underwriting capacity to Lloyd's Syndicate 1945 ("Syndicate 1945"). The Lloyd's market is known for its ability to provide innovative, tailored coverage and capacity for unique, complex, large and hard-to-place global risks. Syndicate 1945 began writing business on July 1, 2011. Initially, Syndicate 1945 was authorized by Lloyd's to write accident and health and contingency business. In 2013, this was extended to include other core lines of property and marine business. On July 1, 2014, Sirius Group established its own Lloyd's managing agent, Sirius International Managing Agency, to manage Syndicate 1945. In 2015, Syndicate 1945 was authorized by Lloyd's to write bloodstock (which principally covers the value of an animal if it dies as a result of accident, disease or illness), terrorism, and marine energy and cargo lines. Lloyd's approved stamp capacity for Syndicate 1945 in 2018 is £102 million or approximately $132 million (based on the December 31, 2017 GBP to USD exchange rate).

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  International Medical Group Acquisition, Inc. ("IMG") is a full service managing general underwriter ("MGU") that has been an award-winning provider of global health and travel insurance benefits and assistance service for over 25 years and a business partner of Sirius Group since 1997. IMG has been Sirius Group's largest insurance producer over the past several years and was purchased by Sirius Group on May 26, 2017. IMG offers a full, innovative line of international medical insurance products, trip cancellation programs, medical management services and 24/7 emergency medical and travel assistance. IMG is based in Indianapolis, Indiana and also has offices in the United Kingdom and Hong Kong. For the full year 2017, IMG produced $165 million of gross written premiums, the vast majority of which are written on Sirius Group paper. The acquisition of IMG offers Sirius Group additional access to accident and health products that are complementary to its global product offerings, as well as growth opportunities in Europe and Asia.

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  ArmadaCorp Capital, LLC ("Armada") is a specialty health services business based in Hunt Valley, Maryland that strengthens health care coverage through ArmadaCare and ArmadaHealth. Armada was purchased by Sirius Group on April 3, 2017. ArmadaCare is a supplemental medical insurance MGU that markets and underwrites its signature UltimateHealth supplemental health product designed for C-Suite executives, as well as PlenaHealth and ComplaMed, which are targeted towards broader segments of the workforce. These products make the health care process easier and more efficient for employees and affinity constituent groups, and differentiate themselves with "white glove" service. The ArmadaCare products are written on both Transamerica and Sirius America paper, with the majority of business transitioning to Sirius Group commensurate with Sirius America's policy filing and a transition agreement between Transamerica and Sirius Group. ArmadaHealth is a health care data science business that focuses on addressing one of the biggest problems, and opportunities, of the United States health care system, the physician referral process. This transformation of access to specialty care improves patient satisfaction and health outcomes, while at the same time reducing costs. The ArmadaHealth product is one of the services embedded in the aforementioned ArmadaCare products. For the full year 2017, Armada produced $107 million of gross written premiums.

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  Sirius Global Solutions Holding Company ("Sirius Global Solutions") is a Connecticut-based division of Sirius Group specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies both in the United States and internationally. The Sirius Global Solutions team is comprised of a dedicated group of financial, actuarial and claims professionals experienced in the management and resolution of complex insurance liabilities as well as the structuring of transactions designed to enable owners to exit an insurance business and extract trapped capital. Acquisitions typically involve transactions at a significant discount to book value and/or retrospective reinsurance agreements, including loss portfolio transfers, and undergo an extensive due diligence process. Sirius Group can derive value from these transactions not only from the discounted purchase price, but also from the investment income on insurance float, the potential settlement of claims below the carried level of reserves and the harvesting of other embedded assets, including the value of shell companies and licenses.

    Since its formation in 2000, Sirius Global Solutions has executed 13 transactions, involving 18 companies, which have resulted in approximately $185 million of cumulative after-tax income through December 31, 2017. Most recently, in 2016, Sirius Global Solutions completed the sale of Ashmere Insurance Company to White Mountains in connection with Sirius Group's acquisition by CMIG International and received $19 million as consideration. In addition, Sirius Global Solutions and Florida Specialty Insurance Company partnered to form Florida Specialty Acquisition LLC ("FSA"). Sirius Global Solutions owns 100% of FSA's common shares. FSA acquired Mount Beacon Holdings, LLC and its subsidiaries, including Mount Beacon Insurance Company, for $17 million in 2016.

Competitive Strengths

        Sirius Group's management believes that the following competitive strengths position Sirius Group to capitalize on the opportunities presented in the insurance and reinsurance marketplace:

Global Multi-Line Reinsurer with Proven Track Record and Diversified Book of Business

        Sirius Group is a global multi-line insurance and reinsurance company with a long operating history. Sirius Group writes a diversified book of insurance and reinsurance business across different risk types and geographic locations. As of December 31, 2017, Sirius Group had over 1,800 clients in over 140 countries with over 6,600 different reinsurance treaties. The majority of Sirius Group's business is relatively short-tailed as Sirius Group generally does not focus on the longer-tailed casualty lines. Sirius Group's management believes diversification is a competitive advantage, which increases return per unit of risk, provides access to risk worldwide and reduces the overall volatility of results. Diversification is also the cornerstone of managing the cyclicality of insurance and reinsurance markets.

History of Long-Term Customer Relationships

        Sirius Group's global branch network, managed by a long-tenured and experienced team, has allowed Sirius Group to develop long-standing, local customer relationships. These strong relationships have allowed Sirius Group's operating team to profitably navigate through both favorable and unfavorable market conditions. Sirius Group's profit center managers have an average of 18 years of employment with Sirius Group and 29 years in the insurance industry.

        Over the years, Sirius Group has developed into a leading reinsurer primarily in Europe but also in the United States and in other parts of the world. Of Sirius Group's 2017 underwriting year written premiums, 31% are from clients of 20 or more years and 60% are from clients of 10 or more years. Sirius Group's long-standing relationships have contributed to Sirius Group's having a position in its markets that enables it to lead or co-lead over 54% of its business (as measured on December 31, 2017), which influences price, terms and conditions.

Prudent, Disciplined Approach to Risk Management

        Sirius Group is guided by its core operating principles and believes that a long-term commitment to disciplined underwriting and prudent pricing is firmly ingrained in its corporate culture. Sirius Group focuses risk management efforts on ensuring that exposure to potential loss in any business area remains at an acceptable level. Although these efforts include extensive modelling, Sirius Group also evaluates its total limit loss in a particular region to ensure that not only is the probable maximum loss ("PML") within its tolerance, but the maximum foreseeable loss is as well.

Efficient Capital Deployment and Financial Strength

        Sirius Group's management believes that its long-standing presence in multiple markets, including North America and Europe, has allowed Sirius Group to deploy its capital in an efficient manner throughout the world. Sirius Group seeks to maintain capital and leverage at levels that support its ratings, and deploys its capital opportunistically across the entire organization. Another important benefit of Sirius Group's capital structure is the $287 million deferred tax liability on retained earnings in Sirius Group's Swedish "safety reserve" position as of December 31, 2017. Pursuant to Swedish regulations, all the retained earnings in the safety reserve, including the deferred tax liability, are available to pay claims and deemed to be capital supporting underwriting. See "Regulation of Sirius Group—European Insurance Regulation—Sweden Insurance Regulation—Safety Reserve".

Management's Extensive Experience

        Sirius Group's executive management team has extensive experience in the insurance industry across operations, strategy and mergers and acquisitions. On average, each team member has been with Sirius Group for 23 years. Sirius Group strives to continue to attract and retain exceptional talent by encouraging individual personal development of all its employees and rewarding them for outstanding performance.

Strategies

        Sirius Group's corporate objective is to grow intrinsic value per share by maximizing underwriting profits through market cycles while preserving and achieving long-term growth. Sirius Group intends to pursue this objective with the following strategies:

Maintain Broad Geographic Coverage Across Multiple Lines

        Sirius Group intends to leverage its multi-line offerings across a broad geographic scope to grow its business when appropriate. Sirius Group has had a long-standing presence in multiple markets and across multiple product categories and has developed long-term relationships with brokers and ceding companies. Sirius Group seeks to use management's expertise, experience and market relationships to identify and underwrite well-priced risks while delivering innovative risk transfer solutions to customers. Sirius Group believes that its flexibility and expertise in diverse insurance and reinsurance markets will allow it to create a well-balanced and profitable portfolio of risks across market cycles.

Manage Capital Prudently

        Sirius Group actively manages its capital and business profile. Sirius Group strives to underwrite business only when the price and other terms and conditions are attractive. If Sirius Group needs to reduce its business volumes due to overly aggressive competition, it intends to do so, as it has done in the past. The "Segments" table under "Sirius Group's Products and Services" later in this section demonstrates Sirius Group's opportunistic underwriting approach, whereby Sirius Group has increased and decreased writings in various lines of business commensurate with prevailing market conditions. When appropriate, Sirius Group will consider dedicated pools of outside capital and use of retrocessional coverage.

Continue to Identify Opportunistic Acquisitions

        Sirius Group has the in-house mergers and acquisitions capability and experience to source and successfully execute upon attractive opportunities. Sirius Group will continue to evaluate acquisition opportunities and pursue those that meet its strict criteria to generate attractive financial returns. Acquisitions can be in the form of active operations, such as the recent acquisitions of IMG and Armada, or in the form of run-off opportunities, which are led by the dedicated team at Sirius Global Solutions. While Sirius Group has an active and ongoing effort to pursue acquisitions, management believes that Sirius Group's opportunistic and disciplined approach and experience ensures that it will be selective in pursuing transactions. In a given year, Sirius Group may complete several transactions or may not complete any, depending on the quality of opportunities that become available. Sirius Group is optimistic that there will continue to be attractive opportunities in the future.

Maintain a Disciplined Investment Approach

        Sirius Group's investment philosophy is to maximize long-term total returns (after-tax) while taking prudent levels of risk and maintaining a diversified portfolio, subject to its investment guidelines and various regulatory restrictions. Under this total return investment approach, gains in market prices of securities are valued equally with yield income.

Corporate Structure

        The chart below displays Sirius Group's corporate structure as it pertains to its holding company and principal operating companies, including Sirius Bermuda, Sirius International, Sirius America, Syndicate 1945, IMG, Armada and Sirius Global Solutions, after giving effect to the Merger.

Note: Ownership of each subsidiary displayed above is 100%, except Syndicate 1945 due to the structure of a Lloyd's Integrated Vehicle. Sirius Group owns 100% of Sirius International Corporate Member Limited, a Lloyd's Corporate Member, which in turn provides underwriting capacity to Syndicate 1945. Syndicate 1945 is managed by Sirius International Managing Agency.

Insurance and Reinsurance Overview

        Sirius Group writes primary insurance and reinsurance business. Sirius Group's primary insurance business is written predominantly by several MGUs in the accident and health space. Sirius Group employs a detailed selection process for these MGU partners, and has narrowly defined underwriting standards in place that are closely monitored by Sirius Group staff. In addition to the day-to-day interactions that Sirius Group has with the MGUs, audits are performed on a regular basis.

        Reinsurance is an arrangement in which a reinsurance company (the "reinsurer") agrees to indemnify an insurance company (the "ceding company") for insurance risks underwritten by the ceding company. Reinsurance can benefit a ceding company in a number of ways, including reducing exposure on individual risks, providing catastrophe protections from large or multiple losses, and assisting in maintaining acceptable capital levels as well as financial and operating leverage ratios. Reinsurance can also provide a ceding company with additional underwriting capacity by permitting it to accept larger risks and underwrite a greater number of risks without a corresponding increase in its capital. Reinsurers may also purchase reinsurance, known as retrocessional reinsurance, to cover risks assumed from ceding companies. Reinsurance companies often enter into retrocessional agreements for many of the same reasons that ceding companies enter into reinsurance agreements.

        Reinsurance is generally written on a treaty or facultative basis. Treaty reinsurance is an agreement whereby the reinsurer assumes a specified portion or category of risk under all qualifying policies issued by the ceding company during the term of the agreement, usually one year. When underwriting treaty reinsurance, the reinsurer does not evaluate each individual risk and generally accepts the original underwriting decisions made by the ceding company. Facultative reinsurance, on the other hand, is underwritten on a risk-by-risk basis, which allows the reinsurer to determine pricing for each exposure.

        Treaty reinsurance is typically written on either a proportional or excess of loss basis. A proportional reinsurance treaty is an arrangement whereby a reinsurer assumes a predetermined proportional share of the premiums and losses generated on specified business. An excess of loss treaty is an arrangement whereby a reinsurer assumes losses that exceed a specific retention of loss by the ceding company.

        A significant period of time normally elapses between the receipt of insurance premiums for MGUs and reinsurance premiums from ceding companies and the payment of the claims. While premiums are generally paid to the insurer or reinsurer following inception of the underlying coverage, the claims process is delayed and generally begins upon the occurrence of an event causing an insured loss followed by: (i) the reporting of the loss by the insured to its broker or agent; (ii) the reporting by the broker or agent to the MGU or ceding company; (iii) the reporting by the ceding company to its reinsurance intermediary or agent; (iv) the reporting by the reinsurance intermediary or agent to the reinsurer; (v) the MGUs or ceding company's adjustment and payment of the loss; and (vi) the payment to the MGU or ceding company by the reinsurer. During this time, the insurer or reinsurer invests the premiums, earns investment income and generates net realized and unrealized investment gains and losses on investments.

Sirius Group's Products and Services

Reportable Segments

        Sirius Group has four reportable segments: Global Property, Global A&H, Specialty & Casualty and Runoff & Other. The following discussion summarizes the business written by each of Sirius Group's segments.

Global Property

        Global Property consists of Sirius Group's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance, and agriculture reinsurance on a worldwide basis. The following provides details of Global Property by product line:

        Other Property—Sirius Group participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For Sirius Group's international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines of the market.

        Property Catastrophe Excess—covers losses from catastrophic events. Sirius Group writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, the Stockholm branch writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.

        Agriculture—Sirius Group provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored multi-peril crop insurance ("MPCI"). Sirius Group's participation is net of the government's stop-loss reinsurance protection. Sirius Group also provides coverage for crop-hail and certain named perils when bundled with MPCI business. Sirius Group also writes agriculture business outside of the United States.

Global A&H

        Global A&H consists of Sirius Group's Global A&H insurance and reinsurance underwriting unit along with two MGUs (IMG and Armada). The following provides details of the Global A&H segment:

        Accident and Health insurance and reinsurance—Sirius Group is an insurer of accident and health insurance business in the United States, either on an admitted or surplus lines basis, as well as international business written through IMG. Sirius Group also writes proportional and excess treaties covering employer medical stop-loss for per person (specific) and per employer (aggregate) exposures. In addition, Sirius Group writes some medical, health, travel and personal accident coverages written on a treaty, facultative and primary basis.

        IMG is a full service MGU that has been an award-winning provider of global health and travel insurance benefits and assistance service for over 25 years and a business partner of Sirius Group since 1997. IMG has been Sirius Group's largest insurance producer over the past several years and was purchased by Sirius Group in 2017. IMG offers various international medical insurance products, trip cancellation programs, medical management services and 24/7 emergency medical and travel assistance.

        Armada is a specialty health services business that strengthens health care coverage through ArmadaCare and ArmadaHealth. ArmadaCare is a supplemental medical insurance MGU that markets and underwrites its signature UltimateHealth supplemental health product designed for C-Suite executives, as well as PlenaHealth and ComplaMed, which are targeted towards broader segments of the workforce. ArmadaHealth is a health care data science business that focuses on addressing one of the biggest problems, and opportunities, of the United States health care system—the physician referral process—and whose service is embedded within the aforementioned ArmadaCare products.

Specialty & Casualty

        Specialty & Casualty consists of Sirius Group's insurance and reinsurance underwriting units which offer specialty & casualty product lines on a worldwide basis. Specialty lines represent unique risks where the more difficult and unusual risks are underwritten. Because specialty lines tend to be the more unusual or high risks, much of the market is characterized by a high degree of specialization. The following provides details of Specialty & Casualty by product line:

        Aviation & Space provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations' liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative and primary business.

        Marine provides marine reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. Sirius Group also writes yacht business, both on reinsurance and a primary basis. The marine portfolio is diversified across many countries and regions.

        Trade credit writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country's gross national product.

        Contingency—Sirius Group underwrites contingency insurance for event cancellation and non-appearance, primarily on a primary policy and facultative reinsurance basis. Additionally, coverage for liabilities arising from contractual bonus, prize redemption and over-redemption is also offered. The contingency portfolio is diversified across many countries and regions.

        Casualty—Sirius Group underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability and other specialty classes. Sirius Group re-entered the broker market for U.S. casualty reinsurance treaties written on a proportional and excess of loss basis in 2017.

        Surety—Sirius Group underwrites commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States.

        Environmental—Sirius Group underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor's pollution liability, contractor's pollution and professional liability.

Runoff & Other

        Runoff & Other consists of asbestos risks, environmental risks and other latent liability exposures, and results from Sirius Global Solutions. Sirius Global Solutions is a Connecticut-based division of

Sirius Group specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally.

        The following table sets forth Sirius Group's gross written premiums for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
($ in millions)	2017	2016	2015
Other Property	$405.2	$364.4	$314.8
Property Catastrophe Excess	255.3	233.2	244.2
Agriculture	71.6	37.3	15.7

Global Property	732.1	634.9	574.7
Global Accident & Health	494.6	436.1	385.9
Aviation & Space	65.7	61.6	66.6
Marine	56.1	57.7	52.7
Trade Credit	39.7	31.6	48.1
Casualty	38.2	0.6	1.0
Contingency	18.4	19.2	14.0

Specialty & Casualty(1)	218.1	170.7	182.4
Runoff and Other	(5.5)	27.3	17.5

Total	$1,439.3	$1,269.0	$1,160.5

(1)
Does not include Surety and Environmental as amounts are insignificant.

        The following table sets forth Sirius Group's net written premiums for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
($ in millions)	2017	2016	2015(1)
Other Property	$323.2	$337.9	$282.7
Property Catastrophe Excess	163.9	139.8	143.0
Agriculture	69.1	36.5	15.0

Global Property	556.2	514.2	440.7
Global Accident & Health	341.5	277.6	262.3
Aviation & Space	55.0	45.9	51.8
Marine	47.9	49.6	46.5
Casualty	38.2	0.6	1.0
Trade Credit	37.3	26.1	37.6
Contingency	14.6	15.2	10.6

Specialty & Casualty	193.0	137.4	147.5
Runoff and Other(1)	(0.5)	8.9	(2.9)

Total	$1,090.2	$938.1	$847.6

(1)
2015 includes industry loss warranty coverage that White Mountains required Sirius Group to purchase to mitigate the potential impact of major natural catastrophe events on Sirius Group's balance sheet pending the close of the sale to CMIG International (referred to as the "WTM Covers").

        For each of the years ended December 31, 2017, 2016 and 2015, 74%, 79% and 80%, respectively, of Sirius Group's net written premiums were for reinsurance products, with the remainder being insurance products. Sirius Group expanded its primary business capabilities in the United States for Global A&H, which has resulted in increased primary insurance business.

Seasonality

        Sirius Group's segments experience some seasonality with regard to quarterly recognition of premiums written, which are generally highest in the first quarter and lowest during the fourth quarter.

Geographic Concentration

        The following table shows Sirius Group's net written premiums by geographic region based on the location of the ceding company or reinsurer for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
Net written premiums by geographic region ($ in millions)	2017	2016	2015
United States	$563.1	$463.0	$397.5
Europe	262.3	258.9	241.9
Canada, the Caribbean, Bermuda and Latin America	111.4	88.3	101.2
Asia and Other.	153.4	127.9	107.0

Total	$1,090.2	$938.1	$847.6

Marketing and Distribution

        For reinsurance business, Sirius Group obtains most of its submissions from reinsurance intermediaries that represent the ceding company. The process of placing an intermediary reinsurance program typically begins when a ceding company enlists the aid of a reinsurance intermediary in structuring a reinsurance program. The ceding company and the reinsurance intermediary will often consult with one or more lead reinsurers as to the pricing and contract terms for the reinsurance protection being sought. Once the ceding company has approved the terms quoted by the lead reinsurer, the reinsurance intermediary will offer participation to qualified reinsurers until the program is fully subscribed. Sirius Group considers both the reinsurance intermediary and the ceding company to be its clients. Sirius Group believes it has developed strong business relationships over a long period of time with the management of many of its ceding companies and reinsurance intermediaries.

        Sirius Group pays ceding companies a ceding commission under most proportional reinsurance treaties and some excess of loss reinsurance treaties. The ceding commission is generally based on the ceding company's cost of acquiring and administering the business being reinsured (e.g., agent commissions, premium taxes and certain miscellaneous expenses). The ceding commissions paid to ceding companies constitute the majority of Sirius Group's total acquisition costs. Additionally, Sirius Group pays reinsurance intermediaries commissions based on negotiated percentages of the premium they produce on a per treaty or certificate basis.

        For primary insurance business, mostly Global A&H, Sirius Group enters into agreements with select MGUs, who then market Sirius Group's insurance products to the general public and have underwriting authority on its behalf. Sirius Group has narrowly defined underwriting standards in place for these MGUs that are closely monitored by Sirius Group staff. Sirius Group pays certain MGUs profit commissions based upon the underwriting profit business produced. In addition to the day-to-day interactions that Sirius Group has with its MGUs, audits are performed on a regular basis. These high-retention, long-term partnerships generate significant premium, and create alignment with the

MGUs as they retain a share of underwriting results. Sirius Group has also acquired two MGUs, IMG and Armada, in recent years.

        During the years ended December 31, 2017, 2016 and 2015, Sirius Group received a majority of its gross reinsurance premiums written from four major, third-party reinsurance intermediaries as detailed in the following table:

	Year Ended December 31,
Gross written premiums by intermediary	2017	2016	2015
AON Corporation and subsidiaries	22%	22%	24%
Guy Carpenter & Company and subsidiaries	18%	18%	18%
WT Butler and Co. Ltd.	10%	8%	7%
Willis Group and subsidiaries	9%	8%	9%

Total	59%	56%	58%

Underwriting and Pricing

        Sirius Group seeks to maintain a disciplined underwriting strategy which, while considering overall exposure, focuses on writing more business when market terms and conditions are favorable and reducing business volume during soft markets when terms and conditions become less favorable. Sirius Group offers clients a wide range of insurance and reinsurance products across multiple lines of business to satisfy risk management needs.

        Sirius Group derives its reinsurance business from a broad spectrum of ceding companies, including national, regional, specialty, and excess and surplus lines writers, both internationally and in the United States. Sirius Group derives its primary insurance business mostly for Global A&H through several MGUs, which source business internationally and in the United States. Sirius Group prices its products by assessing the desired return on the expected capital needed to write a given contract and on the expected underwriting results of the contract. Sirius Group's pricing indications are based on a number of underwriting factors including historical results, analysis of exposure and estimates of future loss costs, a review of other programs displaying similar exposure characteristics and the MGUs or ceding company's underwriting and claims experience. Additionally, in the United States, Sirius Group's underwriters, actuaries and claims personnel perform audits of all MGUs and certain ceding companies. Generally, ceding company audits are not customary outside the United States.

        Reinsurers do not have the stringent regulations with respect to contract terms and policy exclusions that are generally imposed on primary insurers. For example, the Terrorism Risk Insurance Act in the United States is not applicable to reinsurers. As a result, terrorism exclusions on reinsurance contracts are dictated by the marketplace. Sirius Group evaluates terrorism exposure from its ceding companies and applies exclusions as it deems appropriate and as permitted by market conditions. Reinsurance on U.S. commercial risks written by Sirius Group subsequent to the terrorist acts of September 11, 2001 generally contains clauses that exclude acts of terrorism certified under the Terrorism Risk Insurance Act. Reinsurance on personal risks written by Sirius Group subsequent to the terrorist acts of September 11, 2001 generally contains exclusions related to nuclear, biological, radiological and chemical attacks.

Claims Management

        Sirius Group maintains a staff of experienced insurance and reinsurance claim specialists. Sirius Group's claims specialists work closely with reinsurance intermediaries, MGUs and insureds to obtain specific claims information on reported matters to properly adjust and resolve each matter. Where customary or appropriate, Sirius Group's claims staff performs selective on-site claim reviews to assess an MGUs claim handling abilities and, where customary or appropriate, a ceding company's claim handling abilities and reserve techniques. In addition, Sirius Group's claims specialists review loss information provided by ceding companies and MGUs for adequacy and accuracy. The results of these claim reviews are shared with the underwriters and actuaries to assist them in pricing products and establishing loss reserves.

        Sirius Group also uses third-party administrators ("TPAs") for certain claims, including claims arising from certain Runoff & Other claims related to certain acquired companies. Sirius Group's claims staff performs on-site claim audits of certain TPAs to ensure the propriety of the controls and processes over claims serviced by the TPAs.

Competition and Peers

        The worldwide insurance and reinsurance markets are highly competitive. Competition is influenced by a variety of factors, including price charged and other terms and conditions offered, financial strength ratings, prior history and relationships, as well as expertise and the speed at which the company has historically paid claims.

        Sirius Group competes for business in Europe, Bermuda, the United States and other international markets with numerous global competitors. Its competitors include other insurance and reinsurance companies and underwriting syndicates at Lloyd's of London, as well as London Market Companies. Some of the companies that Sirius Group competes with directly include Alleghany Corporation, Arch Capital Group Ltd., Aspen Insurance Holdings Ltd., Axis Capital Holdings Ltd., Everest Re Group, Ltd., Greenlight Capital Re, Ltd., General Reinsurance Corporation, Hannover Ruckversicherung AG, Munich Re Group, Odyssey Re Holdings Corp., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Scor Global P&C, Swiss Re Group and Third Point Reinsurance Ltd. While some of these competitors have greater revenue and shareholders' equity than Sirius Group, management believes that Sirius Group is well-suited to compete against its peers due to its competitive advantages discussed above.

        In addition, in recent years the persistent low interest rate environment and ease of entry into the reinsurance sector has led to increased competition from non-traditional sources of capital, such as insurance-linked funds or collateralized special purpose insurers, predominantly in the property catastrophe excess reinsurance market. This alternative capital provides collateralized property catastrophe protection in the form of catastrophe bonds, industry loss warranties and other risk-linked products that facilitate the ability for non-reinsurance entities, such as hedge funds and pension funds, to compete for property catastrophe excess reinsurance business outside of the traditional treaty market. This alternative capacity is also expanding into lines of business other than property catastrophe excess reinsurance. As a result, Sirius Group has observed reduced pricing and/or reduced shares in certain property catastrophe excess markets, as well as certain other markets.

Catastrophe Risk Management

        Sirius Group has exposure to catastrophe losses, mostly for Global Property, caused by hurricanes, earthquakes, tornadoes, winter storms, windstorms, floods, tsunamis, terrorist acts and other catastrophic events. In the normal course of business, Sirius Group regularly manages its concentration of exposures to catastrophic events, primarily by limiting concentrations of exposure to what it deems acceptable levels and, if necessary, purchasing reinsurance. In addition, Sirius Group seeks to limit losses that might arise from acts of terrorism in its insurance and reinsurance contracts by exclusionary provisions where available. Sirius Group has significant exposure to European weather-related events and U.S. windstorms and earthquakes.

        Sirius Group licenses third-party global property catastrophe models from AIR Worldwide Company ("AIR") and Risk Management Solutions Inc. ("RMS"), which are two of the leading vendors of industry-standard catastrophe modelling software, and also utilizes its own proprietary models to calculate expected probable maximum loss estimates from various property natural catastrophe scenarios. Sirius Group prices its property catastrophe contracts using the aforementioned third-party software and internal models and other methods. Sirius Group also uses a proprietary property underwriting and pricing tool, referred to as "GPI," which consolidates and reports on all its worldwide property exposures. GPI is used to calculate individual and aggregate PMLs by statistically merging multiple third-party and proprietary models for different perils. For business that Sirius Group determines to have exposure to natural catastrophic perils, it models and assesses the exposure to quantify the appropriate premium for the exposure as part of its underwriting process. This includes property, accident and health, and marine exposures.

        The following table provides an estimate of Sirius Group's three largest PML zones on a per occurrence basis for 1-in-100 and 1-in-250 year events at January 1, 2018 as measured by net after-tax exposure.

				Sirius Group Net After-Tax Loss
($ in Millions)	Modelled Industry Loss	Sirius Group Gross Loss	Net After Reinsurance and Reinstatements	Net After-Tax	Net After-Tax as % of Capital(1)	Net After-Tax as % of Shareholder's Equity(1)
	1-in-100 year event
Southeast	$114,590.5	$365.7	$305.7	$272.1	9.9%	14.2%
West Coast	$48,428.7	$345.0	$286.8	$255.0	9.3%	13.3%
Europe	$30,677.7	$453.1	$198.8	$172.6	6.3%	9.0%

	1-in-250 year event
West Coast	$75,448.7	$594.2	$481.8	$428.4	15.6%	22.4%
Southeast	$198,043.3	$568.4	$473.3	$421.2	15.3%	22.0%
Europe	$40,237.8	$596.6	$248.5	$218.4	8.0%	11.4%

(1)
Total Capital and Shareholder's Equity as of December 31, 2017

        In addition to the above, Sirius Group also has significant exposure to United States Gulf Coast windstorms (i.e., Florida to Texas), California earthquakes, New Madrid earthquakes, and, to a lesser extent, European, Asia/Pacific, Latin American and Canadian windstorms and earthquakes.

        The proprietary GPI platform allows Sirius Group to choose AIR, RMS or an internally developed model for PML reporting within each area and peril. The choice is based on a scientific, actuarial and underwriting assessment of the quality of the model by territory. If a third-party model is deemed to be qualitative overall but less strong in certain regards, Sirius Group may impose modifications on the model to mitigate any weaknesses. AIR and RMS provide new versions of their models on a periodic basis, usually annually for peak exposure zones. Sirius Group may implement these new versions for use in the underwriting and risk management process after having engaged in appropriate testing and achieving comfort with the model enhancements.

        With GPI, the view of risk for each treaty can be further adjusted based on underwriting judgment regarding the specific exposures underlying each cedent's portfolio. This yields a final view of risk for each cedent. This view of risk is aggregated across Sirius Group's portfolio to an aggregated, simulated dataset from which PML estimates and any other portfolio metrics can be extracted.

        Catastrophe modelling is dependent upon several broad scientific and economic assumptions. This includes fundamental assumptions on hazard frequency and intensity, assumptions on the vulnerability of different risks depending on their occupancy and building characteristics, assumptions on replacement values as well as assumptions on economic factors such as demand surge (the localized increase in prices of goods and services that often follows a catastrophe). Catastrophe modelling is inherently uncertain due to the significant uncertainties involved in estimating and quantifying these assumptions. Third-party modelling software does not provide information for all territories or perils for which Sirius Group writes business. Sirius Group uses its own proprietary models in these situations.

        Sirius Group does not believe that it can rely solely upon catastrophe modelling to measure its exposure to natural catastrophe risk. For example, the losses arising from Hurricane Katrina for both Sirius Group and the industry were substantially in excess of losses previously predicted by third-party models from such an event. This was due to issues such as inadequate storm surge and demand surge assumptions in the models, as well as flooding from levees breaking, which was not fully contemplated in these models. Sirius Group monitors gross and net property catastrophe occurrence limits by country and region globally. Occurrence limits for peak zones in Europe, Japan, and the United States are assessed versus modelled catastrophe risk as another measure in understanding total property catastrophe exposure to large events.

Reinsurance Protection

        In the normal course of business, Sirius Group seeks to protect its business from losses due to concentration of risk and loss arising from catastrophic events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts. The effects of reinsurance on Sirius Group's subsidiaries' written and earned premiums and on losses and LAE were as follows:

($ in Millions)	2017	2016	2015
Written premiums:
Direct	$450.2	$368.5	$293.7
Assumed	989.1	900.5	866.8

Gross written premiums	1,439.3	1,269.0	1,160.5
Ceded	(349.1)	(330.9)	(312.9)

Net written premiums	$1,090.2	$938.1	$847.6

Earned premiums:
Direct	$405.7	$351.6	$277.8
Assumed	942.2	877.7	868.3

Gross earned premiums	1,347.9	1,229.3	1,146.1
Ceded	(312.6)	(339.2)	(299.1)

Net earned premiums	$1,035.3	$890.1	$847.0

Losses and LAE:
Direct	$294.9	$216.9	$151.3
Assumed	701.3	463.8	391.9

Gross losses and LAE	996.2	680.7	543.2
Ceded	(185.0)	(161.4)	(120.5)

Net losses and LAE	$811.2	$519.3	$422.7

        Sirius Group's reinsurance protection primarily consists of pro-rata and excess of loss protections that protects all of its reportable segments. Attachment points and coverage limits vary by region around the world.

Global Property

        Sirius Group's core proportional property reinsurance programs provide protection for parts of the non-proportional treaty accounts written in Europe, the Americas, Caribbean, Asia, the Middle East and Australia. These reinsurance protections are designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events.

        Sirius Group has in place excess of loss retrocessional coverage for its worldwide earthquake-related exposures. This coverage was renewed for one year at May 1, 2018, providing $40.0 million of reinsurance protection in excess of Sirius Group's retention of $35.0 million and a further $35.0 million of coverage in excess of $75.0 million.

        Sirius Group periodically purchases industry loss warranties ("ILW") contracts to augment its overall retrocessional program. The following ILW contracts are currently in force:

Scope	Limit	Trigger	Expiration Date
European all natural perils	$15.0 million	$15.0 billion	December 31, 2018(1)
United States all natural perils, excluding North East	$5.0 million	$40.0 billion	July 5, 2019
United States, European, Japan wind & earthquake	$18.0 million	$5.0-$10.0 billion	December 31, 2018(2)

(1)
Second event aggregate excess cover

(2)
Multiple layer covers

        Sirius Group purchases excess of loss reinsurance protection for its facultative and primary insurance property books. The protection was renewed at January 1, 2018 for business written in Stockholm, Hamburg and Singapore, providing $32.5 million of protection in excess of $2.5 million. For the business written by Syndicate 1945, an excess of loss reinsurance protection of $10.0 million in excess of retention of $5.0 million on a per risk basis was placed for 12 months at June 30, 2018. For the Syndicate 1945 business, Sirius Group also has 50% of a $10.0 million of protection in excess of retention of $10.0 million for the catastrophe exposed business, which was placed for 12 months at January 1, 2018.

        In addition, for the Syndicate 1945 business, at January 1, 2018, 66.7% of a $15 million worldwide protection for catastrophe losses was placed for their property business combined in excess of the underlying business specific reinsurances.

        Almost all of Sirius Group's excess of loss reinsurance protections, excluding ILWs which tend to only cover one loss event, include provisions that reinstate coverage at a cost of 100% or more of the original reinsurance premium.

Global A&H

        For Global A&H, Sirius Group has excess of loss protection covering personal accident and life of €10.0 million or approximately $12 million (based on the December 31, 2017 EUR to USD exchange rate) of protection in excess of a €5.0 million or approximately $6 million (based on the December 31, 2017 EUR to USD exchange rate) retention for the Stockholm, Hamburg, Liege and Singapore branches. Only 50% of this protection was placed at January 1, 2017 and the same level applies at January 1, 2018.

        In addition, for Global A&H primary insurance that is written predominantly in New York, there are account-specific quota share and stop-loss reinsurance protections in place of various percentages for the medical benefits and student health business with periods aligned with the business written. There is also some account specific excess of loss reinsurances in place for the medical benefits business written.

Specialty & Casualty

        The Aviation & Space reinsurance program is intended to reduce exposure to a frequency of small losses, a single large loss, or a combination of both. For the proportional and facultative aviation books, reinsurance protection purchased is geared to cover losses from events that cause a market loss in excess of $150.0 million up to a full policy limit of $2.0 billion. This program is in place through October 2018. For the non-proportional aviation book, reinsurance protection includes a 15% quota share treaty. In addition, the non-proportional book is protected by ILWs totaling limits of $25.5 million. The ILWs attach at industry loss levels between $400.0 million and $1.0 billion.

        For 2018, the marine cargo and yacht book written by Syndicate 1945, runoff reinsurance coverage was placed for $6.5 million in excess of retention of $1.0 million. Also, an energy excess of loss coverage for Syndicate 1945 was placed for $13.3 million in excess of retention of $1.8 million protecting partly risk and partly catastrophe losses. Furthermore, 66.7% of a whole account protection was placed for 2018 with a limit of $15 million in excess of the underlying protections covering property, energy and the runoff of the cargo and yacht business combined.

        For 2017, for part of the Trade Credit book, Sirius Group ceded 16.6% of its business through quota share cession. As of January 1, 2018, the same quota share cession at the same cession percentage was renewed.

        For 2017, Sirius Group ceded 30% of the Contingency account written in the London branch and Syndicate 1945 on a proportional basis. The treaty was renewed at January 1, 2018 with a capacity of 30% (or $3 million). At the same time, a new proportional Automatic Facultative capacity of 20% (or $2 million) was placed.

        At December 1, 2017, Sirius Group has a proportional protection by 50% quota share for Environmental business for 12 months.

        For the Surety book, an excess of loss reinsurance was placed for risks attaching business during 18 months from December 1, 2017 for $45.0 million in excess of retention $5.0 million.

Reinsurance Recoverables by Rating

        At December 31, 2017, Sirius Group had reinsurance recoverables on paid losses of $18 million and reinsurance recoverables of $320 million on unpaid losses. At December 31, 2016, Sirius Group had reinsurance recoverables on paid losses of $17 million and reinsurance recoverables of $292 million on paid unpaid losses. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the collectability of balances due from Sirius Group's reinsurers is important to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis. Uncollectible amounts historically have not been significant.

        The following table provides a listing of Sirius Group's gross and net recoverable amounts by the reinsurer's Standard & Poor's Financial Services LLC ("Standard & Poor's") rating and the percentage of total recoverables at December 31, 2017:

Rating(1) ($ in millions)	Gross	Collateral	Net	% of Net Total
AA	$116.9	$1.0	$115.9	43%
A	153.9	27.9	126.0	46%
BBB or lower	13.4	12.5	0.9	1%
Not rated	53.0	23.9	29.1	10%

Total	$337.2	$65.3	$271.9	100%

(1)
Standard & Poor's ratings as detailed above are: "AA" (Very strong), "A" (Strong), and "BBB+" and "BBB" (Adequate).

Loss and LAE Reserves

        Sirius Group establishes loss and LAE reserves that are estimates of future amounts needed to pay claims and related expenses for events that have already occurred. The process of estimating reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. See Note 2 "Summary of Significant Accounting Policies—Significant Accounting Policies" in Sirius Group's audited financial statements and "Summary of Critical Accounting Estimates" in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sirius Group" included elsewhere in this proxy statement/prospectus for a further discussion of loss and LAE reserves.

        Sirius Group's net incurred losses from asbestos and environmental ("A&E") claims have totaled $197 million over the past ten years. Sirius Group's A&E exposure is primarily from reinsurance contracts written between 1974 through 1985 by acquired companies. The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim. The acquisition of companies having modest portfolios of A&E exposure has been typical of several prior Sirius Global Solutions transactions and is likely to be an element of at least some future acquisitions. However, the acquisition of new A&E liabilities is undertaken only after careful due diligence and utilizing conservative reserving assumptions in relation to industry benchmarks. In the case of portfolios acquired previously, the exposures arise almost entirely from old assumed reinsurance contracts having small limits of liability. See Note 5 "Reserves for Unpaid Losses and Loss Adjustment Expenses—Asbestos and Environmental Loss and Loss Adjustment Expense Reserve Activity" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus.

        The following table reconciles loss and LAE reserves determined on a regulatory basis to loss and LAE reserves determined in accordance with GAAP as of December 31, 2017, and 2016 as follows:

	As of December 31,
($ in millions)	2017	2016
Regulatory reserves	$1,576.0	$1,326.4
Reinsurance recoverable on unpaid losses and
LAE(1)	323.5	292.6
Other	(1.0)	1.1

GAAP reserves	$1,898.5	$1,620.1

(1)
Represents adjustments made to add back reinsurance recoverables included with the presentation of reserves under regulatory accounting.

Investments

        Sirius Group's investment objective is to maximize the total return, including yield income and gains and losses, over the long term, without assuming risk to a degree which could jeopardize the vitality of Sirius Group's insurance franchise. Protecting the franchise means striving to position the investment portfolio in such a way as to demonstrate to external constituents (rating agencies, regulators, clients, banks and other counterparties) that Sirius Group's insurance subsidiaries are well positioned to pay insurance claims during, and after, periods of extreme volatility to its enterprise—whether such volatility arises from within its insurance business operations or investment portfolio. Additionally, regulated insurance subsidiaries must comply with a range of statutory guidelines in applicable jurisdictions. Further, Sirius Group endeavors to position the portfolio within shareholder volatility and return expectations. Lastly, Sirius Group views its investment portfolio as a source of capital for strategic investments and acquisitions.

        In support of these considerations, the Board of Directors of Sirius Group established an investment policy (the "Investment Policy") to provide a cohesive framework to mitigate investment risk across the organization. The Investment Policy sets forth governance and operating procedures for the group. It establishes long-term thresholds for the portfolio and procedures when thresholds are breached.

        Further, the Finance Committee of the Board of Directors maintains an investment risk management statement (the "Investment Risk Management Statement"), approved no less frequently than annually, which further guides the portfolio, taking into account Sirius Group's risk tolerance, potential strategic endeavors, and the Finance Committee's near-term view of market risks.

        Together, the Investment Policy and Investment Management Risk Statement set forth a number of thresholds under which the consolidated portfolio is intended to operate. These thresholds address a range of aspects of the portfolio. These include, but are not limited to, overall asset allocation as well as sector, single issue and individual security limitations.

        A key asset allocation principal in the Investment Policy establishes a group wide threshold to hold cash and fixed income instruments in an amount no less than 100% of property and casualty policyholder liabilities. Investments in excess of this amount may be invested across other classes, including common equity securities, mutual funds, exchange-traded funds ("ETFs"), hedge funds, private equity funds and direct investments in privately held common securities investments, with the goal of maximizing long-term total returns (after tax).

        The Investment Management Risk Statement provides a more constrained limit on investment into equities and other long term investments. This is expressed through an explicit limitation on allocations as well as indirect constraints tied to modelled portfolio loss scenarios.

        On a quarterly basis, management provides to the Finance Committee a compliance report which tracks positioning relative to thresholds and parameters set forth in the Investment Policy and Investment Risk Management Statement.

        Sirius Group operates subsidiaries and branches located throughout the world. Its global footprint requires Sirius Group to transact in numerous currencies. Where practical, Sirius Group aims to generally match material liabilities with assets and in many cases investable assets. Further, due to regulatory requirements, its portfolio includes short term, fixed income and equity securities held in non-US denominated currencies (mainly Swedish Krona ("SEK"), Euro ("EUR") and Canadian dollar ("CAD")) that may result in net long or short non-U.S. denominated balances ("Unmatched Currency"). From time to time, Sirius Group may utilize third party tools such as currency forwards or swaps to mitigate unmatched exposure or may choose to leave such exposure unmatched. In making this assessment, it considers foreign exchange markets, the interest rate environment including forward rates, counterparty risk and expenses. Sirius Group does not apply hedge accounting to currency swaps or forwards.

        Sirius International's functional currency is the SEK. Sirius Group's portfolio of fixed-maturity investments and equity securities held for general investment purposes are classified as trading and are reported at fair value. Foreign exchange gains and losses on non-SEK investments are recorded as a component of net realized and unrealized investment gains (losses). For U.S. dollar investments held by Sirius International, Sirius Group would generally experience gains or losses of a similar nature going in the opposite direction as a component of comprehensive income.

        Prior to the acquisition by CMIG International, an affiliate of White Mountains managed the investment assets of Sirius Group to fit within the tolerances of White Mountains' consolidated investment and strategic objectives. Sirius Group had established separate accounts with third-party registered investment advisors to manage its publicly-traded equity securities and convertible fixed-maturity securities. In addition, Sirius Group held meaningful investments in unconsolidated affiliates as well as select passive-equity-indexed exchange-traded funds. During 2016, in connection with the CMIG International acquisition, Sirius Group sold all of its holdings in unconsolidated affiliates, separate accounts and ETFs and redeployed proceeds mainly into fixed-income securities. However, Sirius Group believes that prudent levels of investments in equity securities and other long-term investments are likely to enhance total returns over the long-term. Subsequent to the CMIG International acquisition, Sirius Group has deployed into these asset classes at a measured pace with a focus on value oriented strategies.

        The following table presents the composition and fair value of Sirius Group's investment portfolio as of December 31, 2017 and 2016:

	As of December 31, 2017		As of December 31, 2016
(S in millions)	Fair Value	% of total	Fair Value	% of total
Fixed-maturity investments	$2,180.0	64.6%	$2,891.6	78.7%
Short-term investments	625.0	18.5%	538.0	14.6%
Equity securities	299.2	8.9%	123.0	3.3%
Other long-term investments	269.5	8.0%	124.8	3.4%

Total investments	$3,373.7	100%	$3,677.4	100%

        As of December 31, 2017, Sirius Group's invested assets consisted of securities and other investments held for general investment purposes. Sirius Group's portfolio of fixed-maturity investments and equity securities held for general investment purposes are classified as trading and are reported at fair value as of the balance sheet date. Changes in unrealized gains and losses are reported pre-tax in revenues. Realized investment gains and losses are accounted for using the specific identification method and are reported pre-tax in revenues. Premiums and discounts on all fixed-maturity investments are amortized and accreted to net investment income over the anticipated life of the investment.

        Sirius Group's invested assets that are measured at fair value include fixed-maturity investments, common and preferred equity securities, convertible fixed-maturity and preferred investments, and other long-term investments, such as interests in hedge funds and private equities. In determining its fair value estimates, Sirius Group uses a variety of valuation approaches and inputs. Sirius Group estimates fair value using valuation methods that maximize the use of quoted prices and other observable inputs.

Net Investment Income

        Sirius Group's pre-tax net investment income for December 31, 2017 and 2016 was as follows:

	Year Ended December 31,
($ in millions)	2017	2016
Investment income:
Fixed-maturity investments	$51.5	$58.0
Short-term investments	1.5	0.9
Equity securities	5.1	4.1
Other long-term investments	8.5	4.4
Total investment income	66.6	67.4
Investment expenses	(9.8)	(11.2)

Net investment income, pre-tax	$56.8	$56.2

Net Realized and Unrealized Investment Gains and Losses

        Sirius Group's net realized investment gains and losses for December 31, 2017 and 2016 were as follows:

	Year Ended December 31, 2017
($ in millions)	Net realized (losses) gains	Net foreign currency (losses) gains	Total Net realized (losses) gains reflected in earnings
Fixed-maturity investments	$(8.1)	$(11.0)	$(19.1)
Equity securities	0.1	—	0.1
Other long-term investments	(0.1)	(8.1)	(8.2)

Net realized investment (losses), pre-tax	$(8.1)	$(19.1)	$(27.2)

	Year Ended December 31, 2016
($ in millions)	Net realized (losses) gains	Net foreign currency (losses) gains	Total Net realized (losses) gains reflected in earnings
Fixed-maturity investments	$12.7	$44.7	$57.4
Equity securities	227.3	4.6	231.9
Other long-term investments	(1.7)	0.7	(1.0)

Net realized investment gains, pre-tax	$238.3	$50.0	$288.3

        Sirius Group's net unrealized investment gains and losses for December 31, 2017 and 2016 were as follows:

	Year Ended December 31, 2017
($ in millions)	Net unrealized (losses) gains	Net foreign currency (losses) gains	Total Net unrealized (losses) gains reflected in earnings
Fixed-maturity investments	$6.6	$(47.9)	$(41.3)
Equity securities	26.7	(1.5)	25.2
Other long-term investments	7.9	(2.3)	5.6

Net unrealized investment gains (losses), pre-tax	$41.2	$(51.7)	$(10.5)

	Year Ended December 31, 2016
($ in millions)	Net unrealized (losses) gains	Net foreign currency (losses) gains	Total Net unrealized (losses) gains reflected in earnings
Fixed-maturity investments	$(14.4)	$(10.6)	$(25.0)
Equity securities	(215.0)	0.5	(214.5)
Other long-term investments	(1.1)	2.4	1.3

Net unrealized investment (losses), pre-tax	$(230.5)	$(7.7)	$(238.2)

        Foreign currency gains and losses on Sirius Group's investments from foreign currency translation recognized through other comprehensive income, after tax, were $84 million and $(83) million during 2017 and 2016, respectively.

        The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and carrying values of Sirius Group's fixed-maturity investments as of December 31, 2017 and 2016, were as follows:

	December 31, 2017
($ in millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
Fixed-Maturity Investments:
Debt securities issued by corporations	$1,017.0	$3.1	$(4.8)	$(0.8)	$1,014.5
Mortgage-backed and asset-backed securities	972.6	1.3	(9.8)	(4.2)	959.9
Foreign government, agency and provincial obligations	106.8	0.1	(0.9)	1.2	107.2
U.S. Government and agency obligations	85.8	—	(0.8)	(0.2)	84.8
Preferred stocks	9.3	0.3	—	0.2	9.8
Municipal obligations	3.8	—	—	—	3.8

Total fixed-maturity investments	$2,195.3	$4.8	$(16.3)	$(3.8)	$2,180.0

	December 31, 2016
($ in millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
Fixed-Maturity Investments:
Debt securities issued by corporations	$1,462.1	$8.7	$(12.9)	$20.1	$1478.0
Mortgage-backed and asset-backed securities	1,164.4	1.6	(13.9)	13.8	1,165.9
Foreign government, agency and provincial obligations	148.7	0.3	(1.7)	(0.8)	146.5
U.S. Government and agency obligations	84.8	—	(0.6)	5.2	89.4
Preferred stocks	10.2	0.3	—	0.3	10.8
Municipal obligations	1.0	—	—	—	1.0

Total fixed-maturity investments	$2,871.2	$10.9	$(29.1)	$38.6	$2,891.6

        At December 31, 2017 and 2016, the weighted average credit quality of Sirius Group's fixed-maturity investments was between A+ and AA– and 95% and 96% was rated investment grade at December 31, 2017 and 2016, respectively. The following table summarizes the ratings of the fixed-maturity investments held in Sirius Group's investment portfolio as of December 31, 2017 and 2016:

	Fair Value at
($ in millions)	December 31, 2017	December 31, 2016
AAA	$689.4	$636.5
AA	635.2	964.9
A	416.4	543.3
BBB	333.8	640.5
Other	105.2	106.4

Fixed-maturity investments, at fair value(1)	$2,180.0	$2,891.6

(1)
Credit ratings are assigned based on the following hierarchy 1) Standard & Poor's and 2) Moody's Investor Service

        The weighted average duration of Sirius Group's fixed income portfolio as of December 31, 2017 was approximately 2.0 years, including short-term investments, and approximately 2.4 years excluding short-term investments.

        The cost or amortized cost and carrying value of Sirius Group's fixed-maturity investments as of December 31, 2017 is presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	December 31, 2017
($ in millions)	Cost or amortized cost	Fair Value
Due in one year or less	$106.3	$106.5
Due after one year through five years	1,009.0	1,006.4
Due after five years through ten years	71.2	70.8
Due after ten years	26.9	26.6
Mortgage-backed and asset-backed securities	972.6	959.9
Preferred stocks	9.3	9.8

Total	$2,195.3	$2,180.0

Equity Securities

        The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and carrying values of Sirius Group's equity securities and other long-term investments as of December 31, 2017 and 2016, were as follows:

	December 31, 2017
($ in millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Carrying value
Equity securities	$275.1	$29.3	$(5.1)	$(0.1)	$299.2
Other long-term investments	$255.5	$14.2	$(4.1)	$3.9	$269.5

	December 31, 2016
($ in millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Carrying value
Equity securities	$125.7	$0.1	$(2.7)	$(0.1)	$123.0
Other long-term investments	$115.8	$4.2	$(2.1)	$6.9	$124.8

Ratings

        Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to Sirius Group's ability to market and sell its products and services. Rating organizations continually review the financial positions of reinsurers and insurers, including Sirius Group. As of June 30, 2018, Sirius Group's insurance and reinsurance operating subsidiaries were rated as follows:

	A.M. Best(1)	Fitch(2)	Standard & Poor's(3)
Rating	"A u" (Excellent)	"A–" (Strong)	"A–" (Strong)
Outlook/ Watch	Negative	Stable	Stable

(1)
"A" is the third highest of 16 financial strength ratings assigned by A.M. Best. "u" denotes rating is under review.

(2)
"A–" is the seventh highest of nineteen financial strength ratings assigned by Fitch.

(3)
"A–" is the seventh highest of 21 financial strength ratings assigned by Standard & Poor's.

        These ratings reflect A.M. Best's, Fitch's and Standard & Poor's respective opinions of the ability of Sirius Group to pay claims and are not evaluations directed to security holders. A.M. Best maintains a letter-scale rating system ranging from "A++" (Superior) to "F" (in liquidation). Fitch maintains a letter-scale rating system ranging from "AAA" (Exceptionally Strong) to "C" (Distressed). Standard & Poor's maintains a letter-scale rating system ranging from "AAA" (Extremely Strong) to "D" (Default). None of A.M. Best, Fitch or Standard & Poor's is established in the European Economic Area and none of these entities has applied for registration under the CRA Regulation.

        These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best, Fitch and Standard & Poor's, respectively.

        On June 21, 2018, Standard & Poor's affirmed Sirius Group's and its main subsidiaries' financial strength rating at "A–" (Strong) with a stable outlook.

        On June 27, 2018, Fitch removed Sirius Group and its main subsidiaries from negative watch and affirmed the financial strength rating at "A–" (Strong) with a stable outlook.

Employees

        As of December 31, 2017, Sirius Group had 992 employees. Sirius Group believes its relationships with employees are satisfactory.

Properties

        Sirius Group maintains a professional office in Hamilton, Bermuda, which serves as its headquarters and its registered office. Sirius Group and Sirius Bermuda are headquartered in Hamilton, Bermuda. Sirius International is headquartered in Stockholm, Sweden with various branch offices in Europe, Asia and Bermuda. Sirius America is headquartered in New York, New York with various offices in the United States and in Toronto, Canada. IMG is headquartered in Indianapolis, Indiana with various offices in the United Kingdom and Hong Kong. Armada is headquartered in Hunt Valley, Maryland. Sirius Group's home offices and all of its branch offices are leased.

Legal Proceedings

        Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims-related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group's estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE.

        Although the ultimate outcome of claims and non-claims-related litigation and arbitration, and the amount or range of potential loss at any particular time, is often inherently uncertain, management does not believe that the ultimate outcome of such claims and non-claims-related litigation and arbitration will have a material adverse effect on Sirius Group's financial condition, results of operations or cash flows. See Note 23 "Commitments and Contingencies—Legal Proceedings" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus.

REGULATION OF SIRIUS GROUP

        Set forth below is a summary of certain material information concerning the regulatory and supervisory environment of the insurance business conducted by subsidiaries of the Sirius Group. This description is a summary of certain legal issues and does not purport to be complete.

        The business of insurance and reinsurance is regulated in all countries in which Sirius Group operates, although the degree and type of regulation varies from one jurisdiction to another. As a holding company, Sirius Group is generally not directly subject to such regulations, but its various insurance and reinsurance operating subsidiaries are subject to regulation, as summarized below.

Bermuda Insurance Regulation

        Insurance Regulation Generally.    The Insurance Act 1978 of Bermuda and related regulations, as amended (the "Insurance Act"), regulates the insurance businesses of Sirius Bermuda, and other Bermuda operating companies, including Alstead Reinsurance Ltd. and the Bermuda branch of Sirius International (together, the "Bermuda Operating Companies"), and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority ("BMA").

        The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business.

        The Insurance Act does not distinguish between insurers and reinsurers: companies are registered under the Insurance Act as "insurers." The Insurance Act uses the defined term "insurance business" to include reinsurance business.

        The continued registration of an applicant as an insurer is subject to the applicant complying with the terms of its registration and such other conditions as the BMA may impose from time to time. The Insurance Act also grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies.

        Each of the Bermuda Operating Companies has the ability to declare or pay dividends or make capital distributions during any 12-month period without the prior approval of Bermuda regulatory authorities on the condition that any such declaration or payment of dividends or capital distributions does not cause a breach of any of its regulatory solvency and liquidity requirements.

        The Insurance Act imposes solvency and liquidity standards on Bermuda insurance companies, as well as auditing and reporting requirements. In addition, the BMA confirmed in March 2016 that it will act as the group supervisor for Sirius Group and has designated Sirius Bermuda as the designated insurer for group supervisory purposes ("Designated Insurer"). Therefore, Sirius Group is subject to the BMA's group supervision and solvency rules which cover assessing the financial situation and solvency position of Sirius Group and/or its members and regulating intra-Group transactions, risk concentration, governance procedures, risk management and regulatory reporting and disclosure. See "Regulation of Sirius Group—Bermuda Insurance Regulation—Group Supervision" below for further discussion.

        Certain significant aspects of the Bermuda insurance regulatory framework are set forth below, focusing only on Sirius Group's primary Class 4 insurer, Sirius Bermuda, which is subject to the strictest regulation out of the Bermuda Operating Companies.

        Classification of Insurers.    The Insurance Act distinguishes between insurers carrying on long-term business, insurers carrying on general business and insurers carrying on special purpose business. There are six general business classifications (Classes 1, 2, 3, 3A, 3B and 4), five long-term business classifications (Classes A, B, C, D and E) and one classification of special purpose insurer.

        Classification as a Class 4 Insurer; Minimum Paid Up Share Capital.    A body corporate is registrable as a Class 4 insurer where (i) it has at the time of its application for registration, or will have before it carries on insurance business, a total statutory capital and surplus of not less than $100,000,000; and (ii) it intends to carry on general insurance business including excess liability business or property catastrophe reinsurance business.

        Sirius Bermuda is required to maintain fully paid-up share capital of at least $1 million.

        Principal Representative and Principal Office.    As a Class 4 insurer, Sirius Bermuda is required to maintain a principal office and to appoint and maintain a principal representative in Bermuda. For the purposes of the Insurance Act, the principal office of Sirius Bermuda is located at 14 Wesley Street, Hamilton HM 11, Bermuda and Sheila E. Nicoll serves as its principal representative.

        Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days notice in writing to the BMA is given of the intention to do so.

        It is the duty of the principal representative to forthwith notify the BMA where the principal representative reaches the view that there is a likelihood of the insurer becoming insolvent, or upon becoming aware that a reportable "event" has occurred, or is believed to have occurred. Examples of a reportable "event" include a failure by the insurer to comply substantially with a condition imposed upon it by the BMA relating to a solvency margin or a liquidity or other ratio, a significant loss reasonably likely to cause the insurer to fail to comply with its enhanced capital requirement (discussed below) and the occurrence of a "material change" (as such term is defined under the Insurance Act) in its business operations.

        Where there has been a significant loss which is reasonably likely to cause the insurer to fail to comply with its enhanced capital requirement, the principal representative must also furnish the BMA with a capital and solvency return reflecting an enhanced capital requirement prepared using post-loss data.

        Furthermore, where a notification has been made to the BMA regarding a material change, the principal representative must furnish the BMA with unaudited interim statutory financial statements in relation to such period as the BMA may require.

        Loss Reserve Specialist.    As a Class 4 insurer, Sirius Bermuda is required to appoint an individual approved by the BMA to be its loss reserve specialist. In order to qualify as an approved loss reserve specialist, the applicant must be an individual qualified to provide an opinion in accordance with the requirements of the Insurance Act and the BMA must be satisfied that the individual is fit and proper to hold such an appointment.

        Sirius Bermuda is required to submit annually an opinion of its approved loss reserve specialist with its capital and solvency return in respect of its total general business insurance technical provisions (i.e. the aggregate of its net premium provisions, net loss and loss expense provisions and risk margin, as each is reported in the insurer's statutory economic balance sheet). The loss reserve specialist's opinion must state, among other things, whether or not the aggregate amount of technical provisions shown in the statutory economic balance sheet as at the end of the relevant financial year (i) meets the requirements of the Insurance Act and (ii) makes reasonable provision for the total technical provisions of the insurer under the terms of its insurance contracts and agreements.

        Annual Financial Statements.    Sirius Bermuda prepares and submits, on an annual basis, audited GAAP financial statements and audited statutory financial statements.

        The Insurance Act prescribes rules for the preparation and substance of statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The statutory financial statements include detailed information and analysis regarding premiums, claims, reinsurance and investments of the insurer.

        Sirius Bermuda is also required to prepare and submit to the BMA financial statements which have been prepared under generally accepted accounting principles in the United States or international financial reporting standards ("GAAP or IFRS financial statements"). The insurer's annual GAAP or IFRS financial statements and the auditor's report thereon, and the statutory financial statements are required to be filed with the BMA within four months from the end of the relevant financial year (unless specifically extended with the approval of the BMA).

        The statutory financial statements do not form a part of the public records maintained by the BMA but the GAAP or IFRS financial statements are available for public inspection.

        Annual Statutory Financial Return and Annual Capital and Solvency Return.    As a Class 4 insurer, Sirius Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end. The statutory financial return includes, among other matters, the statutory financial statements and the calculations for the Class 4 insurer's minimum solvency margin and liquidity ratio.

        In addition, each year Sirius Bermuda is required to file with the BMA a capital and solvency return along with its annual statutory financial return. Sirius Group has published its financial condition report as of December 31, 2017 which contains the minimum solvency margin and enhanced capital requirement of Sirius Group together with those of its Bermudian subsidiaries including Sirius Bermuda.

        Declaration of Compliance.    At the time of filing its statutory financial statements, a Class 4 insurer is also required to deliver to the BMA a declaration of compliance, in such form and with such content as may be prescribed by the BMA, declaring whether or not the Class 4 insurer has, with respect to the preceding financial year (i) complied with all requirements of the minimum criteria applicable to it; (ii) complied with the minimum margin of solvency as at its financial year end; (iii) complied with the applicable enhanced capital requirements as at its financial year end; and (iv) observed any limitations, restrictions or conditions imposed upon issuance of its license, if applicable.

        Public Disclosures.    Pursuant to the Insurance Act, all commercial insurers and insurance groups are required to prepare and file with the BMA, and also publish on their website, a financial condition report.

        The BMA has discretion to approve modifications and exemptions to the public disclosure rules, on application by the insurer if, among other things, the BMA is satisfied that the disclosure of certain information will result in a competitive disadvantage or compromise confidentiality obligations of the insurer.

        Non-insurance Business.    No Class 4 insurer may engage in non-insurance business, unless that non-insurance business is ancillary to its core business. Non-insurance business means any business other than insurance business and includes carrying on investment business, managing an investment fund as operator, carrying on business as a fund administrator, carrying on banking business, underwriting debt or securities or otherwise engaging in investment banking, engaging in commercial or industrial activities and carrying on the business of management, sales or leasing of real property.

        Minimum Liquidity Ratio.    The Insurance Act provides a minimum liquidity ratio for general business insurers. A Class 4 insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable, funds held by ceding reinsurers and any other assets which the BMA, on application in any particular case made to it with reasons, accepts in that case.

        The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income taxes and letters of credit, guarantees and other instruments.

        Minimum Solvency Margin and Enhanced Capital Requirements.    Sirius Bermuda is required to maintain available statutory economic capital and surplus at a level equal to or in excess of its enhanced capital requirement ("ECR"), which is established by reference to either a model based on the BMA's prescribed form of capital and solvency return (known as the Bermuda Solvency Capital Requirement or "BSCR") or an approved internal capital model.

        The BSCR model is a risk-based capital model which provides a method for determining a Class 4 insurer's capital requirements (statutory economic capital and surplus) by taking into account the risk characteristics of different aspects of the Class 4 insurer's business. The BSCR formula establishes capital requirements for ten categories of risk: fixed-income investment risk, equity investment risk, interest rate/liquidity risk, currency risk, concentration risk, premium risk, reserve risk, credit risk, catastrophe risk and operational risk. For each category, the capital requirement is determined by applying factors to asset, premium, reserve, creditor, probable maximum loss and operation items, with higher factors applied to items with greater underlying risk and lower factors for less risky items.

        While not specifically referred to in the Insurance Act, the BMA has also established a target capital level ("TCL") for each Class 4 insurer equal to 120% of its ECR. The TCL serves as an early warning tool for the BMA, and failure to maintain statutory capital at least equal to the TCL will likely result in increased regulatory oversight.

        If Sirius Bermuda at any time fails to meet its applicable enhanced capital requirement, it shall, upon becoming aware of that failure, immediately notify the BMA and promptly file with the BMA a written report containing particulars of the circumstances leading to the failure and a plan detailing the manner in which the Class 4 insurer intends to rectify the failure and furnish the BMA with (i) unaudited statutory economic balance sheets and unaudited interim statutory financial statements prepared in accordance with GAAP covering such period as the BMA may require; (ii) the opinion of a loss reserve specialist in relation to total general business insurance technical provisions as set out in the economic balance sheet, where applicable; (iii) a general business solvency certificate in respect of the financial statements; and (iv) a capital and solvency return reflecting an enhanced capital requirement prepared using post failure data where applicable.

        A Class 4 insurer is required to have general business assets that exceed the value of its general business liabilities by an amount prescribed by the Insurance Act, as its Minimum Solvency Margin ("MSM"). The MSM that a Class 4 insurer is required to maintain with respect to its general business is the greater of (i) U.S. $100 million, or (ii) 50% of net premiums written (with a credit for reinsurance ceded not exceeding 25% of gross premiums), or (iii) 15% of the aggregate of net loss and loss expense provisions and other reinsurance reserves, or (iv) 25% of the ECR as reported at the end of the relevant year.

        If at any time a Class 4 insurer fails to meet its MSM requirements, it must, upon becoming aware of such failure, immediately notify the BMA and promptly file a written report with the BMA containing particulars of the circumstances that gave rise to the failure and setting out its plan detailing the manner in which the Class 4 insurer intends to rectify the failure.

        Eligible Capital.    A Class 4 insurer is required to disclose the makeup of its capital in accordance with the "3-tiered eligible capital system". Under this system, all of the Class 4 insurer's capital instruments will be classified as either basic or ancillary capital which in turn will be classified into one of three tiers based on their "loss absorbency" characteristics. Highest quality capital will be classified as Tier 1 Capital, and lesser quality capital will be classified as either Tier 2 Capital or Tier 3 Capital. Under this regime, up to certain specified percentages of Tier 1, Tier 2 and Tier 3 Capital may be used to support the Class 4 insurer's MSM, ECR and TCL.

        Code of Conduct.    The Insurance Code of Conduct (the "Code of Conduct") prescribes the duties, standards, procedures and sound business principles that must be complied with by all insurers registered under the Insurance Act. The BMA will assess an insurer's compliance with the Code of Conduct in a proportional manner relative to the nature, scale and complexity of its business.

        Cancellation of Insurer's Registration.    An insurer's registration may be cancelled by the BMA at the request of the insurer or on certain grounds specified in the Insurance Act. For example, such grounds include a failure by the insurer to comply with its obligations under the Insurance Act or where the BMA believes that the insurer has not been carrying on business in accordance with sound insurance principles.

        Restrictions on Dividends and Distributions.    A Class 4 insurer is prohibited from declaring or paying a dividend if it is in breach of its MSM, ECR or minimum liquidity ratio, or if the declaration or payment of such dividend would cause such a breach. Where an insurer fails to meet its MSM or minimum liquidity ratio on the last day of any financial year, it will be prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.

        In addition, a Class 4 insurer is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the BMA an affidavit signed by at least two directors and the principal representative stating that it will continue to meet its solvency margin and minimum liquidity ratio.

        Reduction of Capital.    No Class 4 insurer may reduce its total statutory capital by 15% or more, as set out in its previous year's financial statements, unless it has received the prior approval of the BMA. Total statutory capital consists of the insurer's paid in share capital, its contributed surplus and any other fixed capital designated by the BMA as statutory capital.

        A Class 4 insurer seeking to reduce its statutory capital by 15% or more, as set out in its previous year's financial statements, is also required to submit an affidavit signed by at least 2 directors and the principal representative stating that the proposed reduction will not cause the insurer to fail its relevant margins and such other information as the BMA may require.

        Supervision, Investigation, Intervention and Disclosure.    The BMA may, by notice in writing served on a registered person or a designated insurer, require the registered person or designated insurer to provide such information and/or documentation as the BMA may reasonably require with respect to matters that are likely to be material to the performance of its supervisory functions under the Insurance Act. In addition, it may require such person's auditor, underwriter, accountant or any other person with relevant professional skill of such registered person or designated insurer to prepare a report on any aspect pertaining thereto. In the case of a report, the person so appointed shall immediately give the BMA written notice of any fact or matter of which he becomes aware or which indicates to him that any condition attaching to his registration under the Insurance Act is not or has not or may not be or may not have been fulfilled and that such matters are likely to be material to the performance of its functions under the Insurance Act. If it appears to the BMA to be desirable in the interests of the clients of a registered person or relevant insurance group, the BMA may also exercise these powers in relation to subsidiaries, parent companies and other affiliates of the registered person or designated insurer.

        Where the BMA suspects that a person has failed to properly register under the Insurance Act or that a registered person or designated insurer has failed to comply with a requirement of the Insurance Act or that a person is not, or is no longer, a fit and proper person to perform functions in relation to a regulated activity, it may, by notice in writing, carry out an investigation into such person (or any other person connected thereto). In connection therewith, the BMA may require every person who is or was a controller, officer, employee, agent, banker, auditor, accountant, barrister and attorney or insurance manager to make a report and produce such documents in his care, custody and control and to attend before the BMA to answer questions relevant to the BMA's investigation and to take such actions as the BMA may direct.

        If it appears to the BMA that the business of the registered insurer is being conducted in a way that there is a significant risk of the insurer becoming insolvent or being unable to meet its obligations to policyholders, or that the insurer is in breach of the Insurance Act or any conditions imposed upon its registration, or the minimum criteria stipulated in the Insurance Act is not or has not been fulfilled in respect of a registered insurer, or that a person has become a controller without providing the BMA with the appropriate notice or in contravention of a notice of objection, or the registered insurer is in breach of its ECR, or that a designated insurer is in breach of any provision of the Insurance Act or the regulations or rules applicable to it, the BMA may issue such directions as it deems desirable for safeguarding the interests of policyholders or potential policyholders of the insurer or the insurance group, including but not limited to, restricting business activities, investments and dividends.

        Fit and Proper Controllers.    The BMA maintains supervision over the controllers of all registered insurers in Bermuda.

        A controller includes (i) the managing director of the registered insurer or its parent company; (ii) the chief executive of the registered insurer or of its parent company; (iii) a shareholder controller; and, (iv) any person in accordance with whose directions or instructions the directors of the registered insurer or of its parent company are accustomed to act.

        The definition of shareholder controller is set out in the Insurance Act but generally refers to (i) a person who holds 10% or more of the shares carrying rights to vote at a shareholders' meeting of the registered insurer or its parent company, or (ii) a person who is entitled to exercise 10% or more of the voting power at any shareholders' meeting of such registered insurer or its parent company, or (iii) a person who is able to exercise significant influence over the management of the registered insurer or its parent company by virtue of its shareholding or its entitlement to exercise, or control the exercise of, the voting power at any shareholders' meeting.

        The BMA may file a notice of objection to any person who has become a controller of any description where it appears that such person is not, or is no longer, a fit and proper person to be a controller of the registered insurer. Before issuing a notice of objection, the BMA is required to serve upon the person concerned a preliminary written notice stating the BMA's intention to issue formal notice of objection. Upon receipt of the preliminary written notice, the person served may, within 28 days, file written representations with the BMA which shall be taken into account by the BMA in making its final determination. Any person who continues to be a controller of any description after having received a notice of objection shall be guilty of an offence and/or subject to fine.

        All registered insurers are required to give written notice to the BMA of a change in controller(s).

        Notification of Material Changes.    Registered insurers are required to give notice to the BMA of their intention to effect a material change within the meaning of the Insurance Act. Material changes include: the transfer or acquisition of insurance business; merger with or acquisition of another firm; acquisition of a controlling interest in an undertaking that is engaged in non-insurance business; outsourcing all or substantially all of the company's actuarial, risk management, compliance, underwriting or internal audit functions;; transfer or expansion into line of business and the outsourcing of an officer role.

        Group Supervision.    The BMA acts as group supervisor of the Regulatory Group and has designated Sirius Bermuda as the Designated Insurer.

        As group supervisor, the BMA performs a number of supervisory functions including (i) coordinating the gathering and dissemination of information which is of importance for the supervisory task of other competent authorities; (ii) carrying out a supervisory review and assessment of the Regulatory Group; (iii) carrying out an assessment of the Regulatory Group's compliance with the rules on solvency, risk concentration, intra-group transactions and good governance procedures; (iv) planning and coordinating, with other competent authorities, supervisory activities in respect of the Regulatory Group, both as a going concern and in emergency situations; (v) coordinating any enforcement action that may need to be taken against the Regulatory Group or any of its members; and (vi) planning and coordinating meetings of colleges of supervisors (consisting of insurance regulators) in order to facilitate the carrying out of the functions described above.

        Group Solvency and Group Supervision.    The current supervision and solvency rules (together, "Group Rules") apply to the Regulatory Group so long as the BMA remains Sirius Group's group supervisor. Through the Group Rules, the BMA may take action which affects Sirius Group. A summary of the Group Rules is set forth below.

        Approved Group Actuary.    Sirius Bermuda, as Designated Insurer, is responsible for ensuring that the Regulatory Group appoints an individual approved by the BMA to be the group actuary. The group actuary must provide an opinion on the Regulatory Group's technical provisions as recorded in the group statutory economic balance sheet.

        Annual Group Financial Statements.    The Regulatory Group is required to prepare and submit, on an annual basis, financial statements prepared in accordance with either IFRS or GAAP, together with statutory financial statements. The financial statements must be audited annually by the Regulatory Group's approved auditor who is required to prepare an auditor's report thereon in accordance with generally accepted auditing standards. In addition, the Regulatory Group must prepare statutory financial statements (which include, in statutory form, a group balance sheet, a group income statement, a group statement of capital and surplus, and notes thereto) in respect of the parent company of the Regulatory Group. The Designated Insurer is required to file with the BMA the group statutory financial statements and the audited group GAAP or IFRS financial statements for the Regulatory Group with the BMA within five months from the end of the relevant financial year (unless specifically extended).

        Annual Insurance Group Statutory Financial Return and Annual Insurance Group Capital and Solvency Return.    The Regulatory Group is required to prepare an annual group statutory financial return and an insurance group capital and solvency return. The group statutory financial return must consist of (i) an insurance group business solvency certificate; (ii) particulars of ceded reinsurance listing the top-ten unaffiliated reinsurers; (iii) any adjustments to the group financial statements in the form of a reconciliation of amounts reported as total assets, total liabilities, net income and total statutory capital and surplus; (iv) a list of non-insurance financial regulated entities owned by the Regulatory Group; and (v) particulars of qualifying members of the Regulatory Group. The group capital and solvency return shall include an annual opinion of the group actuary. Both the annual insurance group statutory financial return and the insurance group capital and solvency return must be submitted to the BMA by the Designated Insurer within five months after its financial year end (unless specifically extended).

        Quarterly Group Financial Statements.    The Designated Insurer is required to file quarterly financial returns for the Regulatory Group with the BMA on or before the last day of the months May, August and November of each year. The quarterly Regulatory Group financial returns consist of (i) quarterly unaudited (consolidated) financial statements for each financial quarter (which must minimally include a balance sheet and income statement and must also be recent and not reflect a financial position that exceeds two months) and (ii) a list and details of material intra-group transactions and risk concentrations, details surrounding all intra-group reinsurance and retrocession arrangements and details of the top-ten counterparties and any other counterparty exposures exceeding 10% of Regulatory Group's statutory capital and surplus.

        Public Disclosures.    Pursuant to recent amendments to the Insurance Act all insurance groups are required to prepare and file with the BMA, and also publish on their website, a financial condition report.

        Group Solvency Self-Assessment ("GSSA").    The Group Rules require the board of directors of the parent company of the insurance group (the "Parent Board") to establish solvency self-assessment procedures for the group that factors in all the foreseeable reasonably material risks. Such procedures should be carried out at least annually and assess the quality and quantity of the capital required to adequately cover the risks to which the insurance group is exposed. Such procedures must also be an integral part of the group's risk management framework and be reviewed and evaluated on a regular basis by the Parent Board. In particular, the GSSA should, among other things, demonstrate consideration of the relationship between risk management, the quality and quantity of capital resources, the impact of risk mitigation techniques and diversification and correlation effects between material risks; a description of the group's risk appetite; be forward-looking; include appropriate stress and scenario testing and appropriately reflect all assets and liabilities, material off-balance sheet arrangements, material intra group transactions, relevant managerial practices, systems and controls and a valuation basis that is aligned with the risk characteristics and business model of the group.

        Group Minimum Solvency Margin ("Group MSM") and Group Enhanced Capital Requirement ("Group ECR").    An insurance group must ensure that the value of its total statutory group economic capital and surplus exceeds the aggregate of (i) the amount of the aggregate minimum margins of solvency of each qualifying member of the Regulatory Group controlled by the parent company, and (ii) the parent company's percentage shareholding in each member where it exercises significant influence over such member but does not control it. A member is a qualifying member of the Regulatory Group if it is subject to solvency requirements in the jurisdiction in which it is registered. The Regulatory Group is required to maintain available group capital and surplus at a level equal to 50% of the Regulatory Group ECR and this requirement will increase by increments of 10% in each of the following five years until 100% is required in 2018.

        Group Eligible Capital.    The Designated Insurer is required to disclose the makeup of the Regulatory Group's capital in accordance with a 3-tiered eligible capital system. Under the eligible capital requirements, all of the Regulatory Group's capital instruments will be classified as either basic or ancillary capital which in turn will be classified into one of three tiers based on their "loss absorbency" characteristics. Highest quality capital will be classified Tier 1 Capital, lesser quality capital will be classified as either Tier 2 Capital or Tier 3 Capital. A minimum threshold of Tier 1 and maximum thresholds of Tier 2 and Tier 3 Capital used to satisfy the Regulatory Group MSM and Regulatory Group ECR requirements are specified under the rules.

        Group Governance.    The Group Rules require the Parent Board to establish and effectively implement corporate governance policies and procedures, which it must be periodically review to ensure they continue to support the overall organizational strategy of the group. In particular, the Parent Board must:

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  ensure that operational and oversight responsibilities of the group are clearly defined and documented and that the reporting of material deficiencies and fraudulent activities are transparent and devoid of conflicts of interest;

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  establish systems for identifying on a risk-sensitive basis those policies and procedures that must be reviewed annually and those policies and procedures that must be reviewed at other regular intervals;

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  establish a risk management and internal controls framework and ensure that it is assessed regularly and such assessment is reported to the Parent Board and the chief and senior executives;

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  establish and maintain sound accounting and financial reporting procedures and practices for the group; and

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  establish and keep under review group functions relating to actuarial, compliance, internal audit and risk management functions which must address certain specific requirements as set out in the Group Rules.

        Designated Insurer Notification Obligations.    The Designated Insurer must notify the BMA upon reaching a view that there is a likelihood of the Regulatory Group or any member of the Regulatory Group becoming insolvent or that a reportable "event" is believed to have occurred. Examples of a reportable "event" include a failure by the Regulatory Group or any member of the Regulatory Group to comply substantially with a requirement imposed upon it under the Group Rules relating to its solvency position, governance and risk management or supervisory reporting and disclosures; failure by the Designated Insurer to comply with a direction given to it under the Insurance Act in respect of the group or any of its members; a criminal conviction imposed upon any member of the Regulatory Group whether in Bermuda or abroad; material breaches of any statutory requirements by any member of the Regulatory Group located outside of Bermuda that could lead to supervisory or enforcement action by a competent authority; or a significant loss that is reasonably likely to cause the Regulatory Group to be unable to comply with its Group ECR. The Designated Insurer must promptly furnish the BMA with a written report setting out the particulars of the case and furnish a Regulatory Group capital and solvency return that reflects the Group ECR that has been prepared using post-loss data and unaudited financial statements for such period as the BMA requires.

        Certain Other Bermuda Law Considerations.    Sirius Group is a Bermuda exempted company incorporated under the Companies Act. As a result, Sirius Group is required to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that:

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  The company is, or would after the payment be, unable to pay its liabilities as they become due; or

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  The realizable value of the company's assets would be less than its liabilities.

        Under Sirius Group's bye-laws, each common share is entitled to dividends if, and when, dividends are declared by its board of directors, subject to any preferred dividend rights which may be held by the holders any preferred shares. Issued share capital is the aggregate par value of the company's issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. In addition, the Companies Act regulates return of capital, reduction of capital and any purchase or redemption of shares by Sirius Group.

        Although Sirius Group is incorporated in Bermuda, it has been designated as a nonresident of Bermuda for exchange control purposes by the BMA. Pursuant to its nonresident status, Sirius Group may hold any currency other than Bermuda dollars and convert that currency into any other currency, other than Bermuda dollars, without restriction.

        Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place in Bermuda. All Bermuda exempted companies are exempt from certain Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians. However, exempted companies may not participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda except that required for their business held by way of lease or tenancy for a term not exceeding 50 years or, with the consent of the Minister of Finance granted in his discretion, land by way of lease or tenancy for a term not exceeding 21 years in order to provide accommodation or recreational facilities for its officers and employees; (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of BD$50,000 without the consent of the relevant Ministers; (iii) the acquisition of any bonds or debentures secured by any land in Bermuda, other than bonds or debentures issued by the Bermuda government or a public authority; or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Finance. Generally, it is not permitted without a special license granted by the Minister to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

        Under Bermuda law, only persons who are Bermudians, spouses of Bermudians, holders of a permanent resident's certificate, holders of a working resident's certificate or persons who are exempt pursuant to the Incentives for Job Makers Act 2011, as amended ("exempted persons") may engage in gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or otherwise exempted person) is available who meets the minimum standard requirements for the advertised position. A waiver from advertising is automatically granted in respect of any chief executive officer position and other chief officer positions.

U.S. Insurance Regulation

State-Based Regulation

        Sirius Group's U.S.-based insurance and reinsurance operating subsidiaries are subject to regulation and supervision in each of the states where they are domiciled and where they are licensed to conduct business. Generally, state regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, statutory deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and loss adjustment expenses, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, annual and other report filings and market conduct.

        Sirius Group's U.S.-based insurance and reinsurance subsidiaries, and their respective domiciliary state regulators (the "Domiciliary States") are as follows:

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  Sirius America Insurance Company (New York State Department of Financial Services);

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  Empire Insurance Company (New York State Department of Financial Services); and

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  Oakwood Insurance Company (Tennessee Department of Commerce and Insurance).

State Accreditation and Monitoring

        All state insurance regulatory bodies with jurisdiction over Sirius Group's U.S.-based insurance and reinsurance subsidiaries are accredited by the NAIC. Accredited states generally follow the model laws developed by the NAIC. However, there are jurisdictional differences that require reference to each state's insurance laws. States have laws establishing the standards that an insurer must meet to maintain its license to write business. In addition, all states, including the Domiciliary States, have enacted laws substantially similar to the NAIC's risk-based capital ("RBC") standards for property and casualty companies, which are designed to determine minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. The RBC formula for property and casualty insurance companies measures three major areas of risk: 1) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing; 2) declines in asset values arising from market and/or credit risk; and 3) off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates or other contingent liabilities and excessive premium growth. RBC reports are provided annually to state regulators as part of an insurer's financial reporting requirements. Insurers having less total adjusted capital than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. At December 31, 2017, Sirius Group's U.S. domiciled subsidiaries exceeded all required RBC regulatory thresholds. The calculation of RBC requires certain judgments to be made, and, accordingly, the current RBC of Sirius Group's U.S. domiciled subsidiaries may be greater or less than the RBC calculated as of any date of determination.

        The NAIC has a set of financial relationship tests known as the Insurance Regulatory Information System to assist state insurance regulators in monitoring the financial condition of insurance companies and identifying companies that require special regulatory attention operating in their respective states. Insurance companies generally submit data annually to their domiciliary state regulator, which in turn analyses the data using prescribed financial data ratios ("IRIS ratios"), each with defined "usual ranges". Generally, regulators will begin to investigate or monitor an insurance company if its IRIS ratios fall outside the usual ranges for four or more of the ratios. If an insurance company has insufficient capital, regulators may act to reduce the amount of insurance it can issue or, in severe situations, assume control of the company. None of Sirius Group's U.S.-based (re)insurance subsidiaries is currently subject to regulatory scrutiny based on their respective IRIS ratios.

        Many states have laws and regulations that limit an insurer's ability to exit a market. Some states also limit cancelling or non-renewing certain policies for specific reasons. State insurance laws and regulations include numerous provisions governing marketplace activities of insurers, including provisions governing marketing and sales practices, policyholder services, claims management and complaint handling. State regulatory authorities generally test and enforce these provisions through periodic market conduct examinations. These laws are applicable to certain types of primary insurance policies, but not applicable to reinsurance.

        The NAIC's Annual Financial Reporting Model Regulation, or the Model Audit Rule, which includes provisions that are similar to certain Sarbanes-Oxley requirements for public companies, requires certain insurance companies to appoint audit committees to oversee accounting and financial reporting processes as well as oversee the audit of the insurer's statutory financial statements. Audit committees also are required to appoint independent auditors, among other things. The appointed audit committee receives reports regarding significant deficiencies, material weaknesses and solvency concerns at the insurance company level.

        States are adopting laws to strengthen the ability of regulators to understand and regulate the risk-management practices of insurers and insurance groups. For example, many states have adopted measures related to the NAIC's Solvency Modernization Initiative ("SMI"), pursuant to which the NAIC reviewed the U.S. financial regulatory system and all aspects of financial regulation affecting insurance companies. Among other things, the SMI resulted in the NAIC's adoption of the Risk Management and Own Risk Solvency Model Act ("ORSA Model Act"), which requires insurers meeting premium thresholds to: 1) maintain a risk-management framework; and 2) annually submit a comprehensive report ("ORSA Report") designed to assess the adequacy of an insurer's risk-management practices, including risks related to the insurer's future solvency position. The ORSA Report is required to be filed with the lead state regulator and made available to other domiciliary regulators within the holding company system. Each of the Domiciliary States has substantially adopted the ORSA Model Act, and Sirius Group's U.S.-based (re)insurance subsidiaries are in compliance with the ORSA Model Act as adopted by the Domiciliary States.

Holding Company Regulation

        As a holding company, Sirius Group is subject to the state insurance holding company statutes as well as certain other laws of each of the Domiciliary States. The insurance holding company statutes generally require an insurance holding company and insurers that are members of such holding company system to register with their domestic insurance regulators and to file certain reports with those authorities, including information concerning their capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

        In December 2010 the NAIC adopted amendments to the Insurance Holding Company System Regulatory Model Act (the "Amended Holding Company Model Act") which introduced the concept of "enterprise risk" within an insurance holding company system and provided enhanced authority for states to regulate insurers as well as their affiliated entities and imposed more extensive informational requirements on parents and other affiliates of licensed insurers or reinsurers with the purpose of protecting licensed companies from enterprise risk. The Amended Holding Company Model Act requires the ultimate controlling person in an insurer's holding company structure to identify and annually report to state insurance regulators material risks within the structure that could pose enterprise risk to the insurer. Each of the Domiciliary States has substantially adopted the Amended Holding Company Model Act.

Acquisition of Control

        Insurance holding company laws generally provide that no person or entity may acquire control of an insurance company, or a controlling interest in any parent company of an insurance company, without the prior approval of such insurance company's domiciliary state insurance regulator. Control is generally presumed to exist if any person acquires, directly or indirectly, 10% or more of the voting securities of an insurance company. This statutory presumption of control may be rebutted by showing that control does not exist in fact. Control may also be deemed to exist upon the possession of the power to direct or cause the direction of the management and policies of any person, whether through ownership of voting securities, by contract or otherwise.

        To obtain approval of any acquisition of control, the proposed acquirer must file with the applicable insurance regulator an application disclosing, among other information, its background, financial condition, the financial condition of its affiliates, the source and amount of funds by which it will affect the acquisition, the criteria used in determining the nature and amount of consideration to be paid for the acquisition, proposed changes in the management and operations of the insurance company and other related matters. In considering an application to acquire control of an insurer, an insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant's board of directors and executive officers, the acquirer's plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. These regulations pertaining to an acquisition of control of an insurance company may impact a person or entity's ability to acquire Sirius Group, as well as Sirius Group's ability to acquire an insurance company.

Guaranty Funds and Mandatory Shared Market Mechanisms

        All states within the U.S. and the District of Columbia have insurance guaranty fund laws requiring insurance companies doing business within those jurisdictions to participate in guaranty associations. Sirius Group's U.S.-based insurance and reinsurance subsidiaries may be required to participate in guaranty associations to help pay the obligations of impaired, insolvent or failed insurance companies to their policyholders and claimants. Such participation generally includes an assessment based on the premiums written by the insurer in such state applicable to particular lines of business.

Pricing, Investments and Dividends

        Nearly all states have insurance laws requiring licensed property and casualty insurance companies to file their rates, rules and policy or coverage forms with the state's regulatory authority. In most cases, such rates, rules and forms must be approved prior to use. While pricing laws vary from state to state, their objectives are generally to ensure that rates are not excessive, unfairly discriminatory or used to engage in unfair price competition. The ability and timing of Sirius Group's U.S.-based (re)insurance subsidiaries to increase rates are dependent upon the regulatory requirements in each state where policies are sold.

        Sirius Group's U.S.-based (re)insurance subsidiaries are subject to state laws and regulations that require investment portfolio diversification and that dictate the quality, quantity and general types of investments they may hold. Non-compliance may cause non-conforming investments to be non-admitted when measuring statutory surplus and, in some instances, may require divestiture. Sirius Group's investment/finance units continually monitor portfolio composition to ensure compliance with the investment rules applicable to each (re)insurance subsidiary.

        Under the insurance laws of the Domiciliary States, an insurer is restricted with respect to the timing and the amount of dividends it may pay without prior approval by regulatory authorities. Under the current law of the State of Tennessee, where Oakwood Insurance Company is domiciled, an insurer has the ability, without the prior approval of the regulatory authority and subject to the availability of earned surplus, to pay dividends or make distributions which, together with dividends or distributions paid during the preceding twelve months, do not exceed the greater of (i) 10% of the insurer's surplus as regards policyholders as of the immediately preceding year end or (ii) the net income of the insurer (excluding realized capital gains) for the preceding twelve-month period ending as of the immediately preceding year end. Under the current law of the State of New York, where Sirius America Insurance Company and Empire Insurance Company are domiciled, an insurer has the ability to pay dividends during any 12-month period without the prior approval of the regulatory authority in an amount set by a formula based on the lesser of adjusted net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to the regulatory authority, subject to the availability of earned surplus and subject to dividends paid in prior periods. The insurance laws and regulations of the Domiciliary States also require that an insurer's surplus as regards policyholders following any dividend or distribution be reasonable in relation to such insurer's outstanding liabilities and adequate to meet its financial needs.

        Based upon these formulas, Sirius Group's U.S.-based (re)insurance subsidiaries do not have dividend capacity at this time without prior approval of the applicable regulatory authorities.

U.S. Federal Regulation Affecting the Insurance Industry

        Sirius Group's U.S.-based insurance and reinsurance subsidiaries are not federally regulated, but they are impacted by other federal regulations targeted at the insurance and other industries. From time to time, federal measures are proposed that may significantly affect the insurance business. For example, the Terrorism Risk Insurance Act of 2002, as subsequently amended and extended (as so amended and renewed, the "Terrorism Risk Insurance Act"). The Terrorism Risk Insurance Act provides a federal backstop to all U.S.-based property and casualty insurers for insurance-related losses resulting from any act of terrorism on U.S. soil or against certain U.S. air carriers, vessels or foreign mission.

        The federal government also has issued certain orders and regulations that require Sirius Group's U.S.-based (re)insurance subsidiaries to establish certain internal controls. Most significant of these regulations is the U.S. Treasury Department Office of Foreign Asset Control ("OFAC"). OFAC proscribes transactions with specially designated nationals ("SDNs") and blocked countries due to ties with matters such as terrorism, drugs and money laundering. Insurance and reinsurance transactions with SDNs and blocked countries are prohibited and violation can result in significant fines.

        While the federal government does not directly regulate the insurance business, the Dodd-Frank Act made sweeping changes to the regulation of financial services entities, products and markets. Numerous provisions of the Dodd-Frank Act require the adoption or implementation of rules or regulations. The process of adopting such implementing rules and/or regulations has, in some instances, been delayed beyond the timeframes initially imposed by the Dodd-Frank Act. Further, changes in general political, economic or market conditions, including as a result of the most recent U.S. presidential and congressional elections, could affect the scope, timing and final implementation of the Dodd-Frank Act. For example, in May 2018, the Economic Growth, Regulatory Relief, and Consumer Protection Act was signed into law, making significant changes to some provisions of the Dodd-Frank Act. The full impact of the regulations adopted under the Dodd-Frank Act on Sirius Group's U.S.-based (re)insurance subsidiaries remains unclear.

        The Dodd-Frank Act established the FIO within the Treasury Department to monitor the insurance industry and certain lines of business. The FIO is designed principally to exercise a monitoring and information-gathering role, rather than a regulatory role. The Director of the FIO has submitted reports to Congress regarding (i) how to modernize and improve the system of insurance regulation in the U.S., (ii) the impact of Part II of the Nonadmitted and Reinsurance Reform Act of 2010 and (iii) the global reinsurance market and the regulation of reinsurance. These activities could ultimately lead to changes in the regulation of certain insurers and reinsurers in the United States.

        The Dodd-Frank Act also authorizes the FIO to assist the Secretary of the Treasury Department in negotiating covered agreements. A covered agreement is an agreement between the U.S. and one or more foreign governments, authorities or regulatory entities, regarding prudential measures with respect to insurance or reinsurance. The FIO is further charged with determining, in accordance with the procedures and standards established under the Dodd-Frank Act, whether state laws are preempted by a covered agreement. Pursuant to this authority, in September 2017, the U.S. and the European Union signed a covered agreement (the "Covered Agreement") to address, among other things, reinsurance collateral requirements. U.S. state regulators have 60 months, or five years, to adopt reinsurance reforms removing reinsurance collateral requirements for European Union reinsurers that meet the Covered Agreement's prescribed minimum conditions or else state laws imposing such reinsurance collateral requirements may be subject to federal preemption. The NAIC is currently working to adopt amendments to the Credit for Reinsurance Model Law and Regulation to conform to the requirements of the Covered Agreement. The reinsurance collateral provisions of the Covered Agreement may increase competition, in particular with respect to pricing for reinsurance transactions, by lowering the cost at which competitors are able to provide reinsurance to U.S. insurers.

Consumer Protection Laws and Privacy and Data Security Regulation

        Federal and state laws and regulations require financial institutions, including insurers, to protect the security and confidentiality of nonpublic personal information, including certain health-related and customer information, and to notify customers and other individuals about their policies and practices relating to their collection and disclosure of health-related and customer information and their practices relating to protecting the security and confidentiality of that information. State laws regulate use and disclosure of Social Security numbers and federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain nonpublic personal information, including Social Security numbers. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited email or fax messages to consumers and customers.

        Federal and state lawmakers and regulatory bodies may be expected to consider additional or more detailed regulation regarding these subjects and the privacy and security of nonpublic personal information. Furthermore, the issues surrounding data security and the safeguarding of consumers' protected information are under increasing regulatory scrutiny by state and federal regulators, particularly in light of the number and severity of recent U.S. companies' data breaches. The Federal Trade Commission, the Federal Bureau of Investigation, the Federal Communications Commission, the New York State Department of Financial Services, and the NAIC have undertaken various studies, reports and actions regarding data security for entities under their respective supervision. Some states have recently enacted new insurance laws that require certain regulated entities to implement and maintain comprehensive information security programs to safeguard the personal information of insureds and enrollees. The New York State Department of Financial Services recently published a new cybersecurity regulation, which became effective on March 1, 2017, with ongoing compliance deadlines over a 24 month period, and which requires financial institutions regulated by the New York State Department of Financial Services, including Sirius Group's U.S.-based (re)insurance subsidiaries, to establish a cybersecurity program. The regulation includes specific technical safeguards as well as requirements regarding governance, incident planning, data management, system testing and regulator notification. Sirius Group is taking steps to comply with the regulation.

        Sirius Group expects cybersecurity risk management, prioritization and reporting to continue to be an area of significant regulatory focus by such regulatory bodies and self-regulatory organizations. Sirius Group cannot predict the effect or the compliance costs if state and federal regulators pursue investigations and increase the regulatory requirements for the security of protected information.

European Insurance Regulation

        Businesses that carry out insurance activities in Europe are subject to extensive insurance laws and regulations, including prudential requirements and requirements relating to the manner in which insurance activities are conducted. These laws and regulations are generally designed to protect the interests of policyholders, consumers and claimants, rather than investors.

        Prudential regulation and supervision focuses on authorization, ownership and control, resourcing and capital adequacy, risk identification and management, and sound governance. Conduct regulation focuses on the manner in which an insurer or insurance intermediary conducts itself in relation to its interactions with customers. Businesses carrying out insurance activities are primarily regulated and supervised by government entities within their home jurisdictions.

        The European Solvency II regulatory framework for insurance business provides a single set of key prudential requirements that apply to insurance and reinsurance businesses operating within the EEA. It imposes economic risk-based solvency requirements across all EU Member States. The aim of the Solvency II framework is to ensure that insurance and reinsurance undertakings are financially sound and can withstand adverse events in order to protect policyholders and the stability of the financial system as a whole. It also aims at the creation of a single market for insurance in the EEA with consistent regulatory requirements and harmonized supervision. The Solvency II regulatory framework is categorized into three 'pillars', covering quantitative requirements, such as capital requirements designed to ensure that sufficient and appropriate assets are held to cover insurance liabilities and risk exposure (Pillar 1), qualitative requirements relating to governance and risk-management (Pillar 2), and transparency obligations requiring disclosure of extensive information to supervisors and to the public (Pillar 3).

        The Solvency II framework is set out in a set of regulations headed by an EU Directive. It also includes Delegated Acts and Implementing Technical Standards adopted by the EU Commission and Guidelines issued by the European Insurance and Occupational Pensions Authority (EIOPA). These address issues that are more technical in nature and contain details on the valuation of assets and liabilities, eligibility of capital, risk transfer, equivalence, internal model, and rules relating to insurance groups. The Solvency II Directive is implemented into local laws and complemented by local regulations and guidelines.

        The Solvency II requirements in respect of insurance groups include group solvency and capital requirements, group disclosure and supervisory reporting, and undertaking a group own risk and solvency assessment. The Bermuda commercial insurance regulatory regime has been approved by the European Commission as being Solvency II equivalent. Therefore, the Solvency II group requirements are capped at the highest European entity, Sirius International UK Holdings Ltd. ("SIUK"). Accordingly, the SFSA is the group supervisor for the SIUK group and the BMA, has been designated as the group supervisor Sirius Group-level and below.

        In addition to the Solvency II regime, there are a number of pan-European rules and regulations in relation to the distribution of insurance in the EEA. The Insurance Distribution Directive (EU/2016/97) ("IDD") will be implemented in all EEA states no later than October 1, 2018.

        The General Data Protection Regulation (EU 2016/679) ("GDPR") became effective on May 25, 2018. The GDPR is intended to harmonize data protection procedures and enforcement across the EU and achieve consistency with the system for ensuring privacy online and it is directly applicable to data controllers and data processors in all member states. Many of the provisions of the GDPR will have a significant impact on data controllers and processors who are active within the EEA, and those who are located outside it. The penalties for breach of the new data protection regime and the insurance distribution directive are substantial.

Sweden Insurance Regulation

        Sirius International is subject to regulation and supervision by the Swedish Financial Supervisory Authority (the "SFSA"). As Sweden is a member of the EU, the SFSA supervision of branches is recognized across all locations within the EU (apart from customer conduct that is regulated and supervised locally across the EU). The SFSA has broad supervisory and administrative powers over such matters as licenses, governance and internal control, standards of solvency, investments, methods of accounting, form and content of financial statements, minimum capital and surplus requirements, and annual and other report filings. Non-compliance can be sanctioned by warnings, fees or withdrawal of license.

        The Solvency II Directive is implemented in Sweden primary through the Swedish Insurance Business Act (Sw. försäkringsrörelselag (2010:2043)) (the "IBA"). The "level two" implementation measures set out in the Commission Delegated Regulation (EU) 2015/35 (the "Solvency II Regulation") have direct effect in Sweden. The IBA and the Solvency II Regulation constitute the main legal framework applicable to insurance business in Sweden. Supplementary company law for most insurance companies is provided in the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)). In addition, the SFSA issues regulations and general guidelines.

        Insurance companies are obliged to provide, on an on-going basis, information about their financial status, and the SFSA may conduct on-site inspections and review the operations at any time. In addition to what is required under the Solvency II Regulation, Swedish insurance companies must conduct the business in accordance with "generally accepted insurance practices". A Swedish insurance company may not engage in business other than insurance business and activities that are connected with insurance business (such as claims handling, investment management, etc.). Sweden has implemented robust rules regarding the policies required and rules pertaining to conflicts of interest.

Safety Reserve

        Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into an untaxed reserve referred to as a "safety reserve". As of December 31, 2017, Sirius International's safety reserve amounted to SEK 10.7 billion, or $1.3 billion (based on the December 31, 2017 SEK to USD exchange rate). For the 12 months ended December 31, 2017, Sirius International did not transfer to the safety reserve. Under GAAP, an amount equal to the safety reserve, net of a related deferred tax liability established at the Swedish tax rate of 22%, is classified as shareholders' equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities apply no taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International's safety reserve ($287 million as of December 31, 2017) is included in Sirius International's solvency capital. Access to the safety reserve is restricted to coverage of insurance and reinsurance losses and to a breach of the solvency capital requirement. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the balance of the safety reserve, without any provision for deferred taxes, in Sirius International's regulatory capital when assessing Sirius International's financial strength.

Change of Control

        The acquisition of a "qualifying holding" directly or indirectly in Sirius International requires approval from the SFSA prior to completion. "Qualifying holding" means:

  •
  a direct or indirect ownership in an undertaking, where the holding represents 10 percent or more of the equity capital or of all voting participating interests; or

  •
  the ability to exercise a significant influence over the management of the undertaking (e.g. possible shareholder agreements which might have an impact on the influence over the undertaking)

        In addition, approval from the SFSA must be obtained when the holding is increased so that the holding represents or exceeds 20, 30 or 50 percent of the equity capital or of all voting participating interests, or when the company becomes a subsidiary. The same is valid if there is a decrease. When certain persons or companies act in concert, their holdings are aggregated to determine whether such persons or companies acquire a qualifying holding or cross any relevant threshold.

        The SFSA assesses the suitability of the acquirer and will generally grant authorization inter alia if the acquisition is found to be financially sound. The SFSA will also assess the acquirer's reputation, financial standing and possible links to money laundering and financing of terrorism. The ownership assessment also encompasses a suitability assessment of the management of all legal persons' acquiring a qualifying holding in Sirius International. The term management includes the board of directors, deputy board of directors, the managing director and deputy managing director of the acquirer.

United Kingdom Insurance Regulation

        The financial services industry in the United Kingdom is currently dual-regulated by the Financial Conduct Authority (the "FCA") and the Prudential Regulation Authority (the "PRA") (collectively, the "U.K. Regulators"). Prudential regulation and supervision of insurance undertakings is carried out by the PRA and the regulation and supervision of conduct matters is carried out by the FCA. All insurers and Lloyd's managing agents are regulated by both the PRA and the FCA, whilst businesses that only carry on insurance intermediary activities are solely regulated by the FCA for both prudential and conduct matters. The Financial Policy Committee (which is within the Bank of England) is responsible for the overall prudential regulation of the financial services industry.

        There remains some considerable uncertainty as to the legal and regulatory landscape that will exist in respect of the U.K. insurance regulatory regime and the future approach U.K. legislation and regulation may take following the U.K.'s anticipated exit from the EU on 29 March 2019 and as to the terms of any transitional agreement that may be entered into between the U.K. and EU.

        Sirius Group's U.K.-based authorized insurance subsidiaries are as follows:

  •
  Sirius International Managing Agency Limited, a Lloyd's managing agent that is dual-regulated by the PRA and FCA and supervised by Lloyd's; and

  •
  A La Carte Healthcare Limited and IMG Europe Limited, both insurance intermediaries regulated by the FCA.

        Sirius International Insurance Corporation also operates in the U.K. under an EEA branch passporting license and one company within the Sirius Group, Sirius International Corporate Member Limited, is a corporate member of Lloyd's.

  PRA and FCA regulation

        The primary statutory objectives of the PRA in relation to its supervision of insurers are (i) to promote their safety and soundness; and (ii) to contribute to the securing of an appropriate degree of protection for policyholders or those who may become policyholders. As conduct regulator, the FCA also acts to protect policyholders but the FCA's focus is to ensure that consumers are treated fairly when dealing with insurers and insurance intermediaries whilst the PRA's focus is to ensure that policyholders have appropriate protection in respect of the cover for the risks that they are insured against.

        The U.K. Regulators have extensive powers to intervene in the affairs of the insurance businesses that they regulate and to monitor compliance with their objectives, including amending (including by imposing limitations on) or withdrawing a firm's authorization, prohibiting individuals from carrying on regulated activities, suspending firms or individuals from undertaking regulated activities and fining or requiring compensation from firms and individuals who breach their rules.

        Businesses carrying out insurance activities in the U.K. must not only comply with the PRA's requirements (as set out in the PRA Rulebook) and the FCA's requirements (as set out in the FCA Handbook) but also a wide range of U.K. insurance legislation. The most notable of such legislation is the Financial Services and Markets Act 2000 ("FSMA"), which includes the requirements for becoming authorized to carry out regulated insurance activities, regulated and prohibited activities of an insurance company, the approval process for the acquisition or disposal of control of insurance companies, rules on financial promotions, transfers of insurance portfolios, market abuse provisions, etc. This is complemented by a range of statutory instruments on certain subjects, for example the authorization or exemption process. In addition, U.K. companies carrying out insurance activities must comply with general legislation, such as the U.K. Companies Act 2006 and the data protection regime.

  Lloyd's regulation

        As well as regulating insurers and insurance intermediaries, the U.K. Regulators also regulate Lloyd's. The U.K. Regulators and Lloyd's have common objectives in ensuring that the Lloyd's market is appropriately regulated. Lloyd's is required to implement certain rules prescribed by the U.K. Regulators by the powers it has under the Lloyd's Act of 1982 ("Lloyd's Act") relating to the operation of the Lloyd's market. In addition, each year the U.K. Regulators require Lloyd's to satisfy an annual solvency test that measures whether Lloyd's has sufficient assets in the aggregate to meet all the outstanding liabilities of its members. The PRA and the FCA can give directions to Lloyd's in order to advance their statutory objectives.

        The governing body of the Lloyd's market is the Council of Lloyd's (the "Council"). The Council is responsible for the supervision and management of the Lloyd's market and it has the power to regulate and direct the business of the market. The Lloyd's Acts, byelaws, requirements made under byelaws, minimum standards, guidance, codes of conduct and bulletins issued by or under the authority of the Council together contain the powers and requirements that apply in respect of businesses operating in the Lloyd's market.

        Lloyd's does not itself carry on insurance underwriting but it regulates and supervises its members who do so. Lloyd's permits its corporate and individual members ("Members") to underwrite insurance risks through Lloyd's syndicates. Members of Lloyd's may participate in a syndicate for one or more underwriting years by providing capital to support the syndicate's underwriting, alone or together with other Members. Members are not required to be authorized by the PRA or the FCA under FSMA but they are supervised by Lloyd's and must comply with applicable Lloyd's rules. All syndicates are managed by Lloyd's-approved managing agents, who are also authorized by the PRA and dual-regulated by the PRA and the FCA. Managing agents receive fees and profit commissions in respect of the underwriting and administrative services they provide to the syndicates they manage. Lloyd's prescribes, in respect of its managing agents and Members, certain minimum standards relating to their management and control, financial resources and various other requirements. In addition, as dual-regulated firms, managing agents must comply with the relevant parts of the PRA Rulebook and the FCA Handbook (including FCA capital resources requirements).

        Lloyd's operates internationally through a number of trading licenses and local arrangements, and such activities are subject to local regulation and the specific requirements of those licenses or local arrangements.

        Sirius Group participates in the Lloyd's market through the 100% ownership of Sirius International Corporate Member Limited, a Lloyd's Corporate Member, which is the sole member of Syndicate 1945. Syndicate 1945 commenced underwriting on 1 July 2011and is managed by another wholly-owned subsidiary with the Sirius Group, Sirius International Managing Agency. Lloyd's approved stamp capacity for Syndicate 1945 in 2018 is £102 million, or approximately $132 million (based on the December 31, 2017 GBP to USD exchange rate). Stamp capacity is a measure of the amount of net premium (gross premiums written less acquisition costs) that a syndicate is authorized by Lloyd's to write.

        A corporate member of Lloyd's is bound by the rules of the Society of Lloyd's which are prescribed by the byelaws and requirements of the Council of Lloyd's under powers conferred by the Lloyd's Acts. These rules govern Sirius Group's corporate member and its participation in Syndicate 1945 and among other things prescribe its Lloyd's membership subscription fees and contributions to the Lloyd's Central Fund ("Central Fund"). If a Member is unable to pay its obligations to policyholders, such obligations may be payable by the Central Fund. If Lloyd's determines that the Central Fund needs to be increased, it may levy premiums on current Members. The Council of Lloyd's has discretion to call upon up to 3% of a Member's underwriting capacity in any one year as a Central Fund contribution.

        The underwriting capacity of a Member must be supported by providing a deposit in the form of cash, securities, letters of credit or guarantees ("Funds at Lloyd's") in an amount to be determined pursuant to the Members' capital requirements set by Lloyd's. The amount of such deposit is calculated for each Member through the completion of a twice-yearly capital adequacy exercise. Pursuant to requirements of the U.K. Regulators applicable to the Members of Lloyd's as a whole, Lloyd's must demonstrate that each Member has sufficient assets to meet its underwriting liabilities plus a required solvency margin. The requirement to maintain such solvency margin can have the effect of reducing the amount of funds available to distribute as profits to the Member or result in the Member having to deposit additional Funds at Lloyd's to cover its solvency margin.

        The amounts of capital required by Lloyd's to be maintained in the form of Funds at Lloyd's to support the activities of the Members of a syndicate is determined by a combination of the managing agent's assessment of capital requirements for the syndicate, and review and challenge by Lloyd's. The managing agent's assessment of capital requirements for the syndicate determines its view of the Solvency Capital Requirement ("SCR"); this represents the capital needed to support the syndicate, based on modelling individual syndicate robustness against the risk environment in which the syndicate operates. Lloyd's may or may not approve the level of SCR as submitted by the managing agent and has the authority to require the SCR to be increased. The approved or amended SCR is then uplifted by an economic capital margin (currently a flat 35% for all syndicates) to produce an amount of syndicate capital known as the economic capital assessment ("ECA"). The level of the ECA is set to ensure that Lloyd's overall aggregate capital is maintained at a level necessary to retain its desired rating, as well as to meet the requirements of the U.K. Regulators. Any failure to comply with these requirements may affect the amount of business which the syndicate may underwrite and/or could result in sanctions being imposed by Lloyd's and/or the U.K. Regulators. The process and the method by which the required capital is calculated may alter from year to year and may affect the level of participation of Members in a particular syndicate.

        In addition to a Member's Funds at Lloyd's, at a syndicate level insurance premiums are held in a premium trust fund for the benefit of policyholders whose contracts are underwritten by the syndicate and these funds are the first resources used to pay claims made by policyholders of that syndicate.

        Lloyd's has wide discretionary powers to regulate a Member's underwriting. For example, Lloyd's may change the way that syndicate expenses are allocated or vary the Funds at Lloyd's investment criteria. Any such change may affect the Member's return on investment. All syndicates at Lloyd's must also submit their business plans to Lloyd's for approval and amendments or restrictions may be applied to proposed business plans or, in extreme circumstances, approval may be refused which would lead to that syndicate ceasing to underwrite for the following year of account.

  Change of Control

        The change of control requirements in the U.K. are similar to the Swedish regulatory requirements. Prior regulatory consent is required before a person (alone or together with any associates) can acquire direct or indirect control over a U.K. authorized firm.

        Prior approval is also required where a person (together with any associates) increases its holding of shares or voting power from (i) less than 20% to 20% or more, (ii) less than 30% to 30% or more, and (iii) less than 50% to 50% or more. The change of control requirements apply whether such change of control results from an external acquisition or an internal restructuring resulting in a new controller.

        For U.K. authorized insurance intermediaries, the control threshold percentages are amended such that there is a single 20% threshold where prior regulatory consent is required.

        In relation to the acquisition or increase of direct or indirect control over a Lloyd's managing agent or Lloyd's corporate member, such as Sirius International Managing Agency Limited and Sirius International Corporate Member Limited respectively, prior approval is also required from Lloyd's.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SIRIUS GROUP

        You should read the following discussion and analysis in conjunction with the audited consolidated financial statements of Sirius Group as of December 31, 2017 and 2016, and the related consolidated statements of (loss) income and comprehensive (loss) income for each of the three years ended December 31, 2017, 2016 and 2015, and the unaudited interim consolidated financial statements of Sirius Group as of June 30, 2018, and the related consolidated statements of (loss) income and comprehensive income for the six months ended June 30, 2018 and 2017 included elsewhere in this proxy statement/prospectus. These consolidated financial statements have been prepared in accordance with GAAP.

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this proxy statement/prospectus. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

        As used in this MD&A, "we," "our," and "us" refer to Sirius Group.

Index to MD&A

Overview

        Sirius Group is a Bermuda exempted company whose principal businesses are conducted through its insurance and reinsurance subsidiaries and other affiliates. Sirius Group's subsidiaries, including

Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda"), Sirius International Insurance Corporation ("Sirius International"), Sirius America Insurance Company ("Sirius America") and Lloyd's Syndicate 1945 ("Syndicate 1945"), provide insurance, reinsurance and insurance services on a worldwide basis. Sirius Group writes treaty and facultative reinsurance, as well as primary insurance business. The majority of Sirius Group's treaty reinsurance premiums are derived from proportional and excess of loss reinsurance contracts, which in 2017 amounted to 44% and 30%, respectively, of its total net written premiums, while primary business represented 26% of total net written premiums. Sirius Group's primary business has historically been predominantly accident and health insurance. In recent years, Sirius Group expanded its accident and health primary business capabilities in the United States via the acquisitions of International Medical Group Acquisition, Inc. ("IMG") and ArmadaCorp Capital, LLC ("Armada") in 2017. In addition to growing in accident and health, Sirius Group further expanded its primary insurance platform launching its primary Surety and Environmental insurance platforms in the United States in late 2017, and prior to that re-entering the U.S. casualty reinsurance market in early 2017.

Background and Recent Developments

        On April 18, 2016, CMIG International, through its Bermuda holding company CM Bermuda, purchased Sirius Group and its subsidiaries from White Mountains Insurance Group, Ltd. ("White Mountains" or "former parent"). The purchase price paid at the closing was approximately $2.6 billion.

        Sirius Group had a commitment to purchase approximately 46.24% of the shares of The Phoenix Holdings Ltd. ("The Phoenix") from Delek Group for a sum of New Israeli Shekel ("NIS") 2.3 billion in cash (or $663 million using the December 31, 2017 NIS to USD conversion rate), subject to certain adjustments for interest and earnings. The agreement for Sirius Group to acquire a controlling interest in The Phoenix terminated on July 2, 2018.

        On July 14, 2018, Sirius Group, IMGAH and Sirius Acquisitions Holding Company II entered into that certain Redemption Agreement (the "Preference Shares Redemption Agreement") pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group has agreed to redeem all of the issued and outstanding Sirius Group Series A redeemable preference shares, which are held by IMGAH, for $95 million, payable in cash at the time of the redemption. Effective as of the completion of such redemption, the parties have agreed to terminate the registration rights agreement and the shareholder's agreement between Sirius Group and IMGAH. In addition, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition, which may be in an amount up to $50.0 million, will be paid in cash, not in Sirius Group Series A redeemable preference shares as previously contemplated in the agreement in respect of the IMG acquisition.

        On August 16, 2018, Sirius Group acquired WRM America Indemnity Company, Inc. from WRM America Indemnity Holding Company, LLC for $17 million.

Reportable Segments

        Sirius Group provides insurance and reinsurance products for property lines and agriculture ("Global Property"), accident and health ("Global A&H") and specialty lines including aviation & space, marine, trade credit, contingency, casualty, surety, and environmental ("Specialty & Casualty"), which together with Runoff & Other, constitute its four reportable segments.

  •
  Global Property—The Global Property segment consists of Sirius Group's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance and agriculture reinsurance on a worldwide basis.

  •
  Global A&H—The Global A&H segment consists of Sirius Group's Global A&H insurance, reinsurance underwriting unit along with two MGUs (Armada and IMG). As part of Global A&H, Sirius Group provides supplemental healthcare and medical travel insurance products as well as related administration services through its MGU subsidiaries.

  •
  Specialty & Casualty—The Specialty & Casualty segment offers insurance and reinsurance specialty & casualty product lines on a worldwide basis. Specialty lines represent unique risks where the more difficult and unusual risks are underwritten. Because specialty lines tend to be the more unusual or high risks, much of the market is characterized by a higher degree of specialization. Specialty & Casualty consists of Aviation & Space, Marine, Trade Credit, Contingency, Casualty, Surety, and Environmental specialty lines.

  •
  Runoff & Other—The Runoff & Other segment consists of asbestos risks, environmental risks and other latent liability exposures, in addition to results from Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally.

Marketplace Trends

        The global insurance and reinsurance marketplace is highly competitive and cyclical, which vary by product and market. The overall marketplace has been very competitive in recent years, particularly in property catastrophe excess, which is especially competitive due to an influx of capital. This has been in large part due to the persistently low global interest rate environment, with alternative sources of capital making its way into the industry through insurance linked financial instruments, which provides attractive yields and diversification relative to its existing portfolios. Related, there has been a trend towards increased ceding commissions on assumed proportional reinsurance. These trends have led to consistently decreasing underwriting margins for several years, with the impact varying by product and market.

        There was significant natural catastrophe activity in 2017, namely Hurricanes Harvey, Irma and Maria and the Mexico City Earthquake in the third quarter of 2017, and other events such as wildfires in California during the fourth quarter of 2017. Third party modeling firms and industry peers estimated that insured losses from these events will exceed $130 billion, which would make 2017 one of, if not the, most costly to the industry on record. This significant 2017 natural catastrophe activity has led to some improved pricing across most lines of business, in particular risks with catastrophe exposed property lines, during the January and April 2018 renewal seasons. However, these rate improvements are still lagging relative to improved price, terms, and conditions following similar heavy loss years in prior years.

        These overall market conditions could continue to improve, or could deteriorate based upon further low interest rates and other factors. We do note that certain markets, by geography and line of business, have better pricing than others. In recent years we have diversified our revenue streams and pushed towards growth in favorable market niches accordingly. For example, we have expanded our primary insurance platform in accident & health, environmental, and surety markets. We have also acquired two MGUs, IMG and Armada, that have strategically scaled up our Global A&H platform and diversified our earnings base. We also recently re-entered the U.S. casualty reinsurance market.

        We believe that we have a strong reputation in the insurance industry, with a management team that knows the market and will opportunistically react as it evolves, including adding underwriting teams who like our underwriting-comes-first culture during a time of market consolidation. We have many different resources to provide insurance and reinsurance solutions to a variety of customers. Further, it is our commitment to our long-term and local relationships and customer service focus that differentiates Sirius Group. We believe that Sirius is well positioned to compete and maintain profitability throughout underwriting cycles over the long term.

Executive Summary

Three Months Ended June 30, 2018 and 2017

        Sirius Group ended the second quarter of 2018 with net income attributable to common shareholder of $98 million and basic earnings per common share of $0.78. This compares to a net loss attributable to common shareholder of $1 million and basic earnings per common share of $(0.01) for the second quarter of 2017. The increase was primarily due to higher net unrealized investment gains as a result of favorable foreign currency gains, net service fee income from IMG, and improved underwriting results. In the second quarter of 2018, Sirius Group recorded catastrophe losses of $1 million and net favorable prior year loss reserve development of $10 million. In the second quarter of 2017, Sirius Group recorded catastrophe losses of $1 million and less than $1 million of net prior year loss reserve development. During the second quarter of 2017, Sirius Group recorded net unfavorable prior year loss reserve development of $21 million in the Runoff & Other segment as asbestos loss reserves of $58 million were partially offset by reductions of other runoff claims reserves of $37 million. The asbestos incurred losses were primarily a result of an in-depth analysis of Sirius Group's loss reserves in the second quarter of 2017. The asbestos study was initiated in response to increased estimates of industry asbestos losses promulgated by leading financial analysts. In addition, Sirius Group recorded favorable prior year loss reserve development in Global Property ($14 million), Specialty & Casualty ($5 million), and Global A&H ($2 million). The favorable development in Global Property primarily relates to a reduction in ultimate net loss estimates for prior year catastrophe losses in response to better than expected claims emergence.

        Sirius Group's combined ratio was 83% for the second quarter of 2018 compared to 85% for the second quarter of 2017. The improvement in the combined ratio was driven by net favorable prior year loss reserve development as Sirius Group's combined ratio included less than 1 point of catastrophe losses and 3 points of net favorable prior year loss reserve development in the second quarter of 2018 compared to less than 1 point each of catastrophe losses and net unfavorable prior year loss reserve development, respectively, in the second quarter of 2017. The decrease in the loss and LAE ratio was partially offset by higher acquisition expenses.

        Gross written premiums increased 66% to $505 million for the second quarter of 2018 from $304 million for the second quarter of 2017 due to increases in Global Property ($157 million), Global A&H ($16 million), and Specialty & Casualty ($11 million). See "Results of Reportable Segments" below.

Six Months Ended June 30, 2018 and 2017

        Sirius Group ended the first six months of 2018 with net income attributable to common shareholder of $138 million and basic earnings per common share of $1.11. This compares to net income attributable to common shareholder of $7 million and basic earnings per common share of $0.06 for the six months ended June 30, 2017. The increase was primarily due to higher net unrealized investment gains as a result of favorable foreign currency gains, net service fee income from IMG and Armada, and improved underwriting results. For the six months ended June 30, 2018, Sirius Group recorded catastrophe losses of $3 million and net favorable prior year loss reserve development of $13 million. For the six months ended June 30, 2017, Sirius Group recorded catastrophe losses of $9 million and net unfavorable prior year loss reserve development of $8 million.

        Sirius Group's combined ratio was 85% for the six months ended June 30, 2018 compared to 87% for the six months ended June 30, 2017. The improvement in the combined ratio was driven by net favorable prior year loss reserve development and lower catastrophe losses as Sirius Group's combined ratio included 1 point of catastrophe losses and 2 points of net favorable prior year loss reserve development for the six months ended June 30, 2018 compared to 2 points each of catastrophe losses and net unfavorable prior year loss reserve development, respectively, for the six months ended

June 30, 2017. The decrease in the loss and LAE ratio was partially offset by higher acquisition expenses.

        Gross written premiums increased 38% to $1,120 million for the six months ended June 30, 2018 from $810 million for the six months ended June 30, 2017 due to increases in Global Property ($220 million), Specialty & Casualty ($46 million), and Global A&H ($26 million). See "Results of Reportable Segments" below.

Consolidated Results of Operations—Three and Six Months Ended June 30, 2018 and 2017

(Expressed in millions of U.S. dollars, except ratio and share information)

	Three months ended June 30		Six months ended June 30,
	2018	2017	2018	2017
Revenues
Gross written insurance and reinsurance premiums	$505.0	$303.4	$1,120.2	$809.7

Net written insurance and reinsurance premiums	$320.3	$241.4	$789.7	$597.1

Net earned insurance and reinsurance premiums	308.9	243.9	593.4	467.8
Net investment income	19.2	16.6	30.0	32.1
Net realized investment gains (losses)	7.8	2.1	4.1	(2.5)
Net unrealized investment gains (losses)	24.7	(16.3)	40.7	(22.5)
Net foreign exchange gains	25.6	3.5	22.1	1.3
Other revenue	55.6	2.8	79.0	2.3

Total revenues	441.8	252.6	769.3	478.5
Expenses
Loss and loss adjustment expenses	151.4	133.1	292.4	255.4
Insurance and reinsurance acquisition expenses	66.8	44.5	129.8	94.0
Other underwriting expenses	38.2	30.8	81.4	57.9
General and administrative expenses	24.2	24.6	38.5	40.8
Intangible asset amortization expenses	4.0	2.4	7.9	2.4
Interest expense on debt	7.8	4.8	15.5	9.6

Total expenses	292.4	240.2	565.5	460.1

Pre-tax income	149.4	12.4	203.8	18.4
Income tax (expense)	(51.2)	(2.6)	(62.3)	(1.5)

Net income	98.2	9.8	141.5	16.9
Income attributable to non-controlling interests	(0.4)	(9.6)	(0.6)	(9.0)

Income before accrued dividends on Series A redeemable preference shares	97.8	0.2	140.9	7.9
Accrued dividends on Series A redeemable preference shares	—	(1.0)	(2.6)	(1.0)

Net income (loss)	$97.8	$(0.8)	$138.3	$6.9

Comprehensive income
Net income	$98.2	$9.8	$141.5	$16.9
Other comprehensive (loss) income, net of tax
Change in foreign currency translation, net of tax	(48.5)	33.5	(61.9)	47.2

Other comprehensive (loss) income	(48.5)	33.5	(61.9)	47.2

Comprehensive income	49.7	43.3	79.6	64.1
Net (loss) attributable to non-controlling interests	(0.4)	(9.6)	(0.6)	(9.0)

Comprehensive income attributable to Sirius Group's common shareholder	$49.3	$33.7	$79.0	$55.1

Ratios:
Loss and LAE ratio(1)	49.0%	54.6%	49.3%	54.6%
Acquisition expense ratio(2)	21.6%	18.2%	21.9%	20.1%
Other underwriting expense ratio(3)	12.4%	12.6%	13.7%	12.4%

Combined ratio(4)	83.0%	85.4%	84.9%	87.1%

	As of June 30, 2018	As of December 31, 2017	As of June 30, 2017
Per Common Share Data:
Basic earnings per common share	$1.11	$(1.30)	$0.06
Common shares outstanding	120,000,000	120,000,000	120,000,000
Selected Balance Sheet Data:
Book value per common share	$16.64	$15.98	$17.10
Common shares outstanding	120,000,000	120,000,000	120,000,000

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Book Value per Common Share

        Book value per common share increased 4% to $16.64 as of June 30, 2018 from $15.98 as of December 31, 2017, due to higher comprehensive income recognized.

Net Earned Insurance and Reinsurance Premiums

        Net earned insurance and reinsurance premiums for the three months ended June 30, 2018 was $309 million, an increase of $65 million or 27% compared to net earned insurance and reinsurance premiums of $244 million for the three months ended June 30, 2017, with Specialty & Casualty up 37%, Global Property up 28%, and Global A&H up 10%. See further analysis in "Results of Reportable Segments" below.

        Net earned insurance and reinsurance premiums for the six months ended June 30, 2018 was $593 million, an increase of $125 million or 27% compared to net earned insurance and reinsurance premiums of $468 million for the six months ended June 30, 2017, with Specialty & Casualty up 40%, Global A&H up 22%, and Global Property up 21%. See further analysis in "Results of Reportable Segments" below.

        Net Investment Income, Net realized investment gains (losses), Net unrealized investment gains (losses) and Net foreign exchange gains—Net investment income increased 12% to $19 million for the three months ended June 30, 2018 from $17 million for the three months ended June 30, 2017 due to a higher interest rate environment which was partially offset by lower fixed income holdings in 2018 versus 2017. Sirius Group reported net realized investment gains of $8 million for the three months ended June 30, 2018, which included $7 million of net realized foreign currency gains, compared to net realized investment gains of $2 million for the three months ended June 30, 2017, which included $3 million of net realized foreign currency gains. Net unrealized investment gains were $25 million for the three months ended June 30, 2018, which included $30 million of net unrealized foreign currency gains, compared to net unrealized investment losses of $16 million for the three months ended June 30, 2017, which included $32 million of net unrealized foreign currency losses. See "Summary of Investment Results" below. Additionally, Sirius Group recorded $26 million of non-investment related foreign exchange gains for the three months ended June 30, 2018 compared to $4 million of non-investment related foreign exchange gains for the three months ended June 30, 2017. Included in the second quarter 2018 amount is $28 million of favorable currency movement on the SEK Subordinated Notes, which were issued in September 2017. See "Foreign Currency Translation" below.

        Net investment income decreased 6% to $30 million for the six months ended June 30, 2018 from $32 million for the six months ended June 30, 2017 due to the lower fixed income holdings. Sirius Group reported net realized investment gains of $4 million for the six months ended June 30, 2018, which included $6 million of net realized foreign currency gains, compared to net realized investment losses of $3 million for six months ended June 30, 2017, which included $1 million of net realized foreign currency gains. Net unrealized investment gains were $41 million for the six months ended June 30, 2018, which included $49 million of net unrealized foreign currency gains, compared to net unrealized investment losses of $23 million for the six months ended June 30, 2017, which included $45 million of net unrealized foreign currency losses. See "Summary of Investment Results" below. Additionally, Sirius Group recorded $22 million of non-investment related foreign exchange gains for the six months ended June 30, 2018 compared to $1 million of non-investment related foreign exchange gains for the six months ended June 30, 2017. Included in the six months ended June 30, 2018 amount is $28 million of favorable currency movement on the SEK Subordinated Notes, which were issued in September 2017. See "Foreign Currency Translation" below.

        Other Revenue—Other revenue increased to $56 million for the three months ended June 30, 2018 from $3 million for the three months ended June 30, 2017. The increase in other revenue was primarily attributable to management's estimate of a right of indemnification against a third party in connection with an uncertain tax position and an increase of $10 million in service fee revenue in Global A&H recognized by IMG.

        Other revenue increased to $79 million for the six months ended June 30, 2018 from $2 million for the six months ended June 30, 2017. The increase in other revenue was primarily attributable to management's estimate of a right of indemnification against a third party in connection with an uncertain tax position and an increase of $33 million in service fee revenue in Global A&H recognized by IMG and Armada, which were acquired in the second quarter of 2017.

        Loss and Loss Adjustment Expenses—Loss and loss adjustment expenses increased 14% to $151 million for the three months ended June 30, 2018 from $133 million for the three months ended June 30, 2017, primarily due to an increase in net earned insurance and reinsurance premiums partially offset by net favorable prior year loss reserve development of $10 million for the second quarter 2018.

        Loss and loss adjustment expenses increased 15% to $292 million for the six months ended June 30, 2018 from $255 million for the six months ended June 30, 2017, primarily due to an increase in net earned insurance and reinsurance premiums in addition to net favorable prior year loss reserve development of $13 million for the six months ended June 30, 2018.

        Insurance and Reinsurance Acquisition Expenses—Insurance and reinsurance acquisition expenses increased 49% to $67 million for the three months ended June 30, 2018 from $45 million for the three months ended June 30, 2017, primarily due to an increase in net earned insurance and reinsurance premiums and higher acquisition expenses for Global Property, Global A&H, and Specialty & Casualty, primarily due to business mix.

        Insurance and reinsurance acquisition expenses increased 38% to $130 million for the six months ended June 30, 2018 from $94 million for the six months ended June 30, 2017, primarily due to an increase in net earned insurance and reinsurance premiums and higher acquisition expenses for Global Property, Global A&H, and Specialty & Casualty, primarily due to business mix.

        Other Underwriting Expenses—Other underwriting expenses increased 23% to $38 million for the three months ended June 30, 2018 from $31 million for the three months ended June 30, 2017, primarily due to a $3 million increase in operating expenses for Specialty & Casualty, due to the new initiatives in Casualty, Surety, and Environmental, and in Global A&H, where $4 million of operating expenses for IMG and Armada are included in other underwriting expenses following their integration into the Accident and Health insurance and reinsurance underwriting unit.

        Other underwriting expenses increased 40% to $81 million for the six months ended June 30, 2018 from $58 million for the six months ended June 30, 2017, primarily due to a $7 million increase in operating expenses for Specialty & Casualty, due to the new initiatives in Casualty, Surety and Environmental, and in Global A&H, where $12 million of operating expense for IMG and Armada are included in other underwriting expenses following their integration into the Accident and Health insurance and reinsurance underwriting unit.

        General and Administrative Expenses—General and administrative expenses decreased 4% to $24 million for the three months ended June 30, 2018 from $25 million for the three months ended June 30, 2017. The decrease was due to $2 million of retention bonus expenses recorded during the three months ended June 30, 2017 relating to our acquisition by CMIG International. The retention bonus expense was reimbursed by White Mountains to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus) as stipulated in the stock purchase agreement between CMIG International and White Mountains. Sirius Group did not incur retention bonus expenses for the three months ended June 30, 2018 related to the CMIG International acquisition.

        General and administrative expenses decreased 5% to $39 million for the six months ended June 30, 2018 from $41 million for the six months ended June 30, 2017. This decrease was primarily due to $9 million of retention bonus expenses recorded during the six months ended June 30, 2017 relating to our acquisition by CMIG International. The retention bonus expense was reimbursed by White Mountains to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus) as stipulated in the stock purchase agreement between CMIG International and White Mountains. Sirius Group did not incur retention bonus expenses for the six months ended June 30, 2018 related to the CMIG International acquisition. Additionally, the decrease in general and administrative expenses was partially offset by an increase in expenses related to IMG and Armada.

        Intangible Asset Amortization Expenses—Intangible asset amortization expenses increased to $4 million for the three months ended June 30, 2018 from $2 million for the three months ended June 30, 2017 due to the amortization of the intangible assets related to the IMG and Armada acquisitions, which were both acquired during the second quarter of 2017.

        Intangible asset amortization expenses increased to $8 million for the six months ended June 30, 2018 from $2 million for the six months ended June 30, 2017 due to the amortization of the intangible assets related to the IMG and Armada acquisitions, which were both acquired during the second quarter of 2017.

        Interest Expense on Debt—Interest expense on debt increased 60% to $8 million for the three months ended June 30, 2018 from $5 million for the three months ended June 30, 2017 due to interest expense of $3 million related to the 2017 SEK Subordinated Notes, which were issued in September 2017. See "Financing" below for a discussion of the 2017 SEK Subordinated Notes.

        Interest expense on debt increased 60% to $16 million for the six months ended June 30, 2018 from $10 million for the six months ended June 30, 2017 due to interest expense of $6 million related to the 2017 SEK Subordinated Notes, which were issued in September 2017. See "Financing" below for a discussion of the 2017 SEK Subordinated Notes.

Executive Summary

Years Ended December 31, 2017 and 2016

        Sirius Group ended 2017 with a net loss attributable to common shareholder of $156 million and a loss per common share of $1.30. This compares to net income attributable to common shareholder of $33 million and earnings per common share of $0.27 in 2016. The decreases were due to higher catastrophe losses and lower net favorable prior year loss reserve development, which was partially offset by net service fee income from IMG and Armada and a gain on revaluation of contingent consideration related to the IMG and Armada Earnouts of $49 million. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus. In 2017, Sirius Group had catastrophe losses of $259 million and net favorable prior year loss reserve development of $1 million. In 2016, Sirius Group had catastrophe losses of $109 million and net favorable prior year loss reserve development of $64 million.

        Sirius Group ended 2017 with book value per common share of $15.98 compared to a book value per common share of $16.57 at December 31, 2016, a decrease of 3.6% during 2017, primarily due to the comprehensive loss recognized. This compares to an increase of 1.5% during 2016.

        Sirius Group's combined ratio was 108% compared to 94% in 2016. The increase in the combined ratio was driven by higher catastrophe losses and lower net favorable prior year loss reserve development. Sirius Group's combined ratio included 25 points of catastrophe losses in 2017 compared to 12 points in 2016 and included no combined ratio benefits from net favorable prior year loss reserve development in 2017 compared to 7 points in 2016.

        Gross written premiums increased to $1,439 million or 13% for 2017 from $1,269 million in 2016 due to increases in the Global Property ($97 million), Global A&H ($59 million), and Specialty & Casualty ($47 million). See "Results of Reportable Segments" below.

Years Ended December 31, 2016 and 2015

        Sirius Group ended 2016 with net income attributable to common shareholder of $33 million and earnings per common share of $0.27. This compares to net income attributable to common shareholder of $291 million and earnings per common share of $2.43 for 2015. These decreases were primarily due to higher catastrophe losses in 2016 and a lower return on invested assets, primarily due to an unrealized gain on the investment in Symetra in 2015. In 2016, Sirius Group had catastrophe losses of $109 million and net favorable prior year loss reserve development of $64 million. In 2015, Sirius Group had catastrophe losses of $21 million and net favorable prior year loss reserve development of $51 million.

        Sirius Group's book value per common share increased 1.5% to $16.57 in 2016 from $16.33 in 2015. This compares to an increase of 11.2% during 2015, which includes the unrealized gain on the investment in Symetra.

        Sirius Group's combined ratio was 94% in 2016 compared to 85% in 2015. The increase in the combined ratio was primarily driven by higher catastrophe losses in 2016 as compared to 2015. Sirius Group's combined ratio included 12 points of catastrophe losses in 2016 compared to 2 points in 2015. The year ended December 31, 2016 also included 7 points of net favorable prior year loss reserve development compared to 6 points in 2015.

        Gross written premiums increased to $1,269 million or 9% for 2016 from $1,161 million in 2015 as increases in Global Property ($60 million) and Global A&H ($50 million) were partially offset by a decrease in Specialty & Casualty ($12 million). See Results of Reportable Segments below.

Consolidated Results of Operations—Years Ended December 31, 2017, 2016 and 2015

(Expressed in millions of U.S. dollars, except ratio and share information)

Year ended December 31,	2017	2016	2015
Revenues
Gross written insurance and reinsurance premiums	$1,439.3	$1,269.0	$1,160.5

Net written insurance and reinsurance premiums	$1,090.2	$938.1	$847.6

Net earned insurance and reinsurance premiums	$1,035.3	$890.1	$847.0
Net investment income	56.8	56.2	39.9
Net realized investment (losses) gains	(27.2)	288.3	138.5
Net unrealized investment (losses) gains	(10.5)	(238.2)	102.5
Net foreign exchange gains (losses)	9.2	(11.0)	(18.2)
Gain on revaluation of contingent consideration	48.8	—	—
Other revenue	21.7	9.1	(2.4)

Total revenues	1,134.1	994.5	1,107.3
Expenses
Loss and loss adjustment expenses	811.2	519.3	422.7
Insurance and reinsurance acquisition expenses	197.2	210.3	189.8
Other underwriting expenses	106.1	107.3	107.9
General and administrative expenses	91.9	85.1	27.1
Intangible asset amortization	10.2	—	—
Impairment of intangible assets	5.0	—	—
Interest expense on debt	22.4	34.6	26.6

Total expenses	1,244.0	956.6	774.1
Pre-tax (loss) income	(109.9)	37.9	333.2
Income tax (expense) benefit	(26.4)	7.3	(47.1)

Net (loss) income	(136.3)	45.2	286.1
Equity in earnings of unconsolidated affiliates, net of tax	—	6.6	23.9

(Loss) income before income attributable to non-controlling interests	(136.3)	51.8	310.0
Income attributable to non-controlling interests	(13.7)	(19.3)	(18.8)

(Loss) income before accrued dividends on Series A redeemable preference shares	(150.0)	32.5	291.2
Accrued dividends on Series A redeemable preference shares	(6.1)	—	—

Net (loss) income attributable to Sirius Group's common shareholder	(156.1)	32.5	291.2

Comprehensive income
Net (loss) income	(136.3)	51.8	310.0
Other comprehensive (loss) income, net of tax
Change in equity in net unrealized (losses) gains from investments, net of tax	—	—	(29.8)
Change in foreign currency translation, net of tax	71.7	(67.3)	(65.4)
Net change in other, net of tax	—	1.2	0.2

Other comprehensive (loss) income	71.7	(66.1)	(95.0)
Comprehensive (loss) income	(64.6)	(14.3)	215.0
Net (income) attributable to non-controlling interests	(13.7)	(19.3)	(18.8)

Comprehensive (loss) income attributable to Sirius Group's common shareholder	$(78.3)	$(33.6)	$196.2

Ratios:
Loss and LAE ratio(1)	78.4%	58.3%	49.9%
Acquisition expense ratio(2)	19.0%	23.6%	22.4%
Other underwriting expense ratio(3)	10.2%	12.1%	12.7%

Combined ratio(4)	107.6%	94.0%	85.0%

	2017	2016	2015
Per Common Share Data:
Basic (loss) earnings per common share	$(1.30)	$0.27	$2.43
Common shares outstanding	120,000,000	120,000,000	120,000,000
Selected Balance Sheet Data:
Book value per common share	$15.98	$16.57	$16.33
Common shares outstanding	120,000,000	120,000,000	120,000,000

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Years Ended December 31, 2017 and 2016

        Sirius Group's total revenues increased 14% to $1,134 million in 2017 from $995 million in 2016, which was driven by higher net earned insurance and reinsurance premiums and other revenue from IMG and Armada, partially offset by net realized and unrealized investment losses. Net earned insurance and reinsurance premiums increased 16% to $1,035 million from $890 million in 2016, with Specialty & Casualty up 21%, Global Property up 17%, and Global A&H up 13%.

        Net investment income increased 1% to $57 million in 2017 from $56 million in 2016. Sirius Group reported net realized investment losses of $27 million in 2017, which included $19 million of net realized foreign currency losses, compared to net realized investment gains of $288 million in 2016, which included $50 million of net realized foreign currency gains. Net unrealized investment losses were $11 million in 2017, which included $52 million of net unrealized foreign currency losses, compared to net unrealized investment losses of $238 million in 2016, which included $8 million of net unrealized foreign currency losses. During the first quarter of 2016, Sirius Group sold its investment in Symetra, which generated a net realized investment gain of $223 million and a net unrealized investment loss of $219 million, for a total net impact of $4 million. In 2017, net realized and net unrealized investment losses were primarily related to foreign currency losses. Additionally, Sirius Group recorded $9 million of non-investment related foreign exchange gains in 2017 compared to $11 million of non-investment related foreign exchange losses in 2016. See "Foreign Currency Translation" below.

        2017 results include a $49 million gain on revaluation of contingent consideration related to the IMG and Armada Earnouts, mainly due to the settlement and remeasurement of the Armada earnout. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus.

        Other revenue in 2017 of $22 million consists primarily of service fee revenue from IMG and Armada. Other revenue in 2016 included a $5 million gain on the change in fair value of weather derivatives, a $2 million bargain gain on the acquisition of Mount Beacon Holdings, LLC ("Mount Beacon") and a $2 million gain on the sale of Ashmere Insurance Company ("Ashmere"). See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus.

        Sirius Group's total expenses increased 30% to $1,244 million in 2017 from $957 million in 2016. Loss and LAE increased 56% in 2017. The increase in loss and LAE included $259 million of catastrophe losses, after applicable reinsurance and reinstatement premiums, from Hurricane Irma ($83 million), Hurricane Maria ($79 million), Hurricane Harvey ($45 million), California Wildfires ($22 million), Mexico Earthquakes ($13 million) and other catastrophe events versus $109 million of catastrophe losses in 2016 primarily related to the Ecuador Earthquake ($25 million), Alberta Wildfires ($24 million) and Hurricane Matthew ($23 million). Insurance and reinsurance acquisition expenses decreased 6% in 2017, primarily due to lower commissions in Global A&H, partially offset by an increase in net earned insurance and reinsurance premiums. Other underwriting expenses decreased 1% due to lower variable incentive expense accruals.

        General and administrative expenses increased 8% to $92 million in 2017 from $85 million in 2016. General and administrative expenses in 2017 included $45 million of expenses related to IMG and Armada and $13 million of retention bonus expenses for management and employees as a result of our acquisition by CMIG International. The retention bonus expenses were reimbursed by White Mountains to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus) as stipulated in the stock purchase agreement between CMIG International and White Mountains. General and administrative expenses in 2016 included $37 million of transaction bonus expenses and $18 million of retention bonus expenses, both of which were reimbursed by White Mountains to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus).

        Intangible asset amortization of $10 million in 2017 related to the amortization of intangible assets as a result of Sirius Group's acquisitions of IMG and Armada in the second quarter of 2017. Additionally, Sirius Group recognized an impairment of $5 million related to trade names acquired as part of the acquisition of IMG. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus.

        Interest expense on debt in 2017 was $22 million compared to $35 million in 2016. The decrease was due to a lower interest rate on the 2016 SIG Senior Notes versus the 2007 SIG Senior Notes, which was retired in 2016. The retirement of the 2007 SIG Senior Notes in 2016 resulted in a $6 million prepayment penalty, which was recorded as a component of interest expense.

Years Ended December 31, 2016 and 2015

        Sirius Group's total revenues decreased 10% to $995 million in 2016 from $1,107 million in 2015, which was driven primarily by lower net realized and unrealized investment gains. Net earned insurance and reinsurance premiums increased 5% to $890 million in 2016 from $847 million in 2015, with Global Property and Global A&H up 8% and 5%, respectively, and Specialty & Casualty down 2%. Additionally, net earned insurance and reinsurance premiums in 2016 and 2015, reflected in Runoff & Other, included the cost of industry loss warranty covers of $9 million and $11 million, respectively, which White Mountains required Sirius Group to purchase to mitigate the potential impact of major natural catastrophe events on Sirius Group's balance sheet pending the close of the sale to CMIG International.

        Net investment income increased 40% to $56 million in 2016 from $40 million in 2015 due to a larger fixed income portfolio and higher investment yields, driven by a longer duration portfolio. Sirius Group reported net realized investment gains of $288 million in 2016, which included $50 million of net realized foreign currency gains, compared to net realized investment gains of $139 million in 2015, which included $70 million of net realized foreign currency gains. Net unrealized investment losses were $238 million in 2016, which included $8 million of net unrealized foreign currency losses, compared to net unrealized investment gains of $103 million in 2015, which included $15 million of net unrealized foreign currency losses. During the first quarter of 2016, Sirius Group sold its investment in Symetra, which generated a net realized investment gain of $223 million and a net unrealized investment loss of $219 million, for a total net impact of $4 million. Net unrealized investment gains in 2015 included a $219 million net unrealized investment gain recognized in the fourth quarter of 2015 relating to Symetra, as a result of a change from equity affiliate accounting to fair value based upon quoted market price. See Note 20 "Investments in unconsolidated entities" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus. Additionally, Sirius Group recorded $11 million of non-investment related foreign exchange losses in 2016 compared to $18 million of non-investment related foreign exchange losses in 2015. See "Foreign Currency Translation" below.

        Other revenue in 2016 included a $5 million gain on the change in fair value of weather derivatives, a $2 million bargain gain on acquisition of Mount Beacon and a $2 million gain on the sale of Ashmere. Other revenue in 2015 of $(2) million included a $2 million mark-to-market loss on the interest rate cap and a $3 million loss due to the final settlement from the sale of a former affiliate in 2012 which was partially offset by $2 million of gains on the change in fair value of weather derivatives. See Note 3 "Significant transactions" and Note 13 "Derivatives" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus.

        Sirius Group's total expenses increased 23% to $957 million in 2016 from $774 million in 2015. Loss and LAE increased 23% in 2016. The increase in loss and LAE included $109 million of catastrophe losses, after applicable reinsurance and reinstatement premiums, from the Ecuador Earthquake ($25 million), Alberta Wildfires ($24 million), Hurricane Matthew ($23 million) and other catastrophe events versus $21 million of catastrophe losses in 2015. Partially offsetting the catastrophe losses was $64 million of net favorable prior year loss reserve development, primarily in Global Property ($27 million) and Specialty & Casualty ($25 million). Insurance and reinsurance acquisition expenses increased 11% in 2016, primarily due to higher commissions for Global Property. Other underwriting expenses decreased 1% due to lower variable incentive expense accruals.

        General and administrative expenses in 2016 included $37 million of transaction bonus expenses and $18 million of retention bonus expenses, both of which were reimbursed by White Mountains to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus) as stipulated in the stock purchase agreement between CMIG International and White Mountains.

        Interest expense on debt in 2016 was $35 million compared to $27 million in 2015. This was primarily due to a $6 million prepayment penalty on the retirement of the 2007 SIG Senior Notes in 2016. The prepayment penalty was reflected as a component of interest expense.

Summary of Investment Results

Pre-Tax Return on Investments

        Total return on investments includes investment income, net realized gains and losses and the change in unrealized gains and losses generated by the investment portfolio including equity method investments for which we have made fair value election and net income or loss in investments in unconsolidated affiliates. Total return is calculated on a pre-tax basis and includes the impact of investment related foreign exchange gains or losses whether reflected in pre-tax income or other comprehensive income, unless otherwise noted. Returns are calculated on average investments for the period displayed and presented gross of separately managed account fees as well as internal expenses in order to produce a better comparison to benchmark returns which exclude an expense load.

        Percentage fixed income return figures include performance of fixed income mutual funds that are classified as equity securities on the balance sheet and exclude the impact of third-party currency forwards and/or swaps.

        Sirius Group maintains an equity portfolio that consists of equity securities, and other long-term investments, including hedge funds, private equity funds and direct investments in privately held common securities investments. From time to time, Sirius may also invest in exchange-traded funds ("ETFs") and mutual funds. For return purposes, investments in fixed-income ETFs and mutual funds are included in the fixed income results and excluded from equity portfolio results.

        A summary of Sirius Group's total pre-tax net investment results and performance metrics for the three and six months ended June 30 2018 and 2017, respectively, was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions) Pre-tax investment results	2018	2017	2018	2017
Net investment income	$19.2	$16.6	$30.0	$32.1
Net realized and unrealized investment gains (losses)(1)	43.8	(14.2)	58.5	(25.0)
Change in foreign currency translation on investments recognized through other comprehensive income(2)	(78.1)	45.3	(99.0)	59.9

Total pre-tax investment (losses) gains	$(15.1)	$47.7	$(10.5)	$67.0

(1)
Includes foreign exchange gains / (losses) for the three months ended June 30, 2018 and 2017 of $48.2 million and $(28.5) million, respectively, and for the six months ended June 30, 2018 and 2017 of $68.3 million and $(43.7) million, respectively.

(2)
Excludes non-investment related foreign exchange gains / (losses) for the three months ended June 30, 2018 and 2017 of $29.6 million and $(11.8) million, respectively, and for the six months ended June 30, 2018 and 2017 of $37.1 million and $(12.7) million, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
Performance Metrics	2018	2017	2018	2017
Total fixed income investment returns:
In U.S. dollars	–0.4%	1.4%	–0.5%	2.0%
In local currencies	0.4%	0.7%	0.4%	1.2%
Bloomberg Barclays US Agg 1-3 Year Total Return Value Unhedged USD	0.3%	0.3%	0.1%	0.7%
OMX Stockholm OMRX Total Bond Index	0.6%	0.1%	1.1%	0.1%
Total equity securities and other long-term investments returns:
In U.S. dollars	–0.5%	5.3%	1.6%	7.5%
In local currencies	1.0%	4.2%	2.7%	6.2%
S&P 500 Index (total return)	3.4%	3.1%	2.6%	9.3%
Total consolidated portfolio:
In U.S. dollars	–0.4%	1.7%	–0.2%	2.4%
In local currencies	0.5%	0.9%	0.7%	1.5%

Three and Six Months Ended June 30, 2018 and 2017

        Sirius Group's pre-tax total gross return on invested assets was (0.4)% for the second quarter of 2018 compared to 1.7% for the second quarter of 2017. The 2018 result included foreign currency losses on investments, which reduced the total pre-tax return by (0.9)%. The quarterly currency losses were generated mainly from SEK, EUR and NIS holdings as these currencies weakened 7.2%, 5.7% and 4.3%, respectively, versus the U.S. dollar. The 2017 result benefited 0.8% from foreign currency gains predominantly driven by the SEK and EUR holdings as these currencies strengthened 5.6% and 6.4%, respectively, versus the U.S. dollar.

        For the six months ended June 30, 2018, Sirius Group's pre-tax total gross return on invested assets was (0.2)% versus 2.4% for the same period in 2017. The investment result for the six months ended June 30, 2018 was adversely impacted by the aforementioned strengthening of the U.S. dollar which reduced our return by (0.9)%. The investment result for the six months ended June 30, 2017, however, benefited by 0.9% due to the impact of a weakening U.S. dollar on our non-U.S. dollar holdings.

        Net investment income was $3 million higher in the second quarter of 2018 versus the second quarter of 2017 due to a higher interest rate environment which was partially offset by lower fixed income holdings. However, for the six months ended June 30, 2018, net investment income was lower than the prior period by $2 million due to lower fixed income holdings partially offset by a higher interest rate environment.

        Net realized and unrealized investment (losses) gains on investments, excluding foreign currency, were $(4) million for the three months ended June 2018 compared to $14 million for the three months ended June 30, 2017. For the six months ended June 30, 2018, net realized and unrealized losses on investments, excluding foreign currency, were $10 million and $29 million lower than the prior period, respectively. The main driver for these variances was the impact of rising interest rates on our fixed income portfolio which generated losses in the first half of 2018. In addition, our non-USD fixed income portfolio performed strongly during the first half of 2017.

Fixed income results (including short term investments)

        As of June 30, 2018, the fixed income portfolio duration was approximately 2.1 years compared to 2.2 years as of June 30, 2017. The average credit quality of the fixed income portfolio, including short term, was AA at June 30, 2018 and AA- at June 30, 2017. At June 30, 2018 and 2017, Sirius Group held $382 million and $381 million, respectively, of non-U.S. denominated fixed income securities.

        The fixed income portfolio lost (0.4)% on a U.S. dollar basis and returned 0.4% in local currencies for the second quarter of 2018. Our U.S. portfolio returned 0.3% versus the Barclays 1-3 Year Aggregate ("BarcAg1-3") of 0.3%. Our non-U.S. portfolio returned 0.6% in original currencies which compares to the OMX Stockholm OMRX Total Return Bond Index ("OMRX") of 0.6%.

        The return for the six months ended June 30, 2018 was (0.5)% on a U.S. dollar basis and 0.4% in original currency. Our U.S. portfolio returned 0.3% versus the BarcAg1-3 of 0.1%. The outperformance was due to a lower concentration in treasuries in our portfolio compared to the BarcAg1-3. Our non-U.S. portfolio returned 0.8% in original currencies which compares to the OMRX of 1.1% due to a market driven negative return in our euro denominated fixed income investments.

        The fixed income portfolio returned 1.4% on a U.S. dollar basis and 0.7% in local currencies for the second quarter of 2017. Our U.S. portfolio returned 0.8% versus the BarcAg1-3 of 0.3% due to a higher concentration of corporates and MBS in our portfolio compared to the BarcAg1-3. Our non-U.S. portfolio returned 0.1% in original currencies which compares to the OMRX of 0.1%. The return for the six months ended June 30, 2017 was 2.0% on a U.S. dollar basis and 1.2% in original currencies. Our U.S. portfolio returned 1.3% versus the BarcAg1-3 of 0.7% due to a lower concentration in treasuries in our portfolio compared to the BarcAg1-3. Our non-U.S. portfolio returned 0.4% in original currencies which compares to the OMRX of 0.1% due to a market driven strong performance of our Canadian dollar denominated fixed income holdings.

Equity securities and other long-term investments results

        At June 30, 2018, the equity and other long-term investments portfolio included $371 million of U.S. dollar and $181 million of non-U.S. dollar denominated securities.

        For the second quarter of 2018, the equity portfolio lost (0.5)% on a U.S. dollar basis but gained 1.0% in local currencies. The S&P 500 gained 3.4% for the same period. For the six months ended June 30, 2018, the equity portfolio returned 1.6% on a U.S. dollar basis and 2.7% in original currencies versus the S&P 500 of 2.6%. Performance lagged the S&P 500 in the second quarter of 2018 but was in line with the return for the six months ended June 30, 2018. Our equity results will generally differ from the S&P 500 given our non-U.S. dollar exposure and our private equity and hedge fund portfolios that tend to be less correlated to the S&P 500.

        At June 30, 2017, the equity and other long-term investments portfolio included $207 million of U.S. dollar and $95 million of non-U.S. dollar denominated securities, respectively.

        For the second quarter of 2017, the equity portfolio returned 5.3% on a U.S. dollar basis and 4.2% in local currencies. The S&P 500 returned 3.1% for the same period. For the six months ended June 30, 2017, the equity portfolio returned 7.5% in U.S. dollars and 6.2% in local currencies versus the S&P 500 of 9.3%.

        A summary of Sirius Group's total pre-tax net investment results for the years ended 2017, 2016, and 2015 was as follows:

	Year Ended December 31,
($ in millions)	2017	2016	2015
Pre-tax investment results
Net investment income	$56.8	$56.2	$39.9
Net realized and unrealized investment gains(1)	(37.7)	50.1	241.0
Equity in earnings of unconsolidated affiliates(2)	—	6.6	23.9
Change in foreign currency translation on investments recognized through other comprehensive income(3)	83.9	(83.1)	(110.7)

Total pre-tax investment gains	$103.0	$29.8	$194.1

(1)
Includes foreign exchange gains (losses) for the years ended December 31, 2017, 2016 and 2015 of $(70.8) million, $42.3 million and $55.2 million, respectively.

(2)
Relates primarily to our equity method investment in OneBeacon Insurance Group, Ltd. Refer to Note 20 "Investments in unconsolidated entities" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus

(3)
Excludes non-investment related foreign exchange gains / (losses) for the years ended December 31, 2017, 2016 and 2015 of $9.2 million, $(11.0) million and $(18.2) million, respectively.

	Year Ended December 31,
Performance Metrics	2017	2016	2015
Total fixed income investment returns:
In U.S. dollars	2.9%	0.4%	–1.3%
In local currencies	1.8%	1.8%	1.0%
Bloomberg Barclays US Agg 1-3 Year Total Return Value Unhedged USD	0.9%	1.3%	0.7%
OMX Stockholm OMRX Total Bond Index	0.3%	2.6%	0.5%
Total equity securities, investments in unconsolidated affiliates, and other long-term investments returns:
In U.S. dollars	16.8%	11.5%	31.6%
In local currencies	13.8%	11.7%	31.6%
S&P 500 Index (total return)	21.8%	12.0%	1.4%
Total consolidated portfolio
In U.S. dollars	4.1%	0.9%	5.7%
In local currencies	2.9%	2.2%	7.7%

Years Ended December 31, 2017 and 2016

        Sirius Group's pre-tax total return on invested assets was 4.1% for 2017 compared to 0.9% for 2016. The 2017 result included foreign currency gains on investments, which contributed 1.2% to the total pre-tax return. The currency gains were mainly generated from SEK and EUR holdings as both currencies strengthened in excess of 10% against the U.S. dollar. Foreign currency losses on investments reduced the 2016 return by 1.3% as SEK, EUR and GBP holdings weakened against the U.S. dollar.

Fixed income results (including short term investments)

        As of December 31, 2017, the fixed income portfolio duration was approximately 2.0 years compared to 3.0 years as of December 31, 2016. The reduction of duration was made to better position the portfolio against market losses arising from a rising rate environment. The average credit quality of the fixed income portfolio was AA at December 31, 2017 and AA- at December 31, 2016. The one-notch credit reduction was a result of incidental shifts in the portfolio mix rather than a change in investment strategy.

        At December 31, 2017, Sirius Group held $399 million of non-U.S. denominated fixed income securities. Given the low, and in many cases negative, interest rate environment throughout Europe, Sirius Group redeployed $249 million of EUR and GBP fixed income into USD fixed income and EUR equities during 2017.

        The fixed income portfolio returned 2.9% for 2017 on a U.S. dollar basis and 1.8% in local currencies for the same period. The U.S. fixed income portfolio returned 1.9% versus BarcAg1-3 of 0.9%. Our non-U.S. fixed income portfolio returned 0.8% in original currencies which compared to the OMRX of 0.3%.

Equity securities and other long-term investments results

        The company benefited in 2017 versus 2016 from its continued, albeit modest, deployment into equity and alternative investment strategies. For 2017, the equity portfolio returned 16.8% on a U.S. dollar basis and 13.8% in local currencies. The S&P 500 returned 21.8% for the same period. At December 31, 2017, the equity and other long-term investments portfolio included $290 million of U.S. dollar and $176 million of non-U.S. dollar denominated securities. For 2016, the Sirius Group equity portfolio returned 11.5% on a U.S. dollar basis and 11.7% in local currencies for the same period. The S&P 500 returned 12.0% for the same period.

Years Ended December 31, 2016 and 2015

        Sirius Group's pre-tax total return on invested assets was 0.9% for 2016 compared to 5.7% for 2015. The 2016 result included foreign currency losses on investments which reduced the total pre-tax return by 1.3%. The 2015 result reflects foreign currency investment losses of 2.0%. Both 2016 and 2015 foreign exchange losses resulted from weakening currencies versus the U.S. dollar in our SEK, GBP and EUR holdings.

        Due to the sale of Sirius Group to CMIG International on April 18, 2016, and the related disposition of certain assets, including unconsolidated affiliates, for cash, the investment portfolio was predominantly comprised of fixed income and short-term investments during 2016.

        The 2015 results were primarily driven by $219 million in pre-tax unrealized investment gains recognized in the fourth quarter of 2015 relating to the holding in Symetra. The gain on Symetra was a result of a change from equity affiliate accounting to fair value based upon quoted market price.

Fixed income results (including short term investments)

        As of December 31, 2016, the fixed income portfolio duration was approximately 3.0 years compared to 2.1 years as of December 31, 2015. The average credit quality of the fixed income portfolio was AA- at December 31, 2016 and A+ at December 31, 2015. The one notch credit increase was a result of incidental shifts in the portfolio mix rather than a change in investment strategy.

        At December 31, 2016 and 2015, Sirius Group held $608 million and $639 million, respectively, of non-U.S. denominated fixed income securities.

        The fixed income portfolio returned 0.4% for 2016 on a U.S. dollar basis and 1.8% in local currencies for the same period. The U.S. fixed income portfolio returned 1.5% versus BarcAg1-3 of 1.3%. Our non-U.S. portfolio returned 3.4% in original currencies which compares to the OMRX of 2.6%. The 2015 fixed income portfolio returned –1.3% on a U.S. dollar basis and 1.0% in local currencies for the same period.

Equity securities and other long-term investments results

        For 2016, the Sirius Group equity portfolio returned 11.5% on a U.S. dollar basis and 11.7% in local currencies for the same period. The S&P 500 returned 12.0% for the same period.

        For 2015, the Sirius Group equity portfolio returned 31.6% U.S. dollar basis with minimal impact from currency. The S&P 500 returned 1.4% for the same period. At December 31, 2015, our investment in Symetra represented approximately 26% of total invested assets and accounted for a $219 million gain as explained above.

Foreign Currency Translation

Impact of Foreign Currency Translation

        The U.S. dollar is the functional currency for Sirius Group's businesses except for Sirius International, Syndicate 1945, several subsidiaries of IMG, and the Canadian reinsurance operations of Sirius America. Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation of functional currencies into U.S. dollars are reported in shareholder's equity and in Accumulated other comprehensive income. As of December 31, 2017 and 2016, Sirius Group had net unrealized foreign currency translation losses of $141 million and $212 million, respectively, recorded in Accumulated other comprehensive income (loss), after-tax on its Consolidated Balance Sheet.

        Assets and liabilities relating to foreign operations are converted into the functional currency using current exchange rates; revenues and expenses are translated into the functional currency using the weighted average exchange rate for the period.

        As of December 31, 2017, the following currencies represented the largest exposure to foreign currency risk as a percentage of Sirius Group's shareholder's equity: the Swedish Krona 9% (short) and the Israeli Shekel 4% (long).

        The following rates of exchange for the U.S. dollar have been used for translation of investments whose functional currency is not the U.S. dollar at June 30, 2018 and 2017:

Currency	Closing Rate June 30, 2018	Closing Rate June 30, 2017
Swedish Krona	8.9539	8.4337
British Pound Sterling	0.7604	0.7707
Euro	0.8584	0.8757
Canadian Dollar	1.3226	1.2960

        The following rates of exchange for the U.S. dollar have been used for translation of investments whose functional currency is not the U.S. dollar at December 31, 2017 and 2016:

Currency	Closing Rate 2017	Closing Rate 2016
Swedish Krona	8.2051	9.0549
British Pound Sterling	0.7398	0.8074
Euro	0.8339	0.9479
Canadian Dollar	1.2556	1.3432

        A summary of the impact of foreign currency translation on Sirius Group's consolidated financial results for the six months ended June 30, 2018 and 2017 follows:

	Six months ended June 30,
($ in millions)	2018	2017
Net realized investment (losses) gains—foreign currency(1)	$6.0	$0.9
Net unrealized investment (losses) gains—foreign currency(2)	48.6	(44.5)

Net realized and unrealized investment gains—foreign currency	54.6	(43.6)
Net foreign exchange gains (losses)—foreign currency translation (losses) gains(3)	19.4	8.4
Net foreign exchange gains (losses)—currency swaps(3)	3.0	(6.8)
Net foreign exchange gains (losses)—other(3)	(0.2)	(0.3)
Income tax expense	(0.5)	1.9

Total foreign currency remeasurement gains (losses) recognized through net income, after tax	76.3	(40.4)
Change in foreign currency translation on investments recognized through other comprehensive income, after tax	(99.0)	59.9
Change in foreign currency translation on non-investment net liabilities recognized through other comprehensive income, after tax	37.1	(12.7)

Total foreign currency translation (losses) gains recognized through other comprehensive income, after tax	(61.9)	47.2

Total foreign currency gains recognized in comprehensive income, after tax	$14.4	$6.8

(1)
Component of Net realized investment gains (losses) on the Consolidated Statements of Income.

(2)
Component of Net unrealized investment gains (losses) on the Consolidated Statements of Income.

(3)
Component of Net foreign exchange gains on the Consolidated Statements of Income.

        A summary of the impact of foreign currency translation on Sirius Group's consolidated financial results for the years ended December 31, 2017, 2016 and 2015 follows:

($ in millions)	2017	2016	2015
Net realized investment (losses) gains—foreign currency(1)	$(19.1)	$50.0	$70.6
Net unrealized investment (losses) gains—foreign currency(2)	(51.7)	(7.7)	(15.4)

Net realized and unrealized investment gains—foreign currency	(70.8)	42.3	55.2
Net foreign exchange gains (losses)—foreign currency translation (losses) gains(3)	20.7	(17.5)	(18.1)
Net foreign exchange gains (losses)—currency swaps(3)	(11.3)	6.5	(0.1)
Net foreign exchange gains (losses)—other(3)	(0.2)	—	—
Income tax expense	3.3	2.4	(0.2)

Total foreign currency remeasurement gains (losses) recognized through net income, after tax	(58.3)	33.7	36.8
Change in foreign currency translation on investments recognized through other comprehensive income, after tax	83.9	(83.1)	(110.7)
Change in foreign currency translation on non-investment net liabilities recognized through other comprehensive income, after tax	(12.2)	15.8	45.3

Total foreign currency translation (losses) gains recognized through other comprehensive income, after tax	71.7	(67.3)	(65.4)

Total foreign currency gains (losses) recognized in comprehensive (loss) income, after tax	$13.4	$(33.6)	$(28.6)

(1)
Component of Net realized investment (losses) gains on the Consolidated Statements of (Loss) Income

(2)
Component of Net unrealized investment (losses) gains on the Consolidated Statements of (Loss) Income

(3)
Component of Net foreign gains (losses) on the Consolidated Statements of (Loss) Income

Investment Portfolio Composition by Currency

        Set forth below is the carrying value of our cash and investment holdings in U.S. dollars and foreign currencies as of December 31, 2017 and 2016:

        As of December 31, 2017, Sirius Group's investment portfolio included approximately $575 million in non-U.S. dollar denominated investments, most of which denominated in SEK, EUR, GBP, CAD and NIS. The value of the investments in this portfolio is impacted by changes in the exchange rate between the U.S. dollar and those currencies.

	Carrying Value at December 31, 2017		Carrying Value at December 31, 2016
($ in millions) Currency	Local Currency	USD	Local Currency	USD
U.S. Dollar	2,798.9	$2,798.9	3,036.8	$3,036.8
Swedish Krona	1,765.7	215.4	1,888.6	208.6
Euro	141.2	169.5	171.2	180.6
British Pound Sterling	9.1	12.3	119.9	148.5
Canadian Dollar	78.0	62.0	85.8	63.9
Israeli Shekel	233.6	67.3	0.0	0.0
Other	—	48.3	—	39.0

Total Investments		$3,373.7		$3,677.4

        During 2017, the U.S. dollar weakened 9% against the SEK, 8% against the GBP and 12% against the EUR. These foreign currency movements resulted in approximately $16 million of foreign currency investment gains, which are recorded as a component of net realized and unrealized investment gains or losses recognized in pre-tax income and change in foreign currency translation on investments recognized in other comprehensive income. During 2016, the U.S. dollar strengthened 7% against the SEK, 19% against the GBP and 3% against the EUR, which resulted in $36 million of foreign currency investment losses. During 2015, the U.S. dollar strengthened 8% against the SEK, 5% against the GBP and 11% against the EUR, which resulted in $23 million of foreign currency investment losses.

        Sirius International holds a large portfolio of investments that are denominated in U.S. dollar, but its functional currency is the SEK. When Sirius International prepares its stand-alone GAAP financial statements, it converts its U.S. dollar denominated investments to SEK and recognizes the related foreign currency translation gains or losses through pre-tax income. When Sirius Group consolidates Sirius International, it translates Sirius International's stand-alone GAAP financial statements to U.S. dollars and recognizes the related foreign currency translation gains or losses through other comprehensive income (loss). Since Sirius Group reports its financial statements in U.S. dollar, there is no net effect to book value per common share or to investment returns from foreign currency translation on its U.S. dollar denominated investments at Sirius International. However, net realized and unrealized investment gains, other revenues, net income (loss), earnings per share and other comprehensive income (loss) can be significantly affected during periods of high volatility in the foreign exchange rate between the U.S. dollar and other currencies, especially the SEK.

Results of Reportable Segments

        The following table displays Sirius Group's underwriting ratios prior to cessions to reinsurers ("Gross"), cessions to reinsurers ("Ceded") and after cessions to reinsurers ("Net") basis. See "Reinsurance Protection" in "Information About Sirius Group" for further information.

Three and Six Months Ended June 30, 2018 and 2017

Gross, Ceded and Net Combined Ratios Three months ended June 30, 2018	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	45.5%	52.5%	56.6%	49.9%
Acquisition expense ratio	25.7%	29.0%	24.3%	24.3%
Other underwriting expense ratio	6.5%	5.7%	12.6%	10.2%

Gross Combined ratio	77.7%	87.2%	93.5%	84.4%

Ceded ratios:
Loss and LAE ratio	50.5%	54.4%	23.5%	51.6%
Acquisition expense ratio	33.7%	18.5%	16.3%	30.3%

Ceded Combined ratio	84.2%	72.9%	39.8%	81.9%

Net ratios:
Loss and LAE ratio	42.2%	51.9%	60.2%	49.0%
Acquisition expense ratio	20.4%	32.7%	26.3%	21.6%
Other underwriting expense ratio	10.8%	7.8%	14.2%	12.4%

Net Combined ratio	73.4%	92.4%	100.7%	83.0%

Gross, Ceded and Net Combined Ratios Three months ended June 30, 2017	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	30.8%	56.7%	68.9%	58.4%
Acquisition expense ratio	19.0%	29.3%	21.8%	21.5%
Other underwriting expense ratio	11.6%	5.2%	10.2%	9.2%

Gross Combined ratio	61.4%	91.2%	100.9%	89.1%

Ceded ratios:
Loss and LAE ratio	14.2%	52.5%	123.9%	67.5%
Acquisition expense ratio	24.4%	29.7%	16.2%	30.0%

Ceded Combined ratio	38.6%	82.2%	140.1%	97.5%

Net ratios:
Loss and LAE ratio	35.1%	57.2%	58.9%	54.6%
Acquisition expense ratio	17.6%	29.2%	22.7%	18.2%
Other underwriting expense ratio	14.6%	7.6%	11.8%	12.6%

Net Combined ratio	67.3%	94.0%	93.4%	85.4%

Gross, Ceded and Net Combined Ratios Six months ended June 30, 2018	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	47.5%	53.8%	49.3%	49.7%
Acquisition expense ratio	23.8%	29.9%	24.2%	23.0%
Other underwriting expense ratio	7.7%	6.4%	12.8%	10.0%

Gross Combined ratio	79.0%	90.1%	86.3%	82.7%

Ceded ratios:
Loss and LAE ratio	48.4%	56.7%	35.0%	50.9%
Acquisition expense ratio	29.5%	20.2%	9.9%	26.0%

Ceded Combined ratio	77.9%	76.9%	44.9%	76.9%

Net ratios:
Loss and LAE ratio	47.1%	52.9%	51.1%	49.3%
Acquisition expense ratio	20.9%	32.9%	26.1%	21.9%
Other underwriting expense ratio	11.7%	8.5%	14.5%	13.7%

Net Combined ratio	79.7%	94.3%	91.7%	84.9%

Gross, Ceded and Net Combined Ratios Six months ended June 30, 2017	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	37.9%	59.6%	62.1%	55.2%
Acquisition expense ratio	20.1%	27.5%	22.0%	22.2%
Other underwriting expense ratio	10.7%	5.4%	9.5%	8.8%

Gross Combined ratio	68.7%	92.5%	93.6%	86.2%

Ceded ratios:
Loss and LAE ratio	17.4%	58.7%	102.6%	56.8%
Acquisition expense ratio	23.5%	28.3%	16.9%	27.4%

Ceded Combined ratio	40.9%	87.0%	119.5%	84.2%

Net ratios:
Loss and LAE ratio	43.5%	60.3%	54.4%	54.6%
Acquisition expense ratio	19.2%	27.1%	23.1%	20.1%
Other underwriting expense ratio	13.6%	8.9%	11.3%	12.4%

Net Combined ratio	76.3%	96.3%	88.8%	87.1%

Years Ended December 31, 2017, 2016 and 2015

Gross, Ceded and Net Combined Ratios Year ended December 31, 2017	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	80.0%	60.1%	68.9%	74.6%
Acquisition expense ratio	20.0%	28.5%	23.4%	20.1%
Other underwriting expense ratio	8.8%	5.5%	8.7%	7.9%

Gross Combined ratio	108.8%	94.1%	101.0%	102.6%

Ceded ratios:
Loss and LAE ratio	40.9%	64.0%	94.3%	61.5%
Acquisition expense ratio	20.1%	26.6%	13.4%	23.6%

Ceded Combined ratio	61.0%	90.6%	107.7%	85.1%

Net ratios:
Loss and LAE ratio	90.8%	58.6%	64.3%	78.4%
Acquisition expense ratio	20.0%	29.2%	25.2%	19.0%
Other underwriting expense ratio	11.2%	7.6%	10.1%	10.2%

Net Combined ratio	122.0%	95.4%	99.6%	107.6%

Gross, Ceded and Net Combined Ratios Year ended December 31, 2016	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	50.0%	62.1%	54.7%	55.1%
Acquisition expense ratio	20.7%	28.1%	25.5%	23.7%
Other underwriting expense ratio	10.8%	5.4%	8.9%	8.7%

Gross Combined ratio	81.5%	95.6%	89.1%	87.5%

Ceded ratios:
Loss and LAE ratio	27.0%	60.3%	50.1%	46.3%
Acquisition expense ratio	20.1%	31.3%	16.0%	23.7%

Ceded Combined ratio	47.1%	91.6%	66.1%	70.0%

Net ratios:
Loss and LAE ratio	55.7%	63.0%	55.9%	58.3%
Acquisition expense ratio	20.8%	26.3%	27.9%	23.6%
Other underwriting expense ratio	13.5%	8.6%	11.2%	12.1%

Net Combined ratio	90.0%	97.9%	95.0%	94.0%

Gross, Ceded and Net Combined Ratios Year ended December 31, 2015	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	36.2%	58.9%	64.8%	47.5%
Acquisition expense ratio	18.7%	29.0%	22.6%	22.7%
Other underwriting expense ratio	11.5%	6.4%	8.8%	9.4%

Gross Combined ratio	66.4%	94.3%	96.2%	79.6%

Ceded ratios:
Loss and LAE ratio	31.8%	53.7%	44.1%	40.8%
Acquisition expense ratio	18.5%	32.3%	20.0%	23.4%

Ceded Combined ratio	50.3%	86.0%	64.1%	64.2%

Net ratios:
Loss and LAE ratio	37.5%	61.3%	70.8%	49.9%
Acquisition expense ratio	18.8%	27.5%	23.4%	22.4%
Other underwriting expense ratio	14.8%	9.4%	11.3%	12.7%

Net Combined ratio	71.1%	98.2%	105.5%	85.0%

Global Property

        Global Property consists of Sirius Group's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance, and agriculture reinsurance on a worldwide basis.

Three and Six Months Ended June 30, 2018 and 2017

	Three months ended June 30,		Six months ended June 30,
Global Property ($ in millions)	2018	2017	2018	2017
Gross written premiums	$325.4	$168.1	$672.0	$452.0
Net written premiums	177.0	130.0	424.2	329.4
Net earned insurance and reinsurance premiums	167.5	130.6	303.6	250.1
Loss and allocated LAE	(68.2)	(43.4)	(138.6)	(104.2)
Insurance and reinsurance acquisition expenses	(34.1)	(23.0)	(63.4)	(47.9)

Technical profit	$65.2	$64.2	$101.6	$98.0

Unallocated LAE	(2.5)	(2.5)	(4.4)	(4.5)
Other underwriting expenses	(18.1)	(19.1)	(35.5)	(33.9)

Underwriting income	$44.6	$42.6	$61.7	$59.6

Ratios:
Loss and LAE Ratio(1)	42.2%	35.1%	47.1%	43.5%
Acquisition expense ratio(2)	20.4%	17.6%	20.9%	19.2%
Other underwriting expense ratio(3)	10.8%	14.6%	11.7%	13.6%

Combined ratio(4)	73.4%	67.3%	79.7%	76.3%

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Three months ended June 30, 2018 and 2017:

        Global Property produced a net combined ratio of 73% for the three months ended June 30, 2018 compared to 67% for the three months ended June 30, 2017. The increase in the combined ratio was driven by unfavorable prior year loss reserve development.

        Global Property recorded underwriting income of $45 million and $43 million for the three month periods ended June 30, 2018 and 2017, respectively. The three month periods ended June 30, 2018 and 2017 both included $1 million (less than 1 point) of catastrophe losses. Net unfavorable prior year loss reserve development was $1 million (less than 1 point) for the three months ended June 30, 2018 compared to $14 million (11 points) of net favorable prior year loss reserve development for the three months ended June 30, 2017. For the three months ended June 30, 2017, the net favorable prior year loss reserve development primarily related to Property Catastrophe Excess ($13 million).

        Reinsurance protection:    The Global Property net combined ratio was 4 points lower than the gross combined ratio for the three months ended June 30, 2018 and 6 points higher than the gross combined ratio for the three months ended June 30, 2017. The second quarter 2018 net combined ratio was lower than the gross combined ratio due primarily to an Other Property fronting treaty, which records offsetting gross and ceded loss and commission results, less a margin to Sirius Group. This fronting treaty involves two separate quota share agreements whereby assumed risk from a third party is ceded in their entirely to another third party.

Six months ended June 30, 2018 and 2017:

        Global Property produced a net combined ratio of 80% for the six months ended June 30, 2018 compared to 76% for the six months ended June 30, 2017. The increase in the combined ratio was driven by net unfavorable prior year loss reserve development partially offset by lower catastrophe losses.

        Global Property recorded underwriting income of $62 million and $60 million for the six month periods ended June 30, 2018 and 2017, respectively. The six months ended June 30, 2018 included catastrophe losses of $3 million (1 point) and net unfavorable prior year loss reserve development of $18 million (6 points). The six months ended June 30, 2017 included catastrophe losses of $9 million (4 points) and net favorable prior year loss reserve development of $2 million (1 point). For the six months ended June 30, 2018, net unfavorable prior year loss reserve development was recorded in Other Property ($13 million) and Property Catastrophe Excess ($7 million). For the six months ended June 30, 2017, catastrophe losses were recorded in Other Property ($6 million) and Property Catastrophe Excess ($3 million).

        Reinsurance protection:    The Global Property net combined ratio was 1 point higher than the gross combined ratio for the six months ended June 30, 2018 and 7 points higher than the gross combined ratio for the six months ended June 30, 2017. The Other Property fronting treaty referenced in the three months June 30, 2018 results also impacted the six months ended June 30, 2018 gross and ceded loss and commission ratios.

Global Property Gross Written Premiums

	Three months ended June 30,		Six months ended June 30,
Global Property ($ in millions)	2018	2017	2018	2017
Other Property	$232.5	$95.5	$405.2	$231.7
Property Catastrophe Excess	45.6	45.4	212.2	186.6
Agriculture	47.3	27.2	54.6	33.7

Total	$325.4	$168.1	$672.0	$452.0

        Global Property's gross written premiums increased 93% to $325 million for the three months ended June 30, 2018 from $168 million for the three months ended June 30, 2017, due to the Other Property fronting treaty, which represents $109 million of the total increase. The remaining increase in Other Property was driven by favorable rate changes and new opportunities. In addition, Agriculture increased by $20 million due to new opportunities in the second quarter of 2018.

        Global Property's gross written premiums increased 49% to $672 million for the six months ended June 30, 2018 from $452 million for the six months ended June 30, 2017, due to the Other Property fronting treaty, which was $122 million of the total increase. The remaining increases in Other Property and Property Catastrophe Excess were driven by favorable rate changes and new opportunities.

Global Property Net Earned Insurance and Reinsurance Premiums

	Three months ended June 30,		Six months ended June 30,
Global Property ($ in millions)	2018	2017	2018	2017
Other Property	$103.1	$80.6	$196.4	$163.5
Property Catastrophe Excess	42.0	36.2	84.4	71.7
Agriculture	22.4	13.8	22.8	14.9

Total	$167.5	$130.6	$303.6	$250.1

        Global Property's net earned insurance and reinsurance premiums increased 28% to $168 million for the three months ended June 30, 2018 from $131 million for the three months ended June 30, 2017. Primary drivers were Other Property ($23 million) and Agriculture ($9 million). The Other Property fronting treaty did not significantly impact Global Property's net earned insurance and reinsurance premiums for either the 2018 or 2017 periods.

        Global Property's net earned insurance and reinsurance premiums increased 21% to $304 million for the six months ended June 30, 2018 from $250 million for the six months ended June 30, 2017. Primary drivers were Other Property ($33 million) and Property Catastrophe Excess ($13 million). The Other Property fronting treaty did not significantly impact Global Property's net earned insurance and reinsurance premiums for either the 2018 or 2017 periods.

Years Ended December 31, 2017, 2016, and 2015

Global Property ($ in millions) Year ended December 31,	2017	2016	2015
Gross written premiums	$732.1	$634.9	$574.7
Net written premiums	556.2	514.2	440.7
Net earned insurance and reinsurance premiums	564.4	481.8	446.0
Loss and allocated LAE	(499.5)	(256.6)	(156.8)
Insurance and reinsurance acquisition expenses	(112.9)	(100.3)	(84.0)

Technical (loss) profit	(48.0)	124.9	205.2

Unallocated LAE	(12.9)	(11.9)	(10.3)
Other underwriting expenses	(63.3)	(65.1)	(65.8)

Underwriting (loss) income	$(124.2)	$47.9	$129.1

Ratios:
Loss and LAE Ratio(1)	90.8%	55.7%	37.5%
Acquisition expense ratio(2)	20.0%	20.8%	18.8%
Other underwriting expense ratio(3)	11.2%	13.5%	14.8%

Combined ratio(4)	122.0%	90.0%	71.1%

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

2017 vs. 2016:

        Global Property produced a combined ratio of 122% for 2017 compared to 90% in 2016. The increase in the combined ratio was driven by higher catastrophe losses and a higher frequency of non-catastrophe property losses.

        Global Property recorded an underwriting loss of $124 million in 2017 compared to $48 million of underwriting income for 2016. The 2017 results included $245 million (43 points) of catastrophe losses, after applicable reinsurance and reinstatement premiums, from Hurricane Irma ($75 million), Hurricane Maria ($76 million), Hurricane Harvey ($42 million), California Wildfires ($21 million), Mexico Earthquakes ($13 million) and other catastrophe events. This was an increase of $139 million from 2016. Net unfavorable prior year loss reserve development was $2 million (less than 1 point) in 2017 compared to $27 million of net favorable prior year loss reserve development (6 points) in 2016. Unfavorable prior year loss reserve development in Other Property ($18 million) was partially offset by $14 million of favorable prior year loss reserve development for Property Catastrophe Excess in 2017.

2016 vs. 2015:

        Global Property produced a combined ratio of 90% for 2016 compared to 71% in 2015. The increase in the combined ratio in 2016 was driven by higher catastrophe losses and a higher frequency of non-catastrophe property losses.

        Global Property recorded underwriting income of $48 million in 2016 compared to $129 million of underwriting income for 2015. The 2016 results included $106 million (22 points) of catastrophe losses, after applicable reinsurance and reinstatement premiums, from the Ecuador Earthquake ($25 million), Alberta Wildfires ($24 million), Hurricane Matthew ($23 million) and other catastrophe events. This was an increase in catastrophe losses of $85 million from 2015 of $21 million (5 points). Favorable prior year loss reserve development was $27 million (6 points) in 2016 compared to $27 million (6 points) in 2015. The favorable prior year loss development was primarily due to loss reserve reductions for Other Property ($17 million) and Property Catastrophe Excess ($9 million) in 2015.

        Reinsurance protection:    Global Property net combined ratio was 13 points higher than the gross combined ratio for 2017, 9 points higher than the gross combined ratio for 2016, and 5 points higher for 2015. For 2017, 2016 and 2015, the higher net combined ratio was primarily due to an increase in property retrocessional protections with limited ceded loss recoveries.

Global Property Gross Written Premiums

Global Property ($ in millions) Year ended December 31,	2017	2016	2015
Other Property	$405.2	$364.4	$314.8
Property Catastrophe Excess	255.3	233.2	244.2
Agriculture	71.6	37.3	15.7

Total	$732.1	$634.9	$574.7

2017 vs. 2016:

        Global Property's gross written premiums increased 15% to $732 million in 2017 from $635 million in 2016, due to increased treaty participations.

2016 vs. 2015:

        Global Property's gross written premiums increased 10% to $635 million in 2016 from $575 million in 2015, driven primarily by increases for Other Property and Agriculture partially offset by a decrease in Property Catastrophe Excess. The increase in gross written premiums for Agriculture was due to an increased share in U.S. agricultural insurance programs.

Global Property Net Earned Insurance and Reinsurance Premiums

Global Property ($ in millions) Year ended December 31,	2017	2016	2015
Other Property	$337.5	$305.7	$286.6
Property Catastrophe Excess	159.6	140.4	145.4
Agriculture	67.3	35.7	14.0

Total	$564.4	$481.8	$446.0

2017 vs. 2016:

        Global Property's net earned insurance and reinsurance premiums increased 17% to $564 million in 2017 from $482 million in 2016. The primary driver was Agriculture, which increased by $32 million, or 89%, due to an increased share in U.S. agricultural insurance programs.

2016 vs. 2015:

        Global Property's net earned insurance and reinsurance premiums increased 8% to $482 million in 2016 from $446 million in 2015. Increases for Agriculture and Other Property were partially offset by a decline in Property Catastrophe Excess.

Global A&H

        Global A&H consists of Sirius Group's Global A&H insurance and reinsurance underwriting unit along with two MGUs (IMG and Armada).

Three and Six Months Ended June 30, 2018 and 2017

	Three months ended June 30,		Six months ended June 30,
Global A&H ($ in millions)	2018	2017	2018	2017
Gross written premiums	$112.3	$96.2	$257.9	$231.8
Net written premiums	82.8	66.2	198.3	152.5
Net earned insurance and reinsurance premiums	80.8	73.3	168.8	138.9
Losses and allocated LAE	(40.9)	(40.8)	(86.7)	(80.6)
Insurance and reinsurance acquisition expenses	(26.4)	(21.4)	(55.6)	(37.6)

Technical profit	13.5	11.1	26.5	20.7

Unallocated LAE	(1.0)	(1.1)	(2.6)	(3.1)
Other underwriting expenses	(6.3)	(5.6)	(14.3)	(12.4)

Underwriting income	6.2	4.4	9.6	5.2

Service fee revenue	27.4	14.6	60.2	14.6
MGU unallocated LAE	(5.1)	—	(5.1)	—
MGU other underwriting expenses	(3.5)	—	(11.9)	—
General and administrative expenses, MGU + Runoff/Other	(14.2)	(11.4)	(23.7)	(11.4)

Underwriting income, including net service fee income	$10.8	$7.6	$29.1	$8.4

Ratios:
Loss and LAE Ratio(1)	51.9%	57.2%	52.9%	60.3%
Acquisition expense ratio(2)	32.7%	29.2%	32.9%	27.1%
Other underwriting expense ratio(3)	7.8%	7.6%	8.5%	8.9%

Combined ratio(4)	92.4%	94.0%	94.3%	96.3%

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Three months ended June 30, 2018 and 2017:

        Gross written premiums increased 17% to $112 million for three months ended June 30, 2018 from $96 million for the three months ended June 30, 2017, due to increased primary insurance writings. Net written premiums increased 26% to $83 million for the three months ended June 30, 2018 from $66 million for the three months ended June 30, 2017 due to retaining A&H business previously ceded to a subsidiary of IMG, which was acquired by Sirius Group in May 2017.

        Underwriting income, including net service fee income, for Global A&H was $11 million for the three months ended June 30, 2018, compared to $8 million for the three months ended June 30, 2017. The increase of $3 million was driven by higher underwriting income and net service fee income generated by IMG. Starting in 2018, certain of IMG and Armada's operating expenses are reflected in unallocated LAE and other underwriting expense, representing costs associated with the support of the Global A&H underwriting team.

        Global A&H produced a net combined ratio of 92% for the three months ended June 30, 2018 compared to 94% for the three months ended June 30, 2017. The decrease in the net combined ratio was due to net favorable prior year loss reserve development of $5 million (6 points) for the three months ended June 30, 2018 compared to $3 million (4 points) for the three months ended June 30, 2017. The increase in the net commission ratio from the prior period was due to retaining A&H business previously ceded to a subsidiary of IMG, which was acquired by Sirius Group in May 2017. Additionally, net earned insurance and reinsurance premiums increased 11% to $81 million for the three months ended June 30, 2018 from $73 million for the three months ended June 30, 2017.

        Reinsurance protection:    The Global A&H net combined ratio was 5 points higher than the gross combined ratio for the three months ended June 30, 2018 and 3 points higher than the gross combined ratio for the three months ended June 30, 2017. This was due to a higher other underwriting expense ratio for net underwriting results than gross underwriting results, as Sirius Group does not cede any other underwriting expenses. In addition, for the three months ended June 30, 2018, Sirius Group retained A&H business previously ceded to a subsidiary of IMG which increases the net combined ratio of IMG.

Six months ended June 30, 2018 and 2017:

        Gross written premiums increased 11% to $258 million for six months ended June 30, 2018 from $232 million for the six months ended June 30, 2017, due to increased primary insurance writings. Net written premiums increased 29% to $198 million for the six months ended June 30, 2018 from $153 million for the six months ended June 30, 2017 due to retaining A&H business previously ceded to a subsidiary of IMG, which was acquired by Sirius Group in May 2017.

        Underwriting income, including net service fee income, for Global A&H was $29 million for the six months ended June 30, 2018, compared to $8 million for the six months ended June 30, 2017. The increase of $21 million was driven by net service fee income generated by IMG and Armada. Starting in 2018, certain of IMG and Armada's operating expenses are reflected in unallocated LAE and other underwriting expense, representing costs associated with the support of the Global A&H underwriting team.

        Global A&H produced a net combined ratio of 94% for the six months ended June 30, 2018 compared to 96% for the six months ended June 30, 2017. The decrease in the combined ratio was due to net favorable prior year loss reserve development of $8 million (5 points) for the six months ended June 30, 2018 compared to $5 million (4 points) for the six months ended June 30, 2017. The increase in the net commission ratio from the prior period was due to retaining A&H business previously ceded to a subsidiary of IMG and increased primary insurance writings. Additionally, net earned insurance and reinsurance premiums increased 22% to $169 million for the six months ended June 30, 2018 from $139 million for the six months ended June 30, 2017.

        Reinsurance protection:    The Global A&H net combined ratio was 4 points higher than the gross combined ratio for six months ended June 30, 2018 and 4 points higher than the gross combined ratio for the six months ended June 30, 2017. This was due to a higher other underwriting expense ratio for net underwriting results than gross underwriting results, as Sirius Group does not cede any other underwriting expenses.

Years Ended December 31, 2017, 2016 and 2015

Global A&H ($ in millions) Year ended December 31,	2017	2016	2015
Gross written premiums	$494.6	$436.1	$385.9
Net written premiums	341.5	277.6	262.3
Net earned insurance and reinsurance premiums	306.8	272.2	258.1
Losses and allocated LAE	(175.0)	(164.8)	(151.6)
Insurance and reinsurance acquisition expenses	(89.6)	(71.7)	(70.9)

Technical profit	42.2	35.7	35.6

Unallocated LAE	(4.8)	(6.8)	(6.5)
Other underwriting expenses	(23.4)	(23.3)	(24.2)

Underwriting income	14.0	5.6	4.9

Service fee revenue	65.9	—	—
General and administrative expenses, MGU + Runoff & Other	(44.8)	—	—

Underwriting income, including net service fee income	$35.1	$5.6	$4.9

Ratios:
Loss and LAE Ratio(1)	58.6%	63.0%	61.3%
Acquisition expense ratio(2)	29.2%	26.3%	27.5%
Other underwriting expense ratio(3)	7.6%	8.6%	9.4%

Combined ratio(4)	95.4%	97.9%	98.2%

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

2017 vs. 2016:

        2017 underwriting income, which includes net service fee income, for Global A&H was $35 million, an increase of $30 million over 2016, driven by increased net earned insurance and reinsurance premiums, improved underwriting results, and the acquisition of IMG and Armada, which contributed additional net service fee income. IMG and Armada produced $21 million of net service fee income, which included service fee revenue of $66 million, net of $45 million of general and administrative expenses.

        Global A&H produced a combined ratio of 95% for 2017 compared to 98% in 2016. The decrease in the combined ratio was driven by lower current accident year loss ratios due to the non-renewal of certain underperforming accounts.

        Gross written premiums increased 13% to $495 million in 2017 from $436 million in 2016, while net written premiums increased 23% to $342 million in 2017 from $278 million in 2016, due to increased primary insurance writings. Increased net earned insurance and reinsurance premiums (13%) and an improved combined ratio (driven by lower incurred losses) resulted in an underwriting income of $14 million in 2017 compared to $6 million in 2016.

2016 vs. 2015:

        2016 underwriting income was $6 million, an increase of $1 million over 2015, driven mainly by increased net earned insurance and reinsurance premiums.

        Global A&H produced a combined ratio of 98% for 2016 compared to 98% in 2015. The 2016 results included higher loss and LAE ratio offset by a lower acquisition expense ratio.

        Gross written premiums increased 13%, while net written premiums and net earned insurance and reinsurance premiums increased 6% and 5%, respectively, over 2015, primarily due to increased primary insurance writings.

        Reinsurance protection:    The Global A&H net combined ratio was 1 point higher than the gross combined ratio for 2017, 2 points higher than the gross combined ratio for 2016, and 4 points higher in 2015. This was due to a higher other underwriting expense ratio for net underwriting results than gross underwriting results for each of these years, as Sirius Group does not cede any other underwriting expenses.

Specialty & Casualty

        Specialty & Casualty consists of Sirius Group's insurance and reinsurance underwriting units which offer specialty & casualty product lines on a worldwide basis. Specialty lines represent unique risks where the more difficult and unusual risks are underwritten. Because specialty lines tend to be the more unusual or high risks, much of the market is characterized by a high degree of specialization. Specialty & Casualty consists of Aviation & Space, Marine, Trade Credit, Contingency, Casualty, Surety and Environmental.

Three and Six Months Ended June 30, 2018 and 2017

	Three months ended June 30,		Six months ended June 30,
Specialty & Casualty ($ in millions)	2018	2017	2018	2017
Gross written premiums	$60.9	$49.6	$176.4	$130.8
Net written premiums	55.1	46.7	155.7	116.1
Net earned insurance and reinsurance premiums	55.5	40.6	109.9	78.5
Loss and allocated LAE	(31.7)	(21.7)	(53.3)	(39.5)
Insurance and reinsurance acquisition expenses	(14.6)	(9.2)	(28.7)	(18.1)

Technical profit	9.2	9.7	27.9	20.9

Unallocated LAE	(1.7)	(2.2)	(2.9)	(3.2)
Other underwriting expenses	(7.9)	(4.8)	(15.9)	(8.9)

Underwriting (loss) income	$(0.4)	$2.7	$9.1	$8.8

Ratios:
Loss and LAE Ratio(1)	60.2%	58.9%	51.1%	54.4%
Acquisition expense ratio(2)	26.3%	22.7%	26.1%	23.1%
Other underwriting expense ratio(3)	14.2%	11.8%	14.5%	11.3%

Combined ratio(4)	100.7%	93.4%	91.7%	88.8%

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Three months ended June 30, 2018 and 2017:

        Gross written premiums increased 22% to $61 million for the three months ended June 30, 2018 from $50 million for the three months ended June 30, 2017, due to new Casualty business written ($22 million) offset by decreases in Aviation & Space ($6 million) and Marine ($4 million). Net written premiums increased 17% to $55 million for the three months ended June 30, 2018 from $47 million for the three months ended June 30, 2017, due to the same lines of business as the gross written premiums increase. The decrease in Marine was due to the decision not to renew the book written in Sirius International's London office due to underwriting performance.

        Specialty & Casualty recorded a less than $1 million underwriting loss for the three months ended June 30, 2018 compared to underwriting income of $3 million for the three months ended June 30, 2017. Specialty & Casualty had $3 million (5 points) of favorable prior year loss reserve development for the three months ended June 30, 2018, primarily driven by Aviation & Space ($1 million) compared to $5 million (12 points) of favorable prior year loss reserve development for the three months ended June 30, 2017, primarily driven by Aviation & Space ($8 million).

        Other underwriting expenses increased 60% to $8 million for the three months ended June 30, 2018 from $5 million for the three months ended June 30, 2017. The increase in other underwriting expenses was primarily driven by expenses related to the Surety and Environmental specialty lines, which were newly launched in late 2017.

        Specialty & Casualty produced a net combined ratio of 101% for the three months ended June 30, 2018 compared to 93% for the three months ended June 30, 2017. The higher net combined ratio was due to a higher other underwriting expense ratio caused by the Surety and Environmental specialty lines, which were newly launched in late 2017.

        Reinsurance protection:    The Specialty & Casualty net combined ratio was 7 points higher than the gross combined ratio for the three months ended June 30, 2018 and 8 points lower than the gross combined ratio for the three months ended June 30, 2017. The higher net combined ratio for the three months ended June 30, 2018 was primarily due to low ceded loss recoveries for Trade Credit, and the lower net combined ratio for three months ended June 30, 2017 was primarily due to ceded loss recoveries in Aviation & Space and Trade Credit.

Six months ended June 30, 2018 and 2017:

        Gross written premiums increased 34% to $176 million for the six months ended June 30, 2018 from $131 million for the six months ended June 30, 2017, due to new initiatives in Casualty ($45 million), Environmental ($3 million) and Surety ($3 million), offset by decreases in Marine ($8 million) and Aviation & Space ($7 million). Net written premiums increased 34% to $156 million for the six months ended June 30, 2018 from $116 million for the six months ended June 30, 2017, due to the same lines of business as the gross written premiums increase. The decrease in Marine was due to the decision not to renew the book written in Sirius International's London office due to underwriting performance.

        Specialty & Casualty recorded $9 million of underwriting income for both the six month periods ended June 30, 2018 and 2017. Specialty & Casualty had $10 million (9 points) of favorable prior year loss reserve development for the six months ended June 30, 2018, primarily driven by Aviation & Space ($11 million) compared to $6 million (8 points) of favorable prior year loss reserve development for the six months ended June 30, 2017, primarily driven by Aviation & Space ($7 million).

        Other underwriting expenses increased 78% to $16 million for the six months ended June 30, 2018 from $9 million for the six months ended June 30, 2017. The increase in other underwriting expenses was primarily driven by Casualty, as well as the Surety and Environmental lines of business, which were newly launched in late 2017.

        Specialty & Casualty produced a net combined ratio of 92% for the six months ended June 30, 2018 compared to 89% for the six months ended June 30, 2017. The higher net combined ratio was due to a higher other underwriting expense ratio caused by the Surety and Environmental specialty lines, which were newly launched in late 2017.

        Reinsurance protection:    The Specialty & Casualty net combined ratio was 6 points higher than the gross combined ratio for the six months ended June 30, 2018 and 5 points lower than the gross combined ratio for the six months ended June 30, 2017. The higher net combined ratio for the six months ended June 30, 2018 was primarily due to low ceded loss recoveries for Trade Credit, and the lower net combined ratio for six months ended June 30, 2017 was primarily due to ceded loss recoveries in Aviation & Space and Trade Credit.

Specialty & Casualty Gross Written Premiums

	Three months ended June 30,		Six months ended June 30,
Specialty & Casualty ($ in millions)	2018	2017	2018	2017
Casualty	$28.1	$6.1	$55.2	$9.9
Aviation & Space	10.8	16.6	31.9	38.7
Marine	8.5	12.5	26.1	34.2
Trade Credit	6.2	9.8	47.2	36.1
Contingency	3.5	4.6	10.4	11.9
Environmental	2.4	—	2.8	—
Surety	1.4	—	2.8	—

Total	$60.9	$49.6	$176.4	$130.8

        Gross written premiums increased 22% to $61 million for the three months ended June 30, 2018 from $50 million for the three months ended June 30, 2017. Increases in gross written premiums were primarily driven be new initiatives in Casualty ($22 million) partially offset by declines in Aviation & Space ($6 million), Trade Credit ($4 million) and Marine ($4 million). Additionally, gross written premiums include amounts related to Environmental ($2 million) and Surety ($1 million) specialty lines, which were newly launched in late 2017.

        Gross written premiums increased 34% to $176 million for the six months ended June 30, 2018 from $131 million for the six months ended June 30, 2017. Increases in gross written premiums were primarily driven be new initiatives in Casualty ($45 million) partially offset by declines in Marine ($8 million) and Aviation & Space ($7 million). Additionally, gross written premiums include amounts related to the Surety ($3 million) and Environmental ($3 million) specialty lines, which were newly launched in late 2017.

Specialty & Casualty Net Earned Insurance and Reinsurance Premiums

	Three months ended June 30,		Six months ended June 30,
Specialty & Casualty ($ in millions)	2018	2017	2018	2017
Casualty	$16.8	$1.8	$27.5	$2.7
Aviation & Space	15.3	14.8	30.1	29.5
Marine	9.6	11.4	23.0	22.5
Trade Credit	9.5	8.4	20.6	15.6
Contingency	3.7	4.2	8.2	8.2
Surety	0.5	—	0.4	—
Environmental	0.1	—	0.1	—

Total	$55.5	$40.6	$109.9	$78.5

        Net earned insurance and reinsurance premiums increased 37% to $56 million for the three months ended June 30, 2018 from $41 million for the three months ended June 30, 2017. Casualty ($15 million) was the main driver for the increase from the prior period.

        Net earned insurance and reinsurance premiums increased 39% to $110 million for the six months ended June 30, 2018 from $79 million for the six months ended June 30, 2017. Casualty ($25 million) and Trade Credit ($5 million) were the main drivers of the increase from the prior period.

Years Ended December 31, 2017, 2016, and 2015

Specialty & Casualty ($ in millions) Year ended December 31,	2017	2016	2015
Gross written premiums	$218.1	$170.7	$182.4
Net written premiums	193.0	137.4	147.5
Net earned insurance and reinsurance premiums	163.2	135.2	138.2
Loss and allocated LAE	(99.6)	(71.2)	(91.0)
Insurance and reinsurance acquisition expenses	(41.1)	(37.7)	(32.3)

Technical profit	22.5	26.3	14.9

Unallocated LAE	(5.3)	(4.4)	(6.8)
Other underwriting expenses	(16.5)	(15.1)	(15.6)

Underwriting income (loss)	$0.7	$6.8	$(7.5)

Ratios:
Loss and LAE Ratio(1)	64.3%	55.9%	70.8%
Acquisition expense ratio(2)	25.2%	27.9%	23.4%
Other underwriting expense ratio(3)	10.1%	11.2%	11.3%

Combined ratio(4)	99.6%	95.0%	105.5%

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

2017 vs. 2016:

        Specialty & Casualty produced a combined ratio of 100% for 2017 compared to 95% in 2016. The increase in the combined ratio was driven by higher loss and LAE ratios in Aviation & Space, Trade Credit, and Marine.

        Specialty & Casualty recorded underwriting income of $1 million in 2017 compared to underwriting income of $7 million in 2016. 2017 results included $14 million (9 points) of catastrophe losses, after applicable reinsurance and reinstatement premiums, mainly due to Hurricanes Irma, Maria and Harvey (primarily in Marine) as compared to $3 million (2 points) of catastrophe losses in 2016, after applicable reinsurance and reinstatement premiums. Specialty & Casualty recorded $12 million (7 points) of favorable prior year loss reserve development in 2017, primarily in Marine ($5 million) and Trade Credit ($4 million) compared to $25 million (18 points) of favorable prior year loss reserve development in 2016, primarily from Aviation & Space ($12 million) and Marine ($7 million).

2016 vs. 2015:

        Specialty & Casualty produced a combined ratio of 95% for 2016 compared to 106% in 2015. The decrease in the combined ratio was driven by lower loss and LAE ratios in Aviation & Space, Trade Credit and Marine.

        Specialty & Casualty recorded underwriting income of $7 million in 2016 compared to an underwriting loss of $8 million in 2015. The 2016 result was driven by $25 million (18 points) of favorable prior year loss reserve development primarily from Aviation & Space ($12 million) and Marine ($7 million). This compares to $8 million (6 points) of favorable prior year loss reserve development in 2015, primarily in Aviation & Space ($6 million). Catastrophe losses were $3 million, after applicable reinsurance and reinstatement premiums, in 2016 primarily for Marine while there were no catastrophe losses recorded in 2015.

        Reinsurance protection:    The Specialty & Casualty net combined ratio was 1 point lower than the gross combined ratio for 2017, 6 points higher than the gross combined ratio for 2016, and 9 points higher than the gross combined ratio for 2015. The lower combined ratio in 2017 was primarily due to ceded loss recoveries in Marine and Trade Credit, whereas the higher net combined ratio for 2016 was primarily due to low ceded loss recoveries for Aviation & Space, and the higher net combined ratio in 2015 was primarily due to low ceded loss recoveries in Aviation & Space and Marine.

Specialty & Casualty Gross Written Premiums

Specialty & Casualty ($ in millions) Year ended December 31,	2017	2016	2015
Aviation & Space	$65.7	$61.6	$66.6
Marine	56.1	57.7	52.7
Trade Credit	39.7	31.6	48.1
Casualty	38.2	0.6	1.0
Contingency	18.4	19.2	14.0

Total	$218.1	$170.7	$182.4

2017 vs. 2016:

        Specialty & Casualty gross written premiums increased 27% to $218 million in 2017 from $171 million in 2016, primarily a result of re-entering the U.S. casualty reinsurance market in 2017.

2016 vs. 2015:

        Gross written premiums decreased 6% to $171 million in 2016 from $182 million in 2015. Decreases for Aviation & Space and Trade Credit were partially offset by increases in Marine and Contingency.

Specialty & Casualty Net Earned Insurance and Reinsurance Premiums

Specialty & Casualty ($ in millions) Year ended December 31,	2017	2016	2015
Aviation & Space	$53.8	$45.1	$48.3
Marine	46.6	43.4	42.3
Trade Credit	32.6	32.1	36.8
Contingency	15.2	14.1	10.1
Casualty	15.0	0.5	0.7

Total	$163.2	$135.2	$138.2

2017 vs. 2016:

        Net earned insurance and reinsurance premiums increased 21% to $163 million in 2017 from $135 million in 2016. Net earned insurance and reinsurance premiums increased for all Specialty &

Casualty lines, with the largest increases in Casualty and Aviation & Space. The increase in Casualty was due to the re-entry in the U.S. casualty reinsurance market in 2017.

2016 vs. 2015:

        Net earned insurance and reinsurance premiums decreased 2% to $135 million in 2016 from $138 million in 2015. Increases for Marine and Contingency were offset by decreases for Aviation & Space and Trade Credit.

Runoff & Other

        Runoff & Other consists of business related to asbestos and environmental risks and other latent liability exposures, in addition to results from Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies both in the United States and internationally.

Three and Six Months Ended June 30, 2018 and 2017

	Three months ended June 30,		Six months ended June 30,
Runoff & Other ($ in millions)	2018	2017	2018	2017
Gross written premiums	$6.4	$(10.5)	$13.9	$(4.9)
Net written premiums	5.4	(1.5)	11.5	(0.9)
Net earned insurance and reinsurance premiums	5.1	(0.6)	11.1	0.3
Loss and allocated loss adjustment expenses	(0.3)	(19.8)	2.1	(18.5)
Insurance and reinsurance acquisition expenses	(1.5)	1.8	(2.2)	2.3

Technical profit (loss)	3.3	(18.6)	11.0	(15.9)

Unallocated loss adjustment expenses	—	(1.6)	(0.9)	(1.8)
Other underwriting expenses	(2.4)	(1.3)	(3.8)	(2.7)

Underwriting income (loss)	$0.9	$(21.5)	$6.3	$(20.4)

Three months ended June 30, 2018 and 2017:

        Runoff & Other recorded $6 million of gross written premiums for three months ended June 30, 2018 compared to $(11) million of gross written premiums for the three months ended June 30, 2017. Gross written premiums for three months ended June 30, 2018 relate primarily to premiums from a quota share with Florida Specialty Insurance Company ("Florida Specialty"). The negative gross written premiums in Runoff & Other for the three months ended June 30, 2017 relates to the cancellation of Mount Beacon's inforce business per a consent order approved by the Florida Office of Insurance Regulation. Mount Beacon recognized $12 million of negative gross written premiums and a corresponding change in gross unearned insurance and reinsurance premiums with a decrease in ceded written premiums and ceded unearned insurance and reinsurance premiums (100% of which were ceded to Florida Specialty). This cancellation did not impact net earned insurance and reinsurance premiums.

        Runoff & Other recorded $3 million of net favorable prior year loss reserve development for the three months ended June 30, 2018 compared to $21 million of net unfavorable prior year loss reserve development for the prior period. The net unfavorable prior year loss reserve development for three months ended June 30, 2017 was due to an increase in asbestos loss reserves of $58 million, which were partially offset by reductions of other runoff claims reserves of $37 million. The asbestos incurred losses were primarily a result of an in-depth analysis of Sirius Group's loss reserves in the second quarter of

2017. The asbestos study was initiated in response to increased estimates of industry asbestos losses promulgated by leading financial analysts.

Six months ended June 30, 2018 and 2017:

        Runoff & Other recorded $14 million of gross written premiums for the six months ended June 30, 2018 compared to $(5) million of gross written premiums for the six months ended June 30, 2017. Gross written premiums for the six months ended June 30, 2018 relate primarily to premiums from an assumed loss portfolio transfer and quota share with Florida Specialty. The negative gross written premiums for the six months ended June 30, 2017 relates to the cancellation of Mount Beacon's inforce business per a consent order approved by the Florida Office of Insurance Regulation mentioned above.

        Runoff & Other recorded $12 million of net favorable prior year loss reserve development for the six months ended June 30, 2018 compared to $20 million of net unfavorable prior year loss reserve development for the prior period. For the six months ended June 30, 2018, the net favorable prior year loss reserve development for Runoff & Other included reductions in World Trade Center claims in response to revised information received by Sirius Group and runoff casualty reserves. For the six months ended June 30, 2017, Sirius Group increased its asbestos reserves by $59 million, which were offset by reductions of other runoff claims reserves of $39 million. The increase in asbestos reserves was due to the second quarter 2017 asbestos study mentioned above.

Years Ended December 31, 2017, 2016, and 2015

Runoff & Other ($ in millions) Year ended December 31,	2017	2016	2015
Gross written premiums	$(5.5)	$27.3	$17.5
Net written premiums	(0.5)	8.9	(2.9)
Net earned insurance and reinsurance premiums	0.9	0.9	4.7
Loss and allocated LAE	(11.0)	(2.6)	4.6
Insurance and reinsurance acquisition expenses	3.5	(0.6)	(2.6)

Technical (loss) profit	(6.6)	(2.3)	6.7

Unallocated LAE	(3.1)	(1.0)	(4.3)
Other underwriting expenses	(2.9)	(3.8)	(2.3)

Underwriting (loss) income	$(12.6)	$(7.1)	$0.1

2017 vs. 2016:

        The negative gross written premiums in Runoff & Other relates to the cancellation of Mount Beacon's inforce business per a consent order approved by the Florida Office of Insurance Regulation. Mount Beacon recognized $12 million of negative gross written premiums and a corresponding change in gross unearned insurance and reinsurance premiums with a decrease in ceded written premiums and ceded unearned insurance and reinsurance premiums (100% of which were ceded to Florida Specialty). This cancellation did not impact net earned insurance and reinsurance premiums.

        Runoff & Other recorded $13 million of net unfavorable prior year loss reserve development in 2017. During 2017, Sirius Group strengthened its asbestos loss reserves by $59 million, which was offset by reductions of other runoff loss reserves of $46 million. The 2017 asbestos incurred losses were primarily a result of an in-depth analysis of Sirius Group's loss reserves in 2017. The asbestos study was initiated in response to increased estimates of industry asbestos losses promulgated by leading financial analysts. External asbestos experts were engaged by Sirius Group to assist with the actuarial and claims review of asbestos exposures within Sirius Group. Management booked the highest central estimate of the internal and external indications resulting from the in-depth study. See "Summary of Critical Accounting Estimates" below.

2016 vs. 2015:

        Gross written premiums in Runoff & Other were $27 million in 2016 compared to $18 million in 2015. Gross written premiums in 2016 consisted primarily of premiums from Mount Beacon (100% of which were ceded to Florida Specialty) and assumed casualty premiums from a previous White Mountains affiliate. Gross written premiums in 2015 consisted primarily of premiums from a former White Mountains affiliate and Aviation & Space premiums from Sirius International's Copenhagen Branch, which was placed in runoff in 2015.

        In 2015, White Mountains required Sirius Group to purchase industry loss warranty covers to mitigate the potential impact of major natural catastrophe events on Sirius Group's balance sheet pending the close of the sale to CMIG International (the "WTM Covers"). The net written premiums impact of the WTM Covers was $20 million in 2015, which is reflected as negative net written premiums. Additionally, the net earned insurance and reinsurance premiums impact of the WTM Covers was $9 million and $11 million in 2016 and 2015, respectively, which is reflected as negative net earned insurance and reinsurance premiums.

        Runoff & Other recorded $4 million of net favorable prior year loss reserve development in 2016 compared to $14 million of net favorable prior year loss reserve development in 2015. In 2016, Sirius Group strengthened its asbestos loss reserves by $14 million, which was more than offset by favorable loss reserve development in runoff casualty reserves. The 2016 increase in asbestos incurred losses was primarily the result of management's monitoring of a variety of metrics, including actual paid and reported claims activity. In 2015, the favorable prior year loss reserve development was due primarily to favorable development in runoff casualty reserves partially offset by development in environmental loss reserves. The development in environmental loss reserves was a result of management's monitoring of a variety of metrics including actual paid and reported claims activity.

Liquidity and Capital Resources

        Liquidity is a measure of a company's ability to generate cash flows sufficient to meet short-term and long-term cash requirements of its business operations. Sirius Group's insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. Sirius Group manages its liquidity needs primarily through the maintenance of a short duration and high quality fixed income portfolio.

Dividend Capacity

        Sirius Bermuda has the ability to declare or pay dividends or make capital distributions during any 12-month period without the prior approval of Bermuda regulatory authorities on the condition that any such declaration or payment of dividends or capital distributions does not cause a breach of any of its regulatory solvency and liquidity requirements. During 2018, Sirius Bermuda has the ability to pay dividends or make capital distributions without the prior approval of regulatory authorities, subject to meeting all appropriate liquidity and solvency requirements, of $637 million, which is equal to 25% of its December 31, 2017 regulatory capital available for distribution. The amount of dividends available to be paid by Sirius Bermuda in any given year is also subject to cash flow and earnings generated by Sirius Bermuda's business, as well as to dividends received from its subsidiaries, including Sirius International. During 2017, Sirius Bermuda paid $120 million of dividends to its immediate parent.

        Sirius International has the ability to pay dividends to Sirius Bermuda subject to the availability of unrestricted equity, calculated in accordance with the Swedish Act on Annual Accounts in Insurance Companies and the FSA. Unrestricted equity is calculated on a consolidated group account basis and on a parent account basis. Differences between the two include but are not limited to accounting for goodwill, subsidiaries (with parent accounts stated at original foreign exchange rates), taxes and pensions. Sirius International's ability to pay dividends is limited to the "lower of" unrestricted equity as calculated within the group and parent accounts. As of December 31, 2017, Sirius International had $392 million (based on the December 31, 2017 SEK to USD exchange rate) of unrestricted equity on a parent account basis (the lower of the two approaches) available to pay dividends in 2018. The amount of dividends available to be paid by Sirius International in any given year is also subject to cash flow and earnings generated by Sirius International's business, the maintenance of adequate solvency capital ratios for Sirius International and the consolidated Sirius International UK Holdings Ltd. ("SIUK") group, as well as dividends received from its subsidiaries, including Sirius America. Earnings generated by Sirius International's business that are allocated to the Safety Reserve are not available to pay dividends (see "Safety Reserve" below). During 2017, Sirius International declared $103 million and paid $20 million of dividends.

        Under normal course of business, Sirius America has the ability to pay dividends up to its immediate parent during any twelve-month period without the prior approval of regulatory authorities in an amount set by formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus and subject to dividends paid in prior periods. Based upon an agreement with its regulator during 2016, Sirius America was required to refrain from taking steps to pay any dividends for a period of two years from the date of the sale of Sirius Group from its former parent to CMIG International. As of December 31, 2017, Sirius America had $522 million of statutory surplus and $121 million of earned surplus. During 2017, Sirius America did not pay any dividends to its immediate parent.

        During 2017, Sirius Group did not pay any dividends to its parent. Sirius Group paid $27 million in dividends to its former parent on April 18, 2016. As of December 31, 2017, Sirius Group had $68 million of net unrestricted cash, short-term investments, and fixed-maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.

        For the six months ended June 30, 2018, Sirius Group did not pay any dividends to its parent. As of June 30, 2018, Sirius Group had $47 million of net unrestricted cash, short-term investments, and fixed-maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.

Capital Maintenance

        There is a capital maintenance agreement between Sirius International and Sirius America which obligates Sirius International to make contributions to Sirius America's surplus in order for Sirius America to maintain surplus equal to at least 125% of the company action level risk-based capital as defined in the National Association of Insurance Commissioners' Property/Casualty Risk-Based Capital Report. The agreement provides for a maximum contribution to Sirius America of $200 million. During 2017, Sirius International did not make any contributions to the surplus of Sirius America. In 2017, Sirius International provided Sirius America with an accident year stop-loss cover, with an attachment point in excess of 83% and a limit of $27.0 million. This accident year stop-loss reinsurance was not renewed in 2018. In addition, at November 1, 2016, Sirius America and Sirius International entered into a quota share agreement whereby Sirius America ceded Sirius International 75% of its reinsurance business on an accident year basis. This quota share agreement was in force through March 31, 2018. During 2017 and 2016, Sirius America ceded $115 million and $33 million of premiums earned to Sirius International under this quota share agreement. For the six months ended June 30, 2018 and 2017,

Sirius America ceded $9 million and $70 million of premiums earned to Sirius International under this quota share agreement, respectively.

Safety Reserve

        Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into an untaxed reserve referred to as a "Safety Reserve." As of December 31, 2017, Sirius International's Safety Reserve amounted to SEK 10.7 billion, or $1.3 billion (based on the December 31, 2017 SEK to USD exchange rate). Under GAAP, an amount equal to the Safety Reserve, net of a related deferred tax liability established at the Swedish tax rate of 22%, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities apply no taxes to the Safety Reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International's Safety Reserve ($287 million as of December 31, 2017) is included in solvency capital. Access to the Safety Reserve is restricted to coverage of insurance and reinsurance losses and to coverage of a breach of the Solvency Capital Requirement. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the $1.3 billion balance of the Safety Reserve, without any provision for deferred taxes, in Sirius International's regulatory capital when assessing Sirius International and Sirius Group's financial strength. Subject to certain limitations under Swedish law, Sirius International is permitted to transfer certain portions of its pre-tax income to its Swedish parent companies to minimize taxes (referred to as a group contribution). During 2017, Sirius International did not transfer any of its 2016 pre-tax income via group contributions to its Swedish parent companies.

        Pursuant to new tax legislation enacted in Sweden in June 2018, the tax rate applicable to Swedish corporations will be reduced from 22.0% to 21.4% starting in 2019 and then to 20.6% starting in 2020. Accordingly, for the six months ended June 30, 2018, the deferred tax liability on Sirius International's Safety Reserve decreased to $261 million. The enacted legislation also included a new provision treating an amount equal to 6% of the Safety Reserve balance as of January 1, 2021 as taxable income subject to tax at the applicable 20.6% rate. Based on this new provision, Sirius International recorded an additional deferred tax liability in the amount of $17 million as of June 30, 2018.

Insurance Float

        Insurance float is an important aspect of Sirius Group's insurance and reinsurance operations. Insurance float represents funds that an insurance or reinsurance company holds for a limited time. In an insurance or reinsurance operation, float arises because premiums are collected before losses are paid. This interval can extend over many years. During that time, the insurer or reinsurer invests the funds. When the premiums that an insurer or reinsurer collects do not cover the losses and expenses it eventually must pay, the result is an underwriting loss, which can be considered as the cost of insurance float.

        Insurance float can increase in a number of ways, including through acquisitions of insurance and reinsurance operations, organic growth in existing insurance and reinsurance operations and recognition of losses that do not immediately cause a corresponding reduction in investment assets. Conversely, insurance float can decrease in a number of other ways, including sales of insurance and reinsurance operations, shrinking or runoff of existing insurance and reinsurance operations, the acquisition of operations that do not have substantial investment assets (e.g., an agency) and the recognition of gains that do not cause a corresponding increase in investment assets. It is Sirius Group's intention to generate low-cost float over time through a combination of acquisitions and organic growth in its existing insurance and reinsurance operations.

        Certain operational leverage metrics can be measured with ratios that are calculated using insurance float. There are many activities that do not change the amount of insurance float at an insurance or reinsurance company but can have a significant impact on Sirius Group's operational leverage metrics. For example, investment gains and losses, foreign currency translation gains and losses, debt issuances and repurchases/repayments, common and preferred share issuances and repurchases and dividends paid to shareholders are all activities that do not change insurance float but can meaningfully impact operational leverage metrics that are calculated using insurance float.

        During 2017, insurance float increased by $98 million primarily due to major catastrophe losses recorded in 2017, primarily from Hurricanes Irma, Maria and Harvey. These catastrophe losses increase Sirius Group's insurance float when they are first recorded but will decrease insurance float as the catastrophe losses are paid or reserves reduced.

        The following table illustrates Sirius Group's consolidated insurance float position as of June 30, 2018 and December 31, 2017 and 2016:

		December 31,
	June 30, 2018
($ in millions)		2017	2016
Loss and LAE reserves	$1,827.1	$1,898.5	$1,620.1
Unearned insurance and reinsurance premiums	800.5	506.8	398.0
Ceded reinsurance payable	254.2	139.1	99.6
Funds held under reinsurance treaties	72.6	73.4	63.4
Deferred tax liability on safety reserve	260.7	286.6	259.7

Float liabilities	3,215.1	2,904.4	2,440.8
Cash	114.1	215.8	137.1
Reinsurance recoverable on paid and unpaid losses	376.1	337.2	308.6
Insurance and reinsurance premiums receivable	807.4	543.6	394.6
Funds held by ceding entities	157.4	153.2	100.0
Deferred acquisition costs	151.4	120.9	84.7
Ceded unearned insurance and reinsurance premiums	207.3	106.6	101.1

Float assets	1,813.7	1,477.3	1,126.1
Insurance float	$1,401.4	$1,427.1	$1,314.7

Insurance float as a multiple of total capital(1)	0.5x	0.5x	0.5x
Insurance float as a multiple of Sirius Group shareholder's equity	0.7x	0.7x	0.7x

(1)
See calculation of total capital below in the "Financing" table.

Financing

        The following table summarizes Sirius Group's capital structure as of June 30, 2018 and December 31, 2017 and 2016:

		December 31,
	June 30, 2018
($ in millions)		2017	2016
2017 SEK Subordinated Notes	$303.0	$330.7	$—
2016 SIG Senior Notes	392.9	392.5	392.5
Old Lyme Note	—	—	3.7

Total debt	695.9	723.2	396.2
Sirius Group Series A redeemable preference shares	108.8	106.1	—
SIG Preference Shares	—	—	250.0
Common Shareholder's Equity	1,996.3	1,917.0	1,988.1

Total capital	$2,801.0	$2,746.3	$2,634.3

Total debt to total capital	25%	26%	15%
Total debt, Sirius Group Series A redeemable preference shares and SIG Preference Shares to total capital	29%	30%	25%

        Management believes that Sirius Group has the flexibility and capacity to obtain funds externally as needed through debt or equity financing on both a short-term and long-term basis. However, Sirius Group can provide no assurance that, if needed, it would be able to obtain additional debt or equity financing on satisfactory terms, if at all.

2017 SEK Subordinated Notes

        On September 22, 2017, Sirius Group issued floating rate callable subordinated notes denominated in SEK in the amount of SEK 2,750.0 million (or $346.1 million on date of issuance) at a 100% issue price ("2017 SEK Subordinated Notes"). The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable Stockholm Interbank Offered Rate ("STIBOR") for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.

        Sirius Group incurred $5 million in expenses related to the issuance of the 2017 SEK Subordinated Notes (including SEK 28 million, or $4 million, in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2017 SEK Subordinated Notes.

        A portion of the proceeds were used to fully redeem the outstanding $250.0 million SIG Preference Shares. Taking into effect the amortization of all underwriting and issuance expenses, and applicable STIBOR, the 2017 SEK Subordinated Notes yield an effective rate of approximately 3.5% per annum. Sirius Group recorded $3 million of interest expense, inclusive of amortization of issuance costs on the 2017 SEK Subordinated Notes for the year ended December 31, 2017.

2016 SIG Senior Notes

        On November 1, 2016, Sirius Group issued $400.0 million face value of senior unsecured notes ("2016 SIG Senior Notes") at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect both deferrable and non-deferrable issuance costs. The 2016 SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1 and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.

        Sirius Group incurred $5 million in expenses related to the issuance of the 2016 SIG Senior Notes (including $3 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2016 SIG Senior Notes.

        Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, the 2016 SIG Senior Notes yield an effective rate of approximately 4.7% per annum. Sirius Group recorded $19 and $3 million of interest expense, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes for the years ended December 31, 2017 and 2016, respectively.

2007 SIG Senior Notes

        During 2016, using the funds received from the issuance of the 2016 SIG Senior Notes, Sirius Group retired the $400.0 million face value of senior unsecured notes that were issued in 2007 ("2007 SIG Senior Notes"). The retirement of the 2007 SIG Senior Notes resulted in a $6 million loss recorded in interest expense, which includes the write-off of the remaining $0.1 million in unamortized deferred costs and original issue discount at the time of retirement.

        In anticipation of the issuance of the 2007 SIG Senior Notes, Sirius Group entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the 2007 SIG Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2 million, which was recorded in other comprehensive income. The loss was reclassified from accumulated other comprehensive income over the life of the 2007 SIG Senior Notes using the interest method and was included in interest expense until it was retired in 2016. When the 2007 SIG Senior Notes were retired, the $0.1 million loss remaining in accumulated other comprehensive income was reclassified to interest expense.

        Prior to retirement, taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the 2007 SIG Senior Notes yielded an effective rate of approximately 6.5% per annum. Sirius Group recorded $31 million and $26 million of interest expense, inclusive of loss on repurchase, amortization of issuance costs and the interest rate lock agreement, on the 2007 SIG Senior Notes for each of the years ended December 31, 2016 and 2015, respectively.

Old Lyme Note

        On April 25, 2017, Sirius Group made a payment of $4 million to retire the Old Lyme Note that was originally issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd. As part of the acquisition in 2011, Sirius Group entered into a five-year $2.1 million note that was subject to upward adjustments for favorable loss reserve development (up to 50% of $6.0 million) and downward adjustments for any adverse loss reserve development. From inception, Sirius Group had favorable loss reserve development of $3 million on the Old Lyme loss reserve position that resulted in an increase of $2 million on the Old Lyme Note.

SIG Preference Shares

        In May 2007, Sirius Group's indirect wholly-owned subsidiary, Sirius International Group, Ltd. ("SIG"), issued $250.0 million non-cumulative perpetual preference shares, with a $1,000 per share liquidation preference (the "SIG Preference Shares"), and received $246 million of proceeds, net of $4 million of issuance costs and commissions. These shares were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. Holders of the SIG Preference Shares receive dividends on a non-cumulative basis when and if declared by Sirius Group. Sirius Group may not declare or pay dividends on its common shares (other than stock dividends and dividends paid for purposes of any employee benefit plans of Sirius Group and its subsidiaries) unless it is current on its most recent dividend period. The dividend rate was fixed at an annual rate of 7.506% until June 30,

2017, and dividends are paid on a semi-annual basis. After June 30, 2017, the dividend rate was paid at a floating annual rate, equal to the greater of (i) the 3-month LIBOR plus 320 bps or (ii) 7.506% and dividends will be paid on a quarterly basis. The SIG Preference Shares were redeemable solely at the discretion of Sirius Group on or after June 30, 2017 at their liquidation preference of $1,000 per share, plus any declared but unpaid dividends.

        On October 25, 2017, SIG redeemed all of the issued and outstanding SIG Preference Shares. The redemption price equaled the $1,000 liquidation preference per preference share. Sirius Group accounted for the SIG Preference Shares as a conditionally redeemable instrument within Non-controlling interests.

Sirius Group Series A Redeemable Preference Shares

        In May 2017, Sirius Group issued Series A redeemable preference shares, with 150,000 shares authorized and 100,000 issued at the issuance date, with liquidation preference of $1,000 per preference share. The Sirius Group Series A redeemable preference shares participate in dividends on an as-converted basis with common shares. On July 14, 2018, Sirius Group and IMGAH entered into the Sirius Group Series A redeemable preference shares Redemption Agreement, pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group has agreed to redeem all of the issued and outstanding Sirius Group Series A redeemable preference shares, which are held by IMGAH, for $95 million, payable in cash at the time of the redemption. Effective as of the completion of such redemption, there will be no such shares outstanding.

Standby Letter of Credit Facilities

        On November 8, 2017, Sirius International entered into four standby letter of credit facility agreements totaling $215 million to provide capital support for Syndicate 1945. The first letter of credit is a renewal of a $125 million facility with Nordea Bank Finland plc, $100 million of which is issued on an unsecured basis. The second letter of credit is a $25 million secured facility with Lloyd's Bank plc. Lloyd's Bank plc had previously participated in this program but in a different capacity. The third letter of credit is a $30 million unsecured facility with Barclays Bank plc. The fourth letter of credit is a $35 million facility with DNB Bank ASA London Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.

        Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance and reinsurance operations. As of December 31, 2017 and December 31, 2016, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 2.1 billion and SEK 1.8 billion, or $261 million and $203 million, respectively (based on the December 31, 2017 and December 31, 2016 SEK to USD exchange rates). As of December 31, 2017 and December 31, 2016, Sirius America's trust arrangements were collateralized by pledged assets and assets in trust of $56 million and $19 million, respectively. As of December 31, 2017, Sirius Bermuda's trust arrangements were collateralized by pledged assets and assets in trust of $123 million. At December 31, 2016, Sirius Bermuda did not have any trust arrangements that were collateralized by pledged assets and assets in trust.

Revolving Credit Facility

        In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary SIG, entered into a three-year, $300 million senior unsecured revolving credit facility (the "Facility"). The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization and financial strength rating standards. As of June 30, 2018, there were no outstanding borrowings under the Facility. In July 2018, the Facility was amended to allow the redemptions contemplated by the Preference Shares Redemption Agreement and Common Shares Redemption Agreement in connection with the Merger.

Debt and Standby Letter of Credit Facility Covenants

        As of June 30, 2018 and December 31, 2017, Sirius Group was in compliance with all of the covenants under the 2016 SIG Senior Notes, the 2017 SEK Subordinated Notes, the Nordea Bank facility, the Lloyd's Bank facility, the Barclays Bank facility, and the DNB Bank ASA London Branch facility.

Off Balance Sheet Arrangements

        Sirius Group is not party to any off-balance sheet transaction, agreement or other contractual arrangement as defined by Item 303(a)(4) of Regulation S-K to which an entity unconsolidated with Sirius Group is a party that management believes is reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that Sirius Group believes is material to investors.

Contractual Obligations and Commitments

        Below is a schedule of Sirius Group's material contractual obligations and commitments as of December 31, 2017:

($ in millions)	Due in One Year or Less	Due in Two to Three Years	Due in Four to Five Years	Due After Five Years	Total
Debt (including interest payments)(1)	$30.5	$61.0	$61.0	$1,084.5	$1,237.0
Loss and LAE reserves(2)	671.7	446.1	217.1	563.6	1,898.5
Long-term incentive compensation(3)	14.4	10.6	1.4	—	26.4
Projected pension benefit obligation(4)	0.4	0.8	0.9	15.3	17.4
Operating leases(5)	10.3	14.1	7.3	4.8	36.5

Total contractual obligations(6)(7)	$727.3	$532.6	$287.7	$1,668.2	$3,215.8

(1)
The amounts in the table above reflect Sirius Group's contractual obligations with respect to the principal and interest payments on Sirius Group's outstanding debt. Refer to Note 11 "Debt and Standby Letters of Credit Facilities" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus for further details and discussion on the debt and financing arrangements of Sirius Group.

(2)
We are obligated to pay claims for specified loss events covered by the insurance and reinsurance contracts we write. Such loss payments represent our most significant future payment obligation. The total amount in the table above reflects our best estimate of our loss and LAE reserves refer to "Summary of Critical Accounting Estimates—Loss and LAE Reserves" for further details. The timing of claim payments is subject to significant uncertainty. Sirius Group maintains a portfolio of marketable investments with varying maturities and a substantial amount of short-term investments to provide adequate liquidity for the payment of claims.

  We have not taken into account corresponding reinsurance recoverable amounts that would be due to us.

(3)
Sirius Group grants incentive awards to certain key employees of Sirius Group and its subsidiaries. This includes awards that primarily consist of performance units. Awards earned are subject to the attainment of pre-specified performance goals at the end of a three-year period or as otherwise determined. Refer to Note 14 "Employee benefit plans and compensation plans" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus for further details and discussion on the incentive plan obligation.

(4)
Swedish and German employees of Sirius International can participate in defined benefit plans which are based on the employees' pension entitlements and length of employment. Refer to Note 14 "Employment benefit plans and compensation plans" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus for further details describing the projected pension benefit obligation.

(5)
In the ordinary course of business, we renew and enter into new leases for office space which expire at various dates. There are no provisions within Sirius Group's operating leasing agreements that would trigger acceleration of future lease payments. Sirius Group does not finance its operations through the securitization of its trade receivables, through special purpose entities or through synthetic leases. Further, Sirius Group has not entered into any material arrangements requiring it to guarantee payment of third-party debt or lease payments or to fund losses of an unconsolidated special purpose entity.

(6)
Letters of credit outstanding, the Armada Earnout, the IMG Earnout and the Phoenix commitment are excluded from this presentation. Refer to discussion below for details on these items.

(7)
Sirius Group has future binding commitments to fund certain other long-term investments. These commitments total $92 million at December 31, 2017. These commitments do not have fixed funding dates. Therefore they are excluded from the table above.

        Included in the consideration for the Armada acquisition was a three year contingent earn-out mechanism that could result in an additional payment of up to $125 million ("Armada Earnout") to the seller. The contingent consideration is payable if earnings before interest expense, taxes, depreciation and amortization ("EBITDA") of Armada exceeds amounts defined in the redemption agreement. The Armada Earnout can be settled in Sirius Group common shares, subject to certain criteria. At acquisition, the Armada Earnout had a fair value of $79 million. In December 2017, Sirius Group settled approximately 82% of the Armada Earnout with Armada Enterprise for $31 million. The remaining Armada Earnout liability was remeasured at a fair value of $13 million. This commitment is excluded from the table above.

        Included in the consideration for the IMG acquisition was up to up to $50 million of contingent consideration ("IMG Earnout"), payable in Sirius Group Series A redeemable preference shares to the seller, which was stated as $43 million at fair value at acquisition date. The IMG Earnout is payable if EBITDA of IMG exceed amounts defined in the purchase agreement. At December 31, 2017, the IMG Earnout liability was remeasured at a fair value of $30 million. This commitment is excluded from the table above.

        At December 31, 2017, Sirius Group had a commitment to purchase approximately 46.24% of shares in The Phoenix from Delek Group for an additional sum of NIS 2.3 billion in cash (or $663 million using the December 31, 2017 NIS to USD conversion rate), subject to certain adjustments for interest and earnings. The agreement for Sirius Group to acquire a controlling interest in The Phoenix terminated on July 2, 2018. This commitment is excluded from the table above.

        On July 14, 2018, Sirius Group and IMGAH entered into the Preference Shares Redemption Agreement, pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group has agreed to redeem all of the issued and outstanding Sirius Group Series A redeemable preference shares, which are held by IMGAH, for $95 million, payable in cash at the time of the redemption. Effective as of the completion of such redemption, there will be no Sirius Group Series A redeemable preference shares outstanding and the parties have agreed to terminate the registration rights agreement and the shareholder's agreement, each dated May 26, 2017, between Sirius Group and IMGAH. This commitment is excluded from the table above.

Cash Flows

        Sirius Group primarily derives cash from the net inflow of premiums less claim payments related to underwriting activities and from net investment income. The insurance and reinsurance business inherently provides liquidity, as premiums are received in advance of the time claims are paid. However, the amount of cash required to fund claim payments can fluctuate significantly from period to period, due to the low frequency and high severity nature of certain types of business we write. Sirius Group's remaining cash flows are generally reinvested in our investment portfolio.

        In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary SIG, entered into a three-year, $300 million senior unsecured revolving credit facility ("Facility"). The facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements.

        The following table summarizes our consolidated cash flows from operating, investing and financing activities for 2017, 2016 and 2015 and for the six months ended June 30, 2018 and 2017.

	For the years ended December 31,			For the six months ended June 30,
($ in millions)	2017	2016	2015	2018	2017
Net cash (used for) provided from(1)
Operations	$(36.0)	$(46.8)	$9.5	$35.0	$(25.4)
Investing activities	66.0	18.5	48.6	(126.7)	25.9
Financing activities	53.6	30.9	(21.2)	1.4	(5.2)
Effect of exchange rate changes on cash	9.9	(9.4)	(4.5)	(10.3)	6.8

Increase (decrease) in cash during year	$93.5	$(6.8)	$32.4	$(100.6)	$2.1

(1)
Refer to the Consolidated Statements of Cash Flows included in Sirius Group's audited and unaudited interim financial statements included elsewhere in this proxy statement/prospectus.

Cash flows from operations for the six months ended June 30, 2018 and 2017

        Net cash flows provided from (used for) operations was $35 million and $(25) million for the six months ended June 30, 2018 and 2017, respectively. Cash flows from operations increased $60 million for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 primarily due to higher amounts of net premiums collected and no retention bonus payments related to the CMIG International acquisition, partially offset by higher net paid losses and acquisition expenses.

Long-term compensation items affecting cash flows from operations

        During the six months ended June 30, 2018 and 2017, Sirius Group made long-term incentive payments totaling $6 million and $16 million, respectively.

        During the six months ended June 30, 2017, Sirius Group made retention bonus payments totaling $16 million to management and employees as a result of our acquisition by CMIG International. The retention bonus payment was reimbursed by White Mountains to Sirius Group as stipulated in the stock purchase agreement between CMIG International and White Mountains. There was no retention bonus payments made during the six months ended June 30, 2018 relating to the CMIG International acquisition.

Cash flows from operations for the years ended December 31, 2017, 2016 and 2015

        Net cash flows (used for) provided from operations were $(36) million, $(47) million and $10 million for the years ended 2017, 2016 and 2015, respectively. Cash flows from operations increased $11 million in 2017 compared to 2016 due to higher amounts of net premiums collected, partially offset by higher net paid losses. Cash flows from operations decreased $57 million in 2016 compared to 2015 primarily due to transaction related bonus payments paid to management and employees as a result of our acquisition by CMIG International. Sirius Group does not believe the trends in 2017 and 2016 will have a meaningful impact on its future liquidity or its ability to meet its future cash requirements.

Long-term compensation items affecting cash flows from operations

        During 2017, 2016 and 2015, Sirius Group made long-term incentive payments totaling $16 million, $23 million and $21 million, respectively.

        During 2017, Sirius Group made retention related bonus payments totaling $31 million to management and employees as a result of our acquisition by CMIG International. During 2016, Sirius Group made transaction related bonus payments totaling $37 million primarily to management and employees as a result of the CMIG International acquisition. The transaction and retention related bonus payments were reimbursed by White Mountains to Sirius Group in 2017 and 2016, respectively, as stipulated in the stock purchase agreement between CMIG International and White Mountains.

Cash flows from investing and financing activities for the six months ended June 30, 2018 and 2017

        Cash flows (used for) provided from investing activities were $(127) million and $26 million for the six months ended June 30, 2018 and 2017, respectively. Cash flows provided from investing decreased $153 million as result of the Sirius Group's reduction in fixed-maturity duration securities to better position the portfolio for a rising interest rate environment.

Financing and Other Capital Activities

        During the six months ended June 30, 2018, Sirius Group paid $9 million of interest on the 2016 Senior Notes and $6 million of interest on the 2017 SEK Subordinated Notes.

        During the six months ended June 30, 2018, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $1 million for certain long-term incentive payments that Sirius Group paid to its employees.

        During the six months ended June 30, 2017, Sirius Group paid $9 million of dividends on the SIG Preference Shares, $9 million of interest on the 2016 Senior Notes, and $1 million of interest on the Old Lyme Note.

        During the six months ended June 30, 2017, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $3 million for certain long-term incentive payments that Sirius Group paid to its employees.

        On April 25, 2017, Sirius Group made a payment of $4 million to retire the Old Lyme Note that was issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd.

Acquisitions and Dispositions

        On April 3, 2017, Sirius Group purchased 100% of Armada and its subsidiaries. Included in the total consideration was $123 million of cash.

        On May 26, 2017, Sirius Group acquired 100% ownership of IMG and its subsidiaries. Included in the total consideration was $251 million of cash.

        See Note 3 "Significant Transactions" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus.

Cash flows from investing and financing activities for the year ended December 31, 2017, 2016, and 2015

        Cash flows provided from investing activities were $66 million, $19 million and $48 million for the years ended December 31, 2017, 2016 and 2015, respectively. From 2016 to 2017, cash flows from investing activities increased by $47 million, as a result of Sirius Group's reduction in fixed-maturity duration securities to better position the portfolio for a rising interest rate environment. From 2015 to 2016, the decrease of $30 million was a result of the repositioning of certain assets in 2016, as a result of the sale to CMIG International.

Cash flows from investing and financing activities for the year ended December 31, 2017

Financing and Other Capital Activities

        On April 25, 2017, Sirius Group made a payment of $4 million to retire the Old Lyme Note that was issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd.

        On September 22, 2017, Sirius Group issued SEK 2,750.0 million (or $346.1 million on date of issuance) of 2017 SEK Subordinated Notes at a 100% issue price. Net proceeds were $341 million, after taking into effect issuance costs.

        On October 25, 2017, Sirius Group's indirect wholly-owned subsidiary SIG, redeemed all of the SIG Preference Shares. The redemption price equaled the $1,000 liquidation preference per preference share. Sirius Group accounted for the SIG Preference Shares as a conditionally redeemable instrument within Non-controlling interests.

        In December 2017, Sirius Group settled approximately 82% of the Armada Earnout with Armada Enterprise for $31 million.

        During 2017, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $3 million for certain long-term incentive payments that Sirius Group paid to its employees.

        During 2017, Sirius Group paid $14 million of dividends on the SIG Preference Shares and $18 million of interest on the 2016 Senior Notes, $3 million of interest on the 2017 SEK Subordinated Notes, and $1 million of interest on the Old Lyme Note.

Acquisitions and Dispositions

        On April 3, 2017, Sirius Group purchased 100% of Armada and its subsidiaries. Included in the total consideration was $123 million of cash.

        On May 26, 2017, Sirius Group acquired 100% ownership of IMG and its subsidiaries. Included in the total consideration was $251 million of cash.

        See Note 3 "Significant Transactions" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus.

Cash flows from investing and financing activities for the year ended December 31, 2016

Financing and Other Capital Activities

        On November 1, 2016, Sirius Group issued $400.0 million face value of 2016 SIG Senior Notes at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect issuance costs.

        During 2016, Sirius Group retired the $400.0 million face value of 2007 SIG Senior Notes using the funds received from the issuance of the 2016 SIG Senior Notes and paid a prepayment penalty of $6 million since the 2007 SIG Senior Notes were due on March 20, 2017.

        During 2016, Sirius Group paid $27 million of dividends to its immediate parent.

        During 2016, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $5 million for certain long-term incentive payments that Sirius Group paid to its employees.

        During 2016, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $17 million, representing the after-tax cost of industry loss warrants that White Mountains required Sirius Group to purchase to mitigate the potential impact of major natural catastrophe events on Sirius Group's balance sheet pending the close of the sale to CMIG International.

        During 2016, Sirius Group paid $19 million of dividends on the SIG Preference Shares and $32 million of interest on the 2007 Senior Notes.

Acquisitions and Dispositions

        During 2016, Sirius Global Solutions completed the sale of Ashmere in connection with the sale of Sirius Group to CMIG International and received $19 million as consideration.

        During 2016, Sirius Global Solutions partnered with another company to form FSA. Sirius Global Solutions paid $16 million to acquire 100% of FSA's common shares. FSA acquired Mount Beacon and its subsidiaries, including Mount Beacon Insurance Company for $17 million during 2016.

        On April 18, 2016, in conjunction with the acquisition by CMIG International, Sirius Group sold its investment in OneBeacon Insurance Group, Ltd. in connection with the sale of Sirius Group to CMIG International and received proceeds of $178 million.

        On February 1, 2016, in conjunction with the sale of Symetra from White Mountains to Sumitomo Life Insurance Company, Sirius Group sold its investment in Symetra and received proceeds of $560 million or $32.00 per share.

Cash flows from investing and financing activities for the year ended December 31, 2015

Financing and Other Capital Activities

        During 2015, Sirius Group paid $19 million of dividends on the SIG Preference Shares and $26 million of interest on the 2007 Senior Notes.

Acquisitions and Dispositions

        During 2015, Sirius Global Solutions completed the sale of Woodridge Insurance Company and received $14 million as consideration.

Summary of Critical Accounting Estimates

Loss and LAE Reserves

General Description

        Sirius Group establishes loss and LAE reserves that are estimates of future amounts needed to pay claims and related expenses for events that have already occurred. Sirius Group also obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the insurance and reinsurance risks underwritten by Sirius Group. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as "retrocessional reinsurance" arrangements. Sirius Group establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the "ceding companies"), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

        In addition to those risk factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers and insurers working through MGUs being further extended because claims are first reported to either the original primary insurance company or the MGU and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties, facultative contracts or primary insurance contracts, (3) the necessary reliance on the ceding companies, intermediaries and MGUs for information regarding reported claims and (4) the differing reserving practices among ceding companies and MGUs.

        As part of its risk management process, management periodically engages external actuarial and claims consultants to independently evaluate the adequacy of the net carried loss and LAE reserves. These analyses generally include assessments of special liabilities such as asbestos and environmental claims. Management considers the results of the independent analysis as a supplement to internal recommendations when determining carried loss and LAE reserve amounts.

Loss and LAE Reserves by Reportable Segment

        The following table summarizes the net loss and LAE reserves, separated between (i) case reserves for claims reported ("Case") and (ii) incurred but not reported ("IBNR") reserves for losses that have occurred but for which claims have not yet been reported and for expected future development on case reserves.

	December 31, 2017
Net loss and LAE reserves by class of business ($ in millions)	Case	IBNR	Total
Global Property	$382.3	$273.3	$655.6
Global A&H	70.2	90.4	160.6
Specialty & Casualty	168.2	79.4	247.6
Runoff & Other	213.1	301.9	515.0

Total	$833.8	$745.0	$1,578.8

	December 31, 2016
Net loss and LAE reserves by class of business ($ in millions)	Case	IBNR	Total
Global Property	$273.6	$142.0	$415.6
Global A&H	35.1	73.1	108.2
Specialty & Casualty	192.3	75.3	267.6
Runoff & Other	237.3	299.9	537.2

Total	$738.3	$590.3	$1,328.6

        Additionally, net unpaid losses and loss expenses totaled $1,469 million as of June 30, 2018. See Note 5, "Reserves for unpaid loss and loss adjustment expenses," to Sirius Group's unaudited interim financial statements included elsewhere in this proxy statement/prospectus for a reconciliation of our unpaid losses and loss expenses for the three and six months ended June 30, 2018.

        In order to reduce the potential uncertainty of loss reserve estimation, Sirius Group obtains information from numerous sources to assist in the reserving process. Sirius Group's underwriters and pricing actuaries devote considerable effort to understanding and analyzing a ceding company's operations and loss history during the underwriting of the business, using a combination of client and industry statistics. Such statistics normally include historical premium and loss data by class of business, individual claim information for larger claims, distributions of insurance limits provided and the risk characteristics of the underlying insureds, loss reporting and payment patterns and rate change history. This analysis is used to project expected loss ratios for each treaty or contract during the upcoming contract period. These expected ultimate loss ratios are aggregated across all treaties and are input directly into the loss reserving process. For primary business, a similar portfolio analysis is performed for each MGU program that takes into account expected changes in the aggregated risk profile of the policyholders within each program. The aggregation of risks yields a more stable indication of expected losses that is used to estimate ultimate losses and thus IBNR for recently written business.

        Sirius Group's expected annual loss reporting assumptions are updated at least once a year. Expected loss ratios underlying the recent underwriting years are updated quarterly.

        Sirius Group relies heavily on information reported by MGUs and ceding companies, as discussed above. In order to determine the accuracy and completeness of such information, Sirius Group underwriters, actuaries, and claims personnel perform audits of certain MGUs and ceding companies, where customary. Generally, ceding company audits are not customary outside the United States. In such cases, Sirius Group reviews information from ceding companies for unusual or unexpected results. Any material findings are discussed with the ceding companies. Sirius Group sometimes encounters situations where it is determined that a claim presentation from a ceding company is not in accordance with contract terms. Most situations are resolved without the need for litigation or arbitration. However, in the infrequent situations where a resolution is not possible, Sirius Group vigorously defends its position in such arbitration or litigation.

        To reduce volatility in underwriting income and protect capital, Sirius Group generally obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the risks underwritten by Sirius Group. Sirius Group establishes estimates of amounts recoverable from reinsurers on its primary business and retrocessional reinsurance on its reinsurance business in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers, net of an allowance for uncollectible amounts, if any. Net reinsurance loss reserves represent loss and LAE reserves reduced by ceded reinsurance recoverable on unpaid losses.

        The following table details our prior year loss reserve development of liability for net unpaid claims and claim expenses.

	Year ended December 31,
	2017	2016	2015
Development by reportable segment ($ in millions)	(Favorable) unfavorable development	(Favorable) unfavorable development	(Favorable) unfavorable development
Global Property	$2.2	$(26.8)	$(27.0)
Global A&H	(4.0)	(7.8)	(2.7)
Specialty & Casualty	(12.1)	(24.8)	(7.9)
Runoff & Other	13.3	(4.3)	(13.6)

Total net favorable development	$(0.6)	$(63.7)	$(51.2)

Loss and LAE development—2017

        During the year ended December 31, 2017, Sirius Group had net favorable prior year loss reserve development of $1 million. During 2017, Sirius Group strengthened its asbestos loss reserves by $59 million, which was offset by reductions of other runoff claims reserves of $46 million, which is reflected in Runoff & Other. Specialty & Casualty had net favorable prior year loss reserve development of $12 million, which is comprised of Marine ($5 million), Trade Credit ($4 million), Aviation & Space ($2 million), and Contingency ($1 million).

Loss and LAE development—2016

        During the year ended December 31, 2016, Sirius Group had net favorable prior year loss reserve development of $64 million. The major reductions in loss reserve estimates were recognized in Global Property ($27 million) and Specialty & Casualty ($25 million). The decrease in Global Property was driven by Other Property ($23 million) due primarily to reductions in the ultimate loss estimates for natural catastrophes that occurred between 2010 and 2015 due to lower than expected claims activity. The decrease in Specialty & Casualty was mainly due to Aviation & Space and Marine with decreases of $12 million and $7 million, respectively. Asbestos losses of $14 million in 2016 were offset by other long tail favorable loss reserve development in Runoff & Other.

Loss and LAE development—2015

        During the year ended December 31, 2015, Sirius Group had net favorable prior year loss reserve development of $51 million. The major reductions in loss reserve estimates were recognized in Global Property ($27 million) and Specialty & Casualty ($8 million). The decrease in Global Property was driven primarily by reductions in the ultimate loss estimates for natural catastrophes that occurred between 2010 and 2014 due to less than expected claims activity for Other Property ($17 million) and Property Catastrophe Excess ($9 million). The decrease in Specialty & Casualty was mainly due to Aviation & Space ($6 million).

Global Property

Actual Results vs. Initial Estimates

        Generally, initial actuarial estimates of IBNR reserves not related to a specific large event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

        For major events, particularly natural catastrophe, Sirius Group develops assessments of the ultimate losses associated with each individual event. Estimates are based on information from ceding companies, third party and internal catastrophe models, and by applying overall estimates of insured industry losses to Sirius Group's exposure information.

        Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than our initial estimates, we experience favorable development. Conversely, in accident years where the revised estimates are higher than our original estimates, there is adverse development on prior accident year reserves.

Potential Variability in Loss Reserve Estimates

        There are possible variations from current estimates of loss reserves due to changes in a few of the many key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Global Property, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in industry losses for major events, historical loss reserve development volatility, and unanticipated inflation.

Global A&H

Actual Results vs. Initial Estimates

        Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

        Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than our initial estimates, we experience favorable development. Conversely, in accident years where the revised estimates are higher than our original estimates, there is adverse development on prior accident year reserves.

Potential Variability in Loss Reserve Estimates

        There are possible variations from current estimates of loss reserves due to changes in a few key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Global A&H, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss reserve development patterns, individual claims estimates and unanticipated inflation.

Specialty & Casualty

Actual Results vs. Initial Estimates

        Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

        For major events, Sirius Group develops assessments of the ultimate losses associated with each individual event. Estimates are based on information from ceding companies and by applying overall estimates of insured industry losses to Sirius Group's exposure information.

        Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than our initial estimates, we experience favorable development. Conversely, in accident years where the revised estimates are higher than our original estimates, there is adverse development on prior accident year reserves.

Potential Variability in Loss Reserve Estimates

        There are possible variations from current estimates of loss reserves due to changes in key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Specialty & Casualty lines, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss reserve development patterns, individual claims estimates, potential misestimating the initial expected losses during the pricing process, and unanticipated inflation.

Runoff & Other

        Runoff & Other consists of results from Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies along with other lines of business that Sirius Group is currently not writing.

Actual Results vs. Initial Estimates

        Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

        Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than our initial estimates, we experience favorable development. Conversely, in accident years where the revised estimates are higher than our original estimates, there is adverse development on prior accident year reserves.

Potential Variability in Loss Reserve Estimates

        There are possible variations from current estimates of loss reserves due to changes in key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Runoff & Other, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss reserve development patterns, individual claims estimates, litigation and judicial trends and unanticipated inflation.

Asbestos and Environmental ("A&E") Reserves

        Included in Sirius Group's Runoff & Other are A&E loss reserves. Sirius Group's A&E exposure is primarily from reinsurance contracts written between 1974 through 1985 by acquired companies. The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim. The acquisition of companies having modest portfolios of A&E exposure has been typical of several prior Sirius Global Solutions transactions and is likely to be an element of at least some future acquisitions. However, the acquisition of new A&E liabilities is undertaken only after careful due diligence and utilizing conservative reserving assumptions in relation to industry benchmarks. In the case of portfolios acquired previously, the exposures arise almost entirely from old assumed reinsurance contracts having small limits of liability.

        Net incurred loss activity for asbestos and environmental for the years ended December 31, 2017, 2016 and 2015 was as follows:

	Year Ended December 31,
Net incurred loss and LAE activity ($ in millions)	2017	2016	2015
Asbestos	$59.0	$13.6	$(0.5)
Environmental	6.1	0.4	3.0

Total	$65.1	$14.0	$2.5

        Sirius Group recorded an increase of $59 million, an increase of $14 million, and an insignificant amount of asbestos-related incurred losses and LAE on its asbestos reserves in 2017, 2016, and 2015, respectively. The 2017 incurred losses were primarily a result of an in-depth analysis of Sirius Group's loss reserves undertaken in 2017. The asbestos study was initiated in response to increased estimates of industry asbestos losses promulgated by leading financial analysts. External asbestos experts were engaged by Sirius Group to assist with the actuarial and claims review of asbestos exposures within Sirius Group. Management booked the highest central estimate of the internal and external indications resulting from the in-depth study. The 2016 incurred losses were primarily the result of management's monitoring of a variety of metrics including actual paid and reported claims activity.

        Sirius Group recorded $6 million, $0 million, and $3 million of environmental losses in 2017, 2016, and 2015, respectively, on its already existing reserves.

        Sirius Group's net reserves for A&E losses were $221 million and $180 million as of December 31, 2017 and 2016, respectively. Sirius Group's asbestos three-year net paid survival ratio was approximately 10.2 years and 8.8 years as of December 31, 2017 and 2016, respectively. Sirius Group's environmental three-year net paid survival ratio was approximately 4.3 years and 4.8 years as of December 31, 2017 and 2016, respectively.

        Sirius Group's reserves for A&E losses as of December 31, 2017 represent management's best estimate of its ultimate liability based on information currently available. However, as case law expands, and medical and clean-up costs increase and industry settlement practices change, Sirius Group may be subject to asbestos and environmental losses beyond currently estimated amounts. Sirius Group cannot reasonably estimate at the present time loss reserve additions arising from any such future adverse developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such adverse developments.

        The following tables show gross and net loss and LAE payments for A&E exposures for the years ended December 31, 2008 through December 31, 2017:

	Asbestos paid loss and LAE		Environmental paid loss and LAE
($ in millions) Year Ended December 31	Gross	Net	Gross	Net
2008	$19.7	$14.3	$2.2	$1.6
2009	11.4	10.3	1.5	1.5
2010	14.5	12.1	0.8	0.9
2011	20.4	15.6	3.2	3.6
2012	34.7	29.4	2.3	1.5
2013	25.9	20.3	1.8	1.8
2014	21.9	16.8	1.5	1.5
2015	22.0	19.4	4.2	3.6
2016	21.8	20.1	3.4	3.3
2017	24.7	20.8	4.7	4.0

A&E Claims Activity

        Sirius Group utilizes specialized claims-handling processes on A&E exposures, including management notification of claims development, and a quarterly monitoring meeting. The issues presented by these types of claims require expertise and an awareness of the various trends and developments in relevant jurisdictions. Generally, Sirius Group sets up claim files for each reported claim by each cedent for each individual insured. In many instances, a single claim notification from a cedent could involve several years and layers of coverage resulting in a file being set up for each involvement. Precautionary claim notices are submitted by the ceding companies in order to preserve their right to pursue coverage under the reinsurance contract. Such notices do not contain an incurred loss amount. Accordingly, an open claim file is not established.

        As of December 31, 2017, Sirius Group had 1,741 open claim files for asbestos and 357 open claim files for environmental exposures. Sirius Group's A&E claim activity for the last three years is illustrated in the table below:

	Year Ended December 31,
A&E Claims Activity	2017	2016	2015
Asbestos
Total asbestos claims at the beginning of the year	1,935	2,348	2,492
Asbestos claims reported during the year	180	207	180
Asbestos claims closed during the year	(374)	(620)	(324)

Total asbestos claims at the end of the year	1,741	1,935	2,348

Environmental
Total environmental claims at the beginning of the year	361	462	490
Environmental claims reported during the year	80	59	69
Environmental claims closed during the year	(84)	(160)	(97)

Total environmental claims at the end of the year	357	361	462

Total
Total A&E claims at the beginning of the year	2,296	2,810	2,982
A&E claims reported during the year	260	266	249
A&E claims closed during the year	(458)	(780)	(421)

Total A&E claims at the end of the year	2,098	2,296	2,810

Fair Value Measurements

General

        Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities ("Level 2") and unobservable inputs, including the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3").

        The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.

        Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead Sirius Group to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within fair value hierarchy.

        Investments valued using Level 1 inputs include fixed-maturity investments, primarily in U.S. Treasuries, equity securities and short-term investments, which include U.S. Treasury Bills. Investments valued using Level 2 inputs are primarily comprised of fixed-maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non U.S. government and government agency, U.S. state and municipalities and political sub division and preferred stocks. Investments valued using Level 2 inputs also include certain ETFs that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period.

Valuation techniques

        Sirius Group uses outside pricing services to assist in determining fair values. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications and other relevant inputs. Given that many fixed-maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed-maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed-maturity investments vary by asset type and take into account market convention.

        The valuation process above is generally applicable to all of Sirius Group's fixed-maturity investments. The techniques and inputs specific to asset classes within Sirius Group's fixed-maturity investments for Level 2 securities that use observable inputs are as follows:

U.S. government and government agency

        U.S. government and government agency securities consist primarily of debt securities issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Fixed-maturity investments included in U.S. government and government agency securities are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources and integrate other observations from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The fair value of each security is individually computed using analytical models which incorporate option adjusted spreads and other daily interest rate data.

Corporate debt securities

        Corporate debt securities consist primarily of investment-grade debt of a wide variety of U.S. and non-U.S. corporate issuers and industries. The corporate fixed-maturity investments are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources regarding the issuer of the security and obtain credit data, as well as other observations, from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The pricing services also consider the specific terms and conditions of the securities, including any specific features which may influence risk.

Mortgage-backed and asset-backed securities

        The fair value of mortgage and asset-backed securities is primarily priced by pricing services using a pricing model that uses information from market sources and leveraging similar securities. Key inputs include benchmark yields, reported trades, underlying tranche cash flow data, collateral performance, plus new issue data, as well as broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data including issuer, vintage, loan type, collateral attributes, prepayment speeds, default rates, recovery rates, cash flow stress testing, credit quality ratings and market research publications.

U.S. States, municipalities and political subdivision

        The U.S. states, municipalities and political subdivisions portfolio contains debt securities issued by U.S. domiciled state and municipal entities. These securities are generally priced by independent pricing services using the techniques described for U.S. government and government agency securities described above.

Non-U.S. government and government agency

        Non-U.S. government and government agency securities consist of debt securities issued by non-U.S. governments and their agencies along with supranational organizations (also known as sovereign debt securities). Securities held in these sectors are primarily priced by pricing services that employ proprietary discounted cash flow models to value the securities. Key quantitative inputs for these models are daily observed benchmark curves for treasury, swap and high issuance credits. The pricing services then apply a credit spread for each security which is developed by in-depth and real time market analysis. For securities in which trade volume is low, the pricing services utilize data from more frequently traded securities with similar attributes. These models may also be supplemented by daily market and credit research for international markets.

Preferred stocks

        The fair value of preferred stocks is generally priced by independent pricing services based on an evaluated pricing model that calculates the appropriate spread over a comparable security for each issue. Key inputs include exchange prices (underlying and common stock of same issuer), benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data including sector, coupon, credit quality ratings, duration, credit enhancements, early redemption features and market research publications.

Level 3 Investments

        Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group's assumptions that market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but as observable inputs become available in the market, they may be reclassified to Level 2.

        Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund's pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable. Accordingly, the fair values of Sirius Group's investments in private equity securities and private debt instruments have been classified as Level 3 measurements. The fair values of other investments carried at fair value are initially determined based on transaction price and are subsequently estimated based on available evidence, such as market transactions in similar instruments and other financial information for the issuer.

Investments measured using Net Asset Value

        The fair value of Sirius Group's investments in hedge funds and private equity funds has been determined using net asset value("NAV"). The hedge fund's administrator provides quarterly updates of fair value in the form of Sirius Group's proportional interest in the underlying fund's NAV, which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient and therefore has been not categorized within the fair value hierarchy. The private equity funds provide quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not actively traded in any open markets. The fair value of these investments are measured using NAV practical expedient and therefore have not been categorized with the fair value hierarchy. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of Sirius Group's reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using information that is available to Sirius Group with respect to the underlying investments, as necessary.

        The following tables summarize Sirius Group's fair value measurements for investments as of June 30, 2018 and December 31, 2017 and 2016 by level. The major security types were based on the legal form of the securities. Sirius Group has disaggregated its fixed-maturity investments based on the issuing entity type, which impacts credit quality, with debt securities issued by U.S. government entities carrying minimal credit risk, while the credit and other risks associated with other issuers, such as corporations, foreign governments, municipalities or entities issuing asset-backed securities vary depending on the nature of the issuing entity type. Sirius Group further disaggregates debt securities issued by corporations and equity securities by industry sector because investors often reference commonly used benchmarks and their subsectors to monitor risk and performance. Accordingly, Sirius

Group has further disaggregated the asset classifications it uses to evaluate investment risk and performance against benchmarks, such as the BarcAg1-3, OMRX and the S&P 500 index.

	As of June 30, 2018
($ in millions)	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Assets Measured at Fair Value
Fixed maturities:
U.S. government and government agency	$97.0	$95.3	$1.7	$—
Corporate debt securities:
Consumer	170.3	—	170.3	—
Financials	394.8	—	394.8	—
Industrial	53.3	—	53.3	—
Communications	45.9	—	45.9	—
Energy	65.2	—	65.2	—
Utilities	16.7	—	16.7	—
Materials	4.7	—	4.7	—
Technology	28.0	—	28.0	—

Total corporate debt securities	778.9	—	778.9	—
Mortgage-backed and asset-backed securities	917.6	—	917.6	—
Non-U.S. government and government agency	83.6	42.2	41.4	—
Preferred stocks	6.9	—	0.9	6.0
U.S. States, municipalities and political subdivision	1.4	—	1.4	—

Total fixed-maturity investments	1,885.4	137.5	1,741.9	6.0
Short-term investments	819.6	803.9	15.7	—
Equity securities:
Financials	117.2	117.2	—	—
Exchange traded funds	181.0	181.0	—	—
Consumer	32.6	32.6	—	—
Energy	6.9	6.9	—	—
Industrial	16.9	16.9	—	—
Technology	10.7	10.7	—	—
Materials	11.7	11.7	—	—
Communications	25.1	25.1	—	—
Other	13.0	13.0	—	—

Total equity securities	415.1	415.1	—	—
Other long-term investments(1)	69.0	—	—	69.0

Total investments	$3,189.1	$1,356.5	$1,757.6	$75.0
Derivative instruments	2.2	—	—	2.2

Total assets measured at fair value	$3,191.3	$1,356.5	$1,757.6	$77.2

Liabilities Measured at Fair Value
Contingent consideration liabilities	42.8	—	—	42.8
Derivative instruments	8.1	—	—	8.1

Total liabilities measured at fair value	$50.9	$—	$—	$50.9

(1)
Excludes carrying value of $247.6 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

	December 31, 2017
($ in millions)	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Assets Measured at Fair Value
Fixed maturities:
U.S. government and government agency	$84.8	$83.2	$1.6	$—
Corporate debt securities:
Consumer	252.0	—	252.0	—
Financials	460.5	—	460.5	—
Industrial	73.3	—	73.3	—
Communications	53.5	—	53.5	—
Energy	95.8	—	95.8	—
Utilities	20.9	—	20.9	—
Materials	7.1	—	7.1	—
Technology	51.4	—	51.4	—

Total corporate debt securities	1,014.5	—	1,014.5	—
Mortgage-backed and asset-backed securities	959.9	—	959.9	—
Non-U.S. government and government agency	107.2	94.8	12.4	—
Preferred stocks	9.8	—	1.8	8.0
U.S. States, municipalities and political subdivision	3.8	—	3.8	—

Total fixed-maturity investments	2,180.0	178.0	1,994.0	8.0
Short-term investments	625.0	566.2	58.8	—
Equity securities:
Financials	96.8	96.8	—	—
Exchange traded funds	104.0	103.4	0.6	—
Consumer	27.0	27.0	—	—
Energy	5.8	5.8	—	—
Industrial	9.3	9.3	—	—
Technology	6.4	6.4	—	—
Basic materials	13.0	13.0	—	—
Communications	21.9	21.9	—	—
Other	15.0	15.0	—	—

Total equity securities	299.2	298.6	0.6	—
Other long-term investments(1)	64.2	—	—	64.2

Total investments	$3,168.4	$1,042.8	$2,053.4	$72.2
Derivative instruments	4.5			4.5

Total assets measured at fair value	$3,172.9	$1,042.8	$2,053.4	$76.7

Liabilities Measured at Fair Value
Contingent consideration liabilities	42.8	—	—	42.8
Derivative instruments	10.6	—	—	10.6

Total liabilities measured at fair value	$53.4	$—	$—	$53.4

(1)
Excludes carrying value of $205.3 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

	December 31, 2016
($ in millions)	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Assets Measured at Fair Value
Fixed maturities:
U.S. government and government agency	$89.4	$86.2	$3.2	$—
Corporate debt securities:
Consumer	340.0	—	340.0	—
Financials	557.8	—	557.8	—
Industrial	145.9	—	145.9	—
Communications	116.5	—	116.5	—
Energy	168.9	—	168.9	—
Utilities	57.8	—	57.8	—
Materials	22.8	—	22.8	—
Technology	68.3	—	68.3	—

Total corporate debt securities	1,478.0	—	1,478.0	—
Mortgage-backed and asset-backed securities	1,165.9	—	1,147.5	18.4
Non-U.S. government and government agency	146.5	18.1	128.4	—
Preferred stocks	10.8	—	1.8	9.0
U.S. States, municipalities and political subdivision	1.0	—	1.0	—

Total fixed-maturity investments	2,891.6	104.3	2,759.9	27.4
Short-term investments	538.0	498.7	39.3	—
Equity securities:
Financials	5.4	5.4	—	—
Exchange traded funds	117.6	117.6	—	—
Total equity securities	123.0	123.0	—	—
Other long-term investments(1)	29.1	—	—	29.1

Total investments	$3,581.7	$726.0	$2,799.2	$56.5
Derivative instruments	12.7			12.7

Total assets measured at fair value	$3,594.4	$726.0	$2,799.2	$69.2

Liabilities Measured at Fair Value
Contingent consideration liabilities	—	—	—	—
Derivative instruments	—	—	—	—

Total liabilities measured at fair value	$—	$—	$—	$—

(1)
Excludes carrying value of $95.7 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Other Long-Term Investments

        Sirius Group's other long-term investments accounted for at fair value as of June 30, 2018 include $83 million in hedge funds and $165 million in private equity funds. As of June 30, 2018, Sirius Group held investments in 8 hedge funds and 28 private equity funds. The largest investment in a single fund was $36 million at June 30, 2018.

        Sirius Group's other long-term investments accounted for at fair value as of December 31, 2017 include $60 million in hedge funds and $145 million in private equity funds. As of December 31, 2017, Sirius Group held investments in seven hedge funds and 28 private equity funds. The largest investment in a single fund was $31 million and $24 million as of December 31, 2017 and 2016, respectively. The fair value of Sirius Group's investments in hedge funds and private equity funds is based upon Sirius Group's proportionate interest in the underlying fund's net asset value, which is deemed to approximate fair value. Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing each fund's audited financial statements and discussing each fund's pricing with the fund's manager. However, since the fund managers do not provide sufficient information to independently evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.

        In circumstances where the underlying investments are publicly traded, such as the investments made by hedge funds, the fund manager uses current market prices to determine fair value. In circumstances where the underlying investments are not publicly traded, such as the investments made by private equity funds, the private equity fund managers generally consider the need for a liquidity discount on each of the underlying investments when determining the fund's NAV. In the event Sirius Group believes that the valuation provided by the fund manager differs from its expectations due to illiquidity or other factors associated with its investment in the fund, Sirius Group will adjust the fund manager's NAV to more appropriately represent the fair value of its interest in the investment.

Sensitivity analysis of likely returns on hedge fund and private equity fund investments

        Sirius Group's investment portfolio includes investments in hedge funds and private equity funds. As of June 30, 2018, the value of investments in hedge funds and in private equity funds was $83 million and $165 million, respectively. As of December 31, 2017, the value of investments in hedge funds and in private equity funds was $60 million and $145 million, respectively. The underlying investments are typically publicly traded and private equity securities and investments, and, as such, are subject to market risks that are similar to Sirius Group's equity securities. The following illustrates the estimated effect on June 30, 2018 and December 31, 2017 fair value resulting from a 10% change and a 30% change in market value:

	As of June 30, 2018
	Change In Fair Value		Change In Fair Value
($ in millions) Fund Type	10% decline	10% increase	30% decline	30% increase
Hedge funds	$(8.3)	$8.3	$(24.8)	$24.8
Private equity funds	$(16.5)	$16.5	$(49.5)	$49.5

	As of December 31, 2017
	Change In Fair Value		Change In Fair Value
($ in millions) Fund Type	10% decline	10% increase	30% decline	30% increase
Hedge funds	$(6.0)	$6.0	$(18.0)	$18.0
Private equity funds	$(14.5)	$14.5	$(43.5)	$43.5

        Hedge fund and private equity fund returns are commonly measured against the benchmark returns of hedge fund indices and/or the S&P 500 Index. The historical returns for each index in the past five years are listed below:

	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
HFRX Equal Weighted Strategies Index	4.8%	3.8%	–1.5%	–0.5%	6.3%	2.5%
S&P 500 Index	21.8%	12.0%	1.4%	13.7%	32.4%	16.0%

Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price over the fair value of nets assets acquired from the acquisitions of IMG and Armada. Intangible assets with a finite life are amortized over the estimated useful life of the asset. Intangible assets with an indefinite useful life are not amortized.

        Sirius Group early adopted Accounting Standards Update ("ASU") No. 2017-04, Simplifying the Test for Goodwill Impairment, which eliminates Step Two from the goodwill impairment test. Under the new standard, to the extent the carrying amount of a reporting unit exceeds the fair value, an impairment charge should be recorded that is equal to the difference. The impairment charge recognized should not exceed the total amount of goodwill allocated to the reporting unit.

        Goodwill and intangible assets are assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that it is more likely than not that an impairment exists. Such events or circumstances may include an economic downturn in a geographic market or change in the assessment of future operations.

        In the absence of any indications of potential impairment, the evaluation of goodwill is performed during the fourth quarter of each year and when events or changes in circumstances indicate that it is more likely than not that the asset is impaired. Sirius Group primarily uses two approaches to value goodwill and intangibles: the income approach, which converts future estimates of cash flows by reporting unit to a single (discounted) current value and the market approach, which uses prices and other information from transactions for identical or similar assets or liabilities. If goodwill or intangible assets are impaired, they are written down to their fair value with a corresponding expense reflected in the Consolidated Statements of Income and Comprehensive Income in the period in which the determination is made.

        There was no evidence of potential impairment for goodwill and intangible assets as of June 30, 2018.

Goodwill

        Sirius Group recognized goodwill of $278 million and $123 million from the 2017 acquisitions of IMG and Armada, respectively. These amounts represent the fair value of the consideration paid, less the aforementioned identified and valued intangible assets. IMG's goodwill balance is primarily attributed to IMG's assembled workforce and access to the supplemental health care and medical travel insurance market. Armada's goodwill balance is primarily attributed to Armada's assembled workforce and access to the supplemental healthcare insurance market, and additional synergies to be realized in the future.

        In the fourth quarter of 2017, Sirius Group performed goodwill impairment testing for IMG and Armada. Management calculated a range of fair values using the income approach and market approach and compared the concluded fair values to the carrying values of each reporting unit. Management determined that no point in the fair value range was the best estimate of fair value for each reporting unit, so the midpoint was used to assess goodwill. Next, management compared the fair values to the carrying values of each reporting unit. For IMG and Armada, the fair value midpoint exceeded the carrying value by 2.4% and 6.5% respectively. Expected future cash flows and/or earnings may be materially and negatively impacted as a result of, among other things, a decrease in renewals and new business, loss of key personnel, lower-than-expected yields or higher-than-expected claims activity and incurred losses as well as other general economic factors.

Intangible Assets

        Sirius Group recognized intangible assets of $145 million and $82 million from the 2017 acquisitions of IMG and Armada, respectively. Intangible assets acquired consisted primarily of customer relationships, distribution relationships, trade names and technology. Prior to 2017, Sirius Group's intangible assets consisted solely of insurance licenses with indefinite lives.

        For the year ended December 31, 2017, Sirius Group recognized an impairment of $5 million related to a trade name intangible asset, with an indefinite life, acquired as part of the acquisition of IMG. The impairment resulted from lower than anticipated growth when comparing the preliminary plan at the time of acquisition against a reforecast of IMG's operations at year-end. A quantitative impairment review of the IMG trade name intangible asset was performed by applying the royalty replacement method to determine the asset's fair value as of December 31, 2017. Under the royalty replacement method, the fair value of IMG's trade name intangible asset was determined based on a market participant's view of the royalty that would be paid to license the right to use the trade name. This quantitative analysis incorporated several assumptions, including forecasted future revenues and cash flows, estimated royalty rate based on similar licensing transactions and market royalty rates and discount rate, which incorporates assumptions such as weighted-average cost of capital and risk premium. As a result of this impairment test, the carrying value of the IMG trade name intangible asset exceeded its estimated fair value and an impairment was recorded. For the years ended December 31, 2016 and 2015, Sirius Group did not recognize any impairments on intangible assets with an indefinite life.

Premiums

        Sirius Group accounts for insurance and reinsurance policies that it writes in accordance with authoritative guidance. Premiums written are recognized as revenues and are earned ratably over the term of the related policy or reinsurance treaty. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force. Sirius Group also charges fees on certain insurance policies.

        Sirius Group writes primary insurance business ("primary business" or "insurance"), as well as treaty and facultative reinsurance business ("assumed business"). The majority of Sirius Group's treaty reinsurance premiums are derived from pro-rata ("proportional") and excess of loss ("non-proportional") reinsurance contracts, which in 2017 amounted to 37% and 32%, respectively, of its total gross written premiums. Primary business represented 31% of total gross written premiums.

Primary Business

        Sirius Group's primary business is predominantly accident and health insurance. In recent years, we have expanded our primary business capabilities in the United States, which has resulted in increased accident and health insurance business. During 2017, Sirius Group acquired IMG and Armada to further expand the accident and health business. Both acquired entities are MGUs.

Assumed Business

        Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided. Ceded unearned insurance and reinsurance premiums represent the portion of premiums ceded applicable to the unexpired term of policies in force.

        Sirius Group's reinsurance protection primarily consists of proportional and non-proportional protections to cover aviation, trade credit, energy, marine and property exposures. Attachment points and coverage limits vary by region around the world. Sirius Group's core proportional property reinsurance programs provide protection for parts of the non-proportional treaty accounts written in Europe, the Americas, Caribbean, Asia, the Middle East and Australia. These reinsurance protections are designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events.

        The following table summarizes Sirius Group's gross premiums written for primary and assumed business for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017		2016		2015
($ in millions)	Gross Premiums Written	% of Total	Gross Premiums Written	% of Total	Gross Premiums Written	% of Total
Primary
Global Property	$31.1	2%	$35.5	3%	$16.9	1%
Global A&H	390.7	27%	281.0	22%	243.9	21%
Specialty & casualty	33.0	2%	32.5	2%	32.9	3%
Runoff & Other	(4.6)	—%	19.5	2%	—	—%

Total primary	$450.2	31%	$368.5	29%	$293.7	25%
Assumed
Proportional
Global Property	$327.1	23%	$262.2	21%	$201.6	17%
Global A&H	57.9	4%	112.3	9%	103.7	9%
Specialty & casualty	142.9	10%	93.4	7%	96.8	8%
Runoff & Other	(0.7)	—%	5.2	—%	17.6	2%

Total proportional	$527.2	37%	$473.1	37%	$419.7	36%
Non-proportional
Global Property	$373.9	26%	$337.2	27%	$356.2	32%
Global A&H	46.0	3%	42.8	3%	38.3	3%
Specialty & Casualty	42.2	3%	44.8	4%	51.7	4%
Runoff & Other	(0.2)	—%	2.6	—%	0.9	—%

Total non-proportional	$461.9	32%	$427.4	34%	$447.1	39%

Total assumed	989.1	69%	900.5	70%	866.8	75%

Gross premiums written	$1,439.3	100%	$1,269.0	100%	$1,160.5	100%

Premium Estimates

        The nature of the insurance and reinsurance business requires Sirius Group to record premium estimates due to a time lag from the point when premium and related commission and expense activity is recorded by a ceding company and the point when such information is reported by the ceding company to Sirius Group. This time lag can vary from one to several contractual reporting periods (i.e., quarterly / monthly). This lag is common in the reinsurance business and is slightly longer when a reinsurance intermediary is involved.

        As a result of this time lag in reporting, Sirius Group estimates a portion of its written premium and related commissions and expenses. Given the nature of Sirius Group's business, estimated premium balances, net of related commissions and expenses, comprise a large portion of total premium balances receivable. The estimation process begins by identifying which major accounts have not reported activity at the most recent period end. In general, premium estimates for excess of loss business are based on expected premium income included in the contractual terms. For proportional business, Sirius Group's estimates are derived from expected premium volume based on contractual terms or ceding company reports and other correspondence and communication with underwriters, intermediaries and ceding companies. Once premium estimates are determined, related commission and expense estimates are derived using contractual terms.

        Sirius Group closely monitors its estimation process on a quarterly basis and adjusts its estimates as more information and actual amounts become known. There is no assurance that the amounts estimated by Sirius Group will not deviate from the amounts reported by the ceding company or reinsurance intermediary. Any such deviations are reflected in the results of operations when they become known.

        The following table summarizes Sirius Group's premium estimates and related commissions and expenses as of December 31, 2017 and 2016:

	December 31, 2017
($ in millions)	Gross Premium Estimates	Net Premium Estimates	Net Commission and Expense Estimates	Net Amount Included in Reinsurance Balances Receivable
Global Property	$329.2	$247.8	$(72.1)	$175.7
Global A&H	174.1	130.8	(49.7)	81.1
Specialty & Casualty	158.6	146.4	(40.8)	105.6
Runoff & Other	—	—	—	—

	$661.9	$525.0	$(162.6)	$362.4

	December 31, 2016
($ in millions)	Gross Premium Estimates	Net Premium Estimates	Net Commission and Expense Estimates	Net Amount Included in Reinsurance Balances Receivable
Global Property	$226.5	$195.8	$(40.6)	$155.2
Global A&H	121.3	87.5	(32.2)	55.3
Specialty & Casualty	114.6	98.9	(26.4)	72.5
Runoff & Other	4.4	4.4	1.0	5.4

	$466.8	$386.6	$(98.2)	$288.4

Earnout Obligations

        Current accounting guidance related to business combinations requires us to estimate and recognize the fair value of liabilities related to potential earnout obligations as of the acquisition dates for all acquisitions subject to earnout provisions. During 2017, we completed two acquisitions resulting in the initial recognition of $122 million of earnout obligations.

        The fair value of these earnout obligations is based on the present value of the expected future payments to be made to the sellers of the acquired entities in accordance with the provisions outlined in the respective purchase agreements. In determining fair value, we estimate the acquired entity's future operating results and obtain market participant assumptions. Based on these inputs, we estimate future payments in accordance with the earnout formula and performance targets specified in each purchase agreement. We then discount these payments to present value using a risk-adjusted rate that takes into consideration market-based rates of return that reflect the ability of the acquired entity to achieve the targets. Changes in estimated future operating results, market participant assumptions, or the risk-adjusted discount rate would result in a change in the fair value of recorded earnout obligations.

        The amounts recorded as earnout payables, which are primarily based upon the estimated future operating results of the acquired entities subsequent to the acquisition date, are measured at fair value as of the acquisition date and are included on that basis in the recorded purchase price consideration. See Note 3 "Significant transactions" and Note 9 "Fair value measurements" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus. We will record subsequent changes in these estimated earnout obligations in our consolidated statement of (loss) income when incurred.

        As of December 31, 2017 the aggregate amount of the maximum earnout obligations related to these acquisitions was $73 million, of which $43 million was recorded, based on the estimated fair value of the expected future payments to be made. The maximum potential earnout payables represent the maximum amount of additional consideration that could be paid pursuant to the terms of the purchase agreements. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus for additional discussion on 2017 business combinations.

Income Taxes

        Sirius Group and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, Sirius Group and its Bermuda domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. Sirius Group has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which Sirius Group's subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Germany, Gibraltar, Luxembourg, Malaysia, the Netherlands, Singapore, Sweden, Switzerland, the United Kingdom and the United States.

Recoverability of Net Deferred Tax Asset

        Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that, if executed, would result in the realization of a deferred tax asset. It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group's deferred tax assets and tax expense.

        For a more detailed discussion of our net deferred tax asset and our framework for assessing its recoverability, see Note 12 "Income taxes" in Sirius Group's audited financial statements included elsewhere in this proxy statement/prospectus.

Uncertain Tax Positions

        Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

        The Swedish Tax Authority ("STA") has denied deductions claimed by two of Sirius Group's Swedish subsidiaries in certain tax years for interest paid on intra-group debt instruments. Sirius Group is currently challenging the STA's denial in court based on the technical merits. Sirius Group's reserve for uncertain tax positions has taken into account relevant developments in these tax disputes and in applicable Swedish tax law including recent case law. Sirius Group has also taken into account the Stock Purchase Agreement by which Sirius Group was sold to CMIG International in 2016. Pursuant to the Stock Purchase Agreement, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (1) any additional tax liability in excess of Sirius Group's accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (2) an impairment in Sirius Group's net deferred tax assets resulting from a final determination by a tax authority. While Sirius Group intends to continue challenging the STA's denial based on the technical merits, the ultimate resolution of these tax disputes is uncertain and no assurance can be given that there will be no material changes to Sirius Group's operating results or balance sheet in connection with these uncertain tax positions or the related indemnification.

        With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2013.

        For a more detailed discussion of our uncertain tax positions, see Note 12 "Income taxes" in Sirius Group's audited financial statements and Note 10 "Income taxes" in Sirius Group's unaudited interim financial statements included elsewhere in this proxy statement/prospectus.

Earnings of Certain Subsidiaries

        Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to us or our subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient manner. However, the applicable tax laws in the relevant countries are subject to change, possibly with retroactive effect, including in response to Organisation for Economic Cooperation and Development ("OECD") guidance. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could also attempt to apply income or withholding tax to past earnings or payments.

U.S. Tax Reform

        The Tax Cut and Jobs Act was enacted into law in the US in December 2017. Among other provisions, the Act includes a new 21% corporate tax rate, the impacts of which (including on our deferred tax assets) were already taken into account in our financial results for the year ended December 31, 2017. The Act also includes a new base erosion and anti-abuse tax ("BEAT"), which is essentially a minimum tax that is potentially applicable to certain otherwise deductible payments made by U.S. entities to non-U.S. affiliates, including cross-border interest payments and reinsurance premiums. The statutory BEAT rate is 5% in 2018 and will rise to 10% in 2019-2025 and then 12.5% in 2026 and after. While we intend to operate in a manner that limits our exposure to BEAT, at this time, absent regulations and other detailed guidance, uncertainty about the financial impact on us of this new tax remains and no assurance can be given that Sirius Group will not be subject to material amounts of BEAT in the future. Accordingly, BEAT could materially impact our provision for taxes in the future.

Recent Accounting Pronouncements

Premium amortization on callable debt securities

        In March 2017, the Financial Accounting Standards Board ("FASB") issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (ASC 310-20), which changes the amortization period for certain purchased callable debt securities. Under the new guidance, for investments in callable debt securities held at a premium, the premium will be amortized over the period to the earliest call date. The new guidance does not change the amortization period for callable debt securities held at a discount. The new guidance is effective for annual and interim periods beginning after December 15, 2018. Sirius Group does not expect adoption to have any effect on its financial statements.

Credit losses

        In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASC 326), which establishes new guidance for the recognition of credit losses for financial assets measured at amortized cost. The new guidance, which applies to financial assets that have the contractual right to receive cash, including reinsurance receivables, requires reporting entities to estimate the credit losses expected over the life of a credit exposure using historical information, current information and reasonable and supportable forecasts that affect the collectability of the financial asset. The new guidance is effective for annual and interim periods beginning after December 15, 2019. Sirius Group is evaluating the expected impact of this new guidance.

Leases

        In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). The new guidance requires lessees to recognize lease assets and liabilities on the balance sheet for both operating and financing leases, with the exception of leases with an original term of 12 months or less. Under existing guidance, recognition of lease assets and liabilities is not required for operating leases. The lease assets and liabilities to be recognized are both measured initially based on the present value of the lease payments. The new guidance is effective for Sirius Group for annual and interim periods beginning after December 15, 2018. Sirius Group is evaluating the expected impact of this new guidance and available adoption methods.

Quantitative and Qualitative Disclosures about Market Risk

        Sirius Group's consolidated balance sheet includes a substantial amount of assets and liabilities whose fair values are subject to market risk. The term market risk refers to the risk of loss arising from adverse changes in interest rates, credit spreads, equity markets prices and other relevant market rates and prices. Due to Sirius Group's sizable investment portfolio, market risk can have a significant effect on Sirius Group's consolidated financial position.

Interest Rate Risk of Fixed-maturity Investments

        In connection with Sirius Group's consolidated insurance and reinsurance subsidiaries, Sirius Group invests in interest rate sensitive securities, primarily debt securities. Sirius Group generally manages the interest rate risk associated with its portfolio of fixed-maturity investments by monitoring the average of investment-grade corporate securities; U.S. government and agency securities; foreign government, agency and provincial obligations; preferred stocks; asset-backed and mortgage-backed securities; and municipal obligations.

        Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of fixed-maturity investments, respectively. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other market factors.

        The tables below summarize the estimated effects of hypothetical increases and decreases in market interest rates on Sirius Group's fixed-maturity investments as of June 30, 2018 and

December 31, 2017. The size of interest rate decreases presented may be limited in order to floor interest rates at a de minimis level.

($ in millions)	Fair Value at June 30, 2018	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	Pre-Tax Increase (Decrease) in Carrying Value
Fixed maturity investments	$1,885.4	300 bp decrease	$2,021.1	$135.7
		200 bp decrease	1,978.7	93.3
		100 bp decrease	1,933.6	48.2
		50 bp decrease	1,910.3	24.9
		50 bp increase	1,857.8	(27.6)
		100 bp increase	1,830.6	(54.8)
		200 bp increase	1,776.0	(109.4)
		300 bp increase	$1,721.5	$(163.9)

($ in millions)	Fair Value at December 31, 2017	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	Pre-Tax Increase (Decrease) in Carrying Value
Fixed-maturity investments	$2,180.0	300 bp decrease	$2,286.6	$106.6
		200 bp decrease	2,264.5	84.5
		100 bp decrease	2,225.1	45.1
		50 bp decrease	2,203.7	23.7
		50 bp increase	2,154.1	(25.9)
		100 bp increase	2,128.2	(51.8)
		200 bp increase	2,076.3	(103.7)
		300 bp increase	2,024.5	(155.5)

        The magnitude of the fair value decrease in rising rates scenarios may be more significant than the fair value increase in comparable falling rates scenarios. This can occur because (i) the analysis floors interest rates at a de minimis level in falling rate scenarios, muting price increases, (ii) portions of the fixed-maturity investment portfolio may be callable, muting price increases in falling interest rate scenarios and/or (iii) portions of the fixed-maturity investment portfolio may experience cash flow extension in higher interest rate environments, which generally results in lower fixed income asset prices.

Equity Securities and Other Long-term Investments Price Risk

        The carrying values of Sirius Group's equity securities and other long-term investments are based on quoted market prices or management's estimates of fair value as of the balance sheet date. Market prices of equity securities, in general, are subject to fluctuations. These fluctuations could cause the amount realized upon sale or exercise of these instruments to differ significantly from the current reported value. The fluctuations may result from perceived changes in the underlying economic characteristics of the investment, the relative price of alternative investments, supply and demand imbalances for a particular security, or other market factors. Assuming a hypothetical 10% and 30% increase or decrease in the value of Sirius Group's equity securities and other long-term investments as of June 30, 2018, the carrying value of Sirius Group's equity securities and other long-term investments would have increased or decreased by approximately $73 million and $220 million, pre-tax. As of December 31, 2017, the carrying value of Sirius Group's equity securities and other long-term investments would have increased or decreased by approximately $57 million and $171 million pre-tax.

Long-term obligations

        The following table summarizes the fair value and carrying value of financial instruments as of June 30, 2018 and December 31, 2017 and 2016:

	June 30, 2018		December 31, 2017		December 31, 2016
($ in millions)	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value
Liabilities and Mezzanine equity:
2017 SEK Subordinated Notes	$312.6	$303.0	$341.4	$330.7	$—	$—
2016 SIG Senior Notes	$374.1	$392.9	$392.3	$392.5	$382.4	$392.5
Old Lyme Note	$—	$—	$—	$—	$3.7	$3.7
Sirius Group Series A redeemable preference shares	$95.0	$108.8	$90.0	$106.1	$—	$—
SIG Preference Shares	$—	$—	$—	$—	$252.8	$250.0

        The fair value estimates at June 30, 2018 and December 31, 2017 for the 2017 SEK Subordinated Notes and 2016 SIG Senior Notes were determined by internal pricing and are considered a Level 3 measurement. The fair value estimates at December 31, 2016 for the 2016 SIG Senior Notes and the SIG Preference Shares were determined by internal pricing and is considered a Level 3 measurement. The fair value estimate at December 31, 2016 for the Old Lyme Note was determined by internal pricing, based on the expected amount due to the sellers of Old Lyme, and is considered a Level 3 measurement.

        The fair value estimates at December 31, 2017 for the 2017 SEK Subordinated Notes and 2016 SIG Senior Notes were determined by internal pricing and are considered a Level 3 measurement. The fair value estimates at December 31, 2016 for the 2016 SIG Senior Notes and the SIG Preference Shares were determined by internal pricing and is considered a Level 3 measurement. The fair value estimate at December 31, 2016 for the Old Lyme Note was determined by internal pricing, based on the expected amount due to the sellers of Old Lyme, and is considered a Level 3 measurement.

Foreign Currency Exchange Risk

        Sirius Group holds non-U.S. dollar denominated assets and liabilities, which are valued using period-end exchange rates. Sirius Group has non-U.S. dollar denominated foreign revenues and expenses, which are valued using average exchange rates over the period. Foreign currency exchange-rate risk is the risk that Sirius Group will incur losses on a U.S. dollar basis due to adverse changes in foreign currency exchange rates.

        The following table illustrates the pre-tax effect that a hypothetical 10% increase (i.e., U.S. dollar strengthening) or decrease (i.e., U.S. dollar weakening) in the rate of exchange from the Swedish Krona, the Euro, the British Pound Sterling, the Canadian Dollar and the Israeli Shekel to the U.S. dollar would have on the carrying value of Sirius Group's total operations net assets, continuing operations net assets, as of June 30, 2018 and December 31, 2017 and 2016:

	June 30, 2018		December 31, 2017		December 31, 2016
($ in millions)	10% increase	10% decrease	10% increase	10% decrease	10% increase	10% decrease
Swedish Krona to U.S. dollar	$12.7	$(12.7)	$16.7	$(16.7)	$(8.5)	$8.5
Euro to U.S. dollar	2.0	(2.0)	(0.4)	0.4	(2.1)	2.1
British Pound Sterling to U.S. dollar	0.2	(0.2)	0.4	(0.4)	(14.1)	14.1
Canadian Dollar to U.S. dollar	(0.6)	0.6	(1.0)	1.0	(5.6)	5.6
Israeli Shekel to U.S. dollar	(6.5)	6.5	(7.2)	7.2	—	—

MANAGEMENT OF SIRIUS GROUP

Executive Officers of Sirius Group

        The following table sets forth information concerning Sirius Group's executive officers as of September 30, 2018, and the expected executive officers of the combined company upon completion of the Merger.

Name	Age	Position
Allan L. Waters	61	Chairman of the Board and CEO, Sirius Group
Kernan (Kip) V. Oberting	49	President, CFO and Director, Sirius Group and President, Sirius Capital Markets, Inc.
Monica Cramér Manhem	59	COO and Director, Sirius Group and President and CEO, Sirius International
Jeffrey W. Davis	54	Executive Vice President, CRO & Chief Actuary, Sirius Group
Gene Boxer	44	Executive Vice President, CSO & Group General Counsel, Sirius Group

        The board of directors of Sirius Group has designated a Management Committee comprised of Messrs. Waters, Oberting and Boxer and Ms. Cramér Manhem as the senior management and decision making body of Sirius Group responsible for the oversight of the day-to-day business operations of Sirius Group.

        Information with respect to the principal occupation and relevant business experience of Sirius Group's executive officers is as follows:

        Mr. Waters serves as Chairman of the Board and Chief Executive Officer of Sirius Group. Mr. Waters was appointed Chief Executive Officer of Sirius Group in March 2007. Mr. Waters served as a director of White Mountains from 2003 to 2004 and was re-elected as a director in November 2005. From 1998 to 2007, Mr. Waters was the founder and Managing Member of Mulherrin Capital Advisors, LLC. Mr. Waters formerly served as Senior Vice President and Chief Financial Officer of White Mountains from 1993 to 1998, and originally joined White Mountains in 1985.

        Mr. Oberting serves as President, Chief Financial Officer and a director of Sirius Group and President, Sirius Capital Markets, Inc. Mr. Oberting is expected to resign as a director of Sirius Group effective upon the consummation of the Merger. Mr. Oberting was appointed President of Sirius Group in September 2018 and Chief Financial Officer of Sirius Group in April 2016. Prior to that, Mr. Oberting served as a Senior Partner of White Mountains Capital, Inc. from July 2012 until April 2016. Mr. Oberting was appointed as the President of Sirius Capital Markets, Inc. in January 2015. From 2008 to 2012, Mr. Oberting was the founder and Managing Member of Oakum Bay Capital (f/k/a KVO Capital Management). From 2004 to 2008, Mr. Oberting served as Executive Vice President and Chief Financial Officer of Montpelier Re Holdings, Ltd. Mr. Oberting previously worked for White Mountains entities from 1995 to 2004 in various capacities. Prior to White Mountains, Mr. Oberting was a trader at CS First Boston (Japan) from 1993 to 1995.

        Ms. Cramér Manhem serves as Chief Operating Officer and a director of Sirius Group and President and Chief Executive Officer of Sirius International. Ms. Cramér Manhem is expected to resign as a director of Sirius Group effective upon the consummation of the Merger. Ms. Cramér Manhem was appointed Chief Operating Officer of Sirius Group in September 2018, has been the Chief Executive Officer of Sirius International since March 2014, and also serves as the Chairperson of Sirius Bermuda. Prior to March 2014, Ms. Cramér Manhem served as Senior Vice President and Business Unit Manager of Sirius International from January 2004 until March 2014. Ms. Cramér Manhem served in various positions at Sirius International prior to 2004, having joined Sirius Group in 1985.

        Mr. Davis serves as Executive Vice President, Chief Risk Officer & Chief Actuary of Sirius Group. Mr. Davis has served as Executive Vice President, Chief Risk Officer & Chief Actuary of Sirius Group since April 2016. Mr. Davis previously served also as Senior Vice President and Chief Actuary at White Mountains from October 2008 until April 2016. In April 2016, Mr. Davis assumed the additional responsibilities as Chief Risk Officer for Sirius Group. Prior to joining Sirius Group, Mr. Davis served as Head of Central Reserving for Munich Re from 2005 until September 2008, and previously in various capacities at American Re-Insurance Company since 1999. Mr. Davis previously served as an actuary for Nationwide Insurance from 1991 until 1999.

        Mr. Boxer serves as Executive Vice President, Chief Strategy Officer & Group General Counsel of Sirius Group. Mr. Boxer was appointed Chief Strategy Officer of Sirius Group in September 2018 and Executive Vice President and Group General Counsel of Sirius Group in August 2016. From 2011 until 2015, Mr. Boxer served as Global General Counsel of Cushman & Wakefield, a commercial real estate services firm. From 2006 until 2011, Mr. Boxer served as a senior member of the Restructuring Group and Legal Mergers & Acquisitions Group of American International Group, Inc. (AIG). Prior to 2006, Mr. Boxer practiced at Milbank, Tweed, Hadley & McCloy LLP, focusing on mergers and acquisitions and securities offerings.

Board of Directors of Sirius Group

        Sirius Group's global strategy is overseen by the board of directors of Sirius Group. The following table sets forth information concerning the membership of Sirius Group's board of directors as of September 30, 2018. Mr. Oberting and Ms. Cramér Manhem are expected to resign as directors effective upon the consummation of the Merger. Messrs. Waters, Liao, Friedman and Frucher are each expected to serve as a director of the combined company upon completion of the Merger.

Name	Age	Primary Occupation
Allan L. Waters	61	Chairman of the Board and CEO, Sirius Group
Kernan (Kip) V. Oberting	49	President and CFO, Sirius Group and President, Sirius Capital Markets, Inc.
Monica Cramér Manhem	59	COO, Sirius Group and President and CEO, Sirius International
Laurence Liao	47	CEO of CMIG International
Robert L. Friedman	59	Former CEO and Chief Investment Officer of Savannah-Baltimore Capital Management, LLC
Meyer (Sandy) Frucher	72	Vice Chairman of Nasdaq, Inc.

        Mr. Waters, Mr. Oberting and Ms. Cramér Manhem serve as executive officers of Sirius Group, and their biographies are set forth above under "Management of Sirius Group."

        Mr. Liao, has served as a representative of CMIG International on the board of directors of Sirius Group since April 2016. Mr. Liao has served as Chief Executive Officer and director of CMIG International, an international private investment company, since December 2014, and as a director of CM Bermuda since July 2015. Mr. Liao has also served as Assistant President of China Minsheng Investment Group Corp., Ltd. since October 2014, and as Chief Executive Officer and director of CMIG International Capital Limited since February 2015. From April 2004 to September 2014, Mr. Liao served in various positions culminating in the role of Vice President of Corporate Bank Department of Head Office of China Minsheng Banking Corp., Ltd., a private financial institution engaged in the corporate, institutional and personal banking sectors in China. Mr. Liao has served as a director of China Medical & HealthCare Group Limited since June 2016. From May 2015 to November 2017, Mr. Liao also served as a director of New Universe Environmental Group Limited.

        Mr. Friedman has served as a director of Sirius Group since August 2016. He served as the Chief Executive Officer and Chief Investment Officer of Savannah-Baltimore Capital Management, LLC, an investment firm, from 2005 until 2007. In 1988, Mr. Friedman joined the Mutual Series Funds as an insurance analyst, and later served as a Vice President. From 1996 until 2001, Mr. Friedman served as Senior Vice President of Franklin Mutual Series Funds, as well as a Portfolio Manager and, from 1998 to 2000, as Chief Investment Officer. He has a B.A. from Johns Hopkins University, an M.B.A. from the University of Pennsylvania's Wharton School and an A.L.M. from Harvard University.

        Mr. Frucher has served as a director of Sirius Group since August 2016. He is Vice Chairman of Nasdaq, Inc., a corporation that owns and operates the Nasdaq Stock Market, a position he has held since 2008. Mr. Frucher also serves as a director of The Options Clearing Corporation, a position he has held since 2000. From 1998 to 2008, Mr. Frucher served as Chairman and Chief Executive Officer of the Philadelphia Stock Exchange. Mr. Frucher has also served in various government positions, including as the chief labor negotiator for New York State, Chief Executive Officer of Battery Park City Authority and Chief Executive Officer of the School Construction Authority. He received a B.A. from Columbia University, and a M.P.A. from the John F. Kennedy School of Government, Harvard University.

Composition of the Board of Directors after the Completion of the Merger

        Sirius Group is in the process of identifying additional individuals who are expected to serve on the Sirius Group board of directors, in order to satisfy independence requirements set forth in Nasdaq listing standards and Rule 10A-3 under the Exchange Act, subject to the transition rules available to newly public companies under the Nasdaq listing rules. It is anticipated that, upon consummation of the Merger, a majority of the members of the Sirius Group board of directors will qualify as independent directors in accordance with the applicable rules of Nasdaq.

Independence of Directors

        The Sirius Group board of directors expects that each of Messrs. Friedman and Frucher will qualify as an independent director, as the term is currently defined under Nasdaq Listing Rule 5605(a)(2). Sirius Group's board of directors considered that Sirius Group has applied to list the Sirius Group common shares and converted warrants on the Nasdaq Stock Market, effective as of the closing of the Merger, and Mr. Frucher's service as Vice Chairman of Nasdaq, Inc. Mr. Frucher has notified Nasdaq, Inc. of this relationship. Messrs. Waters, Mr. Oberting and Ms. Cramér Manhem are not independent directors because each currently serves as an executive officer of Sirius Group. Mr. Liao is not an independent director due to his service as an executive officer of CMIG International, which owns 100% of CM Bermuda, the sole holder of Sirius Group common shares prior to the Merger. Mr. Oberting and Ms. Cramér Manhem are expected to resign as directors effective upon the consummation of the Merger.

Background and Experience of Directors

        When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Sirius Group board of directors to satisfy its oversight responsibilities effectively in light of the business and structure of Sirius Group, the board of directors focused primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth above. In particular, the members of our board of directors considered the following important characteristics, among others:

  •
  Allan L. Waters—our board of directors considered his extensive knowledge of Sirius Group's business, having served as its Chief Executive Officer since March 2007, his leadership over Sirius Group in returning $2.2 billion in capital to White Mountains during the period from 2007 through 2016 and positioning Sirius Group for the sale to CMIG International in April 2016, and his overall reputation and experience in the insurance and reinsurance industry.

  •
  Kernan (Kip) V. Oberting—our board of directors considered his extensive knowledge of strategic planning, investment management, corporate finance matters and public company financial reporting, having served as Chief Financial Officer of Sirius Group since April 2016, in various executive finance positions at Sirius Group's former parent company, as founder of a private investment fund, and as Chief Financial Officer of a public reinsurance company.

  •
  Monica Cramér Manhem—our board of directors considered her leadership of Sirius International through challenging market conditions by focusing on the maintenance of sustainable, profitable underwriting and strengthening client relationships, her responsibility for Sirius Group's outwards reinsurance strategy and purchasing until 2014, and her role in identifying and supporting strategic initiatives to develop and strengthen Sirius Group's brand around the globe.

  •
  Laurence Liao—our board of directors considered his position as Chief Executive Officer of CMIG International, a leading international private investment group and the 100% owner of CM Bermuda, the sole holder of Sirius Group common shares prior to the Merger, his leadership on behalf of CMIG International of its acquisition of Sirius Group, and his extensive financial services experience.

  •
  Robert L. Friedman—our board of directors considered his extensive experience with investment portfolio matters, having served as a Chief Investment Officer of two investment firms, his lengthy experience as an insurance analyst as well as his knowledge of White Mountains Insurance Group (the former parent of Sirius Group), and his qualification as an independent director.

  •
  Meyer (Sandy) Frucher—our board of directors considered his extensive capital markets and corporate finance experience, as well as his expertise in the areas of corporate governance and strategic planning, and his qualification as an independent director.

Committees of the Board

        Upon the completion of the Merger, the committees of the Sirius Group board of directors are expected to consist of an Audit & Risk Management Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Each of the Audit & Risk Management, Compensation and Nominating & Governance Committees will be comprised entirely of independent directors, subject to the transition rules available to newly public companies under the Nasdaq listing rules. In addition, subject to such transition rules, the members of the Audit & Risk Management Committee will meet the enhanced independence standards set forth in Nasdaq listing standards and Rule 10A-3 under the Exchange Act, and at least one member will qualify as an "audit committee financial expert" as such term is defined in applicable SEC rules. The initial members of the committees will be determined prior to the completion of the Merger. The written charters for each of these committees will meet the requirements of Nasdaq listing standards and will be available on the Sirius Group website upon completion of the Merger.

Audit & Risk Management Committee

        The Audit & Risk Management Committee will be responsible for, among other things: (i) the appointment, compensation and oversight of the work of the independent auditor; (ii) reviewing and discussing with management and the independent auditor the accounting practices and systems of internal accounting controls of Sirius Group, as applicable; (iii) reviewing financial reports, accounting and financial policies in general, and procedures and policies with respect to internal accounting controls; (iv) reviewing the independence qualifications and quality controls of the independent auditor; and (v) approving all auditing services and permitted non-audit services to be performed by the independent auditor.

Compensation Committee

        The Compensation Committee will be responsible for, among other things: (i) reviewing and developing general compensation policies; (ii) reviewing and approving the compensation of the Chief Executive Officer and other executive officers, including salary, bonus, long-term incentive and equity compensation and any other perquisites; (iii) making awards under equity incentive plans; (iv) overseeing administration of other employee benefit plans; and (v) making recommendations regarding director compensation.

Nominating & Governance Committee

        The Nominating & Governance Committee will be responsible for, among other things: (i) identifying individuals qualified for membership on the board; (ii) recommending individuals to the Sirius Group board of directors for nomination as members of the board and its committees; and (iii) advising and making recommendations to the Sirius Group board of directors on corporate governance matters and the overall governance structure of Sirius Group and the board.

Finance Committee

        The Finance Committee will be responsible for, among other things: (i) formulating Sirius Group's investment policy and investment guidelines; (ii) reviewing the performance and asset allocation of Sirius Group's investment portfolio and asset allocation on a regular basis; and (iii) monitoring the capital, debt, and corporate structure of Sirius Group and, in coordination with the Audit & Risk Management Committee, reviewing the adequacy of risk management.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is currently composed of Messrs. Waters, Liao and Frucher and Cramér Manhem. Neither Messrs. Liao nor Frucher has ever been an executive officer or employee of Sirius Group. Mr. Waters and Ms. Cramér Manhem will step down as members of the Compensation Committee effective upon completion of the Merger. None of Sirius Group's officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of Sirius Group's board of directors or Compensation Committee.

Corporate Governance Guidelines

        The Sirius Group board of directors has adopted a set of corporate governance guidelines which describe the corporate governance policies of Sirius Group and, together with Sirius Group's other governing documents, provide a framework for the functioning of the board of directors and its committees. The Sirius Group Corporate Governance Guidelines will be available on Sirius Group's website upon the completion of the Merger.

Code of Business Conduct

        Sirius Group has adopted a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, Sirius Group. The Sirius Group Code of Business Conduct will be available on Sirius Group's website upon completion of the Merger.

Status as a Foreign Private Issuer and Controlled Company

        Sirius Group is, and will upon the consummation of the Merger be, considered a "foreign private issuer" under the rules and regulations of the SEC. A "foreign private issuer" is any issuer incorporated or organized under the laws of a foreign country, except an issuer meeting both of the following conditions: (i) more than 50% of the outstanding voting securities of the issuer are directly or indirectly held of record by residents of the United States; and (ii) any one of the following: (a) the majority of the executive officers or directors of the issuer are United States citizens or residents; or (b) more than 50% of the assets of the issuer are located in the United States; or (c) the business of the issuer is administered principally in the United States. Pursuant to the "foreign private issuer" rules, Sirius Group is exempt from certain provisions of the Exchange Act applicable to U.S. domestic public companies, including: (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (2) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

        In addition, Sirius Group will qualify as a "controlled company" within the meaning of Nasdaq rules. A "controlled company" is a company of which more than 50% of the voting power is held by an individual, group or another company. Pursuant to the "controlled company" exemption, Sirius Group is not required to comply with the requirements that: (1) a majority of the board of directors consist of independent directors; (2) it have a nominating committee composed entirely of independent directors with a written charter addressing such committee's purpose and responsibilities and (3) it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

        Sirius Group does not currently expect or intend to rely on the scaled disclosure practices permitted by the SEC or the alternate governance practices permitted by Nasdaq applicable to foreign private issuers and/or controlled companies, and is voluntarily choosing to register and report using the SEC's domestic forms and comply with the Nasdaq governance practices applicable to domestic companies.

COMPENSATION DISCUSSION AND ANALYSIS OF SIRIUS GROUP

        This Compensation Discussion and Analysis ("CD&A") provides an overview of our executive compensation philosophy and the compensation provided to our named executive officers ("NEOs") for 2017. In addition, this CD&A briefly describes certain compensation arrangements adopted in 2018 with respect to our NEOs. As used in this MD&A, "we," "our," and "us" refer to Sirius Group.

        Our NEOs for 2017 consist of our principal executive officer, principal financial officer and the three most highly compensated executive officers serving as executive officers for the year ended December 31, 2017. For 2017, our NEOs were:

Name	Title
Allan L. Waters	Chairman of the Board and Chief Executive Officer ("CEO"), Sirius Group
Kernan "Kip" V. Oberting	President, Chief Financial Officer ("CFO") and Director, Sirius Group and President, Sirius Capital Markets, Inc.
Monica Cramér Manhem	Chief Operating Officer ("COO") and Director, Sirius Group and President and CEO, Sirius International Insurance Corp. ("Sirius International")
Jeffrey W. Davis	Executive Vice President, Chief Risk Officer ("CRO") & Chief Actuary, Sirius Group
Gene Boxer	Executive Vice President, Chief Strategy Officer ("CSO") & Group General Counsel, Sirius Group

        In August 2018, the board of directors of Sirius Group designated a Management Committee comprised of Messrs. Waters, Oberting and Boxer and Ms. Cramér Manhem as the senior management and decision making body of Sirius Group responsible for the oversight of the day-to-day business operations of Sirius Group. In September 2018, Mr. Oberting was appointed as President of Sirius Group, Ms. Cramér Manhem was appointed as Chief Operating Officer of Sirius Group and Mr. Boxer was appointed as Chief Strategy Officer of Sirius Group.

Executive Compensation Philosophy

        We believe that Sirius Group's executive compensation program should be designed to align management incentives with the creation of shareholder returns over the long-term. For that reason and as illustrated in the chart below, our senior executives have typically received the majority of their total target direct compensation (i.e., annual base salary, annual bonus awards and long-term incentive awards) in the form of long-term performance-based incentive compensation. We believe that delivering a significant portion of total direct compensation in the form of long-term performance-based incentive compensation focuses management on making decisions linked to optimizing the long-term economic performance of Sirius Group.

        The Compensation Committee believes that compensation goals should be predominantly objective and clearly measurable. We believe that effective compensation programs should be designed so that participants understand how their performance will be assessed and how performance will impact payouts under our incentive programs. Accordingly, Sirius Group has designed its long-term incentive compensation program with payouts based on financial performance compared to objective performance targets. Our annual cash bonus program is designed in a similar manner, but with Compensation Committee discretion to adjust payouts to reflect individual performance, based on measurable individual and team performance achievements and a subjective assessment of performance. Sirius Group believes this design incentivizes management and employees to think like owners.

        Based on a November 2017 competitive analysis, the Compensation Committee determined that a higher portion of Sirius Group's senior executive target compensation pay mix is "at risk," in the form of annual cash bonus and long-term incentives, than that of many of Sirius Group's peer companies. Accordingly, our senior executive officers will generally earn less total compensation than those at our peer companies for comparable positions in times of poor financial performance, but tend to be well compensated on both an absolute and relative basis when we perform well. We believe that this approach has not only the effect of aligning management interests with that of the owners, it is also a strong recruiting tool to attract candidates who are confident in producing outstanding results over the long term.

        Historically, Sirius Group's compensation programs have been cash-based in nature, with payout levels based upon performance metrics that we believe are objectively measurable and aligned with the strategic success of Sirius Group. For example, as a global (re)insurance company, the Compensation Committee believes underwriting discipline is a core tenet to long-term success in the market, and thus underwriting performance is a metric that influences the payout of these long-term awards. That said, an accounting metric that we believe is also a strong indicator of Company performance is growth in book value per share ("BVPS"), which tracks management of our shareholders' capital, and we believe is linked to shareholder value creation over the long-term as a public company. Accordingly, since our acquisition by CMIG International, the underlying value of long-term incentive awards granted to senior executives tracked BVPS. The amount of long-term incentive awards earned, if any, is determined based on achievement of pre-established financial performance criteria over each three-year performance cycle.

        In connection with the Merger, and from time to time, Sirius Group engages outside consulting specialists to evaluate Sirius Group's approach to compensation and to provide an assessment of the competitive market. See the "Competitive Analysis and Compensation Program Enhancements

Commensurate with Public Listing" section below for additional information with respect to the foregoing.

Components of 2017 NEO Compensation

        The primary components of Sirius Group's 2017 NEO compensation are:

  1.
  Base Salary

  2.
  Annual Cash Bonuses

  3.
  Long Term Incentive Plan ("LTIP") Performance Share Based Awards

        In addition, as described further below, our NEOs participate in our corporate-wide benefit programs and receive perquisites and other benefits that we believe are commensurate with their positions and the competitive market.

Base Salary

        Base salaries are designed to provide competitive levels of compensation to our NEOs based upon their experience, duties and scope of responsibilities. While Sirius Group emphasizes variable, long-term compensation, it pays base salaries because they provide a basic level of compensation at a level that we believe is appropriate to retain high-caliber executives. In 2017, Sirius Group's NEOs received base salaries ranging from $450,000 to $500,000, as described below under the "2017 NEO Compensation and Performance Summary."

Annual Cash Bonuses

        Annual cash bonus awards are designed to create a "pay-for-performance" environment while providing competitive levels of compensation to our NEOs based upon their experience, duties and scope of responsibilities. Target bonuses for our NEOs in 2017 equaled 50% of their respective base salaries.

2017 Annual Bonus Design

        For 2017, the target annual bonus pool was $13.7 million for 215 participants, including the NEOs. The overall awarded bonus pool size can range from 20% to 200% of target, depending upon Sirius Group's performance as compared to the performance goals established for 2017. The Compensation Committee retains authority to adjust the overall pool when it determines that overall performance is not reflected in the pre-established financial performance achievement criteria, for example in the case of a large strategic acquisition. If the threshold pre-established financial performance achievement criteria are not achieved, the minimum 20% of target bonus pool will be allocated among select participants who made unusually significant contributions during the year.

        For the 2017 annual bonus plan, there were four objective and quantitative financial performance metrics established by the Compensation Committee, as set forth in the table below. If target performance was met, payout would be 100% of target with a range of 20% to 200% for performance between threshold and maximum.

        The following table sets forth the pre-established financial performance criteria and the weighting for each of the NEOs under the 2017 annual bonus plan:

				Weighting
2017 Performance Metrics	Threshold (20% Payout)	Target (100% Payout)	Maximum (200% Payout)	Waters, Oberting and Cramér Manhem	Davis and Boxer
ROE(1)	0.1%	7.1%	14.1%	25%	50%
UROC(2)	2.45%	9.45%	16.45%	25%	50%
Chinese Premiums(3)	0%	35%	70%	10%	0%
Asset Growth(4)	$5.14 billion	$10.28 billion	$15.42 billion	40%	0%

(1)
Return on Equity ("ROE") is calculated as follows: (50% GAAP Comprehensive Income plus 50% GAAP Net Income) divided by time-averaged common shareholders' equity. Both Comprehensive Income and Net Income include gains and losses from acquisitions. Time-averaged common shareholders' equity equals beginning equity plus time-weighted capital contributions during the year less time-weighted capital distributions during the year plus simple average of accumulated profit (loss) during the year.

(2)
Underwriting Return on Capital ("UROC") represents the after-tax, leveraged underwriting return on average "Deployed Capital" in the Sirius Group. For purposes of this performance metric, "Deployed Capital" is defined as GAAP capital less excess rating agency capital plus an internal safety margin. GAAP comprehensive income results are adjusted to reflect: (i) reduction of investments equal to un-deployed capital; (ii) application of a standard investment crediting rate on remaining investment assets; (iii) removal of the impact of currency fluctuations; and (iv) adjustment of income taxes related to (i), (ii) and (iii).

(3)
This metric is based upon growth in gross premiums written in China during 2017 relative to those written in 2016.

(4)
This metric is based upon growth in Total Assets of Sirius Group through the end of 2017.

Annual Bonus Results

        Financial results for 2017 were unfavorable due to the third quarter catastrophe losses. The primary compensation metrics, UROC and ROE, were 1.0% and –5.4%, respectively, both below the respective minimum thresholds. These results caused the overall weighted average of the 2017 bonus pool to be below its threshold for funding above the 20% minimum amount; therefore, the 2017 bonus pool was 20% of target. Despite these financial results, based on the Compensation Committee's individual performance assessments, Messrs. Oberting, Boxer and Davis did receive cash bonus payouts for 2017, as described further below under "2017 NEO Compensation and Performance Summary."

Long-Term Incentive Compensation

        Sirius Group has historically awarded long-term incentive compensation in the form of three-year, cliff-vested, performance units or phantom performance shares that can be paid in cash, or upon Sirius Group becoming public, Sirius Group common shares, at the discretion of the Compensation Committee. A new long-term incentive award is granted each year so that there are three different performance cycles outstanding at any given time.

        Grants made prior to our acquisition by CMIG International, while Sirius Group was a wholly-owned subsidiary of White Mountains, were in the form of performance units with an award date value of $1,000. The value of each performance unit grew over the three-year performance cycle based on UROC performance during that period. UROC was a measurement used by White Mountains to evaluate Sirius Group's underwriting performance, but designed to remove volatility from investment and currency fluctuations by applying a standard investment return.

        Since the CMIG International acquisition, LTIP grants have been governed by the Sirius Group Long Term Incentive Plan (the "2016 LTIP"), and have been granted in the form of phantom performance shares at the BVPS of Sirius Group on the date of grant and earned (or "harvested") based on specific, objective financial performance measures established at the beginning of the three-year performance cycle. Each phantom performance share is valued at BVPS at the end of each performance cycle for payouts if our common shares are not publicly traded. If vested and our common shares are publicly-traded, (i) each phantom performance share will be valued at the market price at time of payout and (ii) the Compensation Committee has discretion to settle these awards in in common shares, rather than cash.

        For the three-year performance cycle beginning in 2015, which was governed under a prior long-term incentive plan under prior White Mountains ownership, the performance metric was UROC. The performance metrics for the three-year performance cycle beginning in 2016 were UROC and ROE.

        For the three-year performance cycle beginning in 2017, the performance metrics were UROC, ROE, Chinese Premium and Asset Growth, with the same relative weightings for the NEOs as discussed above with respect to the 2017 annual bonus plan, except that for Messrs. Waters and Oberting and Ms. Cramér Manhem UROC and ROE were both weighted 35% and Asset Growth was weighted 20%. The number of shares earned can range from 0% to 200% of the target number granted based on proscribed threshold, target and maximum performance levels. Given the economic and market conditions at the time the 2017 targets were set, the target payout levels were designed to be challenging but achievable, while payouts at the maximum levels were designed to be "stretch" goals.

        The table below provides the number of Sirius Group common shares that may be issued assuming payout at the target and maximum performance levels in respect of all outstanding LTIP awards, including outstanding NEO LTIP awards, for pending LTIP award cycles.

Shares by Award Cycle	Common Share Issuance at 100% Vesting Level	Maximum Potential Vesting Level	Common Share Issuance at Maximum Vesting Level
2016 - 18	819,215	290%	2,375,724
2017 - 19	860,732	200%	1,721,464
2018 - 20	758,858	200%	1,517,716
Total Potential Common Share Issuance	2,438,805		5,614,904

2015-17 LTIPs

        For the Sirius Group performance units issued for the 2015-17 performance cycle, each performance unit was valued at $1,000 at the beginning of the three-year performance cycle, with the value of each unit growing or diminishing based on Sirius Group's average annual UROC over the performance cycle. The payouts were to be 0% at threshold three-year average UROC of 3% or less, 100% at target UROC of 10% and 200% at maximum UROC of 17%. A summary of the 2015-2017 performance unit cycle settled in cash in March 2018 is as follows:

			Final Result:
UROC Performance Levels
			Actual UROC
Threshold	Target	Maximum		% of Target
3%	10%	17%	5.5%	36.1	%(1)

(1)
Reflects the value percentage applied to each unit that grew in value from $1,000 to $1,175 over the three-year performance cycle.

        Messrs. Waters, Oberting and Davis and Ms. Cramér Manhem received payouts for the three-year performance cycle based on the formulaic payout percentage of 36.1% applied to each of their units, which had a value of $1,175 at the end of the three-year performance cycle. Accordingly, based on performance, each of the participating NEOs received a cash payout as described in "2017 NEO Compensation and Performance Summary." Mr. Boxer was not an employee of Sirius Group at the time of grant and, accordingly, did not participate in the 2015-2017 performance cycle.

White Mountains Awards

        For the 2015-17 performance period, Messrs. Waters, Oberting and Davis and Ms. Cramér Manhem received a portion of their incentives based on the legacy compensation schemes of Sirius Group's former parent, White Mountains. The last of such awards vested in 2017. These awards are paid by Sirius Group based on the contractual arrangements entered into between the NEOs and White Mountains, with payout determined based on the performance of White Mountains. Please see the "2017 NEO Compensation and Performance Summary" for a discussion of the amounts received under these awards.

Other Components Executive Compensation

Retention Cash Payouts

        In conjunction with our acquisition by CMIG International, Sirius Group entered into a Transaction and Retention Bonus Plan, whereby executives were granted awards that paid 50% at the time the transaction closed in 2016, 25% at the 12-month anniversary of the closing of the transaction, and the remaining 25% at the 20-month anniversary of the closing of the transaction, subject to their continued employment through the applicable payment date. The 12-month and 20-month anniversary payouts occurred in April and December of 2017. Mr. Boxer joined Sirius Group following the transaction, and thus did not have an acquisition retention bonus. However, in conjunction with his joining Sirius Group in 2016, Mr. Boxer received a special bonus in the amount of $325,000, with the payout occurring in August 2017 subject to Mr. Boxer's continued employment through such date.

Employment Agreements/Executive Severance Plan

        Prior to the Merger, Mr. Waters and Ms. Cramér Manhem had employment agreements, which were entered into in conjunction with our acquisition by CMIG International. These employment agreements were entered into in July 2015 and granted certain rights for termination without cause and other customary rights, which the other NEOs did not have. See the "Employment Arrangements" and "2017 Potential Payments Upon a Termination or a Change in Control" sections below for a more detailed discussion of these employment agreements and estimate of the potential compensation and benefits provided pursuant to these arrangements.

        In September 2018, Sirius Group adopted the Sirius Group Severance and Change in Control Plan (the "Executive Severance Plan"), which provides for severance terms applicable to each of our NEOs relating to severance and post-employment benefits provided upon certain termination events. The terms of the Executive Severance Plan were determined after consulting with the Compensation Committee's independent consultant, Frederick W. Cook & Co., Inc. ("FW Cook"), regarding market practices. The Compensation Committee believes that the Executive Severance Plan is competitive with typical industry practices and that the severance opportunities provide appropriate levels of compensation for executive separations. Further, the Compensation Committee believes that these arrangements are an important component of our compensation packages in terms of attracting and retaining top caliber talent in senior leadership roles and in defining terms and conditions of executive separation events.

        In general, the Executive Severance Plan provides our NEOs with severance in the event of (i) an involuntary termination without cause or (ii) a resignation by the NEO for good reason. For these qualifying terminations of employment prior to a change in control, our NEOs will receive severance benefits equal to one times base salary, any earned but unpaid annual bonus for the year prior to termination, a pro-rata annual bonus for the year of termination with the payout for such bonus based on actual performance, and medical continuation benefits for 12 months. In the event of a qualifying termination of employment following a change in control, the severance benefits are the same, except the severance pay is increased to two times base salary for the NEOs, the medical continuation period is increased to two years for the NEOs, and the prorated annual bonus for the year of termination is paid at the target level of performance. Additionally, the Executive Severance Plan provides that in the event of a qualifying termination within 24 months following a Change in Control, all outstanding equity compensation awards will become fully vested, with the attainment or deemed attainment of any applicable performance conditions determined under the terms of the applicable equity compensation plan or award agreements. In order to be eligible to receive severance payments, pursuant to the Executive Severance Plan, the NEO must execute a release in the Company's favor.

        The Executive Severance Plan provides that, to the extent that Mr. Waters' or Ms. Cramér Manhem's employment agreements provide additional severance protections, they will continue to receive the employment agreement severance protections, to the extent they do not result in duplicative benefits under the Executive Severance Plan.

        For a discussion of how our NEOs are protected in case of a termination without cause or for good reason in connection with awards granted under the 2016 LTIP, please see the "2016 LTIP" section below.

Retirement Benefits

        Sirius Group maintains a tax qualified 401(k) plan for our U.S. employees, including Messrs. Waters, Oberting, Davis and Boxer. Additionally, Ms. Cramér Manhem participates in a Swedish statutory pension scheme and, consistent with competitive practices in Sweden, receives supplemental retirement benefits from Sirius Group in the form of annual contributions to a non-qualified deferred compensation program. The Compensation Committee believes these benefits encourage retention and are part of delivering an overall competitive pay package necessary to recruit and retain talented executives. Please refer to the "2017 Summary Compensation Table," "2017 Nonqualified Deferred Compensation" table and related footnotes for additional information.

Perquisites

        Sirius Group provides the NEOs certain perquisites that the Compensation Committee believes are generally consistent with those provided to executives at similar levels at companies within our industry. The Compensation Committee believes that providing certain additional perquisites benefits to our NEOs enhances retention and results in a cost savings to Sirius Group, while strengthening our relationships with our NEOs. In addition, certain of our NEOs receive housing allowances relating to their service in Bermuda. We believe that providing these housing allowances is necessary in order to attract and retain executive officers located in Bermuda. Please refer to the "2017 Summary Compensation Table" and related footnotes for additional information.

Other Executive Compensation Matters

Compensation Committee

        The Compensation Committee is responsible for determining and approving the individual elements of total compensation paid to the CEO and our other executive officers and establishing overall compensation policies for our employees. The Compensation Committee also oversees the administration of executive compensation plans and certain employee benefits. Our board of directors appoints each member of the Compensation Committee and has determined that it will be comprised entirely of independent directors prior to the closing of the Merger, in accordance with applicable listing standards of Nasdaq.

        Our CEO annually presents the Compensation Committee with his evaluation of our executive officers (other than himself), considering their individual performances, responsibilities, and the contributions they made to the Company's accomplishments and his expectations for their future performance and succession plans. In connection with this evaluation, the CEO presents the Compensation Committee with his recommendations for the compensation of these executives. The Compensation Committee sets executive officer compensation, considering the CEO's recommendations as well as its own assessment of performance.

2017 NEO Compensation and Performance Summary

Overview of 2017 Results

        Underwriting results for 2017 were negative reflecting multiple catastrophes around the globe. Sirius Group's key underwriting return metric and overall return on equity were below the minimum payout levels for the year. Despite this financial performance, we believe that Sirius Group made significant progress positioning itself for the future by closing two acquisitions within our Global A&H Segment (IMG and Armada) and launching new lines of business (Primary Surety and Environmental, and Casualty Reinsurance). Additionally, Sirius Group raised $331 million of SEK-denominated, variable rate, subordinated debt and redeemed $250 million of perpetual preferred shares, saving $10 million annually.

Allan Waters, Chairman of the Board and CEO, Sirius Group

        Mr. Waters serves as the Chairman and CEO of Sirius Group. Under Mr. Water's leadership, Sirius Group returned $2.2 billion in capital to White Mountains during the period from 2007 through 2016, positioning it for the acquisition by CMIG International in 2016. Mr. Waters has executed Sirius Group's new mission of growth by leading Sirius Group's expansion into the Casualty, Primary Surety and Environmental markets. By initiating strategic acquisitions, he has further strengthened Sirius Group's position in the Accident & Health market.

        Mr. Waters' salary for 2017 was $500,000, which was unchanged from prior year. Mr. Waters had a target bonus of $250,000, or 50% of salary. Given the unfavorable financial results of Sirius Group and consistent with the overall Company's bonus payouts, Mr. Waters did not receive a cash bonus payout for the 2017 year. Mr. Waters received retention bonus payouts totaling $6,827,486 in 2017 related to the CMIG International acquisition, as discussed above.

        Mr. Waters received cash payouts with respect to his 2015-17 Sirius Group LTIP performance units and 2015-17 White Mountains phantom performance shares in the amounts of $1,118,452 and $1,407,312, respectively. On January 1, 2018, Mr. Waters vested in 1,200 shares of White Mountains common stock upon settlement of legacy White Mountains performance awards with respect to the 2015-17 performance period. In addition, Mr. Waters receives reimbursements for Bermudian housing costs, which totaled $183,333 for 2017 and is eligible for a home leave allowance for the equivalent of seven trips to the United States per year, with a maximum allowance of $15,000.

        In 2017, Mr. Waters was issued 273,961 performance shares under the 2016 LTIP for the 2017-2019 performance cycle with a target award value of $5,670,993, which was consistent with the prior year.

Kernan "Kip" Oberting, President and CFO, Sirius Group and President, Sirius Capital Markets, Inc.

        Mr. Oberting is President and CFO of Sirius Group and the President of Sirius Capital Markets, Inc., the organization dedicated to management and direction of Sirius Group's financial and strategic planning function. In addition to leading Sirius Group's mergers and acquisition opportunities and activities, Mr. Oberting is responsible for the capital and tax management strategy for the entire organization. Additionally, Mr. Oberting and his team are responsible for the assessment and execution of financial market opportunities and investment strategies.

        Mr. Oberting's salary for 2017 was $471,000, which reflected a raise from $450,000 to $475,000 effective as of February 21, 2017. Mr. Oberting had a target bonus of $237,500, or 50% of salary. Given Mr. Oberting's extensive contributions to the M&A and capital markets transactions during the year, Mr. Oberting received a discretionary cash bonus payout of $121,125, or 51% of target, for the 2017 year from the overall bonus pool, which was 20% of target. Mr. Oberting's cash bonus is in part reflective of his contributions to the acquisitions of IMG and Armada and the favorable refinancing of certain aspects of Sirius Group's financing structure. In addition, as discussed above, Mr. Oberting received retention bonus payouts totaling $2,186,736 in 2017 related to our acquisition by CMIG International.

        Mr. Oberting received cash payouts with respect to his 2015-17 Sirius Group LTIP performance units and 2015-17 White Mountains phantom performance shares in the amounts of $275,585 and $310,781, respectively. On January 1, 2018, Mr. Oberting vested in 265 shares of White Mountains common stock upon settlement of legacy White Mountains performance awards with respect to the 2015-17 performance period. In addition, Mr. Oberting receives reimbursements for Bermudian housing costs, which totaled $206,568 for 2017 and is eligible for a home leave allowance for the equivalent of seven trips to the United States per year, with a maximum allowance of $15,000.

        Mr. Oberting was issued 118,261 Sirius Group LTIP performance shares for the 2017-2019 performance cycle with a target award value of $2,448,003.

Monica Cramér Manhem, Chief Operating Officer, Sirius Group and President and CEO, Sirius International

        Ms. Cramér Manhem serves as the Chief Operating Officer, Sirius Group and the President and CEO, Sirius International. In determining Ms. Cramér Manhem's 2017 compensation, the Compensation Committee considered Ms. Cramér Manhem's performance in leading Sirius International through challenging market conditions by focusing on the maintenance of sustainable, profitable underwriting and strengthening relationships. The Compensation Committee also considered her role in identifying and supporting initiatives to develop and strengthen Sirius Group's brand around the globe.

        Ms. Cramér Manhem's salary for 2017 was $439,025, which reflected a raise from approximately $430,000 to $450,000 effective as of June 1, 2017. Ms. Cramér Manhem had a target bonus of $225,000, or 50% of salary. Ms. Cramér Manhem did not receive a cash bonus payout for the 2017 year. As discussed above, Ms. Cramér Manhem received retention bonus payouts totaling $2,305,438 in 2017 related to our acquisition by CMIG International.

        Ms. Cramér Manhem received cash payouts with respect to her 2015-17 Sirius Group LTIP performance units and 2015-17 White Mountains phantom performance shares in the amounts of $180,190 and $175,914, respectively. On January 1, 2018, Ms. Cramér Manhem vested in 150 shares of White Mountains common stock upon settlement of legacy White Mountains performance awards with respect to the 2015-17 performance period. In addition, Ms. Cramér Manhem receives a Company-provided car and participates in a nonqualified deferred compensation program, as further described in the "2017 Summary Compensation Table," "2017 Nonqualified Deferred Compensation" table and related footnotes.

        Ms. Cramér Manhem was issued 56,956 Sirius Group LTIP performance shares for the 2017-19 performance cycle with a target award value of $1,178,989.

Jeffrey W. Davis, Executive Vice President, CRO & Chief Actuary, Sirius Group

        Mr. Davis serves as Sirius Group's Executive Vice President, CRO & Chief Actuary, responsible for overseeing Sirius Group's loss reserving and risk management functions, including managing the internal economic capital model, managing key exposures and mitigating risk for multiple lines of business and geographic regions in the (re)insurance arena.

        Mr. Davis's salary for 2017 was $450,000, which was unchanged relative to prior year. Mr. Davis had a target bonus of $225,000, or 50% of salary. Given Mr. Davis's extensive contributions and overall value to Sirius Group, Mr. Davis received a discretionary cash bonus payout of $45,000, or 20% of target, for the 2017 year from the overall bonus pool, which was 20% of target. Mr. Davis's cash bonus is in part reflective of his direction of Sirius Group's reserving process as well as direction of Sirius Group's Solvency II and Group Supervision duties. As discussed above, Mr. Davis received retention bonus payouts totaling $583,094 in 2017 related to our acquisition by CMIG International.

        Mr. Davis received cash payouts with respect to his 2015-17 Sirius Group LTIP performance units and 2015-17 White Mountains phantom performance shares in the amounts of $89,883 and $398,738, respectively. On January 1, 2018, Mr. Davis vested in 340 shares of White Mountains common stock upon settlement of legacy White Mountains performance awards with respect to the 2015-17 performance period. In addition, Mr. Davis receives reimbursements for Bermudian housing costs, which totaled $275,000 for 2017.

        Mr. Davis was issued 49,621 Sirius Group LTIP performance shares for the 2017-2019 performance cycle with a target award value of $1,027,155.

Gene Boxer, Executive Vice President, Chief Strategy Officer & Group General Counsel, Sirius Group

        Mr. Boxer serves as Sirius Group's Executive Vice President, Chief Strategy Officer & Group General Counsel, responsible for managing its legal and compliance functions globally. Mr. Boxer is also responsible for overseeing the execution of Sirius Group's strategic M&A and capital markets initiatives.

        Mr. Boxer's salary for 2017 was $450,000, which was unchanged relative to the prior year. Mr. Boxer had a target bonus of $225,000, or 50% of salary. Given Mr. Boxer's extensive contributions to the M&A and capital markets transactions during the year, he received a cash bonus payout of $225,000, or 100% of target, for the 2017 year from the overall bonus pool, which was 20% of target. Mr. Boxer's cash bonus in part reflects his contributions to the acquisitions of IMG and Armada and the favorable refinancing of certain aspects of Sirius Group's financing structure.

        Mr. Boxer received no payouts in connection with the 2015-17 performance cycles as he was not an employee of Sirius Group in 2015. Further, Mr. Boxer did not receive a retention bonus payout related to our acquisition by CMIG International. Mr. Boxer received a special bonus payment of $325,000 in August 2017 in connection with his joining Sirius Group in August 2016.

        Mr. Boxer was issued 35,024 Sirius Group LTIP performance shares for the 2017-2019 performance cycle with a target award value of $724,997.

 Competitive Analysis and Compensation Program Enhancements Commensurate with Public Listing

Competitive Analysis

        In November 2017, Sirius Group engaged FW Cook to perform a competitive analysis of Sirius Group's compensation program.

        As noted above, the November 2017 study found that our compensation program for our senior executives is generally more variable than that at many of our peer companies. Specifically, the salaries and other fixed compensation components of Sirius Group's senior executives tend to be somewhat lower than that of Sirius Group's peers, while variable compensation opportunities tend to be greater than the average of Sirius Group's peers. The peers included in that study were: White Mountains Insurance Group, Validus, Renaissance Re, Hiscox, Aspen Insurance, Allied World Assurance Company, Maiden Holdings, Argo Group, OneBeacon Insurance Group, James River Group and Global Indemnity. Additional companies of interest for which compensation data was provided to the Compensation Committee included AXIS Capital, Arch Capital, Allegheny and Everest Group. This peer group was selected based on publicly traded companies that generally as a group (i) approximate to Sirius Group's scope of business and that of its subsidiaries, including revenue and market capitalization, (ii) are similar to us in the importance to their business of capital allocation, investments and risk management, (iii) compete with Sirius Group for a comparable pool of talent, and (iv) reflect Sirius Group's global presence.

        In anticipation of the Merger, the Compensation Committee again has engaged FW Cook as a compensation consultant to assist the Compensation Committee in its review of executive and director compensation practices in light of the transition of Sirius Group from a private to a public company, and specifically, with respect to the competitiveness of Sirius Group's executive and director compensation, executive compensation program design matters, market trends and technical considerations. Prior to engaging FW Cook in anticipation of the Merger, the Compensation Committee reviewed and assessed the independence of FW Cook as a firm and the individuals providing advice to the Compensation Committee in compliance with Nasdaq's listing standards. The Compensation Committee determined that FW Cook as a firm and the relevant individual advisers were independent and that the work to be performed by FW Cook did not raise any conflict of interest.

        The nature and scope of services that FW Cook will provide to the Compensation Committee include the following: assistance with providing one-time equity grants to a select group of executives in connection with the closing of the Merger; competitive market compensation analyses; assistance with the redesign of executive compensation programs and resetting ongoing executive compensation levels for base salary, annual cash bonus and long-term incentives; assistance with finalizing the 2018 Omnibus Incentive Plan; assistance with non-change-in-control and change-in-control severance arrangements, including severance amounts for certain key executives; assistance with analyzing the director compensation program, including board cash and equity retainers, committee fees and leadership compensation; assistance with updating the Compensation Committee charter for a public company; and preparation for and attendance at selected Compensation Committee meetings.

        In evaluating Sirius Group's executive compensation program, the Compensation Committee has been advised by FW Cook as to the compensation levels of other companies that might compete with Sirius Group for executive talent. Competitive market data has been developed by FW Cook from several different sources, including proxy statements, and has been updated as deemed necessary.

        FW Cook provided its analysis in a report provided to the Compensation Committee in July 2018, and identified the following peer group companies for Sirius Group: White Mountains Insurance Group, Validus, Renaissance Re, Hiscox, Aspen Insurance, Maiden Holdings, Argo Group, James River Group and Global Indemnity. Additional companies of interest for which compensation data was provided to the Compensation Committee included AXIS Capital, Arch Capital and Everest Group. The peer companies were the same ones used by FW Cook in the compensation study performed for the Compensation Committee in November 2017 except that Allied World Assurance Company and OneBeacon Insurance Group were removed due to being acquired.

Compensation Program Enhancements Commensurate with Public Listing

        In connection with the Merger, the Compensation Committee has approved grants of performance share unit awards to members of management, including the NEOs, under the 2018 Omnibus Incentive Plan. The aggregate number of shares subject to these awards, determined at the target level of performance, is projected to have a grant date value of $15 million, based on the per share value of Sirius Group common shares at the closing of the Merger (the "IPO Price"), with the portion of these awards allocated to the members of the Management Committee having a value of $8 million. Pursuant to these grants, effective at the closing of the Merger, each eligible employee will be awarded a target number of performance share units equal to a specified dollar value divided by the IPO Price. See the "2018 Omnibus Incentive Plan—New Plan Benefits," section below for the amounts of such awards that will be granted to the NEOs.

        One fourth of the number of these performance share units granted to each participant will become earned and vested based on ROE performance goals that have been approved by the Compensation Committee with respect to each of 2019, 2020 and 2021, and an additional one-fourth of the number of performance share units will become earned and vested based on Sirius Group's average annual ROE performance over 2019, 2020 and 2021. The vesting of the awards will also be subject to the participant's continued employment with Sirius Group through the end of the applicable performance period, provided that a participant who has a qualifying termination of employment will become vested in a prorated portion of the award earned in the then-current performance period, subject to actual performance results.

        As a condition to the receipt of the performance share units, each participant is required to purchase a number of common shares equal to the target number of shares that are subject to the performance share unit award granted by Sirius Group, rounded down to the nearest 100 shares. The purchased units will not be subject to any vesting conditions, but will be subject to the holding requirements discussed below. A participant may elect either to purchase all of the shares in 2018 or to purchase the shares in three annual installments, by March 31, 2019, 2020 and 2021, respectively. If the shares are purchased in 2018, the purchase price will be the IPO Price. If the shares are purchased in three annual installments, one third of the shares must be purchased in each of the three years at the IPO Price for shares purchased by March 31, 2019, 105% of the IPO Price for shares purchased by March 31, 2020 and 112% of the IPO Price for shares purchased by March 31, 2021.

        Purchased shares cannot be transferred or sold prior to December 31, 2021, for so long as the participant is employed, and performance share units that are earned and vested will not be issued to the participant until after the determination of performance following the conclusion of 2021.

        Based on the input of FW Cook, we believe that this type of one-time equity grant is typical for companies undertaking a merger involving a public offering or similar significant strategic transaction resulting in a structural change in operating structure. Additionally, the purchase and holding requirements are designed to further align the management team with Sirius Group's shareholders.

Equity Arrangements

2016 LTIP

        The following is a description of the material terms of the 2016 LTIP. The summary below does not contain a complete description of all provisions of the 2016 LTIP and is qualified in its entirety by reference to the plan, as amended, which is included as Exhibits 10.7 to the registration statement of which this proxy statement/prospectus forms a part.

        As discussed below, we expect to replace the 2016 LTIP with a new plan adopted prior to the consummation of this offering. Once that new plan becomes effective, we will no longer make awards under the 2016 LTIP. However, the 2016 LTIP will continue to govern outstanding awards granted prior to its termination.

        Authorized Shares.    Subject to adjustment for share splits and other similar changes in capitalization, under the 2016 LTIP, 5,614,904 of our common shares are reserved for issuance, based on the potential vesting level with respect to outstanding awards, assuming achievement of the underlying performance goals at the maximum performance level. As of December 31, 2017, our employees hold outstanding performance units or performance shares granted under the 2016 LTIP and no other awards were outstanding under the 2016 LTIP as of such date.

        Administration.    The Compensation Committee administers the 2016 LTIP.

        Participants.    Employees, directors and consultants of the company and our affiliates are eligible to participate in the 2016 LTIP, if selected for participation by the Compensation Committee.

        Types and Terms of Awards.    Under the 2016 LTIP, we are authorized to grant performance units or performance shares. Only performance shares were awarded and are outstanding for the 2016-18, 2017-19 and 2018-20 performance cycles.

        Termination of Employment.    In general, each performance unit or share is subject to a three-year performance cycle, but may be accelerated on a pro-rata basis in the case of a termination due to disability, retirement or death. In addition, in September 2018, the Compensation Committee amended the 2016 LTIP to provide for continued vesting in the event of a termination by the Company without cause or by the participant due to good reason, other than during the 24-month period following a change in control. In these qualifying terminations of employment events, our NEOs will continue to vest in outstanding awards for 12 months following a termination of employment. The ability to receive payments during these vesting continuation periods will be subject to actual performance. Please see the "2017 Potential Payments Upon a Termination or a Change in Control" section for information regarding the treatment of the outstanding 2016 LTIP awards upon a termination of employment as of December 31, 2017.

        Change in Control.    In the event there is a termination without cause, constructive termination or adverse change to the 2016 LTIP within 24 months following a change in control, the portion of each outstanding award for which time-vesting has already occurred will pay out at the maximum, and the remaining portion will immediately accelerate on a pro-rata basis at a minimum 100%, with the underlying share value determined based on the greater of the value of a common share: (A) immediately prior to the change in control; (B) five business days after the change in control; and (C) on the date of termination. The Merger will not constitute a change in control under the plan. Please see the "2017 Potential Payments Upon a Termination or a Change in Control" section for information regarding the treatment of the outstanding 2016 LTIP awards upon a termination of employment following a change in control as of December 31, 2017.

        Amendment and Termination.    The Compensation Committee may, at any time, amend or terminate the 2016 LTIP. No amendment may alter or impair the rights or obligations of a participant without the consent of such participant.

2018 Omnibus Incentive Plan

        Based on advice received from FW Cook, and the recommendation of the Compensation Committee, and following the approval of the Board and existing shareholders, on August 6, 2018, Sirius Group adopted the 2018 Omnibus Incentive Plan. The 2018 Omnibus Incentive Plan, which is included as Exhibit 10.6 to the registration statement of which this proxy statement/prospectus forms a part, is designed to enhance the value of Sirius Group by enabling it to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and align the long-term interests between them and Sirius Group's shareholders. As discussed above, the 2018 Omnibus Incentive Plan will replace the 2016 LTIP with respect to new equity grants.

        The material terms of the 2018 Omnibus Incentive Plan are as follows:

  •
  Shares Subject to the Plan.  The aggregate number of shares initially reserved under the 2018 Omnibus Incentive Plan is 8,500,000 Sirius Group common shares. This amount, together with the amount reserved for issuance under the 2016 LTIP, represents approximately 10% of Sirius Group's outstanding common shares following the completion of the Merger assuming no redemptions by Easterly's public stockholders in connection with the Merger Proposal and taking into account the shares reserved for issuance under the 2016 LTIP and the 2018 Omnibus Incentive Plan. To the extent an equity award granted under the 2018 Omnibus Incentive Plan (other than any substitute award) or the 2016 LTIP expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares subject to such award will become available for future grant under the 2018 Omnibus Incentive Plan. In addition, to the extent shares subject to an award are withheld to satisfy a participant's tax withholding obligation upon the exercise or settlement of such award (other than any substitute award) or to pay the exercise price of a share option, such shares will become available for future grant under the 2018 Omnibus Incentive Plan.

  •
  Plan Administration.  The Compensation Committee will administer the 2018 Omnibus Incentive Plan. The Board has the authority to amend and modify the plan, subject to any shareholder approval required by law or stock exchange rules. Subject to the terms of the 2018 Omnibus Incentive Plan, the Compensation Committee will have the authority to determine the eligibility for awards and the terms, conditions, and restrictions, including vesting terms, the number of shares subject to an award, and any performance goals applicable to grants made under the 2018 Omnibus Incentive Plan. The Compensation Committee also will have the authority, subject to the terms of the 2018 Omnibus Incentive Plan, to construe and interpret the 2018 Omnibus Incentive Plan and awards, and amend outstanding awards at any time.

  •
  Share Options and Share Appreciation Rights.  The Compensation Committee may grant incentive share options, nonstatutory share options, and share appreciation rights under the 2018 Omnibus Incentive Plan, provided that incentive share options are granted only to employees. The exercise price of share options and share appreciation rights under the 2018 Omnibus Incentive Plan will be fixed by the Compensation Committee, but must equal at least 100% of the fair market value of a common share on the date of grant. The term of an option or share appreciation right may not exceed ten years; provided, however, that an incentive share option held by an employee who owns more than 10% of all of our classes of shares, or of certain of our affiliates, may not have a term in excess of five years, and must have an exercise price of at least 110% of the fair market value of a common share on the grant date. Subject to the provisions of the 2018 Omnibus Incentive Plan, the Compensation Committee will determine the remaining terms of the options and share appreciation rights (e.g., vesting). Upon a participant's termination of service, the participant may exercise his or her option or share appreciation right, to the extent vested (unless the Compensation Committee permits otherwise), as specified in the award agreement.

  •
  Share Awards.  The Compensation Committee will decide at the time of grant whether an award will be in the form of restricted shares, restricted share units, or another share award. The Compensation Committee will determine the number of shares subject to the award, vesting, and the nature of any performance measures. Unless otherwise specified in the award agreement, the recipient of restricted shares will have voting rights and be entitled to receive dividends with respect to his or her restricted shares. The recipient of restricted share units will not have voting rights, but his or her award agreement may provide for the receipt of dividend equivalents. The Compensation Committee may grant other share awards that are based on or related to the common shares, such as awards of common shares granted as bonus and not subject to any vesting conditions, deferred share units, share purchase rights, and common shares issued in lieu of our obligations to pay cash under any compensatory plan or arrangement. Any dividends or dividend equivalents paid with respect to restricted shares, restricted share units or other share awards will be subject to the same vesting conditions as the underlying awards.

  •
  Performance Awards.  The Compensation Committee will determine the value of any performance award, the vesting and nature of the performance measures, and whether the award is denominated or settled in cash or in common shares. The performance goals applicable to a particular award will be determined by the Compensation Committee at the time of grant.

  •
  Transferability of Awards.  The 2018 Omnibus Incentive Plan does not allow awards to be transferred other than by will or the laws of inheritance following the participant's death, and options may be exercised, during the lifetime of the participant, only by the participant. However, an award agreement may permit a participant to assign an award to a family member by gift or pursuant to a domestic relations order, or to a trust, family limited partnership or similar entity established for one of the participant's family members. A participant may also designate a beneficiary who will receive outstanding awards upon the participant's death.

  •
  Certain Adjustments.  If any change is made in the common shares subject to the 2018 Omnibus Incentive Plan, or subject to any award agreement under the 2018 Omnibus Incentive Plan, without the receipt of consideration by us, such as through a share split, share dividend, extraordinary distribution, recapitalization, combination of shares, exchange of shares or other similar transaction, appropriate adjustments will be made in the number, class, and price of shares subject to each outstanding award and the numerical share limits contained in the plan.

  •
  Change in Control.  Subject to the terms of the applicable award agreement, upon a "change in control" (as defined in the 2018 Omnibus Incentive Plan), the Board may, in its discretion, determine whether some or all outstanding options and share appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted share awards and restricted share unit awards will lapse in full or in part and whether the performance measures applicable to some or all outstanding awards will be deemed to be satisfied. The Board may further require that shares of stock of the surviving entity resulting from such a change in control, or a parent thereof, be substituted for some or all of the common shares subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder and be immediately cancelled by us in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us or a combination of both cash and such shares of stock.

  •
  Clawback.  Awards granted under the 2018 Omnibus Incentive Plan and any cash payment or common shares delivered pursuant to an award are subject to forfeiture, recovery, or other action pursuant to the applicable award agreement or any clawback or recoupment policy that Sirius Group has adopted.

  •
  Plan Termination and Amendment.  The Board has the authority to amend, suspend, or terminate the 2018 Omnibus Incentive Plan, subject to any requirement of shareholder approval required by law or stock exchange rules. The 2018 Omnibus Incentive Plan will terminate on the ten-year anniversary of its approval by the Board, unless terminated earlier by the Board.

  •
  New Plan Benefits.  The Compensation Committee has the discretion to grant awards under the 2018 Omnibus Incentive Plan. All officers, directors, employees, consultants, and independent contractors are eligible for consideration to participate in the 2018 Omnibus Incentive Plan. Pursuant to the 2018 Omnibus Incentive Plan, a select group of executives of Sirius Group, including our NEOs, will receive one-time grants of performance share units upon the closing of the Merger to further align their compensation with the long-term performance of Sirius Group's common shares following the Merger and shareholder interests. The performance share unit awards have been allocated to the NEOs as follows, based on the grant date value of the award at target levels of performance:

NEO	Grant Date Value of Target Award
Allan L. Waters	$2,600,000
Other Management Committee members (Mr. Oberting, Ms. Cramér Manhem and Mr. Boxer)	$1,800,000
Jeff Davis	$700,000

Executive Compensation Tables and Narratives

2017 Summary Compensation Table

        The following table provides compensation information for Sirius Group's principal executive officer, principal financial officer and other NEOs for services in their capacities as such during 2017.

Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Allan L. Waters,	2017	$500,000	$6,827,486	$2,525,764	$208,514	$10,061,764
Chairman and CEO, Sirius
Group
Kernan "Kip" V. Oberting,	2017	$471,154	$2,307,861	$586,366	$225,635	$3,591,016
President, CFO, Sirius Group
and President, Sirius Capital
Markets, Inc.
Monica Cramér Manhem,	2017	$439,025	$2,305,348	$356,104	$141,370	$3,241,847
COO, Sirius Group and
President and CEO, Sirius
International(4)
Jeffrey W. Davis,	2017	$450,000	$628,094	$488,621	$296,264	$1,862,979
Executive Vice President,
CRO & Chief Actuary, Sirius
Group
Gene Boxer,	2017	$450,000	$550,000	$0	$11,700	$1,011,700
Executive Vice
President, CSO & Group
General Counsel, Sirius
Group

(1)
Amounts reported in this column consist of: (i) retention bonuses paid with respect to the CMIG Acquisition for Messrs. Waters, Oberting and Davis and Ms. Cramér Manhem in the amounts of $6,827,486, $2,186,736, $583,094 and $2,305,348, respectively; (ii) a special bonus of $325,000 paid to Mr. Boxer in connection with the commencement of his employment; and (iii) discretionary annual bonuses paid to Messrs. Oberting, Davis and Boxer in the amounts of $121,125, $45,000 and $225,000, respectively. Please see the CD&A for a further discussion of these amounts.

(2)
Amounts reported in this column consist of: (i) cash payouts under the Sirius Group 2015-2017 LTIP performance units for Mr. Waters, Mr. Oberting, Ms. Cramér Manhem and Mr. Davis in the amounts of $1,118,452, $275,585, $180,190 and $89,883, respectively; and (ii) cash payouts under the White Mountains phantom performance share awards for Mr. Waters, Mr. Oberting, Ms. Cramér Manhem and Mr. Davis in the amounts of $1,407,312, $310,781, $175,194 and $398,738, respectively.

(3)
The amounts reported in this column consist of (i) housing allowances in Bermuda for Messrs. Waters, Oberting and Davis in the amounts of $183,333, $206,568 and $275,000, respectively, (ii) a Company-provided car for Ms. Cramér Manhem, (iii) health club reimbursements for Messrs. Waters and Davis, (iv) group term life insurance for Messrs. Waters, Oberting, Davis and Boxer, (v) $10,800 in employer 401(k) contributions on behalf of Mr. Waters, Mr. Oberting, Mr. Davis and Mr. Boxer, (vi) $131,310 in Sirius Group contributions to a deferred compensation plan maintained for Ms. Cramér Manhem in Sweden and (vii) reimbursements for travel between the United States and Bermuda for Messrs. Waters and Oberting pursuant to their home leave allowances. The housing allowances were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid directly to the NEO.

(4)
Ms. Cramér Manhem is a Swedish resident and paid in Swedish Krona. Her 2017 salary, annual bonus and other compensation was awarded and paid in Swedish Krona and converted herein at the December 30, 2016 spot rate of 9.05. The LTIP awards and retention bonuses were paid in U.S. dollars.

2017 Grants of Plan-Based Awards

        The following table provides information regarding the possible payouts to our NEOs in 2017 under the annual bonus program and the performance unit awards received by our NEOs in 2017 under the 2016 LTIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Type of Award	Threshold ($)	Target ($)	Maximum ($)
Allan L. Waters	Annual Bonus(1)	$0	$250,000	$500,000
	2017 - 2019 LTIP(2)	$0	$5,670,993	$11,341,985
Kernan "Kip" V. Oberting	Annual Bonus(1)	$0	$237,500	$475,000
	2017 - 2019 LTIP(2)	$0	$2,448,003	$4,896,005
Monica Cramér Manhem	Annual Bonus(1)	$0	$225,000	$450,000
	2017 - 2019 LTIP(2)	$0	$1,178,989	$2,357,978
Jeffrey W. Davis	Annual Bonus(1)	$0	$225,000	$450,000
	2017 - 2019 LTIP(2)	$0	$1,027,155	$2,054,309
Gene Boxer	Annual Bonus(1)	$0	$225,000	$450,000
	2017 - 2019 LTIP(2)	$0	$724,997	$1,449,994

(1)
The amounts reported for the annual bonus represent threshold, target and maximum cash award levels set in 2017 under the 2017 annual bonus program. Please see the CD&A for further information regarding the 2017 annual bonus program.

(2)
The amounts reported for the 2017-2019 LTIP represent the threshold, target and maximum performance share awards payable under the 2016 LTIP with respect to the 2017-2019 performance cycle. For actively employed NEOs, these performance shares are scheduled to vest on December 31, 2019 based on UROC, ROE, Chinese Premium and Asset Growth performance goals over the 2017-2019 performance cycle. Please see the CD&A for further information regarding this award.

2017 Nonqualified Deferred Compensation

        The following table provides information regarding a nonqualified deferred compensation plan provided to Ms. Cramér Manhem in Sweden.

Name	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Monica Cramér Manhem	$131,310	$32,843	$694,016	(1)

(1)
Ms. Cramér Manhem is a Swedish resident and paid in Swedish Krona. The aggregate balance at last fiscal year end has been converted to U.S. dollars using the December 30, 2016 spot rate of 9.05.

        Ms. Cramér Manhem participates in a nonqualified deferred compensation plan for select employees in Sweden. Pursuant to the terms of Ms. Cramér Manhem's employment agreement, beginning in March 2014, Sirius Group makes an annual contribution to the plan in a minimum amount equal to SEK 1,100,004 (or $121,482, based on a December 30, 2016 conversion rate), but adjusted to reflect cost of living adjustments in Sweden. As noted above, the contribution rate for 2017 was $131,310. Ms. Cramér Manhem does not make any corresponding contributions to the plan. Contributions are invested in a variety of generally available mutual funds and indexes, as selected by Ms. Cramér Manhem. Payments from the plan will occur following Ms. Cramér Manhem's retirement over a payment period as selected by Ms. Cramér Manhem.

2017 Potential Payments Upon a Termination or a Change in Control

        The following table reflects the potential payments and benefits to which each of our NEOs would be entitled in the event of a termination of his or her employment or change in control of Sirius Group as of December 31, 2017. The amounts shown in the table below are estimates and were calculated assuming that the termination of employment or change in control was effective as of December 31, 2017 based on the employment arrangement that existed between Sirius Group and the respective NEO at such date. The actual amounts that would be paid to a NEO can only be determined at the time of the termination of employment or change in control. The section entitled "Employment Arrangements" below contains a summary of the material terms of the employment arrangements we have with each of the NEOs shown in the table below, including terms related to any payments to which the NEO would be entitled in connection with a termination of his or her employment or change in control of Sirius

Group. In addition, as discussed in the CD&A and below, the 2016 LTIP provides for certain benefits upon a qualifying termination of employment.

Name	Cash Severance(1)	Bonus(2)	Continuation of Medical Benefits(3)	LTIP Awards(4)		Tax Reimbursements(5)	Other(6)	Total
Allan L. Waters
Death/Disability	—	—	—	$4,418,053		—	—	$4,418,053
Termination without Cause/Good Reason	$500,000	$250,000	$72,745	$5,458,718		—	$100,000	$6,381,463
Retirement	—	—	$72,745	$5,458,718	(7)	—	$100,000	$5,631,463
CIC Qualifying Termination	$500,000	$250,000	$72,745	$15,896,410		—	$100,000	$16,819,155
Kernan "Kip" V. Oberting	—	—
Death/Disability	—	—	—	$1,823,268		—	—	$1,823,268
Termination without Cause/Good Reason	—	—	—	—		—	—	—
Retirement				—	(7)
CIC Qualifying Termination	—	—	—	$6,576,838		—	—	$6,576,838
Monica Cramér Manhem
Death/Disability	—	—	—	$918,509		—	—	$918,509
Termination without Cause/Good Reason	$450,000	$225,000	$2,650	$1,134,861		—	$330,000	$2,142,511
Retirement	—	—	$2,650	$1,134,861	(7)	—	$330,000	$1,467,511
CIC Qualifying Termination	$450,000	$225,000	$2,650	$3,304,849		—	$330,000	$4,312,499
Jeffrey W. Davis
Death/Disability	—	—	—	$800,219		—	—	$800,219
Termination without Cause/Good Reason	—	—	—	—		—	—	—
Retirement				—	(7)
CIC Qualifying Termination	—	—	—	$2,879,236		—	—	$2,879,236
Gene Boxer
Death/Disability	—	—	—	$564,816		—	—	$564,816
Termination without Cause/Good Reason	—	—	—	—		—	—	—
Retirement				—	(7)
CIC Qualifying Termination	—	—	—	$2,032,242		—	—	$2,032,242

(1)
Represents severance payable under the terms of the employment agreements with Mr. Waters and Ms. Cramér Manhem for a qualifying termination of employment.

(2)
Under the terms of the employment agreements with Mr. Waters and Ms. Cramér Manhem, if terminated for death or disability, each would be eligible for a prorated bonus for the year of termination based on actual performance. If terminated by Sirius Group without cause or by the executive for good reason, each would receive a non-pro-rated bonus equal to the greater of actual performance or the target bonus for the year of termination.

(3)
Each of Mr. Waters and Ms. Cramér Manhem are eligible to continue to receive healthcare coverage during the term of their respective advisory engagement with Sirius Group under the terms of their employment agreements. The amounts reported are based on current insurance premiums paid by Sirius Group and the expected length of the advisory engagement.

(4)
Represents the accelerated or continued vesting, as applicable, of the outstanding awards for the 2016-18 and 2017-19 performance cycles under the 2016 LTIP, as described further below.

(5)
Pursuant to the terms of his employment agreement entered into in connection with our acquisition by CMIG International, Mr. Waters is eligible for a 280G reimbursement in the event he incurs excise taxes relating to a change in control. If a change in control and qualifying termination of employment had occurred as of December 31, 2017, Mr. Waters would not have received any additional payments with respect to the 280G reimbursement provisions under his agreement.

(6)
Represents the advisory fee payable to Mr. Waters and Ms. Cramér Manhem during the expected duration of the advisory engagement and for Ms. Cramér Manhem also includes an additional potential payment equal to 60% of her base salary for the six month non-competition period pursuant to the terms of her employment agreement.

(7)
As noted below, the 2016 LTIP does not require accelerated vesting in the case of retirement, although the Compensation Committee has the authority to accelerate awards upon retirement in its sole discretion. The amounts reported for Mr. Waters and Ms. Cramér Manhem represent the vesting of the LTIP awards during their advisory engagements with Sirius Group in the event of a retirement with the consent of Sirius Group.

Employment Arrangements

        We have entered into employment agreements with Mr. Waters and Ms. Cramér Manhem that generally provide for minimum base salaries, annual cash bonus opportunities under the Company's annual incentive plan (subject to the achievement of annual performance goals) and severance benefits in the case of certain termination events. As of December 31, 2017, Messrs. Oberting, Davis and Boxer were not parties to an employment agreement, but as discussed in the CD&A will be eligible to participate in the Executive Severance Plan.

Allan L. Waters

        In connection with our acquisition by CMIG International, we entered into an employment agreement with Mr. Waters, effective July 24, 2015. The employment agreement has an initial three-year term and automatically extends for one-year terms, unless either party provides notice of non-renewal at least 90 days prior to the expiration of the then-current term. Under the employment agreement, Mr. Waters will receive an annual base salary of not less than $500,000 and is eligible to receive an annual cash bonus with a target opportunity of no less than 50% of base salary and is eligible for future long-term incentives with a target payout level of no less than Mr. Waters' February 2015 target awards. The employment agreement binds Mr. Waters to certain non-solicitation and non-competition restrictions during the term of his employment and for a period of one year thereafter.

        The employment agreement provides, among other things, that if Sirius Group terminates Mr. Waters due to death or disability, Mr. Waters will receive a pro rata bonus for the year of termination based on actual performance and his outstanding 2016 LTIP awards will be treated in accordance with the 2016 LTIP. In the event Mr. Waters' employment is terminated other than for "cause" (as defined in the employment agreement) or Mr. Waters terminates his employment for "good reason" (as defined in the employment agreement), then Sirius Group will pay to Mr. Waters a severance benefit equal to one times Mr. Waters' then current base salary and Mr. Waters will receive an annual bonus (without pro ration for time) based on actual performance, but not less than the target bonus opportunity for the year of termination. In addition, if Mr. Waters retires with the consent of Sirius Group, he will be eligible to remain as an advisor to Sirius Group under his employment agreement. The term of Mr. Waters' advisory services under his employment agreement commences on a qualifying termination of employment and continues until the later of (i) the first date of COBRA participation under Sirius Group's applicable health plan which would upon its expiration result in an effective date for immediate Medicare eligibility (April 2021) and (ii) the last date on which his outstanding long-term incentive awards are earned in accordance with their terms. During the period of advisory services, Mr. Waters will receive an annual base salary of $30,000 and continued health care coverage and his outstanding long-term incentive awards will continue to vest in accordance with their terms. In the event of a termination of Mr. Waters' employment without cause or due to good reason which results in the payment of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Waters will be entitled to an additional payment equal to such excise taxes.

Monica Cramér Manhem

        In connection with our acquisition by CMIG International, we entered into an employment agreement with Ms. Cramér Manhem, effective July 24, 2015. The employment agreement continues until the termination of Ms. Cramér Manhem's employment under the terms of the employment agreement. Under the employment agreement, Ms. Cramér Manhem will receive an annual base salary of not less than SEK 3,498,186 ($386,331, based on a December 30, 2016 conversion rate) and is eligible to receive an annual cash bonus with a target opportunity of no less than 50% of base salary and is eligible for future long-term incentives with a target payout level of no less than Ms. Cramér Manhem's February 2015 target awards. The employment agreement binds Ms. Cramér Manhem to certain non-solicitation and non-competition restrictions during the term of her employment and for a period of six months thereafter. During the non-compete period, Ms. Cramér Manhem is eligible to receive an additional payment from Sirius Group equal to the difference between the compensation received from any subsequent employment and her base salary from Sirius Group, with any payment not to exceed 60% of her base salary at the time of such termination of employment.

        The employment agreement provides, among other things, that if Sirius Group terminates Ms. Cramér Manhem due to death or disability, Ms. Cramér Manhem will receive a pro rata bonus for the year of termination based on actual performance and her outstanding 2016 LTIP awards will be treated in accordance with the 2016 LTIP. In the event Ms. Cramér Manhem's employment is terminated other than for "cause" (as defined in the employment agreement) or Ms. Cramér Manhem terminates her employment for "good reason" (as defined in the employment agreement), then Sirius Group will pay to Ms. Cramér Manhem a severance benefit equal to one times Ms. Cramér Manhem's then current base salary and Ms. Cramér Manhem will receive an annual bonus (without pro ration for time) based on actual performance, but not less than the target bonus opportunity for the year of termination. In addition, if Ms. Cramér Manhem retires with the consent of Sirius Group, she will be eligible to remain as an advisor to Sirius Group under her employment agreement. The term of Ms. Cramér Manhem's advisory services under her employment agreement commences on a qualifying termination of employment and continues until the last date on which her outstanding long-term incentive awards are earned in accordance with their terms. During the period of advisory services, Ms. Cramér Manhem will receive an annual base salary of $30,000 and continued health care coverage and her outstanding long-term incentive awards will continue to vest in accordance with their terms. The employment agreement also provides that in the event of Ms. Cramér Manhem's retirement between the ages of 64 and 65, Ms. Cramér Manhem will receive an additional payment equal to 75% of her pensionable salary, as determined under the occupational pension plan provided in Sweden. As of December 31, 2017, Ms. Cramér Manhem was not eligible for this additional retirement payment.

2016 LTIP

        The 2016 LTIP under which the NEOs hold outstanding performance shares provide for accelerated or continued vesting of outstanding equity awards upon certain qualifying terminations of employment. In general, each performance share is subject to a three-year performance cycle, but may be accelerated in the case of a termination due to disability, retirement or death. If a participant dies or becomes disabled, the performance shares will immediately accelerate on a pro-rata basis. If a participant retires, then the 2016 LTIP provides that the Compensation Committee may accelerate vesting in its sole discretion. In addition, as noted in the "Employment Arrangements" section above, Mr. Waters' and Ms. Cramér Manhem's employment agreements provide for continued vesting in the event of a termination without cause, a resignation for good reason or retirement with the consent of Sirius Group.

        In the event there is a termination without cause, constructive termination or adverse change to the 2016 LTIP within 24 months following a change in control, the portion of each outstanding award for which time-vesting has already occurred will pay out at the maximum, and the remaining portion will immediately accelerate on a pro-rata basis at a minimum 100%, with the underlying share value determined based on the greater of the value of a common share: (A) immediately prior to the change in control; (B) five business days after the change in control; and (C) on the date of termination. As noted above, the Merger will not constitute a change in control under the plan.

        As noted in the CD&A, the 2016 LTIP was amended in 2018 to provide for continued vesting in the case of a termination by the Company without cause or by the participation for good reason, other during the 24-month period following a change in control. For these qualifying terminations of employment, our CEO will continue to vest in outstanding awards for 18 months following a termination of employment and our other NEOs will continue to vest in outstanding awards for 12 months following a termination of employment. The ability to receive payments during these vesting continuation periods will be subject to actual performance.

Executive Severance Plan

        As discussed in the CD&A, in September 2018, Sirius Group adopted the Executive Severance Plan, which provides for severance terms applicable to each of our NEOs relating to severance and post-employment benefits provided upon certain termination events. In general, the Executive Severance Plan provides our NEOs with severance in the event of (i) an involuntary termination without cause or (ii) a resignation by the NEO for good reason. For these qualifying terminations of employment prior to a change in control, our NEOs will receive severance benefits equal to one times base salary, any earned but unpaid annual bonus for the year prior to termination, a pro-rata annual bonus for the year of termination with the payout for such bonus based on actual performance, and medical continuation benefits for 12 months. In the event of a qualifying termination of employment within 24 months following a change in control, the severance benefits are the same, except the severance pay is increased to two times base salary for the NEOs, the medical continuation period is increased to two years for the NEOs, and the prorated annual bonus for the year of termination is paid at the target level of performance. Additionally, the Executive Severance Plan provides that in the event of a qualifying termination within 24 months following a Change in Control, all outstanding equity compensation awards will become fully vested, with the attainment or deemed attainment of any applicable performance conditions determined under the terms of the applicable equity compensation plan or award agreements. In order to be eligible to receive severance payments, pursuant to the Executive Severance Plan, the NEO must execute a release in the Company's favor.

        The Executive Severance Plan provides that, to the extent that Mr. Waters' or Ms. Cramér Manhem's employment agreements provide additional severance protections, they will continue to receive the employment agreement severance protections, to the extent they do not result in duplicative benefits under the Executive Severance Plan.

 DIRECTOR COMPENSATION OF SIRIUS GROUP

2017 Director Compensation

        The table below sets forth the elements of our 2017 annual compensation program for our non-employee directors by Sirius Group.

2017 Director Compensation Summary Annual Compensation Retainers	Amount
Board Retainer	$150,000
Audit & Risk Management Committee Chair	$25,000
Audit & Risk Management Committee Member	$10,000
Finance Committee Chair	$15,500
Finance Committee Member	$10,000
Compensation Committee Chair	$10,000
Compensation Committee Member	$7,500

        All retainers have been paid quarterly in arrears in cash and are prorated based upon Board or chair service during the calendar year.

        The table below summarizes the compensation paid by Sirius Group to our non-employee directors for the year ended December 31, 2017. Messrs. Waters and Oberting and Ms. Cramér Manhem did not receive any additional compensation for their service on Sirius Group's board of directors during 2017. Please see the "2017 Summary Compensation Table" for a summary of the compensation paid to Messrs. Waters and Oberting and Ms. Cramér Manhem with respect to 2017. In addition, Mr. Laurence Liao did not receive any fees for his service on the Sirius Group board during 2017.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Robert L. Friedman	$170,000	$170,000
Meyer (Sandy) Frucher	$177,500	$177,500

INFORMATION ABOUT EASTERLY

General

        Easterly is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Significant Activities since Inception

        On May 4, 2015, the Sponsor purchased 4,312,500 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.006 per share. On July 3, 2015, the Sponsor transferred 20,000 Founder Shares to each of Easterly's three original independent directors at their original purchase price. On July 29, 2015, Easterly effected a stock dividend of 0.2 shares for each outstanding share of Easterly common stock, resulting in the Sponsor and officers and directors holding an aggregate of 5,175,000 Founder Shares. Up to 675,000 Founder Shares were subject to forfeiture by the initial stockholders (or their permitted transferees) depending on the extent to which the underwriters' over-allotment option was exercised.

        On August 4, 2015 Easterly consummated the IPO of 20,000,000 of its units, including 2,000,000 units as a result of the underwriters' partial exercise of their over-allotment option. Each unit consists of one share of Easterly common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Easterly common stock at an exercise price of $11.50 per share of Easterly common stock. The public units were sold at a price of $10.00 per share, generating gross proceeds to Easterly of $200,000,000. As a result of the expiration of the underwriters' option to exercise the remaining portion of the over-allotment, the Sponsor forfeited an aggregate of 175,000 Founder Shares. The Sponsor and Easterly's original independent directors and their permitted transferees own 25.8% of Easterly's issued and outstanding shares.

        On August 4, 2015, simultaneously with the consummation of the IPO, Easterly consummated the private sale of 6,750,000 of Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds to it of $6,750,000. The Private Placement Warrants are identical to the warrants sold as part of the public units in the IPO, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by Easterly, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Easterly's initial business combination and (iii) they may be exercised by the holders on a cashless basis. Pursuant to the Sponsor Letter, the Sponsor has agreed to cancel the 6,750,000 Private Placement Warrants at the closing of the Merger.

        A total of $200,000,000 of the proceeds from the IPO were placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. These funds will not be released until the earlier of the completion of Easterly's initial business combination or Easterly's liquidation, although Easterly may withdraw the interest earned on the funds held in the Trust Account to pay franchise and income taxes.

        On September 17, 2015, Easterly announced that the holders of its units may elect to separately trade the Easterly common stock and public warrants included in the units commencing on or about September 21, 2015 on the Nasdaq Capital Market under the symbols "EACQ" and "EACQW", respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol "EACQU."

        On March 17, 2016, Easterly issued the Convertible Promissory Note to the Sponsor that provides for the Sponsor to loan it up to $1,000,000 for ongoing expenses. As of the date of this proxy statement/prospectus, Easterly has borrowed $895,000 under the Convertible Promissory Note. The

Sponsor is not obligated to loan Easterly additional amounts under the Convertible Promissory Note. The Convertible Promissory Note is interest bearing at 5% per annum and is due and payable on November 30, 2018. Pursuant to the Sponsor Letter, to the extent any amounts remain outstanding under the Convertible Promissory Note at the closing of the Merger the Sponsor will contribute the Convertible Promissory Note to Easterly for no consideration, as a contribution to the capital of Easterly.

        On June 28, 2016, Easterly entered into a definitive agreement with respect to a business combination with Sungevity, Inc. ("Sungevity"). Easterly was unable to consummate the business combination with Sungevity and on December 31, 2016, Easterly terminated the definitive agreement with Sungevity.

        On June 28, 2017, Easterly entered into a definitive agreement with respect to a business combination with JH Capital Group Holdings, LLC ("JH Capital"). On August 1, 2017, Easterly held its annual meeting of stockholders and 23,415,152 of Easterly's 25,000,000 shares were voted in favor of the proposal to amend Easterly's charter to extend the date by which Easterly had to consummate a business combination, to change the term of Easterly directors from two years to one year, and to change the provision with respect to removal of directors to permit removal with or without cause by the affirmative vote of a majority of Easterly's stockholders and the proposal to amend the agreement with respect to the Trust Account to provide for the extension. In addition, Easterly's board of directors was reelected. The holders of 4,289,791 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.02 per share.

        On December 14, 2017, Easterly held a special meeting of stockholders and 19,325,891 of Easterly's 20,710,209 shares were voted in favor of the proposal to amend Easterly's charter to extend the date by which Easterly had to consummate a business combination until March 31, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until March 31, 2018. In addition, Easterly's board of directors was reelected. The holders of 687,597 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.06 per share. In connection with the approval of this extension, JH Capital agreed to make loans to Easterly of $0.03 for each public share that was not redeemed in connection with the December 14, 2017 special meeting, for each calendar month or portion thereof that is needed by Easterly to complete a business combination from December 15, 2017 until March 31, 2018.

        On March 29, 2018, Easterly held a special meeting of stockholders and 19,081,332 of Easterly's 20,022,612 shares were voted in favor of the proposal to amend Easterly's charter to extend the date by which Easterly had to consummate a business combination until June 30, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until June 30, 2018. The holders of 7,035 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.18 per share. In connection with the approval of this extension, JH Capital agreed to continue to make loans to Easterly of $0.03 for each public share that was not redeemed in connection with the March 29, 2018 special meeting, for each calendar month or portion thereof that is needed by Easterly to complete a business combination from March 31, 2018 until June 30, 2018.

        Easterly was unable to consummate the business combination with JH Capital and, on May 31, 2018, Easterly, JH Capital and the other parties to the definitive agreement terminated by mutual agreement the definitive agreement. Pursuant to the terms of the mutual termination of the definitive agreement, the loans to Easterly were forgiven.

        On June 28, 2018, Easterly held a special meeting of stockholders and 18,704,279 of Easterly's 20,015,577 shares were voted in favor of the proposal to amend Easterly's charter to extend the date by which Easterly had to consummate a business combination until November 30, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until November 30, 2018. The holders of 807,170 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.32 per share. In connection with the approval of this extension, pursuant to the Promissory Note, Sirius Group agreed to lend Easterly $0.03 per month for every public share of Easterly common stock outstanding as of June 30, 2018, until the earlier of the consummation of the Merger and November 30, 2018. The amounts will be lent to Easterly on the first business day of each month and will be deposited by Easterly into a special account within the Trust Account.

        Easterly is providing its stockholders with the opportunity to redeem their shares of Easterly common stock upon the consummation of the Merger at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to Easterly for the payment of franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is anticipated to be approximately $10.00 per public share.

        Easterly's initial stockholders have agreed to waive their redemption rights with respect to any public shares they may acquire following the IPO, in connection with its initial business combination. Each of its initial stockholders has agreed to waive its redemption rights with respect to the Founder Shares (i) in connection with the consummation of a business combination, (ii) if Easterly fails to consummate its initial business combination by November 30, 2018, (iii) in connection with an expired or unwithdrawn tender offer, and (iv) upon its liquidation prior to November 30, 2018.

        There will be no redemption rights upon the consummation of the Merger with respect to the units or warrants.

Potential Purchases of Public Shares

        In connection with the stockholder vote to approve the proposed Merger, the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed for a per-share pro rata portion of the Trust Account in conjunction with their consideration of a proposal to approve the Merger. None of the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. It is expected that such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Easterly's shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. To the extent required to comply with applicable securities laws, Easterly expects that any purchase by the Sponsor would be reported promptly on an amendment to the Sponsor's Schedule 13D. In the event that the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. There is no limit to the number of public shares that the Sponsor, Easterly's directors, officers or advisors, or their respective affiliates could purchase. The purpose of any such purchases would be to increase the likelihood of obtaining stockholder approval of the Merger.

        The purpose of any such purchases would be to increase the likelihood of obtaining stockholder approval of the Merger or, where the purchases are made by the Sponsor, Easterly's directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Merger.

Redemption of Public Shares and Liquidation if No Initial Acquisition

        Easterly has only until November 30, 2018 to complete its initial business combination. If Easterly is unable to complete its initial business combination by November 30, 2018 or extend such deadline to a later date by obtaining the approval of Easterly's stockholders at a special meeting of Easterly's stockholders, Easterly will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable and reduced by up to $100,000 to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if Easterly fails to complete its initial business combination by November 30, 2018.

        Easterly's initial stockholders have entered into a letter agreement with it, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Easterly fails to complete its initial business combination by November 30, 2018. However, if the initial stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Easterly fails to complete its initial business combination by November 30, 2018.

        The Sponsor, and Easterly's executive officers and directors agreed, pursuant to a written letter agreement with Easterly, that they would not propose any amendment to Easterly's charter that would affect the substance or timing of its obligation to redeem 100% of its public shares if Easterly does not complete its initial business combination within 24 months from the closing of the IPO, unless Easterly provided its public stockholders with the opportunity to redeem their shares of common stock on the date of such approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. This redemption right applied in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or any other person and, in connection with the extensions sought at Easterly's annual meeting of stockholders on August 1, 2017, and special meetings of stockholders on December 14, 2017, March 29, 2018 and June 28, 2018, Easterly complied with this redemption requirement.

        Easterly expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from funds held outside the Trust Account, although Easterly cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes, Easterly may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses. If Easterly dissolves and liquidates, it does not expect there to be any funds held outside the Trust Account remaining for distribution. However, to the extent such funds remain, after payment or provision for payment of the debts and other liabilities of Easterly, the holders of the common stock remaining after Easterly redeems the public shares will be entitled to receive all the remaining assets of Easterly available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.

        If Easterly were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon its dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Easterly's creditors which would have higher priority than the claims of its public stockholders. Easterly cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, Easterly's plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Easterly makes any distribution of its remaining assets to its stockholders. While Easterly intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors' claims.

        Although Easterly seeks to have all vendors, service providers (other than the underwriters for the IPO and its independent auditors), prospective target businesses or other entities with which Easterly does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Easterly's management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party's engagement would be significantly more beneficial to Easterly than any alternative. Examples of possible instances where Easterly may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Easterly and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Messrs. Cody, Crate and Kalichstein, managing directors of an affiliate of the Sponsor have agreed, jointly and severally, that they will be liable to Easterly if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which Easterly has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Easterly's indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Messrs. Cody, Crate and Kalichstein will not be responsible to the extent of any liability for such third-party claims. Easterly cannot assure you, however, that Messrs. Cody, Crate and Kalichstein would be able to satisfy those obligations. Messrs. Cody, Crate and Kalichstein will not be personally liable to pay Easterly's debts and obligations except as provided above. None of Easterly's other officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

        In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets and Messrs. Cody, Crate and Kalichstein assert that they are unable to satisfy their indemnification obligations or that they have no indemnification obligations related to a particular claim, Easterly's independent directors would determine whether to take legal action against Messrs. Cody, Crate and Kalichstein to enforce their indemnification obligations. While Easterly currently expects that its independent directors would take legal action on its behalf against Messrs. Cody, Crate and Kalichstein to enforce their indemnification obligations to it, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Easterly cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per public share.

        Easterly seeks to reduce the possibility that Messrs. Cody, Crate and Kalichstein will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the underwriters for the IPO and its independent auditors), prospective target businesses or other entities with which Easterly does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Messrs. Cody, Crate and Kalichstein are also not liable as to any claims under Easterly's indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Easterly has access to proceeds held outside of the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that Easterly liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

        Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Easterly's public stockholders upon the redemption of its public shares in the event Easterly does not complete its initial business combination by November 30, 2018 may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

        Furthermore, if the pro rata portion of the Trust Account distributed to Easterly's public stockholders upon the redemption of its public shares in the event Easterly does not complete its initial business combination by November 30, 2018 is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Easterly is unable to complete its initial business combination by November 30, 2018, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of the amount of interest which may be withdrawn to pay franchise and income taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Easterly's intention to redeem its public shares as soon as reasonably possible following November 30, 2018 and, therefore, Easterly does not intend to comply with those procedures. As such, Easterly's stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of such date.

        Because Easterly will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Easterly is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in its underwriting agreement, Easterly will seek to have all vendors, service providers (other than the underwriters in the IPO and its independent auditors), prospective target businesses or other entities with which Easterly does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

        As a result of this obligation, the claims that could be made against Easterly are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the managing directors may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets and will not be liable as to any claims under its indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the managing directors will not be responsible to the extent of any liability for such third-party claims.

        If Easterly files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Easterly cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if Easterly files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a "preferential transfer" or a "fraudulent conveyance." As a result, a bankruptcy court could seek to recover all amounts received by Easterly's stockholders. Furthermore, Easterly's board of directors may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and its company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Easterly cannot assure you that claims will not be brought against it for these reasons.

        Easterly's public stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of its public shares if Easterly does not complete its initial business combination by November 30, 2018 if they redeem their respective shares for cash upon the completion of the initial business combination or if they redeem their respective shares in connection with a vote seeking to amend Section 9.2(d) of Easterly's charter in a manner that would affect the substance or timing of its obligation to redeem 100% of its public shares if Easterly does not complete its initial business combination by November 30, 2018. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account. In the event Easterly seeks stockholder approval in connection with its initial business combination, a stockholder's voting in connection with the business combination alone will not result in a stockholder's redeeming its shares to Easterly for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above.

Employees

        Easterly currently has three executive officers. Members of its management team are not obligated to devote any specific number of hours to its matters but they intend to devote as much of their time as they deem necessary to Easterly's affairs until it has completed its initial business combination. The amount of time that Messrs. Crate, Kalichstein and Shea or any other members of Easterly's management team will devote in any time period will vary based on whether a target business has been selected for its initial business combination and the current stage of the business combination process.

Properties

        Easterly currently maintain its principal executive offices at 205 Hudson Street, 7th Floor, New York, New York 10013. The cost for this space is included in the $10,000 per month fee that Easterly pays an affiliate of the Sponsor for certain office space, utilities, and general office, receptionist and secretarial support. Easterly considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Legal Proceedings

        Easterly is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it or any of its officers and directors in their corporate capacity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF EASTERLY

        The following discussion and analysis should be read in conjunction with the financial statements and related notes of Easterly included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Easterly's current expectations, estimates and assumptions concerning events and financial trends that may affect Easterly's future operating results and financial position. Actual results and the timing of events may differ materially from those contained in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

Overview

        Easterly is a blank check company incorporated on April 29, 2015 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Subject to the possibility of failing to consummate an initial business combination by November 30, 2018 as required by its charter, Easterly intends to effectuate its initial business combination using cash from the proceeds of its IPO and the sale of the private placement warrants that occurred simultaneously with the completion of its IPO, its capital stock, debt or a combination of cash, stock and debt.

        As indicated in the accompanying financial statements of Easterly for the six months ended June 30, 2018 included in this proxy statement/prospectus, at June 30, 2018, Easterly had approximately $1,889 in cash. Further, Easterly expects to continue to incur significant costs in the pursuit of its acquisition plans. See Note 1 to the accompanying financial statements of Easterly for the six months ended June 30, 2018 included in this proxy statement/prospectus. Further, Easterly cannot assure you that its plans to complete an initial business combination will be successful.

        On June 28, 2017, Easterly entered into an Investment Agreement (as amended, the "Investment Agreement") by and among JH Capital Group Holdings, LLC ("JH Capital"), Jacobsen Credit Holdings, LLC ("Jacobsen Holdings"), NJK Holding LLC ("NJK Holding"), Kravetz Capital Funding LLC ("KCF" together with NJK Holding and Jacobsen Holdings, the "Founding Members") and Easterly, to effect a business combination with JH Capital. On May 31, 2018, Easterly, JH Capital and the Founding Members entered into an Investment Agreement Termination Agreement (the "JH Capital Termination Agreement"). The JH Capital Termination Agreement terminated the Investment Agreement by mutual agreement.

        On June 23, 2018, Easterly entered into the Merger Agreement providing for the Merger of Merger Sub with and into Easterly, with Easterly surviving the Merger as a wholly owned subsidiary of Sirius Group.

Results of Operations

        For the three and six months ended June 30, 2018, Easterly had net income of $2,836,576 and $2,899,755, respectively, which consisted of general and administrative expenses and operating costs offset by interest income generated from the Trust Account as well as gain on forgiveness of debt. During these periods, the interest income generated from the Trust Account was $599,249 and $1,067,787, respectively, the general and administrative and operating expenses were $640,856 and $976,215, respectively. Easterly was incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware. Franchise taxes for the three and six months ended June 30, 2018 were accrued in the amount of $50,488 and $120,488. As further discussed in Note 1 of the financial statements of Easterly for the six months ended June 30, 2018 included in this proxy statement/prospectus, Easterly recognized a $2,928,671 gain on forgiveness of debt resulting from the JH Capital Termination Agreement in the three months ended June 30, 2018.

        This compares with a net loss of $23,999 and $371,028 for the three and six months ended June 30, 2017, respectively, which consisted of $302,110 and $768,940 general and administrative expenses and operating costs offset by interest income generated from the Trust Account of $323,111 and $489,030. Franchise taxes for the three and six months ended June 30, 2017 were accrued in the amount of $45,000 and $91,118.

        A valuation allowance of $278,135 was recorded in the six months ended June 30, 2017. The valuation allowance was related to a receivable from Sungevity, Inc. ("Sungevity") pursuant to a letter of intent (the "Sungevity LOI") dated April 20, 2016, where Sungevity agreed to pay or reimburse Easterly for certain reasonable and documented out-of-pocket costs and expenses incurred. On March 13, 2017, Sungevity filed for Chapter 11 Bankruptcy proceedings in U.S. Bankruptcy Court for the District of Delaware to pursue and consummate a sale of its business and on November 2017 the proceedings were dismissed without any recovery to Easterly. As a result of the November 2017 dismissal, the entire receivable and corresponding allowance were written off.

Liquidity and Capital Resources

        Prior to the IPO, on May 4, 2015, the Sponsor purchased an aggregate of 4,312,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.006 per share. On July 29, 2015, Easterly's board of directors effected a stock dividend of 0.2 shares for each outstanding share of Easterly common stock, resulting in 5,175,000 Founder Shares outstanding. On July 29, 2015, the underwriters exercised part of their over-allotment option resulting in 20,000,000 units issued as a result of the IPO at a price of $10.00 per unit generating gross proceeds of $200,000,000 before underwriting discounts and expenses. As a result of the expiration of the underwriters' option to exercise the remaining portion of the over-allotment, Easterly's initial stockholders forfeited an aggregate of 175,000 Founder Shares. On August 1, 2017, December 14, 2017, March 29, 2018 and June 28, 2018, Easterly stockholders representing 4,289,791, 687,597, 7,035 and 807,170 shares, respectively, elected to redeem their shares, resulting in redemption amounts of $42,983,883, $6,915,728, $71,614 and $8,329,744, respectively. Prior to this, the Sponsor, Easterly's original independent directors and their permitted transferees owned 20% of Easterly's issued and outstanding shares but now the sponsor and the current independent directors own approximately 25.8%. The Sponsor purchased from Easterly an aggregate of 6,750,000 private placement warrants, each exercisable to purchase one share of Easterly common stock at $11.50 per share, at a price of $1.00 per private placement warrant in a private placement that occurred simultaneously with the IPO generating proceeds, before expenses, of $6,750,000. Easterly received net proceeds from the IPO and the sale of the private placement warrants of approximately $201,750,000, net of the non-deferred portion of the underwriting commissions of $5,000,000. The amount of proceeds not deposited in the Trust Account were $1,750,000 at closing of the IPO and such proceeds, together with $25,000 from the sale of Easterly common stock to the Sponsor, were used to pay $517,145 for costs and expenses related to the IPO and $2,910 for formation, general and administrative expenses. In addition, interest income on the funds held in the Trust Account may be released to Easterly to pay its franchise and income tax obligations. For a description of the proceeds generated in the IPO and a discussion of the use of such proceeds, we refer you to Notes 3 and 4 of the financial statements of Easterly for the six months ended June 30, 2018 included in this proxy statement/prospectus.

        Easterly presently has no revenue, has had losses since inception and has no operations other than the active identification of a target business with which to complete an initial business combination. As of June 30, 2018, Easterly has cash of $1,889 held outside the Trust Account and $146,665,970 cash equivalents held in the Trust Account, including interest.

        Easterly will have available to it the $1,889 of proceeds held outside the Trust Account (as of June 30, 2018) to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination. Easterly will also have available to it interest earned on the funds held in the Trust Account to pay franchise and income taxes.

        At June 30, 2018, Easterly had a working capital deficit of $2,898,123 (total current assets minus total current liabilities). Easterly expects to continue incurring expenses related to professional services including, but not limited to, engaging legal counsel, consultants, advisors and accountants, as well as other operating expenses such as insurance and fees under the Administrative Services Agreement.

        Easterly entered into an agreement with the Sponsor ("Liabilities Assumption Agreement") whereby the Sponsor assumed and agreed to pay Easterly's liabilities to third-party service providers liabilities (the "Assumed Liabilities"). No such payments were made by the Sponsor for the six months ended June 30, 2018. Pursuant to the Liabilities Assumption Agreement, the Sponsor contributed equity of $200,000 and $600,000 on July 5, 2018 and July 10, 2018, respectively, directly into Easterly.

        On March 17, 2016, Easterly issued the Convertible Promissory Note to the Sponsor that provides for the Sponsor to loan Easterly up to $1,000,000 for ongoing expenses. On March 17, 2016, February 2, 2017, June 29, 2017, July 12, 2017, October 1, 2017, December 4, 2017, February 1, 2018 and April 6, 2018, Easterly borrowed $15,000, $250,000, $75,000, $150,000, $30,000, $75,000, $100,000 and $200,000, respectively, pursuant to the Convertible Promissory Note. The Sponsor is not obligated to loan Easterly additional amounts pursuant to the Convertible Promissory Note. The Convertible Promissory Note is interest bearing at 5% per annum and is due and payable on November 30, 2018. As of June 30, 2018, the interest accrued is $39,330. At the option of the Sponsor, any amounts outstanding under the Convertible Promissory Note may be converted into warrants to purchase shares of Easterly common stock at any time on or prior to the maturity date at a conversion price of $1.00 per warrant. Each warrant will entitle the Sponsor to purchase one share of Easterly common stock at an exercise price of $11.50 per share. Each warrant will contain other terms identical to the terms contained in the private placement warrants.

        If the funds available to Easterly outside of the Trust Account, any loans under the March 17, 2016 Convertible Promissory Note and payments of Assumed Liabilities by the Sponsor are insufficient to fund Easterly's ongoing expenses, it may need to raise additional capital through additional loans or additional investments from the Sponsor, an affiliate of the Sponsor or certain of its officers and directors. None of the Sponsor, any affiliate of the Sponsor, or its officers and directors are under any obligation to loan Easterly funds. The uncertainty regarding the lack of resources to pay the above noted expenses raises substantial doubt about Easterly's ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Easterly be unable to continue operations.

        If Easterly completes its initial business combination, it would repay such loaned amounts to the extent they were not converted into warrants. In the event that Easterly's initial business combination does not close, it may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,000,000 of such loans, inclusive of any loans under the March 17, 2016 convertible promissory note, may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor. Easterly does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor, or its officers and directors as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

        If Easterly consummates an initial business combination, it intends to use substantially all of the funds held in the Trust Account, including interest (which interest shall be net of taxes payable) to consummate such initial business combination. To the extent that Easterly's capital stock or debt is used, in whole or in part, as consideration to consummate Easterly's initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

        On August 1, 2017, Easterly held its annual meeting of stockholders and 23,415,152 of the outstanding 25,000,000 shares were voted in favor of the proposal to amend Easterly's charter to extend the date by which it had to consummate a business combination until December 15, 2017, to change the term of its directors from two years to one year, and to change the provision with respect to removal of directors to permit removal with or without cause by the affirmative vote of a majority of Easterly's stockholders and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until December 15, 2017. In addition, Easterly's board of directors was reelected. The holders of 4,289,791 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.02 per share.

        On December 14, 2017, Easterly held a special meeting of stockholders and 19,325,891 of the outstanding 20,710,209 shares were voted in favor of the proposal to amend Easterly's charter to extend the date by which it had to consummate a business combination until March 31, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until March 31, 2018. The holders of 687,597 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.06 per share. In connection with the approval of this extension, JH Capital agreed to contribute to Easterly as a loan of $0.03 for each public share that was not redeemed in connection with the December 14, 2017 special meeting, for each calendar month or portion thereof that is needed by Easterly to complete a business combination from December 15, 2017 until March 31, 2018, which amounts were added to the Trust Account. On February 14, 2018, Easterly's board of directors approved the second amendment to the Investment Agreement and, on February 14, 2018, the parties executed the second amendment to the Investment Agreement. JH Capital agreed to continue to make the contributions of $0.03 for each public share, for each calendar month or portion thereof, to Easterly through the earlier of (A) June 30, 2018 or (B) the date by which Easterly is required to dissolve and liquidate the Trust Account in accordance with the terms of Easterly's charter. On January 15, 2018, February 15, 2018, March 15, 2018 and April 16, 2018, these contributions were added to the Trust Account.

        On March 29, 2018, Easterly held a special meeting of stockholders and 19,081,332 of the outstanding 20,022,612 shares were voted in favor of the proposal to amend Easterly's charter to extend the date by which it had to consummate a business combination until June 30, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until June 30, 2018. The holders of 7,035 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.18 per share.

        On June 28, 2018, Easterly held a special meeting of stockholders and 18,704,270 of the outstanding 20,015,577 shares were voted in favor of the proposal to amend Easterly's charter to extend the date by which it had to consummate a business combination until November 30, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until November 30, 2018. The holders of 807,170 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.32 per share.

Off-balance sheet financing arrangements

        Easterly has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Easterly does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

        Easterly has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual obligations

        Easterly does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay the Sponsor a monthly fee of $10,000. This amount covers office space, utilities, secretarial support and administrative services provided to members of Easterly's management team by the Sponsor, members of the Sponsor, and Easterly's management team or their affiliates. Upon completion of Easterly's initial business combination or its liquidation, it will cease paying these monthly fees.

        The underwriters are entitled to underwriting commissions of 6.0%, of which 2.5% ($5,000,000) was paid at the closing of the IPO, and 3.5% ($7,000,000) is deferred. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that Easterly completes its initial business combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with GAAP requires Easterly management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Easterly has identified the following as its critical accounting policies:

Redeemable common stock

        Easterly accounts for Easterly common stock subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board Accounting Standard Codification 480, "Distinguishing Liabilities from Equity." Easterly common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including Easterly common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Easterly's control) are classified as temporary equity. At all other times, common stock is classified as stockholders' equity. Easterly common stock features certain redemption rights that are considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, Easterly common stock subject to possible redemption is presented as temporary equity, outside of the stockholders' equity section of Easterly's consolidated balance sheet.

Recent accounting pronouncements

        Easterly management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Easterly's financial statements.

DESCRIPTION OF SIRIUS GROUP SHARE CAPITAL

        The following description of the material terms of Sirius Group's share capital is a summary only and is not a complete description of such terms. Following completion of the Merger, the rights of the holders of Sirius Group will be governed by the Companies Act and Sirius Group's memorandum of association and bye-laws. You are urged to read Sirius Group's memorandum of association and bye-laws carefully and in their entirety.

General

        Under the Sirius Group memorandum of association, Sirius Group is authorized to issue 500,000,000 common shares of par value $0.01, and 100,000,000 preference shares of par value $0.01, of which 150,000 have been designated as Series A redeemable preference shares. Of its authorized shares, 120,000,000 common shares are issued and outstanding and 100,000 Series A redeemable preference shares are issued and outstanding. As of September 30, 2018, there are also 14,114,904 shares reserved for issuance under Sirius Group's Long Term Incentive Plan and 2018 Omnibus Incentive Plan. In addition, approximately 11.7 million Series B preference shares and common shares (assuming a purchase price of $17.22 per share) are issuable pursuant to the Sirius Group Private Placement (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan).

Common Shares

Voting Rights

        Each holder of a Sirius Group common share has one vote per share held of record on the applicable record date on all matters voted upon by the shareholders of Sirius Group. See the section of this proxy statement/prospectus entitled "Comparison of Rights of Shareholders of Easterly and Sirius Group" beginning on page 332 for additional information on voting rights of Sirius Group common shares.

Dividend Rights

        Under Bermuda law, shareholders are entitled to receive dividends, when and as declared by a company's board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shares from time to time. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that:

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  the company is, or would be, after the payment is made, unable to pay its liabilities as they become due; or

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  the realizable value of the company's assets would be less than its liabilities.

        Under Sirius Group's bye-laws, the board of directors has the power to declare dividends or distributions out of contributed surplus, and to determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares to be issued to the shareholders credited as fully paid or partly paid or partly in one way or partly in the other. The board of directors may also pay any fixed cash dividend whenever the position of the company justifies such payment.

        The terms of the Sirius Group Series A redeemable preference shares and Sirius Group Series B preference shares prohibit dividends from being declared or paid on Sirius Group common shares unless dividends on all outstanding Sirius Group Series A redeemable preference shares and Sirius Group Series B preference shares have been paid in full.

Liquidation Rights

        Subject to the rights of holders of Sirius Group Series A redeemable preference shares, in the event of a liquidation, dissolution or winding up of Sirius Group, the holders of Sirius Group common shares will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Sirius Group legally available for distribution to shareholders.

Other Rights

        Holders of Sirius Group common shares are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Sirius Group common shares.

Series A Redeemable Preference Shares

        Sirius Group's board of directors is authorized to provide for the issuance of the preference shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series. The following is a description of Sirius Group's Series A redeemable preference shares.

Voting Rights

        Each holder of a Sirius Group Series A redeemable preference share has voting power equal to the number of Sirius Group common shares into which it is convertible as of the record date of such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, and, except as otherwise provided in the Series A redeemable preference share certificate of designation (the "Series A Certificate of Designation") or required by law, the Series A redeemable preference shares and common shares shall vote together as a single class with respect to any and all matters presented to the shareholders of Sirius Group for their action or consideration (whether at a meeting of shareholders of Sirius Group, by written resolutions of shareholders of Sirius Group in lieu of a meeting, or otherwise).

        Notwithstanding the Sirius Group bye-laws, without the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Series A redeemable preference shares voting separately as a single class with one vote per Series A redeemable preference share, Sirius Group shall not take (and shall cause its subsidiaries not to take) any of the following actions: (i) amend, alter or repeal the memorandum of association or bye-laws or any organizational documents of any subsidiary of Sirius Group, in each case, in a manner that would adversely affect the rights, preferences and powers of the holders of the Series A redeemable preference share; (ii) issue or authorize the issuance of any Senior Shares or Parity Shares (as such terms are defined in the Series A Certificate of Designation); (iii) enter into any agreement, or otherwise engage in any transaction or other arrangement, with affiliates of Sirius Group (other than any such agreement or arrangement exclusively between Sirius Group and/or its direct or indirect subsidiaries) or any officer or director of Sirius Group or any of its subsidiaries, in each case, other than on arms'-length terms; or (iv) agree or commit to do any of the foregoing.

Dividend Rights

        Pursuant to the Series A Certificate of Designation, in the event that any dividend on the Sirius Group common shares or other Junior Shares (as such term is defined in the Series A Certificate of Designation) is declared and paid other than a dividend payable solely in common shares or other Junior Shares, as applicable, the holders of Series A redeemable preference shares as of the record date established by the Board of Directors for such dividend on common shares or Junior Shares shall be entitled to receive (and Sirius Group shall simultaneously declare and pay) a dividend on the Series A redeemable preference shares on a pro rata basis with the common shares or other Junior Shares, as applicable, determined on an as-converted basis assuming all Series A redeemable preference shares had been converted pursuant to the Series A Certificate of Designation.

        If a merger, amalgamation, or consolidation of Sirius Group where the surviving entity is a publicly traded entity or a qualified public offering by Sirius Group has not occurred prior to May 26, 2020, the holders of Series A redeemable preference shares are also entitled to receive, out of funds legally available for the payment of dividends under Bermuda law, cumulative dividends on each outstanding Series A redeemable preference share, prior and in preference to any declaration, payment or decision to set aside funds for the payment of any dividend (other than dividends payable solely in common shares or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional common shares), at a per annum rate equal to ten percent (10%) of the liquidation preference, payable in cash quarterly in arrears on the last day of March, June, September and December of each year, compounding quarterly, with respect to future periods as well as with retroactive effect as though dividends had begun accruing and compounding on May 26, 2017. Such dividends shall be paid only when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends under Bermuda law, and shall accrue until paid, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends.

Liquidation Rights

        In the event of any liquidation, dissolution or winding-up of Sirius Group as a result of any bankruptcy, reorganization, or similar proceeding, or any foreclosure by creditors of Sirius Group on all or substantially all assets of, or equity interests in, Sirius Group, whether voluntary or involuntary, the holders of the Series A redeemable preference shares will be entitled to receive out of Sirius Group's assets legally available for distribution to shareholders, after satisfaction of liabilities of Sirius Group, an amount in cash equal to the greater of (i) $1,000 per Series A redeemable preference share for all the Series A redeemable preference shares held by such holders plus all unpaid, accrued and accumulated dividends thereon (whether or not declared), if any, to, but excluding, the date fixed for distribution and (ii) an amount equal to the aggregate value of all the Series A redeemable preference shares held by such holders as of the date fixed for distribution, determined on an as-converted basis assuming all Series A redeemable preference shares had been converted, in each case, before any distribution of assets or any other payment is made to holders of common shares or any other Junior Shares.

Other Rights

        The Series A redeemable preference shares are also entitled to certain other rights, including without limitation, conversion, redemption and purchase rights.

Preference Shares Redemption Agreement

        On July 14, 2018, Sirius Group and IMGAH entered into the Preference Shares Redemption Agreement pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group has agreed to redeem all of the issued and outstanding Series A redeemable preference shares, which are held by IMGAH, for $95 million, payable in cash at the time of the redemption. Effective as of the completion of such redemption, there will be no Series A redeemable preference shares outstanding and the parties have agreed to terminate the registration rights agreement and the shareholder's agreement, each dated May 26, 2017, between Sirius Group and IMGAH.

Series B Preference Shares

        The following is a description of Sirius Group's Series B preference shares, which are to be issued pursuant to the Sirius Group Private Placement.

Voting Rights

        Each holder of a Sirius Group Series B preference share has voting power equal to the number of Sirius Group common shares into which it is convertible as of the record date of such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, and, except as otherwise provided in the Series B preference share certificate of designation (the "Series B Certificate of Designation") or required by law, the Series B preference shares and common shares shall vote together as a single class with respect to any and all matters presented to the shareholders of Sirius Group for their action or consideration (whether at a meeting of shareholders of Sirius Group, by written resolutions of shareholders of Sirius Group in lieu of a meeting, or otherwise).

        Notwithstanding the Sirius Group bye-laws, without the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Series B preference shares voting separately as a single class with one vote per Series B preference share, Sirius Group shall not take (and shall cause its subsidiaries not to take) any of the following actions: (i) amend, alter or repeal the memorandum of association or bye-laws of Sirius Group or any organizational documents of any subsidiary of Sirius Group; (ii) enter into any transaction with any related person (within the meaning of Item 404 of Regulation S-K), other than any such transaction contemplated by the Series B Certificate of Designation, the subscription agreement related to the Sirius Group Private Placement or the Shareholders Agreement or any such transaction that is approved in accordance with Sirius Group's Related Person Transactions Policy, or (iii) amend, alter or repeal Sirius Group's Related Person Transactions Policy, in each case, in a manner that would adversely affect the rights, preferences and powers of the holders of Series B preference shares or the common shares issuable pursuant to a conversion of the Series B preference shares.

Dividend Rights

        Pursuant to the Series B Certificate of Designation, in the event that any dividend on the Sirius Group common shares or other Junior Shares (as such term is defined in the Series B Certificate of Designation) is declared and paid other than a dividend payable solely in common shares, other Junior Shares or any other equity or equity equivalent securities of Sirius Group, as applicable, the holders of Series B preference shares as of the record date established by the Board of Directors for such dividend on common shares or Junior Shares shall be entitled to receive (and Sirius Group shall simultaneously declare and pay) a dividend on the Series B preference shares on a pro rata basis with the common shares or other Junior Shares, as applicable, determined on an as-converted basis assuming all Series B preference shares had been converted pursuant to the Series B Certificate of Designation.

        From and after the fifth anniversary of the initial issue date of the Series B preference shares, the holders of Series B preference shares are also entitled to receive, out of funds legally available for the payment of dividends under Bermuda law, cumulative dividends on each outstanding Series B preference share, prior and in preference to any declaration, payment or decision to set aside funds for the payment of any dividend (other than dividends payable solely in common shares, other Junior Shares or any other equity or equity equivalent securities of Sirius Group), at a per annum rate equal to the Conversion Price (as such term is defined in the Series B Certificate of Designation) multiplied by the three-month LIBOR plus 4%, payable in cash quarterly in arrears on the last day of March, June, September and December of each year. Such dividends shall be paid out of funds legally available for the payment of dividends under Bermuda law, and shall accrue until paid, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends.

        If Sirius Group fails to declare and pay any such dividend, the rate at which all dividends thereunder shall accrue (whether or not declared) shall increase to a per annum rate equal to the Conversion Price multiplied by LIBOR plus 6% until such time as Sirius Group has declared and paid all such accrued dividends. If Sirius Group fails to declare and pay dividends for four consecutive dividend periods, the holders of a majority of the Series B preference shares entitled to enforce the rights with respect to the election and removal of directors pursuant to the Shareholders Agreement (the "Designating Holders") shall be entitled to designate one director to the Board of Directors. For each additional dividend period for which dividends on the Series B preference shares are not declared or paid, the Designating Holders shall be entitled to designate one additional director. Such rights compound in the event that Sirius Group, after curing its failure to declare and pay all such accrued dividends, thereafter fails to declare and pay any required dividend.

        No dividend or other distribution on the common shares or any other Junior Shares (other than a dividend payable solely in common shares, other Junior Shares, or other any other equity or equity equivalent securities of Sirius Group) may be declared or paid unless the full dividends on all outstanding Preference Shares have been paid, or a sum sufficient for the payment thereof has been set aside for payment.

Liquidation Rights

        In the event of any liquidation, dissolution or winding-up of Sirius Group as a result of any bankruptcy, reorganization, or similar proceeding, or any foreclosure by creditors of Sirius Group on all or substantially all assets of Sirius Group, whether voluntary or involuntary, the holders of the Series B preference shares will be entitled to receive a liquidation preference per share initially equal to the issue price per Series B preference share, subject to adjustment in accordance with the Series B Certificate of Designation, plus all accrued and unpaid dividends (less the amount of any Extraordinary Dividends (as such term is defined in the Series B Certificate of Designation)) (such per share price, the "Liquidation Price"), before any distributions of assets is made to the holders of common shares or other Junior Shares, and thereafter, the holders of Series B preference shares shall be entitled to receive an amount equal to (x) the pro rata portion (pro rata with the common shares or other Junior Shares, as applicable, determined on a per share as-converted basis assuming all Series B preference shares had been converted) of any assets and funds of Sirius Group available for distribution less (y) the Liquidation Price.

Optional and Mandatory Redemption

        Sirius Group may redeem all then-outstanding Series B preference shares in connection with the consummation of any (i) merger, amalgamation, consolidation or similar transaction that would result in the inability of the holders of a majority of the then-outstanding voting shares of Sirius Group to elect a majority of the members of the board of directors of the resulting entity or its parent company or (ii) sale or series of related sales of all or substantially all of the consolidated assets of Sirius Group and its subsidiaries to a third party, but in each case excluding certain affiliate transactions. Any holder of a Series B preference share may require Sirius Group to redeem all or a portion of such holder's Series B preference shares (A) in connection with the consummation of any (i) merger, amalgamation, consolidation or similar transaction that would result in the inability of the holders of a majority of the then-outstanding voting shares of Sirius Group to elect a majority of the members of the board of directors of the resulting entity or its parent company, (ii) sale or series of related sales of all or substantially all of the consolidated assets of Sirius Group and its subsidiaries, or (iii) transaction pursuant to which any person or group, other than CMIG International or an affiliate, becomes the beneficial owner of more than 20% of the outstanding equity securities of Sirius Group (and such percentage exceeds the beneficial ownership percentage of CMIG International) or (B) in the event the common shares of Sirius Group are delisted from a securities exchange on which they were then listed. The redemption price per share for any such redemption will be equal to (A) (i) 1.28 multiplied by (ii) (x) the book value of Sirius Group divided by (y) the fully diluted number of common shares outstanding, plus all accrued and unpaid dividends thereon, plus (B) (i) 0.28 multiplied by (ii) the aggregate amount of any Extraordinary Dividends paid by Sirius Group during the period that is (x) in the event such calculation is made on or prior to the second anniversary of the initial issue date of the Series B preference shares, the 365 days preceding such calculation, or (y) in the event such calculation is made after the second anniversary of such initial issue date, the 730 days preceding such calculation (such redemption price, the "Redemption Price").

        After the fifth anniversary of the initial issue date of the Series B preference shares, (i) any holder of Series B preference shares may require Sirius Group to redeem all of such holder's preference shares for the Redemption Price and (ii) Sirius Group may redeem all of the Series B preference shares for a redemption price per share equal to the Liquidation Price.

        In the event (i) of any involuntary liquidation, dissolution or winding-up of any of Sirius Bermuda, Sirius International or Sirius America (each, a "Principal Operating Company") as a result of any bankruptcy, reorganization or similar proceeding, (ii) of any involuntary supervision or run-off of any Principal Operating Company, (iii) of any foreclosure by creditors of any Principal Operating Company on all or substantially all assets of, or equity interests in, such Principal Operating Company or (iv) that the Principal Operating Companies are disapproved for writing any business globally from insurance or reinsurance intermediaries or direct cedants representing a majority of the Principal Operating Companies' premiums, then Sirius Group shall redeem all Series B Preference shares for a redemption price equal to the Liquidation Price.

        At the option of Sirius Group, any redemption price payable may be paid in common shares of Sirius Group.

Conversion

        Unless a Qualified Sale Transaction (as such term is defined in the Shareholders Agreement) has been approved by the board of directors, each outstanding Series B preference share will automatically convert into common shares of Sirius Group in the event (i) the daily average price per common share (excluding the effects of certain affiliate transactions) plus the aggregate per share amounts of all dividends and distributions paid on the common shares since the initial issue date of the Series B preference shares (other than dividends or distributions payable in the form of common shares), in each case, subject to certain adjustments, equals or exceeds 1.40 multiplied by the Conversion Price and (ii) the number of shares issuable upon conversion of the Series B preference shares represents 25% or less of the "public float" (the occurrence of clause (i) and (ii), the "Mandatory Conversion Event"). The number of common shares into which each Series B preference share shall convert is determined by dividing (x) the issue price per Series B preference share by (y) the applicable Conversion Price then in effect (such ratio, the "Conversion Ratio"), and such holder shall be entitled to receive a sum in cash equal to any accrued and unpaid cash dividends as of the date of such Mandatory Conversion Event.

        In addition, at the option of any holder of Series B preference shares, such holder may elect, by notice to Sirius Group prior to the occurrence of any Mandatory Conversion Event, to cause Sirius Group to convert any or all of such holder's preference shares into the number of common shares equal to (x) the number of preference shares subject to such conversion multiplied by (y) the Conversion Ratio then in effect, and such holder shall be entitled to receive a sum in cash equal to any accrued and unpaid cash dividends as of the date of such conversion.

Preemptive Rights

        If Sirius Group proposes to issue and sell any class of share capital that will rank senior or pari passu to the Series B preference shares as to dividend rights or rights upon liquidation, winding-up or dissolution, in each case that are convertible into common shares (such shares, "Senior/Parity Shares"), then Sirius Group, must offer to sell such shares to each holder on a pro rata basis in proportion to the percentage of Series B preference shares held by such holder. From and after the initial issue date of the Series B preference shares, Sirius Group may not issue any Senior/Parity Shares without the prior written consent of the holders of a majority of the Series B preference shares if the aggregate gross proceeds of such issuance (together with all other such Senior/Parity Shares) equal or exceed $100 million.

Other Rights

        The Series B preference shares are also entitled to certain information and other rights, as set forth in the Series B Certificate of Designation.

Public Warrants

        From the closing of the Merger, each converted warrant will represent the right to acquire Sirius Group common shares. The Warrant Agreement, as amended by the Warrant Amendment, will govern the terms of the converted warrants.

        The number of Sirius Group common shares subject to each converted warrant will be equal to the number of shares of Easterly common stock subject to each public warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and such converted warrant will have an exercise price per Sirius Group common share equal to $11.50, which is the exercise price per share immediately prior to the closing of the Merger, divided by the Exchange Ratio. Based on an estimated Exchange Ratio of 0.607, each converted warrant would be exercisable for 0.607 Sirius Group common shares at an exercise price of $18.95 per Sirius Group common share. Investors are cautioned that 0.607 is only an estimate of the Exchange Ratio, has not been agreed as the final Exchange Ratio for purposes of the Merger Agreement, and is subject to change prior to the closing of the Merger.

        Converted warrants will be exercisable at any time commencing on the date that is 30 days after the completion of the Merger. No fractional shares will be issued upon exercise of the converted warrants. If, upon exercise of the converted warrants, a holder would be entitled to receive a fractional interest in a share, Sirius Group will, upon exercise, round down to the nearest whole number the number of Sirius Group common shares to be issued to the warrant holder. The converted warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

        Sirius Group will not be obligated to deliver any Sirius Group common shares pursuant to the exercise of a converted warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Sirius Group common shares underlying the converted warrants is then effective and a prospectus relating thereto is current, subject to Sirius Group satisfying its obligations described below with respect to registration. No converted warrant will be exercisable for cash or on a cashless basis, and Sirius Group will not be obligated to issue any shares to holders seeking to exercise their converted warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a converted warrant, the holder of such converted warrant will not be entitled to exercise such converted warrant and such converted warrant may have no value and expire worthless. In no event will Sirius Group be required to net cash settle any warrant.

        Once the converted warrants become exercisable, Sirius Group may call the converted warrants for redemption:

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  in whole and not in part;

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  at a price of $0.01 per converted warrant;

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  upon not less than 30 days' prior written notice of redemption to each warrant holder; and

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  if, and only if, the reported last sale price of Sirius Group common shares equals or exceeds (x) $18.00 divided by (y) the Exchange Ratio for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date Sirius Group sends the notice of redemption to the warrant holders.

        If the foregoing conditions are satisfied and Sirius Group issues a notice of redemption of the converted warrants, each warrant holder will be entitled to exercise his, her or its converted warrant prior to the scheduled redemption date. However, the price of Sirius Group common shares may fall below the redemption trigger price as well as the per share warrant exercise price after the redemption notice is issued.

        Under the terms of the Warrant Agreement, Sirius Group has agreed, as soon as practicable and in no event later than fifteen business days after the closing of the Merger, to use its best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the common stock issuable upon exercise of the converted warrants, until the expiration of the converted warrants. If the shares issuable upon exercise of the converted warrants are not registered under the Securities Act by the 60th business day following the closing of the Merger, Sirius Group will be required to permit holders to exercise their converted warrants on a cashless basis during the period beginning on the 61st business day after the closing of the Merger and ending upon such registration being declared effective by the SEC. However, no converted warrant will be exercisable for cash or on a cashless basis, and Sirius Group will not be obligated to issue any shares to holders seeking to exercise their converted warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. Notwithstanding the above, if Sirius Group's common shares are at the time of any exercise of a converted warrant not listed on a national securities exchange, Sirius Group may, at its option, require holders of converted warrants who exercise their converted warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, Sirius Group will not be required to file or maintain in effect a registration statement, but Sirius Group will use its best efforts to register or qualify the shares under applicable state securities laws to the extent an exemption is not available. In no event will Sirius Group be required to net cash settle any converted warrant, or issue securities or other compensation in exchange for the converted warrants in the event that Sirius Group is unable to register or qualify the shares underlying the converted warrants under applicable state securities laws.

        If Sirius Group calls the converted warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its converted warrant to do so on a "cashless basis." In determining whether to require all holders to exercise their converted warrants on a "cashless basis," Sirius Group's management will consider, among other factors, its cash position, the number of converted warrants that are outstanding and the dilutive effect on Sirius Group's shareholders of issuing the maximum number of Sirius Group common shares issuable upon the exercise of its converted warrants. If Sirius Group's management takes advantage of this option, all holders of converted warrants would pay the exercise price by surrendering their converted warrants for that number of Sirius Group common shares equal to the quotient obtained by dividing (x) the product of the number of Sirius Group common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the "fair market value" (defined below), by (y) the fair market value. The "fair market value" shall mean the average reported last sale price of Sirius Group common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of converted warrants. If Sirius Group's management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Sirius Group common shares to be received upon exercise of the converted warrants, including the "fair market value" in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Sirius Group believes this feature is an attractive option to it if it does not need the cash from the exercise of the converted warrants after the Merger.

        A holder of a converted warrant may notify Sirius Group in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such converted warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the warrant agent's actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Sirius Group common shares outstanding immediately after giving effect to such exercise.

        If the number of outstanding Sirius Group common shares is increased by a stock dividend payable in Sirius Group common shares, or by a split-up of Sirius Group common shares or other similar transactions, then, on the effective date of such stock dividend, split-up or similar transactions, the number of Sirius Group common shares issuable on exercise of each converted warrant will be increased, in order to prevent dilution, in proportion to such increase in the outstanding Sirius Group common shares. A rights offering to holders of Sirius Group common shares entitling holders to purchase Sirius Group common shares at a price less than the fair market value will be deemed a stock dividend of a number of Sirius Group common shares equal to the product of (i) the number of Sirius Group common shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Sirius Group common shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Sirius Group common share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Sirius Group common shares, in determining the price payable for Sirius Group common shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Sirius Group common shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Sirius Group common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if Sirius Group, at any time while the converted warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Sirius Group common shares on account of such Sirius Group common shares (or other shares of Sirius Group's capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Sirius Group common share in respect of such event.

        If the number of outstanding Sirius Group common shares is decreased by a consolidation, combination, reverse stock split or reclassification of Sirius Group common shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Sirius Group common shares issuable on exercise of each converted warrant will be decreased in proportion to such decrease in outstanding Sirius Group common shares.

        Whenever the number of Sirius Group common shares purchasable upon the exercise of the converted warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Sirius Group common shares purchasable upon the exercise of the converted warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Sirius Group common shares so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding Sirius Group common shares (other than those described above or that solely affects the par value of such Sirius Group common shares), or in the case of any merger or consolidation of it with or into another corporation (other than a consolidation or merger in which Sirius Group is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Sirius Group common shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of it as an entirety or substantially as an entirety in connection with which Sirius Group is dissolved, the holders of the converted warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the converted warrants and in lieu of the Sirius Group common shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if (a) such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and (b) if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Sirius Group common shares, the holder of a converted warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the converted warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Sirius Group common shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the converted warrant properly exercises the converted warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the converted warrant in order to determine and realize the option value component of the converted warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant value due to the requirement that the warrant holder exercise the converted warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

        The Warrant Agreement provides that the terms of the converted warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding converted warrants to make any change that adversely affects the interests of the registered holders of converted warrants.

        The converted warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to it, for the number of converted warrants being exercised. The warrant holders do not have the rights or privileges of holders of Sirius Group common shares or any voting rights until they exercise their converted warrants and receive Sirius Group common shares. After the issuance of Sirius Group common shares upon exercise of the converted warrants, each holder will be entitled to one vote for each Sirius Group common share held of record on all matters to be voted on by shareholders.

Private Placement Warrants

        In connection with the closing of the Sirius Group Private Placement, Sirius Group will issue to the Preference Share Investors warrants to purchase Sirius Group common shares. Each warrant will initially be exercisable for one Sirius Group common share at an initial exercise price equal to 125% of (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, estimated as of October 8, 2018 to be $21.53, subject to customary anti-dilution adjustments. The private placement warrants will be exercisable at any time commencing on the date of the closing of the Sirius Group Private Placement and will expire five (5) years after such date.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF EASTERLY AND SIRIUS GROUP

        Sirius Group is an exempted company incorporated under Bermuda law. As Sirius Group is a Bermuda company, the rights of holders of Sirius Group common shares will be governed directly by Bermuda law, including the Companies Act, and Sirius Group's memorandum of association and bye-laws. Easterly is a Delaware corporation and is governed by the DGCL. The rights of Easterly stockholders are governed by Delaware law, including the DGCL, and by Easterly's charter and bylaws. Bermuda law differs in some material respects from laws generally applicable to United States corporations and their stockholders, including the DGCL. See "Description of Sirius Group Share Capital" for more information about Sirius Group common shares.

        Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Easterly and Sirius Group according to applicable law and/or Easterly's charter and bylaws in effect on the date hereof and Sirius Group's memorandum of association and bye-laws expected to be in effect as of the closing of the Merger. The following discussion is qualified in its entirety by reference to the Delaware and Bermuda law, including the DGCL and the Companies Act, as well as the full text of the Sirius Group bye-laws expected to be in effect as of the closing of the Merger, the form of which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, and Easterly's charter and bylaws, copies of which are on file with the SEC. For information on how you can obtain copies of these documents, see "Where You Can Find More Information."

Sirius Group	Easterly
Authorized Capital	The total number of shares of all classes of shares authorized under the existing charter of Sirius Group prior to the Merger is 600,000,000 shares, which is comprised of:

•

500,000,000 common shares, par value $0.01 per share;

•

99,850,000 undesignated preference shares, par value $0.01 per share; and

•

150,000 Series A redeemable preference shares, par value $0.01 per share.

In addition, approximately 11.7 million Series B preference shares and common shares (assuming a purchase price of $17.22 per share and inclusive of shares issuable pursuant to the Employee Share Purchase Plan) are issuable pursuant to the Sirius Group Private Placement.

Sirius Group's board of directors is authorized to provide for the issuance of the preference shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series.

The total number of shares of all classes of shares authorized under the existing charter of Easterly is 101,000,000 shares, which is comprised of:

•

100,000,000 shares of common stock, par value $0.0001 per share; and

•

1,000,000 shares of preferred stock, par value $0.0001 per share.

Easterly's board of directors is authorized to provide for the issuance of the preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series.

	Sirius Group	Easterly
Voting Rights

Holders of both the common shares and the Series A redeemable preference shares are entitled to (and holders of the Series B preference shares will be entitled to) one vote per share of common share they hold or into which their preference share is convertible pursuant to the terms of the respective Certificate of Designation.

Holders of common stock are entitled to one vote per share.
Number of Directors

The total number of current directors is six. The number of directors shall be fixed from time to time exclusively by the Sirius Group board of directors pursuant to a resolution adopted by a majority of the board. In accordance with the bye-laws, the number cannot be less than one director or such number in excess thereof as the Sirius Group board of directors may determine.

The total number of current directors is five. The number of directors, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Easterly board of directors pursuant to a resolution adopted by a majority of the board.

Election of Directors

The board of directors is elected or appointed at the annual general meeting of Sirius Group or at any special general meeting called for that purpose, provided, however that the appointment and election of directors shall at all times be subject to the terms and conditions of the Shareholders Agreement. The directors hold office until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

Each member of the board of directors is elected to serve for a one year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The quorum required for the election of directors is two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares. A resolution approving the election of the directors can be approved by the affirmative votes of a majority of the votes cast in accordance with the bye-laws and in the case of an equality of votes the resolution fails. As CM Bermuda will own the majority of Sirius Group's shares, it will be entitled to elect all of the directors.

An individual may be appointed an alternate director by or in accordance with a resolution of the shareholders. Unless otherwise determined by the board of directors (and subject to such limitations as may be set by the board of directors), no director shall have the right to appoint another person to act as his alternate director.

	Sirius Group	Easterly
Vacancies

The office of a director shall be vacated if the director (a) is removed from office or is prohibited from being a director by law; (b) is or becomes bankrupt, or makes any arrangement or composition with his creditors generally; (c) is or becomes of unsound mind or dies; or (d) resigns his office by notice.

Any vacancy on the board of directors that results from an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal or other cause may only be filled by a majority of the directors then in office or by a sole remaining director.

The board shall have the power to appoint any person as a director to fill a vacancy on the board.
Manner of Acting by Board

At all meetings of the board of directors, one half (1/2) of the directors then in office (but not less than two directors) if present in person at such meeting shall be sufficient to constitute a quorum for a meeting of directors.

The board of directors may act at any meeting where a quorum is present. A quorum is a majority of the directors then in office. The board may also act without meetings to the extent and in the manner authorized by the DGCL.

Removal of Directors

Subject to any contrary provision in the Sirius Group bye-laws or the Shareholders Agreement, shareholders entitled to vote for the election of a director may, at any special general meeting convened and held in accordance with the Sirius Group bye-laws, remove a director with or without cause provided that the notice of any such meeting shall contain a statement of the intention to do so and it is served on such director not less than 14 days before the meeting.

The removal of a director is decided by the affirmative votes of a majority of the votes cast.

Subject to the rights of any preferred stockholders with respect to directors elected by them, any or all of the directors may be removed from office at any time, with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

	Sirius Group	Easterly
Interested Directors

Bermuda law provides that a transaction entered into by Sirius Group in which a director has an interest will not be voidable by Sirius Group and such director will not be liable to Sirius Group for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. While we are not aware of any Bermuda case law on the meaning of "first opportunity," a Bermuda court will likely employ a practical interpretation of those words. Subject to the rules of Nasdaq and applicable U.S. securities laws, Sirius Group's bye-laws do not require directors to recuse themselves from any discussion or decision involving any contract or proposed contract or arrangement in which the director is directly or indirectly interested so long as the nature of the interest is disclosed, and such director may be counted in the quorum for such meeting.

Under Delaware law, a transaction entered into by Easterly in which a director has an interest would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Easterly's charter provides that the doctrine of corporate opportunity shall not apply with respect to Easterly or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have.

	Sirius Group	Easterly
Nomination of Director Candidates and Other Business Proposals by Stockholders

Nominations for the election of directors and proposals of other business may be made by the board or by any shareholder entitled to vote for the election of directors. Any shareholder entitled to vote for the election of directors may nominate persons for election as directors or bring such proposal of other business only if written notice of such shareholder's intent to make such nomination or bring proposals of other business is given, along with the information required by the Sirius Group bye-laws, either by personal delivery or by mail, postage prepaid or any recognized overnight delivery service, to the Secretary of Sirius Group not later than (i) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual meeting or not later than 10 days after notice or public disclosure of the date of the annual meeting is given or made available to shareholders, whichever date is earlier, and (ii) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The chairman of the meeting may refuse to acknowledge the nomination of any person or proposal of other business not made in compliance with the procedures set forth in Sirius Group's bye-laws.

Easterly's bylaws require that stockholders seeking to bring business before the annual meeting of stockholders, or to nominate candidates for election as directors at the annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder's notice needs to be received not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Pursuant to Rule 14a-8 of the Securities Act, proposals seeking inclusion in Easterly's annual proxy statement must comply with the notice periods contained therein.

Under the Bermuda Companies Act, shareholders may, at their own expense (unless the company otherwise resolves) require a company to: (i) give to the shareholder entitled to receive notice of the next annual general meeting notice of any resolution that shareholders can properly propose at that meeting; and/or (ii) circulate to any shareholder entitled to notice of any general meeting a statement (of not more than 1,000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that meeting.

The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders.

	Sirius Group	Easterly
Special Meetings of Stockholders

The president or the chairman of Sirius Group (if any) or any two directors or any director and the secretary or the board may convene a special general meeting whenever in their judgement such a meeting is necessary. Shareholders holding not less than one-tenth of the paid up share capital of Sirius Group may requisition the board to convene a special general meeting.

Subject to the rights of the holders of any outstanding preferred stock and applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the board of directors pursuant to a resolution adopted by a majority of the board, and the ability of the stockholders to call a special meeting is specifically denied.

Manner of Acting by Stockholders

The quorum for any general meeting is two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares. Subject to the Companies Act and the bye-laws, any question proposed for the consideration of the shareholders at any general meeting is decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws and in the case of an equality of votes the resolution fails.

At any stockholders meeting, a quorum is constituted when a majority of the voting power of all outstanding shares of capital stock are present, unless otherwise required by law or designated in the certificate of incorporation or bylaws. If a quorum is present, action can be taken by a majority vote of the stockholders present unless otherwise required by law, exchange rules or designated in the certificate of incorporation or bylaws.

Stockholders Action without Meeting

Subject to applicable law and the bye-laws, anything which may be done by resolution of Sirius Group in a general meeting or by resolution of a meeting of any class of the shareholders may be done without a meeting by written resolution in accordance with the bye-laws.

Any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

As CM Bermuda will own the majority of Sirius Group's shares, it will be entitled to approve shareholder actions by written consent.
Approval of Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Sirius Group's bye-laws provide that the board of directors and a majority of the total voting power of the common shares of the company are required to approve an amalgamation or merger.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote on such transaction. A stockholder of a company participating in certain merger and consolidation transactions may, under certain circumstances, be entitled to appraisal rights, such as having a court to determine the fair value of the stock or requiring the company to pay such value in cash. However, such appraisal right is not available to shareholders if the stock received in such transaction is listed on a national securities exchange, including either the New York Stock Exchange or the Nasdaq Stock Market.

Sirius Group	Easterly

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, including a public Bermuda company, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting at which the amalgamation or merger is to be approved, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Easterly did not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified mergers which any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the merger or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.

Acquisitions of Minority Interests	Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•

By a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement. Upon consummation of the Merger, CM Bermuda is expected to own in excess of 75% of Sirius Group's common shares and, therefore, CM Bermuda could choose to implement a scheme of arrangement.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock.

Upon any such merger, and in the event the parent corporation does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

Sirius Group	Easterly

•

By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise.

•

Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Sirius Group	Easterly
Duties of Directors	The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company's bye-laws to be exercised by the shareholders of the company. Sirius Group's bye-laws provide that its business is to be generally managed and conducted by the board of directors. In accordance with Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•

a duty to act in good faith in the best interests of the company;

•

a duty not to make a personal profit from opportunities that arise from the office of director;

•

a duty to avoid situations in which there is an actual or potential conflict between a personal interest or the duties owed to third parties and/or the director's duty to the company; and

•

a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•

to act honestly and in good faith with a view to the best interests of the company; and

•

to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company's individual shareholders or members, creditors, or any class of either shareholders, members or creditors. Sirius Group's shareholders may not have a direct cause of action against the directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the company. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the company and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the company.

	Sirius Group	Easterly
Indemnification of Directors and Officers

The bye-laws of Sirius Group provide that all of the directors and officers shall be indemnified and held harmless by Sirius Group to the fullest extent permitted by law from and against all actions, costs, charges, losses, damages and expenses (including attorneys' fees, judgements, fines, amounts paid or to be paid in settlement and excise taxes or penalties) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to Sirius Group shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies or belonging to Sirius Group shall be placed out on or invested or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto.

Easterly's charter provides that, to the fullest extent provided by law, Easterly will indemnify and hold harmless directors and officers of Easterly against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred in connection with a proceeding which arises by reason of the fact that such person was servicing as a director, officer, agent or employee of Easterly or of another entity at Easterly's request.

Limitation on Liability of Directors and/or Officers

The bye-laws of Sirius Group provide that, to the fullest extent permitted by law, a director shall not be liable to Sirius Group or its shareholders for breach of fiduciary duty as a director.

Under the bye-laws, no shareholder of Sirius Group shall have any claim or right of action, whether individually or by or in the right of Sirius Group, against any director or officer on account of any action taken by such director or officer or the failure of such director or officer to take any action in the performance of his or her duties with or for Sirius Group or any subsidiary thereof.

Easterly's charter provides that, to the fullest extent permitted by law, no director of Easterly will be personally liable to Easterly or its stockholders for monetary damages for a breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

	Sirius Group	Easterly
Amendments to Bye-Laws or Bylaws

No bye-law may be rescinded, altered or amended and no new bye-law may be made, save in accordance with the Companies Act and until the same has been approved by a resolution of the board and by a resolution of the shareholders.

Amendments to the bye-laws adversely affecting the rights of the holders of the Series A redeemable preference shares or Series B preference shares require the prior affirmative vote or written consent of the holders of at least a majority of such preference shares voting separately as a single class with one vote per preference share.

The affirmative vote of a majority of the board of directors is required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Easterly entitled to vote generally in the election of directors, voting together as a single class.

Amendments to Memorandum of Association or Charter

No alteration or amendment to the Sirius Group memorandum of association may be made save in accordance with the Companies Act and until the same has been approved by a resolution of the board and by a resolution of the shareholders.

Amendments to the Sirius Group memorandum of association adversely affecting the rights of the holders of the Series A redeemable preference shares or Series B preference shares require the prior affirmative vote or written consent of the holders of at least a majority of such preference shares voting separately as a single class with one vote per preference share.

Except as specifically set forth therein (for example, see the "Protective Provisions" section below) or as required by the DGCL, Easterly's charter can generally be amended upon adoption by the board of a resolution setting forth the amendment and declaring the advisability of the amendment and approval by a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon.

Redemption Rights	Series A redeemable preference shareholders have redemption rights; however, the Series A redeemable preference shares will be redeemed upon the closing of the Merger.	Easterly public stockholders have redemption rights.
Series B preference shares will have redemption and conversion rights.
Protective Provisions	None.

Prior to Easterly's initial business combination, the affirmative vote of the holders of at least 65% of all of the outstanding Easterly common stock is required to amend the provisions of Easterly's charter related to Easterly's status as a blank check company in Article IX of Easterly's charter, including provisions with respect to redemption and repurchase rights and distributions from the Trust Account.

	Sirius Group	Easterly
Shareholders' Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws, including any breach of fiduciary duty claims in cases where the actions from which such claims arise have not been ratified by a majority of the shareholders.

Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately upon completion of the Merger, Sirius Group will have 126.8 million common shares issued outstanding, which assumes (i) the Exchange Ratio is equal to 0.607, (ii) no Easterly stockholders exercise their redemption rights in connection with the Merger Proposal, (iii) Sirius Group issues 11.7 million common shares and Series B preference shares convertible into common shares in connection with the Sirius Group Private Placement (inclusive of common shares issuable pursuant to the Employee Share Purchase Plan), (iv) Sirius Group redeems 14.5 million common shares from CM Bermuda pursuant to the Common Shares Redemption Agreement and (v) all of the issued and outstanding Sirius Group Series A redeemable preference shares are redeemed pursuant to the Preference Shares Redemption Agreement prior to the closing of the Merger.

        All of the Sirius Group common shares issued in connection with the Merger will be freely transferable by persons other than by Sirius Group's "affiliates" or Easterly's "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of Sirius Group common shares in the public market could adversely affect prevailing market prices of the Sirius Group common shares. Prior to the Merger, there has been no public market for Sirius Group common shares. Sirius Group has applied to list the Sirius Group common shares on the Nasdaq Stock Market, but Sirius Group cannot assure you that a regular trading market will develop in the Sirius Group common shares.

Lock-up Agreements

        On the date of the closing of the Merger and as a condition precedent for the closing, the Sponsor and CM Bermuda will each deliver a Lock-Up Agreement to Sirius Group pursuant to which the Sponsor and CM Bermuda will agree not to sell any Sirius Group common shares for a period of 180 days from the Effective Time without the consent of Sirius Group, subject to specified exemptions. Sirius Group may consent to such a sale at any time without prior notice.

Registration Rights

        In connection with, and as a condition to the consummation of, the Merger, the Merger Agreement provides that Sirius Group, CM Bermuda and the Sponsor will be entitled to certain registration rights described in the Registration Rights Agreement with respect to the Sirius Group common shares owned by CM Bermuda and the Sirius Group common shares received by the Sponsor upon the exchange of its Easterly common stock in the Merger. Among other things, pursuant to the Registration Rights Agreement, CM Bermuda will be entitled to the right to initiate the filing of registrations statements, including for underwritten offerings, and unlimited piggyback registration rights. The Sponsor will be entitled to unlimited piggyback registration rights. The registration rights of CM Bermuda and the Sponsor are subject to customary black-out periods, cutback provisions and other limitations as set forth in the Registration Rights Agreement. Sirius Group will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement. For more information on the Registration Rights Agreement, please see the full text of the form of Registration Rights Agreement which is attached as Annex E hereto.

        Sirius Group has also granted registration rights to the Sirius Group Private Placement Investors pursuant to which, as a condition to the consummation of the Sirius Group Private Placement, Sirius Group has agreed to file a registration statement related to the resale of the Sirius Group Series B preference shares, Sirius Group common shares and Sirius Group warrants, as well as the Sirius Group common shares underlying the preference shares and warrants, within 30 days after the consummation of the Merger. In addition, Sirius Group has agreed to cooperate to effect an underwritten offering of such common shares upon the election of certain of the Sirius Group Private Placement Investors, which election must be made during the 30 business days after the date of a Mandatory Conversion Event (as defined under "Description of Sirius Group Share Capital—Series B Preference Shares").

Regulation S

        Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

        Sirius Group is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that Sirius Group sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by Sirius Group's affiliates. Generally, subject to certain limitations, holders of Sirius Group's restricted shares who are not affiliates of Sirius Group or who are affiliates of Sirius Group by virtue of their status as an officer or director of Sirius Group may, under Regulation S, resell their restricted shares in an "offshore transaction" if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of Sirius Group restricted shares by an officer or director who is an affiliate of Sirius Group solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker's commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of Sirius Group restricted shares who will be an affiliate of Sirius Group other than by virtue of his or her status as an officer or director of Sirius Group.

Rule 144

        All of Sirius Group's common shares that will be issued and outstanding upon the completion of the Merger, other than those common shares issued to Easterly stockholders in connection with the Merger, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Sirius Group and has beneficially owned Sirius Group's restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Sirius Group. Persons who are affiliates of Sirius Group and have beneficially owned Sirius Group's restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding common shares of the same class; or

  •
  the average weekly trading volume of Sirius Group's common shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by affiliates of Sirius Group under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Sirius Group.

Rule 701

        In general, under Rule 701 of the Securities Act, each of Sirius Group's employees, consultants or advisors who purchases common shares from Sirius Group in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Merger is eligible to resell those common shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

        In connection with the Merger, Sirius Group has implemented an Employee Share Purchase Plan, which provides all employees of Sirius Group with a one-time opportunity to purchase between 100 and 1,000 Sirius Group common shares. As of October 8, 2018, over 400 employees have committed to purchase an aggregate of approximately 146,000 Sirius Group common shares under the Employee Share Purchase Plan prior to the consummation of the Merger;

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth information regarding (i) the actual beneficial ownership of Easterly common stock as of September 30, 2018 (pre-Merger) and (ii) the actual beneficial ownership of Sirius Group common shares as of September 30, 2018 (pre-Merger) and the expected beneficial ownership of Sirius Group common shares immediately following the consummation of the Merger, by:

  •
  each person who is, or is expected to be, the beneficial owner of more than 5% of such company's common shares;

  •
  each person who is a current executive officer or director of such company; and

  •
  all executive officers and directors such company as a group.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial Ownership of Easterly Common Stock Before the Merger

Name of Beneficial Owner(1)	Number of Shares	%
Easterly Acquisition Sponsor, LLC	4,928,000	25.7%
Polar Asset Management Partners Inc.(2)	3,171,070	16.5%
GFIC II LLC(3)
Gerald Beeson(3)
Kenneth Griffin(3)	2,003,100	10.4%
Putnam Investments, LLC(4)
Putnam Investment Management, LLC(4)
The Putnam Advisory Company, LLC(4)	1,627,444	8.5%
Summit Partners Public Asset Management, LLC(5)
Summit Partners, L.P.(5)
Summit Partners Concentrated Growth L/S Master Fund, L.P.(5)
Summit Partners Alydar GP, L.P.(5)
Summit Partners Alydar GP, LLC(5)
Philip Furse(5)
Timothy Albright(5)
Robert MacAulay(5)	1,200,000	6.2%
David Cody(6)	4,928,000	25.7%
Darrell Crate(6)	4,928,000	25.7%
Avshalom Kalichstein(6)	4,928,000	25.7%
David W. Knowlton	24,000	*
Neil Medugno	—	—
Justin Tuck	—	—
Daniel Shea	—	—
All directors and executive officers as a group (Pre-Merger) (6 individuals)	4,952,000	25.8%

*
Less than one percent.

(1)
Ownership is based on 19,208,407 shares of Easterly common stock outstanding as of September 30, 2018. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Easterly believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of the Sponsor and each of the directors and executive officers in this table is 205 Hudson Street, 7th Floor, New York, New York 10013. The table does not reflect record or beneficial ownership of the 6,750,000 Private Placement Warrants as these warrants are not exercisable within 60 days of September 30, 2018.

(2)
According to a Form 3 filed with the SEC on June 29, 2018 on behalf of Polar Asset Management Partners Inc. The business address of this stockholder is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, serves as investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company ("PMSMF"), and certain managed accounts (together with PMSMF, the "Polar Vehicles") and has sole voting and investment discretion with respect to the securities reported herein which are held by the Polar Vehicles.

(3)
According to a Schedule 13G/A filed with the SEC on February 14, 2018 on behalf of GFIC II LLC ("GFIC"), Gerald Beeson and Kenneth Griffin with respect to shares of common stock (and warrants to purchase common stock) of Easterly owned by GFIC and Citadel Securities LLC. The business address of these stockholders is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.

(4)
According to a Schedule 13G/A filed with the SEC on February 7, 2018 on behalf of Putnam Investments, LLC ("PI"), Putnam Investment Management, LLC ("PIM") and Putnam Advisory Company, LLC ("PAC"). PIM individually beneficially owns 1,627,444 shares of common stock. PI wholly owns PIM and PAC, each a registered investment adviser. PIM is the investment adviser to the Putnam family of mutual funds. Putnam mutual funds managed by PIM, through their boards of trustees, have voting power. The business address of these stockholders is One Post Office Square, Boston, MA 02109.

(5)
According to a Schedule 13G filed with the SEC on March 5, 2018 on behalf of Summit Partners Public Asset Management, LLC ("SPPAM"), Summit Partners, L.P. ("SP"), Summit Partners Concentrated Growth L/S Master Fund, L.P. (the "Fund"), Summit Partners Alydar GP, L.P. ("Fund GP"), Summit Partners Alydar GP, LLC ("GP"), Philip Furse, Timothy Albright and Robert MacAulay. SPPAM is the investment manager with respect to the shares directly held by the Fund. SP is the Managing Member of SPPAM with respect to the shares directly held by the Fund. Fund GP is the general partner of the Fund with respect to the shares directly held by the Fund. GP is the general partner of Fund GP with respect to the shares directly held by the Fund. Philip Furse is the Chief Investment Officer of SPPAM and a Portfolio Manager of the Fund with respect to the shares directly held by the Fund. Timothy Albright is a Portfolio Manager of SPPAM with respect to the shares directly held by the Fund. Robert MacAulay is the Chief Risk Officer of SPPAM with respect to the shares directly held by the Fund. The business address of each of these stockholders is 222 Berkeley Street, 18th Floor, Boston, MA 02116, except for the Fund whose business address is 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(6)
David Cody, Darrell Crate and Avshalom Kalichstein may be deemed to beneficially own shares held by the Sponsor by virtue of their shared control of the Sponsor. Mr. Cody, Mr. Crate and Mr. Kalichstein together have sole voting and investment power over the shares held by the Sponsor. The amount for Mr. Crate does not include 121,500 Easterly warrants owned by Mr. Crate as these warrants are not exercisable within 60 days of September 30, 2018.

Beneficial Ownership of Sirius Group Common Shares Before and After the Merger

	Sirius Group Before the Merger		Sirius Group After the Merger and Related Transactions
Name of Beneficial Owner(1)	Number of Shares	%	Number of Shares	%
CM Bermuda Ltd.(2)	120,000,000	100%	105,485,766	83.2%
Allan L. Waters	—	—	500,000	*
Kernan (Kip) V. Oberting	—	—	1,000	*
Monica Cramér Manhem	—	—	1,000	*
Jeffrey W. Davis	—	—	41,000	*
Gene Boxer	—	—	1,000	*
Laurence Liao	—	—	—	—
Robert L. Friedman	—	—	28,000	*
Meyer (Sandy) Frucher	—	—	—	—
All directors and executive officers as a group (Pre-Merger and Post-Merger) (8 individuals)	—	—	572,000	*

*
Less than one percent.

(1)
Ownership pre-Merger is based on 120.0 million common shares of Sirius Group outstanding as of September 30, 2018. Ownership post-Merger is based on 126.8 million common shares outstanding, which assumes (i) the Exchange Ratio is equal to 0.607, (ii) no Easterly stockholders exercise their redemption rights in connection with the Merger Proposal, (iii) Sirius Group issues 11.7 million common shares and Series B preference shares convertible into common shares in connection with the Sirius Group Private Placement (based on subscriptions received as of October 8, 2018 and inclusive of participants in the Employee Share Purchase Plan), (iv) Sirius Group redeems 14.5 million common shares from CM Bermuda pursuant to the Common Shares Redemption Agreement and (v) all of the issued and outstanding Sirius Group Series A redeemable preference shares are redeemed pursuant to the Preference Shares Redemption Agreement prior to the closing of the Merger. Such percentages do not take into account (i) the issuance of up to 14.1 million shares under Sirius Group's Long Term Incentive Plan and 2018 Omnibus Incentive Plan or (ii) the issuance of any shares upon the exercise of warrants to purchase Sirius Group common shares that may remain outstanding following the Merger (which would be 6.1 million Sirius Group common shares using the assumed Exchange Ratio) or that are issued pursuant to the Sirius Group Private Placement (which are estimated to be approximately 5.4 million Sirius Group common shares). If the facts differ from these assumptions, Easterly's stockholders may experience dilution of their ownership interest unless they elect to have their shares of Easterly common stock redeemed in connection with the Merger Proposal. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Sirius Group believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the directors and executive officers in this table is 14 Wesley Street Hamilton HM 11, Bermuda.

(2)
CM Bermuda Ltd. ("CM Bermuda") is a direct wholly owned subsidiary of CMIG International Holding Pte. Ltd. ("CMIG International"). The board of directors of CMIG International, which is comprised of seven members exercises voting and dispositive control over the common shares held by CM Bermuda. The business address of CM Bermuda is Cannon's Court, 22 Victoria Street, Hamilton, HM12, Bermuda and the business address of CMIG International is 8 Marina Boulevard #13-01, Marina Bay Financial Centre, Tower 1, Singapore 018981.

RELATED PERSON TRANSACTIONS

Relationships with our Controlling Shareholder

        In 2017, Sirius Group expensed various operating costs on behalf of CMIG International which totaled $0.9 million pre-tax. These costs primarily related to external consulting services associated with the CMIG International transactional accounting for its acquisition of Sirius Group, various due diligence matters, and other investment-related activities.

        In connection with the closing of the Merger, Sirius Group and CM Bermuda will enter into the Registration Rights Agreement, which will govern certain rights and obligations of Sirius Group and CM Bermuda with respect to the registration of the Sirius Group common shares owned by CM Bermuda, and CM Bermuda will deliver the Lock-Up Agreement, pursuant to which it will agree not to sell any Sirius Group common shares for a period of 180 days from the Effective Time without the consent of Sirius Group, subject to specified exemptions. See "Proposal No. 1—The Merger Proposal—Agreements Related to the Merger Agreement" for additional information.

Transactions Related to the Merger

  Sirius Group Private Placement

        In connection with the closing of the Merger, Sirius Group expects to complete the Sirius Group Private Placement at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, estimated as of October 8, 2018 to be $17.22. Gross proceeds of the Sirius Group Private Placement, together with cash in the Trust Account upon the closing of the Merger (which was $148.5 million as of September 30, 2018, before taking into account any redemptions of Easterly common stock or other transactions related to or in connection with the Merger Proposal), are intended to aggregate up to $350 million. Sirius Group's Chief Executive Officer, Allan L. Waters, has committed to purchase 500,000 common shares in the Sirius Group Private Placement for an aggregate purchase price of approximately $8.6 million. Sirius Group's Executive Vice President, Chief Risk Officer & Chief Actuary, Jeffrey W. Davis, has committed to purchase 41,000 common shares in the Sirius Group Private Placement for an aggregate purchase price of approximately $0.7 million. Robert L. Friedman, a director of Sirius Group, has committed to purchase 28,000 common shares in the Sirius Group Private Placement for an aggregate purchase price of approximately $0.5 million.

        In connection with the closing of the Sirius Group Private Placement, Sirius Group, CM Bermuda and the Preference Share Investors will enter into a shareholders agreement (the "Shareholders Agreement"), which will govern certain matters with respect to the governance of Sirius Group, the voting of CM Bermuda's common shares, the repurchase of CM Bermuda's common shares and certain other matters. The form of Shareholders Agreement is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        Pursuant to the Shareholders Agreement, until the third anniversary of the date of the closing of the Sirius Group Private Placement: (i) CM Bermuda will vote in favor of the election of the number of Independent Directors (as such term is defined in the Shareholders Agreement) as is necessary to provide that at least a majority of the Board of Directors of Sirius Group is comprised of Independent Directors; and (ii) CM Bermuda will not vote in favor of the removal of any director (other than any director affiliated with CM Bermuda) other than for cause. After the third anniversary of the date of the closing of the Sirius Group Private Placement (or earlier in the event of an increase to the size of the Board of Directors), CM Bermuda will not vote in favor of the election of any director not then serving on the Board of Directors (including any election to fill a vacancy then existing on the Board of Directors as a result of death, resignation, removal, expansion of the Board of Directors or otherwise) who is not an Agreed Director. "Agreed Director" means an Independent Director mutually agreeable to CM Bermuda and Preference Share Investors representing a majority of the Sirius Group Series B preference shares; provided, that if CM Bermuda and the Preference Share Investors have not identified an Agreed Director after negotiating in good faith for a period of 60 days, then an Agreed Director means any Independent Director recommended for election by the Nominating & Governance Committee of the Sirius Group Board of Directors.

        Pursuant to the Shareholders Agreement, CM Bermuda will also agree to vote (i) in favor of a Qualified Sale Transaction (as such term is defined in the Shareholders Agreement) that is approved by a majority of Independent Directors and 80% of Sirius Group's voting shares after the first anniversary of the date of the closing of the Sirius Group Private Placement, and (ii) against any merger, amalgamation, consolidation or similar transaction or any sale or transfer of all or substantially all of Sirius Group's consolidated assets, in each case where the per share value of the consideration received by CM Bermuda in such transaction is greater than the per share value of the consideration received by any other holder of Sirius Group common shares.

        The Shareholders Agreement also grants the Preference Share Investors tag-along rights to the extent Sirius Group agrees to repurchase or redeem any common shares held by CM Bermuda.

        The Shareholders Agreement terminates on the date that fewer than 25% of the Sirius Group Series B preference shares issued in the Sirius Group Private Placement are outstanding, and earlier with respect to any Preference Share Investor at the time that it or its affiliates or permitted assigns ceases to own any Sirius Group Series B preference shares.

  Common Shares Redemption Agreement

        Prior to the closing of the Merger, Sirius Group and CM Bermuda will enter into the Common Shares Redemption Agreement, pursuant to which, effective as of and subject to the closing of the Merger, Sirius Group will redeem Sirius Group common shares from CM Bermuda, at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, estimated as of October 8, 2018 to be $17.22, for an aggregate amount of between $120 million and $250 million, as elected by CM Bermuda at least two business days in advance of the closing of the Merger. Assuming a redemption amount of approximately $250 million at a price per share of $17.22, Sirius Group would redeem 14.5 million common shares from CM Bermuda in connection with the Common Shares Redemption Agreement. Investors are cautioned that this is only an estimate based on the foregoing assumptions, and is subject to change.

Policies and Procedures for Related Person Transactions

        Prior to the completion of the Merger, the Sirius Group board of directors will approve policies and procedures with respect to the review and approval of certain transactions between Sirius Group and a "Related Person," or a "Related Person Transaction," which is referred to herein as the "Related Person Transaction Policy." Pursuant to the terms of the Related Person Transaction Policy, the Audit & Risk Management Committee or the disinterested members of the board of directors will review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction will be required to be reported to the Sirius Group legal department and Sirius Group legal department will then determine whether it should be submitted to the Audit & Risk Management Committee for concurrent consideration by its disinterested members.

        A "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that would be reportable by Sirius Group under Item 404(a) of Regulation S-K in which Sirius Group (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

        A "Related Person" means any person who is, or at any time since the beginning of Sirius Group's last fiscal year was a director or executive officer of Sirius Group or a nominee to become a director of Sirius Group; any person who is known to be the beneficial owner of more than 5% of the Sirius Group common shares; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

 PRICE RANGE OF SECURITIES AND DIVIDENDS

Easterly

  Price Range of Easterly Securities

        Easterly common stock, warrants and units are currently quoted on the Nasdaq Capital Market under the symbols "EACQ", "EACQW" and "EACQU", respectively. Easterly's units commenced public trading on July 30, 2015, and its common stock and warrants became available for public trading on September 22, 2015.

        The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Easterly Common Stock, public warrant as reported on the Nasdaq Capital Market for the period from January 1, 2016 through [                        ], 2018.

	Common Stock (EACQ)				Warrants (EACQW)				Units (EACQU)
	High		Low		High		Low		High		Low
Fiscal Year Ended December 31, 2016:
Quarter ended 3/31/2016		$9.90		$9.39		$0.40		$0.32		$10.10		$9.56
Quarter ended 6/30/2016		$9.85		$9.60		$0.81		$0.30		$10.18		$9.60
Quarter ended 9/30/2016		$10.00		$9.65		$0.70		$0.54		$11.24		$9.92
Quarter ending 12/31/2016		$10.50		$9.70		$0.76		$0.14		$12.12		$9.96
Fiscal Year Ended December 31, 2017:
Quarter ended 3/31/2017		$11.85		$9.85		$0.55		$0.25		$12.64		$10.05
Quarter ended 6/30/2017		$10.05		$9.90		$0.87		$0.22		$10.75		$10.48
Quarter ended 9/30/2017		$10.15		$9.25		$0.95		$0.66		$10.15		$9.97
Quarter ended 12/31/2017		$10.15		$9.45		$0.97		$0.59		$11.05		$10.00
Fiscal Year Ending December 31, 2018:
Quarter ended 3/31/18		$10.30		$10.00		$0.89		$0.60		$10.10		$10.10
Quarter ended 6/30/18		$10.35		$10.10		$1.29		$0.02		$10.45		$10.45
Quarter ended 9/30/18		$11.25		$10.30		$1.37		$0.76		$11.45		$10.00
Quarter ending 12/31/18 (through 10/[ ]/18)	$	[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]

        The closing prices of Easterly common stock and warrants as reported on June 22, 2018, the last trading day before the Merger was publicly announced, were $10.30 and $0.32, respectively. The closing prices of Easterly common stock and warrants as reported on [                        ], 2018, the most recent practicable date prior to the printing of this proxy statement/prospectus, were $[            ] and $[            ], respectively.

        The market prices of Easterly's securities will fluctuate prior to the consummation of the Merger. You should obtain current market quotations for Easterly's securities.

        On October 2, 2018, there were four record holders and approximately [            ] beneficial holders of Easterly's common stock, and [            ] record holders and approximately [            ] beneficial holders of Easterly's warrants and one record holder and approximately [            ] beneficial holders of Easterly's units.

  Dividend Policy of Easterly

        Easterly has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Merger. The payment of cash dividends in the future will be dependent upon Easterly's revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Merger.

Sirius Group

Price Range of Securities of Sirius Group

        Historical market price information regarding Sirius Group's securities is not provided because prior to the Merger there is no public market for Sirius Group's securities.

        As of the date of this proxy statement/prospectus, CM Bermuda is the only holder of Sirius Group common shares.

  Dividend Policy of Sirius Group Following the Merger

        Sirius Group does not currently pay dividends on any of its common shares. Following completion of the Merger, Sirius Group's board of directors will consider whether to pay dividends on its common shares in the future. Any future determination to pay dividends will be made at the discretion of the board of directors and will depend upon many factors, including Sirius Group's financial condition, earnings, legal and regulatory requirements, the maintenance of stock regulatory and rating agency ratios, enterprise risk management best practices, restrictions in its debt agreements and other factors the board of directors deems relevant. While it is not expected that Sirius Group will have any preference shares issued and outstanding upon the completion of the Merger, if it were to issue such shares in the future, the board of directors may declare and pay a dividend on one or more classes of shares to the extent one or more classes of shares ranks senior to or has a priority over another class of shares.

APPRAISAL RIGHTS

        Easterly's stockholders do not have appraisal rights in connection with the Merger under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

        Pursuant to the rules of the SEC, Easterly and servicers that Easterly employ to deliver communications to Easterly's stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Easterly will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Easterly deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify Easterly of their requests by calling or writing it at Easterly's executive office is at 205 Hudson Street, 7th Floor, New York, New York 10013, telephone number (646) 712-8300.

LEGAL MATTERS

        Certain legal matters relating to the validity of the common shares to be issued hereunder will be passed upon for Sirius Group by Conyers Dill & Pearman Limited.

EXPERTS

        The audited financial statements of Easterly Acquisition Corp. as of and for the years ended December 31, 2017 and 2016 and for the period from April 29, 2015 (inception) to December 31, 2015, included in this proxy statement/prospectus have been included herein in reliance upon the reports of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Sirius International Insurance Group, Ltd. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        In connection with its appointment as independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC") completed an independence assessment to evaluate the services and relationships with Sirius Group that may bear on PwC's independence under the SEC and Public Company Accounting Oversight Board (United States) ("PCAOB") independence rules. During the year ended December 31, 2017, a PwC member firm provided a non-audit service to syndicate of insurance companies of which Sirius International, an indirect wholly owned subsidiary of Sirius Group, was a member. The service related to the provision of an expert service in connection with a legal procedure for an insurance claim that was immaterial to Sirius Group.

        PwC provided to the Audit & Risk Management Committee of Sirius Group an overview of the facts and circumstances, including the entity affected, the nature of and period over which the service was provided, the fee billed and other factors related to its assessment of independence. PwC noted the service was entered into before PwC had been engaged as Sirius Group's independent registered public accounting firm and during a period when SEC and PCAOB independence was not required of Sirius Group and its affiliates. The filing of this proxy statement/prospectus necessitates compliance with the SEC's independence rules, a circumstance that was not contemplated when the service was entered into. Based on the totality of the information available, the Audit & Risk Management Committee of Sirius Group and PwC each separately concluded that PwC is capable of exercising objective and impartial judgement in connection with the audit of Sirius Group's consolidated financial statements as of and for the year ended December 31, 2017.

 TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for Easterly's securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

        Easterly's board of directors is aware of no other matter that may be brought before the Easterly special meeting. Under Delaware law and Easterly's bylaws, only business that is specified in the notice of special meeting to stockholders may be transacted at the Easterly special meeting.

FUTURE STOCKHOLDER PROPOSALS

        Easterly does not expect to hold a 2018 annual meeting of stockholders because it will not be a separate public company if the Merger is completed. Alternatively, if Easterly does not consummate a Merger by November 30, 2018, Easterly is required to begin the dissolution process provided for in Easterly's charter. Easterly will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

WHERE YOU CAN FIND MORE INFORMATION

        Sirius Group has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to Sirius Group and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of Sirius Group's or Easterly's contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the Annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

        Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Sirius Group be subject to the periodic reporting requirements of the Exchange Act and expects to file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read Sirius Group's and Easterly's SEC filings, including Sirius Group's registration statement of which this proxy statement/prospectus forms a part, over the internet at the SEC's website at www.sec.gov. You may also read and copy any document Sirius Group or Easterly files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

        If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the Easterly special meeting, you should contact Easterly's proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902

Stockholders, please call toll free: (800) 662-5200
Banks and Brokerage Firms, please call collect: (203) 658-9400
Email: Easterly.info@morrowsodali.com

        If you are a stockholder of Easterly and would like to request documents, please do so by [                        ], 2018 in order to receive them before the Easterly special meeting. If you request any documents from Easterly, it will mail them to you by first class mail, or another equally prompt means.

        All information contained in this proxy statement/prospectus relating to Easterly has been supplied by Easterly, and all such information relating to Sirius Group has been supplied by Sirius Group. Information provided by either Easterly or Sirius Group does not constitute any representation, estimate or projection of any other party.

        This document is a proxy statement for Easterly for the Easterly special meeting. Easterly and Sirius Group have not authorized anyone to give any information or make any representation about the Merger, Easterly or Sirius Group that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

Page
EASTERLY ACQUISITION CORP.
Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of June 30, 2018 and December 31, 2017	F-185
Condensed Consolidated Statements of Operations for the Three Months and Six Months ended June 30, 2018 and 2017	F-186
Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2018 and 2017	F-187
Notes to Condensed Consolidated Financial Statements	F-188
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-207
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-208
Consolidated Statements of Operations for the Years ended December 31, 2017 and 2016 and the Period from April 29, 2015 (Inception) through December 31, 2015	F-209
Consolidated Statements of Changes in Stockholders' Equity for the Years ended December 31, 2017 and 2016 and the Period from April 29, 2015 (Inception) through December 31, 2015	F-210
Consolidated Statements of Cash Flows for the Years ended December 31, 2017 and 2016 and the Period from April 29, 2015 (Inception) through December 31, 2015	F-211
Notes to Consolidated Financial Statements	F-212

Sirius International Insurance Group, Ltd.

Consolidated Balance Sheets

As at June 30, 2018 and December 31, 2017

(Expressed in millions of U.S. dollars, except share information)	June 30, 2018	December 31, 2017
	Unaudited
Assets
Fixed maturity investments, trading at fair value (Amortized cost 2018: $1,883.1; 2017: $2,195.3)	$1,885.4	$2,180.0
Short-term investments, at fair value (Amortized cost 2018: $814.5; 2017: $625.3)	819.6	625.0
Equity securities, trading at fair value (Cost 2018: $390.4; 2017: $275.1)	415.1	299.2
Other long-term investments, at fair value (Cost 2018: $285.7; 2017: $255.5)	316.6	269.5
Cash	114.1	215.8
Restricted cash	15.9	14.8

Total investments and cash	3,566.7	3,604.3
Accrued investment income	12.5	14.1
Insurance and reinsurance premiums receivable	807.4	543.6
Reinsurance recoverable on unpaid losses	358.3	319.7
Reinsurance recoverable on paid losses	17.8	17.5
Funds held by ceding companies	157.4	153.2
Ceded unearned insurance and reinsurance premiums	207.3	106.6
Deferred acquisition costs	151.4	120.9
Deferred tax asset	197.9	244.1
Accounts receivable on unsettled investment sales	—	0.3
Goodwill	400.8	401.0
Intangible assets	208.4	216.3
Other assets	124.2	82.0

Total assets	$6,210.1	$5,823.6

Liabilities
Loss and loss adjustment expense reserves	$1,827.1	$1,898.5
Unearned insurance and reinsurance premiums	800.5	506.8
Ceded reinsurance payable	254.2	139.1
Funds held under reinsurance treaties	72.6	73.4
Deferred tax liability	255.7	282.2
Debt	695.9	723.2
Accounts payable on unsettled investment purchases	6.2	0.3
Other liabilities	191.8	176.8

Total liabilities	4,104.0	3,800.3
Commitments and Contingencies (See Note 18)
Mezzanine equity
Series A redeemable preference shares	108.8	106.1

Common shareholder's equity
Common shares (shares issued and outstanding: 120,000,000)	1.2	1.2
Additional paid-in surplus	1,199.3	1,197.9
Retained earnings	998.2	858.4
Accumulated other comprehensive (loss)	(202.4)	(140.5)

Total common shareholder's equity	1,996.3	1,917.0
Non-controlling interests	1.0	0.2

Total equity	1,997.3	1,917.2

Total liabilities, mezzanine equity, and equity	$6,210.1	$5,823.6

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of Income

For the three months and six months ended June 30, 2018 and 2017

Unaudited

	Three months ended June 30,		Six months ended June 30,
(Expressed in millions of U.S. dollars, except share and per share information)	2018	2017	2018	2017
Revenues
Net earned insurance and reinsurance premiums	$308.9	$243.9	$593.4	$467.8
Net investment income	19.2	16.6	30.0	32.1
Net realized investment gains (losses)	7.8	2.1	4.1	(2.5)
Net unrealized investment gains (losses)	24.7	(16.3)	40.7	(22.5)
Net foreign exchange gains	25.6	3.5	22.1	1.3
Other revenue	55.6	2.8	79.0	2.3

Total revenues	441.8	252.6	769.3	478.5

Expenses
Loss and loss adjustment expenses	151.4	133.1	292.4	255.4
Insurance and reinsurance acquisition expenses	66.8	44.5	129.8	94.0
Other underwriting expenses	38.2	30.8	81.4	57.9
General and administrative expenses	24.2	24.6	38.5	40.8
Intangible asset amortization expenses	4.0	2.4	7.9	2.4
Interest expense on debt	7.8	4.8	15.5	9.6

Total expenses	292.4	240.2	565.5	460.1

Pre-tax income	149.4	12.4	203.8	18.4
Income tax expense	(51.2)	(2.6)	(62.3)	(1.5)

Net income	98.2	9.8	141.5	16.9
Income attributable to non-controlling interests	(0.4)	(9.6)	(0.6)	(9.0)

Income before accrued dividends on Series A redeemable preference shares	97.8	0.2	140.9	7.9
Accrued dividends on Series A redeemable preference shares	—	(1.0)	(2.6)	(1.0)

Net income (loss) attributable to Sirius Group's common shareholder	$97.8	$(0.8)	$138.3	$6.9

Net income (loss) per common share and common share equivalent
Basic earnings per common share and common share equivalent	$0.78	$(0.01)	$1.11	$0.06
Diluted earnings per common share and common share equivalent	$0.78	$(0.01)	$1.11	$0.06
Weighted average number of common shares and common share equivalents outstanding:
Basic weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000	120,000,000
Diluted weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000	120,000,000

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of Comprehensive Income

For the three months and six months ended June 30, 2018 and 2017

Unaudited

	Three months ended June 30,		Six months ended June 30,
(Expressed in millions of U.S. dollars)	2018	2017	2018	2017
Comprehensive income
Net income	$98.2	$9.8	$141.5	$16.9
Other comprehensive (loss) income, net of tax
Change in foreign currency translation, net of tax	(48.5)	33.5	(61.9)	47.2

Total other comprehensive (loss) income	(48.5)	33.5	(61.9)	47.2

Comprehensive income	49.7	43.3	79.6	64.1
Net (income) loss attributable to non-controlling interests	(0.4)	(9.6)	(0.6)	(9.0)

Comprehensive income attributable to Sirius Group's common shareholder	$49.3	$33.7	$79.0	$55.1

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of Shareholder's Equity

For the six months ended June 30, 2018 and 2017

Unaudited

	Six months ended June 30,
(Expressed in millions of U.S. dollars)	2018	2017
Common shares
Balance at beginning and end of period	$1.2	$1.2

Additional paid-in surplus
Balance at beginning of period	1,197.9	1,184.6
Capital contribution from former parent	1.4	9.6

Balance at end of period	1,199.3	1,194.2

Retained earnings
Balance at beginning of period	858.4	1,014.5
Cumulative effect of an accounting change (See Note 2)	1.6	—

Balance at beginning of period, as adjusted	860.0	1,014.5
Net income	141.5	16.9
Income attributable to non-controlling interests	(0.6)	(9.0)
Accrued dividends on Series A redeemable preference shares	(2.6)	(1.0)
Other, net	(0.1)	—

Balance at end of period	998.2	1,021.4

Accumulated other comprehensive (loss)
Balance at beginning of period	(140.5)	(212.2)
Accumulated net foreign currency translation gains (losses)
Balance at beginning of period	(140.5)	(212.2)
Net change in foreign currency translation	(61.9)	47.2

Balance at the end of period	(202.4)	(165.0)

Balance at the end of period	(202.4)	(165.0)

Total common shareholder's equity	$1,996.3	$2,051.8
Non-controlling interests	1.0	250.2

Total equity	$1,997.3	$2,302.0

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of Cash Flows

For the six months ended June 30, 2018 and 2017

Unaudited

	Six months ended June 30,
(Expressed in millions of U.S. dollars)	2018	2017
Cash flows from operations:
Net income	$141.5	$16.9
Adjustments to reconcile net income to net cash provided from (used for) operations:
Net realized and unrealized investment (gains) losses	(44.7)	25.0
Amortization of premium on fixed maturity investments	5.6	10.0
Amortization of intangible assets	7.9	2.4
Depreciation and other amortization	4.8	3.8
Other operating items:
Net change in loss and loss adjustment expense reserves	18.6	(30.7)
Net change in reinsurance recoverable on paid and unpaid losses	(69.1)	3.3
Net change in funds held by ceding companies	(18.9)	(28.8)
Net change in unearned insurance and reinsurance premiums	348.1	139.4
Net change in ceded reinsurance payable	141.1	13.7
Net change in ceded unearned insurance and reinsurance premiums	(123.4)	13.8
Net change in insurance and reinsurance premiums receivable	(320.0)	(129.6)
Net change in deferred acquisition costs	(38.2)	(36.3)
Net change in funds held under reinsurance treaties	4.7	(5.8)
Net change in current and deferred income taxes, net	50.5	(4.1)
Net change in other assets and liabilities, net	(73.5)	(18.4)

Net cash provided from (used for) operations	35.0	(25.4)

Cash flows from investing activities:
Net change in short-term investments	(218.6)	(4.3)
Sales of fixed maturities and convertible fixed maturity investments	945.0	932.7
Maturities, calls, and paydowns of fixed maturity and convertible fixed maturity investments	58.0	193.7
Sales of common equity securities	189.0	29.1
Distributions and redemptions of other long-term investments	60.2	37.3
Sales of consolidated subsidiaries, net of cash sold	—	0.8
Contributions to other long-term investments	(94.8)	(89.3)
Purchases of common equity securities	(317.3)	(107.7)
Purchases of fixed maturities and convertible fixed maturity investments	(753.2)	(609.6)
Purchases of consolidated subsidiaries, net of cash acquired	—	(354.5)
Net change in unsettled investment purchases and sales	6.7	0.7
Other, net	(1.7)	(3.0)

Net cash (used for) provided from investing activities	(126.7)	25.9

Cash flows from financing activities:
Capital contribution from former parent	1.4	9.6
Repayment of debt	—	(3.7)
Change in collateral held on Interest Rate Cap	—	(0.8)
Cash dividends paid to non-controlling interests	—	(9.4)
Other, net	—	(0.9)

Net cash provided from financing activities	1.4	(5.2)

Effect of exchange rate changes on cash	(10.3)	6.8
Net (decrease) increase in cash during period	(100.6)	2.1
Cash and restricted cash balance at beginning of period	230.6	137.1
Cash and restricted cash balance at end of period	$130.0	$139.2

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements

Unaudited

Note 1. General

        Sirius International Insurance Group, Ltd. (the "Company") is a Bermuda exempted company whose principal businesses are conducted through its wholly and majority owned insurance subsidiaries (collectively with the Company, "Sirius Group"). The company provides insurance, reinsurance, and insurance services on a worldwide basis.

Note 2. Summary of significant accounting policies

Basis of presentation

        The accompanying unaudited consolidated financial statements at June 30, 2018, have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") for interim financial information. The accompanying unaudited consolidated financial statements present the consolidated results of operations, financial condition, and cash flows of the Company and its subsidiaries and those entities in which the Company has control and a majority economic interest as well as those variable interest entities ("VIEs") that meet the requirements for consolidation. All intercompany transactions have been eliminated in consolidation.

        These unaudited consolidated financial statements do not include all disclosures normally included in annual financial statements prepared in accordance with GAAP and should be read in conjunction with the audited Consolidated Financial Statements and the related notes for the year ended December 31, 2017. The consolidated financial information as of December 31, 2017 included herein has been derived from the audited Consolidated Financial Statements as of December 31, 2017.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting of normally recurring accruals) necessary for a fair statement of results on an interim basis. Tabular dollar amounts are in millions, with the exception of share and per share amounts. All amounts are reported in U.S. dollars, except where noted otherwise.

        During the second quarter of 2018, management identified a disclosure misclassification within the categories of mortgage and asset backed securities presented in tables within Note 7 and Note 8. The impact to the year ended December 31, 2017 disclosure was not considered to be material. In order to improve the consistency and comparability of the financial statement disclosures, management revised the December 31, 2017 disclosure related to mortgage and asset backed securities within Note 7 and Note 8 to be consistent with the June 30, 2018 presentation.

Recently adopted changes in accounting principles

Definition of a business

        Effective January 1, 2018, Sirius Group adopted Accounting Standards Update ("ASU") 2017-01, Business Combinations: Clarifying the Definition of a Business (Accounting Standards Codification ("ASC") 805), which clarifies the definition of a business and affects the determination of whether

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 2. Summary of significant accounting policies (Continued)

acquisitions or disposals are accounted for as assets or as a business. Under the new guidance, when substantially all of the fair value of the assets is concentrated in a single identifiable asset or a group of similar identifiable assets, it is not a business. Sirius Group has not had any transactions falling within the scope of the guidance during the six months ended June 30, 2018 and, accordingly, adoption did not have any impact on Sirius Group's financial statements.

Financial instruments—recognition and measurement

        Effective January 1, 2018, Sirius Group adopted ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (ASC 825-10). The new guidance modifies the guidance for financial instruments, including investments in equity securities. Under the new guidance, all equity securities with readily determinable fair values are required to be measured at fair value with changes therein recognized through current period earnings. In addition, the new guidance requires a qualitative assessment for equity securities without readily determinable fair values to identify impairment, and for impaired equity securities to be measured at fair value. Sirius Group measures its portfolio of investment securities at fair value with changes therein recognized through current period earnings and, accordingly, adoption did not have any impact on its financial statements.

Revenue recognition

        Effective January 1, 2018, Sirius Group adopted ASU 2014-09, Revenue from Contracts with Customers (ASC 606), which modifies the guidance for revenue recognition. The scope of the new guidance excludes insurance contracts but is applicable to certain fee arrangements as well as commissions and other non-insurance revenues. This guidance impacts the timing of service fee recognition by International Medical Group Acquisition, Inc, ("IMG") and ArmadaCorp Capital, LLC ("Armada"). Sirius Group used the modified retrospective transition approach to adopt this guidance which resulted in the recognition of a cumulative effect of adoption as an adjustment to the beginning balance of retained earnings at the date of initial application of $1.6 million, net of tax.

Recent accounting pronouncements

Premium amortization on callable debt securities

        In March 2017, the Financial Accounting Standards Board ("FASB") issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (ASC 310-20), which changes the amortization period for certain purchased callable debt securities. Under the new guidance, for investments in callable debt securities held at a premium, the premium will be amortized over the period to the earliest call date. The new guidance does not change the amortization period for callable debt securities held at a discount. The new guidance is effective for annual and interim periods beginning after December 15, 2018. Sirius Group does not expect adoption to have any effect on its financial statements.

Credit losses

        In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASC 326), which establishes new guidance for the recognition of credit losses for financial

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 2. Summary of significant accounting policies (Continued)

assets measured at amortized cost. The new guidance, which applies to financial assets that have the contractual right to receive cash, including reinsurance receivables, requires reporting entities to estimate the credit losses expected over the life of a credit exposure using historical information, current information and reasonable and supportable forecasts that affect the collectability of the financial asset. The new guidance is effective for annual and interim periods beginning after December 15, 2019. Sirius Group is evaluating the expected impact of this new guidance.

Leases

        In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). The new guidance requires lessees to recognize lease assets and liabilities on the balance sheet for both operating and financing leases, with the exception of leases with an original term of 12 months or less. Under existing guidance recognition of lease assets and liabilities is not required for operating leases. The lease assets and liabilities to be recognized are both measured initially based on the present value of the lease payments. The new guidance is effective for Sirius Group for annual and interim periods beginning after December 15, 2018. Sirius Group is evaluating the expected impact of this new guidance and available adoption methods.

Note 3. Significant transactions

        The following are Sirius Group's significant transactions for the six month period ended June 30, 2018 and the year ended December 31, 2017:

  •
  On June 25, 2018, the Company announced it has executed a definitive agreement and plan of merger ("Merger Agreement") for a proposed merger that would result in the Company becoming a publicly listed company. Under the terms of the Merger Agreement, Easterly Acquisition Corp. ("Easterly") would merge with a subsidiary of the Company and become a wholly owned subsidiary (the "Merger"). Upon the closing of the Merger, Easterly's common stock would be exchanged for the Company's common shares at a price of 1.05x Sirius Group's pro forma diluted GAAP book value per share as of June 30, 2018. Following the Merger, the Company's common shares would be traded on the Nasdaq.

    Easterly held a special meeting of its stockholders on June 28, 2018 and approved an extension of time to complete the Merger through November 30, 2018. Sirius Group agreed to lend to Easterly $0.03 per month through the extension period for each public share that was not redeemed at Easterly's special meeting. Easterly will deposit such loan proceeds into its trust account upon receipt. The loan will be forgiven if the Merger does not close by November 30, 2018.

    The proposed all-stock transaction is expected to yield a combined entity with a pro forma market capitalization of approximately $2.2 billion at closing, with current Easterly stockholders owning approximately 7% of the combined company immediately following the Merger. Pursuant to the Merger Agreement, Sirius Group intends to execute a private placement of common shares. (See Note 19.)

    The Merger has been approved by the boards of directors of each of Sirius Group and Easterly, and is expected to close in the second half of 2018. Completion of the Merger is subject to the

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 3. Significant transactions (Continued)

    satisfaction of certain conditions including, but not limited to, approval of the transaction by Easterly's stockholders, but is not subject to any insurance regulatory approvals or a minimum cash condition. In connection with the Merger, the Compensation Committee has approved grants of performance share unit awards to certain members of management, including the Named Executive Officers.

  •
  On May 26, 2017, Sirius Group acquired 100% ownership of IMG and its subsidiaries, a leading provider of global travel medical insurance products and assistance services. The purchase of IMG was undertaken to expand on Sirius Group's existing Global Accident and Health ("Global A&H") platform and to accelerate the growth strategy of the Global A&H international insurance business, to add service fee revenues to Sirius Group's existing risk-transfer based insurance revenues, and to gain access to IMG's distribution networks and client base. Total consideration consisted of $250.8 million of cash, $100.0 million of Series A redeemable preference shares that are convertible into common shares, and up to $50.0 million of contingent consideration ("IMG Earnout") payable in Series A redeemable preference shares, which was stated as $43.1 million at fair value at acquisition date, resulting in a total enterprise value of $393.9 million. Sirius Group assumed certain IMG debt of $129.5 million, reducing its cash consideration by that amount and resulting in a total equity consideration of $264.4 million.

    At June 30, 2018 and December 31, 2017, the IMG Earnout was remeasured at a fair value of $29.5 million and is reflected within Other liabilities.

    For further information regarding the acquisition of IMG, please refer to "Note 3. Significant transactions", included within the Company's Consolidated Financial Statements and the related notes for the year ended December 31, 2017.

  •
  On April 3, 2017, Sirius Group purchased 100% of Armada and its subsidiaries from Armada Enterprises LLC ("Seller"). Armada is an insurance services and health care technology business that creates specialty employee benefit products and serves to strengthen health care coverage and access. The purchase of Armada was undertaken to expand and accelerate the growth of Sirius Group's Global A&H platform in the United States, to diversify Sirius Group's revenues to include fee based revenues, and to gain access to Armada's distribution networks. Total consideration for the acquisition consisted of (1) the purchase of 50% of Armada by Sirius Group for $123.4 million, and (2) the redemption by Armada of the remaining 50% held by Seller for a redemption price based on a three year contingent earn-out mechanism that could result in an additional payment to Seller of up to $125.0 million ("Armada Earnout"), with fair value of $79.1 million at acquisition date, resulting in a total enterprise value of $202.5 million.

    At June 30, 2018 and December 31, 2017 Armada Earnout was remeasured at a fair value of $13.3 million and is reflected within Other liabilities.

    For further information regarding the acquisition of Armada, please refer to "Note 3. Significant transactions", included within the Company's Consolidated Financial Statements and the related notes for the year ended December 31, 2017.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information

        Sirius Group classifies its business into four reportable segments—Global Property, Global Accident and Health ("Global A&H"), Specialty and Casualty ("Specialty & Casualty"), and Runoff and Other ("Runoff & Other"). The accounting policies of the reportable segments are the same as those used for the preparation of the Company's consolidated financial statements.

        The Company's Global Property, Global A&H, Specialty & Casualty, and Runoff & Other reportable segments each have managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company's chief operating decision maker, the Chief Executive Officer ("CEO") of the Company. The CEO assesses segment operating performance, allocates capital, and makes resource allocation decisions based on Technical profit (loss), Underwriting profit (loss), and Underwriting profit (loss), including net service fee revenue.

        Segment results are shown prior to corporate eliminations. Corporate eliminations are shown to reconcile to consolidated Technical profit (loss), consolidated Underwriting profit (loss) and consolidated Underwriting profit (loss), including net service fee revenue.

        Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets, and, accordingly, investment income is not allocated to each segment.

Global Property

        Global Property consists of Sirius Group's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance, and agriculture reinsurance on a worldwide basis:

        Other Property—Sirius Group participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For Sirius Group's international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines segment of the market.

        Property Catastrophe Excess—Property catastrophe excess of loss reinsurance treaties cover losses from catastrophic events. Sirius Group writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, Stockholm writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.

        Agriculture—Sirius Group provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored multi-peril crop insurance ("MPCI"). Sirius Group's participation is net of the government's stop-loss reinsurance protection. Sirius Group also provides coverage for crop-hail and certain named perils when bundled with MPCI business. Sirius Group also writes agriculture business outside of the United States.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

Global A&H

        Global A&H consists of Sirius Group's Global A&H insurance and reinsurance underwriting unit along with two managing general underwriters ("MGU") (Armada and IMG):

        Accident and Health insurance and reinsurance—Sirius Group is an insurer of accident and health insurance business in the United States, either on an admitted or surplus lines basis, as well as international business written through IMG. Sirius Group also writes proportional and excess treaties covering employer medical stop-loss for per person (specific) and per employer (aggregate) exposures. In addition, Sirius Group writes some medical, health, travel and personal accident coverages written on a treaty, facultative and primary basis.

        IMG is a full service provider of global health & travel insurance benefits and assistance service. IMG offers various international medical insurance products, trip cancellation programs, medical management service and 24/7 emergency medical and travel assistance.

        Armada is a specialty health services business that strengthens health care coverage through ArmadaGlobal and ArmadaHealth. ArmadaGlobal is a supplemental medical insurance MGU that markets and underwrites supplemental health products. ArmadaHealth is a health care data science business that focuses on the physician referral process.

Specialty & Casualty

        Specialty & Casualty consists of Sirius Group's insurance and reinsurance underwriting units which offer specialty & casualty product lines on a worldwide basis. Specialty lines represent unique risks where the more difficult and unusual risks are underwritten. Because specialty lines tend to be the more unusual or higher risks, much of the market is characterized by a high degree of specialization:

        Aviation & Space provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations' liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business.

        Marine provides marine reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. Sirius Group also writes yacht business, both on reinsurance and a primary basis. The marine portfolio is diversified across many countries and regions.

        Trade credit writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country's gross national product.

        Contingency—Sirius Group underwrites contingency insurance for event cancellation and non-appearance, primarily on a primary policy and facultative reinsurance basis. Additionally, coverage

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

for liabilities arising from contractual bonus, prize redemption and over-redemption is also offered. The contingency portfolio is diversified across many countries and regions.

        Casualty—Sirius Group underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability, and other specialty classes, written on a proportional and excess of loss basis.

        Surety—Sirius Group underwrites commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States.

        Environmental—Sirius Group underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor's pollution liability, contractor's pollution and professional liability.

Runoff & Other

        Runoff & Other consists of asbestos risks, environmental risks and other latent liability exposures, and results from Sirius Global Solutions. Sirius Global Solutions is a Connecticut-based division of Sirius Group specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

        The following tables summarize the segment results for the three months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30, 2018
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
	(Millions)
Gross written premiums	$325.4	$112.3	$60.9	$6.4	$—	$505.0

Net written premiums	$177.0	$82.8	$55.1	$5.4	$—	$320.3

Net earned insurance and reinsurance premiums	$167.5	$80.8	$55.5	$5.1	$—	$308.9
Loss and allocated LAE(1)	(68.2)	(40.9)	(31.7)	(0.3)	—	(141.1)
Insurance and reinsurance acquisition expenses	(34.1)	(26.4)	(14.6)	(1.5)	9.8	(66.8)

Technical profit	65.2	13.5	9.2	3.3	9.8	101.0

Unallocated LAE(2)	(2.5)	(1.0)	(1.7)	—	(5.1)	(10.3)
Other underwriting expenses	(18.1)	(6.3)	(7.9)	(2.4)	(3.5)	(38.2)

Underwriting income	44.6	6.2	(0.4)	0.9	1.2	52.5

Service fee revenue(3)	—	27.4	—	—	(9.8)	17.6
Managing general underwriter unallocated LAE(4)	—	(5.1)	—	—	5.1	—
Managing general underwriter other underwriting expenses(5)	—	(3.5)	—	—	3.5	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(14.2)	—	(1.0)	—	(15.2)

Underwriting income (loss), including net service fee income	44.6	10.8	(0.4)	(0.1)	—	54.9

Net investment income						19.2
Net realized investment (losses) gains						7.8
Net unrealized investment (losses) gains						24.7
Net foreign exchange gains (losses)						25.6
Other revenue(7)						38.0
General and administrative expenses(8)						(9.0)
Intangible asset amortization expenses						(4.0)
Interest expense on debt						(7.8)

Pre-tax income						$149.4

Underwriting Ratios
Loss ratio	42.2%	51.9%	60.2%	NM	NM	49.0%
Acquisition expense ratio	20.4%	32.7%	26.3%	NM	NM	21.6%
Other underwriting expense ratio	10.8%	7.8%	14.2%	NM	NM	12.4%

Combined ratio(9)	73.4%	92.4%	100.7%	NM	NM	83.0%

Goodwill and intangible assets(10)	$—	$604.2	$—	$5.0	$—	$609.2

(1)
Loss and allocated loss adjustment expenses ("LAE") are part of Loss and loss adjustment expenses on the Consolidated Statements of Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of Income).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of the right of indemnification (see Note 10), gains (losses) from derivatives (see Note 11), and the termination of the call option to purchase The Phoenix Holdings, Ltd. (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of Income).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of Income).

(9)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

	For the Three Months Ended June 30, 2017
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$168.1	$96.2	$49.6	$(10.5)	$—	$303.4

Net written premiums	$130.0	$66.2	$46.7	$(1.5)	$—	$241.4

Net earned insurance and reinsurance premiums	$130.6	$73.3	$40.6	$(0.6)	$—	$243.9
Loss and allocated LAE(1)	(43.4)	(40.8)	(21.7)	(19.8)	—	(125.7)
Insurance and reinsurance acquisition expenses	(23.0)	(21.4)	(9.2)	1.8	7.3	(44.5)

Technical profit	64.2	11.1	9.7	(18.6)	7.3	73.7

Unallocated LAE(2)	(2.5)	(1.1)	(2.2)	(1.6)	—	(7.4)
Other underwriting expenses	(19.1)	(5.6)	(4.8)	(1.3)	—	(30.8)

Underwriting income	42.6	4.4	2.7	(21.5)	7.3	35.5

Service fee revenue(3)	—	14.6	—	—	(7.3)	7.3
Managing general underwriter unallocated LAE(4)	—	—	—	—	—	—
Managing general underwriter other underwriting expenses(5)	—	—	—	—	—	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(11.4)	—	(1.4)	—	(12.8)

Underwriting income (loss), including net service fee income	42.6	7.6	2.7	(22.9)	—	30.0

Net investment income						16.6
Net realized investment (losses) gains						2.1
Net unrealized investment (losses) gains						(16.3)
Net foreign exchange gains (losses)						3.5
Other revenue(7)						(4.5)
General and administrative expenses(8)						(11.8)
Intangible asset amortization expenses						(2.4)
Interest expense on debt						(4.8)

Pre-tax income						$12.4

Underwriting Ratios
Loss ratio	35.1%	57.2%	58.9%	NM	NM	54.6%
Acquisition expense ratio	17.6%	29.2%	22.7%	NM	NM	18.2%
Other underwriting expense ratio	14.6%	7.6%	11.8%	NM	NM	12.6%

Combined ratio(9)	67.3%	94.0%	93.4%	NM	NM	85.4%

Goodwill and intangible assets(10)	$—	$618.1	$—	$5.0	$—	$623.1

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of Income).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of gains (losses) from derivatives (see Note 11) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of Income).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of Income).

(9)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

        The following tables summarize the segment results for the six months ended June 30, 2018 and 2017:

	For the Six Months Ended June 30, 2018
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$672.0	$257.9	$176.4	$13.9	$—	$1,120.2

Net written premiums	$424.2	$198.3	$155.7	$11.5	$—	$789.7

Net earned insurance and reinsurance premiums	$303.6	$168.8	$109.9	$11.1	$—	$593.4
Loss and allocated LAE(1)	(138.6)	(86.7)	(53.3)	2.1	—	(276.5)
Insurance and reinsurance acquisition expenses	(63.4)	(55.6)	(28.7)	(2.2)	20.1	(129.8)

Technical profit	101.6	26.5	27.9	11.0	20.1	187.1

Unallocated LAE(2)	(4.4)	(2.6)	(2.9)	(0.9)	(5.1)	(15.9)
Other underwriting expenses	(35.5)	(14.3)	(15.9)	(3.8)	(11.9)	(81.4)

Underwriting income	61.7	9.6	9.1	6.3	3.1	89.8

Service fee revenue(3)	—	60.2	—	—	(20.1)	40.1
Managing general underwriter unallocated LAE(4)	—	(5.1)	—	—	5.1	—
Managing general underwriter other underwriting expenses(5)	—	(11.9)	—	—	11.9	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(23.7)	—	(2.1)	—	(25.8)

Underwriting income (loss), including net service fee income	61.7	29.1	9.1	4.2	—	104.1

Net investment income						30.0
Net realized investment (losses) gains						4.1
Net unrealized investment (losses) gains						40.7
Net foreign exchange gains (losses)						22.1
Other revenue(7)						38.9
General and administrative expenses(8)						(12.7)
Intangible asset amortization expenses						(7.9)
Interest expense on debt						(15.5)

Pre-tax income						$203.8

Underwriting Ratios
Loss ratio	47.1%	52.9%	51.1%	NM	NM	49.3%
Acquisition expense ratio	20.9%	32.9%	26.1%	NM	NM	21.9%
Other underwriting expense ratio	11.7%	8.5%	14.5%	NM	NM	13.7%

Combined ratio(9)	79.7%	94.3%	91.7%	NM	NM	84.9%

Goodwill and intangible assets(10)	$—	$604.2	$—	$5.0	$—	$609.2

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of Income).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of the right of indemnification (see Note 10), gains (losses) from derivatives (see Note 11), and the termination of the call option to purchase The Phoenix Holdings, Ltd. (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of Income).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of Income).

(9)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

	For the Six Months Ended June 30, 2017
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$452.0	$231.8	$130.8	$(4.9)	$—	$809.7

Net written premiums	$329.4	$152.5	$116.1	$(0.9)	$—	$597.1

Net earned insurance and reinsurance premiums	$250.1	$138.9	$78.5	$0.3	$—	$467.8
Loss and allocated LAE(1)	(104.2)	(80.6)	(39.5)	(18.5)	—	(242.8)
Insurance and reinsurance acquisition expenses	(47.9)	(37.6)	(18.1)	2.3	7.3	(94.0)

Technical profit	98.0	20.7	20.9	(15.9)	7.3	131.0

Unallocated LAE(2)	(4.5)	(3.1)	(3.2)	(1.8)	—	(12.6)
Other underwriting expenses	(33.9)	(12.4)	(8.9)	(2.7)	—	(57.9)

Underwriting income	59.6	5.2	8.8	(20.4)	7.3	60.5

Service fee revenue(3)	—	14.6	—	—	(7.3)	7.3
Managing general underwriter unallocated LAE(4)	—	—	—	—	—	—
Managing general underwriter other underwriting expenses(5)	—	—	—	—	—	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(11.4)	—	(3.0)	—	(14.4)

Underwriting income (loss), including net service fee income	59.6	8.4	8.8	(23.4)	—	53.4

Net investment income						32.1
Net realized investment (losses) gains						(2.5)
Net unrealized investment (losses) gains						(22.5)
Net foreign exchange gains (losses)						1.3
Other revenue(7)						(5.0)
General and administrative expenses(8)						(26.4)
Intangible asset amortization expenses						(2.4)
Interest expense on debt						(9.6)

Pre-tax income						$18.4

Underwriting Ratios
Loss ratio	43.5%	60.3%	54.4%	NM	NM	54.6%
Acquisition expense ratio	19.2%	27.1%	23.1%	NM	NM	20.1%
Other underwriting expense ratio	13.6%	8.9%	11.3%	NM	NM	12.4%

Combined ratio(9)	76.3%	96.3%	88.8%	NM	NM	87.1%

Goodwill and intangible assets(10)	$—	$618.1	$—	$5.0	$—	$623.1

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of Income).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of gains (losses) from derivatives (see Note 11) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of Income).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of Income).

(9)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

        The following tables provide summary information regarding net premiums written by client location and underwriting location by reportable segment for the three months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30, 2018
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
Net written premiums by client location:
United States	$91.6	$70.6	$37.0	$5.4	$204.6
Europe	19.3	6.1	9.9	—	35.3
Canada, the Caribbean, Bermuda and Latin America	21.8	1.2	2.0	—	25.0
Asia and Other	44.3	4.9	6.2	—	55.4

Total net written premium by client location for the three months ended June 30, 2018	$177.0	$82.8	$55.1	$5.4	$320.3

Net written premiums by underwriting location:
United States	$10.9	$32.3	$3.6	$5.4	$52.2
Europe	73.7	43.2	24.7	—	141.6
Canada, the Caribbean, Bermuda and Latin America	80.4	7.1	26.3	—	113.8
Asia and Other	12.0	0.2	0.5	—	12.7

Total written premiums by underwriting location for the three months ended June 30, 2018	$177.0	$82.8	$55.1	$5.4	$320.3

	For the Three Months Ended June 30, 2017
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
Net written premiums by client location:
United States	$66.3	$57.4	$12.5	$(1.5)	$134.7
Europe	10.1	2.8	22.6	—	35.5
Canada, the Caribbean, Bermuda and Latin America	18.6	1.8	2.7	—	23.1
Asia and Other	35.0	4.2	8.9	—	48.1

Total net written premium by client location for the three months ended June 30, 2017	$130.0	$66.2	$46.7	$(1.5)	$241.4

Net written premiums by underwriting location:
United States	$14.3	$19.7	$0.3	$(1.5)	$32.8
Europe	48.1	32.4	38.1	—	118.6
Canada, the Caribbean, Bermuda and Latin America	56.3	14.0	7.9	—	78.2
Asia and Other	11.3	0.1	0.4	—	11.8

Total written premiums by underwriting location for the three months ended June 30, 2017	$130.0	$66.2	$46.7	$(1.5)	$241.4

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

        The following tables provide summary information regarding net premiums written by client location and underwriting location by reportable segment for the six months ended June 30, 2018 and 2017:

	For the Six Months Ended June 30, 2018
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
Net written premiums by client location:
United States	$178.6	$158.1	$74.3	$11.5	$422.5
Europe	125.6	17.7	60.2	—	203.5
Canada, the Caribbean, Bermuda and Latin America	45.0	6.0	4.6	—	55.6
Asia and Other	75.0	16.5	16.6	—	108.1

Total net written premium by client location for the six months ended June 30, 2018	$424.2	$198.3	$155.7	$11.5	$789.7

Net written premiums by underwriting location:
United States	$16.2	$53.3	$3.5	$11.5	$84.5
Europe	210.2	111.8	96.7	—	418.7
Canada, the Caribbean, Bermuda and Latin America	170.2	32.8	53.8	—	256.8
Asia and Other	27.6	0.4	1.7	—	29.7

Total written premiums by underwriting location for the six months ended June 30, 2018	$424.2	$198.3	$155.7	$11.5	$789.7

	For the Six Months Ended June 30, 2017
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
Net written premiums by client location:
United States	$140.3	$125.3	$24.7	$(0.9)	$289.4
Europe	94.1	11.3	59.9	—	165.3
Canada, the Caribbean, Bermuda and Latin America	36.7	4.6	6.3	—	47.6
Asia and Other	58.3	11.3	25.2	—	94.8

Total net written premium by client location for the six months ended June 30, 2017	$329.4	$152.5	$116.1	$(0.9)	$597.1

Net written premiums by underwriting location:
United States	$37.6	$43.2	$(0.6)	$(0.9)	$79.3
Europe	163.9	71.0	102.1	—	337.0
Canada, the Caribbean, Bermuda and Latin America	107.0	38.0	12.9	—	157.9
Asia and Other	20.9	0.3	1.7	—	22.9

Total written premiums by underwriting location for the six months ended June 30, 2017	$329.4	$152.5	$116.1	$(0.9)	$597.1

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 5. Reserves for unpaid losses and loss adjustment expenses

        The following table summarizes the loss and LAE reserve activities of Sirius Group for the three months and six months ended June 30, 2018 and 2017:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Millions)
Gross beginning balance	$1,875.9	$1,638.4	$1,898.5	$1,620.1
Less beginning reinsurance recoverable on unpaid losses	(327.8)	(293.6)	(319.7)	(291.5)

Net loss and LAE reserve balance	1,548.1	1,344.8	1,578.8	1,328.6
Losses and LAE incurred relating to:
Current year losses	156.7	132.7	300.2	247.9
Prior years losses	(10.4)	0.4	(12.9)	7.5

Total net incurred losses and LAE	146.3	133.1	287.3	255.4

Foreign currency translation adjustment to net loss and LAE reserves	(22.2)	13.6	(15.5)	20.2
Acquisition of IMG (See Note 3)	—	14.3	—	14.3
Loss and LAE paid relating to:
Current year losses	35.6	37.7	66.9	64.4
Prior years losses	167.8	113.5	314.9	199.5

Total loss and LAE payments	203.4	151.2	381.8	263.9

Net ending balance	1,468.8	1,354.6	1,468.8	1,354.6
Plus ending reinsurance recoverable on unpaid losses	358.3	304.7	358.3	304.7

Gross ending balance	$1,827.1	$1,659.3	$1,827.1	$1,659.3

Loss and LAE development—Three Months Ended June 30, 2018

        For the three months ended June 30, 2018, Sirius Group had net favorable loss reserve development of $10.4 million. The major reductions in loss reserve estimates were recorded in Global A&H ($4.6 million), Specialty & Casualty ($3.1 million), and Runoff & Other ($3.1 million). These reductions were partially offset by increases in Global Property loss reserve development of $0.6 million resulting from higher than expected reporting from recent accident years.

Loss and LAE development—Three Months Ended June 30, 2017

        For the three months ended June 30, 2017, Sirius Group had net unfavorable loss reserve development of $0.4 million. The major increase in loss reserve estimates were recorded in Runoff & Other ($21.4 million), as the Company increased its asbestos reserves by $58.4 million, which were offset by reductions of other runoff claims reserves of $37.0 million. The increase was mostly offset by reserve reductions in Global Property ($13.8 million), Specialty & Casualty ($4.5 million), and Global A&H ($2.7 million).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Loss and LAE development—Six Months Ended June 30, 2018

        For the six months ended June 30, 2018, Sirius Group had net favorable loss reserve development of $12.9 million. The major reductions in loss reserve estimates were recorded in Runoff & Other ($12.0 million), Specialty & Casualty ($10.4 million), and Global A&H ($8.4 million). Favorable loss reserve development for Runoff & Other included reduction in World Trade Center claims in response to revised information received by the Company. These reductions were partially offset by increases in Global Property loss reserve development of $17.9 million resulting from higher than expected reporting from recent accident years, including $4.6 million of increases from natural catastrophes, including the 2017 North American natural catastrophes. Also, in Other Property, there was loss deterioration from recent accident years reported in client account statements received in the first quarter, which accounted for the remainder of Global Property unfavorable loss development in the six months ended June 30, 2018.

Loss and LAE development—Six Months Ended June 30, 2017

        For the six months ended June 30, 2017, Sirius Group had net unfavorable loss reserve development of $7.5 million. The major increase in loss reserve estimates were recorded in Runoff & Other ($20.1 million), as the Company increased its asbestos reserves by $59.3 million, which were offset by reductions of other runoff claims reserves of $39.2 million. The increase was mostly offset by reserve reductions in Specialty & Casualty ($5.9 million), Global A&H ($4.7 million), and Global Property ($1.9 million).

Note 6. Third party reinsurance

        In the normal course of business, Sirius Group seeks to protect its businesses from losses due to concentration of risk and losses arising from catastrophic events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts.

        At June 30, 2018, Sirius Group had reinsurance recoverables on paid losses of $17.8 million and reinsurance recoverables of $358.3 million on unpaid losses. At December 31, 2017, Sirius Group had reinsurance recoverables on paid losses of $17.5 million and reinsurance recoverables of $319.7 million on unpaid losses. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the collectability of balances due from Sirius Group's reinsurers is important to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis. Uncollectible amounts historically have not been significant.

Note 7. Investment securities

        Sirius Group's invested assets consist of investment securities and other long-term investments held for general investment purposes. The portfolio of investment securities includes fixed maturity investments, short-term investments, equity securities, and other-long term investments which are all classified as trading securities. All securities and other long-term investments are classified as trading securities. Realized and unrealized investment gains and losses on trading securities are reported in pre-tax revenues.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

Net Investment Income

        Sirius Group's net investment income is comprised primarily of interest income along with associated amortization of premium and accretion of discount on Sirius Group's fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments.

        Net investment income for the three months and six months ended June 30, 2018 and 2017 consisted of the following:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Millions)
Fixed maturity investments	$13.7	$13.5	$23.6	$27.9
Short-term investments	0.5	(0.2)	1.3	0.1
Equity securities	7.1	1.9	8.3	2.9
Other long-term investments	1.3	3.4	2.5	5.7

Total investment income	22.6	18.6	35.7	36.6
Investment expenses	(3.4)	(2.0)	(5.7)	(4.5)

Net investment income	$19.2	$16.6	$30.0	$32.1

Net Realized and Unrealized Investment Gains (Losses)

        Net realized and unrealized investment gains (losses) for the three months and six months ended June 30, 2018 and 2017 consisted of the following:

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2018	2017	2018	2017
	(Millions)
Gross realized gains	$12.0	$10.9	$20.4	$28.9
Gross realized (losses)	(4.2)	(8.8)	(16.3)	(31.4)

Net realized gains (losses) on investments(1)(2)	7.8	2.1	4.1	(2.5)
Net unrealized gains (losses) on investments(3)(4)	24.7	(16.3)	40.7	(22.5)

Net realized and unrealized gains (losses) on investments	$32.5	$(14.2)	$44.8	$(25.0)

(1)
Includes $7.1 and $3.3 of realized gains due to foreign currency for the three months ended June 30, 2018 and 2017, respectively.

(2)
Includes $5.9 and $0.8 of realized gains due to foreign currency for the six months ended June 30, 2018 and 2017, respectively.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

(3)
Includes $29.7 and $(31.8) of unrealized gains (losses) due to foreign currency for the three months ended June 30, 2018 and 2017, respectively.

(4)
Includes $48.6 and $(44.5) of unrealized gains (losses) due to foreign currency for the six months ended June 30, 2018 and 2017, respectively.

Net realized investment gains (losses)

        Net realized investment gains (losses) for the three months and six months ended June 30, 2018 and 2017 consisted of the following:

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2018	2017	2018	2017
	(Millions)
Fixed maturity investments	$3.6	$2.3	$0.8	$(3.1)
Equity securities	1.7	(2.4)	0.2	(0.5)
Other long-term investments	2.5	2.2	3.1	1.1

Net realized investment gains (losses)	$7.8	$2.1	$4.1	$(2.5)

Net unrealized investment gains (losses)

        Net unrealized investment gains (losses) for the three months and six months ended June 30, 2018 and 2017 consisted of the following:

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2018	2017	2018	2017
	(Millions)
Fixed maturity investments	$17.8	$(20.2)	$20.8	$(26.6)
Equity securities	(5.2)	2.3	1.2	2.5
Other long-term investments	12.1	1.6	18.7	1.6

Net unrealized investment (losses) gains	$24.7	$(16.3)	$40.7	$(22.5)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the three months and six months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2018	2017	2018	2017
	(Millions)
Fixed maturity investments	$(2.1)	$—	$(2.1)	$(0.1)
Equity securities	—	0.1	—	0.1
Other long-term investments	7.3	(1.3)	7.7	(0.3)

Total unrealized investment gains (losses)—Level 3 investments	$5.2	$(1.2)	$5.6	$(0.3)

Investment Holdings

Fixed maturity investments

        The cost or amortized cost, gross unrealized investment gains (losses), net foreign currency gains (losses), and fair value of Sirius Group's fixed maturity investments as of June 30, 2018 and December 31, 2017, were as follows:

	June 30, 2018
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Corporate debt securities	$775.4	$2.0	$(10.4)	$11.9	$778.9
Residential mortgage-backed securities	437.8	0.4	(11.1)	7.3	434.4
Asset-backed securities	316.0	0.1	(1.3)	2.3	317.1
Commercial mortgage-backed securities	167.7	1.6	(4.0)	0.8	166.1
Non-U.S. government and government agency	82.9	0.6	(0.4)	0.5	83.6
U.S. government and government agency	93.2	0.1	(1.0)	4.7	97.0
Preferred stocks	8.7	0.2	(2.1)	0.1	6.9
U.S. States, municipalities and political subdivision	1.4	—	—	—	1.4

Total fixed maturity investments	$1,883.1	$5.0	$(30.3)	$27.6	$1,885.4

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

	December 31, 2017
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Corporate debt securities	$1,017.0	$3.1	$(4.8)	$(0.8)	$1,014.5
Residential mortgage-backed securities(1)	300.7	0.1	(5.6)	(1.7)	293.5
Asset-backed securities	478.1	0.4	(0.6)	(2.5)	475.4
Commercial mortgage-backed securities(1)	193.8	0.8	(3.6)	—	191.0
Non-U.S. government and government agency	106.8	0.1	(0.9)	1.2	107.2
U.S. government and government agency	85.8	—	(0.8)	(0.2)	84.8
Preferred stocks	9.3	0.3	—	0.2	9.8
U.S. States, municipalities and political subdivision	3.8	—	—	—	3.8

Total fixed maturity investments	$2,195.3	$4.8	$(16.3)	$(3.8)	$2,180.0

(1)
2017 figures have been revised to correct for a misclassification in prior disclosure of subcategories within residential mortgage-backed securities and commercial mortgage back-securities. Cost or amortized cost and fair value balances increased by $41.4 million for residential mortgage-backed securities and decreased by the same amounts for commercial mortgage-backed securities. Gross unrealized losses and net foreign currency gain/(losses) increased by $0.3 million for residential mortgage-backed securities and decreased by the same amounts for commercial mortgage-backed securities.

        The weighted average duration of Sirius Group's fixed income portfolio as of June 30, 2018 was approximately 2.3 years, including short-term investments, and approximately 2.9 years excluding short-term investments.

        The cost or amortized cost and fair value of Sirius Group's fixed maturity investments as of June 30, 2018 and December 31, 2017 are presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	June 30, 2018		December 31, 2017
	Cost or amortized cost	Fair value	Cost or amortized cost	Fair value
	(Millions)
Due in one year or less	$172.8	$177.1	$106.3	$106.5
Due after one year through five years	694.1	698.0	1,009.0	1,006.5
Due after five years through ten years	77.8	77.5	71.2	70.8
Due after ten years	8.2	8.3	26.9	26.6
Mortgage-backed and asset-backed securities	921.5	917.6	972.6	959.9
Preferred stocks	8.7	6.9	9.3	9.7

Total	$1,883.1	$1,885.4	$2,195.3	$2,180.0

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        The following table summarizes the ratings and fair value of fixed maturity investments held in Sirius Group's investment portfolio as of June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
	(Millions)
AAA	$525.9	$689.4
AA	703.1	635.2
A	332.4	416.4
BBB	207.6	333.8
Other	116.4	105.2

Total fixed maturity investments(1)	$1,885.4	$2,180.0

(1)
Credit ratings are assigned based on the following hierarchy: 1) Standard & Poor's and 2) Moody's Investor Service.

        At June 30, 2018, the above totals included $68.4 million of sub-prime securities. Of this total, $35.4 million was rated AAA, $15.2 million rated AA, $6.9 million rated A, $6.3 million rated BBB and $4.6 million classified as Other. At December 31, 2017, the above totals included $93.0 million of sub-prime securities. Of this total, $53.0 million was rated AAA, $25.7 million rated AA, $1.3 million rated A, $8.4 million rated BBB and $4.6 million classified as Other.

Mortgage-backed, Asset-backed Securities

        Sirius Group purchases commercial mortgage-backed securities ("CMBS") and residential mortgage-backed securities ("RMBS") and asset-backed securities with the goal of maximizing risk adjusted returns in the context of a diversified portfolio. Sirius Group considers sub-prime securities as those that have underlying loan pools that exhibit weak credit characteristics, or those that are issued from dedicated sub-prime shelves or dedicated second-lien shelf registrations (i.e., Sirius Group considers investments backed primarily by second-liens to be sub-prime risks). Given the tranched nature of mortgage-backed and asset-backed securities, Sirius Group relies primarily on rating agency credit ratings (i.e., S&P and Moody's) to evaluate credit worthiness of these securities and to a lesser extent on credit scores such as FICO.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        The following table summarizes the total mortgage and asset-backed securities held at fair value in Sirius Group's investment portfolio as of June 30, 2018 and December 31, 2017:

(Millions)	June 30, 2018	December 31, 2017(1)
Mortgage-backed securities:
Agency:
Government National Mortgage Association	$63.0	$57.2
Federal National Mortgage Association	199.6	159.8
Federal Home Loan Mortgage Corporation	163.4	62.0

Total Agency(2)	426.0	279.0
Non-agency:
Residential	41.6	57.2
Commercial	132.9	148.3

Total Non-agency	174.5	205.5

Total Mortgage-backed Securities	600.5	484.5
Asset-backed Securities:
Credit Card Receivables	17.9	53.0
Vehicle Receivables	128.8	314.6
Other(3)	170.4	107.8

Total Asset-Backed Securities	317.1	475.4

Total Mortgage and Asset-backed Securities(4)	$917.6	$959.9

(1)
2017 figures have been revised to correct for a misclassification in prior disclosure of subcategories within agency and non-agency mortgage back-securities : total agency balances increased by $39.7 million and total non-agency balances decreased by the same amount.

(2)
Represents publicly traded mortgage-backed securities which carry the full faith and credit guaranty of the U.S. government (i.e., GNMA) or are guaranteed by a government sponsored entity (i.e., FNMA, FHLMC).

(3)
Includes $94.7 of collateralized loan obligations held in Sirius Group's investment portfolio at June 30, 2018. There were no collateralized loan obligations held in Sirius Group's investment portfolio at December 31, 2017.

(4)
At June 30, 2018 and December 31, 2017, all mortgage and asset-backed securities held by Sirius Group were classified as Level 2 investments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

Equity securities and Other long-term investments

        The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and fair values of Sirius Group's equity securities and other long-term investments as of June 30, 2018 and December 31, 2017, were as follows:

	June 30, 2018
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Equity securities	$390.3	$27.3	$(10.8)	$8.3	$415.1
Other long-term investments	$285.7	$29.0	$(6.5)	$8.4	$316.6

	December 31, 2017
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Equity securities	$275.1	$29.3	$(5.1)	$(0.1)	$299.2
Other long-term investments	$255.5	$14.2	$(4.1)	$3.9	$269.5

        Other long-term investments at fair value consisted of the following as at June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
	(Millions)
Hedge funds and private equity funds	$247.6	$205.3
Limited liability companies and private equity securities	69.0	64.2

Total other long-term investments	$316.6	$269.5

Hedge Funds and Private Equity Funds

        Sirius Group holds investments in hedge funds and private equity funds, which are included in other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. As of June 30, 2018, Sirius Group held investments in 8 hedge funds and 28 private equity funds. The largest investment in a single fund was $35.6 million as of June 30, 2018 and $31.4 million as of December 31, 2017.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        The following table summarizes investments in hedge funds and private equity interests by investment objective and sector as of June 30, 2018 and December 31, 2017:

	June 30, 2018		December 31, 2017
	Fair Value	Unfunded Commitments	Fair Value	Unfunded Commitments
	(Millions)
Hedge funds:
Long/short multi-sector	$53.3	$—	$31.5	$—
Distressed mortgage credit	26.6	—	25.5	—
Other	2.7	—	3.2	—

Total hedge funds	82.6	—	60.2	—
Private equity funds:
Energy infrastructure & services	89.5	42.2	73.5	56.4
Multi-sector	8.4	1.9	9.5	1.0
Healthcare	27.0	23.0	23.4	28.6
Life settlement	23.0	—	21.5	—
Manufacturing/Industrial	15.8	5.1	15.9	5.1
Private equity secondaries	1.1	—	1.1	1.0
Real estate	0.2	—	0.2	—

Total private equity funds	165.0	72.2	145.1	92.1

Total hedge and private equity funds included in other long-term investments	$247.6	$72.2	$205.3	$92.1

        Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency, and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.

        The following summarizes the June 30, 2018 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:

	Notice Period
Redemption Frequency	30 - 59 days notice	60 - 89 days notice	90 - 119 days notice	120+ days notice	Total
	(Millions)
Monthly	$—	$33.5	$—	$—	$33.5
Quarterly	0.7	—	—	—	0.7
Semi-annual	—	0.9	—	—	0.9
Annual	—	19.8	27.6	0.1	47.5

Total	$0.7	$54.2	$27.6	$0.1	$82.6

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        Certain of the hedge fund and private equity fund investments in which Sirius Group is invested are no longer active and are in the process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund's underlying investments are liquidated. As of June 30, 2018, no distributions were outstanding from these investments. Investments in private equity funds are generally subject to a "lock-up" period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund's underlying investments.

        In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors.

        As of June 30, 2018, investments in private equity funds were subject to lock-up periods as follows:

	1 - 3 years	3 - 5 years	5 - 10 years	Total
	(Millions)
Private Equity Funds—expected lock up period remaining	$6.2	$5.6	$153.2	$165.0

Investments Held on Deposit or as Collateral

        As of June 30, 2018 and December 31, 2017 investments of $456.6 million and $548.2 million, respectively, were held in trusts required to be maintained in relation to various reinsurance agreements. Sirius Group's consolidated reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits which are included within total investments totaled $461.4 million and $548.4 million as of June 30, 2018 and December 31, 2017, respectively.

        As of June 30, 2018, Sirius Group held $0.3 million of collateral in the form of short-term investments associated with Interest Rate Cap agreements. (See Note 11.)

Unsettled investment purchases and sales

        As of June 30, 2018 and December 31, 2017 Sirius Group reported $6.2 million and $0.3 million, respectively, in Accounts payable on unsettled investment purchases.

        As of December 31, 2017, Sirius Group reported $0.3 million in Accounts receivable on unsettled investment sales. As of June 30, 2018, Sirius Group did not report any amount in Accounts receivable on unsettled investment sales.

Note 8. Fair value measurements

Fair value measurements

        Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities ("Level 2"), and unobservable inputs, including

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3").

        The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.

        Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead the Company to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within fair value hierarchy. Investments valued using Level 1 inputs include fixed maturity investments, primarily investments in U.S. Treasuries Bills and Notes, equity securities, and short-term investments. Investments valued using Level 2 inputs are primarily comprised of fixed maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non-U.S. government and government agency, U.S. state and municipalities and political sub division and preferred stocks. Investments valued using Level 2 inputs also include certain ETFs that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period.

Valuation techniques

        Sirius Group uses outside pricing services to assist in determining fair values for its investments. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications, and other relevant inputs. Given that many fixed maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed maturity investments vary by asset type and take into account market convention.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

        The valuation process above is generally applicable to all of Sirius Group's fixed maturity investments. The techniques and inputs specific to asset classes within Sirius Group's fixed maturity investments for Level 2 securities that use observable inputs are as follows:

U.S. government and government agency

        U.S. government and government agency securities consist primarily of debt securities issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Fixed maturity investments included in U.S. government and government agency securities are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources and integrate other observations from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The fair value of each security is individually computed using analytical models which incorporate option adjusted spreads and other daily interest rate data.

Non-U.S. government and government agency

        Non-U.S. government and government agency securities consist of debt securities issued by non-U.S. governments and their agencies along with supranational organizations (also known as sovereign debt securities). Securities held in these sectors are primarily priced by pricing services who employ proprietary discounted cash flow models to value the securities. Key quantitative inputs for these models are daily observed benchmark curves for treasury, swap, and high issuance credits. The pricing services then apply a credit spread for each security which is developed by in-depth and real time market analysis. For securities in which trade volume is low, the pricing services utilize data from more frequently traded securities with similar attributes. These models may also be supplemented by daily market and credit research for international markets.

Corporate debt securities

        Corporate debt securities consist primarily of investment-grade debt of a wide variety of U.S. and non-U.S. corporate issuers and industries. The corporate fixed maturity investments are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources regarding the issuer of the security and obtain credit data, as well as other observations, from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The pricing services also consider the specific terms and conditions of the securities, including any specific features which may influence risk.

Mortgage-backed and asset-backed securities

        The fair value of mortgage and asset-backed securities is primarily priced by pricing services using a pricing model that uses information from market sources and leveraging similar securities. Key inputs include benchmark yields, reported trades, underlying tranche cash flow data, collateral performance, plus new issue data, as well as broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including issuer, vintage, loan type, collateral attributes, prepayment speeds, default rates, recovery rates, cash flow stress testing, credit quality ratings, and market research publications.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

U.S. states, municipalities and political subdivisions

        The U.S. states, municipalities and political subdivisions portfolio contains debt securities issued by U.S. domiciled state and municipal entities. These securities are generally priced by independent pricing services using the techniques described for U.S. government and government agency securities described above.

Preferred stocks

        The fair value of preferred stocks is generally priced by independent pricing services using an evaluated pricing model that calculates the appropriate spread over a comparable security for each issue. Key inputs include exchange prices (underlying and common stock of same issuer), benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including sector, coupon, credit quality ratings, duration, credit enhancements, early redemption features, and market research publications.

Level 3 Investments

        Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group's assumptions that market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but as observable inputs become available in the market, they may be reclassified to Level 2.

        Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund's pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.

        The fair values of Sirius Group's investments in private equity securities and private debt instruments have been classified as Level 3 measurements. They are carried at fair value and are initially valued based on transaction price and their valuation is subsequently estimated based on available evidence such as a market transaction in similar instruments and other financial information for the issuer.

Investments measured using Net Asset Value

        The fair value of Sirius Group's investments in hedge funds and private equity funds has been determined using net asset value. The hedge fund's administrator provides quarterly updates of fair value in the form of Sirius Group's proportional interest in the underlying fund's net asset value (collectively "NAV"), which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient and therefore has been not categorized within the fair value hierarchy. The private equity funds provide quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

actively traded in any open markets. The fair value of these investments are measured using NAV practical expedient and therefore have not been categorized with the fair value hierarchy. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of the Company's reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using other information that is available to Sirius Group with respect to the underlying investments, as necessary.

Fair Value Measurements by Level

        The following tables summarize Sirius Group's financial assets and liabilities measured at fair value as of June 30, 2018 and December 31, 2017 by level:

	June 30, 2018
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(Millions)
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$97.0	$95.3	$1.7	$—
Corporate debt securities	778.9	—	778.9	—
Residential mortgage-backed securities	434.4	—	434.4	—
Asset-backed securities	317.1	—	317.1	—
Commercial mortgage-backed securities	166.1	—	166.1	—
Non-U.S. government and government agency	83.6	42.2	41.4	—
Preferred stocks	6.9	—	0.9	6.0
U.S. States, municipalities, and political subdivision	1.4	—	1.4	—

Total fixed maturity investments	1,885.4	137.5	1,741.9	6.0
Short-term investments	819.6	803.9	15.7	—
Equity securities	415.1	415.1	—	—
Other long-term investments(1)	69.0	—	—	69.0

Total investments	$3,189.1	$1,356.5	$1,757.6	$75.0
Derivative instruments	2.2	—	—	2.2

Total assets measured at fair value	$3,191.3	$1,356.5	$1,757.6	$77.2

Liabilities measured at fair value
Contingent consideration liabilities	$42.8	$—	$—	$42.8
Derivative instruments	8.1	—	—	8.1

Total liabilities measured at fair value	$50.9	$—	$—	$50.9

(1)
Excludes fair value of $247.6 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

	December 31, 2017
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(Millions)
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$84.8	$83.2	$1.6	$—
Corporate debt securities	1,014.5	—	1,014.5	—
Residential mortgage-backed securities(1)	293.5	—	293.5	—
Asset-backed securities	475.4	—	475.4	—
Commercial mortgage-backed securities(1)	191.0	—	191.0	—
Non-U.S. government and government agency	107.2	94.8	12.4	—
Preferred stocks	9.8	—	1.8	8.0
U.S. States, municipalities, and political subdivision	3.8	—	3.8	—

Total fixed maturity investments	2,180.0	178.0	1,994.0	8.0
Short-term investments	625.0	566.2	58.8	—
Equity securities	299.2	298.6	0.6	—
Other long-term investments(2)	64.2	—	—	64.2

Total investments	$3,168.4	$1,042.8	$2,053.4	$72.2
Derivative instruments	4.5	—	—	4.5

Total assets measured at fair value	$3,172.9	$1,042.8	$2,053.4	$76.7

Liabilities measured at fair value
Contingent consideration liabilities	$42.8	$—	$—	$42.8
Derivative instruments	10.6	—	—	10.6

Total liabilities measured at fair value	$53.4	$—	$—	$53.4

(1)
2017 figures have been revised to correct for a misclassification in prior disclosure of subcategories within residential mortgage-backed securities and commercial mortgage back-securities. Fair value and level 2 input balances increased by $41.4 million for residential mortgage-backed securities and decreased by the same amounts for commercial mortgage-backed securities.

(2)
Excludes fair value of $205.3 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

Rollforward of Level 3 Fair Value Measurements

        The following tables present changes in Level 3 for financial instruments measured at fair value for the three months ended June 30, 2018 and June 30, 2017:

	For the Three Months Ended June 30, 2018
	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
	(Millions)
Balance at March 31, 2018	$8.6	$64.9	$(6.1)	$(42.8)
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	—
Total realized and unrealized gains (losses)	(2.1)	8.5	5.6	—
Foreign currency gains (losses) through Other Comprehensive Income	—	(1.3)	—	—
Purchases	—	0.5	—	—
Sales/Settlements	(0.5)	(3.6)	(5.3)	—

Balance at June 30, 2018	$6.0	$69.0	$(5.8)	$(42.8)

(1)
Excludes fair value of $247.6 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

	For the Three Months Ended June 30, 2017
	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
	(Millions)
Balance at March 31, 2017	$27.4	$29.9	$0.6	$—
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	(119.2)
Total realized and unrealized gains (losses)	(0.1)	(2.2)	(9.7)	—
Foreign currency gains (losses) through Other Comprehensive Income	0.1	0.9	—	—
Purchases	0.5	34.5	—	—
Sales/Settlements	(18.4)	(0.2)	(0.4)	—

Balance at June 30, 2017	$9.5	$62.9	$(9.5)	$(119.2)

(1)
Excludes fair value of $127.2 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

        The following tables present changes in Level 3 for financial instruments measured at fair value for the six months ended June 30, 2018 and June 30, 2017:

	For the Six Months Ended June 30, 2018
	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
	(Millions)
Balance at December 31, 2017	$8.0	$64.2	$(6.1)	$(42.8)
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	—
Total realized and unrealized gains (losses)	(2.1)	9.3	5.6	—
Foreign currency gains (losses) through Other Comprehensive Income	—	(1.6)	—	—
Purchases	0.6	0.9	—	—
Sales/Settlements	(0.5)	(3.8)	(5.3)	—

Balance at June 30, 2018	$6.0	$69.0	$(5.8)	$(42.8)

(1)
Excludes fair value of $247.6 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

	For the Six Months Ended June 30, 2017
	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
	(Millions)
Balance at December 31, 2016	$27.7	$29.1	$12.7	$—
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	(119.2)
Total realized and unrealized gains (losses)	(0.4)	(1.4)	(13.9)	—
Foreign currency gains (losses) through Other Comprehensive Income	0.1	1.1	—	—
Purchases	0.5	34.5	—	—
Sales/Settlements	(18.4)	(0.4)	(8.3)	—

Balance at June 30, 2017	$9.5	$62.9	$(9.5)	$(119.2)

(1)
Excludes fair value of $127.2 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

Fair Value Measurements—transfers between levels

        There were no transfers between Level 3 and Level 2 measurements during the three months ended June 30, 2018 and 2017. There were no transfers between Level 3 and Level 2 measurements during the six months ended June 30, 2018 and 2017.

Significant Unobservable Inputs

        The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments as of June 30, 2018 and December 31, 2017, and includes only those instruments for which information about the inputs is reasonably available to Sirius Group, such as data from independent third-party valuation service providers and from internal valuation models.

	June 30, 2018
Description	Valuation Technique(s)	Fair Value	Unobservable Input
	(Millions)
Private equity securities(1)	Share price of recent transaction	$32.5	Share price	$40.63
Private equity securities(1)	Multiple of GAAP book value	$18.2	Book value multiple	1.0X
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Private debt instrument(1)	Purchase price of recent transaction	$6.0	Purchase price	$6.0
Preferred stock(1)	Purchase price of recent transaction	$3.9	Average share price	$0.6
Weather derivatives(2)	External pricing model	$1.8	Broker quote	$1.8
Private debt instrument(1)	Internal valuation model	$2.0	Purchase price less pay down	$2.0
Preferred stock(1)	Share price of recent transaction	$2.1	Average share price	$11.79
Private debt instrument(1)	Purchase price of recent transaction	$1.3	Purchase price	$1.3
Interest rate cap(2)	External pricing model	$0.4	Broker quote	$0.4
Currency swaps(2)	External pricing model	$(8.1)	Broker quote	$(8.1)
Contingent consideration	External valuation model	$(42.8)	Discounted future payments	$(42.8)

(1)
As of June 30, 2018, each asset type consists of one security.

(2)
See Note 11 for discussion of derivative instruments.

	December 31, 2017
Description	Valuation Technique(s)	Fair Value	Unobservable Input
	(Millions)
Private equity securities(1)	Share price of recent transaction	$25.0	Purchase share price	$31.25
Private equity securities(1)	Multiple of GAAP book value	$17.2	Book value multiple	1.0X
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Preferred stock(1)	Purchase price of recent transaction	$6.0	Average share price	$0.6
Weather derivatives(2)	External pricing model	$4.2	Broker quote	$4.2
Private debt instrument(1)	Internal valuation model	$2.5	Purchase price less pay down	$2.5
Preferred stock(1)	Share price of recent transaction	$2.0	Average share price	$11.79
Private debt instrument(1)	Purchase price of recent transaction	$1.5	Purchase price	$1.5
Interest rate cap(2)	External pricing model	$0.3	Broker quote	$0.3
Currency swaps(2)	External pricing model	$(10.6)	Broker quote	$(10.6)
Contingent consideration	External valuation model	$(42.8)	Discounted future payments	$(42.8)

(1)
As of December 31, 2017, each asset type consists of one security.

(2)
See Note 11 for discussion of derivative instruments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

Financial instruments disclosed, but not carried at fair value

        Sirius Group uses various financial instruments in the normal course of its business. The carrying values of Cash, Accrued investment income, certain other assets, Accounts payable on unsettled investment purchases, certain other liabilities, and other financial instruments not included in the table below approximated their fair values at June 30, 2018 and December 31, 2017, due to their respective short maturities. As these financial instruments are not actively traded, their respective fair values are classified within Level 3. The following table includes financial instruments for which the carrying value differs from the estimated fair values at June 30, 2018 and December 31, 2017:

	June 30, 2018		December 31, 2017
	Fair Value(1)	Carrying Value	Fair Value(1)	Carrying Value
	(Millions)
Liabilities, Mezzanine equity, and Non-controlling interest:
2017 SEK Subordinated Notes	$312.6	$303.0	$341.4	$330.7
2016 SIG Senior Notes	$374.1	$392.9	$392.3	$392.5
Series A Redeemable preference shares	$95.0	$108.8	$90.0	$106.1

(1)
Fair value estimated by internal pricing and considered a Level 3 measurement.

Note 9. Debt and standby letters of credit facilities

        Sirius Group's debt outstanding as of June 30, 2018 and December 31, 2017 consisted of the following:

	June 30, 2018	Effective Rate(1)	December 31, 2017	Effective Rate(1)
	(Millions)
2017 SEK Subordinated Notes, at face value	$307.1	3.5%	$335.2	3.5%
Unamortized issuance costs	(4.1)		(4.5)

2017 SEK Subordinated Notes, carrying value	303.0		330.7

2016 SIG Senior Notes, at face value	400.0	4.7%	400.0	4.7%
Unamortized discount	(2.7)		(2.9)
Unamortized issuance costs	(4.4)		(4.6)

2016 SIG Senior Notes, carrying value	392.9		392.5

Total debt	$695.9		$723.2

(1)
Effective rate considers the effect of the debt issuance costs.

2017 SEK Subordinated Notes

        On September 22, 2017, Sirius Group issued floating rate callable subordinated notes denominated in Swedish kronor ("SEK") in the amount of SEK 2,750.0 million (or $346.1 million on date of

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 9. Debt and standby letters of credit facilities (Continued)

issuance) at a 100% issue price ("2017 SEK Subordinated Notes"). The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable Stockholm Interbank Offered Rate ("STIBOR") for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.

        Beginning on September 22, 2022, the 2017 SEK Subordinated Notes may be redeemed, in whole or in part, at Sirius Group's option. In addition, within 90 days following the occurrence of a Specified Event (as defined below), the 2017 SEK Subordinated Notes may be redeemed, in whole but not in part, at Sirius Group's option. "Specified Event" means (a) an "Additional Amounts Event" in connection with a change in laws, rules or regulations as a result of which Sirius Group is obligated to pay additional amounts on the notes in respect of any withholding or deduction for taxes, (b) a "Tax Event" in connection with a change in laws, rules or regulations as a result of which interest on the notes is no longer fully deductible by Sirius Group for income tax purposes in the applicable jurisdiction (to the extent that such interest was so deductible as of the time of such tax event), (c) a "Rating Methodology Event" in connection with a change in, or clarification to, the rating methodology of Standard & Poor's or Fitch that results in a materially unfavorable capital treatment of the notes, or (d) a "Regulatory Event" in connection with a change in, or clarification to, applicable supervisory regulations that results in the notes no longer qualifying as Tier 2 Capital.

        Sirius Group incurred $4.6 million in expenses related to the issuance of the 2017 SEK Subordinated Notes (including SEK 27.5 million, or $3.5 million, in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2017 SEK Subordinated Notes. For the three months and six months ended June 30, 2018, Sirius Group recognized $27.8 million of foreign currency exchange gains on the remeasurement of the 2017 SEK Subordinated Notes into USD from SEK.

        A portion of the proceeds were used to fully redeem the outstanding $250.0 million Sirius International Group, Ltd. Preference Shares ("SIG Preference Shares"). (See Note 12).

        Taking into effect the amortization of all underwriting and issuance expenses, and applicable STIBOR, the 2017 SEK Subordinated Notes yield an effective rate of approximately 3.5% per annum. Sirius Group recorded $3.0 million and $5.9 million of interest expense, inclusive of amortization of issuance costs on the 2017 SEK Subordinated Notes for the three months and six months ended June 30, 2018.

2016 SIG Senior Notes

        On November 1, 2016, Sirius Group issued $400.0 million face value of senior unsecured notes ("2016 SIG Senior Notes") at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect both deferrable and non-deferrable issuance costs. The SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1, and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 9. Debt and standby letters of credit facilities (Continued)

        Sirius Group incurred $5.1 million in expenses related to the issuance of the 2016 SIG Senior Notes (including $3.4 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2016 SIG Senior Notes.

        Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, the 2016 SIG Senior Notes yield an effective rate of approximately 4.7% per annum. Sirius Group recorded $4.8 million, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes, for both three month periods ended June 30, 2018 and 2017. Sirius Group recorded $9.6 million and $9.5 million of interest expense, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes, for the six months ended June 30, 2018 and 2017, respectively.

Standby letter of credit facilities

        On November 8, 2017, Sirius International Insurance Corporation ("Sirius International") entered into four standby letter of credit facility agreements totaling $215 million to provide capital support for Lloyd's Syndicate 1945. The first letter of credit is a renewal of a $125 million facility with Nordea Bank Finland plc, $100 million of which is issued on an unsecured basis. The second letter of credit is a $25 million secured facility with Lloyds Bank plc. Lloyds Bank plc had previously participated on this program but at a different capacity. The third letter of credit agreement is a $30 million unsecured facility with Barclays Bank plc. The fourth letter of credit agreement is a $35 million facility with DNB Bank ASA London Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that the Company considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.

        Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of June 30, 2018 and December 31, 2017, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 2.3 billion and SEK 2.1 billion, or $254.6 million and $261.2 million (based on the June 30, 2018 and December 31, 2017 SEK to USD exchange rates). As of June 30, 2018 and December 31, 2017, Sirius America Insurance Company's ("Sirius America") trust arrangements were collateralized by pledged assets and assets in trust of $55.9 million and $55.8 million, respectively. As of June 30, 2018 and December 31, 2017, Sirius Bermuda Insurance Company's trust arrangements were collateralized by pledged assets and assets in trust of $195.7 million and $123.3 million, respectively.

Revolving credit facility

        In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary SIG, entered into a three-year, $300 million senior unsecured revolving credit facility (the "Facility"). The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization and financial strength rating standards. As of June 30, 2018, there were no outstanding borrowings under the Facility.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 9. Debt and standby letters of credit facilities (Continued)

Debt and standby letter of credit facility covenants

        As of June 30, 2018, Sirius Group was in compliance with all of the covenants under the 2016 SIG Senior Notes, 2017 SEK Subordinated Notes, the Nordea facility, the Lloyd's Bank facility, Barclays Bank facility, and the DNB Bank ASA London Branch facility.

Interest

        Total interest expense incurred by Sirius Group for its indebtedness for the three months ended June 30, 2018 and 2017 was $7.8 million and $4.8 million, respectively. Total interest expense incurred by Sirius Group for its indebtedness for the six months ended June 30, 2018 and 2017 was $15.5 million and $9.6 million, respectively. Total interest paid by Sirius Group for its indebtedness for the three months ended June 30, 2018 and 2017 was $12.1 million and $9.9 million, respectively. Total interest paid by Sirius Group for its indebtedness for the six months ended June 30, 2018 and 2017 was $15.0 million and $9.9 million, respectively.

Note 10. Income taxes

        The Company and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, the Company and its Bermuda domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. The Company has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which the Company's subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Germany, Gibraltar, Luxembourg, Malaysia, the Netherlands, Singapore, Sweden, Switzerland, the United Kingdom and the United States.

        Sirius Group reported an income tax expense of $51.2 million and $2.6 million during the three months ended June 30, 2018 and 2017, respectively, on pre-tax income of $149.4 million and $12.4 million, respectively. Sirius Group reported an income tax expense of $62.3 million and $1.5 million during the six months ended June 30, 2018 and 2017, respectively, on pre-tax income of $203.8 million and $18.4 million, respectively. The effective tax rate for the six months ended June 30, 2018 was 30.6%, which was higher than the Swedish statutory rate of 22% (the rate at which the majority of Sirius Group's worldwide operations are taxed) primarily because of non-recurring adjustments to Sirius Group's deferred tax assets which resulted from various internal restructurings and changes in Sirius Group's accounting for uncertain tax positions. The effective tax rate for the six months ended June 30, 2017 was 8%, which was lower than the Swedish statutory rate of 22% primarily because of income recognized in a jurisdiction with a different rate than Sweden and non-recurring adjustments to Sirius Group's deferred tax assets which resulted from various internal restructuring. In arriving at the effective tax rate for the six month period ended June 30, 2018 and 2017, Sirius Group forecasted all income and expense items including the change in unrealized investment gains (losses) and realized investment gains (losses) for the years ending December 31, 2018 and 2017.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 10. Income taxes (Continued)

        The Tax Cuts and Jobs Act (the "TCJA") was enacted into law in the U.S. in December 2017. Among other provisions, the TCJA includes a new 21% corporate tax rate, the impacts of which (including on Sirius Group's deferred tax assets) were already taken into account in Sirius Group's financial results for the year ended December 31, 2017. The TCJA also includes a new base erosion and anti-abuse tax ("BEAT"), which is essentially a minimum tax that is potentially applicable to certain otherwise deductible payments made by U.S. entities to non-U.S. affiliates, including cross- border interest payments and reinsurance premiums. The statutory BEAT rate is 5% in 2018 and will rise to 10% in 2019-2025 and then 12.5% in 2026 and after. The TCJA also includes provisions for Global Intangible Low-Taxed Income ("GILTI") under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries. Consistent with accounting guidance, Sirius Group will treat BEAT as an in period tax charge when incurred in future periods for which no deferred taxes need to be provided and has made an accounting policy election to treat GILTI taxes in a similar manner. No provision for income taxes related to BEAT or GILTI was recorded as of December 31, 2017 or June 30, 2018.

        Additionally, the SEC staff issued Staff Accounting Bulletin 118 ("SAB 118"), which provides guidance on accounting for the tax effects of the TCJA. SAB 118 addresses situations where accounting for certain income tax effects of the TCJA under ASC 740, Income Taxes ("ASC 740"), may be incomplete upon issuance of an entity's financial statements and provides a one-year measurement period from the enactment date to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the following: (1) income tax effects of those aspects of the TCJA for which accounting under ASC 740 is complete, (2) provisional estimate of income tax effects of the TCJA to the extent accounting is incomplete but a reasonable estimate is determinable, and (3) if a provisional estimate cannot be determined, ASC 740 should still be applied on the basis of tax law provisions that were in effect immediately before the enactment of the TCJA. Sirius Group's provision for income taxes for the year ended December 31, 2017 is based on the application of SAB 118 taking into account existing deferred tax balances and certain provisions of the TCJA. The income tax effects of the TCJA for which accounting is complete (category (1) above) are set forth in the paragraph above. To the extent Sirius Group's accounting was incomplete and a reasonable estimate of the impact of certain provisions was determinable (category (2) above), the provisional estimates prescribed by SAB 118 were insignificant. To the extent a reasonable estimate of the impact of certain provisions was not determinable (category (3) above), Sirius Group has not recorded any adjustments and has continued accounting for them in accordance with ASC 740 on the basis of the tax laws in effect before enactment of the TCJA. These items include Sirius Group's tax accounting for loss reserves based on a new discounting methodology prescribed by the TCJA. Sirius Group continues to analyze the impact of the TCJA, and there were no changes to these estimates during the current period.

        Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to the Company or Sirius Group's subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient manner. However, the applicable tax laws in relevant countries are still evolving, including in response to guidance from the Organisation for Economic Cooperation and Development. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 10. Income taxes (Continued)

currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could attempt to apply income or withholding tax to past earnings or payments.

Deferred Tax Asset, net of Valuation Allowance

        Sirius Group's net deferred tax liability, net of the valuation allowance as of June 30, 2018 is $57.8 million. Of the $57.8 million, $24.5 million relates to net deferred tax assets in U.S. subsidiaries, $160.1 million relates to net deferred tax assets in Luxembourg subsidiaries, $12.1 million relates to net deferred tax assets in United Kingdom subsidiaries, $254.7 million relates to net deferred tax liabilities in Sweden subsidiaries, and $0.2 million relates to other net deferred tax assets.

        Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that if executed would result in the realization of a deferred tax asset. It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group's deferred tax assets and tax expense.

Uncertain Tax Positions

        Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

        As of June 30, 2018, the total reserve for unrecognized tax benefits is $63.8 million. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on permanent differences and interest and penalties are not needed, the reversal of $63.6 million of such reserves as of June 30, 2018 would be recorded as an income tax benefit and would impact the effective tax rate. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on temporary differences are not needed, the reversal of $0.2 million of such reserves as of June 30, 2018 would not impact the effective tax rate due to deferred tax accounting but would accelerate the payment of cash to the taxing authority. The vast majority of Sirius Group's reserves for unrecognized tax benefits on temporary differences relate to deductions for loss reserves where the timing of the deductions is uncertain.

        The Swedish Tax Authority ("STA") has denied deductions claimed by two of the Company's Swedish subsidiaries in certain tax years for interest paid on intra-group debt instruments. Sirius Group is currently challenging the STA's denial in court based on the technical merits. Sirius Group's reserve for uncertain tax positions has taken into account relevant developments in these tax disputes and in applicable Swedish tax law including recent case law. As of June 30, 2018, the total amount of such

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 10. Income taxes (Continued)

reserve attributable to this issue is $62.1 million. Sirius Group has also taken into account the Stock Purchase Agreement ("SPA") by which Sirius Group was sold to CMIG International Holding Pte. Ltd ("CMIG International") in 2016 and recorded an indemnification asset as of June 30, 2018. Pursuant to the SPA, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (1) any additional tax liability in excess of Sirius Group's accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (2) an impairment in Sirius Group's net deferred tax assets resulting from a final determination by a tax authority. While Sirius Group intends to continue challenging the STA's denial based on the technical merits, the ultimate resolution of these tax disputes is uncertain and no assurance can be given that there will be no material changes to Sirius Group's operating results or balance sheet in connection with these uncertain tax positions or the related indemnification.

        With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2013.

Note 11. Derivatives

Interest Rate Cap

        Sirius Group entered into an interest rate swap ("Interest Rate Cap") with two financial institutions where it paid an upfront premium and in return receives a series of quarterly payments based on the 3-month London Interbank Offered Rate ("LIBOR") at the time of payment. The Interest Rate Cap does not qualify for hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the interest rate cap has been estimated using a single broker quote and, accordingly, has been classified as a Level 3 measurement as of June 30, 2018 and December 31, 2017. Collateral held is recorded within short-term investments with an equal amount recognized as a liability to return collateral. Sirius Group's liability to return that collateral is based on the amounts provided by the counterparties and investment earnings thereon. The following table summarizes the Interest Rate Cap collateral balances held by Sirius Group and ratings by counterparty:

	June 30, 2018
	Collateral Balances Held	S & P Rating(1)
	(Millions)
Barclays Bank Plc	$0.2	A–
Nordea Bank Finland Plc	0.1	AA–

Total	$0.3

(1)
Standard & Poor's ratings as detailed above are: "AA–" (Very Strong, which is the fourth highest of twenty-three creditworthiness ratings) and "A–" (Strong, which is the seventh highest of twenty-three credit worthiness ratings).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 11. Derivatives (Continued)

Foreign Currency Swaps

        Sirius Group executes foreign currency swaps to manage foreign currency exposure. The foreign currency swaps have not been designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains (losses). The fair value of the foreign currency swaps has been estimated using a single broker quote and, accordingly, has been classified as a Level 3 measurement as of June 30, 2018 and December 31, 2017. Sirius Group does not provide or hold any collateral associated with the swaps.

Foreign Currency Forward

        During 2016, Sirius Group executed a foreign currency forward to manage currency exposure against a foreign currency investment. During 2017, the foreign currency forward expired and was not renewed. The foreign currency forward was not designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains (losses). The fair value of the foreign currency forward was estimated using a single broker quote and accordingly, was classified as a Level 3 measurement. Sirius Group did not provide or hold any collateral associated with the forwards.

Weather Derivatives

        Sirius Group holds assets and assumes liabilities related to weather and weather contingent risk management products. Weather and weather contingent derivative contracts are entered into with the objective of generating profits in normal climatic conditions. Accordingly, Sirius Group's weather and weather contingent derivatives are not designed to meet the criteria for hedge accounting under GAAP. Sirius Group receives payment of premium at the contract inception in exchange for bearing the risk of variations in a quantifiable weather index. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. Management uses available market data and internal pricing models based upon consistent statistical methodologies to estimate the fair value. Because of the significance of the unobservable inputs used to estimate the fair value of Sirius Group's weather risk contracts, the fair value measurements of the contracts are deemed to be Level 3 measurements in the fair value hierarchy as of June 30, 2018 and December 31, 2017. Sirius Group does not provide or hold any collateral associated with the weather derivatives.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 11. Derivatives (Continued)

        The following tables summarize information on the classification and amount of the fair value of derivatives not designated as hedging instruments within the Company's Consolidated Balance Sheets as at June 30, 2018 and December 31, 2017:

	June 30, 2018			December 31, 2017
Derivatives not designated as hedging instruments	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)
	(Millions)
Interest rate cap	$250.0	$0.4	$—	$250.0	$0.3	$—
Foreign currency swaps	$45.0	$—	$8.1	$45.0	$—	$10.6
Weather derivatives	$51.7	$1.8	$—	$113.3	$4.2	$—

(1)
Asset derivatives are classified within Other assets within the Company's Consolidated Balance Sheets at June 30, 2018 and December 31, 2017.

(2)
Liability derivatives are classified within Other liabilities within the Company's Consolidated Balance Sheets at June 30, 2018 and December 31, 2017.

        The following table summarizes information on the classification and net impact on earnings, recognized in the Company's Consolidated Statements of Income relating to derivatives during the three months and six months ended June 30, 2018 and 2017:

		For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Classification of gains (losses) recognized in earnings
Derivatives not designated as hedging instruments		2018	2017	2018	2017
	(Millions)
Interest rate cap	Other revenues	$(0.1)	$(0.5)	$0.2	$(1.2)
Foreign currency swaps	Net foreign exchange gains (losses)	$4.3	$(3.9)	$3.0	$(6.8)
Foreign currency forwards(1)	Net foreign exchange gains (losses)	$—	$—	$—	$(0.3)
Weather derivatives	Other revenues	$1.4	$(5.3)	$2.4	$(5.6)

(1)
There were no Foreign currency forwards at June 30, 2018 or at December 31, 2017 on the Consolidated Balance Sheets.

Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests

Common shareholder

        The Company is a Bermuda exempted company and is an indirect wholly-owned subsidiary of CMIG International, a Singapore holding company, through CM Bermuda Ltd., a Bermuda exempted company. The Company was acquired from White Mountains Insurance Company ("White Mountains" or "former parent").

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests (Continued)

        At June 30, 2018 and December 31, 2017, the Company had 120,000,000 common shares issued and outstanding with a par value of $0.01 per share. From December 12, 2016 and ending on May 22, 2017, the Company was authorized to issue up to 600,000,000 common shares. On May 22, 2017, the Company divided its authorized share capital into two classes: (i) 500,000,000 common shares, with a par value of $0.01 per share and (ii) 100,000,000 preference shares, with a par value of $0.01 per share.

Additional paid-in surplus

        The following table summarizes the contributions made to Sirius Group by White Mountains for the three months and six months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Millions)
Reimbursement for performance shares	$—	$—	$1.4	$2.5
Reimbursement for retention bonuses	—	1.7	—	7.1

Total Additional paid-in surplus	$—	$1.7	$1.4	$9.6

Dividends

        The Company did not pay dividends to its parent company during the three months and six months ended June 30, 2018 and 2017.

Mezzanine equity

        In connection with the acquisition of IMG, the Company issued mandatorily convertible stock in the form of Series A redeemable preference shares as a portion of the consideration paid. (See Note 3.) The Company issued 100,000 of the 150,000 authorized Series A redeemable preference shares to the seller of IMG. Each Series A redeemable preference share has a liquidation preference per share of $1,000. In addition to the initial issuance, the Company will issue the seller up to an additional 50,000 shares if IMG meets certain mutually agreed upon growth targets. The Series A redeemable preference shares accrue dividends at a per annum rate equal to 10%. During the three months ended June 30, 2018, the Company did not accrue any dividends on the Series A redeemable preference shares. (See Note 19.)

        The Series A redeemable preference shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of the Company and junior to all of the Company's existing and future policyholder obligations and debt obligations. Any class or series of shares of the Company issued in the future must rank junior to the Series A redeemable preference shares, as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, winding-up, or dissolution of the Company for as long as they are issued and outstanding.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests (Continued)

        At June 30, 2018, the balance of the Series A redeemable preference shares with accrued dividends was $108.8 million.

Non-controlling interests

        Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated entities and are presented separately on the balance sheet. At June 30, 2018 and December 31, 2017 Sirius Group's balance sheet included $1.0 million and $0.2 million, respectively, in non-controlling interests.

        The following tables show the change in non-controlling interest for the three months and six months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30, 2018	For the Six Months Ended June 30, 2018
	(Millions)
Non-controlling interests	$0.5	$0.2
Net income attributable to non-controlling interests	0.4	0.6
Other, net	0.1	0.2

Non-controlling interests as of June 30, 2018	$1.0	$1.0

	For the Three Months Ended June 30, 2017	For the Six Months Ended June 30, 2017
	(Millions)
Non-controlling interests	$250.7	$251.3
Net income attributable to non-controlling interests	9.6	9.0
Dividends to non-controlling interests	(9.4)	(9.4)
Other, net	(0.7)	(0.7)

Non-controlling interests as of June 30, 2017	$250.2	$250.2

SIG Preference Shares

        On October 25, 2017, the Company's indirect wholly-owned subsidiary, Sirius International Group, Ltd., redeemed all of its outstanding 250,000 Fixed/Floating Perpetual Non-Cumulative Preference Shares ("SIG Preference Shares"). The redemption price equaled the $1,000 liquidation preference per preference share. Sirius Group accounted for the SIG Preference Shares as a conditionally redeemable instrument within Non-controlling interests.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests (Continued)

Alstead Re

        As of June 30, 2018 and December 31, 2017, Sirius Group recorded non-controlling interest of $1.0 million and $0.2 million, respectively, in Alstead Re Insurance Company ("Alstead Re"). (See Note 16.)

Note 13. Earnings per share

        Basic earnings (loss) per share is computed by dividing net income (loss) available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to Sirius Group common shareholders by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities.

        The Series A redeemable preference shares qualify as participating securities which requires the application of the two-class method to compute both basic and diluted earnings per share. The two-class method is an earnings allocation formula that treats participating securities as having rights to earnings that would otherwise have been available to common shareholders. The Series A redeemable preference shares have no obligation to absorb losses of the Company in periods of net loss.

        For the periods presented, there are no potentially dilutive securities or instruments that would have an effect on the calculation of dilutive earnings per share.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 13. Earnings per share (Continued)

        The following table sets forth the computation of basic and diluted earnings per common share for the three months and six months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Millions, except share and per share information)
Numerator:
Net income	$98.2	$9.8	$141.5	$16.9
Less: Income attributable to non-controlling interests	(0.4)	(9.6)	(0.6)	(9.0)
Less: Accrued dividends on Series A redeemable preference shares	—	(1.0)	(2.6)	(1.0)

Net income available for dividends out of undistributed earnings	$97.8	$(0.8)	$138.3	$6.9
Less: Earnings attributable to Series A redeemable preference shares	(4.0)	—	(5.7)	(0.3)

Net income available to Sirius Group common shareholders	$93.8	$(0.8)	$132.6	$6.6

Denominator:
Weighted average shares outstanding for basic and diluted earnings per share	120,000,000	120,000,000	120,000,000	120,000,000

Earnings per share
Basic earnings per share	$0.78	$(0.01)	$1.11	$0.06

Diluted earnings per share	$0.78	$(0.01)	$1.11	$0.06

Note 14. Accumulated other comprehensive (loss)

        The changes in accumulated other comprehensive (loss), by component, for the three months and six months ended June 30, 2018 and 2017 are as follows:

	For the Three Months Ended June 30, 2018		For the Six Months Ended June 30, 2018
	Foreign currency translation adjustment	Total	Foreign currency translation adjustment	Total
	(Millions)
Balance, beginning of period	$(153.9)	$(153.9)	$(140.5)	$(140.5)
Other comprehensive income (loss)	(48.5)	(48.5)	(61.9)	(61.9)

Balance as at June 30, 2018	$(202.4)	$(202.4)	$(202.4)	$(202.4)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 14. Accumulated other comprehensive (loss) (Continued)

	For the Three Months Ended June 30, 2017		For the Six Months Ended June 30, 2017
	Foreign currency translation adjustment	Total	Foreign currency translation adjustment	Total
	(Millions)
Balance, beginning of period	$(198.5)	$(198.5)	$(212.2)	$(212.2)
Other comprehensive income (loss)	33.5	33.5	47.2	47.2

Balance as at June 30, 2017	$(165.0)	$(165.0)	$(165.0)	$(165.0)

Note 15. Investments in unconsolidated entities

        Sirius Group's investments in unconsolidated entities are included within Other long-term investments and consist of investments in common equity securities or similar instruments, which give Sirius Group the ability to exert significant influence over the investee's operating and financial policies ("equity method eligible unconsolidated entities"). Such investments may be accounted for under either the equity method or, alternatively, Sirius Group may elect to account for them under the fair value option.

        The following table presents the components of Other long-term investments as of June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
	(Millions)
Equity method eligible unconsolidated entities, at fair value	$160.3	$121.2
Other unconsolidated investments, at fair value(1)	156.3	148.3

Total Other long-term investments(2)	$316.6	$269.5

(1)
Includes Other long-term investments that are not equity method eligible.

(2)
There were no investments accounted for using the equity method as of June 30, 2018 and December 31, 2017.

Equity method eligible unconsolidated entities, at fair value

        Sirius Group has elected the Fair Value Option to account for its equity method eligible investments accounted for as part of Other long-term investments for consistency of presentation with rest of its investment portfolio. The following table presents Sirius Group's investments in equity

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 15. Investments in unconsolidated entities (Continued)

method eligible unconsolidated entities as of June 30, 2018 and December 31, 2017 with ownership interest greater than 20%:

	Ownership interest at
Investee	June 30, 2018	December 31, 2017	Instrument Held
BE Reinsurance Limited	25.0%	25.0%	Common shares
BioVentures Investors (Offshore) IV LP	73.0%	73.0%	Units
Camden Partners Strategic Fund V (Cayman), LP	37.2%	36.5%	Units
NEC Cypress Buyer LLC	23.5%	23.5%	Units
New Energy Capital Infrastructure Credit Fund LP	23.3%	23.3%	Units
New Energy Capital Infrastructure Offshore Credit Fund LP	56.2%	56.2%	Units
Scion G7, LP(1)	29.8%	N/A	Units
Tuckerman Capital V LP	48.3%	48.3%	Units
Tuckerman Capital V Co-Investment I LP	49.5%	49.5%	Units

(1)
Sirius Group did not have an investment in Scion G7, LP at December 31, 2017.

Note 16. Variable interest entities

        Sirius Group consolidates the results of operations and financial position of every voting interest entity ("VOE") in which it has a controlling financial interest and VIEs in which it is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VOE or VIE, depends on the facts and circumstances surrounding each entity.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 16. Variable interest entities (Continued)

        Sirius Group has determined that Alstead Re is a VIE for which Sirius Group is the primary beneficiary and is required to consolidate it. The following table presents Alstead Re's assets and liabilities, as classified in the Consolidated Balance Sheets as at June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
	(Millions)
Assets:
Cash	$4.5	$4.5

Total investments	4.5	4.5
Insurance and reinsurance premiums receivable	6.5	4.1
Funds held by ceding companies	3.5	2.7
Deferred acquisition costs	1.7	1.3
Other assets	0.1	—

Total assets	$16.3	$12.6

Liabilities
Loss and loss adjustment expense reserves	$3.4	$3.5
Unearned insurance and reinsurance premiums	7.3	4.3
Other liabilities	0.1	—

Total liabilities	$10.8	$7.8

        Sirius Group is a passive investor in certain third-party-managed hedge and private equity funds, some of which are VIEs. Sirius Group is not involved in the design or establishment of these VIEs, nor does it actively participate in the management of the VIEs. The exposure to loss from these investments is limited to the carrying value of the investments at the balance sheet date.

        Sirius Group calculates maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where Sirius Group has also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Sirius Group does not have any VIEs that it sponsors nor any VIEs where it has recourse to it or has provided a guarantee to the VIE interest holders.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 16. Variable interest entities (Continued)

        The following table presents total assets of unconsolidated VIEs in which Sirius Group holds a variable interest, as well as the maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss
	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total
	(Millions)
June 30, 2018
Other long-term investments(1)	$1,450.0	$141.5	$44.7	$186.2

Total at June 30, 2018	$1,450.0	$141.5	$44.7	$186.2

December 31, 2017
Other long-term investments(1)	$1,378.1	$108.2	$57.4	$165.6

Total at December 31, 2017	$1,378.1	$108.2	$57.4	$165.6

(1)
Comprised primarily of hedge funds and private equity funds.

Note 17. Transactions with related parties

(Re)insurance contracts

        In the normal course of business, Sirius Group enters into insurance and reinsurance contracts with certain of its insurance and MGU affiliates, or their subsidiaries. During the three months and six months ended June 30, 2018, these contracts resulted in gross written premiums of $38.2 million and $18.9 million, respectively. As at June 30, 2018 and December 31, 2017, Sirius Group had total receivables due from affiliates of $29.2 million and $10.4 million, respectively. As at June 30, 2018 and December 31, 2017, Sirius Group had total payables due to affiliates of $2.2 million and $0.5 million, respectively.

Other

        On August 16, 2016, the Company announced that Meyer "Sandy" Frucher was added as an independent director to its board of directors. Mr. Frucher is Vice Chairman of Nasdaq, Inc. On June 25, 2018, the Company announced the Merger Agreement with Easterly that would result in the Company becoming publicly listed and traded on the Nasdaq stock exchange. (See Note 3.)

Note 18. Commitments and contingencies

Legal Proceedings

        Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE. (See Note 5.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 18. Commitments and contingencies (Continued)

        Sirius Group considers the requirements of ASC 450, Contingencies ("ASC 450"), when evaluating its exposure to non-claims related litigation and arbitration. ASC 450 requires that accruals be established for litigation and arbitration if it is probable that a loss has been incurred and it can be reasonably estimated. ASC 450 also requires that litigation and arbitration be disclosed if it is probable that a loss has been incurred or it there is a reasonable possibility that a loss may have been incurred.

        The following summarizes one, ongoing non-claims related litigation:

Tribune Company

        In June 2011, Deutsche Bank Trust Company Americas, Law Debenture Company of New York and Wilmington Trust Company (collectively referred to as "Plaintiffs"), in their capacity as trustees for certain senior notes issued by the Tribune Company ("Tribune"), filed lawsuits in various jurisdictions (the "Noteholder Actions") against numerous defendants including Sirius Group in their capacity as former shareholders of Tribune seeking recovery of the proceeds from the sale of common stock of Tribune in connection with Tribune's leveraged buyout in 2007 (the "LBO"). Tribune filed for bankruptcy in 2008 in the Delaware bankruptcy court (the "Bankruptcy Court"). The Bankruptcy Court granted Plaintiffs permission to commence these LBO-related actions, and in 2011, the Judicial Panel on Multidistrict Litigation granted a motion to consolidate the actions for pretrial matters and transferred all such proceedings to the United States District Court for the Southern District of New York (the "SDNY"). Plaintiffs seek recovery of the proceeds received by the former Tribune shareholders on a theory of constructive fraudulent transfer asserting that Tribune purchased or repurchased its common shares without receiving fair consideration at a time when it was, or as a result of the purchases of shares, was rendered, insolvent. Certain subsidiaries of Sirius Group received approximately $6.1 million for Tribune common stock tendered in connection with the LBO.

        In addition, Sirius Group in its capacity as a former shareholder of Tribune, along with thousands of former Tribune shareholders, have been named as defendants in an adversary proceeding brought by the Official Committee of Unsecured Creditors of the Tribune Company (the "Committee"), on behalf of the Tribune Company, which seeks to avoid the repurchase of shares by Tribune in the LBO on a theory of intentional fraudulent transfer (the "Committee Action"). Tribune emerged from bankruptcy in 2012, and a litigation trustee replaced the Committee as plaintiff in the Committee Action. This matter was consolidated for pretrial matters with the Noteholder Actions in the SDNY and was stayed pending the motion to dismiss in the Noteholder Actions.

        An omnibus motion to dismiss the shareholder defendants in the Committee Action was filed in May 2014, and was granted on January 6, 2017. The plaintiff moved to amend its fifth amended complaint to add a constructive fraudulent conveyance claim against the shareholder defendants. On August 24, 2017, the SDNY denied the plaintiff's motion without prejudice. However, on March 8, 2018, the plaintiff moved to renew its request to amend the complaint based on the Supreme Court's decision in Merit Mgmt Grp. LP. v. FTI Consulting, Inc., holding that the safe harbor protections of Section 546(e) (which prevent the bankruptcy trustee from unwinding certain transactions) did not apply where a transfer is conducted through a financial institution that is neither the debtor, nor the transferee, but serves only as a conduit. On May 16, 2018 the SDNY recalled its mandate in connection with the dismissal of the constructive fraudulent conveyance claim. On July 9, 2018, the Judge requested the parties to submit a joint letter addressing a potential global resolution and the status of

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 18. Commitments and contingencies (Continued)

discovery. While both the trustee and the shareholder defendants were in favor of exploring settlement discussions, they have voiced very different views about the manner in which any such a settlement discussion would take place.

        No amount has been accrued in connection with this matter as of June 30, 2018 and December 31, 2017.

Note 19. Subsequent events

        On August 30, 2018, Sirius Group and Easterly announced that they have executed an amendment to the Merger Agreement for the previously announced business combination of Sirius Group with Easterly, pursuant to which Easterly will merge with and become a wholly-owned subsidiary of Sirius Group and Sirius Group will become a publicly listed company.

        The amendment, among other things, modifies the date on which the exchange ratio, used to calculate the number of Sirius Group common shares to be issued in the Merger, is determined. Pursuant to the terms of the Merger Agreement, as amended, Easterly's common stock will be exchanged for Sirius Group's common shares at a value equal to 1.05x Sirius Group's diluted GAAP book value per share as of September 30, 2018 (the "Merger Price"), instead of as of June 30, 2018.

        Sirius Group has also entered into subscription agreements with affiliated funds of Gallatin Point Capital, The Carlyle Group, Centerbridge Partners, L.P. and Bain Capital Credit (the "investors") pursuant to which the investors have committed to purchase $213 million of Series B preference shares and common shares in a private placement at the Merger Price, which amount may be decreased to $111 million at Sirius Group's option. In addition, the investors will receive warrants that are exercisable for a period of five years after the issue date at a strike price equal to 125% of the Merger Price.

        On August 16, 2018, Sirius Group acquired WRM America Indemnity Company, Inc. from WRM America Indemnity Holding Company, LLC for $16.9 million.

        On July 14, 2018, the Company, IMG Acquisition Holdings, LLC ("IMGAH"), and Sirius Acquisitions Holding Company II entered into a Redemption Agreement pursuant to which, effective as of and subject to the closing of the Merger, the Company has agreed to redeem all of the outstanding Sirius Group Series A redeemable preference shares, which are held by IMGAH, for $95 million, payable in cash at the time of the redemption. Effective as of the completion of such redemption, the parties have agreed to terminate the registration rights agreement and the shareholder's agreement between the Company and IMGAH. In addition, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition, which may be in an amount of up to $50 million, will be paid in cash, not in Sirius Group Series A redeemable preference shares as previously contemplated in the agreement in respect of the IMG acquisition.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of
Sirius International Insurance Group, Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sirius International Insurance Group, Ltd. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of (loss) income, comprehensive (loss) income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2017, including the related notes and financial statement schedules listed in the accompanying index (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 6, 2018

We have served as the Company's auditor since at least 2001. We have not determined the specific year we began serving as auditor of the Company.

Sirius International Insurance Group, Ltd.

Consolidated Balance Sheets

As at December 31, 2017 and 2016

(Expressed in millions of U.S. dollars, except share information)	2017	2016
Assets
Fixed maturity investments, trading, at fair value (Amortized cost 2017: $2,195.3; 2016: $2,871.2)	$2,180.0	$2,891.6
Short-term investments, at fair value (Amortized cost 2017: $625.3; 2016: $539.7)	625.0	538.0
Equity securities, trading, at fair value (Cost 2017: $275.1; 2016: $125.7)	299.2	123.0
Other long-term investments, at fair value (Cost 2017: $255.5; 2016: $115.8)	269.5	124.8
Cash	215.8	137.1
Restricted cash	14.8	—

Total investments and cash	3,604.3	3,814.5
Accrued investment income	14.1	19.0
Insurance and reinsurance premiums receivable	543.6	394.6
Reinsurance recoverable on unpaid losses	319.7	291.5
Reinsurance recoverable on paid losses	17.5	17.1
Funds held by ceding companies	153.2	100.0
Ceded unearned insurance and reinsurance premiums	106.6	101.1
Deferred acquisition costs	120.9	84.7
Deferred tax asset	244.1	279.1
Accounts receivable on unsettled investment sales	0.3	—
Goodwill	401.0	—
Intangible assets	216.3	5.0
Other assets	82.0	59.9

Total assets	$5,823.6	$5,166.5

Liabilities
Loss and loss adjustment expense reserves	$1,898.5	$1,620.1
Unearned insurance and reinsurance premiums	506.8	398.0
Ceded reinsurance payable	139.1	99.6
Funds held under reinsurance treaties	73.4	63.4
Deferred tax liability	282.2	239.7
Debt	723.2	396.2
Accounts payable on unsettled investment purchases	0.3	7.6
Other liabilities	176.8	102.5

Total liabilities	3,800.3	2,927.1
Commitments and Contingencies (see Note 23)
Mezzanine equity
Series A redeemable preference shares	106.1	—

Common shareholder's equity
Common shares (shares issued and outstanding: 120,000,000)	1.2	1.2
Additional paid-in surplus	1,197.9	1,184.6
Retained earnings	858.4	1,014.5
Accumulated other comprehensive (loss)	(140.5)	(212.2)

Total common shareholder's equity	1,917.0	1,988.1
Non-controlling interests	0.2	251.3

Total equity	1,917.2	2,239.4

Total liabilities, mezzanine equity, and equity	$5,823.6	$5,166.5

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of (Loss) Income

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars, except share and per share information)	2017	2016	2015
Revenues
Net earned insurance and reinsurance premiums	$1,035.3	$890.1	$847.0
Net investment income	56.8	56.2	39.9
Net realized investment (losses) gains	(27.2)	288.3	138.5
Net unrealized investment (losses) gains	(10.5)	(238.2)	102.5
Net foreign exchange gains (losses)	9.2	(11.0)	(18.2)
Gain on revaluation of contingent consideration	48.8	—	—
Other revenue	21.7	9.1	(2.4)

Total revenues	1,134.1	994.5	1,107.3

Expenses
Loss and loss adjustment expenses	811.2	519.3	422.7
Insurance and reinsurance acquisition expenses	197.2	210.3	189.8
Other underwriting expenses	106.1	107.3	107.9
General and administrative expenses	91.9	85.1	27.1
Intangible asset amortization expenses	10.2	—	—
Impairment of intangible assets	5.0	—	—
Interest expense on debt	22.4	34.6	26.6

Total expenses	1,244.0	956.6	774.1

Pre-tax (loss) income	(109.9)	37.9	333.2
Income tax (expense) benefit	(26.4)	7.3	(47.1)

(Loss) income before equity in earnings of unconsolidated affiliates	(136.3)	45.2	286.1
Equity in earnings of unconsolidated affiliates, net of tax	—	6.6	23.9

Net (loss) income	(136.3)	51.8	310.0
Income attributable to non-controlling interests	(13.7)	(19.3)	(18.8)

(Loss) income before accrued dividends on Series A redeemable preference shares	(150.0)	32.5	291.2
Accrued dividends on Series A redeemable preference shares	(6.1)	—	—

Net (loss) income attributable to Sirius Group's common shareholder	$(156.1)	$32.5	$291.2

Net (Loss) income per common share and common share equivalent
Basic earnings per common share and common share equivalent	$(1.30)	$0.27	$2.43
Diluted earnings per common share and common share equivalent	$(1.30)	$0.27	$2.43
Weighted average number of common shares and common share equivalents outstanding:
Basic weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000
Diluted weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.

Consolidated Statements of Comprehensive (Loss) Income

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Comprehensive (Loss) Income
Net (loss) income	$(136.3)	$51.8	$310.0
Other comprehensive income (loss)
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates, net of tax	—	—	(29.8)
Change in foreign currency translation, net of tax	71.7	(67.3)	(65.4)
Net change in other, net of tax	—	1.2	0.2

Total other comprehensive income (loss)	71.7	(66.1)	(95.0)

Comprehensive (loss) income	(64.6)	(14.3)	215.0
Net (income) attributable to non-controlling interests	(13.7)	(19.3)	(18.8)

Comprehensive (loss) income attributable to Sirius Group's common shareholder	$(78.3)	$(33.6)	$196.2

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.

Consolidated Statements of Shareholder's Equity

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars, except per share information)	2017	2016	2015
Common shares
Balance at beginning of year	$1.2	$0.1	$0.1
Stock split	—	1.1	—

Balance at end of year	1.2	1.2	0.1

Additional paid-in surplus
Balance at beginning of year	1,184.6	1,096.1	1,095.9
Capital contribution from former parent	13.3	89.6	—
Stock split	—	(1.1)	—
Other, net	—	—	0.2

Balance at end of year	1,197.9	1,184.6	1,096.1

Retained earnings
Balance at beginning of year	1,014.5	1,009.0	717.8
Net income	(136.3)	51.8	310.0
Income attributable to non-controlling interests	(13.7)	(19.3)	(18.8)
Accrued dividends on Series A redeemable preference shares	(6.1)	—	—
Dividends to former parent	—	(27.0)	—

Balance at end of year	858.4	1,014.5	1,009.0

Accumulated other comprehensive income (loss)
Balance at beginning of year	(212.2)	(146.1)	(51.1)
Accumulated unrealized investment gains (losses) from investments in unconsolidated affiliates
Balance at beginning of year	—	—	29.8
Net change in unrealized investment gains (losses) from investments in unconsolidated affiliates	—	—	(29.8)

Balance at end of year	—	—	—

Accumulated net foreign currency translation gains (losses)
Balance at beginning of year	(212.2)	(144.9)	(79.5)
Net change in foreign currency translation	71.7	(67.3)	(65.4)

Balance at end of year	(140.5)	(212.2)	(144.9)

Accumulated other comprehensive income (loss), other
Balance at beginning of year	—	(1.2)	(1.4)
Net change, other	—	1.2	0.2

Balance at end of year	—	—	(1.2)

Balance at the end of year	(140.5)	(212.2)	(146.1)

Total common shareholder's equity	$1,917.0	$1,988.1	$1,959.1
Non-controlling interests	0.2	251.3	250.1

Total equity	$1,917.2	$2,239.4	$2,209.2

Per share data
Dividends declared per common share	$—	$0.23	$—

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.

Consolidated Statements of Cash Flows

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Cash flows from operations:
Net (loss) income	$(136.3)	$51.8	$310.0
Adjustments to reconcile net (loss) income to net cash (used for) provided from operations:
Net realized and unrealized investment (losses) gains	37.7	(50.1)	(241.0)
Amortization of premium on fixed maturity investments	16.6	21.1	22.4
Amortization of intangible assets	10.2	—	—
Depreciation and other amortization	8.9	6.7	5.5
Revaluation of contingent consideration	(48.8)	—	—
Impairment of intangible assets	5.0	—	—
Excess of fair value of acquired net assets over cost	—	(4.3)	—
Net gain on sale of consolidated affiliates	—	—	(1.0)
Undistributed equity in earnings of unconsolidated affiliates, after-tax	—	(6.6)	(23.8)
Other operating items:
Net change in loss and loss adjustment expense reserves	188.3	18.1	(100.7)
Net change in reinsurance recoverable on paid and unpaid losses	(11.1)	(23.6)	24.6
Net change in funds held by ceding companies	(38.9)	(15.1)	(4.8)
Net change in unearned insurance and reinsurance premiums	55.7	60.8	27.4
Net change in ceded reinsurance payable	22.8	11.5	8.4
Net change in ceded unearned insurance and reinsurance premiums	14.4	(1.9)	(18.9)
Net change in insurance and reinsurance premiums receivable	(102.3)	(95.4)	(39.2)
Net change in deferred acquisition costs	(27.0)	(14.2)	(8.6)
Net change in funds held under reinsurance treaties	5.8	13.0	(0.9)
Net change in current and deferred income taxes, net	13.3	(12.0)	12.0
Net change in other assets and liabilities, net	50.3	(6.6)	38.1

Net cash (used for) provided from operations	(36.0)	(46.8)	9.5

Cash flows from investing activities:
Net change in short-term investments	(1.0)	(202.7)	109.8
Sales of fixed maturities and convertible fixed maturity investments	1,422.4	2,454.7	2,176.5
Maturities, calls, and paydowns of fixed maturity and convertible fixed maturity investments	292.2	141.8	178.3
Sales of common equity securities	87.6	851.6	312.6
Distributions and redemptions of other long-term investments	40.6	27.9	13.2
Sales of consolidated subsidiaries and unconsolidated affiliates, net of cash sold	0.8	173.5	14.3
Contributions to other long-term investments	(167.5)	(73.5)	(10.7)
Purchases of common equity securities	(222.3)	(232.7)	(266.1)
Purchases of fixed maturities and convertible fixed maturity investments	(1,018.5)	(3,192.3)	(2,458.0)
Purchases of consolidated subsidiaries, net of cash acquired	(354.5)	27.5	—
Net change in unsettled investment purchases and sales	(7.9)	38.4	(12.2)
Other, net	(5.9)	4.3	(9.1)

Net cash provided from investing activities	66.0	18.5	48.6

Cash flows from financing activities:
Capital contribution from former parent	13.3	89.6	—
Issuance of debt, net of issuance costs	340.8	392.4	—
Redemption of SIG Preference Shares	(250.0)	—	—
Repayment of debt	(3.8)	(405.6)	—
Payment of contingent consideration	(30.6)	—	—
Change in collateral held on Interest Rate Cap	(1.1)	(0.5)	(2.4)
Cash dividends paid to former parent	—	(27.0)	—
Cash dividends paid to non-controlling interests	(14.1)	(18.8)	(18.8)
Other, net	(0.9)	0.8	—

Net cash provided from (used for) financing activities	53.6	30.9	(21.2)

Effect of exchange rate changes on cash	9.9	(9.4)	(4.5)
Net increase (decrease) in cash during year	93.5	(6.8)	32.4
Cash and restricted cash balance at beginning of year	137.1	143.9	111.5

Cash and restricted cash balance at end of year	$230.6	$137.1	$143.9

Supplemental disclosures of cash flow information:
Income taxes paid	$16.7	$8.3	$31.7
Interest paid	$22.0	$31.6	$25.5

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2017, 2016, and 2015

Note 1. General

        Sirius International Insurance Group, Ltd. (the "Company") is a Bermuda exempted company whose principal businesses are conducted through its wholly and majority owned insurance subsidiaries (collectively with the Company, "Sirius Group"). The company provides insurance, reinsurance, and insurance services on a worldwide basis.

Note 2. Summary of significant accounting policies

Basis of presentation

        The accompanying consolidated financial statements at December 31, 2017, have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements present the consolidated results of operations, financial condition, and cash flows of the Company and its subsidiaries and those entities in which the Company has control and a majority economic interest as well as those variable interest entities ("VIEs") that meet the requirements for consolidation. All intercompany transactions have been eliminated in consolidation.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation. Tabular dollar amounts are in millions, with the exception of share and per share amounts. All amounts are reported in U.S. dollars, except where noted otherwise.

Significant Accounting Policies

Investment securities

        Sirius Group's invested assets consist of securities and other investments held for general investment purposes. Sirius Group's portfolio of fixed maturity investments and equity securities held for general investment purposes are classified as trading and are reported at fair value as of the balance sheet date. Changes in unrealized gains and losses are reported pre-tax in revenues. Realized investment gains and losses are accounted for using the specific identification method and are reported pre-tax in revenues. Premiums and discounts on all fixed maturity investments are amortized and/or accreted to income over the anticipated life of the investment and are reported in Net investment income.

        Sirius Group's invested assets that are measured at fair value include fixed maturity investments, common and preferred equity securities, and other long-term investments, such as interests in hedge funds and private equities. Fair value is defined as the price received to sell an asset in an orderly transaction between market participants at the measurement date reflecting the highest and best use valuation concepts. In determining its estimates of fair value, Sirius Group uses a variety of valuation approaches and inputs. Whenever possible, Sirius Group estimates fair value using valuation methods that maximize the use of quoted prices and other observable inputs.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

Short-term investments

        Short-term investments consist of money market funds, certificates of deposit and other securities which, at the time of purchase, mature or become available for use within one year. Short-term investments are carried at fair value.

Other long-term investments

        Other long-term investments consist primarily of hedge funds, private equity funds, other investments in limited partnerships and other private equity securities. The fair value of other long-term investments is generally based upon Sirius Group's proportionate interest in the underlying fund's net asset value, which is deemed to approximate fair value. In addition, due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of the Company's reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using information that is available to Sirius Group with respect to the underlying investments, as necessary. The changes in fair value are reported in pre-tax revenues in Net unrealized investment (losses) gains. Actual final fund valuations may differ from Sirius Group's estimates and these differences are recorded in the period they become known as a change in estimate.

        Other long-term investments also includes certain investments that are eligible for the equity method where Sirius Group has elected the fair value option under which the changes in fair value are reported in pre-tax revenues in Net unrealized investment (losses) gains. (See Note 20.)

Cash

        Cash includes amounts on hand and demand deposits with banks and other financial institutions. Amounts presented in the statement of cash flows are shown net of balances acquired and sold in the purchase or sale of the Company's consolidated subsidiaries.

Restricted cash

        Restricted cash represents cash and cash equivalents that Sirius Group is (a) holding for the benefit of a third party and is legally or contractually restricted as to withdrawal or usage for general corporate purposes; and (b) not replaceable by another type of asset other than cash or cash equivalents, under the terms of Sirius Group's contractual arrangements with such third parties.

Insurance and reinsurance operations

        Premiums written are recognized as revenues and are earned ratably over the term of the related policy or reinsurance treaty. Premiums written include amounts reported by brokers, managing general agents, and ceding companies, supplemented by the Company's own estimates of premiums where reports have not been received. The determination of premium estimates requires a review of the Company's experience with the ceding companies, managing general agents, familiarity with each market, the timing of the reported information, an analysis and understanding of the characteristics of each class of business, and management's judgment of the impact of various factors, including premium

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

or loss trends, on the volume of business written and ceded to the Company. On an ongoing basis, the Company's underwriters review the amounts reported by these third parties for reasonableness based on their experience and knowledge of the subject class of business, taking into account the Company's historical experience with the brokers or ceding companies. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force.

        Deferred acquisition costs represent commissions, premium taxes, brokerage expenses, and other costs which are directly attributable to the successful acquisition or renewal of contracts and vary with the production of business. These costs are deferred and amortized over the period during which the premiums are earned. Amortization of Deferred acquisition costs are shown net of contractual commissions earned on reinsurance ceded within Insurance and reinsurance acquisition expenses. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expenses ("LAE"), expected dividends to policyholders, unamortized acquisition costs, and maintenance costs exceeds related unearned premiums and anticipated investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs, then a liability is accrued for the excess deficiency.

        Other underwriting expenses consist primarily of personnel related expenses (including salaries, benefits, and variable compensation expense) and other general operating expenses related to the underwriting operations.

        Losses and LAE are charged against income as incurred. Unpaid insurance loss and LAE reserves are based on estimates (generally determined by claims adjusters, legal counsel, and actuarial staff) of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid reinsurance loss and LAE reserves are based primarily on reports received from ceding companies and actuarial projections. Unpaid loss and LAE reserves represent management's best estimate of ultimate losses and LAE, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any resulting adjustments are reflected in current operations. The process of estimating loss and LAE reserves involves a considerable degree of judgment by management and the ultimate amount of expense to be incurred could be greater or less than the amounts currently reflected in the financial statements.

        Sirius Group enters into ceded reinsurance contracts to protect its businesses from losses due to concentration of risk, to manage its operating leverage ratios and to limit losses arising from catastrophic events. Such reinsurance contracts are executed through excess of loss treaties and catastrophe contracts under which the reinsurer indemnifies for a specified part or all of certain types of losses over stipulated amounts arising from any one occurrence or event. Sirius Group has also entered into quota share treaties with reinsurers under which all risks meeting prescribed criteria are covered on a pro-rata basis. The amount of each risk ceded by Sirius Group is subject to maximum limits which vary by line of business and type of coverage. Although these contracts protect Sirius Group, these reinsurance arrangements do not relieve Sirius Group from its primary obligations to insureds.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

        Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectability of reinsurance recoverables is subject to the solvency of the reinsurers. Sirius Group is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings, and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis.

        Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided. Ceded unearned insurance and reinsurance premiums represent the portion of premiums ceded applicable to the unexpired term of policies in force. Funds held by ceding companies represent amounts due to Sirius Group in connection with certain assumed reinsurance agreements in which the ceding company retains a portion of the premium to provide security against future loss payments. The funds held by ceding companies are generally invested by the ceding company and a contractually agreed interest amount is credited to Sirius Group and recognized as investment income. Funds held under reinsurance treaties represent contractual payments due from Sirius Group that have been retained to secure such obligations.

        Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for contingent commission arrangements are recorded as Insurance and reinsurance acquisition expenses. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.

Derivative financial instruments

        Sirius Group holds derivative financial instruments for both risk management and investment purposes. Sirius Group recognizes all derivatives as either assets or liabilities, measured at fair value, in the Consolidated Balance Sheets. Changes in the fair value of derivative instruments are recognized in current period pre-tax income.

Deferred software costs

        Sirius Group capitalizes costs related to computer software developed for internal use during the application development stage of software development projects. These costs generally consist of certain external, payroll, and payroll-related costs. Sirius Group begins amortization of these costs once the project is completed and ready for its intended use. Amortization is on a straight-line basis and over a useful life of three to five years. As of December 31, 2017 and 2016, Sirius Group had unamortized deferred software costs of $10.5 million and $8.1 million, respectively. For the years ended December 31, 2017, 2016, and 2015, Sirius Group had amortization expenses of $4.6 million, $3.2 million, and $3.0 million, respectively, related to software developed for internal use.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

Defined benefit plans

        Certain Sirius Group employees in Europe participate in defined benefit plans. The liability for the defined benefit plans that is reported on the Consolidated Balance Sheets is the current value of the defined benefit obligation at the end of the period, reduced by the fair value of the plan's managed assets, with adjustments for actuarial gains and losses. The defined benefit pension plan obligation is calculated annually by independent actuaries. The current value of the defined benefit obligation is determined through discounting of expected future cash flows, using interest rates determined by current market interest rates. The service costs and actuarial gains and losses on the defined benefit obligation and the fair value on the plan assets are recognized in the Consolidated Statements of Income.

Commission and other revenue recognition

        Sirius Group recognizes agent commissions and other revenues when it has fulfilled all of its obligations necessary to earn the revenue and when it can both reliably estimate the amount of revenue, net of any amounts expected to be uncollectible, and any amounts associated with expected cancellations.

Earnings per share

        Earnings per share is reported in accordance with Accounting Standards Codification ("ASC") Topic 260 Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to Sirius Group common shareholders by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities. (See Note 16.)

Federal and foreign income taxes

        Some of Sirius Group's subsidiaries file consolidated tax returns in the United States. Sirius Group has subsidiaries in various jurisdictions, including but not limited to Sweden, the United Kingdom, and Luxembourg, which are subject to applicable taxes in those jurisdictions.

        Deferred tax assets and liabilities are recorded when a difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes exists, and for other temporary differences. The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses. The deferred tax asset is recognized when it is more likely than not that it will be realized.

Foreign currency exchange

        The U.S. dollar is the functional currency for Sirius Group's businesses except for Sirius International Insurance Corporation ("Sirius International"), Lloyd's Syndicate 1945 ("Syndicate 1945"), several subsidiaries of International Medical Group Acquisition, Inc. ("IMG"), and the Canadian reinsurance operations of Sirius America Insurance Company ("Sirius America"). Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation of functional currencies are reported in shareholder's equity, in Accumulated other comprehensive (loss). As of December 31, 2017 and 2016, Sirius Group had Net unrealized foreign currency translation losses of $140.5 million and $212.2 million, respectively, recorded in Accumulated other comprehensive (loss) on its Consolidated Balance Sheets.

        Assets and liabilities relating to foreign operations are remeasured into the functional currency using current exchange rates; revenues and expenses are remeasured into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of net income in the period in which they arise within Net realized investment (losses) gains, Net unrealized investment (losses) gains, and Net foreign exchange gains (losses).

        The following rates of exchange for the U.S. dollar have been used for translation of assets and liabilities for subsidiaries whose functional currency is not the U.S. dollar at December 31, 2017 and 2016:

Currency	Closing Rate 2017	Closing Rate 2016
Swedish kronor	8.2051	9.0549
British pound	0.7398	0.8074
Euro	0.8339	0.9479
Canadian dollar	1.2556	1.3432

Goodwill and intangible assets

        Goodwill represents the excess of the purchase price of an acquisition over the fair value of the identifiable net assets acquired and is assigned to the applicable reporting unit at acquisition. Goodwill is evaluated for impairment on an annual basis. Sirius Group initially evaluates goodwill using a qualitative approach to determine whether it is more likely than not that the fair value of goodwill is greater than its carrying value. If the results of the qualitative evaluation indicate that it is more likely than not that the carrying value of goodwill exceeds its fair value, Sirius Group performs the quantitative test for impairment.

        Indefinite-lived intangible assets are evaluated for impairment similar to goodwill. Finite-lived intangible are amortized on a straight-line basis over their estimated useful lives. The amortization periods approximate the period over which Sirius Group expects to generate future net cash inflows from the use of these assets. All of these assets are subject to impairment testing for the impairment or disposal of long-lived assets when events or conditions indicate that the carrying value of an asset may not be fully recoverable from future cash flows.

        If goodwill or intangible assets are impaired, such assets are written down to their fair values with the related expense recorded in Sirius Group's results of operations. (See Note 10.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

Non-controlling interests

        Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated subsidiaries, and are presented separately on the balance sheet.

Mezzanine equity

        In connection with the purchase of IMG, the Company issued Series A redeemable preference shares. (See Note 3.) The Series A redeemable preference shares are redeemable at the option of the holder with the passage of time. The Company classifies the Series A redeemable preference shares in accordance with GAAP guidance which requires conditionally redeemable securities to be classified outside of permanent shareholders' equity. Accordingly, the Company classifies these shares as mezzanine equity in the Consolidated Balance Sheets.

Variable interest entities

        Sirius Group consolidates a VIE when it has both the power to direct the activities of the VIE that most significantly impact its economic performance and either the obligation to absorb losses or the right to receive returns from the VIE that could potentially be significant to the VIE.

        An entity in which Sirius Group holds a variable interest is a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) as a group, the holders of equity investment at risk lack either the direct or indirect ability through voting rights or similar rights to make decisions about an entity's activities that most significantly impact the entity's economic performance or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some investors are disproportionate to their obligation to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both, and substantially all of the entity's activities either involve or are conducted on behalf of an investor with disproportionately few voting rights. The primary beneficiary is defined as the variable interest holder that is determined to have the controlling financial interest as a result of having both (a) the power to direct the activities of a VIE that most significantly impact the economic performance of the VIE and (b) the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. At inception of the VIE, as well as following an event that requires reassessment, Sirius Group determines whether it is the primary beneficiary based on the facts and circumstances surrounding each entity. (See Note 21.)

Recently adopted changes in accounting principles

Presentation of net periodic cost and net periodic postretirement benefit cost

        During 2017, Sirius Group elected early adoption of Accounting Standards Update ("ASU") 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), which provides guidance that increases transparency and usefulness of information about defined benefit costs for pension plans and other post-retirement plans presented in financial statements. Under the new guidance, the new standard requires separation of the service cost component from the other components of net benefit cost for presentation purposes. While the

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

guidance provides for additional pension disclosures in Note 14, there was no impact on the Company's financial position, results of operations or cash flows.

Statement of cash flows

        Effective January 1, 2018, Sirius Group adopted ASU 2016-18, Statement of Cash Flows: Restricted Cash (ASC 230), which requires that restricted cash and restricted cash equivalents be included with cash and cash equivalents in the reconciliation of beginning and ending cash on the statements of cash flows. As a result, transfers between cash and cash equivalents and restricted cash and restricted cash equivalents will no longer be presented on the statement of cash flows. The revised presentation required in this guidance is reflected in the Company's Consolidated Statements of Cash Flows for all periods presented. The adoption of this guidance did not have any effect on the Company's results of operations, financial position, or comprehensive income.

        Effective January 1, 2017, Sirius Group elected early adoption of ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (ASC 230), which addresses diversity in practice in how eight specific cash receipts and cash payments should be presented and classified on the statement of cash flows. The adoption of this guidance did not impact the Company's results of operations, financial condition, or liquidity.

Goodwill

        Effective January 1, 2017, Sirius Group elected early adoption of ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amendments in this guidance, an entity performs its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. While the guidance changes the Company's goodwill impairment testing procedures, there was no impact on the Company's financial position, results of operations or cash flows.

Short-duration contracts

        Effective December 31, 2017, Sirius Group adopted ASU 2015-09, Disclosures about Short Duration Contracts (ASC 944), which requires expanded footnote disclosures about Loss and loss adjustment expense reserves. Upon adoption, Sirius Group modified its footnote disclosures to include loss

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

development tables on a disaggregated basis by accident year and a reconciliation of loss development data to the Loss and loss adjustment expense reserves reflected on the balance sheet. The additional disclosures required by this guidance have been included in Note 5.

Recent accounting pronouncements

Premium amortization on callable debt securities

        In March 2017, the Financial Accounting Standards Board ("FASB") issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (ASC 310-20), which changes the amortization period for certain purchased callable debt securities. Under the new guidance, for investments in callable debt securities held at a premium, the premium will be amortized over the period to the earliest call date. The new guidance does not change the amortization period for callable debt securities held at a discount. The new guidance is effective for annual and interim periods beginning after December 15, 2018. Sirius Group does not expect adoption to have any effect on its financial statements.

Definition of a business

        In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business (ASC 805), which clarifies the definition of a business and affects the determination of whether acquisitions or disposals are accounted for as assets or as a business. Under the new guidance, when substantially all of the fair value of the assets is concentrated in a single identifiable asset or a group of similar identifiable assets, it is not a business. The new guidance is effective for annual and interim periods beginning after December 15, 2017. Sirius Group does not expect adoption to have any effect on its financial statements.

Credit losses

        In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASC 326), which establishes new guidance for the recognition of credit losses for financial assets measured at amortized cost. The new guidance, which applies to financial assets that have the contractual right to receive cash, including reinsurance receivables, requires reporting entities to estimate the credit losses expected over the life of a credit exposure using historical information, current information and reasonable and supportable forecasts that affect the collectability of the financial asset. The new guidance is effective for annual and interim periods beginning after December 15, 2019. Sirius Group is evaluating the expected impact of this new guidance.

Leases

        In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). The new guidance requires lessees to recognize lease assets and liabilities on the balance sheet for both operating and financing leases, with the exception of leases with an original term of 12 months or less. Under existing guidance, recognition of lease assets and liabilities is not required for operating leases. The lease assets and liabilities to be recognized are both measured initially based on the present value of the lease payments. The new guidance is effective for Sirius Group for annual and interim periods beginning

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

after December 15, 2018. Sirius Group is evaluating the expected impact of this new guidance and available adoption methods.

Financial instruments—recognition and measurement

        In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (ASC 825-10). The new guidance modifies the guidance for financial instruments, including investments in equity securities. Under the new guidance, all equity securities with readily determinable fair values are required to be measured at fair value with changes therein recognized through current period earnings. In addition, the new guidance requires a qualitative assessment for equity securities without readily determinable fair values to identify impairment, and for impaired equity securities to be measured at fair value. The new guidance is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. Sirius Group measures its portfolio of investment securities at fair value with changes therein recognized through current period earnings and, accordingly, adoption will not have any effect on its financial statements.

Revenue recognition

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASU 606). ASU 2014-09 was updated through various ASUs, including ASU 2015-14 and ASU 2017-13 that delayed the effective date of ASU 2014-09. The guidance affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017. Accounting for insurance contracts is not within the scope of ASU 2014-09. Sirius Group generates service fee income, primarily from the operations of IMG and ArmadaCorp Capital, LLC ("Armada"), which is reported in Other revenues in the Consolidated Statements of (Loss) Income and is within the scope of ASU 2014-09. The guidance is effective January 1, 2018. Sirius Group intends to adopt the guidance on that date using the modified retrospective approach to transition. Adoption of the guidance will not have a significant effect on the Company's financial position, results of operations, or comprehensive income, as the accounting for insurance contracts is outside of the scope of the guidance.

Note 3. Significant transactions

        The following are Sirius Group's significant transactions for the years ended December 31, 2017, 2016, and 2015:

  •
  On September 14, 2017, Sirius Group entered into a definitive agreement to purchase 4.9% ("Initial Phoenix Shares") of The Phoenix Holdings, Ltd. ("The Phoenix") from Delek Group Ltd. ("Delek Group") for New Israeli Shekel ("NIS") 208 million in cash (or $58.8 million on date of purchase). As part of the agreement, Sirius Group purchased the Initial Phoenix Shares on September 19, 2017, and submitted an application to the Israeli Commissioner of Capital Markets, Insurance and Savings (the "Israeli Commissioner of

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

    Insurance") for a permit to control The Phoenix. Sirius Group had an exclusivity period expiring November 23, 2017 to conduct due diligence, during which time Sirius Group exercised the option to purchase all of Delek Group's remaining shares in The Phoenix (approximately 47.4%) for an additional sum of NIS 2.3 billion in cash (or $663.1 million using the December 31, 2017 NIS to USD conversion rate), subject to certain adjustments for interest and earnings. In January 2018, The Phoenix issued an additional 5.249 million shares, which changed the Company's ownership percentage to 4.85% and the Delek Group ownership percentage to 46.24%. At December 31, 2017, Sirius Group was awaiting regulatory approval from the Israeli Commissioner of Insurance, the Israel Securities Authority, the Tel Aviv Stock Exchange, and the Israel Antitrust Commissioner in connection with the proposed change in control of The Phoenix. At December 31, 2017, the investment in The Phoenix was included in Equity securities, at fair value at $67.3 million. The exercised call option to purchase the 46.24% of outstanding shares is valued at a cost of $4.5 million and is included in Other assets. (See Note 25.)

  •
  On May 26, 2017, Sirius Group acquired 100% ownership of IMG and its subsidiaries, a leading provider of global travel medical insurance products and assistance services. The purchase of IMG was undertaken to expand on Sirius Group's existing Global Accident and Health ("Global A&H") platform and to accelerate the growth strategy of the Global A&H international insurance business, to add service fee revenues to Sirius Group's existing risk-transfer based insurance revenues, and to gain access to IMG's distribution networks and client base. Total consideration consisted of $250.8 million of cash, $100.0 million of Series A redeemable preference shares that are convertible into common shares (as explained further below), and up to $50.0 million of contingent consideration ("IMG Earnout"), payable in Series A redeemable preference shares, which was stated as $43.1 million at fair value at acquisition date, resulting in a total enterprise value of $393.9 million. Sirius Group assumed certain IMG debt of $129.5 million ("Debt Assumption"), reducing its cash consideration by that amount and resulting in a total equity consideration of $264.4 million. Concurrently with the transaction, IMG's subsidiary International Medical Group—Stop-Loss, Inc. ("IMG—Stop Loss") was sold to Certus Management Group, Inc. ("Certus"). (See Note 22.) As part of the sale of IMG—Stop Loss, Sirius Group issued a secured promissory note of $9.0 million to Certus.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

        The following table summarizes the fair value of net assets acquired and allocation of purchase price of IMG, measured as of the acquisition date:

	Total	Useful Life
	(Millions)
Purchase price
Cash paid	$250.8
Series A redeemable preference shares	100.0
Contingent consideration	43.1

Total enterprise value	393.9
Less: Debt assumed	(129.5)

Total purchase price (a)	$264.4

Assets acquired
Total investments	$41.0
Cash	10.5
Accrued investment income	0.2
Insurance and reinsurance premiums receivable	1.6
Deferred acquisition costs	2.9
Other assets	12.9
Intangible asset—distribution relationships	91.0	13.0 years
Intangible asset—customer relationships	17.0	12.5 years
Intangible asset—trade names	27.0
Intangible asset—technology	10.0	5.0 years

Total assets acquired	214.1
Liabilities assumed
Loss and loss adjustment expense reserves	14.3
Unearned insurance and reinsurance premiums	9.8
Deferred tax liability	55.9
Debt	129.5
Other liabilities	18.2

Total liabilities assumed	227.7

Net assets acquired (b)	(13.6)

Goodwill (a)-(b)	$278.0

        The goodwill balance is primarily attributed to IMG's assembled workforce and access to the supplemental healthcare and medical travel insurance market. None of the goodwill recognized is expected to be deductible for income tax purposes. The IMG Earnout is payable if earnings before interest expense, taxes, depreciation and amortization ("EBITDA") of IMG exceed amounts defined in the purchase agreement for each year during the three year period ending December 31, 2019. At December 31, 2017 the IMG Earnout liability was remeasured at a fair value of $29.5 million and is reflected within Other liabilities. As a result of the remeasurement of the IMG Earnout, Sirius Group recorded a $13.6 million gain in Gain on revaluation of contingent consideration in 2017.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

        During 2017, Sirius Group obtained $152.2 million, or 11%, of its gross written premiums through IMG. During 2016 and 2015, Sirius Group received 14% and 15% of its gross written premiums through IMG, respectively.

        During 2017, IMG's revenues and net income after acquisition, inclusive of intangible asset amortization expenses, were $79.6 million and $13.3 million, respectively.

  Series A Redeemable Preference Shares

        As a part of the IMG acquisition, Sirius Group issued Series A redeemable preference shares, with 150,000 shares authorized and 100,000 issued at issuance date, with liquidation preference of $1,000 per preference share ("Liquidation Preference"). Up to 50,000 Series A redeemable preference shares are available pursuant to the IMG Earnout. The Series A redeemable preference shares participate in dividends on an as-converted basis with common shares and other shares junior to the Series A redeemable preference shares ("Special Dividends") and, provided that a sale or merger of Sirius Group where the surviving entity is a publicly traded entity or a qualified public offering of Sirius Group on certain named stock exchanges ("Liquidity Event"), has not occurred on the three-year anniversary of May 26, 2017 ("Initial Issue Date"), will receive cumulative dividends at 10% of the Liquidation Preference, compounded quarterly prospectively and in arrears (as if dividends were accruing and compounding as of the Initial Issue Date) ("Fixed Dividends"). The Series A redeemable preference shares will, per the automatic conversion feature, automatically convert into common shares, upon (i) the occurrence of a Liquidity Event, (ii) the five-year anniversary of the Initial Issue Date or (iii) a change of control (each a "Triggering Event"). Additionally, the holder has the option, per the optional redemption feature, to redeem for the Liquidation Preference plus accrued and unpaid dividends upon either (x) the occurrence of a change of control or (y) the five-year anniversary of the Initial Issue Date, provided a Liquidity Event or change of control has not occurred prior to such time. As a result of the automatic conversion feature and optional redemption feature of the Initial Issue Date, the Series A redeemable preference shares will either be converted into common shares or redeemed upon the fifth anniversary (or a change of control if earlier) and if a Liquidity Event has not occurred prior to such time. Beginning on the six-year anniversary of the Initial Issue Date, the Series A redeemable preference shares that do convert into common shares, pursuant to the conversion feature, ("Conversion Shares") are redeemable, at the option of the holder, at the fair market value of such Conversion Shares at such time.

        The redemption value for the Series A redeemable preference shares is equal to the Liquidation Preference plus all accrued dividends. In substance, these dividends are payable to the holder from the Initial Issue Date unless a Liquidity Event occurs prior to the third-year anniversary of the Initial Issue Date. As the occurrence of a Liquidity Event is not considered probable, Sirius Group includes the 10% Fixed Dividends accrued in the redemption value at the reporting date. The Company will include Special Dividends in the redemption value to the extent they are declared and unpaid. Increases in the carrying amount of the Series A redeemable preference shares are charged against Net (loss) income attributable to Sirius Group's common shareholder.

        The Liquidation Preference of the Series A redeemable preference shares are reflected as Mezzanine equity in the balance sheet. It is not subject to fair value or remeasurement, except for

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

accrued dividends. At December 31, 2017, the Series A redeemable preference shares are carried at $106.1 million.

  Supplemental Pro Forma Information

        The following table presents unaudited pro forma consolidated information for the years ended December 31, 2017 and 2016 and assumes the IMG acquisition occurred on January 1, 2016. The pro forma financial information is presented for informational purposes only and does not necessarily reflect the results that would have occurred had the acquisition taken place on January 1, 2016, nor is it necessarily indicative of future results. It does not consider the impact of possible revenue enhancements, expense efficiencies, or synergies that may result from the acquisition of IMG.

	Unaudited Pro Forma for the Year Ended December 31,
	2017	2016
	(Millions)
Total revenues	$1,176.8	$1,096.0
Net income	$(173.2)	$(4.6)

  •
  On April 3, 2017, Sirius Group purchased 100% of Armada and its subsidiaries from Armada Enterprises LLC ("Seller"). Armada is an insurance services and health care technology business that creates specialty employee benefit products and serves to strengthen health care coverage and access. The purchase of Armada was undertaken to expand and accelerate the growth of Sirius Group's Global A&H platform in the United States, to diversify Sirius Group's revenues to include fee based revenues, and to gain access to Armada's distribution networks. Total consideration for the acquisition consisted of (1) the purchase of 50% of Armada by Sirius Group for $123.4 million, and (2) the redemption by Armada of the remaining 50% held by Seller for a redemption price based on a three year contingent earn-out mechanism that could result in an additional payment to Seller of up to $125.0 million ("Armada Earnout"), with fair value of $79.1 million at acquisition date, resulting in a total enterprise value of $202.5 million.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

        The following table summarizes the fair value of net assets acquired and allocation of purchase price of Armada, measured as of the acquisition date:

	Total	Useful Life
	(Millions)
Purchase price
Cash paid	$123.4
Contingent consideration	79.1

Total purchase price (a)	$202.5

Assets acquired
Restricted cash	$10.4
Other assets	1.2
Intangible asset—distribution relationships	60.0	22.5 years
Intangible asset—trade name	16.0	7.5 years
Intangible asset—technology	5.5	9.0 years

Total assets acquired	93.1
Liabilities assumed
Other liabilities	13.3

Total liabilities assumed	13.3

Net assets acquired (b)	79.8

Goodwill (a)-(b)	$122.7

        The goodwill balance is primarily attributed to Armada's assembled workforce and access to the supplemental healthcare insurance market, and additional synergies to be realized in the future. The goodwill recognized is expected to be deductible for income tax purposes in the future. The contingent consideration is payable if EBITDA of Armada exceeds amounts defined in the redemption agreement. The Armada Earnout can be settled in the Company's common shares, subject to certain criteria. The Armada Earnout is subject to fair value and quarterly measurement, which is a component of net income each period and reflected in Gain on revaluation of contingent consideration. In December 2017, the Company settled approximately 82% of the Armada Earnout with the Seller for $30.6 million. The remaining Armada Earnout liability was remeasured at a fair value of $13.3 million and is reflected in Other liabilities. As a result of the settlement and remeasurement of the Armada Earnout, Sirius Group recorded a $35.2 million gain in Gain on revaluation of contingent consideration in 2017.

        During 2017, Armada's revenues and net income after acquisitions, inclusive of intangible asset amortization expenses, were $24.7 million and $9.7 million, respectively.

  Supplemental Pro Forma Information

        The following table presents unaudited pro forma consolidated information for the years ended December 31, 2017 and 2016 and assumes the Armada acquisition occurred on January 1, 2016. The pro forma financial information is presented for informational purposes only and does not necessarily reflect the results that would have occurred had the acquisition taken place on January 1, 2016, nor is

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

it necessarily indicative of future results. It does not consider the impact of possible revenue enhancements, expense efficiencies, or synergies that may result from the acquisition of Armada.

	Unaudited Pro Forma for the Year Ended December 31,
	2017	2016
	(Millions)
Total revenues	$1,144.6	$1,032.6
Net income	$(155.1)	$45.9
  •
  On May 17, 2016, Sirius Global Solutions Holding Company ("Sirius Global Solutions") and Florida Specialty Insurance Company partnered to form Florida Specialty Acquisition LLC ("FSA"). Sirius Global Solutions provided $15.8 million to acquire 100% of FSA's common shares. FSA acquired Mount Beacon Holdings, LLC and its subsidiaries including Mount Beacon Insurance Company ("Mount Beacon").

  •
  On April 18, 2016, Sirius Group sold its investment in OneBeacon Insurance Group, Ltd. ("OneBeacon") at fair value to White Mountains Insurance Company ("White Mountains" or "former parent") for proceeds of $178.3 million in connection with the sale of Sirius Group to CMIG International Holding Pte. Ltd ("CMIG International") and recorded $22.1 million of Additional paid-in surplus for the excess of fair value over the equity method carrying value of OneBeacon. (See Note 20.).

  •
  On April 18, 2016, Sirius Global Solutions sold Ashmere Insurance Company to White Mountains for proceeds of $18.5 million in connection of the sale of Sirius Group by White Mountains.

  •
  On February 1, 2016, Sirius Group sold its investment in Symetra Financial Corporation ("Symetra") for proceeds of $559.8 million, or $32.00 per share. (See Note 20.)

  •
  On September 24, 2015, Sirius Global Solutions completed the sale of Woodridge Insurance Company to Sojourner Holding Co., which resulted in a gain of $1.0 million recorded in Other revenue.

Note 4. Segment information

        Sirius Group classifies its business into four reportable segments—Global Property, Global Accident and Health ("Global A&H"), Specialty and Casualty ("Specialty & Casualty"), and Runoff and Other ("Runoff & Other"). The accounting policies of the reportable segments are the same as those used for the preparation of the Company's consolidated financial statements.

        The Company's Global Property, Global A&H, Specialty & Casualty, and Runoff & Other reportable segments each have managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company's chief operating decision maker, the Chief Executive Officer ("CEO") of the Company. The CEO assesses segment operating performance, allocates capital, and makes resource allocation decisions based on Technical profit (loss), Underwriting profit (loss), and Underwriting profit (loss), including net service fee revenue.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

        Segment results are shown prior to corporate eliminations. Corporate eliminations are shown to reconcile to consolidated Technical profit (loss), consolidated Underwriting profit (loss) and consolidated Underwriting profit (loss), including net service fee revenue.

        Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets, and, accordingly, investment income is not allocated to each segment.

Global Property

        Global Property consists of Sirius Group's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance, and agriculture reinsurance on a worldwide basis:

        Other Property—Sirius Group participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For Sirius Group's international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines segment of the market.

        Property Catastrophe Excess—Property catastrophe excess of loss reinsurance treaties cover losses from catastrophic events. Sirius Group writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, Stockholm writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.

        Agriculture—Sirius Group provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored multi-peril crop insurance ("MPCI"). Sirius Group's participation is net of the government's stop-loss reinsurance protection. Sirius Group also provides coverage for crop-hail and certain named perils when bundled with MPCI business. Sirius Group also writes agriculture business outside of the United States.

Global A&H

        Global A&H consists of Sirius Group's Global A&H insurance and reinsurance underwriting unit along with two managing general underwriters ("MGU") (Armada and IMG):

        Accident and Health insurance and reinsurance—Sirius Group is an insurer of accident and health insurance business in the United States, either on an admitted or surplus lines basis, as well as international business written through IMG. Sirius Group also writes proportional and excess treaties covering employer medical stop-loss for per person (specific) and per employer (aggregate) exposures. In addition, Sirius Group writes some medical, health, travel and personal accident coverages written on a treaty, facultative and primary basis.

        IMG is a full service provider of global health & travel insurance benefits and assistance service. IMG offers various international medical insurance products, trip cancellation programs, medical management service and 24/7 emergency medical and travel assistance.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

        Armada is a specialty health services business that strengthens health care coverage through ArmadaGlobal and ArmadaHealth. ArmadaGlobal is a supplemental medical insurance MGU that markets and underwrites supplemental health products. ArmadaHealth is a health care data science business that focuses on the physician referral process.

Specialty & Casualty

        Specialty & Casualty consists of Sirius Group's insurance and reinsurance underwriting units which offer specialty & casualty product lines on a worldwide basis. Specialty lines represent unique risks where the more difficult and unusual risks are underwritten. Because specialty lines tend to be the more unusual or higher risks, much of the market is characterized by a high degree of specialization:

        Aviation & Space provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations' liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business.

        Marine provides marine reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. Sirius Group also writes yacht business, both on reinsurance and a primary basis. The marine portfolio is diversified across many countries and regions.

        Trade credit writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country's gross national product.

        Contingency—Sirius Group underwrites contingency insurance for event cancellation and non-appearance, primarily on a primary policy and facultative reinsurance basis. Additionally, coverage for liabilities arising from contractual bonus, prize redemption and over-redemption is also offered. The contingency portfolio is diversified across many countries and regions.

        Casualty—Sirius Group underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability, and other specialty classes, written on a proportional and excess of loss basis.

        Surety—Sirius Group underwrites commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States.

        Environmental—Sirius Group underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor's pollution liability, contractor's pollution and professional liability.

Runoff & Other

        Runoff & Other consists of asbestos risks, environmental risks and other latent liability exposures, and results from Sirius Global Solutions. Sirius Global Solutions is a Connecticut-based division of Sirius Group specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

        The following tables summarize the segment results for the years ended December 31, 2017, 2016, and 2015:

	For the year ended December 31, 2017
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
	(Millions)
Gross written premiums	$732.1	$494.6	$218.1	$(5.5)	$—	$1,439.3

Net written premiums	$556.2	$341.5	$193.0	$(0.5)	$—	$1,090.2

Net earned insurance and reinsurance premiums	$564.4	$306.8	$163.2	$0.9	$—	$1,035.3
Loss and allocated LAE(1)	(499.5)	(175.0)	(99.6)	(11.0)	—	(785.1)
Insurance and reinsurance acquisition expenses	(112.9)	(89.6)	(41.1)	3.5	42.9	(197.2)

Technical profit (loss)	(48.0)	42.2	22.5	(6.6)	42.9	53.0

Unallocated LAE(2)	(12.9)	(4.8)	(5.3)	(3.1)	—	(26.1)
Other underwriting expenses	(63.3)	(23.4)	(16.5)	(2.9)	—	(106.1)

Underwriting (loss) income	(124.2)	14.0	0.7	(12.6)	42.9	(79.2)

Service fee revenue(3)	—	65.9	—	—	(42.9)	23.0
General and administrative expenses, MGU + Runoff & Other(4)	—	(44.8)	—	(4.0)	—	(48.8)

Underwriting (loss) income, including net service fee income	(124.2)	35.1	0.7	(16.6)	—	(105.0)

Net investment income						56.8
Net realized investment (losses) gains						(27.2)
Net unrealized investment (losses) gains						(10.5)
Net foreign exchange gains (losses)						9.2
Gain on revaluation of contingent consideration						48.8
Other revenue(5)						(1.3)
General and administrative expenses(6)						(43.1)
Intangible asset amortization expenses						(10.2)
Impairment of intangible assets						(5.0)
Interest expense on debt						(22.4)

Pre-tax (loss) income						$(109.9)

Underwriting Ratios
Loss ratio	90.8%	58.6%	64.3%	NM	NM	78.4%
Acquisition expense ratio	20.0%	29.2%	25.2%	NM	NM	19.0%
Other underwriting expense ratio	11.2%	7.6%	10.1%	NM	NM	10.2%

Combined ratio(7)	122.0%	95.4%	99.6%	NM	NM	107.6%

Goodwill and intangible assets(8)	$—	$612.3	$—	$5.0	$—	$617.3

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

	For the year ended December 31, 2016
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
	(Millions)
Gross written premiums	$634.9	$436.1	$170.7	$27.3	$—	$1,269.0

Net written premiums	$514.2	$277.6	$137.4	$8.9	$—	$938.1

Net earned insurance and reinsurance premiums	$481.8	$272.2	$135.2	$0.9	$—	$890.1
Loss and allocated LAE(1)	(256.6)	(164.8)	(71.2)	(2.6)	—	(495.2)
Insurance and reinsurance acquisition expenses	(100.3)	(71.7)	(37.7)	(0.6)	—	(210.3)

Technical profit (loss)	124.9	35.7	26.3	(2.3)	—	184.6

Unallocated LAE(2)	(11.9)	(6.8)	(4.4)	(1.0)	—	(24.1)
Other underwriting expenses	(65.1)	(23.3)	(15.1)	(3.8)	—	(107.3)

Underwriting (loss) income	47.9	5.6	6.8	(7.1)	—	53.2

Service fee revenue(3)	—	—	—	4.3	—	4.3
General and administrative expenses, MGU + Runoff & Other(4)	—	—	—	(6.2)	—	(6.2)

Underwriting (loss) income, including net service fee income	47.9	5.6	6.8	(9.0)	—	51.3

Net investment income						56.2
Net realized investment (losses) gains						288.3
Net unrealized investment (losses) gains						(238.2)
Net foreign exchange gains (losses)						(11.0)
Gain on revaluation of contingent consideration						—
Other revenue(5)						4.8
General and administrative expenses(6)						(78.9)
Intangible asset amortization expenses						—
Impairment of intangible assets						—
Interest expense on debt						(34.6)

Pre-tax (loss) income						$37.9

Underwriting Ratios
Loss ratio	55.7%	63.0%	55.9%	NM	NM	58.3%
Acquisition expense ratio	20.8%	26.3%	27.9%	NM	NM	23.6%
Other underwriting expense ratio	13.5%	8.6%	11.2%	NM	NM	12.1%

Combined ratio(7)	90.0%	97.9%	95.0%	NM	NM	94.0%

Goodwill and intangible assets(8)	$—	$—	$—	$5.0	$—	$5.0

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

	For the year ended December 31, 2015
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
	(Millions)
Gross written premiums	$574.7	$385.9	$182.4	$17.5	$—	$1,160.5

Net written premiums	$440.7	$262.3	$147.5	$(2.9)	$—	$847.6

Net earned insurance and reinsurance premiums	$446.0	$258.1	$138.2	$4.7	$—	$847.0
Loss and allocated LAE(1)	(156.8)	(151.6)	(91.0)	4.6	—	(394.8)
Insurance and reinsurance acquisition expenses	(84.0)	(70.9)	(32.3)	(2.6)	—	(189.8)

Technical profit (loss)	205.2	35.6	14.9	6.7	—	262.4

Unallocated LAE(2)	(10.3)	(6.5)	(6.8)	(4.3)	—	(27.9)
Other underwriting expenses	(65.8)	(24.2)	(15.6)	(2.3)	—	(107.9)

Underwriting (loss) income	129.1	4.9	(7.5)	0.1	—	126.6

Service fee revenue(3)	—	—	—	1.0	—	1.0
General and administrative expenses, MGU + Runoff & Other(4)	—	—	—	(4.0)	—	(4.0)

Underwriting (loss) income, including net service fee income	129.1	4.9	(7.5)	(2.9)	—	123.6

Net investment income						39.9
Net realized investment (losses) gains						138.5
Net unrealized investment (losses) gains						102.5
Net foreign exchange gains (losses)						(18.2)
Gain on revaluation of contingent consideration						—
Other revenue(5)						(3.4)
General and administrative expenses(6)						(23.1)
Intangible asset amortization expenses						—
Impairment of intangible assets						—
Interest expense on debt						(26.6)

Pre-tax (loss) income						$333.2

Underwriting Ratios
Loss ratio	37.5%	61.3%	70.8%	NM	NM	49.9%
Acquisition expense ratio	18.8%	27.5%	23.4%	NM	NM	22.4%
Other underwriting expense ratio	14.8%	9.4%	11.3%	NM	NM	12.7%

Combined ratio(7)	71.1%	98.2%	105.5%	NM	NM	85.0%

Goodwill and intangible assets(8)	$—	$—	$—	$10.2	$—	$10.2

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

        The following tables provide summary information regarding net premiums written by client location and underwriting location by reportable segment for the years ended December 31, 2017, 2016, and 2015:

	For the year ended December 31, 2017
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
	(Millions)
Net written premiums by client location:
United States	$220.8	$284.5	$59.0	$(1.2)	$563.1
Europe	142.4	28.2	91.7	—	262.3
Canada, the Caribbean, Bermuda and Latin America	93.0	9.5	8.7	0.2	111.4
Asia and Other	100.0	19.3	33.6	0.5	153.4

Total net written premium by client location	$556.2	$341.5	$193.0	$(0.5)	$1,090.2

Net written premiums by underwriting location:
United States	$54.4	$98.2	$(1.0)	$(1.1)	$150.5
Europe	239.4	196.4	147.5	—	583.3
Canada, the Caribbean, Bermuda and Latin America	225.2	46.4	43.9	—	315.5
Asia and Other	37.2	0.5	2.6	0.6	40.9

Total written premiums by underwriting location	$556.2	$341.5	$193.0	$(0.5)	$1,090.2

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

	For the year ended December 31, 2016
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
	(Millions)
Net written premiums by client location:
United States	$214.8	$211.7	$28.4	$8.1	$463.0
Europe	146.0	34.0	78.9	—	258.9
Canada, the Caribbean, Bermuda and Latin America	67.4	9.4	11.3	0.2	88.3
Asia and Other	86.0	22.5	18.8	0.6	127.9

Total net written premium by client location	$514.2	$277.6	$137.4	$8.9	$938.1

Net written premiums by underwriting location:
United States	$192.9	$111.6	$6.5	$8.3	$319.3
Europe	238.3	164.2	128.8	—	531.3
Canada, the Caribbean, Bermuda and Latin America	50.1	1.4	—	—	51.5
Asia and Other	32.9	0.4	2.1	0.6	36.0

Total written premiums by underwriting location	$514.2	$277.6	$137.4	$8.9	$938.1

	For the year ended December 31, 2015
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
	(Millions)
Net written premiums by client location:
United States	$163.5	$209.2	$29.1	$(4.3)	$397.5
Europe	134.6	22.6	81.5	3.2	241.9
Canada, the Caribbean, Bermuda and Latin America	74.9	12.0	14.1	0.2	101.2
Asia and Other	67.7	18.5	22.8	(2.0)	107.0

Total net written premium by client location	$440.7	$262.3	$147.5	$(2.9)	$847.6

Net written premiums by underwriting location:
United States	$156.9	$104.2	$8.2	$(4.1)	$265.2
Europe	203.5	157.9	136.8	0.8	499.0
Canada, the Caribbean, Bermuda and Latin America	49.6	—	0.1	—	49.7
Asia and Other	30.7	0.2	2.4	0.4	33.7

Total written premiums by underwriting location	$440.7	$262.3	$147.5	$(2.9)	$847.6

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses

        Sirius Group establishes loss and LAE reserves that are estimates of future amounts needed to pay claims and related expenses for events that have already occurred. Sirius Group also obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the reinsurance risks underwritten by Sirius Group. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as "retrocessional reinsurance" arrangements. Sirius Group establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the "ceding companies"), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

        In addition to those factors which give rise to inherent uncertainties in establishing loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers and insurers working through MGUs being further extended because claims are first reported to either the original primary insurance company or the MGU and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties, facultative contracts or direct insurance contracts, (3) the necessary reliance on the ceding companies, intermediaries, and MGUs for information regarding reported claims and (4) the differing reserving practices among ceding companies and MGUs.

        As with insurance reserves, the process of estimating reinsurance reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. Based on the above, such uncertainty may be larger relative to the reserves for a company that principally writes reinsurance compared to an insurance company, and certainty may take a longer time to emerge.

        Upon notification of a loss from an insured (typically a ceding company), Sirius Group establishes case reserves, including LAE reserves, based upon Sirius Group's share of the amount of reserves reported by the insured and Sirius Group's independent evaluation of the loss. In cases where available information indicates that reserves reported by a ceding company are inadequate or excessive, Sirius Group establishes case reserves or incurred but not reported ("IBNR") in excess of or below its share of the reserves reported by the ceding company. Also, in certain instances, Sirius Group may decide not to establish case reserves or IBNR, when the information available indicates that reserves established by ceding companies are not adequately supported. In addition, specific claim information reported by insureds or obtained through claim audits can alert management to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims where customary. Generally, ceding company audits are not customary outside the United States. This information is often used to supplement estimates of IBNR.

        Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

        The actuarial methods are used to calculate a point estimate of loss and LAE reserves for each company within Sirius Group. These point estimates are then aggregated to produce an actuarial point estimate for Sirius Group. Once a point estimate is established, Sirius Group's actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated from historical variations in loss ratios, payment, and reporting patterns by class and type of business. Management then establishes an estimate for the carried loss and LAE reserves shown in the financial statement. The management selection is within the range of loss reserve estimates provided by Sirius Group's actuaries.

Loss and Loss Adjustment Expense Reserve Summary

        The following table summarizes the loss and LAE reserve activities of Sirius Group for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
Gross beginning balance	$1,620.1	$1,644.4	$1,809.8
Less beginning reinsurance recoverable on unpaid losses	(291.5)	(283.1)	(322.2)

Net loss and LAE reserve balance	1,328.6	1,361.3	1,487.6
Loss and LAE reserves acquired(1)	14.3	9.8	—
Losses and LAE incurred relating to:
Current year losses	811.8	583.0	473.9
Prior years losses	(0.6)	(63.7)	(51.2)

Total net incurred losses and LAE	811.2	519.3	422.7

Accretion of fair value adjustment to net loss and LAE reserves	0.1	0.5	0.7
Foreign currency translation adjustment to net loss and LAE reserves	36.8	(14.0)	(27.2)
Loss and LAE paid relating to:
Current year losses	222.8	207.6	162.4
Prior years losses	389.5	340.7	360.1

Total loss and LAE payments	612.3	548.3	522.5

Net ending balance	1,578.8	1,328.6	1,361.3
Plus ending reinsurance recoverable on unpaid losses	319.7	291.5	283.1

Gross ending balance	$1,898.5	$1,620.1	$1,644.4

(1)
Loss and LAE reserves acquired in 2017 relate to Sirius Group's purchase of IMG; 2016 relates to Sirius Group's purchase of Mount Beacon.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Loss and LAE development—2017

        During the year ended December 31, 2017, Sirius Group had net favorable prior year loss reserve development of $0.6 million. During 2017, Sirius Group strengthened its asbestos loss reserves by $59.0 million, which was offset by reductions of other runoff claims reserves of $45.7 million, which is reflected in the Runoff & Other segment. The Specialty & Casualty segment had net favorable prior year loss development of $12.1 million, which is comprised of the Marine ($5.4 million), Trade credit ($4.2 million), Aviation & Space ($1.7 million), and Contingency ($0.8 million) operating segments.

Loss and LAE development—2016

        During the year ended December 31, 2016, Sirius Group had net favorable prior year loss reserve development of $63.7 million. The major reductions in loss reserve estimates were recognized in the Global Property ($26.8 million) and Specialty & Casualty ($24.8 million) segments. The decrease in Global Property was driven by Other Property ($23.4 million) due primarily to reductions in the ultimate loss estimates for natural catastrophes that occurred between 2010 and 2015 due to lower than expected claims activity. The decrease in Specialty & Casualty was mainly due to Aviation & Space and Marine with decreases of $11.5 million and $7.2 million, respectively. Asbestos losses of $13.6 million in 2016 were offset by other long tail favorable loss reserve development in Runoff & Other.

Loss and LAE development—2015

        During the year ended December 31, 2015, Sirius Group had net favorable prior year loss reserve development of $51.2 million. The major reductions in loss reserve estimates were recognized in the Global Property ($27.0 million) and Specialty & Casualty ($7.9 million) segments. The decrease in Global Property was driven primarily by reductions in the ultimate loss estimates for natural catastrophes that occurred between 2010 and 2014 due to less than expected claims activity for Other Property ($16.7 million) and Property Catastrophe Excess ($8.9 million). The decrease in Specialty & Casualty was mainly due to Aviation & Space ($5.9 million).

Fair value adjustment to loss and LAE reserves

        In connection with purchase accounting for acquisitions, Sirius Group is required to adjust loss and LAE reserves and the related reinsurance recoverables to fair value on their respective acquired balance sheets. The net reduction to loss and LAE reserves is being recognized through an income statement charge ratably with and over the period the claims are settled and is recorded within General and administrative expenses. Sirius Group recognized $0.1 million, $0.5 million, and $0.7 million of such charges during 2017, 2016, and 2015, respectively. As of December 31, 2017, the pre-tax un-accreted adjustment was $2.8 million.

Asbestos and Environmental Loss and Loss Adjustment Expense Reserve Activity

        In the Runoff & Other segment, Sirius Group's reserves include provisions made for claims that assert damages from asbestos and environmental ("A&E") related exposures primarily at Sirius America. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

clean-up cost obligations, particularly as mandated by U.S. federal and state environmental protection agencies. In addition to the factors described above regarding the reserving process, Sirius Group estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity, and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims.

        Sirius Group's A&E exposure is primarily from reinsurance contracts written between 1974 through 1985 by acquired companies, mainly MONY Reinsurance Company, which was acquired in 1991, and Christiania General Insurance Company, which was acquired in 1996. The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim.

        The acquisition of companies having modest portfolios of A&E exposure has been typical of several prior Sirius Global Solutions transactions and is likely to be an element of at least some future acquisitions. However, the acquisition of new A&E liabilities is undertaken only after careful due diligence and utilizing conservative reserving assumptions in relation to industry benchmarks. In the case of portfolios acquired previously, the exposures arise almost entirely from old assumed reinsurance contracts having small limits of liability.

        Sirius Group recorded an increase of $59.0 million, an increase of $13.6 million, and a decrease of $0.5 million of asbestos-related incurred losses and LAE on its asbestos reserves in 2017, 2016, and 2015, respectively. The 2017 incurred losses were primarily a result of an in-depth analysis of Sirius Group's loss reserves undertaken in the second quarter. The 2016 incurred losses were primarily the result of management's monitoring of a variety of metrics including actual paid and reported claims activity.

        Sirius Group recorded $6.1 million, $0.4 million, and $3.0 million of environmental losses in 2017, 2016, and 2015, respectively, on its already existing reserves.

        Sirius Group's net reserves for A&E losses were $220.6 million and $180.3 million as of December 31, 2017 and 2016, respectively. Sirius Group's asbestos three-year net paid survival ratio was approximately 10.2 years and 8.8 years as of December 31, 2017 and 2016, respectively. Sirius Group's environmental three-year net paid survival ratio was approximately 4.3 years and 4.8 years as of December 31, 2017 and 2016, respectively.

        Sirius Group's reserves for A&E losses as of December 31, 2017 represent management's best estimate of its ultimate liability based on information currently available. However, as case law expands, medical and clean-up costs increase, and industry settlement practices change, Sirius Group may be subject to asbestos and environmental losses beyond currently estimated amounts. Sirius Group cannot reasonably estimate at the present time loss reserve additions arising from any such future adverse developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such adverse developments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

        The following table summarizes reported A&E loss and LAE reserve activities (gross and net of reinsurance) for the years ended December 31, 2017, 2016, and 2015:

	2017		2016		2015
	Gross	Net	Gross	Net	Gross	Net
	(Millions)
Asbestos:
Beginning balance	$187.0	$166.4	$193.5	$172.9	$215.8	$192.8
Incurred losses and LAE	96.9	59.0	15.3	13.6	(0.3)	(0.5)
Paid losses and LAE	(24.7)	(20.8)	(21.8)	(20.1)	(22.0)	(19.4)

Ending balance	259.2	204.6	187.0	166.4	193.5	172.9

Environmental:
Beginning balance	18.5	13.9	21.5	16.8	22.7	17.4
Incurred losses and LAE	2.9	6.1	0.4	0.4	3.0	3.0
Paid losses and LAE	(4.7)	(4.0)	(3.4)	(3.3)	(4.2)	(3.6)

Ending balance	16.7	16.0	18.5	13.9	21.5	16.8

Total asbestos and environmental:
Beginning balance	205.5	180.3	215.0	189.7	238.5	210.2
Incurred losses and LAE	99.8	65.1	15.7	14.0	2.7	2.5
Paid losses and LAE	(29.4)	(24.8)	(25.2)	(23.4)	(26.2)	(23.0)

Ending balance	$275.9	$220.6	$205.5	$180.3	$215.0	$189.7

Net loss reserves by type

        The following tables present Sirius Group's loss and LAE reserves, net of reinsurance, by type at December 31, 2017 and 2016:

	2017	2016
	(Millions)
Case Reserve	$833.9	$738.3
IBNR Reserve	744.9	590.3

Loss and loss adjustment expense reserves, net of reinsurance	$1,578.8	$1,328.6

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Reconciliation of liabilities for unpaid loss and LAE

        The following table summarizes the ending liabilities for unpaid loss and LAE, net of reinsurance for each of Sirius Group's segments and start up lines of business as of December 31, 2017:

Liabilities for unpaid loss and LAE, net of reinsurance	As of December 31, 2017
(Millions)
Unpaid and allocated LAE reserves, net of reinsurance
Other Property	$432.6
Property Catastrophe Excess	161.4
Agriculture	45.6
Accident & Health	155.8
Aviation & Space	93.8
Trade credit	39.2
Marine	79.9
Contingency	11.6
Casualty	15.5
Runoff & Other	505.2

Total unpaid and allocated LAE reserves, net of reinsurance	1,540.6

Unallocated LAE	38.2

Total unpaid loss and LAE reserves, net of reinsurance	1,578.8

Reinsurance recoverable on unpaid losses
Other Property	61.0
Property Catastrophe Excess	40.1
Agriculture	2.8
Accident & Health	45.6
Aviation & Space	22.9
Trade credit	14.0
Marine	17.5
Contingency	2.6
Casualty	—
Runoff & Other	113.2

Total reinsurance recoverable on unpaid losses	319.7

Total unpaid loss and LAE reserves	$1,898.5

        The following table groupings, reflecting the Other Property, Property Catastrophe Excess, Agriculture, Accident & Health, Aviation & Space, Trade credit, Marine, Contingency, Casualty, and Runoff & Other lines of business include three sections.

        The first table (top section of grouping) presents, for each of the previous 10 accident years (1) cumulative total undiscounted incurred loss and allocated LAE, net of reinsurance, as of each of the previous 10 year-end evaluations, (2) total IBNR plus expected development on reported claims as

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

of December 31, 2017, and (3) the cumulative number of reported claims as of December 31, 2017. The net reserves for losses and loss expenses related to the acquisitions described in Note 3 have been incorporated within the ten year short duration tables on a prospective basis. Sirius Group provides treaty reinsurance products for a significant portion and across all lines of its business. Sirius Group does not receive or maintain claims count information associated with its reserved claims. As such, Sirius Group has determined that it is impracticable to provide this information.

        The second table (middle section grouping) presents cumulative paid loss and allocated LAE, net of reinsurance for each of the previous 10 accident years, as of each of the previous 10 year-end evaluations. Also included in this table is a calculation of the liability for loss and allocated LAE as of December 31, 2017 which is then included in the reconciliation to the consolidated balance sheet presented above. The liability as of December 31, 2017 is calculated as the cumulative incurred loss and allocated LAE from the first table less the cumulative paid loss and allocated from the second table, plus any outstanding liabilities from accident years prior to 2008.

        The third table (bottom section of grouping) is supplementary information about the average historical claims duration as of December 31, 2017. It shows the weighted average annual percentage payout of incurred loss and allocated LAE by accident year as of each age. For example, the first column is calculated as the incremental paid loss and allocated LAE in the first calendar year for each given accident year (e.g. calendar year 2009 for accident year 2009, calendar year 2010 for accident year 2010) divided by the cumulative incurred loss and allocated LAE as of December 31, 2017 for that accident year. The resulting ratios are weighted together using cumulative incurred loss and allocated LAE as of December 31, 2017.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Other Property

											December 31, 2017
Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	199.9	202.3	179.6	173.6	173.5	173.6	172.8	173.1	172.4	171.7	0.4	NA
2009		117.3	107.7	97.3	93.3	93.2	92.1	94.9	93.7	91.9	0.3	NA
2010			156.0	153.4	144.7	145.6	140.6	139.6	138.8	137.1	1.6	NA
2011				162.3	149.8	140.3	132.3	130.3	130.9	131.0	0.4	NA
2012					166.3	152.4	147.3	142.7	137.9	135.9	2.1	NA
2013						139.7	135.7	124.5	120.7	120.6	0.5	NA
2014							126.7	129.1	126.1	126.6	2.9	NA
2015								145.4	137.0	139.1	2.6	NA
2016									193.3	212.8	15.6	NA
2017										338.8	156.0	NA

									Total	1,605.5

Other Property

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	39.1	111.4	143.0	157.1	165.9	170.0	170.5	170.5	170.5	170.5
2009		22.6	59.9	79.1	85.8	90.0	91.1	90.9	91.6	91.6
2010			31.0	89.4	116.6	124.5	129.6	131.8	132.3	132.4
2011				27.4	81.0	105.2	118.3	124.4	126.9	129.6
2012					20.5	86.7	109.9	118.3	121.7	127.1
2013						28.0	73.7	99.0	105.7	109.4
2014							19.4	71.2	98.7	107.5
2015								31.5	95.3	117.5
2016									32.1	130.6
2017										59.3

									Total	1,175.5

				All outstanding liabilities before 2008, net of reinsurance						2.6

				Liabilities for loss and loss adjustment expenses, net of reinsurance						432.6

Other Property

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	19.4%	43.2%	19.0%	7.2%	4.0%	2.3%	0.7%	0.2%	0.0%	0.0%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Property Catastrophe Excess

											December 31, 2017
Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	80.7	82.2	79.1	82.9	81.6	81.5	77.2	77.1	77.2	77.2	—	NA
2009		51.2	52.1	50.7	49.7	48.8	48.1	47.8	47.8	47.9	(0.1)	NA
2010			137.8	135.6	133.0	132.1	124.7	123.8	123.3	122.7	(0.2)	NA
2011				149.1	154.2	143.6	121.8	118.2	117.4	117.3	0.1	NA
2012					71.5	59.8	53.2	51.2	51.7	46.8	0.1	NA
2013						78.5	85.2	81.9	81.4	80.5	0.1	NA
2014							59.5	61.1	58.1	58.0	0.6	NA
2015								29.0	31.4	29.0	0.1	NA
2016									51.2	49.0	3.2	NA
2017										107.4	46.0	NA

									Total	735.8

Property Catastrophe Excess

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	25.1	54.9	65.7	73.4	76.7	76.8	77.0	77.1	77.1	77.2
2009		7.4	32.4	41.1	44.1	45.2	45.5	45.6	45.8	45.8
2010			50.1	91.4	104.2	109.4	112.9	115.4	119.3	119.2
2011				15.9	54.6	96.3	115.5	115.9	116.4	117.3
2012					2.8	26.7	36.4	41.1	42.0	43.9
2013						11.7	51.6	65.0	70.2	71.6
2014							9.9	38.0	44.5	50.4
2015								1.8	9.9	17.9
2016									10.4	26.0
2017										13.3

									Total	582.6

				All outstanding liabilities before 2008, net of reinsurance						8.2

				Liabilities for loss and loss adjustment expenses, net of reinsurance						161.4

Property Catastrophe Excess

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	20.2%	39.8%	19.3%	9.3%	2.2%	1.3%	1.4%	0.1%	0.0%	0.1%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Agriculture

											December 31, 2017
Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	21.4	26.0	25.8	25.8	25.8	26.3	26.3	26.2	26.2	26.2	—	NA
2009		11.9	9.9	8.7	8.7	8.5	8.5	8.5	8.5	8.5	—	NA
2010			12.9	10.9	11.0	10.8	10.8	10.8	10.8	10.8	(0.3)	NA
2011				21.6	21.6	21.8	21.8	21.7	21.7	21.7	—	NA
2012					41.0	45.8	45.8	45.7	47.0	47.0	(0.3)	NA
2013						9.2	11.0	13.1	13.2	13.0	(0.1)	NA
2014							9.7	8.2	8.4	8.9	0.2	NA
2015								7.1	9.2	9.6	0.1	NA
2016									34.1	31.5	2.2	NA
2017										51.3	33.4	NA

Total										228.5

Agriculture

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	1.8	25.3	25.8	25.8	25.8	26.4	26.3	26.2	26.2	26.2
2009		2.2	9.0	8.6	8.6	8.4	8.5	8.5	8.5	8.5
2010			0.5	10.7	10.9	10.7	10.7	10.7	10.8	10.7
2011				1.1	21.4	21.7	21.7	21.7	21.7	21.7
2012					19.0	45.4	45.7	45.6	47.0	47.0
2013						7.1	10.8	12.9	13.2	13.0
2014							6.5	8.1	8.8	8.8
2015								1.5	8.1	9.2
2016									10.2	28.8
2017										9.6

Total										183.5

All outstanding liabilities before 2008, net of reinsurance										0.6

Liabilities for loss and loss adjustment expenses, net of reinsurance										45.6

Agriculture

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	26.1%	66.3%	3.2%	0.0%	0.7%	0.6%	0.0%	(0.2)%	(0.1)%	0.0%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Accident & Health

											December 31, 2017
Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	76.5	86.6	84.1	80.7	80.0	79.9	79.8	79.8	79.9	79.8	—	NA
2009		86.6	84.4	81.5	79.3	79.1	79.1	79.1	79.2	79.1	0.1	NA
2010			118.7	126.2	123.8	123.0	122.7	122.7	122.7	122.6	(0.2)	NA
2011				161.6	177.4	173.0	172.4	172.3	172.3	172.2	(0.6)	NA
2012					164.3	161.1	148.8	148.1	147.8	147.7	(0.7)	NA
2013						126.5	124.3	119.8	119.2	118.6	0.7	NA
2014							131.6	132.7	131.1	131.0	2.3	NA
2015								154.4	150.2	146.7	2.3	NA
2016									177.2	191.6	16.4	NA
2017										178.8	62.8	NA

Total										1,368.1

Accident & Health

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	30.9	65.7	74.2	77.1	78.3	79.5	79.6	79.6	79.7	79.7
2009		27.7	67.9	76.4	77.9	78.8	78.9	78.9	79.1	79.1
2010			53.3	102.7	119.8	122.0	122.3	122.4	122.5	122.5
2011				71.4	139.6	166.5	171.5	171.9	172.1	172.0
2012					72.5	137.0	147.0	147.4	147.6	147.6
2013						54.7	104.5	115.0	116.4	117.7
2014							59.5	111.7	125.3	127.0
2015								76.0	130.8	142.3
2016									98.5	131.7
2017										96.6

Total										1,216.2

All outstanding liabilities before 2008, net of reinsurance										3.9

Liabilities for loss and loss adjustment expenses, net of reinsurance										155.8

Accident & Health

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	46.9%	37.6%	10.7%	1.8%	0.6%	0.3%	0.0%	0.1%	0.0%	0.0%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Aviation & Space

											December 31, 2017
Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	19.0	30.4	33.4	34.1	35.0	34.7	34.1	33.6	33.5	33.4	(0.3)	NA
2009		30.9	34.1	35.4	37.3	35.6	35.5	34.6	32.2	32.3	(0.5)	NA
2010			42.7	47.9	47.6	45.1	43.6	42.7	42.5	42.0	(1.1)	NA
2011				47.0	42.5	38.1	36.1	34.8	34.7	35.9	(1.1)	NA
2012					35.7	34.4	30.3	28.4	28.6	29.7	(1.0)	NA
2013						40.7	36.6	33.6	32.3	33.2	0.1	NA
2014							36.0	38.6	35.4	34.6	4.0	NA
2015								39.8	36.2	40.3	2.7	NA
2016									32.4	32.9	4.3	NA
2017										34.2	14.9	NA

Total										348.5

Aviation & Space

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	5.7	10.7	18.4	25.3	27.8	30.1	31.3	31.5	33.1	33.4
2009		7.9	16.6	21.6	26.6	27.8	28.8	31.9	31.4	32.3
2010			12.0	22.3	31.9	36.6	38.2	39.3	40.2	40.4
2011				10.2	22.8	28.7	31.7	32.9	34.2	35.0
2012					7.6	18.5	22.7	24.7	27.4	28.4
2013						13.6	20.0	24.2	26.9	28.7
2014							8.1	18.1	23.9	26.5
2015								10.6	21.4	27.4
2016									7.9	19.9
2017										9.1

Total										281.1

All outstanding liabilities before 2008, net of reinsurance										26.4

Liabilities for loss and loss adjustment expenses, net of reinsurance										93.8

Aviation & Space

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	26.6%	27.5%	17.2%	11.2%	5.4%	3.8%	4.2%	0.0%	3.6%	0.7%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Trade credit

											December 31, 2017
Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	9.5	14.3	15.4	15.4	15.3	14.8	15.0	14.8	14.8	14.9	(0.1)	NA
2009		9.4	10.0	9.8	9.6	9.4	9.4	9.3	9.2	9.3	(0.1)	NA
2010			14.7	12.8	9.9	10.1	10.2	10.0	10.0	10.1	(0.1)	NA
2011				30.3	30.1	28.4	28.1	28.1	27.5	27.4	(0.1)	NA
2012					35.8	35.0	33.1	33.3	32.9	32.9	(1.2)	NA
2013						30.7	29.2	28.2	28.0	28.6	0.1	NA
2014							23.6	23.5	24.3	22.2	1.8	NA
2015								20.9	20.4	19.8	0.5	NA
2016									16.0	13.6	2.1	NA
2017										19.7	10.0	NA

Total										198.5

Trade credit

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	2.6	7.5	13.3	14.1	14.5	14.5	14.7	14.8	14.8	14.9
2009		3.4	7.8	8.7	9.0	9.1	9.2	9.3	9.3	9.3
2010			1.8	5.4	8.0	8.9	9.3	9.4	9.7	9.7
2011				6.7	18.0	24.3	25.5	26.5	26.8	26.6
2012					15.3	27.6	31.9	32.7	33.1	32.9
2013						12.0	20.5	23.6	24.8	25.2
2014							8.1	14.1	18.3	19.7
2015								4.7	12.6	16.2
2016									4.7	9.2
2017										3.1

Total										166.8

All outstanding liabilities before 2008, net of reinsurance										7.5

Liabilities for loss and loss adjustment expenses, net of reinsurance										39.2

Trade credit

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	31.4%	35.4%	18.6%	4.6%	2.1%	0.5%	0.3%	0.4%	0.2%	0.5%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Marine

Incurred losses and allocated loss adjustment expenses, net of reinsurance											December 31, 2017
	Year ended December 31,										Total IBNR liabilities plus expected development on reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017		Cumulative number of reported claims
	(Millions)
2008	46.2	52.5	56.0	50.9	49.9	48.2	47.8	47.8	47.1	46.9	—	NA
2009		27.9	25.7	24.6	24.3	23.9	23.9	24.0	23.6	23.9	—	NA
2010			32.7	35.5	33.0	32.7	32.8	32.4	31.1	30.8	0.4	NA
2011				37.3	33.3	30.9	31.5	32.5	31.8	32.0	(0.3)	NA
2012					27.7	33.8	36.4	37.8	38.2	37.1	0.9	NA
2013						23.8	20.9	19.7	18.6	18.4	0.2	NA
2014							23.7	21.9	19.9	18.6	0.9	NA
2015								30.2	32.5	30.2	0.9	NA
2016									28.7	29.7	5.0	NA
2017										38.1	20.2	NA

									Total	305.7

Marine

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	11.5	26.0	37.8	41.4	43.3	45.1	45.4	45.8	45.9	46.2
2009		3.6	12.6	17.7	20.1	22.0	22.9	23.1	23.3	23.3
2010			5.1	12.4	17.4	19.8	21.6	27.0	27.8	28.8
2011				4.4	14.6	21.9	25.4	28.2	29.0	29.5
2012					5.3	14.9	24.4	27.3	29.4	31.3
2013						2.9	9.5	12.8	14.3	14.7
2014							4.2	10.4	14.0	15.3
2015								4.4	12.0	22.4
2016									6.9	17.7
2017										7.4

									Total	236.6

			All outstanding liabilities before 2008, net of reinsurance							10.8

			Liabilities for loss and loss adjustment expenses, net of reinsurance							79.9

Marine

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	18.2%	30.6%	23.5%	8.5%	5.8%	6.4%	1.3%	1.5%	0.3%	0.6%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Contingency

Incurred losses and allocated loss adjustment expenses, net of reinsurance											December 31, 2017
	Year ended December 31,										Total IBNR liabilities plus expected development on reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017		Cumulative number of reported claims
	(Millions)
2008	3.6	4.3	3.7	3.8	3.8	3.8	3.8	3.7	3.7	3.7	—	NA
2009		6.9	6.4	6.3	6.3	6.3	6.3	6.3	6.3	6.4	—	NA
2010			5.7	6.1	4.7	4.6	4.4	4.2	4.2	4.2	—	NA
2011				8.0	7.3	6.8	6.7	6.8	6.8	6.8	0.1	NA
2012					9.9	8.8	8.9	8.7	8.5	8.3	(0.1)	NA
2013						5.5	4.3	3.6	3.6	3.6	0.2	NA
2014							4.2	7.1	5.3	4.8	0.2	NA
2015								10.1	9.8	9.2	0.3	NA
2016									18.6	19.0	1.1	NA
2017										9.9	4.2	NA

									Total	75.9

Contingency

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	2.1	3.3	3.5	3.6	3.6	3.6	3.6	3.7	3.6	3.7
2009		4.9	5.9	6.2	6.2	6.2	6.2	6.3	6.3	6.4
2010			1.9	3.5	3.6	3.6	4.0	4.2	4.2	4.2
2011				2.1	5.9	6.7	6.6	6.7	6.7	6.7
2012					5.5	7.4	8.7	8.7	8.5	8.3
2013						1.9	3.1	3.3	3.3	3.3
2014							1.7	3.7	4.5	4.6
2015								2.9	7.3	7.9
2016									12.6	16.1
2017										3.1

									Total	64.3

			All outstanding liabilities before 2008, net of reinsurance							—

			Liabilities for loss and loss adjustment expenses, net of reinsurance							11.6

Contingency

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	50.8%	31.5%	8.9%	0.5%	0.9%	0.0%	0.6%	0.5%	0.6%	0.7%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Casualty

Incurred losses and allocated loss adjustment expenses, net of reinsurance											December 31, 2017
	Year ended December 31,										Total IBNR liabilities plus expected development on reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017		Cumulative number of reported claims
	(Millions)
2008	2.4	2.6	2.4	2.3	2.6	2.6	2.4	2.4	2.3	2.3	—	NA
2009		0.9	0.8	0.7	0.6	0.5	0.4	0.3	0.2	0.2	—	NA
2010			1.7	1.5	1.6	1.4	1.1	0.9	0.6	0.6	0.1	NA
2011				0.5	0.4	0.4	0.3	0.3	0.2	0.2	—	NA
2012					0.2	0.2	0.4	0.5	0.5	0.5	0.1	NA
2013						0.4	0.4	0.4	0.4	0.5	—	NA
2014							0.4	0.4	0.5	0.5	—	NA
2015								0.5	0.8	0.6	0.1	NA
2016									0.2	0.3	0.2	NA
2017										9.7	9.5	NA

									Total	15.4

Casualty

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	1.2	1.4	1.5	1.5	1.8	1.9	2.1	2.3	2.3	2.3
2009		0.1	0.1	0.1	0.1	0.1	0.1	0.2	0.2	0.2
2010			—	—	0.1	0.1	0.2	0.4	0.3	0.4
2011				—	—	0.1	0.1	0.2	0.2	0.2
2012					—	—	0.1	0.2	0.1	0.2
2013						0.1	0.1	0.2	0.3	0.4
2014							0.1	0.2	0.4	0.4
2015								0.2	0.4	0.4
2016									—	0.1
2017										—

									Total	4.6

			All outstanding liabilities before 2008, net of reinsurance							4.7

			Liabilities for loss and loss adjustment expenses, net of reinsurance							15.5

Casualty

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	10.7%	13.9%	9.6%	7.4%	11.4%	9.0%	4.6%	6.9%	4.0%	0.0%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Runoff & Other

Incurred losses and allocated loss adjustment expenses, net of reinsurance											December 31, 2017
	Year ended December 31,										Total IBNR liabilities plus expected development on reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017		Cumulative number of reported claims
	(Millions)
2008	617.6	607.4	591.5	586.6	584.8	584.8	584.9	585.3	587.1	586.0	5.2	NA
2009		527.0	520.5	510.0	509.6	510.0	510.6	511.5	512.6	511.9	8.5	NA
2010			389.1	390.4	390.6	391.1	392.3	393.8	394.8	394.8	4.7	NA
2011				306.4	307.7	308.8	309.4	309.9	310.8	310.3	6.2	NA
2012					3.6	4.0	4.1	4.2	4.1	4.1	1.5	NA
2013						1.3	0.2	0.2	0.2	0.2	—	NA
2014							0.2	0.2	0.3	0.4	0.1	NA
2015								9.5	15.7	17.5	0.5	NA
2016									11.8	12.1	0.7	NA
2017										0.6	0.1	NA

									Total`	1,837.9

Runoff & Other

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	329.9	452.1	497.1	543.6	551.6	558.7	563.2	567.6	571.7	576.6
2009		289.1	402.5	480.3	483.8	488.3	492.1	495.1	496.5	499.0
2010			225.7	370.4	372.7	376.8	380.0	383.6	385.5	387.4
2011				291.8	293.8	296.1	297.8	299.5	301.6	303.1
2012					0.3	1.3	1.8	2.2	2.4	2.4
2013						0.7	0.1	0.1	0.1	0.1
2014							—	—	0.1	0.2
2015								5.2	10.0	15.3
2016									6.2	10.1
2017										0.4

									Total	1,794.6

			All outstanding liabilities before 2008, net of reinsurance							461.9

			Liabilities for loss and loss adjustment expenses, net of reinsurance							505.2

Runoff & Other

Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	62.5%	21.3%	7.3%	3.1%	1.0%	0.9%	0.6%	0.5%	0.6%	0.8%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 6. Third party reinsurance

        In the normal course of business, Sirius Group seeks to protect its businesses from losses due to concentration of risk and losses arising from catastrophic events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts. The effects of reinsurance on Sirius Group's subsidiaries' written and earned premiums and on losses and LAE were as follows:

	2017	2016	2015
	(Millions)
Written premiums:
Direct	$450.2	$368.5	$293.7
Assumed	989.1	900.5	866.8

Gross written premiums	1,439.3	1,269.0	1,160.5
Ceded	(349.1)	(330.9)	(312.9)

Net written premiums	$1,090.2	$938.1	$847.6

Earned premiums:
Direct	$405.7	$351.6	$277.8
Assumed	942.2	877.7	868.3

Gross earned premiums	1,347.9	1,229.3	1,146.1
Ceded	(312.6)	(339.2)	(299.1)

Net earned premiums	$1,035.3	$890.1	$847.0

Losses and LAE:
Direct	$294.9	$216.9	$151.3
Assumed	701.3	463.8	391.9

Gross losses and LAE	996.2	680.7	543.2
Ceded	(185.0)	(161.4)	(120.5)

Net losses and LAE	$811.2	$519.3	$422.7

        Sirius Group's reinsurance protection primarily consists of pro-rata and excess of loss protections that protect all of its reportable segments. Attachment points and coverage limits vary by region around the world.

        For Global Property, Sirius Group's core proportional property reinsurance programs provide protection for parts of the non-proportional treaty accounts written in Europe, the Americas, Asia, the Middle East, and Australia. These reinsurance protections are designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events.

        Sirius Group has in place excess of loss retrocessional coverage for its non-U.S. earthquake-related exposures. This cover was renewed for one year at April 1, 2017, providing $40.0 million of reinsurance protection in excess of Sirius Group's retention of $35.0 million and a further $35.0 million of coverage in excess of $75.0 million.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 6. Third party reinsurance (Continued)

        Sirius Group periodically purchases industry loss warranty ("ILW") contracts to augment its overall retrocessional program. The following ILW contracts were in force as at December 31, 2017:

Scope	Limit	Trigger	Expiration Date
European wind & flood	$7.5 million	$7.5 billion	April 30, 2018
European all natural perils	$15.0 million	$15.0 billion	May 31, 2018	(1)
United States all natural peril, excluding North East	$5.0 million	$40.0 billion	June 30, 2018
United States, European, Japan wind & earthquake	$18.0 million	$5.0 - $10.0 billion	December 31, 2018	(2)

(1)
Second event aggregate excess cover.

(2)
Multiple layer covers.

        In connection with the CMIG International acquisition, White Mountains required Sirius Group to purchase ILWs, referred to as the WTM Covers, to mitigate the potential impact of major natural catastrophe events on Sirius Group's balance sheet pending the close of the sale to CMIG International. The cost and potential economic benefit provided by the WTM Covers inure to White Mountains. All but one of these contracts expired in May or June 2016; the other was a United States second event cover for an industry loss at $15 billion with a limit of $5 million that expired on July 15, 2016. Under the Stock Purchase Agreement ("SPA") between CMIG International and White Mountains, shortly after the sale of the Company, White Mountains paid the Company $16.5 million on an after-tax basis, which the Company recorded as paid-in surplus. (See Note 15.) The costs of these programs are part of the Runoff & Other reportable segment.

        The following table summarizes the WTM Covers purchased in connection with the CMIG International acquisition that expired in 2016:

Scope	Limit	Industry Loss Trigger
United States first event	$75.0 million	$40.0 billion
United States first event	$22.5 million	$50.0 billion
United States second event	$45.0 million	$15.0 billion
Japan first event	$25.0 million	$12.5 billion

        At December 31, 2017, Sirius Group had reinsurance recoverables on paid losses of $17.5 million and reinsurance recoverables of $319.7 million on unpaid losses. At December 31, 2016, Sirius Group had reinsurance recoverables on paid losses of $17.1 million and reinsurance recoverables of $291.5 million on paid unpaid losses. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the collectability of balances due from Sirius Group's reinsurers is important to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis. Uncollectible amounts historically have not been significant.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 6. Third party reinsurance (Continued)

        The following tables provide a listing of Sirius Group's gross and net recoverable amounts by the reinsurer's Standard & Poor's Financial Services LLC ("Standard & Poor's") rating and the percentage of total recoverables at December 31, 2017 and 2016:

	December 31, 2017
Rating(1)	Gross	Collateral	Net	% of Net Total
AA	$116.9	$1.0	$115.9	43%
A	153.9	27.9	126.0	46%
BBB+	—	—	—	0%
BBB or lower	13.4	12.5	0.9	1%
Not rated	53.0	23.9	29.1	10%

Total	$337.2	$65.3	$271.9	100%

(1)
Standard & Poor's ratings as detailed above are: "AA" (Very strong), "A" (Strong), and "BBB+" and "BBB" (Adequate).

	December 31, 2016
Rating(1)	Gross	Collateral	Net	% of Net Total
AA	$97.4	$1.1	$96.3	40%
A	139.7	20.3	119.4	49%
BBB+	3.5	3.2	0.3	0%
BBB or lower	7.3	5.4	1.9	1%
Not rated	60.7	37.1	23.6	10%

Total	$308.6	$67.1	$241.5	100%

(1)
Standard & Poor's ratings as detailed above are: "AA" (Very strong), "A" (Strong), and "BBB+" and "BBB" (Adequate).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 6. Third party reinsurance (Continued)

        The following tables provide a listing of the five highest gross recoverable amounts by reinsurer, along with percentage of total recoverable amount, the reinsurer's Standard & Poor's reinsurer rating, and the percentage that the recoverable is collateralized at December 31, 2017 and 2016:

	December 31, 2017
	Balance	% of Total	S&P Rating	% Collateralized
	(Millions)
Reinsurer:
Swiss Reinsurance Company Ltd.	$45.5	13%	AA–	0%
Berkshire Hathaway, Inc.	41.1	12%	AA+	0%
Lloyd's of London	19.4	6%	A+	16%
Argo Capital Group Ltd.	18.2	5%	A–	78%
General Insurance Corporation of India	17.3	5%	AA	11%

	December 31, 2016
	Balance	% of Total	S&P Rating	% Collateralized
	(Millions)
Reinsurer:
Berkshire Hathaway, Inc.	$54.1	18%	AA+	0%
Swiss Reinsurance Company Ltd.	21.1	7%	AA–	0%
Lloyd's of London	18.2	6%	A+	9%
Argo Capital Group Ltd.	14.4	5%	A–	108%
International Medical Insurance Company(1)	13.0	4%	Not Rated	31%

(1)
International Medical Insurance Company was acquired in 2017 as part of the acquisition of IMG.(See Note 3.)

Note 7. Deferred acquisition costs

        The following table presents a rollforward of Deferred acquisition costs for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
Deferred acquisition costs—balance, beginning of the year	$84.7	$74.6	$69.9
Acquisition costs deferred(1)	220.7	137.7	122.8
Amortization expense	(186.7)	(126.7)	(116.2)
Other, including foreign exchange	2.2	(0.9)	(1.9)

Deferred acquisition costs—balance, end of the year	$120.9	$84.7	$74.6

(1)
Includes $2.9 from Acquisition of IMG. (See Note 3.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities

Net Investment Income

        Sirius Group's net investment income is comprised primarily of interest income along with associated amortization of premium and accretion of discount on Sirius Group's fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments.

        Net investment income for the years ended December 31, 2017, 2016, and 2015 consisted of the following:

	2017	2016	2015
	(Millions)
Fixed maturity investments	$51.5	$58.0	$45.1
Short-term investments	1.5	0.9	2.2
Equity securities	5.1	4.1	5.9
Convertible fixed maturity investments	—	—	0.1
Other long-term investments	8.5	4.9	(0.3)
Interest on funds held under reinsurance treaties	—	(0.5)	(0.5)

Total investment income	66.6	67.4	52.5
Investment expenses	(9.8)	(11.2)	(12.6)

Net investment income	$56.8	$56.2	$39.9

Net Realized and Unrealized Investment (Losses) Gains

        Net realized and unrealized investment gains (losses) for the years ended December 31, 2017, 2016, and 2015 consisted of the following:

	2017	2016	2015
	(Millions)
Gross realized gains	$24.4	$310.8	$154.3
Gross realized (losses)	(51.6)	(22.5)	(15.8)

Net realized (losses) gains on investments(1)(2)	(27.2)	288.3	138.5
Net unrealized (losses) gains on investments(3)(4)	(10.5)	(238.2)	102.5

Net realized and unrealized investment (losses) gains on investments	$(37.7)	$50.1	$241.0

(1)
Includes $(19.1), $50.0, and $70.6 of realized (losses) gains due to foreign currency during 2017, 2016, and 2015, respectively.

(2)
Includes net realized gains of $222.5 related to Symetra in 2016. (See Note 20.)

(3)
Includes $(51.7), $(7.7), and $(15.4) of unrealized (losses) due to foreign currency during 2017, 2016, and 2015, respectively.

(4)
Includes net unrealized gains of $218.5 related to Symetra in 2015. (See Note 20.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

Net realized investment (losses) gains

        Net realized investment gains for the years ended December 31, 2017, 2016, and 2015 consisted of the following:

	2017	2016	2015
	(Millions)
Fixed maturity investments	$(19.1)	$57.4	$75.1
Equity securities	0.1	231.9	60.9
Other long-term investments	(8.2)	(1.0)	2.5

Net realized investment (losses) gains	$(27.2)	$288.3	$138.5

Net unrealized investment (losses) gains

        The following table summarizes the net unrealized investment (losses) gains and changes in fair value for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
Fixed maturity investments	$(41.3)	$(25.0)	$(46.1)
Equity securities	25.2	(214.5)	162.9
Other long-term investments	5.6	1.3	(14.3)

Net unrealized investment (losses) gains	$(10.5)	$(238.2)	$102.5

        The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
Fixed maturity investments	$(0.2)	$(0.1)	$—
Equity securities	0.1	—	6.6
Other long-term investments	(0.6)	1.2	(0.4)

Total unrealized investment (losses) gains—Level 3 investments	$(0.7)	$1.1	$6.2

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        The components of Sirius Group's net realized and unrealized investment gains (losses), after-tax, as recorded on the Consolidated Statements of (Loss) Income and the Consolidated Statements of Comprehensive (Loss) Income for the years ended December 31, 2017, 2016, and 2015 were as follows:

	2017	2016	2015
	(Millions)
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates, pre-tax	$—	$—	$(35.4)
Income tax benefit (expense)	—	—	2.9

Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates, after-tax	—	—	(32.5)
Change in net unrealized foreign currency gains (losses) on investments through accumulated other comprehensive income, after-tax	83.9	(83.1)	(110.7)

Total investments gains (losses) through accumulated other comprehensive income, after tax	83.9	(83.1)	(143.2)
Net realized and unrealized investment gains (losses), after-tax	(24.8)	37.4	191.9

Total investment gains (losses) recorded during the period, after-tax	$59.1	$(45.7)	$48.7

Investment Holdings

Fixed maturity investments

        The cost or amortized cost, gross unrealized investment gains (losses), net foreign currency gains (losses), and fair value of Sirius Group's fixed maturity investments as of December 31, 2017 and 2016, were as follows:

	2017
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Corporate debt securities	$1,017.0	$3.1	$(4.8)	$(0.8)	$1,014.5
Asset-backed securities	478.1	0.4	(0.6)	(2.5)	475.4
Residential mortgage-backed securities	259.3	0.1	(5.3)	(2.0)	252.1
Commercial mortgage-backed securities	235.2	0.8	(3.9)	0.3	232.4
Non-U.S. government and government agency	106.8	0.1	(0.9)	1.2	107.2
U.S. government and government agency	85.8	—	(0.8)	(0.2)	84.8
Preferred stocks	9.3	0.3	—	0.2	9.8
U.S. States, municipalities and political subdivision	3.8	—	—	—	3.8

Total fixed maturity investments	$2,195.3	$4.8	$(16.3)	$(3.8)	$2,180.0

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

	2016
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Corporate debt securities	$1,462.1	$8.7	$(12.9)	$20.1	$1,478.0
Asset-backed securities	462.6	0.8	(0.7)	5.1	467.8
Residential mortgage-backed securities	471.6	0.3	(9.5)	7.1	469.5
Commercial mortgage-backed securities	230.2	0.5	(3.7)	1.6	228.6
Non-U.S. government and government agency	148.7	0.3	(1.7)	(0.8)	146.5
U.S. government and government agency	84.8	—	(0.6)	5.2	89.4
Preferred stocks	10.2	0.3	—	0.3	10.8
U.S. States, municipalities and political subdivision	1.0	—	—	—	1.0

Total fixed maturity investments	$2,871.2	$10.9	$(29.1)	$38.6	$2,891.6

        The weighted average duration of Sirius Group's fixed income portfolio as of December 31, 2017 was approximately 2.0 years, including short-term investments, and approximately 2.4 years excluding short-term investments.

        The cost or amortized cost and fair value of Sirius Group's fixed maturity investments as of December 31, 2017 and 2016 are presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	2017		2016
	Cost or amortized cost	Fair value	Cost or amortized cost	Fair value
	(Millions)
Due in one year or less	$106.3	$106.5	$116.3	$122.5
Due after one year through five years	1,009.0	1,006.4	1,155.0	1,171.2
Due after five years through ten years	71.2	70.8	398.4	394.8
Due after ten years	26.9	26.6	26.9	26.4
Mortgage-backed and asset-backed securities	972.6	959.9	1,164.4	1,165.9
Preferred stocks	9.3	9.8	10.2	10.8

Total	$2,195.3	$2,180.0	$2,871.2	$2,891.6

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        The following table summarizes the ratings and fair value of fixed maturity investments held in Sirius Group's investment portfolio as of December 31, 2017 and 2016:

	2017	2016
	(Millions)
AAA	$689.4	$636.5
AA	635.2	964.9
A	416.4	543.3
BBB	333.8	640.5
Other	105.2	106.4

Total fixed maturity investments(1)	$2,180.0	$2,891.6

(1)
Credit ratings are assigned based on the following hierarchy: 1) Standard & Poor's and 2) Moody's Investor Service.

        At December 31, 2017, the above totals included $93.0 million of sub-prime securities. Of this total, $53.0 million was rated AAA, $25.7 million rated AA, $1.3 million rated A, $8.4 million rated BBB and $4.6 million classified as Other. At December 31, 2016, the above totals included $95.0 million of sub-prime securities. Of this total, $42.4 million was rated AAA, $47.4 million rated AA and $5.2 million rated A.

Mortgage-backed, Asset-backed Securities

        Sirius Group purchases commercial mortgage-backed securities ("CMBS") and residential mortgage-backed securities ("RMBS") and asset-backed securities with the goal of maximizing risk adjusted returns in the context of a diversified portfolio. Sirius Group considers sub-prime securities as those that have underlying loan pools that exhibit weak credit characteristics, or those that are issued from dedicated sub-prime shelves or dedicated second-lien shelf registrations (i.e., Sirius Group considers investments backed primarily by second-liens to be sub-prime risks). Given the tranched nature of mortgage-backed and asset-backed securities, Sirius Group relies primarily on rating agency credit ratings (i.e., S&P and Moody's) to evaluate credit worthiness of these securities and to a lesser extent on credit scores such as FICO.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        The following table summarizes the total mortgage and asset-backed securities held at fair value in Sirius Group's investment portfolio as of December 31, 2017 and 2016:

	2017	2016
	(Millions)
Mortgage-backed securities:
Agency:
Government National Mortgage Association	$0.1	$77.3
Federal National Mortgage Association	96.6	287.2
Federal Home Loan Mortgage Corporation	142.6	88.2

Total Agency(1)	239.3	452.7
Non-agency:
Residential	12.8	16.8
Commercial	232.4	228.6

Total Non-agency	245.2	245.4

Total Mortgage-backed Securities	484.5	698.1
Asset-backed Securities:
Credit Card Receivables	53.0	99.1
Vehicle Receivables	314.6	260.6
Other	107.8	108.1

Total Asset-Backed Securities	475.4	467.8

Total Mortgage and Asset-backed Securities(2)	$959.9	$1,165.9

(1)
Represents publicly traded mortgage-backed securities which carry the full faith and credit guaranty of the U.S. government (i.e., GNMA) or are guaranteed by a government sponsored entity (i.e., FNMA, FHLMC).

(2)
At December 31, 2017, all mortgage-backed and asset-backed securities held by Sirius Group were classified as Level 2 investments. At December 31, 2016, $1,147.5 and $18.4 of mortgage-backed securities and asset backed securities held by Sirius Group were classified as Level 2 investments and Level 3 investments, respectively. (See Note 9).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

Equity securities and Other long-term investments

        The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and fair values of Sirius Group's equity securities and other long-term investments as of December 31, 2017 and 2016, were as follows:

	2017
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Equity securities	$275.1	$29.3	$(5.1)	$(0.1)	$299.2
Other long-term investments	$255.5	$14.2	$(4.1)	$3.9	$269.5

	2016
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Equity securities	$125.7	$0.1	$(2.7)	$(0.1)	$123.0
Other long-term investments	$115.8	$4.2	$(2.1)	$6.9	$124.8

        Other long-term investments at fair value consist of the following as of December 31, 2017 and 2016:

	2017	2016
	(Millions)
Hedge funds and private equity funds	$205.3	$85.4
Limited liability companies and private equity securities	64.2	39.4

Total other long-term investments	$269.5	$124.8

Hedge Funds and Private Equity Funds

        Sirius Group holds investments in hedge funds and private equity funds, which are included in other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. As of December 31, 2017, Sirius Group held investments in 7 hedge funds and 28 private equity funds. The largest investment in a single fund was $31.4 million as of December 31, 2017 and $24.2 million as of December 31, 2016.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        The following table summarizes investments in hedge funds and private equity interests by investment objective and sector as of December 31, 2017 and 2016:

	2017		2016
	Fair Value	Unfunded Commitments	Fair Value	Unfunded Commitments
	(Millions)
Hedge funds:
Long/short multi-sector	$31.5	$—	$—	$—
Distressed mortgage credit	25.5	—	—	—
Other	3.2	—	3.7	—

Total hedge funds	60.2	—	3.7	—
Private equity funds:
Energy infrastructure & services	73.5	56.4	50.7	60.0
Multi-sector	9.5	1.0	8.9	1.5
Healthcare	23.4	28.6	19.4	24.4
Life settlement	21.5	—	—	—
Manufacturing/Industrial	15.9	5.1	0.4	19.6
Private equity secondaries	1.1	1.0	1.8	1.1
Real estate	0.2	—	0.3	—
Venture capital	—	—	0.2	—

Total private equity funds	145.1	92.1	81.7	106.6

Total hedge and private equity funds included in other long-term investments	$205.3	$92.1	$85.4	$106.6

        Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency, and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.

        The following summarizes the December 31, 2017 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:

	Notice Period
Redemption Frequency	30 - 59 days notice	60 - 89 days notice	90 - 119 days notice	120+ days notice	Total
	(Millions)
Monthly	$—	$31.5	$—	$—	$31.5
Quarterly	1.0	—	—	—	1.0
Semi-annual	—	1.0	—	—	1.0
Annual	—	—	26.6	0.1	26.7

Total	$1.0	$32.5	$26.6	$0.1	$60.2

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        Certain of the hedge fund and private equity fund investments in which Sirius Group is invested are no longer active and are in the process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund's underlying investments are liquidated. As of December 31, 2017, no distributions were outstanding from these investments.

        Investments in private equity funds are generally subject to a "lock-up" period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund's underlying investments. In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors.

        As of December 31, 2017, investments in private equity funds were subject to lock-up periods as follows:

	1 - 3 years	3 - 5 years	5 - 10 years	Total
	(Millions)
Private Equity Funds—expected lock up period remaining	$7.1	$6.1	$131.9	$145.1

Investments Held on Deposit or as Collateral

        As of December 31, 2017 and 2016, investments of $548.2 million and $406.0 million, respectively, were held in trusts required to be maintained in relation to various reinsurance agreements. Sirius Group's consolidated reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits which are included within total investments totaled $548.4 million and $413.0 million as of December 31, 2017 and 2016, respectively.

        As of December 31, 2017, Sirius Group held $0.3 million of collateral in the form short-term investments associated with Interest Rate Cap agreements. (See Note 13.)

Unsettled investment purchases and sales

        As of December 31, 2017 and 2016, Sirius Group reported $0.3 million and $7.6 million, respectively, in Accounts payable on unsettled investment purchases.

        As of December 31, 2017, Sirius Group reported $0.3 million in Accounts receivable on unsettled investment sales. No amount was reported for December 31, 2016.

Note 9. Fair value measurements

Fair value measurements

        Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

prices for similar but not identical assets or liabilities ("Level 2"), and unobservable inputs, including the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3").

        The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.

        Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead the Company to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within fair value hierarchy. Investments valued using Level 1 inputs include fixed maturity investments, primarily investments in U.S. Treasuries Bills and Notes, equity securities, and short-term investments. Investments valued using Level 2 inputs are primarily comprised of fixed maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non-U.S. government and government agency, U.S. state and municipalities and political sub division and preferred stocks. Investments valued using Level 2 inputs also include certain ETFs that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period.

Valuation techniques

        Sirius Group uses outside pricing services to assist in determining fair values for its investments. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications, and other relevant inputs. Given that many fixed maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed maturity investments vary by asset type and take into account market convention.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

        The valuation process above is generally applicable to all of Sirius Group's fixed maturity investments. The techniques and inputs specific to asset classes within Sirius Group's fixed maturity investments for Level 2 securities that use observable inputs are as follows:

U.S. government and government agency

        U.S. government and government agency securities consist primarily of debt securities issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Fixed maturity investments included in U.S. government and government agency securities are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources and integrate other observations from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The fair value of each security is individually computed using analytical models which incorporate option adjusted spreads and other daily interest rate data.

Non-U.S. government and government agency

        Non-U.S. government and government agency securities consist of debt securities issued by non-U.S. governments and their agencies along with supranational organizations (also known as sovereign debt securities). Securities held in these sectors are primarily priced by pricing services who employ proprietary discounted cash flow models to value the securities. Key quantitative inputs for these models are daily observed benchmark curves for treasury, swap, and high issuance credits. The pricing services then apply a credit spread for each security which is developed by in-depth and real time market analysis. For securities in which trade volume is low, the pricing services utilize data from more frequently traded securities with similar attributes. These models may also be supplemented by daily market and credit research for international markets.

Corporate debt securities

        Corporate debt securities consist primarily of investment-grade debt of a wide variety of U.S. and non-U.S. corporate issuers and industries. The corporate fixed maturity investments are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources regarding the issuer of the security and obtain credit data, as well as other observations, from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The pricing services also consider the specific terms and conditions of the securities, including any specific features which may influence risk.

Mortgage-backed and asset-backed securities

        The fair value of mortgage and asset-backed securities is primarily priced by pricing services using a pricing model that uses information from market sources and leveraging similar securities. Key inputs include benchmark yields, reported trades, underlying tranche cash flow data, collateral performance, plus new issue data, as well as broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including issuer, vintage, loan type, collateral attributes,

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

prepayment speeds, default rates, recovery rates, cash flow stress testing, credit quality ratings, and market research publications.

U.S. states, municipalities, and political subdivisions

        The U.S. states, municipalities, and political subdivisions portfolio contains debt securities issued by U.S. domiciled state and municipal entities. These securities are generally priced by independent pricing services using the techniques for U.S. government and government agency securities described above.

Preferred stocks

        The fair value of preferred stocks is generally priced by independent pricing services using an evaluated pricing model that calculates the appropriate spread over a comparable security for each issue. Key inputs include exchange prices (underlying and common stock of same issuer), benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including sector, coupon, credit quality ratings, duration, credit enhancements, early redemption features, and market research publications.

Level 3 Investments

        Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group's assumptions, that market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but as observable inputs become available in the market, they may be reclassified to Level 2.

        Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund's pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.

        The fair values of Sirius Group's investments in private equity securities and private debt instruments have been classified as Level 3 measurements. They are carried at fair value and are initially valued based on transaction price and their valuation is subsequently estimated based on available evidence such as a market transaction in similar instruments and other financial information for the issuer.

Investments measured using Net Asset Value

        The fair value of Sirius Group's investments in hedge funds and private equity funds has been determined using net asset value. The hedge fund's administrator provides quarterly updates of fair value in the form of Sirius Group's proportional interest in the underlying fund's net asset value (collectively "NAV"), which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

and therefore has been not categorized within the fair value hierarchy. The private equity funds provide quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not actively traded in any open markets. The fair value of these investments are measured using NAV practical expedient and therefore have not been categorized with the fair value hierarchy. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of the Company's reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using other information that is available to Sirius Group with respect to the underlying investments, as necessary.

Fair Value Measurements by Level

        The following tables summarize Sirius Group's financial assets and liabilities measured at fair value as of December 31, 2017 and 2016 by level:

	2017
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(Millions)
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$84.8	$83.2	$1.6	$—
Corporate debt securities	1,014.5	—	1,014.5	—
Asset-backed securities	475.4	—	475.4	—
Residential mortgage-backed securities	252.1	—	252.1	—
Commercial mortgage-backed securities	232.4	—	232.4	—
Non-U.S. government and government agency	107.2	94.8	12.4	—
Preferred stocks	9.8	—	1.8	8.0
U.S. States, municipalities, and political subdivision	3.8	—	3.8	—

Total fixed maturity investments	2,180.0	178.0	1,994.0	8.0
Short-term investments	625.0	566.2	58.8	—
Equity securities	299.2	298.6	0.6	—
Other long-term investments(1)	64.2	—	—	64.2

Total investments	$3,168.4	$1,042.8	$2,053.4	$72.2
Derivative instruments	4.5	—	—	4.5

Total assets measured at fair value	$3,172.9	$1,042.8	$2,053.4	$76.7

Liabilities measured at fair value
Contingent consideration liabilities	$42.8	$—	$—	$42.8
Derivative instruments	10.6	—	—	10.6

Total liabilities measured at fair value	$53.4	$—	$—	$53.4

(1)
Excludes fair value of $205.3 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

	2016
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(Millions)
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$89.4	$86.2	$3.2	$—
Corporate debt securities	1,478.0	—	1,478.0	—
Asset-backed securities	467.8	—	455.8	12.0
Residential mortgage-backed securities	469.5	—	463.1	6.4
Commercial mortgage-backed securities	228.6	—	228.6	—
Non-U.S. government and government agency	146.5	18.1	128.4	—
Preferred stocks	10.8	—	1.8	9.0
U.S. States, municipalities, and political subdivision	1.0	—	1.0	—

Total fixed maturity investments	2,891.6	104.3	2,759.9	27.4
Short-term investments	538.0	498.7	39.3	—
Equity securities	123.0	123.0	—	—
Other long-term investments(1)	29.1	—	—	29.1

Total investments	$3,581.7	$726.0	$2,799.2	$56.5
Derivative instruments	12.7	—	—	12.7

Total assets measured at fair value	$3,594.4	$726.0	$2,799.2	$69.2

Liabilities measured at fair value
Contingent consideration liabilities	$—	$—	$—	$—
Derivative instruments	—	—	—	—

Total liabilities measured at fair value	$—	$—	$—	$—

(1)
Excludes fair value of $95.7 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

Rollforward of Level 3 Fair Value Measurements

        The following tables present changes in Level 3 for financial instruments measured at fair value for the years ended December 31, 2017 and 2016:

	2017
	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
	(Millions)
Balance at January 1, 2017	$27.7	$29.1	$12.7	$—
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	(122.2)
Total realized and unrealized gains	(4.9)	(0.5)	(14.6)	48.8
Foreign currency losses through Other Comprehensive Income	(0.1)	1.0	—	—
Purchases	4.7	36.0	—	—
Sales/Settlements	(1.0)	(1.4)	(4.2)	30.6
Transfers out(2)	(18.4)	—	—	—

Balance at December 31, 2017	$8.0	$64.2	$(6.1)	$(42.8)

(1)
Excludes fair value of $205.3 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

(2)
Transfer from Level 3 to Level 2.

	2016
	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
	(Millions)
Balance at January 1, 2016	$3.0	$19.7	$(0.1)	$—
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	—
Total realized and unrealized gains	(0.1)	1.1	10.7	—
Foreign currency losses through Other Comprehensive Income	—	(0.2)	—	—
Purchases	26.7	9.1	—	—
Sales/Settlements	—	(0.6)	2.1	—
Transfers out(2)	(2.2)	—	—	—

Balance at December 31, 2016	$27.4	$29.1	$12.7	$—

(1)
Excludes fair value of $95.7 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

(2)
Transfer from Level 3 to Level 2.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

Fair Value Measurements—transfers between levels

        During 2017, two fixed maturity securities classified as Level 3 measurements in the prior period were recategorized as a Level 2 measurement because quoted market prices for similar securities that were considered reliable and could be validated against an alternative source were available as of December 31, 2017. These measurements comprise "Transfers out" of Level 3 and "Transfers in" to Level 2 of $18.4 million for the period ended December 31, 2017.

        During 2016, one fixed maturity security classified as Level 3 measurements in the prior period was recategorized as a Level 2 measurement because quoted market prices for similar securities that were considered reliable and could be validated against an alternative source were available as of December 31, 2016. These measurements comprise "Transfers out" of Level 3 and "Transfers in" to Level 2 of $2.2 million for the period ended December 31, 2016.

Significant Unobservable Inputs

        The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments as of December 31, 2017 and December 31, 2016, and includes only those instruments for which information about the inputs is reasonably available to Sirius Group, such as data from independent third-party valuation service providers and from internal valuation models.

	2017
Description	Valuation Technique(s)	Fair Value	Unobservable Input
	(Millions)
Private equity securities(1)	Share price of recent transaction	$25.0	Purchase share price	$31.25
Private equity securities(1)	Multiple of GAAP book value	$17.2	Book value multiple	1.0X
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Preferred stock(1)	Purchase price of recent transaction	$6.0	Average share price	$0.6
Weather derivatives(2)	External pricing model	$4.2	Broker quote	$4.2
Private debt instrument(1)	Internal valuation model	$2.5	Purchase price less pay down	$2.5
Preferred stock(1)	Share price of recent transaction	$2.0	Average share price	$11.79
Private debt instrument(1)	Purchase price of recent transaction	$1.5	Purchase price	$1.5
Interest rate cap(2)	External pricing model	$0.3	Broker quote	$0.3
Currency swaps(2)	External pricing model	$(10.6)	Broker quote	$(10.6)
Contingent consideration	External valuation model	$(42.8)	Discounted future payments	$(42.8)

(1)
As of December 31, 2017 each asset type consists of one security.

(2)
See Note 13 for discussion of derivative instruments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

	2016
Description	Valuation Technique(s)	Fair Value	Unobservable Input
	(Millions)
Private equity securities(1)	Multiple of GAAP book value	$16.1	Book value multiple	1.0X
Asset-backed securities(1)	Broker pricing	$12.0	Purchase price	$12.0
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Residential mortgage-backed securities(1)	Broker pricing	$6.4	Purchase price	$6.4
Preferred stock(1)	Purchase price of recent transaction	$6.0	Average share price	$0.6
Weather derivatives(2)	External pricing model	$5.8	Broker quote	$5.8
Currency swaps(2)	External pricing model	$5.2	Broker quote	$5.2
Private debt instrument(1)	Purchase price of recent transaction	$3.3	Purchase price less pay down	$3.3
Preferred stock(1)	Average fair value	$3.0	Average share price	$86.3
Interest rate cap(2)	External pricing model	$1.7	Broker quote	$1.7
Common stock warrant(1)	Average fair value	$0.5	Discount rate range	14 - 17%

(1)
As of December 31, 2016 each asset type consists of one security.

(2)
See Note 13 for discussion of derivative instruments.

Financial instruments disclosed, but not carried at fair value

        Sirius Group uses various financial instruments in the normal course of its business. The carrying values of Cash, Accrued investment income, certain other assets, Accounts payable on unsettled investment purchases, certain other liabilities, and other financial instruments not included in the table below approximated their fair values at December 31, 2017 and 2016, due to their respective short maturities. As these financial instruments are not actively traded, their respective fair values are classified within Level 3. The following table includes financial instruments for which the carrying value differs from the estimated fair values at December 31, 2017 and 2016:

	2017		2016
	Fair Value(1)	Carrying Value	Fair Value(1)	Carrying Value
	(Millions)
Liabilities, Mezzanine equity, and Non-controlling interest:
2017 SEK Subordinated Notes	$341.4	$330.7	$—	$—
2016 SIG Senior Notes	$392.3	$392.5	$382.4	$392.5
Old Lyme Note	$—	$—	$3.7	$3.7
Series A redeemable preference shares	$90.0	$106.1	$—	$—
SIG Preference Shares	$—	$—	$252.8	$250.0

(1)
Fair value estimated by internal pricing and considered a Level 3 measurement.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

Fair Value Measurements on a Non-Recurring Basis

        Sirius Group measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These include goodwill, indefinite-lived intangible assets, and long-lived assets. Sirius Group uses a variety of techniques to measure the fair value of these assets when appropriate, as described below:

        Goodwill and Indefinite-Lived Intangible Assets:    The preliminary fair value of the goodwill and indefinite-lived intangible asset acquired as part of the acquisitions of both IMG and Armada (see Note 3) was determined using the income valuation and market valuation methodologies. The income approach determines value for an asset based on the present value of cash flows projected to be generated over the remaining economic life of the asset being measured. The net cash flows are discounted to present value using a discount rate that reflects the relative risk of achieving the cash flow and the time value of money. The market approach is a valuation technique that uses prices and other relevant information generated by market transactions involving identical or comparable assets or group of assets.

        Determining the fair value goodwill and indefinite-lived intangible assets acquired requires the exercise of significant judgment, including the amount and timing of expected future cash flows, long-term growth rates and discount rates. The cash flows employed in the valuation are based on Sirius Group's best estimates of future sales, earnings, and cash flows after considering factors such as general market conditions, changes in working capital, long term business plans, and recent operating performance. Use of different estimates and judgments could yield different results.

        Sirius Group tests goodwill and indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. When Sirius Group determines goodwill and indefinite-lived intangible assets may be impaired, Sirius Group uses techniques, including discounted expected future cash flows, to measure fair value. Sirius Group used Level 3 inputs to measure and record a $5.0 million impairment of Trade Names indefinite-lived intangible asset during 2017 that was recorded in Impairment of Intangible Assets in the Consolidated Statements of (Loss) Income. (See Note 10).

        Long-Lived Assets:    Sirius Group tests its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of a long-lived asset may not be recoverable.

Note 10. Goodwill and intangible assets

        Goodwill represents the excess of the amount paid to acquire subsidiaries over the fair value of identifiable net assets at the date of acquisition. Intangible assets consist primarily of distribution relationships, trade names, customer relationships, technology, and insurance licenses. Finite-life intangible assets are measured at their acquisition date fair values, are amortized over their economic lives, and presented net of accumulated amortization on the balance sheet.

        Goodwill is not amortized, but rather is evaluated for impairment on an annual basis, or whenever indications of potential impairment exist. In the absence of any indications of potential impairment, the evaluation of goodwill is performed during the fourth quarter of each year. Sirius Group uses widely

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 10. Goodwill and intangible assets (Continued)

accepted valuation techniques to determine the fair value of its reporting units used in its annual goodwill impairment analysis. Sirius Group's valuation is primarily based on qualitative and quantitative assessments regarding the fair value of the reporting unit relative to its carrying value. Sirius Group models the fair value of the reporting unit based on projected earnings and cash flows of the reporting unit.

        Intangible assets with indefinite lives are evaluated for impairment at least annually and when events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

        The following table shows the change in goodwill, intangible assets with an indefinite life, and intangible assets with a finite life during the years ended December 31, 2017 and 2016:

	Goodwill	Intangible assets with an indefinite life	Intangible assets with a finite life	Total
	(Millions)
Net balance at December 31, 2015(1)	$—	$10.2	$—	$10.2
Additions	—	—	—	—
Sales(2)	—	(5.2)	—	(5.2)
Foreign currency translation	—	—	—	—
Impairments	—	—	—	—
Amortization	—	—	—	—

Net balance at December 31, 2016(1)	—	5.0	—	5.0
Additions(3)	400.7	27.0	199.5	627.2
Sales	—	—	—	—
Foreign currency translation(3)	0.3	—	—	0.3
Impairments(3)	—	(5.0)	—	(5.0)
Amortization(3)	—	—	(10.2)	(10.2)

Net balance at December 31, 2017	$401.0	$27.0	$189.3	$617.3

(1)
Net balance at December 31, 2016 and 2015 for Intangible assets with an indefinite life relate to insurance licenses allocated to the Runoff & Other segment.

(2)
Intangible assets related to insurance licenses sold with Ashmere during 2016. (See Note 3.)

(3)
Additions, foreign currency translation, impairments, and amortization in 2017 relate Armada and IMG and are allocated to the Global A&H segment.

        For the year ended December 31, 2017, Sirius Group recognized an impairment of Intangible assets with an indefinite life that relate to a trade name intangible asset acquired as part of the acquisition of IMG. The impairment resulted from lower than anticipated growth when comparing the forecasted results at the time of acquisition against a reforecast of results at year end. A quantitative impairment review of the IMG trade name intangible asset was performed by applying the royalty replacement method to determine the asset's fair value as of December 31, 2017. Under the royalty replacement method, the fair value of IMG's trade names intangible asset was determined based on a market participant's view of the royalty that would be paid to license the right to use the trade name. This quantitative analysis incorporated several assumptions including forecasted future revenues and cash flows, estimated royalty rate, based on similar licensing transactions and market royalty rates, and

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 10. Goodwill and intangible assets (Continued)

discount rate, which incorporates assumptions such as weighted-average cost of capital and risk premium. As a result of this impairment test, the carrying value of IMG's trade names intangible asset exceeded its estimated fair value and an impairment of $5.0 million was recorded as Impairment of intangible assets on the Consolidated Statements of (Loss) Income for the year ended December 31, 2017. For the years ended December 31, 2016 and 2015, Sirius Group did not recognize any impairments on Intangible assets with an indefinite life.

        The following tables presents components of goodwill and intangible assets at December 31, 2017 and 2016:

	2017
	Gross Balance	Accumulated Amortization	Impairments	Foreign Currency Translation	Net Balance
	(Millions)
Customer relationships—finite life(1)	$17.0	$(0.8)	$—	$—	$16.2
Distribution relationships—finite life(1)	151.0	(6.2)	—	—	144.8
Goodwill—infinite life(1)	400.7	—	—	0.3	401.0
Insurance licenses—infinite life(2)	5.0	—	—	—	5.0
Technology—finite life(1)	15.5	(1.6)	—	—	13.9
Trade names—finite life(1)	16.0	(1.6)	—	—	14.4
Trade names—infinite life(1)	27.0	—	(5.0)	—	22.0

Net balance at December 31, 2017	$632.2	$(10.2)	$(5.0)	$0.3	$617.3

(1)
Allocated to the Global A&H segment.

(2)
Allocated to the Runoff & Other segment.

2016
	Gross Balance	Accumulated Amortization	Impairments	Foreign Currency Translation	Net Balance
(Millions)
Customer relationships—finite life	$—	$—	$—	$—	$—
Distribution relationships—finite life	—	—	—	—	—
Goodwill—infinite life	—	—	—	—	—
Insurance licenses—infinite life(1)	5.0	—	—	—	5.0
Technology—finite life	—	—	—	—	—
Trade names—finite life	—	—	—	—	—
Trade names—infinite life	—	—	—	—	—

Net balance at December 31, 2016	$5.0	$—	$—	$—	$5.0

(1)
Allocated to the Runoff & Other segment.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 10. Goodwill and intangible assets (Continued)

        The amortization of intangibles assets for the year ended December 31, 2017 was $10.2 million. There was no amortization of intangible assets during the years ended December 31, 2016 or 2015.

        The estimated remaining amortization expense for Sirius Group's intangible assets with finite lives is as follows:

(Millions)
2018	$15.8
2019	15.8
2020	15.8
2021	15.8
2022	14.6
2023 and thereafter	111.5

Total remaining amortization expense	$189.3

        The estimated remaining useful lives of these intangible assets range from 5.0 to 22.5 years.

Note 11. Debt and standby letters of credit facilities

        Sirius Group's debt outstanding as of December 31, 2017 and 2016 consisted of the following:

	December 31, 2017	Effective Rate(1)	December 31, 2016	Effective Rate(1)
	(Millions)
2017 SEK Subordinated Notes, at face value	$335.2	3.5%	$—
Unamortized issuance costs	(4.5)		—

2017 SEK Subordinated Notes, carrying value	330.7		—

2016 SIG Senior Notes, at face value	400.0	4.7%	400.0	4.7%
Unamortized discount	(2.9)		(3.1)
Unamortized issuance costs	(4.6)		(4.4)

2016 SIG Senior Notes, carrying value	392.5		392.5

Old Lyme Note	—		3.7	3.6%

Total debt	$723.2		$396.2

(1)
Effective rate considers the effect of the debt issuance costs.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 11. Debt and standby letters of credit facilities (Continued)

        A schedule of contractual repayments of Sirius Group's debt as of December 31, 2017 follows:

December 31, 2017
(Millions)
Due in one year or less	$—
Due in one to three years	—
Due in three to five years	—
Due after five years	735.2

Total	$735.2

2017 SEK Subordinated Notes

        On September 22, 2017, Sirius Group issued floating rate callable subordinated notes denominated in Swedish kronor ("SEK") in the amount of SEK 2,750.0 million (or $346.1 million on date of issuance) at a 100% issue price ("2017 SEK Subordinated Notes"). The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable Stockholm Interbank Offered Rate ("STIBOR") for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.

        Beginning on September 22, 2022, the 2017 SEK Subordinated Notes may be redeemed, in whole or in part, at Sirius Group's option. In addition, within 90 days following the occurrence of a Specified Event (as defined below), the 2017 SEK Subordinated Notes may be redeemed, in whole but not in part, at Sirius Group's option. "Specified Event" means (a) an "Additional Amounts Event" in connection with a change in laws, rules or regulations as a result of which Sirius Group is obligated to pay additional amounts on the notes in respect of any withholding or deduction for taxes, (b) a "Tax Event" in connection with a change in laws, rules or regulations as a result of which interest on the notes is no longer fully deductible by Sirius Group for income tax purposes in the applicable jurisdiction (to the extent that such interest was so deductible as of the time of such tax event), (c) a "Rating Methodology Event" in connection with a change in, or clarification to, the rating methodology of Standard & Poor's or Fitch that results in a materially unfavorable capital treatment of the notes, or (d) a "Regulatory Event" in connection with a change in, or clarification to, applicable supervisory regulations that results in the notes no longer qualifying as Tier 2 Capital.

        Sirius Group incurred $4.6 million in expenses related to the issuance of the 2017 SEK Subordinated Notes (including SEK 27.5 million, or $3.5 million, in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2017 SEK Subordinated Notes.

        A portion of the proceeds were used to fully redeem the outstanding $250.0 million Sirius International Group, Ltd. Preference Shares ("SIG Preference Shares"). (See Note 15).

        Taking into effect the amortization of all underwriting and issuance expenses, and applicable STIBOR, the 2017 SEK Subordinated Notes yield an effective rate of approximately 3.5% per annum.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 11. Debt and standby letters of credit facilities (Continued)

Sirius Group recorded $3.3 million of interest expense, inclusive of amortization of issuance costs, on the 2017 SEK Subordinated Notes for the year ended December 31, 2017.

2016 SIG Senior Notes

        On November 1, 2016, Sirius Group issued $400.0 million face value of senior unsecured notes ("2016 SIG Senior Notes") at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect both deferrable and non-deferrable issuance costs. The SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1 and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.

        Sirius Group incurred $5.1 million in expenses related to the issuance of the 2016 SIG Senior Notes (including $3.4 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2016 SIG Senior Notes.

        Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, the 2016 SIG Senior Notes yield an effective rate of approximately 4.7% per annum. Sirius Group recorded $19.1 and $3.2 million of interest expense, inclusive of amortization of issuance costs, on the 2016 SIG Senior Notes for the years ended December 31, 2017 and 2016, respectively.

2007 SIG Senior Notes

        During 2016, using the funds received from the issuance of the 2016 SIG Senior Notes, Sirius Group retired the $400.0 million face value of senior unsecured notes that were issued in 2007 ("2007 SIG Senior Notes"). The retirement of the 2007 SIG Senior Notes resulted in a $5.7 million loss recorded in interest expense, which includes the write-off of the remaining $0.1 million in unamortized deferred costs and original issue discount at the time of retirement.

        In anticipation of the issuance of the 2007 SIG Senior Notes, Sirius Group entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the 2007 SIG Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2.4 million, which was recorded in other comprehensive income. The loss was reclassified from accumulated other comprehensive income over the life of the 2007 SIG Senior Notes using the interest method and was included in interest expense until it was retired in 2016. When the 2007 SIG Senior Notes were retired, the $0.1 million loss remaining in accumulated other comprehensive income was reclassified to interest expense.

        Prior to retirement, taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the 2007 SIG Senior Notes yielded an effective rate of approximately 6.5% per annum. Sirius Group recorded $31.2 million and $26.3 million of interest expense, inclusive of loss on repurchase, amortization of issuance costs and the interest rate lock agreement, on the 2007 SIG Senior Notes for each of the years ended December 31, 2016, and 2015, respectively.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 11. Debt and standby letters of credit facilities (Continued)

Old Lyme Note

        On April 25, 2017, Sirius Group made a payment of $3.8 million to retire the Old Lyme Note that was originally issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd. As part of the acquisition in 2011, Sirius Group entered into a five-year $2.1 million note that was subject to upward adjustments for favorable loss reserve development (up to 50% of $6.0 million) and downward adjustments for any adverse loss reserve development. From inception, Sirius Group had favorable loss reserve development of $3.4 million on the Old Lyme loss reserve position that resulted in an increase of $1.7 million on the Old Lyme Note.

Standby Letter of Credit Facilities

        On November 8, 2017, Sirius International entered into four standby letter of credit facility agreements totaling $215 million to provide capital support for Syndicate 1945. The first letter of credit is a renewal of a $125 million facility with Nordea Bank Finland plc, $100 million of which is issued on an unsecured basis. The second letter of credit is a $25 million secured facility with Lloyds Bank plc. Lloyds Bank plc had previously participated on this program but at a different capacity. The third letter of credit agreement is a $30 million unsecured facility with Barclays Bank plc. The fourth letter of credit agreement is a $35 million facility with DNB Bank ASA London Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that the Company considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.

        Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of December 31, 2017 and 2016, respectively, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 2.1 billion and SEK 1.8 billion, or $261.2 million and $203.0 million (based on the December 31, 2017 and December 31, 2016 SEK to USD exchange rates). As of December 31, 2017 and 2016, respectively, Sirius America's trust arrangements were collateralized by pledged assets and assets in trust of $55.8 million and $18.8 million. As of December 31, 2017, Sirius Bermuda Insurance Company's ("Sirius Bermuda") trust arrangements were collateralized by pledged assets and assets in trust of $123.3 million. At December 31, 2016, Sirius Bermuda did not have any trust arrangements that were collateralized by pledged assets and assets in trust.

Debt and Standby Letter of Credit Facility Covenants

        As of December 31, 2017, Sirius Group was in compliance with all of the covenants under the 2016 SIG Senior Notes, 2017 SEK Subordinated Notes, the Nordea facility, the Lloyd's Bank facility, Barclays Bank facility, and the DNB Bank ASA London Branch facility.

Interest

        Total interest expense incurred by Sirius Group for its indebtedness was $22.4 million, $34.6 million, and $26.6 million in 2017, 2016, and 2015. Total interest paid by Sirius Group for its indebtedness was $22.0 million, $31.6 million, and $25.5 million in 2017, 2016, and 2015, respectively.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes

        The Company and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, the Company and its Bermuda domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. The Company has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which the Company's subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Germany, Gibraltar, Luxembourg, Malaysia, the Netherlands, Singapore, Sweden, Switzerland, the United Kingdom, and the United States.

        Sirius Group's net (loss) income before income taxes for the years ended December 31, 2017, 2016, and 2015 was generated in the following domestic and foreign jurisdictions:

	2017	2016	2015
	(Millions)
Domestic:
Bermuda	$(95.0)	$(4.9)	$1.2
Foreign:
U.S.	(22.4)	(25.3)	68.9
U.K.	(27.0)	(7.0)	(3.5)
Sweden	(26.1)	(29.5)	15.6
Luxembourg	43.4	105.3	250.9
Netherlands	18.2	(0.1)	(0.1)
Other	(1.0)	(0.6)	0.2

Total (loss) income before income taxes	$(109.9)	$37.9	$333.2

        The total income tax benefit (expense) for the years ended December 31, 2017, 2016, and 2015 consisted of the following:

	2017	2016	2015
	(Millions)
Current tax (expense):
U.S. Federal	$(0.9)	$2.1	$(0.1)
State	(2.0)	(1.7)	(1.5)
Non-U.S.	(3.6)	(11.4)	(9.6)

Total current tax (expense)	(6.5)	(11.0)	(11.2)
Deferred tax (expense) benefit:
U.S. Federal	(10.7)	16.0	(21.4)
State	—	—	—
Non-U.S.	(9.2)	2.3	(14.5)

Total deferred tax (expense) benefit	(19.9)	18.3	(35.9)

Total income tax (expense) benefit	$(26.4)	$7.3	$(47.1)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

Effective Rate Reconciliation

        A reconciliation of taxes calculated using the 22% Swedish statutory rate (the rate at which the majority of Sirius Group's worldwide operations are taxed) to the income tax (expense) benefit on pre-tax income follows:

	2017	2016	2015
	(Millions)
Tax benefit (expense) at the statutory rate	$24.2	$(8.3)	$(73.3)
Differences in taxes resulting from:
Tax rate change enacted in the United States	(29.7)	—	—
Non-Sweden Earnings	(19.1)	(8.0)	17.1
Foreign tax credits	2.2	6.9	6.5
Change in valuation allowance including benefit from intercompany debt restructuring	1.4	55.0	11.3
Tax reserve adjustments	(0.7)	(6.0)	(5.7)
Withholding taxes	(0.8)	(1.4)	(1.9)
Tax rate change enacted in Luxembourg	0.4	(30.6)	—
Other, net	(4.3)	(0.3)	(1.1)

Total income tax (expense) benefit on pre-tax earnings	$(26.4)	$7.3	$(47.1)

        The non-Sweden component of Pre-tax (loss) income was $(83.8) million, $67.3 million, and $317.6 million for the years ended December 31, 2017, 2016, and 2015, respectively.

        On December 22, 2017, the Tax Cuts and Jobs Act (the "TCJA") was enacted into law. Substantially all of the provisions of the TCJA are effective for taxable years beginning after December 31, 2017. The TCJA includes significant changes to the Internal Revenue Code of 1986, including amendments which significantly change the taxation of individuals and business entities. Among numerous other changes, the corporate federal income tax rate was reduced from 35% to 21%, effective January 1, 2018. The tax effects of changes in tax laws must be recognized in the period in which the law is enacted, and deferred tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Thus, the Company's deferred taxes were remeasured on December 31, 2017, based upon the 21% federal income tax rate, which resulted in a $29.7 million reduction in the net deferred tax assets. Of this amount, $12.1 million was primarily related to net operating loss carryforwards and book-tax timing differences in its U.S. subsidiaries and $17.6 million was related to net operating loss carryforwards in one of the Luxembourg subsidiaries, which is re-measured in part by reference to the U.S. tax rate. The $29.7 million reduction in net deferred tax assets was recorded through income from operations.

        Additionally, the SEC staff issued Staff Accounting Bulletin 118 ("SAB 118"), which provides guidance on accounting for the tax effects of the TCJA. SAB 118 addresses situations where accounting for certain income tax effects of the TCJA under ASC 740, Income Taxes ("ASC 740") may be incomplete upon issuance of an entity's financial statements and provides a one-year measurement period from the enactment date to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the following: (1) income tax effects of those aspects of the TCJA for

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

which accounting under ASC 740 is complete, (2) provisional estimate of income tax effects of the TCJA to the extent accounting is incomplete but a reasonable estimate is determinable, and (3) if a provisional estimate cannot be determined, ASC 740, should still be applied on the basis of tax law provisions that were in effect immediately before the enactment of the TCJA. Sirius Group's provision for income taxes for the year ended December 31, 2017 is based on the application of SAB 118 taking into account existing deferred tax balances and certain provisions of the TCJA. The income tax effects of the TCJA for which accounting is complete (category (1) above) are set forth in the paragraph above. To the extent Sirius Group's accounting was incomplete and a reasonable estimate of the impact of certain provisions was determinable (category (2) above), the provisional estimates prescribed by SAB 118 were insignificant. To the extent a reasonable estimate of the impact of certain provisions was not determinable (category (3) above), Sirius Group has not recorded any adjustments and has continued accounting for them in accordance with ASC 740 on the basis of the tax laws in effect before enactment of the TCJA. These items include Sirius Group's tax accounting for loss reserves based on a new discounting methodology prescribed by the TCJA.

        The TCJA includes provisions for Global Intangible Low-Taxed Income ("GILTI") under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries and for Base Erosion and Anti-Abuse Tax ("BEAT") under which taxes are imposed on certain base eroding payment to affiliated foreign companies. Consistent with accounting guidance, Sirius Group will treat BEAT as an in period tax charge when incurred in future periods for which no deferred taxes need to be provided and has made an accounting policy election to treat GILTI taxes in a similar manner. Accordingly, no provision for income taxes related to BEAT or GILTI was recorded as of December 31, 2017.

        Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to the Company or Sirius Group's subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient manner. However, the applicable tax laws in relevant countries are still evolving, including in response to guidance from the Organisation for Economic Cooperation and Development. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could attempt to apply income or withholding tax to past earnings or payments.

Tax Payments and Receipts

        Net income tax payments to national, state, and local governments totaled $16.7 million, $8.3 million, and $31.7 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

Deferred Tax Inventory

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes. An outline of the significant components of Sirius Group's deferred tax assets and liabilities follows:

	2017	2016
	(Millions)
Deferred income tax assets related to:
Non-U.S. net operating loss carry forwards	$305.1	$270.8
U.S. federal net operating loss and capital carry forwards	34.7	40.0
Tax credit carry forwards	18.3	15.2
Loss reserve discount	8.9	22.0
Incentive compensation and benefits accruals	2.0	6.3
Net unrealized investment losses	1.8	3.4
Unearned Premiums	1.5	2.0
Allowance for doubtful accounts	1.4	2.3
Deferred interest	0.2	0.3
Additional DTA as result of intercompany debt restructuring	—	7.4
Foreign currency translations on investments and other assets	—	2.0
Other items	3.6	2.6

Total gross deferred income tax assets	377.5	374.3
Valuation allowance	(71.8)	(58.1)

Total adjusted deferred tax asset	305.7	316.2

Deferred income tax liabilities related to:
Safety Reserve (See Note 19)	286.6	259.7
Intangible assets	42.0	—
Foreign currency translations on investments and other assets	7.3	—
Purchase accounting	2.4	3.5
Deferred acquisition costs	1.2	3.4
Investment basis differences	1.1	8.7
Other items	3.2	1.5

Total deferred income tax liabilities	343.8	276.8

Net deferred tax (liability) asset	$(38.1)	$39.4

        Sirius Group's deferred tax assets are net of U.S. federal and non-U.S. valuation allowances and, to the extent they relate to non-U.S. jurisdictions, they are shown at year-end exchange rates.

        Of the $38.2 million net deferred tax liability as of December 31, 2017, $17.9 million relates to net deferred tax assets in U.S. subsidiaries, $189.8 million relates to net deferred tax assets in Luxembourg subsidiaries, $11.3 million relates to net deferred tax assets in United Kingdom subsidiaries and $257.2 million relates to net deferred tax liabilities in Sweden subsidiaries.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

        As a result of the acquisitions of IMG and Armada, a net deferred tax liability of $42.0 million related to intangible assets was recorded as of December 31, 2017. Of the $42.0 million, $33.3 million relates to a deferred tax liability for IMG and its subsidiaries' policyholder relationships, customer relationships, technology, and trade names, $9.8 million relates to a deferred tax liability related to the remeasurement at fair value of the Armada Earnout post-acquisition, and $1.1 million relates to a deferred tax asset for Armada's distribution relationships, trade name, and technology.

Net Operating Loss and Capital Loss Carryforwards

        Net operating loss and capital loss carryforwards as of December 31, 2017, the expiration dates, and the deferred tax assets thereon are as follows:

	2017
	United States	Luxembourg	Sweden	Netherlands	UK	TOTAL
	(Millions)
2018 - 2022	$0.6	$—	$—	$1.0	$—	$1.6
2022 - 2037	166.7	—	—	0.4	—	167.1
No expiration date	—	1,043.3	220.3	—	56.3	1,319.9

Total	167.3	1,043.3	220.3	1.4	56.3	1,488.6
Gross Deferred Tax Asset	35.1	271.4	22.5	0.3	10.8	340.1
Valuation Allowance	—	(71.9)	—	(0.3)	—	(72.2)

Net Deferred Tax Asset	$35.1	$199.5	$22.5	$—	$10.8	$267.9

        Sirius Group expects to utilize net operating loss carryforwards in Luxembourg of $821.8 million but does not expect to utilize the remainder as they belong to companies that are not expected to have sufficient taxable income in the future. Included in the U.S. net operating loss carryforwards are losses of $120.1 million subject to an annual limitation on utilization under Internal Revenue Code Section 382. Of these loss carryforwards, $14.0 million will expire between 2022 and 2025, $104.5 million will expire between 2030 and 2032, and $48.8 million will begin to expire in 2036. Sirius Group expects to utilize all of the U.S. net operating loss carryforwards.

        As of December 31, 2017, there are U.S. foreign tax credits carryforwards available of $13.7 million, of which an insignificant amount expires between 2018 and 2019, and the remaining, which Sirius Group expects to use, will begin to expire in 2022. As of December 31, 2017, there are alternative minimum tax credit carryforwards of $0.1 million which do not expire and are expected to become fully refundable beginning in the 2021 tax year under the TCJA.

Valuation Allowance

        Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods, and strategies that if executed would result in the realization of a deferred tax asset. It is

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group's deferred tax assets and tax expense.

        Of the $71.8 million valuation allowance as of December 31, 2017, $72.2 million relates to net operating loss carryforwards in Luxembourg and Netherlands subsidiaries and $(0.4) million relates to other deferred tax assets in Luxembourg, Swedish, and United States subsidiaries.

United States

        Sirius Re Holdings, Inc. ("SReHi") has an insignificant valuation allowance on foreign tax credits, which will expire in 2018 and 2019. SReHi has an additional $13.7 million of foreign tax credits that will expire between the years 2020 and 2027, which are expected to be fully utilized.

Uncertain Tax Positions

        Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Permanent Differences(1)	Temporary Differences(2)	Interest and Penalties(3)	Total
	(Millions)
Balance at January 1, 2015	$15.0	$6.7	$0.1	$21.8

Changes in prior year tax positions	—	—	—	—
Tax positions taken during the current year	5.0	(0.1)	—	4.9
Lapse in statute of limitations	(0.2)	—	(0.1)	(0.3)
Settlements with tax authorities	—	—	—	—

Balance at December 31, 2015	$19.8	$6.6	$—	$26.4

Changes in prior year tax positions	—	—	—	—
Tax positions taken during the current year	4.4	(2.5)	0.2	2.1
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	—	—	—	—

Balance at December 31, 2016	$24.2	$4.1	$0.2	$28.5

Changes in prior year tax positions	0.2	(0.1)	0.1	0.2
Tax positions taken during the current year	3.8	(2.2)	—	1.6
Lapse in statute of limitations	(0.5)	—	—	(0.5)
Settlements with tax authorities	(0.3)	—	(0.2)	(0.5)

Balance at December 31, 2017	$27.4	$1.8	$0.1	$29.3

(1)
Represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

(2)
Represents the amount of unrecognized tax benefits that, if recognized, would create a temporary difference between the reported amount of an item in the Consolidated Balance Sheets and its tax basis.

(3)
Net of tax benefit.

        If Sirius Group determines in the future that its reserves for unrecognized tax benefits on permanent differences and interest and penalties are not needed, the reversal of $27.4 million of such reserves as of December 31, 2017 would be recorded as an income tax benefit and would impact the effective tax rate. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on temporary differences are not needed, the reversal of $1.8 million of such reserves as of December 31, 2017 would not impact the effective tax rate due to deferred tax accounting but would accelerate the payment of cash to the taxing authority. The vast majority of Sirius Group's reserves for unrecognized tax benefits on temporary differences relate to deductions for loss reserves where the timing of the deductions is uncertain.

        Sirius Group classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the years ended December 31, 2017, 2016, and 2015, Sirius Group recognized $(0.1) million, $0.2 million, and $(0.1) million in interest income (expense), respectively, net of any tax benefit. The balance of accrued interest as of December 31, 2017 and 2016 is $0.1 million and $0.2 million, respectively, net of any tax benefit.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

Tax Examinations

        The Swedish Tax Authority ("STA") has denied deductions claimed by two of the Company's Swedish subsidiaries in certain tax years for interest paid on intra-group debt instruments. Sirius Group is currently challenging the STA's denial in court based on the technical merits. Sirius Group's reserve for uncertain tax positions has taken into account relevant developments in these tax disputes and in applicable Swedish tax law including recent case law. Sirius Group has also taken into account the SPA by which Sirius Group was sold to CMIG International in 2016. Pursuant to the SPA, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (1) any additional tax liability in excess of Sirius Group's accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (2) an impairment in Sirius Group's net deferred tax assets resulting from a final determination by a tax authority.

        With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2013.

Note 13. Derivatives

Interest Rate Cap

        Sirius Group entered into an interest rate swap ("Interest Rate Cap") with two financial institutions where it paid an upfront premium and in return receives a series of quarterly payments based on the 3-month London Interbank Offered Rate ("LIBOR") at the time of payment. The Interest Rate Cap does not qualify for hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the interest rate cap has been estimated using a single broker quote and, accordingly, has been classified as a Level 3 measurement as of December 31, 2017 and 2016. Collateral held is recorded within short-term investments with an equal amount recognized as a liability to return collateral. Sirius Group's liability to return that collateral is based on the amounts provided by the counterparties and investment earnings thereon. The following table summarizes the Interest Rate Cap collateral balances held by Sirius Group and ratings by counterparty:

	2017
	Collateral Balances Held	S & P Rating(1)
	(Millions)
Barclays Bank Plc	$0.2	A–
Nordea Bank Finland Plc	0.1	AA–

Total	$0.3

(1)
Standard & Poor's ratings as detailed above are: "AA–" (Very Strong, which is the fourth highest of twenty-three creditworthiness ratings) and "A–" (Strong, which is the seventh highest of twenty-three credit worthiness ratings).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 13. Derivatives (Continued)

Foreign Currency Swaps

        Sirius Group executes foreign currency swaps to manage foreign currency exposure. The foreign currency swaps have not been designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains (losses). The fair value of the foreign currency swaps has been estimated using a single broker quote and accordingly, has been classified as a Level 3 measurement as of December 31, 2017 and 2016. Sirius Group does not provide or hold any collateral associated with the swaps.

Foreign Currency Forward

        During 2016, Sirius Group executed a foreign currency forward to manage currency exposure against a foreign currency investment. During 2017, the foreign currency forward expired and was not renewed. The foreign currency forward was not designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains (losses). The fair value of the foreign currency forward was estimated using a single broker quote and, accordingly, was classified as a Level 3 measurement as at December 31, 2016. Sirius Group did not provide or hold any collateral associated with the forwards.

Weather Derivatives

        Sirius Group holds assets and assumes liabilities related to weather and weather contingent risk management products. Weather and weather contingent derivative contracts are entered into with the objective of generating profits in normal climatic conditions. Accordingly, Sirius Group's weather and weather contingent derivatives are not designed to meet the criteria for hedge accounting under GAAP. Sirius Group receives payment of premium at the contract inception in exchange for bearing the risk of variations in a quantifiable weather index. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. Management uses available market data and internal pricing models based upon consistent statistical methodologies to estimate the fair value. Because of the significance of the unobservable inputs used to estimate the fair value of Sirius Group's weather risk contracts, the fair value measurements of the contracts are deemed to be Level 3 measurements in the fair value hierarchy as at December 31, 2017 and 2016. Sirius Group does not provide or hold any collateral associated with the weather derivatives.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 13. Derivatives (Continued)

        The following tables summarize information on the classification and amount of the fair value of derivatives not designated as hedging instruments within the Company's Consolidated Balance Sheets as at December 31, 2017 and 2016:

	2017			2016
Derivatives not designated as hedging instruments	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)
	(Millions)
Interest rate cap	$250.0	$0.3	$—	$250.0	$1.7	$—
Foreign currency swaps	$45.0	$—	$10.6	$100.0	$5.2	$—
Weather derivatives	$113.3	$4.2	$—	$97.8	$5.8	$—

(1)
Asset derivatives are classified within Other assets within the Company's Consolidated Balance Sheets at December 31, 2017 and 2016.

(2)
Liability derivatives are classified within Other liabilities within the Company's Consolidated Balance Sheets at December 31, 2017 and 2016.

        The following table summarizes information on the classification and net impact on earnings, recognized in the Company's Consolidated Statements of (Loss) Income relating to derivatives during the years ended December 31, 2017, 2016 and 2015:

Derivatives not designated as hedging instruments	Classification of gains (losses) recognized in earnings	2017	2016	2015
	(Millions)
Interest rate cap	Other revenues	$(1.5)	$(0.2)	$(2.2)
Foreign currency swaps	Net foreign exchange gains (losses)	$(11.3)	$6.6	$(0.1)
Foreign currency forwards(1)	Net foreign exchange gains (losses)	$(0.3)	$—	$—
Weather derivatives	Other revenues	$(1.5)	$5.2	$1.9

(1)
There were no Foreign currency forwards at December 31, 2017 and an insignificant amount at December 31, 2016 on the Consolidated Balance Sheets.

Note 14. Employee benefit plans and compensation plans

Employee Benefit Plans

        Sirius Group operates several retirement plans in accordance with the local regulations and practices. These plans cover substantially all Sirius Group employees and provide benefits to employees in event of death, disability, or retirement.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

Defined benefit plans

        Swedish and German employees of Sirius International can participate in defined benefit plans which are based on the employees' pension entitlements and length of employment. In Sweden, where a defined benefit pension plan is mandated by the government, Sirius International's employees participate in collective agreements funded by Sirius International. These collective agreements are managed by third party trustees who calculate the pension obligation, invoice Sirius International for additional funding, and invest the funds. All employees in Germany are covered by defined benefit pension plans sponsored by Sirius International called Sirius Rückversicherungs Service GmbH Pension Plan. Paid pension premiums are invested with Skandia Liv for employees in Sweden and with Allianz for employees in Germany. Skanda Liv held 94% and 93% of total plan assets in 2017 and 2016, respectively. Allianz held 6% and 7% of total plan assets in 2017 and 2016, respectively. Skandia manages the portfolio to be able to pay a guaranteed amount and a favorable return over time with the goal of getting the highest possible return along with well-balanced risk. The average return for the period 2015 through 2017 was 8.5%. The investment directive is decided by the Skandia Liv board of directors. To achieve the goals the portfolio is diversified with the asset allocation shown below.

        The breakdown of the investment of plan assets for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
International equities	18.1%	19.5%
Swedish equities	9.8%	8.6%
Swedish nominal bonds	32.7%	32.8%
Real estate	11.3%	10.7%
Private equity	9.7%	9.7%
Other	18.4%	18.7%

        The assumptions used to determine Swedish benefit obligations for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Discount rate	2.5%	2.5%
Increase in compensation levels rate	3.2%	3.0%
Turnover rate	3.0%	3.0%

        The Swedish actuaries follow the Swedish industry DUS14 mortality rate. The discount rate used to calculate the Swedish benefit obligation was derived from the expected return of an investment in Swedish covered mortgage bonds with a duration in accordance with the duration of the pension obligation. The duration of the Swedish pension liability is approximately 19 years.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

        The assumptions used to determine German benefit obligations for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Discount rate	1.7%	1.6%
Increase in compensation levels rate	2.0%	2.0%

        The German actuaries follow the Germany industry Richttafeln 2005 G mortality rates and standard turnover values for the years ended December 31, 2017 and 2016. The discount rate used to calculate the German benefit obligation was derived from markets yields on high quality corporate bonds with durations consistent with plan obligations.

        The following tables present a reconciliation of the beginning and ending funded status and the net amounts recognized for the defined benefit plans for the years ended December 31, 2017 and 2016:

	2017	2016
	(Millions)
Change in benefit obligation
Projected benefit obligation, beginning of year	$14.9	$15.0
Service cost	0.8	0.9
Interest cost	0.3	0.4
Actuarial (gains) losses	0.4	(0.8)
Benefit payments	(0.5)	(0.6)
Tax payments	(0.2)	(0.2)
Currency revaluation effect	1.7	0.2

Projected benefit obligation, end of year	17.4	14.9

Change in plan assets
Fair value of plan assets, beginning of year	11.6	11.6
Employer contributions	0.9	1.0
Benefit payments	(0.3)	(0.2)
Interest income	2.5	0.5
Currency revaluation effect	1.4	(1.3)

Fair value of plan assets, end of year	16.1	11.6

Funded status at end of year(1)	$(1.3)	$(3.3)

(1)
At December 31, 2017 both plans had a negative funding status. At December 31, 2016, the Swedish plan had a funding status of $0.9 and the German plan had a funding status of $(4.2).

        Under the Swedish plan, a 100 basis point discount rate decrease would increase the 2018 defined benefit obligation by $2.1 million, with all other items remaining the same. Under the German plan, a 50 basis point decrease in the discount rate would increase the benefit obligation by $0.5 million, with all other items remaining the same. Conversely, a 50 basis point increase in the discount rate would decrease the benefit obligation by $0.4 million.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

        The accumulated benefit obligation for the years ended December 31, 2017 and 2016 was $17.4 million and $14.9 million, respectively.

        The components of net periodic pension expense for the years ended December 31, 2017, 2016, and 2015 are as follows:

	2017	2016	2015
	(Millions)
Service cost	$(0.8)	$(0.9)	$1.0
Interest cost	2.2	—	(0.1)
Actuarial gain/(loss)	(0.3)	(0.9)	(1.1)

Net periodic pension expense	$1.1	$(1.8)	$(0.2)

        The employer benefit payments/settlements for the years ended December 31, 2017 and 2016 were $0.2 million and $0.3 million, respectively. As at December 31, 2017, the projected benefit payments required for the defined pension benefits plans are as follows:

December 31, 2017
(Millions)
2018	$0.4
2019	0.4
2020	0.4
2021	0.4
2022	0.5
2023 - 2027	2.8

Total benefit payments required	$4.9

Defined contributions plans

Non-U.S.

        In the United Kingdom, Sirius International contributes 12% of the employee's salary. Contributed funds are invested into an annuity of the employee's choice. In Belgium, Sirius International contributes 6.5%-8.5% of the employee's salary. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan ("Swisscanto plan"). The Swisscanto plan is a combination of a defined contribution and a defined benefit plan. For the Swisscanto plan, Sirius International incurs 60%-70% of the total premium charges and the employees incur the remaining 30-40%. As of December 31, 2017 and 2016, the projected benefit obligation of Sirius International's various benefit plans was $17.4 million and $15.0 million, and the funded status was $(1.3) million and $(3.3) million, respectively. Sirius International recognized expenses related to these various plans of $4.9 million, $7.3 million, and $7.0 million in 2017, 2016, and 2015, respectively.

        Sirius Bermuda sponsors defined contribution plans which cover substantially all of the employees of Sirius Bermuda. Under these plans, Sirius Bermuda is required to contribute 10% of each participant's salary into an individual account maintained by an independent pension administrator.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

Employees become vested in the Sirius Bermuda contributions after two years of service. Sirius Bermuda recognized expenses of $0.4 million in 2017. In previous years, employees of Sirius Bermuda were covered by Sirius International sponsored plans and Sirius International incurred expenses of $0.5 million and $0.5 million in 2016 and 2015, respectively.

U.S.

        Sirius International Holding Company, Inc. ("SIHC") sponsors a defined contribution plan (the "SIHC 401(k) Plan") which offers participants the ability to invest their balances in several different investment options. The SIHC 401(k) Plan provides qualifying employees with matching contributions of 100% up to the first 2% and 50% of the next 4% of salary (subject to U.S. federal limits on allowable contributions in a given year). Total expense for matching contributions to the plan was $1.3 million, $0.7 million, and $0.5 million in 2017, 2016, and 2015, respectively. Additionally, all participants in the SIHC 401(k) Plan can earn a variable contribution of up to 7% of their salary, subject to the applicable IRS annual covered compensation limits ($0.3 million for 2017) and contingent upon Sirius Group's performance. Total expense for variable contributions to the SIHC 401(k) Plan was $0.3 million, $0.4 million, and $0.5 million in 2017, 2016, and 2015, respectively.

        IMG sponsors a 401(k) retirement savings plan (the "IMG 401(k) Plan"). IMG 401(k) Plan participants may elect to have a percentage of their salaries contributed to the IMG 401(k) Plan on a pre-tax basis subject to annual limits prescribed under the Internal Revenue Code. IMG makes safe harbor matching contributions to the IMG 401(k) Plan equal to 100% of participants' deferrals up to the first 1% of eligible compensation and 50% of participants' deferrals between 1% and 6% of eligible compensation. IMG may also elect to make discretionary contributions to the IMG 401(k) Plan which are allocated based on compensation. IMG made matching contributions to the IMG 401(k) Plan of $0.3 million from the date of acquisition to December 31, 2017.

        Armada maintains a qualified 401(k) plan (the "Armada 401(k) Plan"). Under provisions of the Armada 401(k) Plan, Armada may make discretionary, matching contributions. Matching contributions into the Armada 401(k) Plan totaled $0.1 million from the date of acquisition to December 31, 2017.

Long-Term Incentive Compensation Plans

        Sirius Group grants incentive awards to certain key employees. This includes awards that primarily consist of performance units. Awards earned are subject to the attainment of pre-specified performance goals at the end of a three-year period or as otherwise determined. The awards earned are typically paid in cash. For the years ended December 31, 2017, 2016, and 2015, Sirius Group expensed $3.9 million, $16.6 million, and $18.9 million, respectively, for certain incentive awards. Accrued incentive compensation for these plans was $16.0 million and $30.2 million at December 31, 2017 and 2016, respectively. During 2016, under the SPA, White Mountains paid Sirius Group for certain incentive awards that the Company paid to its employees, with $5.4 million recorded as Additional paid-in surplus.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

Transaction and Retention Bonuses

        Under the SPA, bonus arrangements for certain employees of Sirius Group were granted. Certain of these bonus arrangements were paid to bonus recipients as compensation for services performed before the sale date ("transaction bonuses"). In addition, certain employees received additional bonus payments under the bonus arrangements after the 12th month and 20th month anniversary of the sale date ("retention bonuses"). Under the SPA, White Mountains agreed to pay the Company an amount equal to the transaction bonuses plus the employer-paid portion of employment or similar taxes less tax benefits attributable to the payment. In addition, White Mountains also agreed to pay the Company for the retention bonuses under the same terms as the transaction bonuses shortly after Sirius Group paid those amounts to the employees. During 2016, Sirius Group recorded $36.9 million in general and administrative expenses in connection with the transaction bonuses. The Company was paid $25.3 million and $30.5 million in 2017 and 2016, respectively, from its former parent for the transaction and retention bonuses after employment costs and taxes, which was recorded as Additional paid-in surplus. During 2017 and 2016, Sirius Group recorded $13.3 million and $17.6 million, respectively, in general and administrative expenses in connection with the retention bonuses.

Note 15. Common shareholder's equity, mezzanine equity, and non-controlling interests

Common shareholder

        The Company is a Bermuda exempted company and is an indirect wholly-owned subsidiary of CMIG International, a Singapore holding company, through CM Bermuda Ltd., a Bermuda exempted company. The Company was acquired from White Mountains.

        On April 27, 2016, the Company split its common shares by a multiple of 10,000 resulting in 120,000,000 common shares issued and outstanding and changed the par value of the common shares from $1.00 per share to $0.01 per share. On November 16, 2016, the Company approved to increase its authorized share capital from $1.2 million to $6.0 million by the creation of an additional 480,000,000 common shares with a par value of $0.01 per share. The increase was effective as of December 12, 2016. On May 22, 2017, the Company divided its authorized share capital into two classes: (i) 500,000,000 common shares, with a par value of $0.01 per share and (ii) 100,000,000 preference shares with a par value of $0.01 per share.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 15. Common shareholder's equity, mezzanine equity, and non-controlling interests (Continued)

Additional paid-in surplus

        During 2017 and 2016, White Mountains made contributions totaling $13.3 million and $89.6 million, respectively, to Sirius Group which was reflected as Additional paid-in surplus. The following table summarizes the contributions made to Sirius Group:

	2017	2016
	(Millions)
Reimbursement for retention bonuses(1)	$10.8	$14.5
Reimbursement for performance shares(1)	2.5	5.4
Reimbursement for transaction bonuses(1)	—	30.5
Excess of fair value received over equity method carrying value of OneBeacon(2)	—	22.1
Reimbursement for ILW parent covers(3)	—	16.5
Other	—	0.6

Total Additional paid-in surplus	$13.3	$89.6

(1)
See Note 14.

(2)
See Note 20.

(3)
See Note 6.

Dividends

        The Company did not pay any dividends during 2017. The Company paid common dividends of $27.0 million in cash and investments to its former parent on April 18, 2016. The Company did not pay any dividends to its former parent during 2015.

Mezzanine equity

        In connection with the acquisition of IMG, the Company issued mandatorily convertible stock in the form of Series A redeemable preference shares as a portion of the consideration paid. (See Note 3.) The Company issued 100,000 of the 150,000 authorized Series A redeemable preference shares to the seller of IMG. Each Series A redeemable preference share has a liquidation preference per share of $1,000. In addition to the initial issuance, the Company will issue the seller up to an additional 50,000 shares if IMG meets certain mutually agreed upon growth targets. The Series A redeemable preference shares accrue dividends at a per annum rate equal to 10%.

        The Series A redeemable preference shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of the Company and junior to all of the Company's existing and future policyholder obligations and debt obligations. Any class or series of shares of the Company issued in the future must rank junior to the Series A redeemable preference shares, as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, winding-up, or dissolution of the Company for as long as they are issued and outstanding.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 15. Common shareholder's equity, mezzanine equity, and non-controlling interests (Continued)

        At December 31, 2017, the balance of the Series A redeemable preference shares with accrued dividends was $106.1 million.

Non-controlling interests

        Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated entities and are presented separately on the balance sheet. At December 31, 2017 and 2016, Sirius Group's balance sheet included $0.2 million and $251.3 million, respectively, in non-controlling interests.

        The following table shows the change in non-controlling interest for the years ended December 31, 2017, 2016, and 2015:

Total
(Millions)
Non-controlling interests as of December 31, 2014	$250.0
Net income attributable to non-controlling interests	18.8
Dividends to non-controlling interests	(18.8)
Other, net	0.1

Non-controlling interests as of December 31, 2015	$250.1
Net income attributable to non-controlling interests	19.3
Dividends to non-controlling interests	(18.8)
Other, net	0.7

Non-controlling interests as of December 31, 2016	$251.3
Net income attributable to non-controlling interests	13.7
Dividends to non-controlling interests	(14.1)
Redemption of SIG Preference Shares	(250.7)

Non-controlling interests as of December 31, 2017	$0.2

SIG Preference Shares

        On October 25, 2017, the Company's indirect wholly-owned subsidiary, Sirius International Group, Ltd., redeemed all of its outstanding 250,000 Fixed/Floating Perpetual Non-Cumulative Preference Shares ("SIG Preference Shares"). The redemption price equaled the $1,000 liquidation preference per preference share. Sirius Group accounted for the SIG Preference Shares as a conditionally redeemable instrument within Non-controlling interests.

Alstead Re

        As of December 31, 2017 and 2016, Sirius Group recorded non-controlling interest of $0.2 million and $0.5 million, respectively, in Alstead Re Insurance Company ("Alstead Re"). (See Note 21.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 16. Earnings per share

        Basic earnings (loss) per share is computed by dividing net income (loss) available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to Sirius Group common shareholders by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities.

        The Series A redeemable preference shares qualify as participating securities which requires the application of the two-class method to compute both basic and diluted earnings per share. The two-class method is an earnings allocation formula that treats participating securities as having rights to earnings that would otherwise have been available to common shareholders. The Series A redeemable preference shares have no obligation to absorb losses of the Company in periods of net loss.

        For the periods presented, there are no potentially dilutive securities or instruments that would have an effect on the calculation of dilutive earnings per share.

        The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions, except share and per share information)
Numerator:
Net (loss) income	$(136.3)	$51.8	$310.0
Less: Income attributable to non-controlling interests	(13.7)	(19.3)	(18.8)
Less: Accrued dividends on Series A redeemable preference shares	(6.1)	—	—

Net (loss) income attributable to Sirius Group common shareholders	$(156.1)	$32.5	$291.2

Denominator:
Weighted average shares outstanding for basic and diluted earnings per share(1)	120,000,000	120,000,000	120,000,000

Earnings (loss) per share
Basic earnings per share	$(1.30)	$0.27	$2.43

Diluted earnings per share	$(1.30)	$0.27	$2.43

(1)
On April 27, 2016, the Company split its common shares by a multiple of 10,000 resulting in 120,000,000 common shares. The stock split has been applied retroactively to 2015.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 17. Accumulated other comprehensive (loss)

        The changes in accumulated other comprehensive (loss), by component, for the years ended December 31, 2017, 2016, and 2015 are as follows:

	For the year ended December 31, 2017
	Foreign currency translation adjustment(1)	Equity in unrealized gains from investments in affiliates(2)	Other, net(3)	Total
	(Millions)
Balance, beginning of year	$(212.2)	$—	$—	$(212.2)
Other comprehensive income (loss)	71.7	—	—	71.7

Balance, end of year	$(140.5)	$—	$—	$(140.5)

(1)
Foreign currency translation adjustment consisted of $83.9 and $(12.2) of gains (losses) related to investments and non-investment net liabilities, respectively. (See Note 18.)

(2)
Equity in unrealized gains from investments in affiliates related to the AFS portfolio of investments held by Symetra which was accounted for under the equity method prior to November 5, 2015. (See Note 20.)

(3)
Other, net consists of accumulated other comprehensive income related to balances arising from Sirius Group's share in OneBeacon's Pension Liability (See Note 20) and from amortization of hedge related to the 2007 SIG Senior Notes.

	For the year ended December 31, 2016
	Foreign currency translation adjustment(1)	Equity in unrealized gains from investments in affiliates(2)	Other, net(3)	Total
	(Millions)
Balance, beginning of year	$(144.9)	$—	$(1.2)	$(146.1)
Other comprehensive income (loss)	(67.3)	—	1.2	(66.1)

Balance, end of year	$(212.2)	$—	$—	$(212.2)

(1)
Foreign currency translation adjustment consisted of $(83.1) and $15.8 of gains (losses) related to investments and non-investment net liabilities, respectively. (See Note 18.)

(2)
Equity in unrealized gains from investments in affiliates related to the AFS portfolio of investments held by Symetra which was accounted for under the equity method prior to November 5, 2015. (See Note 20.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 17. Accumulated other comprehensive (loss) (Continued)

(3)
Other, net consists of accumulated other comprehensive income related to balances arising from Sirius Group's share in OneBeacon's Pension Liability (See Note 20) and from amortization of hedge related to the 2007 SIG Senior Notes.

	For the year ended December 31, 2015
	Foreign currency translation adjustment(1)	Equity in unrealized gains from investments in affiliates(2)	Other, net(3)	Total
	(Millions)
Balance, beginning of year	$(79.5)	$29.8	$(1.4)	$(51.1)
Other comprehensive income (loss)	(65.4)	(29.8)	0.2	(95.0)

Balance, end of year	$(144.9)	$—	$(1.2)	$(146.1)

(1)
Foreign currency translation adjustment consisted of $(110.7) and $45.3 of gains (losses) related to investments and non-investment net liabilities, respectively. (See Note 18.)

(2)
Equity in unrealized gains from investments in affiliates related to the AFS portfolio of investments held by Symetra which was accounted for under the equity method prior to November 5, 2015. (See Note 20.)

(3)
Other, net consists of accumulated other comprehensive income related to balances arising from Sirius Group's share in OneBeacon's Pension Liability (See Note 20) and from amortization of hedge related to the 2007 SIG Senior Notes.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 18. Foreign Currency

        A summary of the impact of foreign currency translation on Sirius Group's consolidated financial results for the years ended December 31, 2017, 2016, and 2015 follows:

	2017	2016	2015
	(Millions)
Net realized investment (losses) gains—foreign currency(1)	$(19.1)	$50.0	$70.6
Net unrealized investment (losses) gains—foreign currency(2)	(51.7)	(7.7)	(15.4)

Net realized and unrealized investment gains—foreign currency	(70.8)	42.3	55.2
Net foreign exchange gains (losses)—foreign currency translation (losses) gains(3)	20.7	(17.5)	(18.1)
Net foreign exchange gains (losses)—currency swaps(3)	(11.3)	6.5	(0.1)
Net foreign exchange gains (losses)—other(3)	(0.2)	—	—
Income tax expense	3.3	2.4	(0.2)

Total foreign currency remeasurement gains (losses) recognized through net income, after tax	(58.3)	33.7	36.8
Change in foreign currency translation on investments recognized through other comprehensive income, after tax	83.9	(83.1)	(110.7)
Change in foreign currency translation on non-investment net liabilities recognized through other comprehensive income, after tax	(12.2)	15.8	45.3

Total foreign currency translation (losses) gains recognized through other comprehensive income, after tax	71.7	(67.3)	(65.4)

Total foreign currency gains (losses) recognized in comprehensive (loss) income, after tax	$13.4	$(33.6)	$(28.6)

(1)
Component of Net realized investment (losses) gains on the Consolidated Statements of (Loss) Income

(2)
Component of Net unrealized investment (losses) gains on the Consolidated Statements of (Loss) Income

(3)
Component of Net foreign exchange gains (losses) on the Consolidated Statements of (Loss) Income

Note 19. Statutory capital and surplus

        Sirius Group's insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations, and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

Non-U.S.

        The Insurance Act 1978 of Bermuda and related regulations, as amended ("Insurance Act"), regulates the insurance business of Bermuda-domiciled insurers and reinsurers. The Insurance Act imposes solvency and liquidity standards on Bermuda insurance companies, as well as auditing and reporting requirements. The Bermuda Monetary Authority ("BMA"), a Solvency II-equivalent regulatory regime, has confirmed that it will act as the primary group supervisor effective July 1, 2016 and has designated Sirius Bermuda as the designated insurer. Therefore, Sirius Group is subject to the BMA's group supervision and solvency rules. Under the Insurance Act, insurers and reinsurers are required to maintain minimum statutory capital and surplus at a level equal to the greater of a minimum solvency margin ("MSM") and the Enhanced Capital Requirement ("ECR") which is established by reference to either a Bermuda Solvency Capital Requirement ("BSCR") model or an approved internal capital model. The BSCR model is a risk-based capital model that provides a method for determining an insurer's minimum required capital taking into account the risk characteristics of different aspects of the company's business. As of December 31, 2017, the eligible capital for Sirius Group exceeded the required capital as measured by the BSCR model.

        Management has also evaluated the group and principal operating subsidiaries' ability to maintain adequate levels of statutory capital, liquidity, and rating agency capital and believes they will be able to do so. In performing this analysis, management has considered the most recent statutory capital position of each of the principal operating subsidiaries as well as the group overall, through its holding companies as a result of BMA group regulation. In addition, management has evaluated the ability of the holding companies to allocate capital and liquidity around the group as and when needed.

        Sirius Group has two Bermuda based insurance subsidiaries: Sirius Bermuda, a Class 4 insurer, and Alstead Reinsurance Ltd. ("Alstead Re"), a Class 3A insurer. Each of these Bermuda insurance subsidiaries are registered under the Insurance Act and are subject to regulation and supervision of the BMA. The BSCR for Sirius Bermuda and Alstead Re as at December 31, 2017 was $902 million and $3 million, respectively. Actual statutory capital and surplus of the Bermuda based insurance subsidiaries as at December 31, 2017 was $2.2 billion. In addition, the Bermuda based insurance subsidiaries are required to maintain a minimum liquidity ratio. As of December 31, 2017, all liquidity ratio requirements were met.

        Sirius International is subject to regulation and supervision in Sweden by the Financial Supervisory Authority ("FSA"). Sirius International's total regulatory capital as of December 31, 2017 was $1.9 billion. In accordance with FSA regulations, Sirius International holds restricted equity of $1.3 billion as a component of Swedish regulatory capital. This restricted equity cannot be paid as dividends. Under Solvency II, the FSA also acts as the European Economic Area group supervisor, with Sirius International UK Holding Ltd. ("SIUK") serving as the highest European entity subject to the FSA's group supervision. Solvency II regulation in Europe gives the FSA the option to waive European-level group supervision if certain legal requirements are met. As of December 31, 2017, the FSA has not exercised this option.

        The financial services industry in the United Kingdom is dual-regulated by the Financial Conduct Authority and the Prudential Regulation Authority (collectively, the "U.K. Regulators"). The U.K. Regulators regulate insurers, insurance intermediaries and Lloyd's. The U.K. Regulators and Lloyd's

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

have common objectives in ensuring that the Lloyd's market is appropriately regulated. Lloyd's is required to implement certain rules prescribed by the U.K. Regulators by the powers it has under the Lloyd's Act of 1982 relating to the operation of the Lloyd's market. In addition, each year the U.K. Regulators require Lloyd's to satisfy an annual solvency test that measures whether Lloyd's has sufficient assets in the aggregate to meet all the outstanding liabilities of its members.

        Lloyd's permits its corporate and individual members ("Members") to underwrite insurance risks through Lloyd's syndicates. Members of Lloyd's may participate in a syndicate for one or more underwriting years by providing capital to support the syndicate's underwriting. All syndicates are managed by Lloyd's approved managing agents. Managing agents receive fees and profit commissions in respect of the underwriting and administrative services they provide to the syndicates. Lloyd's prescribes, in respect of its managing agents and Members, certain minimum standards relating to their management and control, solvency and various other requirements.

        Sirius Group participates in the Lloyd's market through the 100% ownership of Sirius International Corporate Member Ltd., a Lloyd's corporate member, which in turn provides underwriting capacity to Syndicate 1945. Sirius Group has its own Lloyd's managing agent, Sirius International Managing Agency, which manages Syndicate 1945. Lloyd's approved net capacity for 2018 is £101.9 million, or approximately $137.7 million (based on the December 31, 2017 GBP to USD exchange rate). Stamp capacity is a measure of the amount of net premium (premiums written less acquisition costs) that a syndicate is authorized by Lloyd's to write.

U.S.

        Sirius America and the insurance subsidiaries of Sirius Global Solutions are subject to regulation and supervision by the National Association of Insurance Commissioners ("NAIC") and the department of insurance in the state of domicile. The NAIC uses risk-based capital ("RBC") standards for U.S. property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. As of December 31, 2017, the available capital of Sirius Group's U.S. insurance and reinsurance operating subsidiaries exceeded their respective RBC requirements.

        Sirius America's policyholders' surplus, as reported to regulatory authorities as of December 31, 2017 and 2016, was $521.8 million and $544.3 million. Sirius America's statutory net (loss) income for the years ended December 31, 2017, 2016, and 2015 was $(6.4) million, $82.7 million, and $74.7 million, respectively. The principal differences between Sirius America's statutory amounts and the amounts reported in accordance with GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts, and market value adjustments for debt securities. The minimum policyholders' surplus necessary to satisfy Sirius America's regulatory requirements was $94.1 million as of December 31, 2017, which equals the authorized control level of the NAIC risk-based capital based on Sirius America's policyholders' surplus.

        Oakwood Insurance Company ("Oakwood") policyholders' surplus, as reported to regulatory authorities as of December 31, 2017 and 2016 was $41.4 million and $41.6 million, respectively. Oakwood's statutory net income (loss) for the years ended December 31, 2017, 2016, and 2015 was $0.5 million, $(12.0) million and $0.7 million, respectively. The minimum policyholders' surplus

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

necessary to satisfy Oakwood's regulatory requirements was $5.8 million as of December 31, 2017, which equals the authorized control level of the NAIC risk-based capital based on Oakwood's policyholders' surplus. During 2017, Mount Beacon was merged into Oakwood.

        Empire Insurance Company ("Empire") policyholders' surplus, as reported to regulatory authorities as of December 31, 2017 and 2016 was $10.5 million and $10.7 million, respectively. Empire's statutory net (loss) income for the years ended December 31, 2017, 2016, and 2015 was $(0.3) million, $0.0 million and $0.1 million, respectively. The minimum policyholders' surplus necessary to satisfy Empire's regulatory requirements was $8.8 million as of December 31, 2017, and the NAIC risk-based capital authorized control level was $1.0 million.

Dividend Capacity

        Sirius Bermuda has the ability to declare or pay dividends or make capital distributions during any 12-month period without the prior approval of Bermuda regulatory authorities on the condition that any such declaration or payment of dividends or capital distributions does not cause a breach of any of its regulatory solvency and liquidity requirements. During 2018, Sirius Bermuda has the ability to pay dividends or make capital distributions without the prior approval of regulatory authorities, subject to meeting all appropriate liquidity and solvency requirements, of $636.7 million, which is equal to 25% of its December 31, 2017 regulatory capital available for distribution. The amount of dividends available to be paid by Sirius Bermuda in any given year is also subject to cash flow and earnings generated by Sirius Bermuda's business, as well as to dividends received from its subsidiaries, including Sirius International. During 2017, Sirius Bermuda paid $120.0 million of dividends to its immediate parent.

        Sirius International has the ability to pay dividends up to Sirius Bermuda subject to the availability of unrestricted equity, calculated in accordance with the Swedish Act on Annual Accounts in Insurance Companies and the FSA. Unrestricted equity is calculated on a consolidated group account basis and on a parent account basis. Differences between the two include but are not limited to accounting for goodwill, subsidiaries (with parent accounts stated at original foreign exchange rates), taxes and pensions. Sirius International's ability to pay dividends is limited to the "lower of" unrestricted equity as calculated within the group and parent accounts. As of December 31, 2017, Sirius International had $391.6 million (based on the December 31, 2017 SEK to USD exchange rate) of unrestricted equity on a parent account basis (the lower of the two approaches) available to pay dividends in 2018. The amount of dividends available to be paid by Sirius International in any given year is also subject to cash flow and earnings generated by Sirius International's business, the maintenance of adequate solvency capital ratios for Sirius International and the consolidated SIUK group, as well as to dividends received from its subsidiaries, including Sirius America. Earnings generated by Sirius International's business that are allocated to the Safety Reserve are not available to pay dividends (see "Safety Reserve" below). During 2017, Sirius International declared $102.5 million and paid $20.0 million of dividends.

        Under normal course of business, Sirius America has the ability to pay dividends up to its immediate parent during any twelve-month period without the prior approval of regulatory authorities in an amount set by formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus and subject to dividends paid in prior periods. Based upon an agreement with its regulators during 2016, Sirius America has committed to refrain from taking steps to

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

pay any dividends for a period of two years from the date of the sale of the Company from its former parent to CMIG International. As of December 31, 2017, Sirius America had $521.8 million of statutory surplus and $121.0 million of earned surplus. During 2017, Sirius America did not pay any dividends to its immediate parent.

        During 2017, the Company did not pay any dividends to its parent. The Company paid $27.0 million in dividends to its former parent on April 18, 2016. As of December 31, 2017, Sirius Group had $68.0 million of net unrestricted cash, short-term investments, and fixed maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.

Capital Maintenance

        There is a capital maintenance agreement between Sirius International and Sirius America which obligates Sirius International to make contributions to Sirius America's surplus in order for Sirius America to maintain surplus equal to at least 125% of the company action level risk based capital as defined in the NAIC Property/Casualty Risk-Based Capital Report. The agreement provides for a maximum contribution to Sirius America of $200.0 million. During 2017, Sirius International did not make any contributions to the surplus of Sirius America. In 2017, Sirius International provided Sirius America with an accident year stop loss cover, with an attachment point in excess of 83% and a limit of $27.0 million. This accident year loss reinsurance was not renewed in 2018. In addition, at November 1, 2016, Sirius America and Sirius International entered into a quota share agreement where Sirius America ceded Sirius International 75% of its reinsurance business on an accident year basis. This quota share agreement was in force through March 31, 2018. During 2017 and 2016, Sirius America ceded $115.0 million and $33.4 million, respectively, of premiums earned to Sirius International under this quota share agreement.

Safety Reserve

        Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into an untaxed reserve referred to as a Safety Reserve. As of December 31, 2017, Sirius International's Safety Reserve amounted to SEK 10.7 billion, or $1.3 billion (based on the December 31, 2017 SEK to USD exchange rate). Under GAAP, an amount equal to the Safety Reserve, net of a related deferred tax liability established at the Swedish tax rate of 22%, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities apply no taxes to the Safety Reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International's Safety Reserve ($286.6 million as of December 31, 2017) is included in solvency capital. Access to the Safety Reserve is restricted to coverage of insurance and reinsurance losses. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the $1.3 billion balance of the Safety Reserve, without any provision for deferred taxes, in Sirius International's regulatory capital when assessing Sirius International and Sirius Group's financial strength. Subject to certain limitations under Swedish law, Sirius International is permitted to transfer certain portions of its

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

pre-tax income to its Swedish parent companies to minimize taxes (referred to as a group contribution). During 2017, Sirius International did not transfer any of its 2016 pre-tax income via group contributions to its Swedish parent companies.

Note 20. Investments in unconsolidated entities

        Sirius Group's investments in unconsolidated entities are included within Other long-term investments and consist of investments in common equity securities or similar instruments, which give Sirius Group the ability to exert significant influence over the investee's operating and financial policies ("equity method eligible unconsolidated entities"). Such investments may be accounted for under either the equity method or, alternatively, Sirius Group may elect to account for them under the fair value option.

        The following table presents the components of Other long-term investments as of December 31, 2017 and 2016:

	2017	2016
	(Millions)
Equity method eligible unconsolidated entities, at fair value	$121.2	$77.1
Other unconsolidated investments, at fair value(1)	148.3	47.7

Total Other long-term investments(2)	$269.5	$124.8

(1)
Includes Other long-term investments that are not equity method eligible.

(2)
There were no investments accounted for using the equity method as of December 31, 2017 and 2016.

Equity method eligible unconsolidated entities, at fair value

        Sirius Group has elected the Fair Value Option to account for its equity method eligible investments accounted for as part of Other long-term investments for consistency of presentation with rest of its investment portfolio. The following table presents Sirius Group's investments in equity

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 20. Investments in unconsolidated entities (Continued)

method eligible unconsolidated entities as of December 31, 2017 and 2016 with ownership interest greater than 20%:

	Ownership interest at December 31,
Investee	2017	2016	Instrument Held
BE Reinsurance Limited	25.0%	25.0%	Common shares
BioVentures Investors (Offshore) IV LP	73.0%	71.4%	Units
Camden Partners Strategic Fund V (Cayman), LP	36.5%	37.2%	Units
NEC Cypress Buyer LLC(1)	23.5%	N/A	Units
New Energy Capital Infrastructure Credit Fund LP	23.3%	35.2%	Units
New Energy Capital Infrastructure Offshore Credit Fund LP	56.2%	71.4%	Units
Tuckerman Capital V LP	48.3%	48.3%	Units
Tuckerman Capital V Co-Investment I LP(2)	49.5%	N/A	Units

(1)
Sirius Group did not hold an investment in NEC Cypress Buyer LLC in 2016

(2)
Sirius Group did not hold an investment in Tuckerman Capital V Co-Investment I L.P. in 2016.

        The following tables present aggregated summarized financial information for Sirius Group's investments in equity method eligible unconsolidated entities:

	December 31,
	2017	2016
	(Millions)
Balance sheet data:
Total assets	$336.7	$206.6
Total liabilities	$31.2	$16.5

	For the years ended December 31,
	2017	2016	2015
	(Millions)
Income statement data:
Revenues	$38.1	$21.6	$2.7
Expenses	$(12.2)	$(14.1)	$(5.5)

Equity method eligible affiliates, accounted for using the equity method

Symetra

        Sirius Group accounted for its investment in Symetra common shares under the equity method until November 5, 2015, when Sirius Group's former parent White Mountains, relinquished its representation on Symetra's board of directors, and it no longer had the ability to exert significant influence. On November 5, 2015, Sirius Group began accounting for its investment in Symetra at fair

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 20. Investments in unconsolidated entities (Continued)

value. During the fourth quarter of 2015, Sirius Group recognized $218.5 million ($200.8 million after-tax) of unrealized investment gains through net income, representing the difference between the carrying value of Symetra common shares under the equity method at November 5, 2015 and fair value at December 31, 2015. On February 1, 2016 Sirius sold its investment in Symetra. (See Note 3.)

        The following table presents financial information for Symetra as of September 30, 2015:

September 30, 2015
(Millions)
Symetra balance sheet data:
Total investments	$32,409.2
Separate account assets	885.9
Total assets	34,962.8
Policyholder liabilities	29,492.0
Long-term debt	697.5
Separate account liabilities	885.9
Total liabilities	31,836.7
Common shareholders' equity	3,126.1

        The following table presents financial information for Symetra for the nine months ended September 30, 2015:

Nine months ended September 30, 2015
(Millions)
Symetra income statement data:
Net premiums earned	$539.3
Net investment income	994.3
Total revenues	1,605.9
Policy benefits	1,143.7
Total expenses	1,543.6
Net income	89.6
Comprehensive net loss	(234.1)

OneBeacon

        On April 18, 2016, Sirius Group sold its investment in OneBeacon at fair value to its former parent for proceeds of $178.3 million in connection with the sale of Sirius Group to CMIG International and recorded $22.1 million of additional paid-in surplus for the excess of fair value over the equity method carrying value of OneBeacon. (See Note 3.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 20. Investments in unconsolidated entities (Continued)

        The following table summarizes amounts recorded by Sirius Group under the equity method relating to its investment in OneBeacon for the period January 1, 2016 until April 18, 2016:

Total
(Millions)
Equity method carrying value of investment in OneBeacon as of December 31, 2015	$151.9
Equity in earnings of OneBeacon	6.6
Dividends received	(3.0)
Other, net	0.7
Proceeds received for the sale of OneBeacon	(178.3)
Excess of fair value received over equity method carrying value of OneBeacon	22.1

Equity method carrying value of investment in OneBeacon as of April 18, 2016	$—

        The following table presents financial information for OneBeacon as of March 31, 2016:

March 31, 2016
(Millions)
OneBeacon balance sheet data:
Total investments	$2,562.1
Total assets	3,529.0
Unpaid loss and loss adjustment expense reserves	1,343.8
Long-term debt	272.9
Total liabilities	2,509.2
Total non-controlling interests	3.2
Common shareholders' equity	1,016.6

        The following table presents financial information for OneBeacon for the three months ended March 31, 2016 and year ended December 31, 2015:

	Three months ended March 31, 2016	For the year ended December 31, 2015
	(Millions)
OneBeacon income statement data:
Net premiums earned	$278.6	$1,176.2
Net investment income	14.4	45.9
Total revenues	310.5	1,186.4
Loss and loss adjustment expenses	158.8	700.7
Total expenses	272.3	1,161.1
Net income	46.4	36.8

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 21. Variable interest entities

        Sirius Group consolidates the results of operations and financial position of every voting interest entity ("VOE") in which it has a controlling financial interest and VIEs in which it is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VOE or VIE, depends on the facts and circumstances surrounding each entity.

        Sirius Group has determined that Alstead Re is a VIE for which Sirius Group is the primary beneficiary and is required to consolidate it. The following table presents Alstead Re's assets and liabilities, as classified in the Consolidated Balance Sheets as at December 31, 2017 and 2016:

	2017	2016
	(Millions)
Assets:
Cash	$4.5	$1.2

Total investments	4.5	1.2
Insurance and reinsurance premiums receivable	4.1	1.0
Funds held by ceding companies	2.7	—
Ceded unearned insurance and reinsurance premiums	—	0.1
Deferred acquisition costs	1.3	0.2

Total assets	$12.6	$2.5

Liabilities
Loss and loss adjustment expense reserves	$3.5	$0.3
Unearned insurance and reinsurance premiums	4.3	0.4
Other liabilities	—	0.1

Total liabilities	$7.8	$0.8

        Sirius Group is a passive investor in certain third-party-managed hedge and private equity funds, some of which are VIEs. Sirius Group is not involved in the design or establishment of these VIEs, nor does it actively participate in the management of the VIEs. The exposure to loss from these investments is limited to the carrying value of the investments at the balance sheet date.

        Sirius Group calculates maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where Sirius Group has also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Sirius Group does not have any VIEs that it sponsors nor any VIEs where it has recourse to it or has provided a guarantee to the VIE interest holders.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 21. Variable interest entities (Continued)

        The following table presents total assets of unconsolidated VIEs in which Sirius Group holds a variable interest, as well as the maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss
	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total
	(Millions)
December 31, 2017
Other long-term investments(1)	$1,378.1	$108.2	$57.4	$165.6

Total at December 31, 2017	$1,378.1	$108.2	$57.4	$165.6

December 31, 2016
Other long-term investments(1)	$42.3	$32.5	$67.5	$100.0

Total at December 31, 2016	$42.3	$32.5	$67.5	$100.0

(1)
Comprised primarily of hedge funds and private equity funds.

Note 22. Transactions with related parties

Certus

        On May 26, 2017, as part of the acquisition of IMG, Sirius Group sold IMG—Stop Loss to Certus for $10.0 million. (See Note 3.) Certus paid Sirius Group $1.0 million in cash and obtained $9.0 million in financing from Sirius Group in the form of a secured promissory note payable. The promissory note is secured by a pledge of the shares of IMG—Stop Loss by Certus. Sirius Group has determined that Certus and IMG—Stop Loss are VIEs that Sirius Group does not have to consolidate as it does not have the power to direct the activities of either company.

        Sirius America and IMG—Stop Loss have continued the Program Management Agreement that was in place prior to the purchase of IMG under amended terms. The amended agreement gives Sirius America rights of first refusal to act as insurance carrier for IMG—Stop Loss but does not give Sirius Group controlling power or impede IMG—Stop Loss from functioning as an independent entity. For the year ended December 31, 2017, Sirius Group wrote $11.0 million of Certus-managed gross written premium. At December 31, 2017, Sirius Group has total receivables due from Certus of $8.0 million and total payables due to Certus of $0.5 million.

Meyer "Sandy" Frucher

        On August 16, 2016, the Company announced that Meyer "Sandy" Frucher was added as an independent director to its board of directors. Mr. Frucher is Vice Chairman of Nasdaq, Inc. On June 25, 2018, the Company announced a definitive agreement and plan of merger ("Merger Agreement") with Easterly Acquisition Corp. ("Easterly") that would result in the Company becoming publicly listed and traded on the Nasdaq stock exchange. (See Note 25.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 22. Transactions with related parties (Continued)

White Mountains Advisors

        White Mountains Advisors ("WMA"), an indirect wholly-owned subsidiary of Sirius Group's former parent, provided investment advisory and management services to Sirius Group and its subsidiaries under an Investment Advisory Services Agreement. During 2016, Sirius Group terminated this agreement. Sirius Group incurred $3.1 million and $5.5 million of investment fees during 2016 and 2015, respectively, for services provided directly by WMA or through its sub-advisors. As of December 31, 2017 and 2016, Sirius Group did not owe any amount to WMA under this agreement.

Note 23. Commitments and contingencies

Concentrations of credit risk

        Sirius Group underwrites a significant amount of its reinsurance business through reinsurance intermediaries that represent the ceding company. There is credit risk associated with payments of (re)insurance balances to Sirius Group in regards to these brokers' ability to fulfill their contractual obligations. These intermediaries are fairly large and well established, and there are no indications they are financially distressed.

        During the years ended December 31, 2017, 2016, and 2015, Sirius Group received a majority of its gross reinsurance premiums written from four major, third-party reinsurance intermediaries as detailed in the following table:

Gross written premium by intermediary	2017	2016	2015
AON Corporation and subsidiaries	22%	22%	24%
Guy Carpenter & Company and subsidiaries	18%	18%	18%
WT Butler and Co. Ltd.	10%	8%	7%
Willis Group and subsidiaries	9%	8%	9%

Total	59%	56%	58%

Geographic Concentration

        The following table shows Sirius Group's net written premiums by geographic region based on the location of the ceding company for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
United States	$563.1	$463.0	$397.5
Europe	262.3	258.9	241.9
Canada, the Caribbean, Bermuda and Latin America	111.4	88.3	101.2
Asia and Other	153.4	127.9	107.0

Total	$1,090.2	$938.1	$847.6

        Sirius Group conducts a significant portion of its business outside of the United States. As a result, a significant portion of Sirius Group's assets, liabilities, revenues, and expenses are denominated in

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 23. Commitments and contingencies (Continued)

currencies other than the U.S. dollar and are therefore subject to foreign currency risk. Sirius Group's foreign currency risk cannot be eliminated entirely and significant changes in foreign exchange rates may adversely affect Sirius Group's results of operations and financial condition.

        Sirius Group's foreign operations are subject to legal, political, and operational risks that may be greater than those present in the United States. As a result, certain of Sirius Group's operations at these foreign locations could be temporarily or permanently disrupted.

Lloyd's Central Fund

        The Lloyd's Central Fund is available to satisfy claims if a member of Lloyd's is unable to meet its obligations to policyholders. Sirius Group has an obligation to pay contributions to the Lloyd's Central Fund each year based on gross written premium. For 2018, Sirius Group estimates the Lloyd's Central Fund contributions to be $0.6 million (based on the December 31, 2017 GBP to USD exchange rate) which is 0.35% of gross written premium. The Council of Lloyd's have the power to levy an additional contribution on members if it considered necessary, and the maximum additional contribution is currently 3% of capacity.

Leases

        Sirius Group leases certain office space under non-cancellable operating leases that expire on various dates. The future annual minimum rental payments required under non-cancellable leases for office space are as follows:

Future Payments
(Millions)
2018	$10.1
2019	9.0
2020	4.9
2021	3.7
2022 and after	8.3

Total	$36.0

        Total rental expense for the years ended December 31, 2017, 2016, and 2015 was $10.2 million, $6.2 million, and $6.4 million, respectively. Sirius Group also has various other lease obligations, which are not significant in the aggregate.

The Phoenix

        At December 31, 2017 Sirius Group had a commitment to purchase approximately 46.24% of shares in The Phoenix from Delek Group for an additional sum of NIS 2.3 billion in cash (or $663.1 million using the December 31, 2017 NIS to USD conversion rate), subject to certain adjustments for interest and earnings. (See Note 25).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 23. Commitments and contingencies (Continued)

Legal Proceedings

        Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE. (See Note 5.)

        Sirius Group considers the requirements of ASC 450, Contingencies ("ASC 450"), when evaluating its exposure to non-claims related litigation and arbitration. ASC 450 requires that accruals be established for litigation and arbitration if it is probable that a loss has been incurred and it can be reasonably estimated. ASC 450 also requires that litigation and arbitration be disclosed if it is probable that a loss has been incurred or it there is a reasonable possibility that a loss may have been incurred.

        The following summarizes one, ongoing non-claims related litigation:

Tribune Company

        In June 2011, Deutsche Bank Trust Company Americas, Law Debenture Company of New York and Wilmington Trust Company (collectively referred to as "Plaintiffs"), in their capacity as trustees for certain senior notes issued by the Tribune Company ("Tribune"), filed lawsuits in various jurisdictions (the "Noteholder Actions") against numerous defendants including Sirius Group in their capacity as former shareholders of Tribune seeking recovery of the proceeds from the sale of common stock of Tribune in connection with Tribune's leveraged buyout in 2007 (the "LBO"). Tribune filed for bankruptcy in 2008 in the Delaware bankruptcy court (the "Bankruptcy Court"). The Bankruptcy Court granted Plaintiffs permission to commence these LBO-related actions, and in 2011, the Judicial Panel on Multidistrict Litigation granted a motion to consolidate the actions for pretrial matters and transferred all such proceedings to the United States District Court for the Southern District of New York (the "SDNY"). Plaintiffs seek recovery of the proceeds received by the former Tribune shareholders on a theory of constructive fraudulent transfer asserting that Tribune purchased or repurchased its common shares without receiving fair consideration at a time when it was, or as a result of the purchases of shares, was rendered, insolvent. Certain subsidiaries of Sirius Group received approximately $6.1 million for Tribune common stock tendered in connection with the LBO.

        The Court granted an omnibus motion to dismiss the Noteholder Actions in September 2013 and Plaintiffs appealed. On March 29, 2016, a three judge panel of the U.S. Second Circuit Court of Appeals affirmed the dismissal of the Noteholder Actions. The Plaintiffs filed a petition for reconsideration or a rehearing en banc of the Second Circuit's decision affirming the dismissal of the state law fraudulent conveyance cases. By order dated July 22, 2016, the Second Circuit denied the petition in full. On September 9, 2016, Plaintiffs filed a petition for a writ of certiorari, seeking U.S. Supreme Court review.

        In addition, Sirius Group in its capacity as a former shareholder of Tribune, along with thousands of former Tribune shareholders, have been named as defendants in an adversary proceeding brought by the Official Committee of Unsecured Creditors of the Tribune Company (the "Committee"), on behalf of the Tribune Company, which seeks to avoid the repurchase of shares by Tribune in the LBO on a theory of intentional fraudulent transfer (the "Committee Action"). Tribune emerged from bankruptcy

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 23. Commitments and contingencies (Continued)

in 2012, and a litigation trustee replaced the Committee as plaintiff in the Committee Action. This matter was consolidated for pretrial matters with the Noteholder Actions in the SDNY and was stayed pending the motion to dismiss in the Noteholder Actions.

        An omnibus motion to dismiss the shareholder defendants in the Committee Action was filed in May 2014, and was granted on January 6, 2017. The plaintiff moved to amend its fifth amended complaint to add a constructive fraudulent conveyance claim against the shareholder defendants. On August 24, 2017, the SDNY denied the plaintiff's motion without prejudice. However, on March 8, 2018, the plaintiff moved to renew its request to amend the complaint based on the Supreme Court's decision in Merit Mgmt Grp. LP. v. FTI Consulting, Inc., holding that the safe harbor protections of Section 546(e) (which prevent the bankruptcy trustee from unwinding certain transactions) did not apply where a transfer is conducted through a financial institution that is neither the debtor, nor the transferee, but serves only as a conduit. On May 16, 2018, the SDNY recalled its mandate in connection with the dismissal of the constructive fraudulent conveyance claim. Accordingly, the SDNY is expected to reconsider the case.

        No amount has been accrued in connection with this matter as of December 31, 2017 and December 31, 2016.

Note 24. Unaudited condensed quarterly financial data

(Expressed in millions of U.S. dollars, except per share amounts)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	Unaudited	Unaudited	Unaudited	Unaudited
Total revenues	$362.6	$293.0	$252.6	$225.9
Total expenses	$305.8	$478.1	$240.2	$219.9
Net (loss) income attributable to Sirius Group's common shareholder	$16.0	$(179.0)	$(0.8)	$7.7
Basic earnings per common share and common share equivalent	$0.13	$(1.49)	$(0.01)	$0.06
Diluted earnings per common share and common share equivalent	$0.13	$(1.49)	$(0.01)	$0.06

(Expressed in millions of U.S. dollars, except per share amounts)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	Unaudited	Unaudited	Unaudited	Unaudited
Total revenues	$243.6	$251.4	$293.1	$206.4
Total expenses	$240.8	$219.5	$292.8	$203.5
Net (loss) income attributable to Sirius Group's common shareholder	$6.9	$27.8	$(12.0)	$9.8
Basic earnings per common share and common share equivalent	$0.06	$0.23	$(0.10)	$0.08
Diluted earnings per common share and common share equivalent	$0.06	$0.23	$(0.10)	$0.08

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 25. Subsequent events

        On June 25, 2018, the Company announced it has executed a Merger Agreement for a proposed merger that would result in the Company becoming a publicly listed company. Under the terms of the Merger Agreement, Easterly Acquisition Corp. ("Easterly") would merge with a subsidiary of the Company and become a wholly owned subsidiary (the "Merger"). Upon the closing of the Merger, Easterly's common stock would be exchanged for the Company's common shares at a price of 1.05x Sirius Group's pro forma diluted GAAP book value per share as of June 30, 2018. Following the Merger, the Company's common shares would be traded on the Nasdaq.

        Easterly held a special meeting of its stockholders on June 28, 2018 and approved an extension of time to complete the Merger through November 30, 2018. Sirius Group agreed to lend to Easterly $0.03 per month through the extension period for each public share that was not redeemed at Easterly's special meeting. Easterly will deposit such loan proceeds into its trust account upon receipt. The loan will be forgiven if the Merger does not close by November 30, 2018.

        The proposed all-stock transaction is expected to yield a combined entity with a pro forma market capitalization of approximately $2.2 billion at closing, with current Easterly stockholders owning approximately 7% of the combined company immediately following the Merger. Pursuant to the Merger Agreement, Sirius Group intends to execute a private placement of common shares. Private placement investors are expected to own approximately 9% of the combined company.

        The Merger has been approved by the boards of directors of each of Sirius Group and Easterly, and is expected to close in the second half of 2018. Completion of the Merger is subject to the satisfaction of certain conditions including, but not limited to, approval of the transaction by Easterly's stockholders, but is not subject to any insurance regulatory approvals or a minimum cash condition. In connection with the Merger, the Compensation Committee has approved grants of performance share unit awards to certain members of management, including the Named Executive Officers.

        Also on June 25, 2018, Sirius Group announced it would allow its share purchase agreement to acquire a controlling interest in The Phoenix Holdings Ltd. to terminate, which was completed on July 2, 2018. As a result of the termination, Sirius Group recognized an income statement charge for the $4.5 million call option (See Note 3) during the second quarter of 2018.

        On July 14, 2018, the Company, IMG Acquisition Holdings, LLC ("IMGAH"), and Sirius Acquisitions Holding Company II entered into a Redemption Agreement pursuant to which, effective as of and subject to the closing of the Merger, the Company has agreed to redeem all of the outstanding Series A redeemable preference shares, which are held by IMGAH, for $95 million in cash. Effective as of the completion of such redemption, the parties have agreed to terminate the registration rights agreement and the shareholder's agreement between the Company and IMGAH. In addition, the parties agreed that the IMG Earnout liability will be paid in cash, not in Series A redeemable preference shares.

Sirius International Insurance Group, Ltd.

Schedule I

Summary of Investments—Other Than Investments in Related Parties

As at December 31, 2017

(Expressed in millions of U.S. dollars)	Cost or Amortized Cost	Fair Value	Amount shown on the balance sheet
Corporate debt securities	$1,017.0	$1,014.5	$1,014.5
Asset-backed securities	478.1	475.4	475.4
Residential mortgage-backed securities	259.3	252.1	252.1
Commercial mortgage-backed securities	235.2	232.4	232.4
Non-U.S. government and government agency	106.8	107.2	107.2
U.S. government and government agency	85.8	84.8	84.8
Preferred stocks	9.3	9.8	9.8
U.S. States, municipalities and political subdivision	3.8	3.8	3.8

Total fixed maturities	$2,195.3	$2,180.0	$2,180.0
Total short-term investments	625.3	625.0	625.0
Total equity securities	275.1	299.2	299.2
Total other long-term investments	255.5	269.5	269.5

Total	$3,351.2	$3,373.7	$3,373.7

Sirius International Insurance Group, Ltd.

Schedule II

Condensed Financial Information of Registrant

Balance Sheets

As at December 31, 2017 and 2016

(Expressed in millions of U.S. dollars, except share and per share information)	2017	2016
Assets
Fixed maturity investments, at fair value	$3.9	$5.0
Short-term investments, at fair value (Amortized cost 2017: $625.3; 2016: $539.7)	30.8	33.4
Equity securities, at fair value (Cost 2017: $275.1; 2016: $125.7)	—	4.9

Total investments	34.7	43.3
Cash	0.1	—
Investments in unconsolidated affiliates	2,030.4	1,957.8
Other assets	1.1	14.7

Total assets	$2,066.3	$2,015.8

Liabilities
Other liabilities	$43.2	$27.7

Total liabilities	43.2	27.7
Commitments and Contingencies
Mezzanine equity
Series A redeemable preference shares	106.1	—

Common shareholder's equity
Common shares (shares issued and outstanding: 120,000,000)	1.2	1.2
Additional paid-in surplus	1,197.9	1,184.6
Retained earnings	858.4	1,014.5
Accumulated other comprehensive (loss)	(140.5)	(212.2)

Total common shareholder's equity	1,917.0	1,988.1

Total liabilities, mezzanine equity, and common shareholder's equity	$2,066.3	$2,015.8

See Notes to Condensed Financial Information of Registrant

Sirius International Insurance Group, Ltd.

Schedule II

Condensed Financial Information of Registrant

Statements of (Loss) Income

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Revenues
Net investment income	$0.3	$(0.2)	$0.1
Net realized investment (losses) gains	0.2	0.3	—
Net unrealized investment (losses) gains	12.8	(0.1)	(0.1)
Net foreign exchange gains (losses)	(0.2)	—	—
Gain on revaluation of contingent consideration	13.6	—	—
Other revenue	0.9	—	—

Total revenues	27.6	—	—

Expenses
Other underwriting expenses	(0.2)	—	—
General and administrative expenses	13.0	36.6	15.8

Total expenses	12.8	36.6	15.8

Income (Loss) before equity earnings of unconsolidated affiliates, net of tax	14.8	(36.6)	(15.8)
Equity in earnings of unconsolidated affiliates, net of tax	(164.8)	69.1	307.0

(Loss) income before accrued dividends on Series A redeemable preference shares	(150.0)	32.5	291.2
Accrued dividends on Series A redeemable preference shares	(6.1)	—	—

Net (loss) income attributable to Sirius Group's common shareholder	$(156.1)	$32.5	$291.2

See Notes to Condensed Financial Information of Registrant

Sirius International Insurance Group, Ltd.

Schedule II

Condensed Financial Information of Registrant

Statements of Comprehensive (Loss) Income

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Comprehensive Income
Net (loss) income attributable to Sirius Group's common shareholder	$(156.1)	$32.5	$291.2
Other comprehensive income (loss)
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates, net of tax	—	—	(29.8)
Change in foreign currency translation	71.7	(67.3)	(65.4)
Net change in other	—	1.2	0.2

Comprehensive (loss) income attributable to Sirius Group's common shareholder	$(84.4)	$(33.6)	$196.2

See Notes to Condensed Financial Information of Registrant

Sirius International Insurance Group, Ltd.

Schedule II

Condensed Financial Information of Registrant

Statements of Cash Flows

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Cash flows from operations:
Net (loss) income attributable to common shareholder	$(156.1)	$32.5	$291.2
Adjustments to reconcile net income to net cash (used for) provided from operations:
Equity in earnings of subsidiaries	164.8	(69.1)	(307.0)
Dividends received from subsidiaries	110.0	20.0	48.0
Net realized and unrealized investment gains	(13.0)	(0.2)	0.1
Amortization of premium on fixed maturity investments	(0.1)	—	0.1
Revaluation of contingent consideration	(13.6)	—	—
Accrued dividends on Series A redeemable preference shares	6.1	—	—
Other operating items:
Net change in other assets and liabilities, net	12.6	(6.8)	1.0

Net cash (used for) provided from operations	110.7	(23.6)	33.4

Cash flows from investing activities:
Net change in short-term investments	2.5	(4.5)	(25.1)
Sales of fixed maturities and convertible fixed maturity investments	1.1	16.3	17.5
Sales of common equity securities	59.6	3.2	—
Purchases of common equity securities	(54.4)	(8.0)	—
Purchases of fixed maturities and convertible fixed maturity investments	—	(6.3)	(23.9)
Contributions to subsidiaries	(132.7)	(42.1)	—

Net cash provided from investing activities	(123.9)	(41.4)	(31.5)

Cash flows from financing activities:
Capital contribution from former parent	13.3	89.6	—
Cash dividends paid to former parent	—	(27.0)	—

Net cash provided from (used for) financing activities	13.3	62.6	—

Net increase (decrease) in cash during year	0.1	(2.4)	1.9
Cash balance at beginning of year	—	2.4	0.5

Cash balance at end of year	$0.1	$—	$2.4

See Notes to Condensed Financial Information of Registrant

Notes to Condensed Financial Information of Registrant

        Sirius International Insurance Group, Ltd. (the Registrant) investments in consolidated subsidiaries are stated at cost plus equity in income of consolidated subsidiaries. The accompanying condensed financial statements of the Registrant should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Sirius International Insurance Group, Ltd. included in the Registrant's Form S-4 filed with the Securities and Exchange Commission on August 6, 2018.

Sirius International Insurance Group, Ltd.

Schedule III

Supplementary Insurance Information

As at and for the years ended December 31, 2017, 2016, and 2015

	As at and for the year ended December 31, 2017
	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Loss and Loss Adjustment Expenses	Insurance and Reinsurance Acquisition Expenses	Other Underwriting Expenses	Net Written Insurance and Reinsurance Premiums
	(Millions)
Global Property	$43.5	$759.6	$195.7	$564.4	$512.4	$112.9	$63.3	$556.2
Global A&H	49.1	206.2	195.8	306.8	179.8	89.6	23.4	341.5
Specialty & Casualty	28.2	304.5	115.0	163.2	104.9	41.1	16.5	193.0
Runoff & Other	0.1	628.2	0.3	0.9	14.1	(3.5)	2.9	(0.5)
Corporate Elimination	—	—	—	—	—	(42.9)	—	—

Total	$120.9	$1,898.5	$506.8	$1,035.3	$811.2	$197.2	$106.1	$1,090.2

	As at and for the year ended December 31, 2016
	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Loss and Loss Adjustment Expenses	Insurance and Reinsurance Acquisition Expenses	Other Underwriting Expenses	Net Written Insurance and Reinsurance Premiums
	(Millions)
Global Property	$43.5	$506.6	$171.3	$481.8	$268.5	$100.3	$65.1	$514.2
Global A&H	24.4	158.3	122.5	272.2	171.6	71.7	23.3	277.6
Specialty & Casualty	18.3	314.0	85.3	135.2	75.6	37.7	15.1	137.4
Runoff & Other	(1.5)	641.2	18.9	0.9	3.6	0.6	3.8	8.9
Corporate Elimination	—	—	—	—	—	—	—	—

Total	$84.7	$1,620.1	$398.0	$890.1	$519.3	$210.3	$107.3	$938.1

	As at and for the year ended December 31, 2015
	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Loss and Loss Adjustment Expenses	Insurance and Reinsurance Acquisition Expenses	Other Underwriting Expenses	Net Written Insurance and Reinsurance Premiums
	(Millions)
Global Property	$33.4	$454.9	$142.8	$446.0	$167.1	$84.0	$65.8	$440.7
Global A&H	22.4	147.4	111.5	258.1	158.1	70.9	24.2	262.3
Specialty & Casualty	18.2	351.4	85.2	138.2	97.8	32.3	15.6	147.5
Runoff & Other	0.6	690.7	2.7	4.7	(0.3)	2.6	2.3	(2.9)
Corporate Elimination	—	—	—	—	—	—	—	—

Total	$74.6	$1,644.4	$342.2	$847.0	$422.7	$189.8	$107.9	$847.6

Sirius International Insurance Group, Ltd.

Schedule IV

Reinsurance

For the years ended December 31, 2017, 2016, and 2015

	Direct gross	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
	(Millions)
Year ended December 31, 2017	$450.2	$349.1	$989.1	$1,090.2	91%
Year ended December 31, 2016	368.5	330.9	900.5	938.1	96%
Year ended December 31, 2015	293.7	312.9	866.8	847.6	102%

Sirius International Insurance Group, Ltd.

Schedule V

Valuation and Qualifying Accounts

As at and for the years ended December 31, 2017, 2016, and 2015

		Additions (Subtractions)
	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions described(1)	Balance at the end of period
	(Millions)
Years ended:
December 31, 2017
Reinsurance on recoverable paid losses:
Allowance for reinsurance balances	$5.8	—	—	—	$5.8
Property and casualty insurance and reinsurance premiums receivable:
Allowance for uncollectible accounts	$5.3	(0.5)	(0.5)	0.3	$4.6
December 31, 2016
Reinsurance on recoverable paid losses:
Allowance for reinsurance balances	$5.4	—	—	0.4	$5.8
Property and casualty insurance and reinsurance premiums receivable:
Allowance for uncollectible accounts	$4.0	1.1	—	0.2	$5.3
December 31, 2015
Reinsurance on recoverable paid losses:
Allowance for reinsurance balances	$4.3	—	—	1.1	$5.4
Property and casualty insurance and reinsurance premiums receivable:
Allowance for uncollectible accounts	$5.9	(1.2)	—	(0.7)	$4.0

(1)
Represents net collections (charge-offs) of balances receivable and foreign currency translation.

Sirius International Insurance Group, Ltd.

Schedule VI

Insurance Operations

As at and for the years ended December 31, 2017, 2016, and 2015

Affiliation with registrant	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Net Investment Income	Losses and loss expenses incurred related to current year	Losses and loss expenses incurred related to prior year	Net paid losses and loss expenses	Insurance and reinsurance acquisition costs	Net premiums written
	(Millions)
Consolidated Subsidiaries
2017	$120.9	$1,898.5	$506.8	$1,035.3	$56.8	$811.8	$(0.6)	$612.3	$197.2	$1,090.2
2016	84.7	1,620.1	398.0	890.1	56.2	583.0	(63.7)	548.3	210.3	938.1
2015	74.6	1,644.4	342.2	847.0	39.9	473.9	(51.2)	522.5	189.8	847.6

Easterly Acquisition Corp.
Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
	Unaudited
ASSETS
Current assets
Cash	$1,889	$13,874
Prepaid expenses	28,838	7,347

Total current assets	30,727	21,221
Cash and cash equivalents held in Trust Account—restricted	146,665,970	151,208,413

Total assets	$146,696,697	$151,229,634

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,129,002	$1,704,738
Due to affiliate	799,848	575,405

Total current liabilities	2,928,850	2,280,143
Convertible note—due to Sponsor	934,330	614,371
Deferred underwriting fee	7,000,000	7,000,000

Total liabilities	10,863,180	9,894,514

Commitments
Common stock, subject to possible redemption or tender, 12,674,622 and 13,544,944 shares at redemption value at June 30, 2018, and December 31, 2017, respectively	130,833,516	136,335,119

Stockholders' equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 6,533,785 and 6,477,668 shares issued and outstanding (excludes 12,674,622 and 13,544,944 shares subject to possible redemption) at June 30, 2018 and December 31, 2017, respectively	653	648
Additional paid-in capital	5,122,718	8,022,478
Accumulated deficit	(123,370)	(3,023,125)

Total stockholders' equity	5,000,001	5,000,001

Total liabilities and stockholders' equity	$146,696,697	$151,229,634

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Easterly Acquisition Corp.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Operating costs	$(976,215)	$(768,940)	$(640,856)	$(302,110)
State franchise taxes	(120,488)	(91,118)	(50,488)	(45,000)

Loss from operations	(1,096,703)	(860,058)	(691,344)	(347,110)
Other income
Interest income	1,067,787	489,030	599,249	323,111
Gain on forgiveness of debt	2,928,671	—	2,928,671	—

Total other income	3,996,458	489,030	3,527,920	323,111
Income (loss) before taxes	2,899,755	(371,028)	2,836,576	(23,999)
Provision for income taxes	—	—	—	—

Net income (loss)	$2,899,755	$(371,028)	$2,836,576	$(23,999)

Weighted average number of common shares outstanding, basic and diluted	6,553,463	6,383,279	6,627,593	6,404,259

Basic and diluted net loss per share	$0.31	$(0.12)	$0.35	$(0.04)

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Easterly Acquisition Corp.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Cash flows from operating activities:
Net income (loss)	$2,899,755	$(371,028)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest on cash and cash equivalents held in Trust Account	(1,067,787)	(489,030)
Interest on convertible note to Sponsor	19,959	5,571
Gain on forgiveness of debt	(2,928,671)	—
Provision for uncollectible other receivables	—	278,135
Changes in operating assets and liabilities:
Prepaid expenses	(21,491)	(26,059)
Other receivables	—	1,484
Accounts payable and accrued expenses	424,264	(25,555)
Net cash used in operating activities	(673,971)	(626,482)

Cash flows from investing activities:
Cash released from Trust Account for redemption of common stock	8,401,358	—
Interest income released from Trust Account for franchise taxes	137,543	154,554
Contributions into Trust Account	(2,928,671)	—

Net cash provided by investing activities	5,610,230	154,554

Cash flows from financing activities:
Proceeds of convertible note received from Sponsor	300,000	325,000
Redemption of common stock	(8,401,358)	—
Due to affiliate	224,443	128,510
Proceeds from promissory note	2,928,671	—

Net cash (used in) provided by financing activities	(4,948,244)	453,510

Decrease in cash	(11,985)	(18,418)
Cash at beginning of period	13,874	24,571

Cash at end of period	$1,889	$6,153

Supplemental disclosure of noncash financing activities:
Change in value of common stock subject to possible redemption	$2,899,755	$(371,028)

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Organization and Business Operations

Incorporation

        Easterly Acquisition Corp. (the "Company") was incorporated in Delaware on April 29, 2015.

Sponsor

        The Company's sponsor is Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (the "Sponsor").

Business Purpose

        The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that it had not yet identified ("Business Combination").

        As of June 30, 2018, the Company has neither commenced operations nor generated any revenues to date. All activity through June 30, 2018 relates to the Company's formation, initial public offering (described below), identifying a target company and engaging in due diligence for and negotiation of a proposed Business Combination.

        The Company's management has broad discretion with respect to the specific application of the remaining net proceeds of its initial public offering of Units (as defined in Note 3 below) (the "Public Offering"), although substantially all of the remaining net proceeds of the Public Offering and the private placement of warrants (as described in Note 4 below, the "Private Placement" and such warrants issued in connection with the Private Placement, the "Private Placement Warrants") are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

        On June 28, 2017, the Company entered into an Investment Agreement (as amended, the "Investment Agreement") by and among JH Capital Group Holdings, LLC ("JH Capital"), Jacobsen Credit Holdings, LLC ("Jacobsen Holdings"), NJK Holding LLC ("NJK Holding"), Kravetz Capital Funding LLC ("KCF" together with NJK Holding and Jacobsen Holdings, the "Founding Members") and the Company, to effect a business combination with JH Capital. On May 31, 2018, the Company, JH Capital and the Founding Members entered into an Investment Agreement Termination Agreement (the "JH Capital Termination Agreement"), dated as of May 31, 2018. The JH Capital Termination Agreement terminated the Investment Agreement by mutual agreement.

        As more fully described in Note 6 below, on June 23, 2018, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Sirius International Insurance Group, Ltd. ("Sirius"), the Company and Sirius Acquisitions Holding Company III, a wholly owned subsidiary of Sirius ("Merger Sub"), providing for the merger (the "Merger") of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Sirius (the "Business Combination").

        The Company must complete a Business Combination prior to November 30, 2018 or cease all operations, redeem the public shares of its common stock and dissolve and liquidate its remaining assets to its creditors and remaining stockholders.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Organization and Business Operations (Continued)

Financing

        The registration statement for the Company's Public Offering was declared effective on July 29, 2015. On July 29, 2015, the Company filed a new registration statement to increase the size of the Public Offering by 20% pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"). On August 4, 2015, the Company consummated the Public Offering and received proceeds of $195,000,000 (net of the underwriter's discount of $5,000,000) and simultaneously received $6,750,000 from the issuance of 6,750,000 Private Placement Warrants.

        See below regarding redemptions of common stock and the release of a portion of the funds from the Trust Account (defined below) in connection with stockholder approvals, in August 2017, December 2017, March 2018 and June 2018, to amend the Company's amended and restated certificate of incorporation to extend the date by which the Company must complete its Business Combination.

Trust Account

        The proceeds from the Public Offering and Private Placement, which were deposited into a segregated trust account located in the United States with Continental Stock Transfer & Trust Company acting as trustee (the "Trust Account"), may be invested only in permitted United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), having a maturity of 180 days or less or in money market funds that invest solely in United States Treasuries that are compliant with Rule 2a-7 under the Investment Company Act.

        The Company amended and restated its certificate of incorporation on July 28, 2015 and further amended it on August 1, 2017, December 15, 2017, March 29, 2018, and June 28, 2018 to provide that, except for the withdrawal of interest to pay franchise and income taxes, if any, that none of the funds held in trust (including the interest on such funds) will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares (as defined in Note 3) if the Company is unable to complete a Business Combination by November 30, 2018 (subject to the requirements of applicable law) and (iii) the redemption of shares in connection with a vote seeking to amend Section 9.2(d) of the amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company's obligation to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination by November 30, 2018. For the six-month period ended June 30, 2018, the Company withdrew $137,543 of interest earned to pay for franchise taxes in accordance with the amended and restated certificate of incorporation.

        On December 8, 2017, the Company and JH Capital entered into a non-interest bearing promissory note ("JH Capital Promissory Note"), which were drawn on January 15, 2018, February 15, 2018 and March 15, 2018 at individual amounts of $0.03 for each share of the Company's common stock outstanding as of such date, excluding the 5,000,000 Sponsor shares. On February 14, 2018, the Company's board of directors approved the second amendment to the Investment Agreement and, on February 14, 2018, the parties executed the second amendment to the Investment Agreement. JH Capital agreed to continue to make the contributions of $0.03 for each Public Share, for each calendar month or portion thereof, to the Company through the earlier of (A) June 30, 2018 or (B) the date by

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Organization and Business Operations (Continued)

which the Company is required to dissolve and liquidate the Trust Account in accordance with the terms of the Company's charter, which will be added to the Trust Account (with partial period amounts to be pro-rated). For the six months ended June 30, 2018, the Company deposited $2,928,671 into the Trust Account with the proceeds from the JH Capital Promissory Note. As part of the JH Capital Termination Agreement, JH Capital agreed to forgive the entire principal of $2,928,671 drawn pursuant to the JH Capital Promissory Note. This is presented as Gain on forgiveness of debt on the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2018.

        On June 23, 2018, the Company issued Sirius a promissory note (the "Sirius Promissory Note") pursuant to which Sirius agreed to lend the Company $0.03 per month for every public share of the Company's Common Stock outstanding as of July 1, 2018, for five months. The amounts will be lent to the Company on the first business day of each month and will be deposited by the Company into the Trust Account. The Promissory Note will bear interest in an amount equal to the income (if any) actually earned from investing the principal in the Trust Account and will be due upon the completion of the Company's initial business combination.

        In order to protect the amounts held in the Trust Account, Messrs. Cody, Crate and Kalichstein, the managing principals of an affiliate of the Sponsor, have agreed, jointly and severally, that they will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company's indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Messrs. Cody, Crate and Kalichstein will not be responsible to the extent of any liability for such third-party claims. The Company cannot assure you, however, that Messrs. Cody, Crate and Kalichstein would be able to satisfy those obligations. Messrs. Cody, Crate and Kalichstein will not be personally liable to pay the Company's debts and obligations except as provided above. None of the Company's other officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Stockholder Meetings

        On August 1, 2017, the Company held its annual meeting of stockholders and 23,415,152 of the Company's 25,000,000 shares were voted in favor of the proposal to amend the Company's amended and restated certificate of incorporation to extend the date by which the Company had to consummate a Business Combination until December 15, 2017, to change the term of the Company's directors from two years to one year, and to change the provision with respect to removal of directors to permit removal with or without cause by the affirmative vote of a majority of the Company's stockholders and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until December 15, 2017. In addition, the Company's board of directors was reelected. The holders of 4,289,791 Public Shares of the Company's common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.02 per share.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Organization and Business Operations (Continued)

        On December 14, 2017, the Company held a special meeting of stockholders and 19,325,891 of the Company's 20,710,209 shares were voted in favor of the proposal to amend the Company's amended and restated certificate of incorporation to extend the date by which the Company had to consummate a Business Combination until March 31, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until March 31, 2018. The holders of 687,597 Public Shares of the Company's common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.06 per share.

        On March 29, 2018, the Company held a special meeting of stockholders and 19,081,332 of the Company's 20,022,612 shares were voted in favor of the proposal to amend the Company's amended and restated certificate of incorporation to extend the date by which the Company had to consummate a Business Combination until June 30, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until June 30, 2018. The holders of 7,035 Public Shares of the Company's common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.18 per share.

        On June 28, 2018, the Company held a special meeting of stockholders and 18,704,270 of the Company's 20,015,577 shares were voted in favor of the proposal to amend the Company's amended and restated certificate of incorporation to extend the date by which the Company had to consummate a Business Combination until November 30, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until November 30, 2018. The holders of 807,170 Public Shares of the Company's common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $ 10.32 per share.

Business Combination

        The Company, prior to the consummation of a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial Business Combination, including interest earned on the funds and not previously released to the Company to pay franchise and income taxes, or (ii) provide public stockholders with the opportunity to tender their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, less franchise and income taxes payable from such interest. The decision as to whether the Company will seek stockholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares (as defined in Note 3) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Organization and Business Operations (Continued)

redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

        Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial business combination and it does not conduct redemptions in connection with its business combination pursuant to the tender offer rules, the Company's amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the Company's IPO.

        Shares of common stock subject to redemption or tender are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") 480, "Distinguishing Liabilities from Equity." At June 30, 2018, the amount in the Trust Account is approximately $10.32 per share of common stock sold in the Public Offering ($146,665,970 cash and cash equivalents held in the Trust Account divided by 14,208,407 of Public Shares).

        The Company has until November 30, 2018 to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses, which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

        The Company's Units, common stock and warrants are listed on the Nasdaq Capital Market ("Nasdaq"). The Nasdaq rules require that the initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with its initial Business Combination. The Company intends to fulfill the requirements of this Nasdaq rule even if the securities are not listed on Nasdaq at the relevant time.

Emerging Growth Company

        The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the "JOBS Act"), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act,

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Organization and Business Operations (Continued)

reduced disclosure obligations regarding executive compensation in the Company's periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Reimbursement of Expenses Related to Terminated Sungevity Business Combination

        On June 28, 2016, the Company entered into an Agreement and Plan of Merger (as amended, the "Sungevity Merger Agreement"), by and among the Company, Solaris Merger Sub Inc., Sungevity, Inc. ("Sungevity"), and Shareholder Representative Services LLC, to effect a business combination with Sungevity. On December 31, 2016, the Company terminated the Sungevity Merger Agreement.

        Pursuant to a letter of intent (the "LOI"), dated April 20, 2016, between Sungevity and the Company, Sungevity agreed to pay or reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred between the date of the LOI and the date that definitive documents with respect to the proposed merger, including fees and expenses of third party advisors, due diligence-related expenses and such other necessary and related costs and expenses incurred in furtherance of the proposed business combination. For the year ended December 31, 2016, the Company incurred $909,787 in qualified reimbursable costs, of which $353,517 was reimbursed by Sungevity prior to December 31, 2016. The Company initiated legal action against Sungevity to recover the remaining amount of $556,270 due to the Company under the LOI. On March 13, 2017, Sungevity filed for Chapter 11 Bankruptcy proceedings in U.S. Bankruptcy Court for the District of Delaware to pursue and consummate a sale of its business, which proceedings were dismissed in November 2017 without any recovery to the Company. The Company's legal action was stayed pending resolution of the bankruptcy proceedings, but has not proceeded since dismissal of the bankruptcy proceedings. A valuation allowance of $278,135 was recorded in the quarter ended December 31, 2016 and the remaining amount of $278,135 was recorded in the quarter ended March 31, 2017 and is presented within Operating expenses in the Condensed Consolidated Statement of Operations for the six months ended June 30, 2017. As a result of the November 2017 dismissal, the entire receivable and corresponding allowance were written off.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Organization and Business Operations (Continued)

Going Concern Considerations

        The Company presently has no revenue, has had losses since inception and has no operations other than the active identification of a target business with which to complete its Business Combination. As of June 30, 2018, the Company had cash of $1,889 held outside the Trust Account and $146,665,970 cash equivalents held in trust, including interest.

        The Company will have available the $1,889 of proceeds held outside the Trust Account (as of June 30, 2018) and any additional Sponsor loans under the March 17, 2016 convertible promissory note (see Note 4) to fund its working capital needs and to continue to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination. The Company will also have available any interest earned on the funds held in the Trust Account to pay franchise and income taxes.

        At June 30, 2018, the Company has a working capital deficit of $2,898,123 (total current assets minus total current liabilities). The Company expects to continue incurring expenses related to professional services including, but not limited to, engaging legal counsel, consultants, advisors and accountants, as well as other operating expenses such as insurance and fees under the Administrative Services Agreement.

        The Company entered into an agreement with the Sponsor ("Liabilities Assumption Agreement") whereby the Sponsor assumed and agreed to pay the third-party service providers liabilities of the Company (the "Assumed Liabilities").

        If the proceeds held outside the Trust Account are insufficient for the Company's working capital needs and operations beyond those Assumed Liabilities to be paid by the Sponsor in connection with the completion of an initial Business Combination, the Company may need to raise additional capital through additional loans from the Sponsor under the March 17, 2016 convertible promissory note issued to the Sponsor or additional investments from its Sponsor, an affiliate of its Sponsor or certain of the Company's officers and directors. None of the Company's Sponsor, affiliate of the Sponsor, officers or directors are under any obligation to loan the Company funds.

        The uncertainty regarding the lack of resources to pay the above noted expenses raises substantial doubt about the Company's ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue operations.

2. Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements are prepared in U.S. dollars in conformity with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Significant Accounting Policies (Continued)

financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

        The interim results for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 or any other period. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company's financial statements and notes thereto included in the Company's annual report filed with the SEC on March 16, 2018.

Principles of Consolidation

        The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Solaris Merger Sub Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Net Loss per Share of Common Stock

        The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, such shares only participate in their pro rata share of the Trust Account earnings.

        At each period, the Company had outstanding warrants to purchase 16,750,000 shares of common stock. The effect of these potential shares was excluded from the calculation of diluted loss per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Significant Accounting Policies (Continued)

Reconciliation of net loss per common share

        The Company's net income is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Net income	$2,899,755	$(371,028)	$2,836,576	$(23,999)
Less: Income attributable to ordinary shares subject to redemption	(845,039)	(369,462)	(489,523)	(258,227)

Adjusted net loss	$2,054,716	$(740,490)	$2,347,053	$(282,226)

Weighted average shares outstanding, basic and diluted	6,553,463	6,383,279	6,627,593	6,404,259

Basic and diluted net loss per ordinary share	$0.31	$(0.12)	$0.35	$(0.04)

Fair Value of Financial Instruments

        The Company follows the guidance in FASB ASC 820, Fair Value Measurements and Disclosures for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period.

        The fair value of the Company's financial assets and liabilities reflects management's estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Significant Accounting Policies (Continued)

        At June 30, 2018, all but $225,234 of proceeds of the Trust Account were invested in the Western Asset Institutional U.S. Treasury Reserves money market fund that invests all of its assets in direct obligations of the U.S. Treasury and which is compliant with Rule 2a-7 under the Investment Company Act. The $225,234 was held in cash as of June 30, 2018.

        The following table presents information about the Trust Account assets that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2018	December 31, 2017
Assets:
Cash and/or cash equivalents held in the Trust Account	1	$146,665,970	$151,208,413

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which exceeds the Federal depository insurance coverage of $250,000. At June 30, 2018, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and cash equivalents

        The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2018, all but $225,234 of the assets held in the Trust Account were held in the Western Asset Institutional U.S. Treasury Reserves money market fund that invests solely in United States Treasuries compliant with Rule 2a-7 under the Investment Company Act. The $225,234 was held in cash.

Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

        The Company complies with the accounting and reporting requirements of FASB ASC 740, Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Significant Accounting Policies (Continued)

deferred tax assets to the amount expected to be realized. As of June 30, 2018, a full valuation allowance has been established against the deferred tax asset.

        FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no uncertain tax benefits as of June 30, 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

        The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

        During the six months ended June 30, 2018, the Company utilized net operating losses to offset its taxable net income earned during this period. The utilization of the net operating loss carry-forward resulted no tax provision for the six months ended June 30, 2018.

Franchise Taxes

        The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Recent Accounting Pronouncements

        Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company's consolidated financial statements.

3. Public Offering

Public Units

        Pursuant to the Public Offering on August 4, 2015, the Company sold 20,000,000 units at a price of $10.00 per unit (the "Units"), including 2,000,000 Units as a result of the underwriters' partial exercise of their over-allotment option, generating gross proceeds of $200,000,000. The common stock and warrants comprising the Units began separate trading on September 22, 2015. The holders have the option to continue to hold Units or separate their Units into the component securities. Each Unit consists of one share of the Company's common stock ("Public Shares"), $0.0001 par value, and one-half of one redeemable warrant ("Public Warrant"). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each Public Warrant will become exercisable on the later of 30 days after the completion of an initial Business Combination or

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Public Offering (Continued)

12 months from the closing of the Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. If the Company does not complete its initial Business Combination on or prior to November 30, 2018, the Public Warrants will expire worthless at the end of such period. Upon closing of the Public Offering, there were 16,750,000 warrants outstanding, which include 6,750,000 warrants purchased by the initial stockholders and 10,000,000 warrants purchased in connection with the sale of Units related to the Public Offering.

        The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities law. The Company will use its best efforts to file a new registration statement for the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act, following the completion of its initial Business Combination. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act by the 60th business day following the closing of the initial Business Combination, the Company will be required to permit holders to exercise their Public Warrants on a cashless basis during the period beginning on the 61st business day after the closing of the initial Business Combination and ending upon such registration being declared effective by the SEC. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. If such issuance is not so registered or qualified and no exemption is available under the securities laws of the state of the exercising holder, such holder would not be able to exercise its warrants and the Company could still redeem such holder's warrants. Notwithstanding the above, if the common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable state securities laws.

        Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants discussed in Note 4) (i) in whole and not in part, (ii) at a price of $0.01 per warrant; (iii) upon a minimum of 30 days' prior written notice of redemption; and (iv) if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company send the notice of redemption to the Public Warrant holders.

        The Company will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities law.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Public Offering (Continued)

        If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a "cashless basis." In such event, each holder would pay the exercise price by surrendering their Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the Public Warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

        In no event will the Company be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that the Company is unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws.

4. Related Party Transactions

Founder Shares

        On May 4, 2015, the Sponsor purchased 4,312,500 shares of the Company's common stock (the "Founder Shares") for $25,000, or approximately $.006 per share. On July 29, 2015, the Company's Board of Directors effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in 5,175,000 Founder Shares outstanding. On July 29, 2015, the underwriters exercised part of their over-allotment option resulting in 20,000,000 Units issued as a result of the Public Offering. As a result of the expiration of the underwriters' option to exercise the remaining portion of the over-allotment, the Sponsor forfeited an aggregate of 175,000 Founder Shares. As described in Note 1, on August 1, 2017, December 14, 2017, March 29, 2018, and June 28, 2018, stockholders representing 4,289,791, 687,597, 7,035 and 807,170 shares, respectively elected to redeem their Public Shares. Prior to these redemptions, the Sponsor, the Company's original independent directors and their permitted transferees, which are referred to as the initial stockholders, owned 20% of the Company's issued and outstanding shares and, after the redemptions, the Sponsor and the Company's current independent directors currently own approximately 25.8%.

        The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that 1) the Founder Shares are subject to certain restrictions, as described in more detail below, and 2) the initial stockholders have agreed (i) to waive their redemption rights with respect to their Founder Shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination by November 30, 2018, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame. If the Company submits its initial Business Combination to the public stockholders for a vote, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the initial Business Combination.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Related Party Transactions (Continued)

        The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

        The Sponsor purchased from the Company an aggregate of 6,750,000 Private Placement Warrants, each exercisable to purchase one share of the Company's common stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant ($6,750,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the Public Offering. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering held in the Trust Account. If the Company does not complete an initial Business Combination by November 30, 2018, to the degree that any proceeds remain, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the Public Offering except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination and (iii) they may be exercised by the holders on a cashless basis.

        The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, discussed below, will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement executed on July 29, 2015. The holders of the majority of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have "piggy-back" registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period.

Administrative Service Agreement

        The Company entered into an agreement to pay an affiliate of our Sponsor, Easterly Capital, LLC, a total of $10,000 per month starting on July 29, 2015 and continuing until the earlier of the Company's initial Business Combination or liquidation for office space, utilities, secretarial support and administrative services. This arrangement was agreed to for the Company's benefit and is not intended

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Related Party Transactions (Continued)

to provide the Sponsor compensation in lieu of salary or other remuneration. For the three and six months ended June 30, 2018 and 2017, the Company incurred $30,000 and $60,000, respectively, under the Administrative Service Agreement. As of June 30, 2018, $250,000 of fees under the Administrative Service Agreement remain as payable and are reflected in Due to affiliate in the Condensed Consolidated Balance Sheet.

Related Party Advances

        For the three and six months ended June 30, 2018, an affiliate of the Sponsor advanced an aggregate of $49,982 and $154,908 directly to the Company's vendors related to operating expenses. For the three and six months ended June 30, 2017, an affiliate of the Sponsor advanced an aggregate of $41,491 and $68,511 directly to the Company's vendors related to operating expenses.

        As of June 30, 2018, $549,848 of such advances remain as payable and are reflected in Due to affiliate in the Consolidated Balance Sheet.

        These advances are non-interest bearing, unsecured and due on demand.

Sponsor Loans

        Prior to the Public Offering, the Sponsor had loaned the Company $100,000 to be used for a portion of the expenses of the Public Offering. This loan was non-interest bearing, unsecured and due at the earlier of May 31, 2016 or the closing of the Public Offering. This loan was repaid in full on the closing of the Public Offering.

        On March 17, 2016, the Company issued a convertible promissory note to the Sponsor that provides for the Sponsor to loan the Company up to $1,000,000 for ongoing expenses. On March 17, 2016, February 2, 2017, June 29, 2017, July 12, 2017, October 1, 2017, December 4, 2017, February 1, 2018 and April 5, 2018, the Company borrowed $15,000, $250,000, $75,000, $150,000, $30,000, $75,000, $100,000 and $200,000, respectively, pursuant to the convertible promissory note. The Sponsor is not obligated to loan the Company additional amounts pursuant to the convertible promissory note. The convertible promissory note is interest bearing at 5% per annum and is due and payable on November 30, 2018. At the option of the Sponsor, any amounts outstanding under the convertible promissory note may be converted into warrants to purchase shares of common stock at any time on or prior to the maturity date at a conversion price of $1.00 per warrant. Each warrant will entitle the Sponsor to purchase one share of common stock at an exercise price of $11.50 per share. Each warrant will contain other terms identical to the terms contained in the Private Placement Warrants. As of June 30, 2018, the outstanding principal balance of this convertible promissory note is $895,000 and accrued and unpaid interest of $39,330 is reflected in Convertible note—due to Sponsor in the Consolidated Balance Sheet.

        In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the officers and directors may, but are not obligated to, loan the Company additional funds as may be required. If the Company completes the initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Related Party Transactions (Continued)

use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,000,000 of such loans, inclusive of any loans under the March 17, 2016 convertible promissory note, may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. The Company does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or certain of the officers and directors as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Assumption of Liabilities by Sponsor

        The Company entered into an agreement with the Liabilities Assumption Agreement whereby the Sponsor assumed and agreed to the Assumed Liabilities. No such payments were made by the Sponsor for the six months ended June 30, 2018. Pursuant to the Liabilities Assumption Agreement, the Sponsor contributed $200,000 and $600,000 on July 5, 2018 and July 10, 2018, respectively, directly into the Company and was recorded as additional paid in capital.

5. Commitments

        The underwriters are entitled to underwriting commissions of 6.0%, of which 2.5% ($5,000,000) was paid at the closing of the Public Offering, and 3.5% ($7,000,000) is deferred. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

6. Proposed Business Combination with Sirius

Agreement and Plan of Merger

        On June 23, 2018, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Sirius International Insurance Group, Ltd. ("Sirius"), the Company and Sirius Acquisitions Holding Company III, a wholly owned subsidiary of Sirius ("Merger Sub"), providing for the merger (the "Merger") of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Sirius (the "Business Combination").

        At the closing of the Merger, all outstanding shares of the Company's common stock (other than (i) shares of the Company's common stock with respect to which a Company's stockholder has validly exercised its redemption rights, and that will be redeemed as provided for by the Company's charter, (ii) shares of the Company's common stock held by the Company as treasury stock or owned by the Company, Sirius or Merger Sub or any wholly owned subsidiary of the Company or Sirius, which will be canceled for no consideration, and (iii) shares of the Company common stock held by the Sponsor that will be canceled pursuant to the Sponsor Letter (as defined below) will be exchanged for newly issued common shares of Sirius at an exchange ratio (the "Exchange Ratio") that will be determined prior to the closing of the Merger and will be equal to a fraction (rounded to the nearest one

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Proposed Business Combination with Sirius (Continued)

thousandth) determined by dividing (i) the estimated amount of cash per public share of the Company common stock in the Trust Account immediately prior to the closing of the Merger by (ii) (x) 1.05 multiplied by (y) Sirius' adjusted diluted book value per common share as of June 30, 2018 ("Sirius June 30 Adjusted DBVPS"). The Sirius June 30 Adjusted DBVPS will be calculated by dividing (i) the book value of Sirius determined based on U.S. GAAP on a consolidated basis, as set forth in the final, Sirius board of directors approved, unaudited U.S. GAAP consolidated financial statements of Sirius for the six months ended June 30, 2018, decreased by the $7,000,000 deferred underwriting fee payable by the Company to Citigroup Global Markets Inc. as underwriter of the Company's initial public offering, and as adjusted by the U.S. GAAP accounting effect of converting, restructuring or settling Sirius Series A preference shares by (ii) the sum of (x) the fully diluted number of Sirius common shares outstanding as of June 30, 2018, (y) the number of Sirius common shares issuable upon conversion of any Sirius Series A preference shares outstanding immediately prior to the closing of the Merger and (z) 593,000 Sirius common shares.

        Additionally, each outstanding Public Warrant to acquire shares of the Company common stock will cease to represent a right to acquire shares of the Company common stock and will be converted into a right to acquire Sirius common shares (a "converted warrant"). The number of Sirius common shares subject to each converted warrant will be equal to the number of shares of the Company common stock subject to each public warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and such converted warrant will have an exercise price per Sirius common share equal to the exercise price per share of the Company common stock subject to such Company warrant immediately prior to the closing of the Merger divided by the Exchange Ratio. In addition, prior to the closing of the Merger, if requested in writing by Sirius, the Company will commence a tender offer pursuant to which it will offer to purchase up to such number of the Public Warrants at a cash price for each public warrant as mutually agreed between Sirius and the Company.

        Pursuant to a letter agreement among the Company and Sirius (the "Sponsor Letter"), at the closing of the Merger, (i) the Sponsor will surrender and the Company will cancel for no consideration between 3,328,000 and 4,528,000 shares of Company common stock owned by the Sponsor, which amount will be determined based on the amount of cash in the Trust Account at the closing of the Merger, after giving effect to any redemptions of public shares of the Company common stock and amounts raised in a private placement of Sirius common shares (or securities convertible into Sirius common shares), and (ii) the Sponsor will surrender and the Company will cancel, for no consideration, 6,750,000 Private Placement Warrants. Pursuant to the Sponsor Letter, the Sponsor also agreed to (a) pay or reimburse all liabilities and obligations of the Company due and owing or incurred at or prior to the closing of the Merger to the extent not repaid by the Company using unrestricted cash and up to $2,000,000 from the Trust Account, except for the $7,000,000 deferred underwriting fee payable by the Company to Citigroup Global Markets Inc. as underwriter of the Company's initial public offering, which will be paid using cash released from the Trust Account, and (b) contribute to the Company for no consideration, as a contribution to the capital of the Company, all amounts due and owing by the Company to the Sponsor under the convertible promissory note, dated as of March 17, 2016, made by Easterly in favor of the Sponsor to the extent any such amount is not repaid at the closing of the Merger.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Proposed Business Combination with Sirius (Continued)

Sirius Promissory Note

        Concurrent with the execution of the Merger Agreement, the Company issued Sirius the Sirius Promissory Note pursuant to which Sirius agreed to lend the Company $0.03 per month for every public share of the Company's Common Stock outstanding as of July 1, 2018, for five months. The amounts will be lent to the Company on the first business day of each month and will be deposited by the Company into the Trust Account. The Promissory Note will bear interest in an amount equal to the income (if any) actually earned from investing the principal in the Trust Account and will be due upon the completion of the Company's initial business combination.

7. Equity

        The Company is authorized to issue up to 100,000,000 shares of common stock with a par value $0.0001 per share. Holders of the Company's common stock are entitled to one vote for each share of common stock.

        As discussed further in Note 1, on August 1, 2017, December 14, 2017, March 29, 2018 and June 28, 2018, stockholders representing 4,289,791, 687,597, 7,035 and 807,170 shares, respectively elected to redeem their shares, resulting in redemption amounts of $42,983,883, $6,915,728, $71,614 and $8,329,744, respectively. At June 30, 2018, there were 6,533,785 shares of common stock issued and outstanding (excluding 12,674,622 shares of common stock subject to possible redemption).

        The Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value $0.0001 per share. At June 30, 2018, there were no shares of preferred stock issued and outstanding.

8. Subsequent Events

        Management of the Company evaluated events that have occurred after the balance sheet date of June 30, 2018, through the date the consolidated financial statements were issued.

Equity Contributions by Sponsor

        Pursuant to the Liabilities Assumption Agreement, the Sponsor contributed equity of $200,000 and $600,000 on July 5, 2018 and July 10, 2018, respectively, directly into the Company.

Receipt of Funds and Deposit into Trust Account

        In accordance with the Sirius Promissory Note described in Note 6, on July 2, 2018 and August 1, 2018, the Company received the monthly principal draw from Sirius each in the amount of $426,252. The total of $852,504 was subsequently deposited into the Trust Account.

NASDAQ Notification Letter

        On April 2, 2018, the Company received a notification letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market notifying the Company that it no longer complies with Nasdaq Listing Rule 5550(a)(3) for continued listing due to its failure to maintain a minimum of 300 public holders of common stock. On May 21, 2018, the Company submitted to Nasdaq a plan to regain compliance. On May 31, 2018, Nasdaq granted the Company an extension until

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

8. Subsequent Events (Continued)

July 29, 2018 to regain compliance. As of July 29, 2018, the Company had not regained compliance with such requirement. On August 7, 2018 the Company received formal notification from the Listing Qualifications Department regarding the failure to meet such requirement by the extended deadline. On August 7, 2018, the Company received formal notification from the Listing Qualifications Department of The Nasdaq Stock Market regarding the failure to complete the initial business combination within 36 months of the effectiveness of the Company's IPO registration statement. The Company has engaged in preliminary discussions with Nasdaq in light of the pendency of the proposed merger with Sirius.

        The Company has the opportunity to appeal Nasdaq's decision regarding the above failures to a Nasdaq Listing Qualifications Panel, which the Company intends to do prior to the deadline to appeal. If the Company appeals in a timely manner, the securities would remain listed pending such decision. However, there can be no assurance that, if the Company does appeal, such appeal would be successful.

        If Nasdaq delists the Company's securities from trading on its exchange and the Company is not able to list the securities on another national securities exchange, the Company expects the securities could be quoted on an over-the-counter market. If this were to occur, Easterly could face significant material adverse consequences, including:

  •
  a limited availability of market quotations for the Company's securities;

  •
  reduced liquidity for the Company's securities;

  •
  a determination that the Company's common stock is a "penny stock," which will require brokers trading in the Company common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company's securities;

  •
  a limited amount of news and analyst coverage; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Easterly Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Easterly Acquisition Corp. (the "Company") as of December 31, 2017 and 2016, the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2017 and for the period from April 29, 2015 (inception) through December 31, 2015, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017 and for the period from April 29, 2015 (inception) through December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Marcum LLP

/S/ Marcum LLP

We have served as the Company's auditor since 2015.

New York, NY
March 16, 2018

EASTERLY ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash	$13,874	$24,571
Prepaid expenses	7,347	18,118
Other receivables, net	—	279,619

Total current assets	21,221	322,308
Cash and cash equivalents held in Trust Account—restricted	151,208,413	200,102,350

Total assets	$151,229,634	$200,424,658

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,704,738	$1,709,260
Due to affiliate	575,405	222,670

Total current liabilities	2,280,143	1,931,930
Convertible note—due to Sponsor	614,371	15,607
Deferred underwriting fee	7,000,000	7,000,000

Total liabilities	9,894,514	8,947,537

Commitments
Common stock, subject to possible redemption or tender, 13,544,944 and 18,638,173 shares at redemption value at December 31, 2017 and December 31, 2016, respectively	136,335,119	186,477,120

Stockholders' equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 6,477,668 and 6,361,827 shares issued and outstanding (excludes 13,544,944 and 18,638,173 shares subject to possible redemption) at December 31, 2017 and December 31, 2016, respectively	648	636
Additional paid-in capital	8,022,478	7,780,100
Accumulated deficit	(3,023,125)	(2,780,735)

Total stockholders' equity	5,000,001	5,000,001

Total liabilities and stockholders' equity	$151,229,634	$200,424,658

See accompanying notes to consolidated financial statements.

EASTERLY ACQUISITION CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016	For the period from April 29, 2015 (Inception) through December 31, 2015
Operating costs	$(1,293,499)	$(1,812,645)	$(982,344)
State franchise taxes	(181,118)	(182,685)	(121,858)

Loss from operations	(1,474,617)	(1,995,330)	(1,104,202)
Other income—interest income	1,232,227	308,879	9,918

Net loss	$(242,390)	$(1,686,451)	(1,094,284)

Weighted average number of common shares outstanding, basic and diluted	6,412,873	6,221,263	5,469,153

Basic and diluted net loss per share	$(0.19)	$(0.29)	$(0.20)

See accompanying notes to consolidated financial statements.

EASTERLY ACQUISITION CORP.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the Period from April 29, 2015 (inception) to December 31, 2017

	Common Shares
			Additional Paid-in	Accumulated Deficit	Stockholders' Equity
	Shares	Amount
Balance, April 29, 2015 (Inception)	—	$—	$—	$—	$—
Sale of common stock to Sponsor	5,175,000	517	24,483	—	25,000
Sale of 20,000,000 Units, net of underwriters' commissions	20,000,000	2,000	187,998,000	—	188,000,000
Proceeds from issuance of Private Placement Warrants	—	—	6,750,000	—	6,750,000
Offering expenses	—	—	(517,145)	—	(517,145)
Forfeiture of initial stockholder's shares pursuant to partial exercise of underwriters' over-allotment	(175,000)	(18)	18	—	—
Common stock subject to possible redemption or tender	(18,816,357)	(1,881)	(188,161,689)	—	(188,163,570)
Net loss	—	—	—	(1,094,284)	(1,094,284)

Balance, December 31, 2015	6,183,643	618	6,093,667	(1,094,284)	5,000,001
Common stock subject to possible redemption or tender	178,184	18	1,686,433	—	1,686,451
Net loss	—	—	—	(1,686,451)	(1,686,451)

Balance, December 31, 2016	6,361,827	636	7,780,100	(2,780,735)	5,000,001

Redemption of 4,977,388 shares of common stock	(4,977,388)	(498)	(49,899,113)	—	(49,899,611)
Common stock subject to possible redemption or tender	5,093,229	510	50,141,491	—	50,142,001
Net loss	—	—	—	(242,390)	(242,390)

Balance, December 31, 2017	6,477,668	648	8,022,478	(3,023,125)	5,000,001

See accompanying notes to consolidated financial statements.

EASTERLY ACQUISITION CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016	For the period from April 29, 2015 (Inception) through December 31, 2015
Cash flows from operating activities:
Net loss	$(242,390)	$(1,686,451)	$(1,094,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest on cash and cash equivalents held in Trust Account	(1,232,227)	(308,879)	(9,918)
Provision for uncollectible other receivables	278,135	278,135	—
Changes in operating assets and liabilities:
Prepaid expenses	10,771	78,388	(96,506)
Other receivables	1,484	(488,290)	(69,464)
Accounts payable and accrued expenses	(4,522)	1,442,344	266,916
Due to affiliate	352,735	205,210	18,067
Interest on convertible note to Sponsor	18,764	—	—

Net cash used in operating activities	(817,250)	(479,543)	(985,189)

Cash flows from investing activities:
Cash held in Trust Account—restricted		—	(200,000,000)
Cash released from Trust Account—redemption of shares of common stock	49,899,611	—	—
Interest income released from Trust Account for franchise taxes	226,553	216,448	—

Net cash provided by (used in) investing activities	50,126,164	216,448	(200,000,000)

Cash flows from financing activities:
Proceeds from issuance of common stock to initial stockholder	—	—	25,000
Proceeds from sale of Units, net of underwriting commissions paid	—	—	175,500,000
Proceeds from sale of over-allotment Units, net of underwriting commissions paid	—	—	19,500,000
Proceeds from sale of Private Placement Warrants	—	—	6,750,000
Payment of offering expenses	—	—	(471,108)
Proceeds from promissory note—related parties	580,000	15,000	—
Proceeds of convertible note received from Sponsor	—	—	100,000
Repayment of advances from affiliate and promissory note—related parties	—	—	(146,037)
Redemption of Units	(49,899,611)	—	—

Net cash (used in) provided by financing activities	(49,319,611)	15,000	201,257,855

Increase (decrease) increase in cash	(10,697)	(248,095)	272,666
Cash at beginning of period	24,571	272,666	—

Cash at end of period	$13,874	$24,571	$272,666

Supplemental disclosure of noncash financing activities:
Deferred underwriting fees	$—	$—	$7,000,000
Payment of offering costs through advance from related party	$—	$—	$46,037
Change in value of common stock subject to possible redemption	$(242,390)	$(1,686,451)	$—

See accompanying notes to consolidated financial statements.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

        Easterly Acquisition Corp. (the "Company") was incorporated in Delaware on April 29, 2015.

Sponsor

        The Company's sponsor is Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (the "Sponsor").

Business Purpose

        The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that it had not yet identified ("Business Combination").

        As of December 31, 2017, the Company has neither commenced operations nor generated any revenues to date. All activity through December 31, 2017 relates to the Company's formation, initial public offering (described below), identifying a target company and engaging in due diligence for a Business Combination.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of Units (as defined in Note 3 below) (the "Public Offering"), although substantially all of the net proceeds of the Public Offering and the private placement of warrants (as described in Note 4 below, the "Private Placement" and such warrants issued in connection with the Private Placement, the "Private Placement Warrants") are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

        As more fully described in Note 7 below, on June 28, 2017, the Company entered into an Investment Agreement (as amended, the "Investment Agreement") with JH Capital Group Holdings, LLC ("JH Capital"), Jacobsen Credit Holdings, LLC ("Jacobsen Holdings"), Kravetz Capital Funding LLC ("KCF" and, together with Jacobsen Holdings, the "Principal Members") and NJK Holding LLC ("NJK Holding" and, together with KCF and Jacobsen Holdings, the "Founding Members"), to effect a business combination with JH Capital, a leading specialty finance company in the debt recovery industry.

        The Company must complete a Business Combination prior to March 31, 2018 (or June 30, 2018 if approved by our stockholders at a special meeting of stockholders) or cease all operations, redeem the public shares of its common stock and dissolve and liquidate its remaining assets to its creditors and remaining stockholders.

Financing

        The registration statement for the Company's Public Offering was declared effective on July 29, 2015. On July 29, 2015, the Company filed a new registration statement to increase the size of the Public Offering by 20% pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"). On August 4, 2015, the Company consummated the Public Offering and received proceeds of $195,000,000 (net of the underwriter's discount of $5,000,000) and simultaneously received $6,750,000 from the issuance of 6,750,000 Private Placement Warrants.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

        See below as well as Note 1 regarding redemptions of common stock and the release of a portion of the funds from the Trust Account in connection with stockholder approvals, in August 2017 and December 2017, to amend the Company's amended and restated certificate of incorporation to extend the date by which the Company must complete its Business Combination.

Trust Account

        $200,000,000 of the proceeds from the Public Offering and Private Placement, which were deposited into a segregated Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee (the "Trust Account"), may be invested only in permitted United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), having a maturity of 180 days or less or in money market funds that invest solely in United States Treasuries that are compliant with of Rule 2a-7 under the Investment Company Act.

        The Company amended and restated its certificate of incorporation on July 28, 2015 and further amended it on August 1, 2017 and December 15, 2017, to provide that, except for the withdrawal of interest to pay franchise and income taxes, if any, that none of the funds held in trust (including the interest on such funds) will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares (as defined in Note 3) if the Company is unable to complete a Business Combination by March 31, 2018 (subject to the requirements of applicable law) and (iii) the redemption of shares in connection with a vote seeking to amend Section 9.2(d) of the amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company's obligation to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination by March 31, 2018. For the year ended December 31, 2017, the Company withdrew $226,553 of interest earned to pay for franchise taxes in accordance with the amended and restated certificate of incorporation.

        On December 8, 2017, the Company and JH Capital entered into a non-interest bearing promissory note ("JH Capital Promissory Note), which would be drawn on January 15, 2018, February 15, 2018 and March 15, 2018 at individual amounts of $0.03 for each share of the Company's common stock outstanding as of such date, excluding the 5,000,000 Sponsor shares. The Company will contribute this principal into the Trust Account. The contributions will not bear interest and will be repayable by the Company to JH Capital upon consummation of the Company's initial business combination.

        On February 14, 2018, the Company's board of directors approved the second amendment to the Investment Agreement and, on February 14, 2018, the parties executed the second amendment to the Investment Agreement. JH Capital agreed to continue to make the contributions of $0.03 for each public share, for each calendar month or portion thereof, to the Company through the earlier of (A) June 30, 2018 or (B) the date by which the Company is required to dissolve and liquidate the Trust Account in accordance with the terms of the Company's charter, which will be added to the Trust Account.

        In order to protect the amounts held in the Trust Account, Messrs. Cody, Crate and Kalichstein, managing principals of an affiliate of the Sponsor have agreed, jointly and severally, that they will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which the Company has discussed entering into a

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company's indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Messrs. Cody, Crate and Kalichstein will not be responsible to the extent of any liability for such third-party claims. The Company cannot assure you, however, that Messrs. Cody, Crate and Kalichstein would be able to satisfy those obligations. Messrs. Cody, Crate and Kalichstein will not be personally liable to pay the Company's debts and obligations except as provided above. None of the Company's other officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Stockholder Meetings

        On August 1, 2017, the Company held its annual meeting of stockholders and 23,415,152 of the Company's 25,000,000 shares were voted in favor of the proposal to amend the Company's amended and restated certificate of incorporation to extend the date by which the Company had to consummate a Business Combination until December 15, 2017, to change the term of the Company's directors from two years to one year, and to change the provision with respect to removal of directors to permit removal with or without cause by the affirmative vote of a majority of the Company's stockholders and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until December 15, 2017. In addition, the Company's board of directors was reelected. The holders of 4,289,791 public shares of the Company's common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.02 per share.

        On December 14, 2017, the Company held a special meeting of stockholders and 19,325,891 of the Company's 20,710,209 shares were voted in favor of the proposal to amend the Company's amended and restated certificate of incorporation to extend the date by which the Company had to consummate a Business Combination until March 31, 2018, and the proposal to amend the agreement with respect to the Trust Account to provide for the extension until March 31, 2018. The holders of 687,597 public shares of Easterly common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.06 per share.

Business Combination

        The Company, prior to the consummation of a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial Business Combination, including interest earned on the funds and not previously released to the Company to pay franchise and income taxes, or (ii) provide public stockholders with the opportunity to tender their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, less franchise and income taxes payable from such

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

interest. The decision as to whether the Company will seek stockholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares (as defined in Note 3) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

        Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial business combination and it does not conduct redemptions in connection with its business combination pursuant to the tender offer rules, the Company's amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the Company's IPO.

        Shares of common stock subject to redemption or tender are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") 480, "Distinguishing Liabilities from Equity." At December 31, 2017, the amount in the Trust Account is approximately $10.07 per share of common stock sold in the Public Offering ($151,208,413 cash equivalents held in the Trust Account divided by 15,022,612 of Public Shares).

        The Company has until March 31, 2018 (or June 30, 2018 if approved by our stockholders at a special meeting of stockholders) to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses, which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

        On March 8, 2018, the Company filed a definitive proxy statement to hold a special meeting of the Company's stockholders on March 29, 2018 for the purposes of extending the date by which the Company has to consummate a Business Combination from March 31, 2018 to June 30, 2018, and amending the Company's Amended and Restated Investment Management Trust Agreement to extend the date on which to commence liquidating the Trust Account established in connection with the Company's IPO in the event the Company has not consummated a Business Combination from March 31, 2018 to June 30, 2018.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

        The Company's Units, common stock and warrants are listed on the Nasdaq Capital Market ("Nasdaq"). The Nasdaq rules require that the initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with its initial Business Combination. The Company intends to fulfill the requirements of this Nasdaq rule even if the securities are not listed on Nasdaq at the relevant time.

Emerging Growth Company

        The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the "JOBS Act"), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company's periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Reimbursement of Expenses Related to Terminated Sungevity Business Combination

        On June 28, 2016, the Company entered into an Agreement and Plan of Merger (as amended, the "Sungevity Merger Agreement"), by and among the Company, Solaris Merger Sub Inc., Sungevity, Inc. ("Sungevity"), and Shareholder Representative Services LLC, to effect a business combination with Sungevity. On December 31, 2016, the Company terminated the Sungevity Merger Agreement.

        Pursuant to a letter of intent (the "LOI"), dated April 20, 2016, between Sungevity and the Company, Sungevity agreed to pay or reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred between the date of the LOI and the date that definitive documents with respect to the proposed merger, including fees and expenses of third party advisors, due diligence-related expenses and such other necessary and related costs and expenses incurred in

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

furtherance of the proposed business combination. For the year ended December 31, 2016, the Company incurred $909,787 in qualified reimbursable costs, of which $353,517 was reimbursed by Sungevity prior to December 31, 2016. The Company initiated legal action against Sungevity to recover the remaining amount of $556,270 due to the Company under the LOI. On March 13, 2017, Sungevity filed for Chapter 11 Bankruptcy proceedings in U.S. Bankruptcy Court for the District of Delaware to pursue and consummate a sale of its business, which proceedings were dismissed in November 2017 without any recovery to the Company. The Company's legal action was stayed pending resolution of the bankruptcy proceedings, but has not proceeded since dismissal of the bankruptcy proceedings. A valuation allowance of $278,135 was recorded in the quarter ended December 31, 2016 and the remaining amount of $278,135 was recorded in the quarter ended March 31, 2017 and is presented within Operating expenses in the Consolidated Statement of Operations for the year ended December 31, 2017. As a result of the November 2017 dismissal, the entire receivable and corresponding allowance were written off.

        The remainder of the allowance was first expensed during the year ended December 31, 2016. The Company's estimate for this loss requires a number of assumptions available to the Company as of the date the consolidated financial statements are issued, about matters that are uncertain and, accordingly, the actual realized amount paid to the Company from the bankruptcy proceedings may be more than $0.

Going Concern Considerations

        The Company presently has no revenue, has had losses since inception and has no operations other than the active identification of a target business with which to complete its Business Combination. As of December 31, 2017, the Company had cash of $13,874 held outside the Trust Account and $151,208,413 cash equivalents held in trust, including interest.

        The Company will have available the $13,874 of proceeds held outside the Trust Account (as of December 31, 2017) and any additional Sponsor loans under the March 17, 2016 convertible promissory note (see Note 4) to fund its working capital needs and to continue to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination. The Company will also have available any interest earned on the funds held in the Trust Account to pay franchise and income taxes.

        At December 31, 2017 the Company has a working capital deficit of $2,258,922 (total current assets minus total current liabilities). The Company expects to continue incurring expenses related to professional services including, but not limited to, engaging legal counsel, consultants, advisors and accountants, as well as other operating expenses such as insurance and fees under the Administrative Services Agreement.

        If the proceeds held outside the Trust Account are insufficient for the Company's working capital needs and operations in connection with the completion of an initial Business Combination, the Company may need to raise additional capital through additional loans from the Sponsor under the March 17, 2016 convertible promissory note issued to the Sponsor or additional investments from its Sponsor, an affiliate of its Sponsor or certain of the Company's officers and directors. None of the Company's Sponsor, affiliate of the Sponsor, officers or directors are under any obligation to loan the Company funds.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

        The uncertainty regarding the lack of resources to pay the above noted expenses raises substantial doubt about the Company's ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue operations.

2. Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Solaris Merger Sub Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Net Loss per Share of Common Stock

        The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2017 and 2016, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, such shares only participate in their pro rata share of the Trust Account earnings.

        At December 31, 2016 and 2015 the Company had outstanding warrants to purchase 16,750,000 shares of common stock. The effect of these potential shares was excluded from the calculation of diluted loss per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods.

Reconciliation of net loss per common share

        The Company's net income is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

not the losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016 (revised)	For the Period April 29, 2015 (Inception) Through December 31, 2015
Net loss	$(242,390)	$(1,686,451)	$(1,094,284)
Less: Income attributable to ordinary shares subject to redemption	(947,719)	(117,601)	—

Adjusted net loss	$(1,190,109)	$(1,804,052)	$(1,094,284)

Weighted average shares outstanding, basic and diluted	6,412,873	6,221,263	5,469,153

Basic and diluted net loss per ordinary share	$(0.19)	$(0.29)	$(0.20)

Fair Value of Financial Instruments

        The Company follows the guidance in FASB ASC 820, Fair Value Measurements and Disclosures for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period.

        The fair value of the Company's financial assets and liabilities reflects management's estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

        At December 31, 2017, the proceeds of the Trust Account were invested in the Western Asset Institutional U.S. Treasury Reserves money market fund that invests all of its assets in direct obligations of the U.S. Treasury and which is compliant with Rule 2a-7 under the Investment Company Act.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        The following table presents information about the Trust Account assets that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2017
Assets:
Cash and/or cash equivalents held in the Trust Account	1	$151,208,413

        The Trust Account assets were held in cash as of December 31, 2016.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which exceeds the Federal depository insurance coverage of $250,000. At December 31, 2017, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and cash equivalents

        The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2017, the assets held in the Trust Account were held in the Western Asset Institutional U.S. Treasury Reserves money market fund that invests solely in United States Treasuries compliant with Rule 2a-7 under the Investment Company Act.

Offering Costs

        The Company complies with the requirements of ASC 340-10-S99-1. Offering costs of $517,145 consisting of printing costs, professional fees and travel expenses incurred through the closing of the Public Offering were charged to capital at the time of closing of the Public Offering.

Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

        The Company complies with the accounting and reporting requirements of FASB ASC 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2017, a full valuation allowance has been established against the deferred tax asset.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no uncertain tax benefits as of December 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

        The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The income tax provision was deemed to be immaterial as of December 31, 2017.

        On December 22, 2017, the United States government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act, or the Tax Act. The Tax Act significantly revises the existing tax law by, among other things, lowering the United States corporate income tax rate from 35% to 21% beginning in 2018. The Company reviewed and incorporated the impact of the Tax Act in its tax calculations and disclosures. The primary impact on the Company stems from the re-measurement of its deferred taxes at the new corporate tax rate of 21% for the year ending December 31, 2017, which reduced the Company's net deferred tax assets, before valuation allowance, by $391,456. Due to the full valuation allowance, the change in deferred taxes was fully offset by the change in valuation allowance. As a result, the Tax Act did not have a significant impact on the Company's Consolidated Financial Statements for the year ended December 31, 2017.

Franchise Taxes

        The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Stock Based Compensation

        As further discussed in Note 7, on December 28, 2017, the Company issued 888,000 warrants to Fortress Credit Corp. in connection with a loan provided by Fortress to JHPDE Finance I, LLC, a subsidiary of JH Capital. If the JH Capital Business Combination closes, the warrant will be exercisable to purchase one share of the Company's Class A common stock at $11.50 per share, have a term of 5 years from the date of the closing of the JH Capital Business Combination and may only be exercised on or after the date which is 30 days after the first date on which the Company and JH Capital complete the JH Capital Business Combination.

        The Company measures nonemployee stock-based awards at grant date based on the fair value of the award. The compensation cost is recognized as expense over the vesting period of the award. The warrant issued to Fortress will be recognized as an expense as it vests but only after the date which is 30 days after the first date on which the Company and JH Capital complete the JH Capital Business Combination.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        Stock-based awards issued to nonemployees are remeasured until the award vests. The Company uses the probability-weighted Black-Scholes option pricing model to value its warrant awards. Estimating the fair value of warrants requires management to apply judgment and make estimates, including volatility, the expected term of the Company's warrants, the expected dividend yield and the fair value of the common stock on the measurement date.

        Expected term — The expected term represents the contractual term of the award, which is 5 years.

        Expected volatility — the volatility is derived from the historical volatility of the Company's common stock, which is approximately 10.4%.

        Risk-free interest rate — The risk-free interest rate is based on the yield of a 5-year Treasury Bond in effect at the time of grant, which is approximately 2.2%.

        Expected dividend — the Company has never paid dividends on the common stock and the Company assumed no dividends will be paid by the Company after business combination, therefore we used an expected dividend yield of zero.

        The Company adjusted the warrants' fair value on measurement date, as estimated by the Black-Scholes model, by a liquidity discount of 10% as a result of lack of marketability of the Fortress Warrant.

Recent Accounting Pronouncements

        Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company's consolidated financial statements.

3. Public Offering

Public Units

        Pursuant to the Public Offering on August 4, 2015, the Company sold 20,000,000 units at a price of $10.00 per unit (the "Units"), including 2,000,000 Units as a result of the underwriters' partial exercise of their over-allotment option, generating gross proceeds of $200,000,000. The common stock and warrants comprising the Units began separate trading on September 22, 2015. The holders have the option to continue to hold Units or separate their Units into the component securities. Each Unit consists of one share of the Company's common stock ("Public Shares"), $0.0001 par value, and one-half of one redeemable warrant ("Public Warrant"). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each Public Warrant will become exercisable on the later of 30 days after the completion of an initial Business Combination or 12 months from the closing of the Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. If the Company does not complete its initial Business Combination on or prior to March 31, 2018 (or June 30, 2018 if approved by our stockholders at a special meeting of stockholders), the Public Warrants will expire worthless at the end of such period. Upon closing of the Public Offering, there were 16,750,000 warrants outstanding, which include 6,750,000 warrants purchased by the initial stockholders and 10,000,000 warrants purchased in connection with the sale of Units related to the Public Offering.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Public Offering (Continued)

        The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities law. The Company will use its best efforts to file a new registration statement for the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act, following the completion of its initial Business Combination. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act by the 60th business day following the closing of the initial Business Combination, the Company will be required to permit holders to exercise their Public Warrants on a cashless basis during the period beginning on the 61st business day after the closing of the initial Business Combination and ending upon such registration being declared effective by the SEC. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. If such issuance is not so registered or qualified and no exemption is available under the securities laws of the state of the exercising holder, such holder would not be able to exercise its warrants and the Company could still redeem such holder's warrants. Notwithstanding the above, if the common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable state securities laws.

        Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants discussed in Note 4) (i) in whole and not in part, (ii) at a price of $0.01 per warrant; (iii) upon a minimum of 30 days' prior written notice of redemption; and (iv) if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company send the notice of redemption to the Public Warrant holders.

        The Company will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities law.

        If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a "cashless basis." In such event, each holder would pay the exercise price by surrendering their Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the Public Warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported last sale price of the common stock for the

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Public Offering (Continued)

10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

        In no event will the Company be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that the Company is unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws.

4. Related Party Transactions

Founder Shares

        On May 4, 2015, the Sponsor purchased 4,312,500 shares of the Company's common stock (the "Founder Shares") for $25,000, or approximately $.006 per share. On July 29, 2015, the Company's Board of Directors effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in 5,175,000 Founder Shares outstanding. On July 29, 2015, the underwriters exercised part of their over-allotment option resulting in 20,000,000 Units issued as a result of the Public Offering. As a result of the expiration of the underwriters' option to exercise the remaining portion of the over-allotment, the Sponsor forfeited an aggregate of 175,000 Founder Shares. As described in Note 1, on August 1, 2017 and December 14, 2017, stockholders representing 4,289,791 and 687,597 shares, respectively elected to redeem their shares, resulting in redemption amounts of $42,983,883 and $6,915,728, respectively. Prior to this redemption, the Sponsor, the Company's independent directors and their permitted transferees, which are referred to as the initial stockholders, owned 20% of the Company's issued and outstanding shares and after the redemptions own approximately 25%.

        The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that 1) the Founder Shares are subject to certain restrictions, as described in more detail below, and 2) the initial stockholders have agreed (i) to waive their redemption rights with respect to their Founder Shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination by March 31, 2018 (or June 30, 2018 if approved by our stockholders at a special meeting of stockholders), although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame. If the Company submits its initial Business Combination to the public stockholders for a vote, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the initial Business Combination.

        The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Related Party Transactions (Continued)

Private Placement Warrants

        The Sponsor purchased from the Company an aggregate of 6,750,000 Private Placement Warrants, each exercisable to purchase one share of the Company's common stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant ($6,750,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the Public Offering. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering held in the Trust Account. If the Company does not complete an initial Business Combination by March 31, 2018 (or June 30, 2018 if approved by our stockholders at a special meeting of stockholders), to the degree that any proceeds remain, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the Public Offering except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination and (iii) they may be exercised by the holders on a cashless basis.

        The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, discussed below, will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement executed on July 29, 2015. The holders of the majority of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have "piggy-back" registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period.

Administrative Service Agreement

        The Company entered into an agreement to pay an affiliate of our Sponsor, Easterly Capital, LLC, a total of $10,000 per month starting on July 29, 2015 and continuing until the earlier of the Company's initial Business Combination or liquidation for office space, utilities, secretarial support and administrative services. This arrangement was agreed to for the Company's benefit and is not intended to provide the Sponsor compensation in lieu of salary or other remuneration. For the years ended December 31, 2017 and 2016 and for the period from April 29, 2015 (Inception) through December 31, 2015, the Company incurred $120,000, $120,000 and $50,000, respectively under the Administrative Service Agreement. As of December 31, 2017 and 2016, $190,000 and $70,000, respectively, remains as a payable and is reflected in Due to affiliate in the Consolidated Balance Sheet.

Related Party Advances

        For the year ended December 31, 2017, an affiliate of the Sponsor advanced an aggregate of $232,735 directly to the Company's vendors related to operating expenses. For the year ended

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Related Party Transactions (Continued)

December 31, 2016, an affiliate of the Sponsor advanced an aggregate of $181,403 directly to the Company's vendors related to operating expenses.

        As of December 31, 2017, $385,405 of such advances remain as payable and are reflected in Due to affiliate in the Consolidated Balance Sheet.

        These advances are non-interest bearing, unsecured and due on demand.

Sponsor Loans

        Prior to Public Offering, the Sponsor had loaned the Company $100,000 to be used for a portion of the expenses of the Public Offering. This loan was non-interest bearing, unsecured and due at the earlier of May 31, 2016 or the closing of the Public Offering. This loan was repaid in full on the closing of the Public Offering.

        On March 17, 2016, the Company issued a convertible promissory note to the Sponsor that provides for the Sponsor to loan the Company up to $1,000,000 for ongoing expenses. On March 17, 2016, February 2, 2017, June 29, 2017, July 12, 2017, October 1, 2017 and December 4, 2017, the Company borrowed $15,000, $250,000, $75,000, $150,000, $30,000 and $75,000, respectively, pursuant to the convertible promissory note. The Sponsor is not obligated to loan the Company additional amounts pursuant to the convertible promissory note. The convertible promissory note is interest bearing at 5% per annum and is due and payable on March 31, 2018, which date will be extended if our stockholders approve an extension of the deadline by which we have to complete our initial business combination from March 31, 2018 to June 30, 2018 at the special meeting of our stockholders that will be held on March 29, 2018. At the option of the Sponsor, any amounts outstanding under the convertible promissory note may be converted into warrants to purchase shares of common stock at any time on or prior to the maturity date at a conversion price of $1.00 per warrant. Each warrant will entitle the Sponsor to purchase one share of common stock at an exercise price of $11.50 per share. Each warrant will contain other terms identical to the terms contained in the Private Placement Warrants. As of December 31, 2017, the outstanding principal balance of this convertible promissory note is $595,000 and accrued and unpaid interest of $19,371 is reflected in Convertible note—due to Sponsor in the Consolidated Balance Sheet.

        In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the officers and directors may, but are not obligated to, loan the Company additional funds as may be required. If the Company completes the initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,000,000 of such loans, inclusive of any loans under the March 17, 2016 convertible promissory note, may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. The Company does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or certain of the officers and directors as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Income Taxes

        The Company's net deferred tax assets are as follows:

	December 31, 2017	December 31, 2016
Deferred tax asset
Provision for uncollectible other receivables	$—	$94,566
Net operating loss carryforward	632,352	848,392

Total deferred tax asset	632,352	942,958
Valuation allowance	(632,352)	(942,958)

Deferred tax asset, net of allowance	$—	$—

        The income tax provision (benefit) consists of the following:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Federal
Current	$—	$—
Deferred	310,606	(571,663)
State and local
Current	—	—
Deferred	—	—
Change in valuation allowance	(310,606)	571,663

Income tax provision (benefit)	$—	$—

        As of December 31, 2017, the Company had U.S. federal and state net operating loss carryovers ("NOLs") of $3,011,199 available to offset future taxable income. These NOLs expire beginning in 2036. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company's NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

        In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2017, and December 31, 2016, the change in the valuation allowance was $(310,606) and $571,663, respectively.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Income Taxes (Continued)

        A reconciliation of the federal income tax rate to the Company's effective tax rate is as follows:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Statutory federal income tax rate	34.0%	34.0%
State and local taxes, net of federal tax benefit	0%	0%
Other	(0.6)%	(0.1)%
Change in valuation allowance	(33.4)%	(33.9)%

Income tax provision (benefit)	0.0%	0.0%

        On December 22, 2017, the United States government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act, or the Tax Act. The Tax Act significantly revises the existing tax law by, among other things, lowering the United States corporate income tax rate from 35% to 21% beginning in 2018. The Company reviewed and incorporated the impact of the Tax Act in its tax calculations and disclosures. The primary impact on the Company stems from the re-measurement of its deferred taxes at the new corporate tax rate of 21% for the year ending December 31, 2017, which reduced the Company's net deferred tax assets, before valuation allowance, by $391,456. Due to the full valuation allowance, the change in deferred taxes was fully offset by the change in valuation allowance. As a result, the Tax Act did not have a significant impact on the Company's Consolidated Financial Statements for the year ended December 31, 2017.

6. Commitments

        The underwriters are entitled to underwriting commissions of 6.0%, of which 2.5% ($5,000,000) was paid at the closing of the Public Offering, and 3.5% ($7,000,000) is deferred. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

7. Proposed Business Combination with JH Capital

Investment Agreement with JH Capital

        On June 28, 2017, the Company entered into an Investment Agreement with JH Capital and the Founding Members of JH Capital, which are Jacobsen Credit Holdings, LLC, Kravetz Capital Funding LLC and NJK Holding LLC to effect the Business Combination. Based on the terms and subject to the conditions set forth in the Investment Agreement, at the closing (the "Closing") of the transactions contemplated by the Investment Agreement, the Company will contribute cash to JH Capital in exchange for newly issued voting Class A Units of JH Capital ("Class A Units"). The Company will receive a number of Class A Units equal to the aggregate number of shares of the Company's common stock outstanding at the Closing, after giving effect to the redemption of shares of the Company's common stock by the Company's public stockholders. At the Closing, the Company will file an amended and restated certificate of incorporation, which will, among other things, reclassify all of the outstanding Company's common stock as Class A common stock, par value $0.0001 per share,

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Proposed Business Combination with JH Capital (Continued)

create a new class of the Company's Class B common stock, par value $0.0001 per share and change the Company's name to "JH Capital Group Holdings, Inc."

        Prior to the closing of the Business Combination, JH Capital and the Founding Members will effect an internal reorganization after which (i) all of the following companies and their respective direct and indirect subsidiaries are expected to be principally owned directly or indirectly by JH Capital: Credit Control, LLC, Century DS, LLC, New Credit America, LLC, and CreditMax Holdings, LLC (the "JH Group Companies") and (ii) without duplication of the companies referenced in clause (i), the direct and indirect subsidiaries of Next Level Finance Partners, LLC are expected to be principally owned, directly or indirectly, by JH Capital.

        Pursuant to the Investment Agreement, the aggregate consideration to be paid to JH Capital for the Class A Units of JH Capital will consist of an amount in cash equal to the cash and cash equivalents held by the Company outside of the Company's Trust Account, plus the amount of funds contained in the Trust Account, after giving effect to redemptions by the Company's public stockholders, less deferred underwriting fees payable to Citigroup Global Markets Inc. and fees payable to Cantor Fitzgerald & Co. and Jefferies LLC, less any reasonable (with respect to expenses incurred since April 27, 2017) and documented out-of-pocket transaction expenses of the Company that are accrued and unpaid as of the closing, less any outstanding amount under the Convertible Promissory Note, dated as of March 17, 2016, issued by Easterly to Easterly Acquisition Sponsor, LLC that has not been converted into warrants to purchase Easterly Class A common stock. In addition, 18,700,000 shares of newly-issued Class B common stock will be issued by the Company to the Principal Members and the other Class B members of JH Capital (the Principal Members, together with such other Class B members, the "JH Capital Class B Members"). The JH Capital Class B Members will also be issued 18,700,000 non-voting Class B Units of JH Capital, provided that such amount of JH Capital Class B Units is subject to reduction to the extent that certain of the JH Group Companies and certain subsidiaries of Next Level Finance Partners, LLC are not directly or indirectly wholly owned by JH Capital after the Reorganization. The Company's Class B common stock will have one vote per share but will not be entitled to any economic interest in the Company. The JH Capital Class B Units are entitled to distributions from JH Capital, but are not entitled to any voting or control rights over JH Capital, other than certain customary consent rights with respect to distributions, amendments to JH Capital's limited liability company agreement and certain other matters affecting the JH Capital Class B Members. In addition, on the date of the closing of the Business Combination, JH Capital or one or more JH Group Companies will, or will cause a subsidiary of JH Capital or any JH Group Company to, make a cash distribution to Jacobsen Holdings and KCF in an aggregate amount equal to $1,000,000.

        The Company is expected to hold approximately 48.4% of the outstanding equity in JH Capital and the JH Capital Class B Members are expected to hold the remaining 51.6%. These ownership interests assume that no shares of the Company's common stock are elected to be redeemed in connection with the Business Combination Proposal and also assume that there are no reductions to the JH Capital Class B Units pursuant to the Investment Agreement. Further, the ownership percentage with respect to the post-combination company does not take into account (i) the issuance of any shares (or options to acquire shares) under the JH Capital Group Holdings, Inc. 2018 Omnibus Equity Incentive Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 20,138,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional warrants that the Company may issue to the Sponsor to repay working

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Proposed Business Combination with JH Capital (Continued)

capital loans owed by the Company to the Sponsor or (iii) any shares of Easterly Class A common stock issued in exchange for JH Group Companies' and their respective subsidiaries' mezzanine loans.

        The JH Capital Class B Units may be exchanged for shares of the Company's Class A common stock on a one-for-one basis (subject to certain adjustments to the exchange ratio) or, at JH Capital's option, cash, pursuant to the Exchange Agreement that the Company will enter into with JH Capital and the JH Capital Class B Members. Upon any exchange of a JH Capital Class B Unit by a JH Capital Class B Member, one share of the Company's Class B common stock held by such JH Capital Class B Member will be cancelled by the Company.

        In connection with the Investment Agreement and the Exchange Agreement, the Company will also enter into the following agreements: (i) a Third Amended and Restated Limited Liability Company Agreement of JH Capital, (ii) a Tax Receivable Agreement relating to the payment to the JH Capital Class B Members of a portion of specified tax savings, and (iii) a Registration Rights Agreement providing registration rights for shares of the Company's Class A common stock issued upon the exchange of JH Capital Class B Units.

        Pursuant to a letter agreement among the Company, Easterly Acquisition Sponsor, LLC (the "Sponsor"), JH Capital and the Founding Members, at the closing of the Business Combination, (i) the Founding Members will have the option to purchase at a price of $0.005 per share up to 500,000 shares of the Company's Class A common stock owned by the Sponsor and (ii) the Sponsor will surrender to the Company 2,500,000 shares of the Company's Class A common stock issued to the Sponsor prior to the Company's initial public offering in exchange for a warrant (the "New Warrant") to purchase 2,500,000 shares of the Company's Class A common stock. The New Warrant will be exercisable at a price of $0.01 per share, have a term of 5 years and may only be exercisable as follows: (x) 1,000,000 shares will be exercisable if the average of the volume weighted averages of the trading price of a share of the Company's Class A common stock for 10 consecutive trading days is higher than $12.00, (y) an additional 1,000,000 shares will be exercisable if (A) the Company has raised gross proceeds of at least $200,000,000 from the sale of its equity securities, including the gross proceeds released to the Company from the Trust Account and the amount of the Fortress Loan, and (B) the average of the volume weighted averages of the trading price of a share of the Company's Class A common stock for 10 consecutive trading days is higher than $13.00 and (z) the final 500,000 shares will be exercisable if (A) the Company has raised gross proceeds of at least $200,000,000 from the sale of its equity securities, including the gross proceeds released to the Company from the Trust Account and the amount of the Fortress Loan, and (B) the average of the volume weighted averages of the trading price of a share of the Company's Class A common stock for 10 consecutive trading days is higher than $14.00.

Letter Agreement

        On December 28, 2017, the Company entered into a Letter Agreement (the "December 28 Letter Agreement") with JH Capital, Jacobsen Credit Holdings, LLC ("Jacobsen Holdings"), Kravetz Capital Funding LLC ("KCF" and, together with Jacobsen Holdings, the "Principal Members") and NJK Holding LLC ("NJK Holding" and, together with KCF and Jacobsen Holdings, the "Founding Members"). The December 28 Letter Agreement provided that the Company consented to (i) certain subsidiaries of Jacobsen Holdings entering into the Fortress Loan and the issuance of the Fortress Warrant (as defined below), (ii) the issuance by JHPDE Finance I, LLC ("JHPDE Finance") of

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Proposed Business Combination with JH Capital (Continued)

$25 million of its Class A Membership Interests to a new member, and (iii) the Founding Members issuing to the Company the Founding Member Warrants (as defined below). The December 28 Letter Agreement also provided that JH Capital consented to the Company issuing the Fortress Warrant.

        Pursuant to the December 28 Letter Agreement, Jacobsen Holdings issued to the Company a warrant, dated December 28, 2017 (the "Founding Member Warrants"), to acquire from Jacobsen Holdings 888,000 shares of the Company's Class A common stock or Class B Units of JH Capital. The Founding Member Warrants will be exercisable at a price of $11.50 per share of the Company's Class A common stock or Class B Units of JH Capital, have a term of 5 years from the date of the closing of the JH Capital Business Combination and may be exercised only to the extent that the Fortress Warrant has been exercised. The Founding Members Warrants will first be exercisable for an amount of the Company's Class A common stock equal to the number of shares of the Company's Class A common stock acquired by Jacobsen Holdings and NJK Holding from the Sponsor pursuant to the Letter Agreement and thereafter for Class B Units of JH Capital owned by them.

Fortress Warrant

        Pursuant to the Credit Agreement, dated as of December 28, 2017 (the "Credit Agreement"), by and among, JHPDE Finance, JH Portfolio Debt Equities, LLC ("JHPDE"), and Fortress Credit Corp. ("Fortress"), Fortress is providing JHPDE Finance with a senior secured delayed draw credit facility to purchase distressed or defaulted consumer receivables, unsecured small business loans and unsecured receivables. In connection with the Credit Agreement, for no additional consideration, the Company issued to Fortress the Fortress Warrant to acquire 888,000 shares of the Company's Class A common stock (as described above). The Fortress Warrant will be exercisable at a price of $11.50 per share of Easterly Class A common stock, have a term of 5 years from the date of the closing of the Business Combination and may only be exercisable as follows: 444,000 shares will be immediately exercisable, and the remaining 444,000 shares will become exercisable ratably with the funding of the first $100,000,000 under the Credit Facility (e.g., 111,000 shares will become exercisable on the date on which the first $25,000,000 has been funded under the Credit Facility). However, the Fortress Warrant may be exercised only on or after the date which is 30 days after the first date on which the Company and JH Capital complete the Business Combination. Upon the earliest to occur of (a) the termination of the Investment Agreement in accordance with its terms, (b) the date on which the Trust Fund containing the proceeds of the Company's IPO is liquidated due to the failure of the Company to complete an initial Business Combination, (c) at the sole option of Fortress, at any time after December 31, 2018, if at the time Fortress determines to exercise such option, the Business Combination has not been consummated, or (d) a change of control of Jacobsen Holdings, then Jacobsen Holdings will exchange the Fortress Warrant for a warrant to purchase membership interests in Jacobsen Holdings.

        The December 28 Letter Agreement also provides that the parties agree that the aggregate amount of the Fortress Loan shall constitute "equity securities" for purposes of determining the amount of gross proceeds raised by the Company for purposes of the vesting triggers contained in the New Warrant.

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Equity

        The Company is authorized to issue up to 100,000,000 shares of common stock with a par value $0.0001 per share. Holders of the Company's common stock are entitled to one vote for each share of common stock.

        As discussed further in Note 1, on August 1, 2017 and December 14, 2017, stockholders representing 4,289,791 and 687,597 shares, respectively elected to redeem their shares, resulting in redemption amounts of $42,983,883 and $6,915,728, respectively. At December 31, 2017, there were 6,477,668 shares of common stock issued and outstanding (excluding 13,544,944 shares of common stock subject to possible redemption).

        The Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value $0.0001 per share. At December 31, 2017 there were no shares of preferred stock issued and outstanding.

        The Investment Agreement for the Business Combination described in Note 7 calls for a change to the capital structure of the Company upon the initial Business Combination.

9. Quarterly Financial Results (unaudited)

        The following table sets forth certain unaudited quarterly results of operations of the Company for the period from April 29, 2015 (Inception) through December 31, 2015 and for the years ended December 31, 2016 and December 31, 2017. In the opinion of management, this information has been prepared on the same basis as the audited financial statements and all necessary adjustments, consisting only of normally recurring adjustments, have been included in the amounts sated below to present fairly the quarterly information when read in conjunction with the audited financial statements and related notes. The quarterly operating results are not necessarily indicative of future results of operations.

For the year ended December 31, 2017	First Quarter (Unaudited) (Revised)	Second Quarter (Unaudited) (Revised)	Third Quarter (Unaudited)	Fourth Quarter (Unaudited)
Loss from operations	$(512,948)	$(347,110)	$(304,431)	$(310,128)

Interest income	165,919	323,111	357,371	385,826

Total other income	165,919	323,111	357,371	385,826

Net income (loss)	$(347,029)	$(23,999)	$52,940	$75,698

Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	6,361,827	6,404,259	6,429,951	6,453,697
Basic and diluted net income (loss) per Share	$(0.07)	$(0.04)	$(0.04)	$(0.04)

EASTERLY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Quarterly Financial Results (unaudited) (Continued)

For the year ended December 31, 2016	First Quarter (Unaudited)	Second Quarter (Unaudited)	Third Quarter (Unaudited) (Revised)	Fourth Quarter (Unaudited)
Loss from operations	$(231,117)	$(181,181)	$(666,074)	$(916,958)

Interest income	69,443	87,245	102,959	49,232

Total other income	69,443	87,245	102,959	49,232

Net loss	$(161,674)	$(93,936)	$(563,115)	$(867,726)

Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	6,183,643	6,207,268	6,220,297	6,272,876
Basic and diluted net loss per Share	$(0.03)	$(0.02)	$(0.10)	$(0.14)

10. Stock-Based Compensation

        As described in Note 7, on December 28, 2017, the Company issued 888,000 warrants to Fortress Credit Corp. in connection with a loan provided by Fortress to JHPDE Finance I, LLC, a subsidiary of JH Capital. If the JH Capital Business Combination closes, the Fortress Warrant will be exercisable to purchase one share of the Company's Class A common stock at $11.50 per share, have a term of 5 years from the date of the closing of the JH Capital Business Combination and may only be exercised on or after the date which is 30 days after the first date on which the Company and JH Capital complete the JH Capital Business Combination.

        No compensation expense is recognized by the Company for the year ended December 31, 2017 as a result of the Fortress Warrant. The total unrecognized expense related to the Fortress Warrant as of December 31, 2017 is $472,327.

11. Subsequent Events

        Management of the Company evaluated events that have occurred after the balance sheet date of December 31, 2017, through the date the consolidated financial statements were issued.

        On February 1, 2018, the Company borrowed an additional $100,000 pursuant to the March 17, 2016 convertible promissory note.

        As described in Note 1, on January 16, 2018, February 15, 2018 and March 15, 2018 the Company received the three principal draws pursuant to the JH Capital Promissory Note in the amount of $450,678 each. Each of the $450,678 draws was subsequently deposited into the Trust Account.

        On March 8, 2018, the Company filed a definitive proxy statement to hold a special meeting of the Company's stockholders on March 29, 2018 for the purposes of extending the date by which the Company has to consummate a business combination from March 31, 2018 to June 30, 2018. If the extension is approved at this special meeting, JH Capital has agreed to continue to contribute to the Company as a loan of $0.03 for each public share that is not redeemed in connection with the special meeting, for each calendar month or portion thereof that is needed by the Company to complete a business combination from March 31, 2018 to June 30, 2018.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.,
EASTERLY ACQUISITION CORP.
and
SIRIUS ACQUISITIONS HOLDING COMPANY III
Dated as of June 23, 2018

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

A.M. Best	4.22
Adjusted June 30 DBVPS	8.15(a)
Affiliate	8.15(a)
Agreement	Preamble
Ancillary Agreements	8.15(a)
Audited Financial Statements	4.7(a)
Business Combination	8.15(a)
Business Day	8.15(a)
Certificate of Merger	1.3(a)
Closing	1.2
Closing Date	1.2
CMB	Recitals
Code	Recitals
Common Shares Trust	2.3(b)
Confidentiality Agreement	8.15(a)
Consents	3.4(a)
Contract	3.4(b)
Control	8.15(a)
Converted Warrant	2.1(f)
Convertible Promissory Note	8.15(a)
Designated Investors	8.15(a)
DGCL	1.1(a)
Dispute Notice	2.1(g)(ii)
Easterly	Preamble
Easterly Acquisition Proposal	5.5(c)(ii)
Easterly Adverse Recommendation Change	5.4(b)
Easterly Benefit Plan	3.10(a)
Easterly Board	3.3(b)
Easterly Book-Entry Shares	2.1(c)
Easterly Bylaws	3.1
Easterly Capital Stock	3.2(a)
Easterly Certificate	2.1(c)
Easterly Charter	3.1
Easterly Closing Outstanding Shares	8.15(a)
Easterly Common Stock	2.1
Easterly Disclosure Letter	Article III
Easterly Material Adverse Effect	Article III
Easterly Preferred Stock	3.2(a)
Easterly Recommendation	3.3(b)
Easterly SEC Documents	3.5(a)
Easterly SEC Financial Statements	3.5(c)
Easterly Stockholder Approval	3.18
Easterly Stockholders Meeting	5.4(b)
Easterly Warrant	2.1
Effective Time	1.3(b)
Environmental Laws	4.14
ERISA	3.10(a)
ERISA Affiliate	3.10(a)
Estimated Easterly Cash Per Share	8.15(a)

A-iv

Excess Shares	2.3(a)
Exchange Act	3.4(a)
Exchange Agent	2.4(a)
Exchange Fund	2.4(a)
Exchange Ratio	2.1(b)
Extension Amendments	3.20
Filings	3.4(a)
Final Adjusted June 30 DBVPS	2.1(g)(iv)
Final June 30 Book Value	2.1(g)(ii)
Financial Statements	4.7(a)
Fitch	4.22
GAAP	8.15(a)
Governmental Entity	3.4(a)
HSR Act	8.15(a)
Indebtedness	8.15(a)
Indemnitees	5.9(a)
Independent Firm	2.1(g)(v)
Insurance Regulator	8.15(a)
Insurance Reserves	8.15(a)
Intellectual Property	8.15(a)
Investment Assets	8.15(a)
Investment Company Act	3.17
IPO	3.20
June 30 Book Value	8.15(a)
Knowledge	8.15(a)
Laws	8.15(a)
Liens	8.15(a)
Lloyd's	8.15(a)
Lock-Up Agreement	Recitals
Material Adverse Effect	8.15(a)
Material Contracts	8.15(a)
Merger	1.1(a)
Merger Consideration	2.1(b)
Merger Sub	Preamble
NASDAQ	8.15(a)
Non-US Sirius Benefit Plans	4.13(e)
Order	8.15(a)
Outside Date	7.1(b)(ii)
Permitted Lien	8.15(a)
Person	8.15(a)
PIPE	Recitals
Policies	4.19(b)
Premium Cap	5.10(d)
Proceeding	8.15(a)
Producer	4.19(d)
Promissory Note	Recitals
Proposed Adjusted June 30 DBVPS	2.1(g)(iii)
Proposed Book Value Schedule	2.1(g)(i)
Prospectus	8.14
Proxy Statement	8.15(a)
Redemption Agreement	Recitals

A-v

Redemption Shares	2.1(d)
Registration Rights Agreement	Recitals
Registration Statement	3.7
Reinsurance Contracts	4.20
Reinsurance Subsidiaries	8.15(a)
Representatives	5.4(a)
S&P	4.22
SAP	8.15(a)
Sarbanes-Oxley Act	3.5(d)
SEC	3.4(a)
Securities Act	3.4(a)
Sirius	Preamble
Sirius Acquisition Proposal	5.5(c)(i)
Sirius Benefit Plan	4.13(a)
Sirius Board	4.5(b)
Sirius Capital Shares	4.3(a)
Sirius Common Shares	8.15(a)
Sirius Disclosure Letter	Article IV
Sirius Equity Awards	4.3(a)
Sirius Material Adverse Effect	Article IV
Sirius Preference Shares	4.3(a)
Sirius Reports	4.12
Sponsor	8.15(a)
Sponsor Letter	Recitals
Statutory Statements	4.7(c)
Subsidiary	8.15(a)
Surviving Company	1.1(a)
Takeover Laws	3.3(c)
Tax Return	8.15(a)
Taxes	8.15(a)
Transactions.	1.1(a)
Trust Account	3.20
Trust Agreement	3.20
Trustee	3.20
Unaudited Financial Statements	4.7(a)
Warrant Agreement	2.1
Warrant Amendment	2.1(f)
Warrant Offer Documents	5.16(a)
Warrant Tender Offer	5.16(a)
Willful Breach	8.15(a)

A-vi

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER is dated as of June 23, 2018 (this "Agreement"), by and among SIRIUS INTERNATIONAL INSURANCE GROUP, LTD., a Bermuda exempted company ("Sirius"), EASTERLY ACQUISITION CORP., a Delaware corporation ("Easterly"), and SIRIUS ACQUISITIONS HOLDING COMPANY III, a Delaware corporation and a wholly owned Subsidiary of Sirius ("Merger Sub").

WITNESSETH:

        WHEREAS, each of Sirius, Easterly and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect the Merger upon the terms and conditions set forth in this Agreement whereby Merger Sub shall be merged with and into Easterly, with Easterly being the surviving entity in the Merger and the Surviving Company becoming a wholly owned subsidiary of Sirius;

        WHEREAS, the Boards of Directors of each of Sirius, Easterly and Merger Sub have determined that it is advisable and in the best interests of their respective companies and shareholders or stockholders to consummate the Merger and the other Transactions on the terms and conditions set forth herein;

        WHEREAS, concurrently with the execution of this Agreement, Sirius, Sponsor and Easterly have entered into a letter agreement, dated as of the date hereof and attached hereto as Exhibit A (the "Sponsor Letter"), with respect to the treatment of the shares of Easterly Common Stock and Easterly Warrants held by Sponsor in connection with the Transactions and pursuant to which, among other things, Sponsor has agreed to vote its shares of Easterly Common Stock in favor of certain matters, including the Merger and the other Transactions;

        WHEREAS, it is anticipated that, prior to filing the Registration Statement, Sirius and CM Bermuda Limited ("CMB"), a shareholder of Sirius, will enter into a redemption agreement (the "Redemption Agreement") pursuant to which Sirius shall repurchase, at a price per share of Sirius Common Shares equal to the price per share of the Sirius Common Shares issued as part of the Merger Consideration hereunder, Sirius Common Shares for an aggregate purchase price between $120 million and $250 million, as elected by CMB, which purchase shall be contingent upon the occurrence of the Closing hereunder and which purchase price shall be funded from Sirius' cash on hand (and not, for the avoidance of doubt, out of the funds released from the Trust Account in connection with the completion of the Merger);

        WHEREAS, concurrently with the execution of this Agreement, Sirius, Easterly and CMB have entered into a letter agreement, dated as of the date hereof, pursuant to which, among other things, CMB has agreed, if Sirius elects to structure the acquisition of Easterly through a Direct Merger pursuant to Section 1.1(c), to vote its Sirius Common Shares in favor of certain matters, including the Direct Merger;

        WHEREAS, concurrently with the execution of this Agreement, Sirius will make a loan to the Trust Account in an amount equal to $0.03 per month per each underlying share of Easterly Common Stock (but not to exceed $450,467.31per month in the aggregate) over the course of five calendar months commencing on July 1, 2018, through and on the terms and conditions set forth in a Promissory Note substantially in the form attached hereto as Exhibit B (the "Promissory Note");

        WHEREAS, prior to the Closing, Sirius anticipates adopting an omnibus incentive plan for employees, which plan will be described in the Registration Statement;

        WHEREAS, concurrently with the consummation of the Merger, Sirius, certain stockholders of Easterly and certain shareholders of Sirius will enter into a registration rights agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement") and each such stockholder of Easterly and shareholder of Sirius will enter into a lock-up agreement with Sirius in the form attached hereto as Exhibit D (the "Lock-Up Agreement");

        WHEREAS, following the announcement of the Merger and the other Transactions, Sirius intends to market a private placement offering of Sirius Common Shares (or securities of Sirius convertible into Sirius Common Shares), which would close concurrently with the Merger and the other Transactions (the "PIPE");

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); that this Agreement will constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and that Sirius, Easterly and Merger Sub will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code; and

        WHEREAS, Sirius, Easterly and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions, and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Sirius, Easterly and Merger Sub agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.

          (a)   At the Effective Time, Merger Sub shall be merged with and into Easterly (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and Easterly shall continue as the surviving company (the "Surviving Company"). As a result of the Merger, the Surviving Company shall become a wholly owned Subsidiary of Sirius. The Merger and other transactions contemplated by this Agreement are referred to herein as the "Transactions."

          (b)   From and after the Effective Time, the Surviving Company shall possess all the rights, powers, and properties and be subject to all of the obligations, liabilities and duties of Easterly and Merger Sub, all as provided under the DGCL.

          (c)   Easterly, Sirius and Merger Sub agree that, if, prior to the filing of the Registration Statement or, so long as the consummation of the Transactions is not materially delayed as a result, after the filing of the Registration Statement, Sirius notifies Easterly in writing that the acquisition by Sirius of Easterly will be implemented through a merger of Easterly with and into Sirius (the "Direct Merger"), with Sirius continuing as the surviving company of such merger, then the parties shall amend this Agreement and the Ancillary Agreement and enter into such other agreements, in each case as necessary or desirable, to provide for the Direct Merger (in lieu of the Merger); provided, for the avoidance of doubt, that the Merger Consideration shall not change.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue New York, New York 10019, at 9:00 a.m. local time, as soon as practicable (but, subject to the satisfaction or, to the extent permitted hereunder, waiver of the applicable conditions set forth in Article VI, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions)

or at such other time and place as Sirius and Easterly may agree. The date and time on which the Closing occurs is referred to herein as the "Closing Date."

        Section 1.3    Effective Time.

          (a)   On the Closing Date, Easterly shall file a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger.

          (b)   The Merger shall become effective at the time and date shown on the Certificate of Merger (such time as the Merger becomes effective being the "Effective Time").

        Section 1.4    Certificate of Incorporation and Bylaws of the Surviving Company.     The Certificate of Incorporation and Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Company until amended in accordance with the terms thereof and applicable Law.

        Section 1.5    Directors and Officers of the Surviving Company.     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company.

ARTICLE II

EFFECT ON THE SHARE CAPITAL OR CAPITAL STOCK
OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

        Section 2.1    Effect on Capital Stock of Easterly and Merger Sub.     At the Effective Time, by virtue of the Merger and without any action on the part of Sirius, Easterly, Merger Sub or any holder of any shares of Easterly common stock, $0.0001 par value per share ("Easterly Common Stock"), or of a warrant to purchase shares of Easterly Common Stock issued pursuant to the Warrant Agreement (the "Warrant Agreement"), dated as of July 29, 2015, by and between Easterly and Continental Stock Transfer & Trust Company (an "Easterly Warrant"):

          (a)   (i) All shares of Easterly Common Stock that are held by Easterly as treasury stock or that are owned by Easterly, Sirius, Merger Sub or any wholly owned Subsidiary of Sirius or Easterly immediately prior to the Effective Time and (ii) all Surrendered Sponsor Shares (as defined in the Sponsor Letter), shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)   Subject to Sections 2.1(a), 2.1(d), 2.2 and 2.3, each share of Easterly Common Stock issued and outstanding immediately prior to the Effective Time (other than Redemption Shares) shall be converted into the right to receive that number of (or that fraction of) validly issued, fully paid and non-assessable Sirius Common Shares equal to the Exchange Ratio (together with cash in lieu of fractional shares of Sirius Common Shares as contemplated by Section 2.3, the "Merger Consideration"). As used in this Agreement, the "Exchange Ratio" means a fraction (rounded to the nearest one thousandth) determined by dividing (i) the Estimated Easterly Cash Per Share by (ii) (x) 1.05 multiplied by (y) the Final Adjusted June 30 DBVPS, in each case as determined in accordance with this Section 2.1(b) and Section 2.1(g).

          (c)   As of the Effective Time, all shares of Easterly Common Stock converted into the right to receive the Merger Consideration shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Easterly Common Stock (an "Easterly Certificate") or shares of Easterly Common Stock held in book entry form ("Easterly Book-Entry

  Shares") shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b), the Merger Consideration and any other amounts herein provided, upon surrender of such Easterly Certificate (in the case of any share represented by an Easterly Certificate), without interest.

          (d)   Each share of Easterly Common Stock issued and outstanding immediately prior to the Effective Time with respect to which an Easterly stockholder has validly exercised its redemption rights, and that shall be redeemed at the Effective Time, as provided for in Section 9.2 of the Easterly Charter ("Redemption Shares") shall not be entitled to receive the Merger Consideration and shall be converted into the right to receive from Easterly, in cash, an amount per share calculated in accordance with Section 9.2 of the Easterly Charter. At or as promptly as practical after the Effective Time, Easterly shall make the cash payments required under Section 9.2 of the Easterly Charter in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of an Easterly Certificate or Easterly Book-Entry Shares representing such Redemption Shares shall cease to have any rights with respect thereto, except the right to receive the cash payments from Easterly referred to in the immediately preceding sentence.

          (e)   Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Company.

          (f)    At the Effective Time, each Easterly Warrant that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Easterly Common Stock and shall be converted, at the Effective Time, into a right to acquire Sirius Common Shares (a "Converted Warrant") on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement except as provided for in this Section 2.1(f). The number of Sirius Common Shares subject to each such Converted Warrant shall be equal to the number of shares of Easterly Common Stock subject to each such Easterly Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and such Converted Warrant shall have an exercise price per share equal to the exercise price per share of Easterly Common Stock subject to such Easterly Warrant immediately prior to the Effective Time divided by the Exchange Ratio, in each case, pursuant to the Warrant Agreement. The parties shall cause the Warrant Agreement to be amended as of the Effective Time to the extent necessary to give effect to this Section 2.1(f), including adding Sirius as a party thereto, such assignment, assumption and amendment agreement to be substantially in the form attached hereto as Exhibit E (the "Warrant Amendment").

          (g)   Determination of Exchange Ratio.

              (i)  As promptly as practicable, and in any event prior to July 30, 2018, Sirius shall prepare and deliver to Easterly its good faith calculation of the June 30 Book Value (the "Proposed Book Value Schedule"), together with such supporting documentation that Easterly may reasonably request.

             (ii)  Within five (5) Business Days of the delivery of the Proposed Book Value Schedule, Easterly shall notify Sirius whether it accepts or disputes the accuracy of the Proposed Book Value Schedule. In the event that Easterly disputes the accuracy of the Proposed Book Value Schedule, Easterly shall notify Sirius in reasonable detail of those items and amounts as to which Easterly disagrees and shall set forth Easterly's calculation of such disputed amounts (a "Dispute Notice"), and Easterly shall be deemed to have agreed with all other items and amounts contained in the Proposed Book Value Schedule not so disputed. In the event that Easterly notifies Sirius that it accepts the Proposed Book Value Schedule or does not deliver a

    Dispute Notice to Sirius during such five (5) Business Day period, Easterly, on behalf of itself and all holders of Easterly Common Stock, shall be deemed to have accepted the accuracy of the Proposed Book Value Schedule, and the calculations of the June 30 Book Value set forth therein shall be final, conclusive and binding upon the parties (such amount, the "Final June 30 Book Value").

            (iii)  At least two (2) Business Days prior to the Closing Date (or such other time as may be mutually agreed between Sirius and Easterly), Sirius shall prepare and deliver to Easterly its good faith calculation of the Adjusted June 30 DBVPS (the "Proposed Adjusted June 30 DBVPS"), together with such supporting documentation that Easterly may reasonably request.

            (iv)  Within two (2) Business Days of the delivery of the Proposed Adjusted June 30 DBVPS, Easterly shall notify Sirius whether it accepts or disputes the accuracy of the Proposed Adjusted June 30 DBVPS. In the event that Easterly disputes the accuracy of the Proposed Adjusted June 30 DBVPS, Easterly shall provide Sirius with a Dispute Notice, and Easterly shall be deemed to have agreed with all other items and amounts contained in the Proposed Adjusted June 30 DBVPS not so disputed. In the event that Easterly notifies Sirius that it accepts the Proposed Adjusted June 30 DBVPS or does not deliver a Dispute Notice to Sirius during such two (2) Business Day period, Easterly, on behalf of itself and all holders of Easterly Common Stock, shall be deemed to have accepted the accuracy of the Proposed Adjusted June 30 DBVPS, and the calculations of the Adjusted June 30 DBVPS set forth therein shall be final, conclusive and binding upon the parties (such amount, the "Final Adjusted June 30 DBVPS").

             (v)  If a Dispute Notice shall be timely delivered by Easterly pursuant to Section 2.1(g)(ii) or Section 2.1(g)(iv) above, then Sirius and Easterly shall forthwith jointly request that a mutually agreed upon nationally recognized registered independent public accounting firm or a nationally recognized independent valuation expert (in either case, the "Independent Firm"), make a binding determination only as to the items set forth in the Dispute Notice, in accordance with the terms of this Agreement. The Independent Firm will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. The Independent Firm shall consider only those items or amounts in the Proposed Book Value Schedule or the Proposed Adjusted June 30 DBVPS, as applicable, as to which Easterly and Sirius are in disagreement. The Independent Firm shall deliver to Easterly and Sirius a written report setting forth its adjustments, if any, to the Proposed Book Value Schedule or the Proposed Adjusted June 30 DBVPS, as applicable, based on the Independent Firm's determination with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item as to which Easterly and Sirius are in disagreement, the Independent Firm shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by Easterly or Sirius with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the parties and shall constitute the Final June 30 Book Value or the Final Adjusted June 30 DBVPS, as applicable, and neither party nor any of their respective Affiliates, stockholders or Representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Independent Firm. The fees and expenses of the Independent Firm for purposes of this Section 2.1(g) shall be borne equally by the parties.

            (vi)  At least two (2) Business Days prior to the Closing Date (or such other time as may be mutually agreed between Sirius and Easterly), Easterly shall notify Sirius in writing of its good faith calculation of the Easterly Closing Outstanding Shares and the Estimated Easterly Cash Per Share, in each case as of immediately prior to the Effective Time, together with such supporting documentation that Sirius may reasonably request. Using such amounts and the Adjusted June 30 DBVPS as finally determined pursuant to this Section 2.1(g), Sirius shall then calculate the final Exchange Ratio.

        Section 2.2    Certain Adjustments.     Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, and subject to the terms of this Agreement, the issued Sirius Common Shares or the outstanding shares of Easterly Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, share or stock split (including a reverse share or stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction (for the avoidance of doubt, excluding the exercise of redemption rights by Easterly stockholders pursuant to Section 9.2 of the Easterly Charter), or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration, the Exchange Ratio, and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Easterly Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.3    Fractional Shares.

          (a)   Notwithstanding any other provision of this Agreement, no fractional shares of Sirius Common Shares shall be issued upon the conversion of Easterly Common Stock in the Merger, but in lieu thereof each holder of shares of Easterly Common Stock otherwise entitled to a fractional Sirius Common Share (after taking into account all Easterly Certificates and Easterly Book-Entry Shares delivered by such holder pursuant to Section 2.4) will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment, without interest, in lieu of such fractional Sirius Common Share representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions of Sirius Common Shares equal to the excess of (i) the aggregate number of Sirius Common Shares to be delivered to the Exchange Agent by Sirius pursuant to Section 2.4(a) over (ii) the aggregate number of whole Sirius Common Shares to be distributed to the holders of Easterly Common Stock pursuant to Section 2.4(b) (such excess, the "Excess Shares"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Sirius Common Shares is not separately "bargained-for consideration" but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Sirius that would otherwise be caused by the issuance of fractional Sirius Common Shares. As soon as reasonably practicable after the Effective Time, the Exchange Agent, as agent for the former holders of Easterly Common Stock that would otherwise receive fractional Sirius Common Shares, shall sell the Excess Shares at then-prevailing prices on the NASDAQ in the manner provided herein.

          (b)   The sale of the Excess Shares by the Exchange Agent, as agent for the former holders of Easterly Common Stock that would otherwise receive fractional Sirius Common Shares, shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. The net proceeds of any such sale or sales of Excess Shares to be distributed to the former holders of Easterly Common Stock shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. Until the net proceeds of such sale or sales have been distributed to the former holders of Easterly Common Stock, the Exchange Agent shall hold such net proceeds in trust for such holders that would otherwise receive fractional Sirius Common Shares (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Easterly Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Easterly Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Easterly Common Stock would otherwise be entitled.

          (c)   As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to former holders of Easterly Common Stock in lieu of any fractional Sirius Common Shares, the Exchange Agent shall make available such amounts to such holders of Easterly Common Stock without interest, subject to and in accordance with Section 2.4.

        Section 2.4    Exchange of Certificates.

          (a)   Prior to the Effective Time, Sirius shall deposit with a nationally recognized financial institution designated by Sirius and reasonably acceptable to Easterly (the "Exchange Agent"), for the benefit of the holders of shares of Easterly Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, subject to Section 2.4(b)(ii), certificates or evidence of book-entry shares representing the full number of Sirius Common Shares issuable pursuant to Section 2.1 in exchange for outstanding shares of Easterly Common Stock (including any fractional shares that would be issuable but for Section 2.3, rounded to the nearest whole share). Sirius shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such Sirius Common Shares pursuant to Section 2.4(c) (such Sirius Common Shares provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). Sirius shall cause the Exchange Agent to deliver the Sirius Common Shares and cash contemplated to be issued pursuant to Section 2.1 or Section 2.3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b)   Exchange Procedures.

            (i)    Certificates.    Sirius shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of an Easterly Certificate whose shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Easterly Certificates shall pass, only upon delivery of the Easterly Certificates to the Exchange Agent and shall be in customary form and have such other provisions as are reasonably satisfactory to both of Easterly and Sirius) and (B) instructions for use in effecting the surrender of the Easterly Certificates in exchange for the Merger Consideration. Upon surrender of an Easterly Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Sirius, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Easterly Certificate shall be entitled to receive in exchange therefor, and Sirius shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable (1) the number of whole Sirius Common Shares (which shall be in non-certificated book entry form unless determined otherwise by Sirius) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) (after taking into account all shares then held by such holder), (2) any dividends or other distributions payable pursuant to Section 2.4(c)(i) and (3) cash in lieu of fractional shares of Sirius Common Shares payable pursuant to Section 2.3, and the Easterly Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Easterly Common Stock that is not registered in the transfer records of Easterly, payment may be made and shares may be issued to a Person other than the Person in whose name the Easterly Certificate so surrendered is registered, if such Easterly Certificate or instrument of transfer shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Easterly Certificate or establish to the satisfaction of Sirius that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each Easterly Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Easterly Common Stock theretofore represented by such Easterly Certificate have been converted pursuant to Section 2.1(b), dividends or other distributions payable pursuant to Section 2.4(c)(i) and cash in lieu of any fractional shares payable pursuant to Section 2.3. No interest shall be paid or accrue on any cash payable upon surrender of any Easterly Certificate.

            (ii)    Book-Entry Shares.    Notwithstanding anything to the contrary contained in this Agreement, any holder of Easterly Book-Entry Shares shall not be required to deliver an Easterly Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Easterly Book-Entry Shares whose shares of Easterly Common Stock were converted into the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.4(c)(ii) shall automatically upon the Effective Time (or, at any later time at which such Easterly Book-Entry shall be so converted) be entitled to receive, and Sirius shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each share of Easterly Common Stock (A) the number of Sirius Common Shares (which shall be in uncertificated book-entry form unless otherwise determined by Sirius) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to this Section 2.4(b), (B) any dividends or distributions payable pursuant to Section 2.4(c)(ii) and (C) cash in lieu of any fractional shares payable pursuant to Section 2.3, and the Easterly Book-Entry Shares of such holder, as applicable, shall forthwith be canceled.

          (c)   Distributions with Respect to Unexchanged Shares.

            (i)    Certificates.    No dividends or other distributions with respect to Sirius Common Shares with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Easterly Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3, until the surrender of such Easterly Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Easterly Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, there shall be paid to the holder of Sirius Common Shares issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of a fractional Sirius Common Share to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Sirius Common Shares to which such holder is entitled and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Sirius Common Shares.

            (ii)    Book-Entry Shares.    Holders of Easterly Book-Entry Shares who are entitled to receive Sirius Common Shares under this Article II shall be paid (A) at the time of payment and delivery of such Sirius Common Shares by the Exchange Agent under Section 2.4(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Sirius Common Shares to which such holder is entitled, and the amount of any cash payable in lieu of a fractional Sirius Common Share to which such holder is entitled pursuant to Section 2.3 and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the time of such payment and delivery by the Exchange Agent under Section 2.4(b) and a payment date subsequent to the time of such payment and delivery by the Exchange Agent under Section 2.4(b) payable with respect to such Sirius Common Shares.

          (d)   The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon the surrender of the Easterly Certificates (or, automatically, in the case of the Easterly Book-Entry Shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Easterly Common Stock (other than the right to receive the payments and deliveries contemplated by this Article II). After the Effective Time there shall be no further registration of transfers on the stock or share transfer books of the Surviving Company of shares of Easterly Common Stock outstanding that were in issue immediately prior to the Effective Time. If, after the Effective Time, any Easterly Certificates formerly representing shares of Easterly Common Stock are presented to the Surviving Company or the Exchange Agent, for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (e)   Any portion of the Exchange Fund that remains undistributed to the holders of Easterly Common Stock for six (6) months after the Effective Time shall be delivered to Sirius, upon demand, and any holder of Easterly Common Stock who has not theretofore complied with this Article II shall thereafter look only to Sirius for payment of its claim for the Merger Consideration and any dividends or distributions with respect to Sirius Common Shares as contemplated by Section 2.4(c).

          (f)    None of Sirius, Merger Sub, Easterly or the Exchange Agent shall be liable to any Person in respect of any Sirius Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund (including any amounts delivered to Sirius in accordance with Section 2.4(e)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)   In the event any Easterly Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Easterly Certificate to be lost, stolen or destroyed and, to the extent required by Sirius, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Easterly Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Easterly Certificate the Sirius Common Shares and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Easterly Certificate been surrendered as provided in this Article II.

          (h)   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Sirius. Any interest and other income resulting from such investments shall be paid to Sirius.

          (i)    Each of Sirius, Easterly and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Easterly Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Any amount properly deducted or withheld pursuant to this Section 2.4(i) shall be treated as having been paid to the holder of Easterly Common Stock in respect of which such deduction or withholding was made. In the case of any amounts properly withheld from any payments not consisting entirely of cash, Sirius and the Exchange Agent, as applicable, shall be treated as though it withheld an appropriate amount of Sirius Common Shares otherwise payable pursuant to this Agreement to any holder of Easterly Common Stock, sold such Sirius Common Shares for an amount of cash equal to its fair market value at the time of such deemed sale and paid such cash proceeds to the holder of Easterly Common Stock in respect of which such deduction or withholding was made. Each of Sirius, Easterly and the Exchange Agent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

        Section 2.5    Further Assurances.     At and after the Effective Time, the officers and directors of Sirius and the Surviving Company, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Sirius, Easterly, the Surviving Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Sirius, Easterly, the Surviving Company or Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Sirius or the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Sirius or the Surviving Company, as applicable, as a result of, or in connection with, the Transactions, including the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EASTERLY

        The following representations and warranties by Easterly are qualified in their entirety by reference to the disclosures set forth in (a) the disclosure letter delivered by Easterly to Sirius simultaneously with the execution of this Agreement (the "Easterly Disclosure Letter") and (b) the Easterly SEC Documents filed with the SEC after April 29, 2015 and prior to the date hereof (other than disclosures in the "Risk Factors" or "Forward Looking Statements" sections of any Easterly SEC Documents or any other similar disclosure in any Easterly SEC Documents to the extent that such disclosure is predictive or forward-looking in nature). Each disclosure set forth in the Easterly Disclosure Letter shall qualify the Section to which it corresponds; provided that (i) disclosure in any Section of such Easterly Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of the Easterly Disclosure Letter that such disclosure is applicable to such other Section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Easterly Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on Easterly (an "Easterly Material Adverse Effect"). Subject to the foregoing, Easterly represents and warrants to Sirius and Merger Sub as follows:

        Section 3.1    Corporate Organization.     Easterly is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Easterly is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have an Easterly Material Adverse Effect. The copies of the amended and restated certificate of incorporation, as amended (the "Easterly Charter"), and bylaws (the "Easterly Bylaws") of Easterly, as most recently filed with the Easterly SEC Documents prior to the date of this Agreement, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

        Section 3.2    Capitalization.

          (a)   The authorized capital stock of Easterly consists of 100,000,000 shares of Easterly Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Easterly Preferred Stock," and together with Easterly Common Stock, the "Easterly Capital Stock"). As of the date of this Agreement, there were 20,015,577 shares of Easterly Common Stock issued and outstanding and no shares of Easterly Preferred Stock issued and outstanding, 16,750,000 shares of Easterly Common Stock issuable upon the exercise of outstanding Easterly Warrants and 922,000 Easterly Warrants issuable upon conversion of the Convertible Promissory Note. Except as set forth in the preceding sentence, no shares of capital stock or other equity securities of Easterly are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Easterly Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (b)   Section 3.2(b) of the Easterly Disclosure Letter sets forth the number of issued and outstanding Easterly Warrants, the exercise prices with respect thereto and the number of shares of Easterly Common Stock into which such Easterly Warrants are exercisable. No Easterly Warrants are exercisable until after the consummation of a Business Combination as set forth in the Warrant Agreement. Except (i) as set forth in this Section 3.2(b), (ii) as described in Section 3.2(b) of the Easterly Disclosure Letter and (iii) for rights of holders of Easterly Common Stock to redeem their shares of Easterly Common Stock into cash held in the Trust Account pursuant to the Easterly Charter, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Easterly is a party or by which it is bound obligating Easterly to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Easterly Common Stock or any other equity interests of Easterly or other voting securities of Easterly or obligating Easterly to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or to redeem, purchase or otherwise acquire any of the foregoing, and Easterly has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of Easterly or the value of Easterly Common Stock or any other equity interests of Easterly. There are no contractual obligations of Easterly pursuant to which Easterly could be required to register shares of Easterly Capital Stock or other securities under the Securities Act. There are no bonds, debentures, notes or other Indebtedness of Easterly having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which stockholders of Easterly may vote. Easterly is not a party to any voting Contract with respect to the voting of any of its securities.

          (c)   Except for Solaris Merger Sub Inc., a Delaware corporation that has not engaged in any business activities or incurred any liabilities or obligations, Easterly does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person.

        Section 3.3    Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

          (a)   Easterly has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, as applicable, to perform and comply with each of its obligations under this Agreement and each Ancillary Agreement, as applicable, and, subject to the receipt of Easterly Stockholder Approval, to consummate the Transactions applicable to Easterly, including the Merger. The execution and delivery by Easterly of this Agreement and each Ancillary Agreement, as applicable, the performance and compliance by Easterly with each of its obligations herein and therein and the consummation by Easterly of the Transactions applicable to Easterly have been duly authorized by all necessary corporate action on the part of Easterly, subject, in the case of the Merger, to receipt of the Easterly Stockholder Approval. Easterly has duly executed and delivered this Agreement and each Ancillary Agreement, as applicable, and, assuming the due authorization, execution and delivery by Sirius and Merger Sub of this Agreement and each Ancillary Agreement (and by any other parties thereto), as applicable, this Agreement and each Ancillary Agreement, as applicable, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (b)   The Board of Directors of Easterly (the "Easterly Board"), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement,

  (ii) determining that the terms of the Agreement, the Merger and the other Transactions constitute a Business Combination and are fair to, and in the best interests of, Easterly and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Easterly for adoption, (iv) recommending that its stockholders adopt this Agreement and approve the Merger (the "Easterly Recommendation") and (v) declaring that this Agreement is advisable. Such resolutions have not been subsequently rescinded, withdrawn or modified by the Easterly Board prior to the date hereof.

          (c)   Assuming that on the date of this Agreement neither Sirius nor any of its "affiliates" or "associates" is an "interested stockholder" of Easterly (each term, as defined in DGCL Section 203), such resolutions are sufficient to render inapplicable to this Agreement and the Merger the restrictions of Section 203 of the DGCL. No other "business combination," "control share acquisition," "fair price," "moratorium" or other anti-takeover Laws (collectively, "Takeover Laws") apply to this Agreement or the Merger.

        Section 3.4    Consents and Approvals; No Conflicts.

          (a)   Except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the preliminary Proxy Statement, the Proxy Statement and the Registration Statement, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (iii) the Easterly Stockholder Approval, (iv) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (B) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (C) notice pursuant to the rules and regulations of the NASDAQ and (D) the Bermuda Monetary Authority, if applicable, and (v) such other consent, approval, waiver, license, permit, franchise, authorization or Order ("Consents") of, or registration, declaration, notice, report, submission or other filing ("Filings") with, any Governmental Entity (as defined below), the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, an Easterly Material Adverse Effect, no Consents of, or Filings with, any federal, state, or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity") are necessary for the consummation by Easterly of the Transactions.

          (b)   Neither the execution and delivery of this Agreement or the Ancillary Agreements by Easterly nor the consummation by Easterly of the Transactions, nor compliance by Easterly with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Easterly Charter or Easterly Bylaws or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the Easterly Stockholder Approval are duly obtained in accordance with the DGCL, (A) violate any (1) Law or (2) Order, in either case, applicable to Easterly or any of its properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Easterly under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation (each, including all amendments thereto, a "Contract") to which Easterly is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, an Easterly Material Adverse Effect.

        Section 3.5    SEC Documents; Financial Statements; Undisclosed Liabilities.

          (a)   Easterly has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Easterly with the SEC under the Securities Act or the Exchange Act since April 29, 2015, together with any exhibits, amendments, restatements or supplements thereto, and will file or furnish all forms, reports, schedules, statements, registration statements, prospectuses and other documents, together with any exhibits, amendments, restatements or supplements thereto, required to be filed or furnished, as applicable, by it subsequent to the date hereof through and including the Closing Date, with the SEC (the "Easterly SEC Documents").

          (b)   As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Easterly SEC Document complied in all material respects with the requirements of all applicable Laws, including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and the rules and regulations thereunder, as the case may be, applicable to such Easterly SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c)   The consolidated financial statements of Easterly included in the Easterly SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Easterly's accountants with respect thereto (the "Easterly SEC Financial Statements"), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Easterly SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders' equity of Easterly (on a consolidated basis) as of the respective dates of and for the periods referred to in the Easterly SEC Financial Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Easterly SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Easterly are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Easterly SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. At the Closing, all such books and records will be in the possession of Easterly. No financial statements of any Person other than Easterly are required by GAAP to be included in the consolidated financial statements of Easterly.

          (d)   Easterly is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

          (e)   Easterly has made available to Sirius true and complete copies of all written comment letters from the staff of the SEC received since April 29, 2015 relating to the Easterly SEC Documents and all written responses of Easterly thereto, which are otherwise publicly available on the SEC's EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Easterly SEC Documents and none of the Easterly SEC Documents is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending regarding any accounting practices of Easterly.

          (f)    Easterly has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Easterly's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Easterly in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Easterly's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Easterly's management has completed an assessment of the effectiveness of Easterly's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Easterly SEC Document, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Easterly's management's most recently completed evaluation of Easterly's internal control over financial reporting, (i) Easterly had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Easterly's ability to record, process, summarize and report financial information and (ii) Easterly does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Easterly's internal control over financial reporting.

          (g)   Easterly does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Easterly SEC Financial Statements or the notes thereto filed with the SEC prior to the date hereof, and (ii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other Transactions and disclosed prior to the date hereof to Sirius.

        Section 3.6    Absence of Certain Changes or Events.     Since April 29, 2015, (a) Easterly has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have an Easterly Material Adverse Effect.

        Section 3.7    Information Supplied.     None of the information supplied or to be supplied by Easterly for inclusion or incorporation by reference in (a) the registration statement on Form F-4 or Form S-4 (as elected by Sirius) to be filed with the SEC by Sirius in connection with the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to holders of the shares of Easterly Common Stock or at the time of the Easterly Stockholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or (c) the Warrant Offer Documents will, at the date they or any amendments or supplements thereto are filed with the SEC or mailed to holders of the Easterly Warrants or at the time of the closing of the Warrant Tender Offer contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except, in each case, that no representation or warranty is made by Easterly to such portions thereof that relate expressly to Sirius, Merger Sub or any of their Subsidiaries or to statements made or incorporated by reference therein based on information supplied by or on behalf of Sirius or Merger Sub for inclusion or incorporation by reference therein).

        Section 3.8    Legal Proceedings.     There are no Proceedings pending, or to the Knowledge of Easterly, threatened against Easterly or any of its assets, rights or properties or any of the officers or directors of Easterly, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Easterly Material Adverse Effect. Neither Easterly nor any of its properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Easterly Material Adverse Effect.

        Section 3.9    Compliance with Laws.     Except as would not reasonably be expected to have, individually or in the aggregate, an Easterly Material Adverse Effect, (a) Easterly is in compliance and has been in compliance with all Laws and Orders applicable to Easterly or any of its properties, rights or assets, and (b) Easterly has not received any written communication during the past year from a Governmental Entity that alleges that Easterly is not in compliance with any Law. Easterly holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and ownership of its properties, rights and assets under and pursuant to each (and has paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have an Easterly Material Adverse Effect.

        Section 3.10    No Employees or Benefit Plans.

          (a)   Neither Easterly nor any ERISA Affiliates (as defined below) employs any individual as an employee or consultant or sponsors or maintains any Easterly Benefit Plan (as defined in the next sentence). For purposes hereof, "Easterly Benefit Plan" means any employee benefit plan including any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Easterly or any of its ERISA Affiliates, or to which Easterly or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Easterly (including their dependents or beneficiaries) or with respect to which Easterly or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States. For purposes of this Agreement, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (b)   Except as otherwise contemplated under this Agreement or pursuant to the terms of the Easterly Benefit Plans which are included in the Easterly SEC Documents as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any (A) increase in (for any executive officer or director), or (B) material increase in (for any non-executive officer employee), any compensation to any present or former executive officer, director or non-executive officer employee, respectively, of Easterly or

  (ii) the entitlement of any present or former executive officer or director of Easterly to severance or termination pay or benefits, or of any present or former non-executive officer employee of Easterly to material severance or termination pay or benefits.

        Section 3.11    Properties.     Except as set forth in Section 3.11 of the Easterly Disclosure Letter, Easterly does not own or lease any real property or personal property. Except as set forth in Section 3.11 of the Easterly Disclosure Letter, there are no options or other Contracts under which Easterly has a right or obligation to acquire or lease any interest in real property or personal property. Easterly has good and valid title to, or a valid leasehold in, all of its property or assets, free and clear of any Liens, other than Permitted Liens.

        Section 3.12    Taxes.     Easterly has timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Easterly is not the beneficiary of any extension of time within which to file any material Tax Return. All material amounts of Taxes (whether or not shown on any Tax Returns) that Easterly may be liable for have been fully and timely paid. Easterly has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Easterly has not granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Easterly. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Easterly or the assets of Easterly. Easterly has not been informed in writing by any jurisdiction in which it has not filed Tax Returns that the jurisdiction believes that Easterly is or may be required to file any Tax Return that was not filed or may be subject to taxation in that jurisdiction. Easterly has provided Sirius true, correct, and complete copies of any, and requests for any, private letter ruling, closing agreements or gain recognition agreements and similar agreements with respect to Taxes of Easterly. There are no Liens for Taxes (except property Taxes not yet due and payable) on any of the assets of Easterly. Easterly is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes). Easterly (a) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (b) has no liability for the Taxes of any Person (other than Easterly) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Easterly has not been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Easterly has not participated in a "Reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law). At no time has Easterly been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Easterly will not be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale, election under Section 108(i) or 965(h) of the Code, or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date. Easterly is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(b) of the Code. Easterly has never been a United States shareholder (within the meaning of Section 951 of the Code) in any foreign corporation. For income Tax purposes, Easterly has always been treated as the sole owner of the assets of the Trust Account. Since the date of the Easterly SEC Financial Statements that were last made available to Sirius before the date hereof, Easterly has not incurred any Tax liability, engaged in any transaction or taken any other action, other than in the ordinary course of business. For purposes of the representations in this Section 3.12, materiality shall be determined by reference to the assets of Easterly.

        Section 3.13    Material Contracts.

          (a)   Section 3.13 of the Easterly Disclosure Letter contains a complete and accurate list of all Material Contracts to which Easterly is a party in effect as of the date of this Agreement. Each such Material Contract has been delivered to, or made available for review by, Sirius and is a true and correct copy of such Material Contract (including all amendments thereto).

          (b)   (i) There is no breach or violation of or default by Easterly under any of such Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to Easterly or, to the Knowledge of Easterly, with respect to a third party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to have an Easterly Material Adverse Effect.

          (c)   Other than this Agreement, Easterly is not a party to any Contract providing for a Business Combination and each Contract to which Easterly was a party providing for a Business Combination has been terminated and is of no further force and effect.

        Section 3.14    Intellectual Property.     Except for its corporate name, Easterly does not own, license or otherwise have any right, title or interest in any Intellectual Property.

        Section 3.15    Indebtedness.     Except for the Convertible Promissory Note, Easterly does not have any Indebtedness.

        Section 3.16    Broker's Fees.     Except for the fees of Citigroup Global Markets Inc., which have previously been disclosed to Sirius, neither Easterly nor any of its officers or directors on behalf of Easterly has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker's fees, commissions or finder's fees in connection with any of the Transactions.

        Section 3.17    Investment Company Act.     Easterly is not and has not been an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of an "investment company", in each case within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act").

        Section 3.18    Stockholder Vote and Warrant Amendment.     The only vote of the holders of any class or series of Easterly Capital Stock necessary to approve this Agreement, the Merger and the other Transactions contemplated hereby and thereby is the adoption of this Agreement by the holders of a majority of the shares of Easterly Common Stock outstanding and entitled to vote thereon (the "Easterly Stockholder Approval"). The approval of the holders of the Easterly Warrants is not required to enter into the Warrant Amendment.

        Section 3.19    Affiliate Transactions.     Except as set forth in Section 3.19 of the Easterly Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between Easterly, on the one hand, and any Affiliates of Easterly or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Easterly SEC Documents.

        Section 3.20    Trust Account.     The Amended and Restated Investment Trust Agreement (the "Trust Agreement") by and between Easterly and Continental Stock Transfer & Trust Company (the "Trustee"),

dated as of as of October 13, 2015 and as amended by Amendment No. 1 to the Trust Agreement, dated as of August 1, 2017, Amendment No. 2 to the Trust Agreement, dated as of December 14, 2017, and Amendment No. 3 to the Trust Agreement, dated as of March 29, 2018, is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been further amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Easterly SEC Documents to be inaccurate in any material respect or that would entitle any Person to any portion of the cash proceeds of the initial public offering of Easterly (the "IPO") and private placements of its securities, substantially all of which proceeds have been deposited by the Trustee in a trust account (the "Trust Account") pursuant to the Trust Agreement for the benefit of Easterly, certain of its stockholders and the underwriters of its IPO. As of the date of this Agreement, the Trust Account consists of no less than $154,000,000 held in cash. In accordance with the Trust Agreement, the Trust Account may be invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem shares of the Easterly Common Stock in accordance with the provisions of the Easterly Charter in connection with the Easterly Stockholder Meeting and the special meeting of Easterly stockholders to approve an amendment to the Easterly Charter to extend the date by which Easterly must consummate a Business Combination until November 30, 2018 and a related amendment to the Trust Agreement (the "Extension Amendments").

        Section 3.21    No Other Representations or Warranties.     Except for the representations and warranties expressly contained in this Article III or in any Ancillary Agreement, neither Easterly nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (i) Easterly, any of its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Easterly or (ii) the accuracy or completeness of any documentation, forecasts, projections, estimates or other information provided by Easterly, any Affiliate of Easterly or any Person acting on any of their behalf to Sirius, any Affiliate of Sirius or any Person acting on any of their behalf.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SIRIUS AND MERGER SUB

        The following representations and warranties by Sirius and Merger Sub are qualified in their entirety by reference to the disclosures set forth in the disclosure letter delivered by Sirius to Easterly simultaneously with the execution of this Agreement (the "Sirius Disclosure Letter"). Each disclosure set forth in the Sirius Disclosure Letter shall qualify the Section to which it corresponds; provided, that (i) disclosure in any Section of the Sirius Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of the Sirius Disclosure Letter that such disclosure is applicable to such other Section notwithstanding the omission of a reference or cross-reference thereto and (ii) the mere inclusion of an item in the Sirius Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on Sirius and its Subsidiaries (a "Sirius Material Adverse Effect"). Subject to the foregoing, Sirius and Merger Sub jointly and severally represent and warrant to Easterly as follows:

        Section 4.1    Corporate Organization.    Each of Sirius and its Subsidiaries, including Merger Sub, is a company or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Sirius and its Subsidiaries, including Merger Sub, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Sirius Material Adverse Effect. The copies of the certificate of incorporation, memorandum of association and bye-laws or equivalent constitutional documents of Sirius and Merger Sub have been furnished to Easterly, and are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

        Section 4.2    Capitalization of Merger Sub.

          (a)   Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters related thereto.

          (b)   The authorized share capital of Merger Sub consists of 1,000 shares of common stock, $1.00 par value per share, all of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by Sirius free and clear of any Liens.

        Section 4.3    Sirius Capitalization.

          (a)   The authorized share capital of Sirius consists of 500,000,000 Sirius Common Shares; and 100,000,000 preference shares of par value U.S.$0.01 each, of which 150,000 have been designated as Series A Preference Shares ("Sirius Preference Shares," together with the Sirius Common Shares and Sirius Preference Shares, the "Sirius Capital Shares"). As of the date of this Agreement there are (i) 120,000,000 Sirius Common Shares issued and outstanding, (ii) 100,000 Series Preference Shares issued and outstanding, (iii) Sirius Common Shares reserved for issuance upon the settlement of outstanding rights to receive Sirius Common Shares under the Sirius Long-Term Incentive Plan (assuming maximum performance with respect to outstanding rights to receive Sirius Common Shares subject to performance-based vesting conditions) ("Sirius Equity Awards"), as further described in Section 4.3(a) of the Sirius Disclosure Letter, and (iv) Sirius Common Shares reserved for issuance upon conversion of the Sirius Preference Shares, as further described in Section 4.3(a) of the Sirius Disclosure Letter. Except as set forth in the preceding sentence, and for Sirius Common Shares issued in connection with the exercise or settlement of outstanding Sirius Equity Awards, and Sirius Equity Awards issued after the date of this Agreement, no shares or other equity securities of Sirius are issued or reserved for issuance as of the date of this Agreement. All of the issued Sirius Common Shares have been duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.

          (b)   Except as set forth in Section 4.3(a), this Section 4.3(b) or in Section 4.3(a) of the Sirius Disclosure Letter and Sirius Equity Awards issued after the date of this Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Sirius is a party, or by which Sirius is bound, obligating Sirius to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of Sirius or obligating Sirius to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or to redeem, purchase or otherwise acquire any of the foregoing, except for acquisitions or deemed acquisitions of Sirius Common Shares or other equity securities of Sirius in connection with the exercise or vesting of Sirius Equity Awards and required tax withholding in connection therewith. As of the date of this Agreement, there are no bonds, debentures, notes or other Indebtedness of Sirius having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which shareholders of Sirius may vote.

          (c)   Sirius owns, directly or indirectly, all of the issued shares of each of its Subsidiaries, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3(c) of the Sirius Disclosure Letter, neither Sirius nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

          (d)   Upon issuance, all Sirius Common Shares issued pursuant to Article II or upon exercise of the Converted Warrants shall be duly authorized and validly issued and free of preemptive rights.

        Section 4.4    Sirius Subsidiaries.     As of Closing, each Sirius Subsidiary will be duly organized, validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of its organization, and will have all organizational power and authority to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and will be duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have a Sirius Material Adverse Effect.

        Section 4.5    Authority; Execution and Delivery; Enforceability.

          (a)   Each of Sirius and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, to perform and comply with each of its obligations under this Agreement and the Ancillary Agreements, as applicable, and, to consummate the Transactions, including the Merger. The execution and delivery by each of Sirius and Merger Sub of this Agreement and the Ancillary Agreements, as applicable, the performance and compliance by Sirius and Merger Sub with each of its obligations herein and therein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Sirius and Merger Sub, subject in the case of the Merger, to the approvals of Sirius, as sole stockholder of Merger Sub, which will be obtained by written consent after the execution hereof. Each of Sirius and Merger Sub has duly executed and delivered this Agreement and the Ancillary Agreements, as applicable, and, assuming the due authorization, execution and delivery by Easterly of this Agreement and the Ancillary Agreements, as applicable, this Agreement and the Ancillary Agreements, as applicable, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (b)   None of Sirius or Merger Sub nor any of their "affiliates" or "associates" is, as of the date of this Agreement, nor at any time during the last three (3) years has been, an "interested stockholder" of Easterly as defined in DGCL Section 203.

          (c)   The Board of Directors of Sirius (the "Sirius Board"), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Merger and the other Transactions are fair to, and in the best interests of, Sirius and its shareholders, and (iii) declaring that this Agreement is advisable. Such resolutions have not been subsequently rescinded, withdrawn or modified by the Sirius Board prior to the date hereof.

        Section 4.6    Consents and Approvals; No Conflicts.

          (a)   Except for (i) the filing with the SEC of the Registration Statement, (ii) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of (A) the Exchange Act, (B) the Securities Act and (C) the rules and regulations of the NASDAQ, and (D) the Bermuda Monetary Authority, if applicable, and (iii) such other Consents or other Filings with, any Governmental Entity the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary for the consummation by Sirius of the Transactions.

          (b)   Neither the execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by Sirius and Merger Sub nor the consummation by Sirius and Merger Sub of the Transactions nor compliance by Sirius and Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the bye-laws of Sirius, Merger Sub, or any of the similar organizational documents of any of their Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.6(a) are duly obtained, (A) violate any (1) Law or (2) Order, in either case, applicable to Sirius, Merger Sub or any of their Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sirius, Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Sirius, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect.

        Section 4.7    Reports; Financial Statements; Undisclosed Liabilities.

          (a)   Sirius has made available to Easterly true, complete and correct copies of (i) the audited consolidated financial statements of Sirius and its Subsidiaries as of and for the years ended December 31, 2017 and 2016, together with the report of the independent auditor of Sirius thereon, including, in each case, a balance sheet and statements of comprehensive income (loss), cash flows and retained earnings or shareholders' equity and related footnotes (the "Audited Financial Statements") and (ii) the unaudited consolidated financial statements of Sirius and its Subsidiaries as of and for the three-month period ended March 31, 2018, including a balance sheet and statement of comprehensive income (loss), cash flows and retained earnings or shareholders' equity (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (B) present fairly in all material respects the financial position, results of operations, cash flows, and changes in stockholder's equity of Sirius and its Subsidiaries on a consolidated basis as of and for the respective periods indicated (subject, in each case with respect to the Unaudited Financial Statements, to the absence of footnotes and changes resulting from normal year-end adjustments).

          (b)   Sirius has made available to Easterly true, complete and correct copies of the audited statutory balance sheet and statutory results of operations and cash flows of each of the Reinsurance Subsidiaries, excluding any footnotes thereto, in each case, as of and for the years ended December 31, 2017 and December 31, 2016 (together, the "Statutory Statements"). The Statutory Statements (i) were prepared in accordance with applicable Law and SAP applied on a consistent basis during the periods presented and (ii) present fairly in all material respects the respective statutory financial position of the Reinsurance Subsidiaries at the respective dates thereof, and the regulatory results of operations and cash flows for the periods then ended (subject, in each case, to the absence of footnotes) and there are no permitted practices utilized in the preparation of the Statutory Statements that were not granted or otherwise permitted by the applicable Governmental Entity. All permitted practices utilized in the preparation of the Statutory Statements are described in Section 4.7(b) of the Sirius Disclosure Letter. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, as of the date of this Agreement (A) no material weakness or significant deficiency has been asserted by any Governmental Entity with respect to any of the Statutory Statements and (B) no Governmental Entity has requested the refiling or amending of any Statutory Statement.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, the Insurance Reserves stated in the Statutory Statements with respect to each of the Reinsurance Subsidiaries as of their respective dates were determined in all material respects in accordance with Law and generally accepted actuarial standards consistently applied (except as otherwise noted therein); provided, that this Section 4.7(c) shall not be construed as a representation or warranty (expressed or implied) with respect to the adequacy or sufficiency of the Insurance Reserves.

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, none of Sirius or its Subsidiaries is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar Contract (including any Contract relating to any transaction or relationship between any of Sirius or the Subsidiaries, on the one hand, and shareholders or any of their Affiliates, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of Sirius or its Subsidiaries on their financial statements.

          (e)   Sirius does not have any liabilities or obligations of the kind required by GAAP to be included in a balance sheet, except (i) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirius Material Adverse Effect, (ii) as disclosed, reflected or reserved against in the most recent balance sheet included in the Sirius Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Sirius Financial Statements and (iv) for liabilities and obligations arising out of or in connection with this Agreement, the Ancillary Agreements, the Merger or the Transactions.

        Section 4.8    Absence of Certain Changes or Events.     Since December 31, 2017, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Sirius Material Adverse Effect.

        Section 4.9    Information Supplied.     None of the information supplied or to be supplied by Sirius or Merger Sub for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Proxy Statement will, at the date it or any amendment or supplement is filed with the SEC or mailed to holders of Easterly Common Stock or at the time of the Easterly Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or (c) the Warrant Offer Documents will, at the date they or any amendments or supplements are filed with the SEC or mailed to holders of the shares of Easterly Warrants or at the time of the closing of the Warrant Tender Offer contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except, in each case, that no representation or warranty is made by Sirius or Merger Sub to such portions thereof that relate expressly to Easterly or to statements made therein based on information supplied by or on behalf of Easterly for inclusion or incorporation by reference therein).

        Section 4.10    Legal Proceedings.     There are no Proceedings pending, or to the Knowledge of Sirius, threatened against Sirius or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Sirius, except, in each case, (i) pending or threatened Proceedings arising out of an insurance or reinsurance contract issued, assumed, reinsured or produced by Sirius or any of its Subsidiaries in the ordinary course of business that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirius Material Adverse Effect, and (ii) for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirius Material Adverse Effect. Neither Sirius nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirius Material Adverse Effect.

        Section 4.11    Compliance with Laws.     Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (a) Sirius and its Subsidiaries are in compliance and since December 31, 2015, have been in compliance with all Laws and Orders applicable to Sirius, any Sirius Subsidiary or any of their respective properties, rights or assets, and (b) neither Sirius nor any Sirius Subsidiary has received any written communication since December 31, 2015 from a Governmental Entity that alleges that Sirius or a Sirius Subsidiary is not in compliance with any Law. Sirius and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Sirius Material Adverse Effect.

        Section 4.12    Regulatory Reports.     Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (a) since December 31, 2015, each of Sirius and its Subsidiaries has filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with the Bermuda Monetary Authority, the Bermuda Ministry of Finance or any other Governmental Entity (the "Sirius Reports"), and has paid all fees and assessments due and payable in connection therewith, (b) as of their respective filing dates, the Sirius Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be, (c) as of the date of this Agreement, each of Sirius and its Subsidiaries has complied with any subsequent information requests by any applicable Governmental Entity in respect of any Sirius Report, (d) no deficiency or violation has been asserted by a Governmental Entity with respect to any Sirius Report that has not either been resolved to the satisfaction of the applicable Governmental Entity prior to the date hereof or that Sirius is in the process of resolving as of the date of this Agreement and reasonably expects to resolve, and (e) except for normal examinations conducted by a Governmental Entity in the regular course of the business or as would not be material to Sirius and its Subsidiaries, taken as a whole, no Governmental Entity has initiated any proceeding or, to the Knowledge of Sirius, investigation into the business or operations of Sirius or any of its Subsidiaries since December 31, 2015.

        Section 4.13    Employee Matters.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, no material liability under Title IV of ERISA has been incurred by Sirius or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of Sirius, no condition exists that could reasonably be likely to result in Sirius or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material

  Adverse Effect, (i) no Sirius Benefit Plan (as defined below) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and (ii) no Sirius Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA. For purposes hereof, "Sirius Benefit Plan" means any employee benefit plan including any "employee benefit plan," as defined in Section 3(3) of ERISA and each stock grant, share purchase, share option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Sirius or any of its ERISA Affiliates, or to which Sirius or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Sirius or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which Sirius or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, each Sirius Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and no Governmental Entity has notified Sirius that such determination or opinion letter will be revoked or will not be reissued.

          (c)   Each Sirius Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Sirius Benefit Plan, with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Sirius Material Adverse Effect. There are no pending or, to the Knowledge of Sirius, threatened Proceedings against any Sirius Benefit Plan, any fiduciary thereof, Sirius or any Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, to the Knowledge of Sirius, none of Sirius, any of its Subsidiaries, any officer of Sirius or of any Subsidiary or any of the Sirius Benefit Plans which are subject to ERISA, including any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Sirius, any Subsidiary or any officer of Sirius or of any Subsidiary to any tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

          (d)   Except in connection with any Non-US Sirius Benefit Plan (as defined below), there is no material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Sirius or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect.

          (e)   With respect to Sirius Benefit Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the "Non-US Sirius Benefit Plans"), except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Sirius Benefit Plan have been so reserved in accordance with GAAP and (ii) each Non-US Sirius Benefit Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Laws.

          (f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect and as otherwise contemplated under this Agreement or pursuant to the terms of the Sirius Benefit Plans which have been provided to Easterly as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions contemplated hereby shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any increase in, any compensation to any present or former executive officer or director of Sirius or any of its Subsidiaries or (ii) the entitlement of any present or former executive officer or director of Sirius or any of its Subsidiaries to severance or termination pay or benefits.

          (g)   Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (i) neither Sirius nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor Contract, (ii) no labor union, labor organization, works council, or group of employees of Sirius or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority, (iv) neither Sirius nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Sirius or any of its Subsidiaries and (v) there is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Sirius, threatened against or affecting Sirius or any Subsidiary which is reasonably likely to materially interfere with the respective business activities of Sirius or any Subsidiary.

          (h)   Sirius and its Subsidiaries are and have been in compliance with all applicable Laws in respect of employment and employment practices including, without limitation, all Laws in respect of terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations and unemployment insurance, except for noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect.

        Section 4.14    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, Sirius and its Subsidiaries are in compliance, and at all times since December 31, 2015 have complied, with all applicable Laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to: (a) the protection or restoration of the environment or natural resources, (b) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any hazardous substance (collectively, "Environmental Laws"). There are no Proceedings pending or, to the Knowledge of Sirius, threatened against Sirius seeking to impose, or that could reasonably be expected to result in the imposition, on Sirius or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Sirius Material Adverse Effect.

        Section 4.15    Properties.     Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect: (a) Sirius and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to all real property of Sirius and its Subsidiaries free and clear of all Liens, except for

Permitted Liens; (b) Sirius and each of its Subsidiaries has complied with the terms of all leases of real property of Sirius and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against Sirius or any Subsidiary party thereto and, to the Knowledge of Sirius, the counterparties thereto; and (c) neither Sirius nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

        Section 4.16    Material Contracts.     (a) There is no breach or violation of or default by Sirius or any of its Subsidiaries under any such Material Contracts, except such breaches, violations and defaults as have been waived, and (b) no event has occurred with respect to Sirius or any of its Subsidiaries, or, to Sirius' Knowledge, with respect to a third party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (a) and (b) above, as would not, individually or in the aggregate, reasonably be expected to have a Sirius Material Adverse Effect.

        Section 4.17    Taxes.     Except as would not reasonably be expected to have a Sirius Material Adverse Effect, (a) each of Sirius and its Subsidiaries has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, (b) all such Tax Returns are true, correct, and complete in all respects, (c) all Taxes of Sirius and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid, (d) each of Sirius and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party, (e) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Sirius or any of its Subsidiaries, (f) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Sirius or its Subsidiaries or the assets of Sirius or its Subsidiaries and (g) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Sirius or any of its Subsidiaries.

        Section 4.18    Risk-Based Capital.     Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, there are no material disputes or issues outstanding between the relevant Reinsurance Subsidiary and any applicable Insurance Regulators having authority over such Reinsurance Subsidiary concerning the adequacy of such Reinsurance Subsidiary's regulatory capital resources.

        Section 4.19    Insurance Regulatory Matters; Agreements with Regulators.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (i) the Reinsurance Subsidiaries have filed all material reports, statements, registrations, filings or submissions required to be filed with any Insurance Regulator since January 1, 2017, and (ii) no material deficiencies have been asserted in writing by any Governmental Entity since January 1, 2017 with respect to any such reports, statements, registrations, filings and submissions that have not been cured or otherwise resolved or are no longer being pursued by such Governmental Entity. Since January 1, 2017, none of the Reinsurance Subsidiaries is or has been a "commercially domiciled insurer" under the Laws of any jurisdiction or is or has been otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, as of the date of this Agreement, neither Sirius nor any of its Subsidiaries is subject to any pending or, to the Knowledge of Sirius, threatened financial or market conduct examination or investigation by any Insurance Regulator.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, all forms of policies or contracts of insurance written by the Reinsurance Subsidiaries (collectively, "Policies") in effect as of the date hereof have been, to the extent required under applicable Law, filed with or submitted to and not objected to by the relevant Governmental Entity within the period provided for objection.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect and to the Knowledge of Sirius, each agent, broker, insurance intermediary or producer engaged on behalf of the Sirius Subsidiaries (each, a "Producer"), (i) complies with all applicable Laws regarding such Producer's authority to engage in the type of insurance activities in which such Producer is engaged on behalf of the Sirius Subsidiaries, (ii) is duly licensed or authorized (including, the marketing, sale or issuance of any policies) in each jurisdiction in which such Producer places or sells policies and (iii) is duly authorized and appointed by the applicable Sirius Subsidiary pursuant to applicable Laws.

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect or as required by applicable Laws or the byelaws or requirements of Lloyd's with respect to insurance and the reinsurance licenses maintained by the Sirius Subsidiaries, there is no written agreement, memorandum of understanding, commitment letter or similar undertaking binding on any Sirius Subsidiary, or order or direction by, or extraordinary supervisory letter or cease-and-desist order from, any Insurance Regulator binding on any Sirius Subsidiary that restricts materially the conduct of the business of the Sirius Subsidiaries or relates to their capital adequacy, credit or risk management policies or management. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, no Sirius Subsidiary has adopted any policy, procedure or board resolution at the request of any Insurance Regulator that restricts materially the conduct of the business of such Sirius Subsidiary or relates to its capital adequacy, credit or risk management policies or management.

        Section 4.20    Reinsurance Contracts.     Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, as of the date of this Agreement, each reinsurance or retrocession treaty or agreement to which any Reinsurance Subsidiary is the cedent relating to Sirius' 2018 or 2017 retrocession program and that is in force as of the date of this Agreement, other than any such treaty or agreement under which Sirius has gross ceded premiums (calculated in accordance with SAP) of $2,500,000 or less as of January 1, 2018 (the "Reinsurance Contracts") constitutes a valid and binding agreement of the Reinsurance Subsidiary party thereto and, to the Knowledge of Sirius, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or in full force and effect that are not material. The applicable Reinsurance Subsidiary has performed all material obligations required to be performed by it to date under the Reinsurance Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Sirius, no other party to any Reinsurance Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to be have, individually or in the aggregate, a Sirius Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, as of the date of this Agreement, none of Sirius and the Sirius Subsidiaries has received any notice of the intention of any party to terminate any Reinsurance Contract.

        Section 4.21    Actuarial Reports.     Sirius has made available to Easterly true, correct and complete copies of all actuarial reports in Sirius' or the Reinsurance Subsidiaries' possession and prepared by the appointed actuary of the relevant Reinsurance Subsidiary on or after January 1, 2017 with respect to the Reinsurance Subsidiaries (including all material attachments, addenda, supplements and modifications thereto). To the Knowledge of Sirius, Sirius and the Sirius Subsidiaries have not intentionally withheld any information relevant to the preparation of any actuarial reports on or after January 1, 2017.

        Section 4.22    Sirius Ratings.     As of the date of this Agreement, the financial strength of the Reinsurance Subsidiaries is rated "A" by A.M. Best Company, Inc. ("A.M. Best"), "A–" by Fitch Ratings ("Fitch"), and "A–" by Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies, Inc. ("S&P"). As of the date of this Agreement, the financial strength rating outlooks are "under review with negative implications", "rating watch negative", and "stable" for A.M. Best, Fitch and S&P, respectively. As of the date of this Agreement, there are no conditions (financial or otherwise) imposed specifically on any of the Reinsurance Subsidiaries by A.M. Best, Fitch or S&P on retaining any currently held rating, except for such conditions that would not, individually or in the aggregate, reasonably be expected to have a Sirius Material Adverse Effect.

        Section 4.23    Intellectual Property.     Except as would not reasonably be expected, individually or in the aggregate, to have a Sirius Material Adverse Effect, (a) Sirius and each of its Subsidiaries owns, free and clear of any material Liens, other than Permitted Liens, all Intellectual Property owned by such entity, (b) (i) Sirius and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any Person, and (ii) no Person has asserted in writing to Sirius or any of its Subsidiaries, or brought any Proceeding alleging, that (A) Sirius or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property right or By) that any Intellectual Property right of Sirius or any of its Subsidiaries is invalid or unenforceable, and (c) to the Knowledge of Sirius, no Person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to Sirius or its Subsidiaries.

        Section 4.24    Insurance.     Except as would not reasonably be expected, individually or in the aggregate, to have a Sirius Material Adverse Effect, (a) all insurance policies with respect to the business and assets of Sirius and its Subsidiaries are in full force and effect, (b) neither Sirius nor any of its Subsidiaries is in breach or default, and neither Sirius nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of such insurance policies, (c) Sirius and its Subsidiaries have not received any written notice of cancellation of any of such insurance policies and (d) all appropriate insurers under such insurance policies have been timely notified of all potentially insurable losses known to Sirius and pending Proceedings, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

        Section 4.25    Broker's Fees.     Neither Sirius nor any of its officers or directors, nor Merger Sub nor any of their officers or directors, on behalf of Sirius or Merger Sub, has employed any financial advisor, broker or finder in a manner that would result in any liability of Easterly for any financial advisory fee, broker's fees, commissions or finder's fees in connection with any of the Transactions.

        Section 4.26    Affiliate Transactions.     Other than the Redemption Agreement, since December 31, 2016, there have been no transactions, agreements, arrangements, or understandings between Sirius, on the one hand, and any Affiliate of Sirius, on the other hand, other than any such arrangements entered into on reasonable market terms.

        Section 4.27    Agreements with Regulatory Agencies.     Except as would not reasonably be expected, individually or in the aggregate, to have a Sirius Material Adverse Effect, neither Sirius nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2015, has adopted any extraordinary board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that materially relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business, nor has Sirius received any written notice from any Governmental Entity indicating that it intends to issue, order, or request any of the foregoing.

        Section 4.28    No Other Representations or Warranties.     Except for the representations and warranties expressly contained in this Article IV, neither Sirius nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) Sirius or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Sirius or its Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts, projections, estimates or other information provided by Sirius, any Affiliate of Sirius or any Person acting on any of their behalf to Easterly, any Affiliate of Easterly or any Person acting on any of their behalf. Notwithstanding anything to the contrary in this Agreement or the other Ancillary Agreements, Easterly acknowledges and agrees that none of Sirius or any of its Affiliates makes any representation or warranty (express or implied), and nothing contained in this Agreement, the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with the Transactions is intended or shall be construed to be a representation or warranty (express or implied) of Sirius or any of its Affiliates, with respect to: (i) the adequacy or sufficiency of the reserves of Sirius or its Subsidiaries; (ii) the effect of the adequacy or sufficiency of the reserves of Sirius or its Subsidiaries on any "line item" or asset, liability or equity amount; or (iii) the future experience or profitability arising from the business of Sirius or its Subsidiaries or that the reserves of Sirius or its Subsidiaries have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.

ARTICLE V

COVENANTS

        Section 5.1    Easterly Conduct of Businesses Prior to the Effective Time.     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Easterly shall, except to the extent that Sirius shall consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as expressly required or permitted by this Agreement, or as set forth in Section 5.1 of the Easterly Disclosure Letter, or as required by applicable Law or a Governmental Entity of competent jurisdiction, carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Easterly Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of Sirius (which consent shall not be unreasonably withheld, conditioned or delayed), Easterly shall not:

          (a)   incur any Indebtedness;

          (b)   (i) adjust, split, combine or reclassify any Easterly Capital Stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Easterly Capital Stock, other than with respect to the Redemption Shares and the Warrant Tender Offer as expressly contemplated by this Agreement, pursuant to the Convertible Promissory Note and redemptions of Easterly Common Stock in connection with the Extension Amendments; or (iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

          (c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity;

          (d)   acquire (whether by merger or consolidation, acquisition of stock or assets or otherwise) any other Person or business;

          (e)   (i) terminate, materially amend, renew or waive any material provision of, any Material Contract, other than normal renewals in the ordinary course of business, except for the Extension Amendments, or (ii) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

          (f)    hire any employee or consultant or adopt any Easterly Benefit Plan;

          (g)   settle any material Proceeding;

          (h)   amend its certificate of incorporation, bylaws or comparable governing documents, except for the Extension Amendments;

          (i)    merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;

          (j)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, SAP or by applicable Laws;

          (k)   enter into any material new line of business;

          (l)    make, or commit to make, any capital expenditures;

          (m)  prepare or file any Tax Return inconsistent with prior practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing (or similar) agreement with respect to Taxes, settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund, offset or any other reduction in Tax liability, request any ruling or similar guidance with respect to Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

          (n)   take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied; or

          (o)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.

        Section 5.2    Sirius Conduct of Businesses Prior to the Effective Time.

          (a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Sirius agrees as to itself and each of its Subsidiaries, except as expressly required or permitted by this Agreement, as set forth in Section 5.2 of the Sirius Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, (a) to carry on its business in the ordinary course consistent with past practice in all material respects and (b) not to take, or knowingly fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, except as set forth in Section 5.2 of the Sirius Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of Easterly (which consent shall not be unreasonably withheld, conditioned or delayed), Sirius shall not: (i) adjust, split, combine or reclassify any Sirius Capital Shares; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any Sirius Capital Shares (except (A) dividends paid by any of the wholly-owned Subsidiaries of Sirius to Sirius or any of its wholly-owned Subsidiaries, (B) the acceptance of Sirius Common Shares as payment for the exercise price of options or for withholding taxes incurred in connection with the exercise of options or the vesting or settlement of Sirius Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements), or (C) required dividends or distributions in respect of Sirius Preference Shares; or (iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any of its capital shares or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except (A) to the extent such issuance or sale would otherwise be permitted under Section 5.4, (B) for the issuance of Sirius Equity Awards and (C) pursuant to the exercise of Sirius Equity Awards or the settlement or vesting of Sirius Equity Awards in accordance with their terms.

        Section 5.3    Preparation of the Registration Statement and the Proxy Statement; Easterly Stockholder Meeting.

          (a)   As promptly as practicable, (i) Sirius and Easterly shall jointly prepare and Sirius and Easterly, as applicable, shall use their reasonable best efforts to file with the SEC by July 31, 2018 the Proxy Statement to be sent to the stockholders of Easterly relating to the Easterly Stockholders Meeting and (ii) Sirius shall prepare (with Easterly's cooperation) and use its reasonable best efforts to file with the SEC by July 31, 2018 the Registration Statement, in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Sirius Common Shares to be issued in the Merger and upon exercise of the Converted Warrants. Sirius shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Registration Statement, Sirius shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the issuance of Sirius Common Shares. Easterly shall furnish all information as may be requested by Sirius in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement. Easterly and Sirius will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, and Easterly will cause the Proxy Statement to comply as to form in all material respects with the Exchange Act. As promptly as practicable after the Registration Statement shall have become effective, Easterly shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders, in accordance with applicable Law (including the DGCL and all applicable stock exchange requirements). No filing of, or amendment or supplement to, the Registration Statement will be made by Sirius, and no filing of, or amendment or supplement to, the Proxy Statement will be made by Sirius or Easterly, in each case without the other's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Sirius or Easterly, or any of their respective Affiliates, directors or officers, should be discovered by Sirius or Easterly which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Easterly. Each party shall notify the other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Sirius Common Shares issuable in connection with the Merger and upon exercise of the Converted Warrants for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all written correspondence between it or any of its or its affiliates' directors, officers, members, employees, agents, advisors and other representatives (collectively, the "Representatives"), on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement, the Merger or the other Transactions.

          (b)   Easterly shall, as soon as practicable following effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Easterly Stockholders Meeting") for the purpose of seeking the Easterly Stockholder Approval. Easterly shall, through the Easterly Board, make the Easterly Recommendation, include such Easterly Recommendation in the Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Merger and (ii) take all other action necessary or advisable to secure the Easterly Stockholder Approval. Neither the Easterly Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Sirius, the approval, determination of advisability, or recommendation by the Easterly Board or such committee of this Agreement, the Merger, and the other Transactions, (ii) make any other public statement in connection with the Easterly Stockholders Meeting by or on behalf of the Easterly Board that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Easterly Acquisition Proposal ((i), (ii) and (iii) being referred to as an "Easterly Adverse Recommendation Change") or (iv) cause or permit Easterly to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Easterly Acquisition Proposal. Easterly shall not postpone or adjourn the Easterly Stockholders Meeting without the prior written consent of Sirius. Unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and Easterly shall submit this Agreement and the Transactions, including the Merger, for stockholder approval at the Easterly Stockholders Meeting.

        Section 5.4    No Solicitation; No-Shop.

          (a)   Sirius shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Sirius Acquisition Proposal and shall not enter into any Contract with respect to any Sirius Acquisition Proposal until the earlier of the consummation of Merger and the other Transactions or the termination of this Agreement pursuant to Section 7.1. Until the earlier of the consummation of the Merger and the other Transactions or the valid termination of this Agreement pursuant to Section 7.1, none of Sirius or any Sirius Subsidiary shall, nor shall Sirius or any Sirius Subsidiary direct any Affiliate or any of its or their Representatives to, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes a Sirius Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to any Person relating to, any Sirius Acquisition Proposal other than information to any other Person that is traditionally provided in the regular course of business to third parties where Sirius and its Representatives have no reason to believe that such information may be utilized to evaluate any such Sirius Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Sirius Acquisition Proposal. Notwithstanding anything to the contrary contained herein, Easterly acknowledges and agrees that nothing in this Agreement shall prohibit or otherwise restrict Sirius from engaging in the PIPE, provided that shares sold in the PIPE represent less than twenty-five percent (25%) in the aggregate of the fully diluted equity interests in Sirius, or engaging in any activities in connection therewith.

          (b)   Easterly shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Easterly Acquisition Proposal and shall not enter into any Contract with respect to any Easterly Acquisition Proposal until the earlier of the consummation of the Transactions or the termination of this Agreement pursuant to Section 7.1. Until the earlier of the consummation of the Transactions or the valid termination of this Agreement pursuant to Section 7.1, Easterly shall not, directly or indirectly, through any Affiliate or any of its or their Representatives, directly or indirectly, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an Easterly Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to or request any information from any Person relating to, any Easterly Acquisition Proposal other than information to or from any other Person that is traditionally provided in the regular course of business to third parties where Easterly and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such Easterly Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Easterly Acquisition Proposal.

          (c)   For purposes of this Agreement:

              (i)  "Sirius Acquisition Proposal" means any proposal, Contract, offer or inquiry by any Person or group for or with respect to (regardless how structured) (A) the acquisition of ten percent (10%) or more of any class of the equity interests of Sirius or any Sirius Subsidiary pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which Sirius or any Sirius Subsidiary issues or would issue, or such Person or group acquires or would acquire, ten percent (10%) or more of any class of the equity interests of Sirius or any Sirius Subsidiary or (C) a transaction pursuant to which such Person or group acquires or would acquire in any manner, directly or indirectly, any assets of Sirius or any Sirius Subsidiary thereof constituting fifty percent (50%) or more of the fair market value of the assets of Sirius and Sirius Subsidiaries taken as a whole.

             (ii)  "Easterly Acquisition Proposal" means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (A) the acquisition of five percent (5%) or more of any class of the equity interests of another Person pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which another Person issues or would issue, or Easterly, its stockholders or any of its Subsidiaries acquire or would acquire, five percent (5%) or more of any class of the equity interests of such other Person, (C) a transaction pursuant to which Easterly or any of its Subsidiaries acquires or would acquire in any manner, directly or indirectly, any assets of another Person constituting five percent (5%) or more of the fair market value of the assets of such other Person or (D) any other transaction that may constitute a Business Combination.

        Section 5.5    Publicity.     The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Sirius and Easterly. Thereafter, neither Sirius nor Easterly will issue any press release or make any statements which are public or are reasonably likely to become public to the extent relating to the Transactions without the other party's consent, not to be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law or stock exchange rule and except with respect to the matters referred to and in accordance with Section 5.4; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent containing only such information as was contained in a press release or other public statement previously issued or made in accordance with this Section 5.5.

        Section 5.6    Notification of Certain Matters.     Each party shall give prompt notice to the other party if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication from any Governmental Entity, Lloyd's, the NASDAQ (or any other securities market) in connection with the Transactions; or (b) such party becoming aware of the occurrence of an event that would reasonably be expected to prevent or materially delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Article VI, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Article VI to be satisfied.

        Section 5.7    Access to Information.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other party, during normal business hours during the period prior to the Effective Time, reasonable access to all of its and its Subsidiaries' properties, books, Contracts, commitments and records, and to its and its Subsidiaries' officers, employees, accountants, counsel and other Representatives and, during such period, each party shall, and shall cause its Subsidiaries to, promptly make available to the other party, subject, in the case of competitively sensitive information, to any customary "clean-room" arrangements agreed between the parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party's regular business operations during any such access.

          (b)   No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

          (c)   This Section 5.7 shall not require either party or any of its Subsidiaries to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such party would reasonably be expected to result in (i) any violation of any Contract or Law to which such party is a party or is subject or cause any privilege (including attorney-client privilege) which such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information or violate or prejudice the rights of the other party's or its Subsidiaries' customers or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the preceding sentence apply.

          (d)   The information provided pursuant to this Section 5.7 shall be used solely for the purpose of the Transactions contemplated hereby, and unless and until the Merger is consummated, such information shall be kept confidential by the recipient thereof in accordance with, and such recipient shall otherwise abide by and be subject to the terms and conditions of the Confidentiality Agreement. If this Agreement is terminated, Sirius and Easterly shall and shall cause each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to this Section 5.7.

        Section 5.8    Reasonable Best Efforts.

          (a)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities and Lloyd's which are necessary or advisable to consummate the Merger and the other Transactions, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities and Lloyd's. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain any such approvals). Each of Easterly and Sirius shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Easterly or Sirius, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the Transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity or Lloyd's in connection with the Transactions contemplated by this Agreement. Each party shall each use its reasonable best efforts to (i) take all action reasonably necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and (ii) if any Takeover Law becomes applicable to any of the Transactions, take all action to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

          (b)   In furtherance and not in limitation of the foregoing, each of Easterly and Sirius shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Easterly, Sirius and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Easterly or Sirius or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 5.8 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Sirius, any Sirius Subsidiary or Easterly (in any case, measured on a scale relative to Easterly, Sirius and any Sirius Subsidiary on a combined basis).

          (c)   This Section 5.8 shall not apply with respect to matters related to Tax (which shall be governed by Section 5.15 (Tax Matters).

        Section 5.9    Indemnification.

          (a)   Sirius and Easterly agree that for a period of six years from the Effective Time, Sirius agrees that all agreements relating to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby) with the current or former directors or officers of Easterly or its Subsidiary (the "Indemnities") as provided in the certificates of incorporation and bylaws of Easterly and its Subsidiary and any indemnification or similar agreements, and all rights with respect thereto, shall survive the Merger and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

          (b)   In the event that either Sirius or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or the Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Sirius shall, and shall cause the Surviving Company to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9. This Section 5.9(b) shall not apply to any consolidation, merger, transfer or conveyance solely among Sirius and its direct and indirect Subsidiaries.

          (c)   For a period of six (6) years after the Effective Time, Sirius shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Easterly (provided, that Sirius may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former directors and officers of Easterly or its Subsidiary arising from facts or events which occurred at or before the Effective Time (including the Merger and the other Transactions); provided, however, that Sirius shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the aggregate annual premium paid as of the date of this Agreement by Easterly for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then Sirius shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Easterly may obtain at or prior to the Effective Time a six-year "tail" policy under Easterly's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence.

          (d)   The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificates of incorporation and bylaws of Easterly or its Subsidiary in effect as of the date of this Agreement or in any Contract of Easterly or its Subsidiary in effect as of the date of this Agreement.

          (e)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to Easterly or its Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

        Section 5.10    Control of Operations.     Notwithstanding anything else in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party's operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

        Section 5.11    Stock Exchange Listing.     Sirius shall use its reasonable best efforts to cause the Sirius Common Shares to be issued in connection with the Merger and upon exercise of the Converted Warrants to be listed on the NASDAQ, subject to official notice of issuance.

        Section 5.12    Section 16 Matters.     Prior to the Effective Time, Easterly shall take all such steps as may be required to cause any dispositions of Easterly Capital Stock (including derivative securities with respect Easterly Capital Stock) resulting from the Transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Easterly to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.13    Trust Account.

          (a)   As of the Effective Time, the obligations of Easterly to dissolve or liquidate within a specified time period as contained in the Easterly Charter will be terminated and Easterly shall have no obligation whatsoever to dissolve and liquidate the assets of Easterly by reason of the consummation of the Merger or otherwise, and no stockholder of Easterly shall be entitled to receive any amount from the Trust Account except with respect to such stockholder's Redemption Shares in accordance with Article II. At least forty-eight (48) hours prior to the Closing Date, Easterly shall provide notice to the Trustee in accordance with Section 1(i) of the Trust Agreement and shall deliver any other documents, opinions, or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee on the Closing Date and prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Easterly and thereafter Easterly shall cause the Trust Account and the Trust Agreement to terminate.

          (b)   Immediately following Easterly's receipt of the funds held in the Trust Account on the Closing Date, and prior to the Effective Time, Easterly shall pay all liabilities and obligations of Easterly due and owing or incurred at or prior to the Effective Time using unrestricted cash and up to $2,000,000 from the Trust Account (and not, for the avoidance of doubt, any funds held in or released from the Trust Account in excess of $2,000,000) and, to the extent such unrestricted cash is not sufficient to discharge all such liabilities and obligations, such liabilities and obligations shall be paid by Sponsor pursuant to the Sponsor Letter; provided, that the $7,000,000 deferred underwriting fee payable to Citigroup Global Markets Inc. by Easterly shall be paid out of the funds released from the Trust Account.

          (c)   Easterly will promptly provide Sirius with notice of any redemptions of the Easterly Common Stock in connection with the Transactions, including name of the Easterly stockholder requesting redemption and the number of shares being requested to be redeemed. Upon written request by Sirius, provide to Sirius the most recent account statements of the Trust Account in Sirius's possession within five (5) Business Days of each such request.

        Section 5.14    Warrant Tender Offer.

          (a)   Prior to the Closing Date, if requested in writing by Sirius, Easterly shall commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer (the "Warrant Tender Offer") pursuant to which it will offer to purchase up to such number of its issued and outstanding Easterly Warrants for such price in cash per each Public Warrant validly tendered and not properly withdrawn, in each case, as mutually agreed between Sirius and Easterly. The Warrant Tender Offer shall be conducted pursuant to the applicable tender offer rules under the Exchange Act and promulgated by the SEC. In connection therewith, Easterly shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Schedule TO, which shall contain or shall incorporate by reference an offer to purchase and forms of the letter of transmittal and such other required documents (collectively, the "Warrant Offer Documents") for the purpose of conducting the Warrant Tender Offer. Sirius and its counsel shall be given a reasonable opportunity to review and comment on the Warrant Offer Documents prior to their filing with the SEC, and Easterly shall incorporate such comments to the extent reasonable.

          (b)   Sirius shall reasonably cooperate with the efforts of Easterly to conduct the Warrant Tender Offer, including (i) providing, as promptly as practicable upon request by Easterly, such information regarding Sirius, including a description of its management, businesses, operations and financial condition, as shall be reasonably requested by Easterly for inclusion in the Warrant Offer Documents and (ii) ensuring that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Sirius or that are included in such filings and/or mailings). Sirius shall make its directors, officers and employees available to the Purchaser and its counsel, as reasonably requested, in connection with the drafting of the Warrant Offer Documents.

          (c)   Easterly, with the assistance of Sirius as reasonably required with respect to information concerning Sirius, shall promptly respond to any SEC comments on the Warrant Offer Documents and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. Easterly shall promptly disseminate the Warrant Offer Documents to the holders of the Easterly Warrants and subject to the other provisions of this Agreement and applicable Laws and SEC regulations, purchase the Easterly Warrants validly tendered and not properly withdrawn pursuant to the Warrant Tender Offer. Easterly may, without the consent of Sirius or Merger Sub, extend the Warrant Tender Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Warrant Tender Offer.

          (d)   Notwithstanding anything to the contrary herein or in any other document, none of the actions contemplated by this Section 5.14, the completion of the SEC review process with respect to the Warrant Tender Offer or the consummation of the Warrant Tender Offer shall, directly or indirectly, constitute a condition to the obligations of Sirius and Merger Sub to consummate the Merger and the Transactions. The closing of the Warrant Tender Offer shall occur on the Closing Date at such time as shall be mutually agreed between Sirius and Easterly; provided, that the closing of the Warrant Tender Offer shall not occur prior to the Effective Time.

        Section 5.15    Tax Matters

          (a)   From the date hereof until the Closing Date, (i) Easterly shall provide Sirius with a draft copy of any income and other material Tax Returns at least 30 days prior to the due date for filing such Tax Return and shall not file such Tax Return without the consent of Sirius (which consent shall not be unreasonably withheld, conditioned or delayed). Such Tax Returns shall be prepared in accordance with past practices unless clearly required by Law, (ii) Easterly shall give Sirius and its advisors a reasonable opportunity to participate any in discussions with any Tax authority, and provide Sirius with draft copies of any materials intended to be submitted to any Tax authority reasonably in advance of such submission, and (iii) Sirius and Easterly shall cooperate in good faith with each other with respect to matters related to the Taxes of Easterly.

          (b)   Agreed Tax Treatment. For all tax purposes, Sirius and Easterly agree to treat the Promissory Note from Sirius to Easterly of up to $2,252,336.55 of principal amount, (i) as a collateral arrangement to secure the payment of a termination fee to Easterly in the event the Transactions do not close, which collateral shall be returned to Sirius if the Transactions close, and (ii) Sirius as the owner of the cash proceeds of such loan at all times, and to file all Tax Returns consistently therewith.

        Section 5.16    Stockholder Litigation.     Easterly shall provide Sirius with prompt notice of and copies of all proceedings and correspondence relating to any Proceeding against Easterly, any of its Subsidiaries or any of their respective directors or officers by any stockholder of Easterly arising out of or relating to this Agreement or the Transactions. Easterly shall give due consideration to Sirius's advice with respect to such stockholder Proceeding and shall not settle or offer to settle any such Proceeding without the prior written consent of Sirius (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO THE MERGER

        Section 6.1    Conditions to Obligations of Each Party.     The obligations of Sirius, Merger Sub and Easterly to consummate the Merger and the other Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Sirius, on behalf of itself and Merger Sub, and Easterly):

          (a)    Easterly Stockholder Approval.    Easterly shall have obtained the Easterly Stockholder Approval.

          (b)    Listing.    The Sirius Common Shares issuable pursuant to this Agreement and upon exercise of the Converted Warrants shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

          (c)    Statutes and Injunctions.    No Order shall have been promulgated, entered, enforced, enacted or issued or shall be applicable to the Merger or other Transactions by any Governmental Entity which prohibits, restrains or makes illegal the consummation of the Merger or other Transactions and shall continue in effect.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

          (e)    Other Regulatory Approvals.    All approvals, authorizations and consents of any other Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

          (f)    Warrant Amendment.    The Warrant Amendment shall have been entered into by the parties thereto.

          (g)    Sponsor Letter.    The Sponsor Letter shall be in full force and effect.

        Section 6.2    Conditions to Obligations of Sirius and Merger Sub to Effect the Merger.     The obligations of Sirius and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Sirius, on behalf of itself and Merger Sub):

          (a)    Representations and Warrants of Easterly.    The representations and warranties of Easterly set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Easterly Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have an Easterly Material Adverse Effect;

  provided that the representations and warranties of Easterly set forth in Section 3.2(a), Section 3.3 and Section 3.6(b) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Sirius and Merger Sub shall have received a certificate validly executed and signed on behalf of Easterly by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

          (b)    Performance of Obligations of Easterly.    Easterly shall have performed or complied with all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by it in all material respects and Sirius and Merger Sub shall have received a certificate validly executed and signed on behalf of Easterly by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

          (c)    FIRPTA Tax Certification.    Easterly shall have delivered to Sirius dated as of the Closing Date, a statement in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that Easterly is not, and has not been, a "United States real property holding corporation" for purposes of Sections 897 and 1445 of the Code, with respect to which Sirius shall have no actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treasury Regulation § 1.1445-4 and (ii) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (i), signed by a responsible corporate officer of Easterly. Easterly acknowledges that Sirius may cause Easterly to file such notification with the Internal Revenue Service on or after the Closing Date.

          (d)    Registration Rights Agreement and Lock-Up Agreements.    Easterly shall deliver, or cause to be delivered, to Sirius a counterpart of each of the Registration Rights Agreement and each Lock-Up Agreement duly executed by Sponsor and each Permitted Transferee (as defined in the Sponsor Letter) (if any).

          (e)    Material Adverse Effect.    There has not been a Easterly Material Adverse Effect that is continuing.

        Section 6.3    Conditions to Obligation of Easterly to Effect the Merger.     The obligation of Easterly to consummate the Merger and the other Transactions is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Easterly):

          (a)    Representations and Warrants of Sirius and Merger Sub.    The representations and warranties of Sirius and Merger Sub set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Sirius Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Sirius Material Adverse Effect; provided, that the representations and warranties of Sirius set forth in Section 4.3(a), Section 4.5 and Section 4.8 shall be true and correct (other than, in the case of Section 4.3(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Easterly shall have received a certificate validly executed and signed on behalf of Sirius by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

          (b)    Performance of Obligations of Sirius and Merger Sub.    Sirius and Merger Sub shall have performed or complied with, as applicable, all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them in all material respects and Easterly shall have received a certificate validly executed and signed on behalf of Sirius by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

          (c)    Registration Rights Agreement and Lock-Up Agreements.    Sirius shall deliver, or cause to be delivered, to Easterly a counterpart of the Registration Rights Agreement and each Lock-Up Agreement duly executed by the Sirius and the other Sirius shareholder party thereto (other than Sponsor and any Permitted Transferee).

          (d)    Material Adverse Effect.    There has not been a Sirius Material Adverse Effect that is continuing.

ARTICLE VII

TERMINATION

        Section 7.1    Termination.     Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the Easterly Stockholder Approval:

          (a)   By the mutual written consent of Sirius and Easterly.

          (b)   By either of Easterly or Sirius:

              (i)  if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable or if any Governmental Entity that must grant a Consent required hereunder has denied approval of the Transactions and such denial has become final and non-appealable;

             (ii)  if the Transactions shall not have been consummated by November 30, 2018 (the "Outside Date"); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to Easterly or Sirius if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Date or (B) the failure of the Closing to occur by the Outside Date; or

            (iii)  if the Easterly Stockholder Approval shall not have been obtained upon a vote taken thereon at the Easterly Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof.

          (c)   By Easterly:

              (i)  if Sirius shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, if occurring or continuing on the Closing Date, (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not cured by the earlier of the Outside Date and thirty (30) calendar days following written notice of such breach to Sirius, or by its nature or timing is incapable of being cured during such period; provided, that Easterly is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

             (ii)  within five (5) Business Days of receiving a Transaction Notice (as defined in Section 5.2 of the Sirius Disclosure Letter).

          (d)   By Sirius:

              (i)  If the Extension Amendments are not approved by Easterly's stockholders on or prior to June 30, 2018;

             (ii)  if the Easterly Board or any committee makes, prior to receipt of the Easterly Stockholder Approval, an Easterly Adverse Recommendation Change or Easterly materially breaches its obligations under Section 5.3(b) or Section 5.4; or

            (iii)  if Easterly shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, if occurring or continuing on the Closing Date, (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not cured by the earlier of the Outside Date and thirty (30) calendar days following written notice of such breach to Easterly, or by its nature or timing is incapable of being cured during such period; provided, that Sirius is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 7.2    Effect of Termination.     In the event of the termination of this Agreement by either Sirius or Easterly as provided in Section 7.1, written notice thereof shall be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Sirius, Merger Sub or Easterly, other than this Section 7.2, Section 7.3 and Article VIII, which provisions shall survive such termination; provided, however, that nothing in this Section 7.2 shall relieve any party from liability for any fraud or Willful Breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

        Section 7.3    Expenses.     Except for (a) the filing or similar fees in connection with obtaining any required approvals of Governmental Entities, including any filing fees with respect to notification filings under the HSR Act, if any, or third parties, (b) the expenses in connection with the filing of the Registration Statement and printing and mailing the Proxy Statement, and (c) all SEC filing fees relating to the Transactions contemplated herein, which fees and expenses shall be borne, in the case of each of clauses (a)-(c), by Sirius, all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

        Section 7.4    Procedure for Termination or Amendment.     A termination of this Agreement pursuant to Section 7.1 or an amendment or waiver of this Agreement pursuant to Section 8.1 or Section 8.2 shall, in order to be effective, require, in the case of Easterly, Sirius and Merger Sub, action by their respective Boards of Directors or a duly authorized committee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Easterly or the shareholders of Sirius.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Amendment and Modification.     Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Easterly contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by the Easterly stockholders unless, to the extent required, approved by such stockholders.

        Section 8.2    Extension; Waiver.     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the shareholders or stockholders of Sirius or Easterly. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

        Section 8.3    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

        Section 8.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Sirius or Merger Sub, to:

      Sirius International Insurance Group, Ltd.
      14 Wesley Street, 5th Floor
      Hamilton HM11 Bermuda
      Attention: Gene Boxer
      Email: Gene.Boxer@siriusgroup.com

      with a copy (which shall not constitute notice) to:

      Sidley Austin LLP
      One South Dearborn Street
      Chicago, IL 60603
      Attention: Sean M. Keyvan
      Email: skeyvan@sidley.com
      Facsimile: (312) 853-7036

          (b)   if to Easterly, to:

      Easterly Acquisition Corp.
      375 Park Avenue, 21st Floor
      New York, NY 10152
      Attention: Avhsalom Kalichstein
      Telephone No: (646) 712-8300
      Facsimile: (646) 383-9413

      with a copy (which shall not constitute notice) to:

      Hogan Lovells US LLP
      875 Third Avenue
      New York, NY 10022
      Attention: Alexander Johnson
      Telephone No.: (212) 918-3030
      Facsimile: (212) 918-3100

        Section 8.5    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

        Section 8.6    Entire Agreement; Third Party Beneficiaries.     This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Ancillary Agreements, the Confidentiality Agreement and any agreements entered into contemporaneously herewith: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9 are not intended to confer upon any Person other than the parties hereto any rights or remedies.

        Section 8.7    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        Section 8.8    Specific Performance.     The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

        Section 8.9    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be directly or indirectly assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Sirius; provided, that, no such assignment shall be permitted hereunder if such assignment would reasonably be expected to (a) materially prevent or delay the consummation of the Transactions or (b) result in any of the conditions to the Merger set forth in Article VI not being satisfied. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 8.10    Headings; Interpretation.     The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Sirius Disclosure Letter and the Easterly Disclosure Letter. The word "will" shall be construed to have the same meaning and effect as the word "shall." The words "made available," "delivered" or "provided" or terms of similar import, when used in the representations (including any attendant definitions) shall mean, in the case of Sirius, made available and delivered to Sirius and its Representatives prior to the date of this Agreement and, in the case of Easterly, made available to Easterly and its Representatives prior to the date of this Agreement in the electronic data room maintained by Sirius or delivered to Easterly and its Representatives. Unless otherwise specified, all references to "$" refer to United States dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Easterly Disclosure Letter and the Sirius Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided, however, that the fact that any item of information is disclosed in either the Easterly Disclosure Letter or the Sirius Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

        Section 8.11    Governing Law.     This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of Law thereof or of any other jurisdiction.

        Section 8.12    Exclusive Jurisdiction.     Each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 8.4.

        Section 8.13    Trust Account Waiver.     Sirius acknowledges that Easterly is a blank check company with the powers and privileges to effect a Business Combination. Sirius further acknowledges that, as described in the prospectus dated July 29, 2015 (the "Prospectus"), substantially all of Easterly's assets consist of the cash proceeds of the IPO and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Easterly, certain of its public stockholders and the underwriters of the IPO. Sirius acknowledges that it has been advised by Easterly that, except with respect to interest earned on the funds held in the Trust Account that may be released to Easterly to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Easterly completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if Easterly fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Easterly in limited amounts to permit Easterly to pay the costs and expenses of its liquidation and dissolution, and then to Easterly's public stockholders. For and in consideration of Easterly entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Sirius hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account except upon the Closing and the consummation of the Merger, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Easterly.

        Section 8.14    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 8.15    Definitions.

          (a)   As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, Schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.15 or on the corresponding page number of the Index of Defined Terms:

        "Adjusted June 30 DBVPS" means (i) the Final June 30 Book Value, (A) decreased by the $7,000,000 deferred underwriting fee payable to Citigroup Global Markets Inc. by Easterly, and (B) as adjusted to take into account the effect determined in accordance with GAAP of any conversion, restructuring or settlement of the Sirius Preference Shares held by IMG Acquisition Holdings, LLC, divided by (ii) the sum of (x) the fully diluted number of Sirius Common Shares outstanding as of June 30, 2018, (y) the number of Sirius Common Shares issuable upon conversion of the Sirius Preference Shares held by IMG Acquisition Holdings, LLC immediately prior to the Effective Time and (z) 593,000 Sirius Common Shares.

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such first Person.

        "Ancillary Agreements" mean the Registration Rights Agreement, the Lock-Up Agreements, the Warrant Amendment and the Sponsor Letter.

        "Business Combination" has the meaning specified in the Easterly Charter.

        "Business Day" means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the County of New York or Bermuda are authorized or required by Law to be closed.

        "Confidentiality Agreement" means the confidentiality agreement, dated May 31, 2018, between Easterly and Sirius, as the same may be amended, supplemented or otherwise modified by the parties.

        "Control" has the meaning specified in Rule 405 under the Securities Act.

        "Convertible Promissory Note" means the Convertible Promissory Note, dated as of March 17, 2016, issued by Easterly to Sponsor.

        "Designated Investors" has the meaning specified in Section 8.15(a)(i) of the Sirius Disclosure Letter.

        "Easterly Closing Outstanding Shares" means the number of shares of Easterly Common Stock issued and outstanding that were originally issued in the IPO less the Redemption Shares.

        "Estimated Easterly Cash Per Share" means the amount determined immediately prior to Closing equal to (i) the amount on deposit in the Trust Account plus accrued but unpaid dividends with respect to the funds in the Trust Account as of a date immediately prior to the Closing less amounts payable to redeem the Redemption Shares divided by (ii) the Easterly Closing Outstanding Shares.

        "GAAP" means generally accepted accounting principles in the United States.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indebtedness" means, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (ii) capitalized lease obligations, (iii) letters of credit, (iv) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (v) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (vi) negative balances in bank accounts, (vii) amounts in respect of checks in transit, (viii) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (ix) all liabilities relating to securitization or factoring programs or arrangements, and (x) all Indebtedness of another Person referred to in clauses (i) through (ix) above guaranteed (including keep well arrangements) directly or indirectly, jointly or severally, in any manner, in each case, other than (A) deposits and (B) federal or other similar governmental funds borrowings.

        "Insurance Regulator" means any insurance supervisory department or officials having jurisdiction over any part of the operations, business, assets, liabilities, products and services of any of the Reinsurance Subsidiaries, including Lloyd's.

        "Insurance Reserves" means any reserves, funds or provisions for losses, claims, premiums, loss and loss adjustment expenses (including reserves for incurred but not reported losses and loss adjustment expenses) and other Liabilities in respect of the insurance or reinsurance contracts issued by the Reinsurance Subsidiaries.

        "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

        "Investment Assets" means any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Sirius or any Sirius Subsidiary, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets, in each case acquired for investment purposes, but excluding, for the avoidance of doubt, any equity securities of the Sirius Subsidiaries owned by Sirius or other Sirius Subsidiary.

        "June 30 Book Value" means the book value of Sirius determined based on GAAP on a consolidated basis, as set forth in the final, Sirius Board approved, unaudited GAAP consolidated financial statements of Sirius for the six months ended June 30, 2018.

        "Knowledge" means the actual knowledge of the individuals set forth in Section 8.15(a)(i) of the Easterly Disclosure Letter, in the case of Easterly, or Section 8.15(a)(ii) of the Sirius Disclosure Letter, in the case of Sirius.

        "Laws" means, any United States, Bermuda, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

        "Liens" means, any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever, excluding restrictions imposed by securities Laws.

        "Lloyd's" means the Society and Corporation of Lloyd's incorporated under the Lloyd's Acts 1871 to 1982 (including the council constituted by the Lloyd's Act 1982 and any delegate or Person through whom the council is authorized to act)

        "Material Adverse Effect" means, with respect to Easterly, on the one hand, or Sirius, on the other hand, any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, (i) has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and its Subsidiaries, taken as a whole, except to the extent such material adverse effect results from (A) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which such party and its Subsidiaries operate, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries, (C) any decline in the market price or trading volume or credit rating of such party or the securities of such party (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (D) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (E) any failure, in and of itself, by such party to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would be a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement, performance, pendency or consummation of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with customers, employees, suppliers or other Persons or any litigation arising from this Agreement or the Transactions, (G) any change or prospective change in applicable Laws, regulation, GAAP or SAP (or authoritative interpretations thereof), (H) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (I) any action permitted or required to be taken pursuant to or in accordance with this Agreement or taken at the request of the other party or with the other party's express written consent or (J) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters or acts of God, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate; or (ii) would prevent or materially delay the consummation by Easterly or Sirius, as applicable, of the Merger and the other Transactions on a timely basis.

        "Material Contracts" shall mean (i) with respect to Sirius or any of its Subsidiaries, (A) any Contract which contains a material non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Sirius or any of its Subsidiaries, (B) any Contract with or to a labor union or guild (including any collective bargaining agreement), (C) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness in excess of $15,000,000 (other than deposit liabilities, trade payables, and securities sold under repurchase agreements), (D) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Sirius or its Subsidiaries, taken as a whole, (E) any Contract that is a consulting agreement or data processing, software programming or licensing Contract involving the payment of more than $2,000,000 per annum (other than any such Contracts which are terminable by Sirius or its Subsidiaries on 60 days or less notice without any required payment or other conditions (other than the condition of notice)) and (F) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Sirius or any of its Subsidiaries of assets with a fair market value in excess of $10,000,000 as to which there are any material ongoing obligations of Sirius, other than the sale of loans or securities in the ordinary course; or (ii) with respect to Easterly, (A) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Easterly with the SEC, (B) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Easterly of assets, securities, or properties, (C) any Contract relating to the Trust Account or the assets thereof, (D) any Contract with any officer, director or Affiliate of Easterly or with any underwriter of the IPO or (E) any other Contract under which Easterly is obligated to make payment or incur costs in excess of $100,000 in any year.

        "NASDAQ" means The NASDAQ Stock Market.

        "Order" means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

        "Permitted Lien" means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords' liens and liens granted to landlords under any lease, and (vii) any purchase money security interests, equipment leases or similar financing arrangements.

        "Person" means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Proceeding" means any suit, action, proceeding, arbitration, mediation, audit, hearing or, to the Knowledge of the Person in question, investigation or inquiry (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

        "Proxy Statement" means a proxy statement relating to the adoption and approval of this Agreement by Easterly's stockholders.

        "Reinsurance Subsidiaries" means the Subsidiaries set forth in Section 8.15(a)(iii) of the Sirius Disclosure Letter.

        "SAP" means, with respect to any Reinsurance Subsidiary, the statutory accounting practices prescribed or permitted by its domiciliary Insurance Regulator, including, if applicable, International Financial Reporting Standards.

        "Sirius Common Shares" means Sirius common shares of par value U.S.$0.01 each.

        "Sponsor" means Easterly Acquisition Sponsor, LLC, a Delaware limited liability company.

        "Subsidiary" when used with respect to any party means any company, corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such company, corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such party's financial statements under GAAP.

        "Tax Return" shall mean any return, report or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any information Tax Return required to be sent to any Person, any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

        "Taxes" shall mean (i) all taxes of any kind whatsoever imposed by any Governmental Entity, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, excise, employment, escheat, withholding (with respect to amounts received or paid), franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar taxes, fees, assessments or charges of any kind whatsoever, (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of Persons that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise, and (iii) in the case of each of the Taxes described under clause (i) and (ii), any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign with respect thereto.

        "Willful Breach" means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the Knowledge of the breaching party, (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement and (iii) the failure by any party to consummate the Transactions when it is required to do so pursuant to this Agreement.

        IN WITNESS WHEREOF, Sirius, Easterly, and Merger Sub have duly executed this Agreement, all as of the date first written above.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By:	/s/ ALLAN L. WATERS
	Name:	Allan L. Waters
	Title:	President & Chief Executive Officer
EASTERLY ACQUISITION CORP.
By:	/s/ AVSHALOM KALICHSTEIN
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer
SIRIUS ACQUISITIONS HOLDING COMPANY III
By:	/s/ ROBERT P. KUEHN
	Name:	Robert P. Kuehn
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Annex B

SPONSOR LETTER

June 23, 2018

Ladies and Gentlemen:

        Reference is made to that certain Agreement and Plan of Merger, dated as of date hereof (as it may be amended, supplemented or otherwise modified, the "Merger Agreement"), by and among Sirius International Insurance Group, Ltd., a Bermuda exempted company ("Sirius"), Easterly Acquisition Corp., a Delaware corporation ("Easterly"), and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned Subsidiary of Sirius ("Merger Sub"). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This letter agreement ("Letter Agreement") is being entered into by and among Easterly, Easterly Acquisition Sponsor, LLC, a Delaware limited liability company ("Easterly Sponsor"), and Sirius in connection with the Merger Agreement and the Transactions. This Letter Agreement represents the "Sponsor Letter" contemplated by the Merger Agreement.

        In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Easterly, Easterly Sponsor and Sirius hereby agree as follows:

        1.    Share Cancellation.    Effective as of the Closing and contingent upon the consummation of the Merger, Easterly shall cancel, and Easterly Sponsor shall surrender 3,928,000 shares of Easterly Common Stock held by Easterly Sponsor (the "Surrendered Sponsor Shares"); provided that the number of Surrendered Sponsor Shares shall be (i) decreased by 0.50 of a share of Easterly Common Stock for every $100 that the sum of (A) cash in the Trust Account at the Closing plus (B) the proceeds of the PIPE (the sum of (A) and (B), the "Amount Raised") is greater than $120,000,000 (provided, that if the Amount Raised is greater than or equal to $150,000,000, then, solely with respect to any portion of the Amount Raised that is funded from the Designated Investors (the "Designated Investors Investment"), the number of Surrendered Sponsor Shares shall be decreased by 0.25 (in lieu of 0.50) of a share of Easterly Common Stock for every $100 of the Reduced Rate Amount (as defined below)), or (ii) increased by 0.50 of a share of Easterly Common Stock for every $100 that the Amount Raised is less than $120,000,000. The "Reduced Rate Amount" shall mean the lesser of (x) the Amount Raised minus $150,000,000 and (y) the Designated Investors Investment. For example, if the Amount Raised is $160,000,000, with the Designated Investors Investment equal to $20,000,000, then the Reduced Rate Amount shall equal $10,000,000 and the number of Surrendered Sponsor Shares shall equal 3,753,000 (calculated by subtracting from 3,928,000 an amount equal to the sum of (1) (x) $10,000,000 divided by $100 multiplied by (y) 0.25 and (2) (x) $30,000,000 divided by $100 multiplied by (y) 0.50). For another example, if the Amount Raised is $180,000,000, with the Designated Investors Investment equal to $20,000,000, then the Reduced Rate Amount shall equal $20,000,000 and the number of Surrendered Sponsor Shares shall equal 3,678,000 (calculated by subtracting from 3,928,000 an amount equal to the sum of (1) (x) $20,000,000 divided by $100 multiplied by (y) 0.25 and (2) (x) $40,000,000 divided by $100 multiplied by (y) 0.50). Notwithstanding any of the foregoing, the minimum number of Surrendered Sponsor Shares shall be 3,328,000 and the maximum number of Surrendered Sponsor Shares shall be 4,528,000. Upon the consummation of the Merger and the other Transactions, all the Surrendered Sponsor Shares shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore, all as set forth in this Letter Agreement and in the Merger Agreement.

        2.    Private Placement Warrants.    At the Closing, Easterly shall cancel, and Easterly Sponsor shall surrender, the 6,750,000 warrants to acquire Easterly Common Stock acquired by Easterly Sponsor in a private placement in connection with the IPO.

        3.    Conditions to Effectiveness; Termination.    The provisions set forth in paragraphs 1, 2, 4 and 5 of this Letter Agreement shall take effect, and are conditioned in all respects, on the Closing of the Merger. In the event that the Merger Agreement is terminated in accordance with Section 7.1 thereof, this Letter Agreement shall terminate without any further action by Easterly, Easterly Sponsor or Sirius and shall be of no further force or effect. Notwithstanding the foregoing, nothing set forth in this Letter Agreement shall relieve any party hereto from liability, or otherwise limits the liability of any party hereto, for any breach of this Letter Agreement.

        4.    Payment Obligations of Easterly Sponsor.    Easterly Sponsor agrees to pay or reimburse Easterly or Sirius for all liabilities and obligations of Easterly due and owing or incurred at or prior to the Effective Time to the extent not paid by Easterly using unrestricted cash and up to $2,000,000 from the Trust Account pursuant to Section 5.13 of the Merger Agreement (for the avoidance of doubt, except for $2,000,000, no funds held in or released from the Trust Account shall be used to make such payments, provided, that the $7,000,000 deferred underwriting fee payable to Citigroup Global Markets Inc. by Easterly shall be paid out of the funds released from the Trust Account). Easterly agrees to provide to Sirius prior to the Closing Date a schedule describing in reasonable detail the liabilities and obligations of Easterly to be paid using such $2,000,000 from the Trust Account.

        5.    Convertible Promissory Note.    To the extent all amounts due and owing by Easterly to Easterly Sponsor under the Convertible Promissory Note will not be repaid in full at the Effective Time (using Easterly's unrestricted cash and up to $2,000,000 from the Trust Account, as permitted pursuant to paragraph 4 hereof and Section 5.13 of the Merger Agreement), Easterly Sponsor agrees to contribute to Easterly for no consideration, as a contribution to the capital of Easterly, effective immediately prior to the Effective Time, all amounts due and owing by Easterly to Easterly Sponsor under the Convertible Promissory Note. Easterly Sponsor and Easterly agree that, upon such contribution or upon such repayment in full, the Convertible Promissory Note shall terminate and be of no further force and effect.

        6.    Agreement to Vote; Irrevocable Proxy.

          a.     Easterly Sponsor hereby agrees that, while this Letter Agreement is in effect, at any meeting of Easterly stockholders, however called, or any adjournment or postponement or written consent in lieu thereof, Easterly Sponsor shall be present (in person or by proxy) and vote (or cause to be voted) all of Easterly Sponsor's shares of Easterly Common Stock: (a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any motion to adjourn or postpone the Easterly Stockholders Meeting as required or permitted by the Merger Agreement); (b) against (i) any agreement or arrangement related to any Easterly Acquisition Proposal other than the Merger Agreement, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Easterly, and (iii) any other action or transaction the consummation of which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other Transactions; and (c) in favor of any other matter necessary for consummation of the Merger and the other Transactions that is considered at any such meeting of stockholders, and in connection with the above to execute any documents reasonably requested by Sirius that are necessary or appropriate in order to effectuate the foregoing.

          b.     Solely with respect to the matters described in clause a. of this paragraph 6, while this Letter Agreement is in effect, Easterly Sponsor hereby irrevocably appoints Sirius (or any nominee of Sirius) as its attorney and proxy with full power of substitution and resubstitution, to the full extent of Easterly Sponsor's voting rights with respect to Easterly Sponsor's shares of Easterly Common Stock (which proxy is irrevocable and which appointment is coupled with an interest) to vote all of Easterly Sponsor's shares of Easterly Common Stock solely on the matters described in clause a. of this paragraph 6, and in accordance therewith. Easterly Sponsor hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated pursuant to this paragraph and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the termination of this Letter Agreement.

          c.     Easterly Sponsor hereby agrees, while this Letter Agreement is in effect, that any shares of Easterly Common Stock acquired by Easterly Sponsor after the date hereof (including, without limitation, upon exercise of any Easterly Warrant) shall be subject to the terms of this Letter Agreement as though owned by Easterly Sponsor on the date hereof.

        7.    Representations and Warranties of Easterly Sponsor.    Easterly Sponsor hereby represents and warrants to Sirius as follows:

          a.    Power; Due Authorization; Binding Agreement.    Easterly Sponsor has full limited liability company power and authority to execute and deliver this Letter Agreement, to perform Easterly Sponsor's obligations hereunder and to consummate the transactions contemplated hereby. This Letter Agreement has been duly and validly executed and delivered by Easterly Sponsor and constitutes a valid and binding agreement of Easterly Sponsor, enforceable against Easterly Sponsor in accordance with its terms, except to the extent that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

          b.    Ownership of Shares.    Easterly Sponsor is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 4,928,000 shares of Easterly Common Stock, such shares are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such shares), except as provided hereunder, in the letter agreement dated as of July 29, 2015, by and among Easterly, Easterly Sponsor and the other parties thereto, or pursuant to any applicable restrictions on transfer under the Securities Act of 1933, as amended, and as of the date hereof, and Easterly Sponsor does not own, beneficially or otherwise, any other shares of Easterly Common Stock.

          c.    No Conflicts.    The execution and delivery of this Letter Agreement by Easterly Sponsor does not, and the performance of the terms of this Letter Agreement by Easterly Sponsor will not, (a) require Easterly Sponsor to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Easterly Sponsor or Easterly Sponsor's properties or assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Easterly Sponsor or pursuant to which any of Easterly Sponsor's properties or assets are bound or (d) result in the imposition of any Lien on any asset of Easterly Sponsor.

          d.    Voting Power.    Easterly Sponsor has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth in this Letter Agreement and full power to agree to all of the matters set forth in this Letter Agreement, in each case with respect to all of Easterly Sponsor's shares of Easterly Common Stock. Such shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

          e.    Reliance by Sirius.    Easterly Sponsor understands and acknowledges that Sirius is entering into the Merger Agreement in reliance upon Easterly Sponsor's execution and delivery of this Letter Agreement.

        8.    Restriction on Transfer.    Easterly Sponsor hereby agrees, while this Letter Agreement is in effect, at any time prior to the Outside Date, not to, other than as may be specifically required by a court order, (i) assign or otherwise dispose of (including, without limitation, by gift, merger, consolidation or reorganization), or enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of Easterly Sponsor's shares of Easterly Common Stock (any such action, a "Transfer"), (ii) grant any proxies or powers of attorney (except as contemplated by paragraph 6 above), deposit any of Easterly Sponsor's shares of Easterly Common Stock into a voting trust or enter into a voting agreement with respect to any such shares, or (iii) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of Easterly Sponsor herein untrue or incorrect. Any attempted Transfer of the Easterly Sponsor's shares of Easterly Common Stock, or any interest therein, in violation of this paragraph shall be null and void. Easterly shall not register the transfer of any shares of Easterly Common Stock by Easterly Sponsor unless such transfer is made in accordance with the terms of this Letter Agreement. Notwithstanding the foregoing, Easterly Sponsor shall be permitted to enter into any contract, option or other agreement providing for a Transfer to another Person (a "Permitted Transferee") if (A) such Transfer occurs at the Effective Time and does not effect a Transfer of any Sponsor Surrendered Shares and (B) the Permitted Transferee has agreed in writing (the form and substance of which is reasonably acceptable to Sirius) to be bound by the terms of this Letter Agreement.

        9.    No Solicitation.    Easterly Sponsor hereby agrees to comply with the obligations imposed on Easterly's Representatives pursuant to Section 5.4 of the Merger Agreement.

        10.    Miscellaneous.

          a.     Nothing in this Letter Agreement shall limit or prevent Easterly Sponsor or its Affiliates from acting in his or her capacity as an officer or director of Easterly in accordance with his or her fiduciary duties.

          b.     This Letter Agreement may be amended only by a written instrument executed by Easterly, Easterly Sponsor and Sirius.

          c.     This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of each other party hereto, such consent not to be unreasonably withheld.

          d.     This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts entered into within the borders of such state and without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in United States District Court for the District of Delaware or any Delaware State court, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          e.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Sirius shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which Sirius is entitled at law or in equity. Easterly Sponsor hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

          f.      This Letter Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same letter agreement. The exchange of copies of this Letter Agreement and of signature pages hereto by facsimile or electronic mail in portable document format shall constitute effective execution and delivery of this letter agreement. Signatures of the parties transmitted by facsimile or electronic mail in portable document format shall be deemed to be the parties' original signatures for all purposes.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned have caused this Letter Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

EASTERLY ACQUISITION CORP.
By:	/s/ AVSHALOM KALICHSTEIN
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer
EASTERLY ACQUISITION SPONSOR, LLC
By:	/s/ AVSHALOM KALICHSTEIN
	Name:	Avshalom Kalichstein
	Title:	Managing Director
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By:	/s/ ALLAN L. WATERS
	Name:	Allan L. Waters
	Title:	President & Chief Executive Officer

[Signature page to Sponsor Letter]

Annex C

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND SPONSOR LETTER

        This First Amendment to Agreement and Plan of Merger and Sponsor Letter (this "Amendment") is made and entered into as of August 29, 2018, by and among SIRIUS INTERNATIONAL INSURANCE GROUP, LTD., a Bermuda exempted company ("Sirius"), EASTERLY ACQUISITION CORP., a Delaware corporation ("Easterly"), SIRIUS ACQUISITIONS HOLDING COMPANY III, a Delaware corporation and a wholly owned Subsidiary of Sirius ("Merger Sub"), CM BERMUDA LTD., an exempted Bermuda limited liability company ("CMB"), and EASTERLY ACQUISITION SPONSOR, LLC, a Delaware limited liability company ("Sponsor"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of June 23, 2018 (the "Agreement"), by and among Sirius, Merger Sub and Easterly, prior to giving effect to this Amendment.

W I T N E S S E T H:

        WHEREAS, in connection ongoing discussions among Sirius, Easterly, Sponsor, CMB and potential investors in the PIPE, Sirius, Merger Sub, Easterly and Sponsor have agreed to make certain modifications to the Agreement and the Sponsor Letter, and CMB has agreed to become a party to the Agreement for the purposes set forth therein and herein;

        WHEREAS, in order to facilitate the closing of the transactions contemplated by the Agreement, the parties desire to amend the Agreement to, among other things, reflect such discussions and modifications; and

        WHEREAS, the parties to the Sponsor Letter desire to set forth their understanding regarding the $213,000,000 contemplated offering of Series B Preferred Shares and common shares of Sirius pursuant to those certain Subscription Agreements (the "Subscription Agreements") dated on or about the date hereof, by and between Sirius and the investors party thereto.

        NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        Section 1.1.    Amendments.

          (a)   The last sentence of Section 2.1(b) is hereby amended and restated in its entirety to read as follows:

      "As used in this Agreement, the "Exchange Ratio" means a fraction determined by dividing (i) the Estimated Easterly Cash Per Share by (ii) (x) 1.05 multiplied by (y) the Estimated Adjusted September 30 DBVPS (or, if applicable, the Final Adjusted September 30 DBVPS), in each case as determined in accordance with this Section 2.1(b) and Section 2.1(g)."

          (b)   Section 2.1(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

      "(g) Determination of Exchange Ratio.

                (i)  No later than five (5) Business Days after the date that the Registration Statement is declared effective (but if the Registration Statement is declared effective on or after September 30, 2018, then no earlier than October 5, 2018), Sirius shall prepare and deliver to Easterly its good faith estimates of the September 30 Book Value and the Adjusted September 30 DBVPS (the "Proposed Book Value Schedule"), together with such supporting documentation that Easterly may reasonably request. The final, conclusive and binding estimates of September 30 Book Value and Adjusted September 30 DBVPS, as determined pursuant to this Section 2.1(g), are referred to herein as the "Estimated September 30 Book Value" and "Estimated Adjusted September 30 DBVPS," respectively.

               (ii)  Within five (5) Business Days of the delivery of the Proposed Book Value Schedule, Easterly shall notify Sirius whether it accepts or disputes the accuracy of the Proposed Book Value Schedule. In the event that Easterly disputes the accuracy of the Proposed Book Value Schedule, Easterly shall notify Sirius in reasonable detail of those items and amounts as to which Easterly disagrees and shall set forth Easterly's calculation of such disputed amounts (a "Dispute Notice"), and Easterly shall be deemed to have agreed with all other items and amounts contained in the Proposed Book Value Schedule not so disputed. In the event that Easterly notifies Sirius that it accepts the Proposed Book Value Schedule or does not deliver a Dispute Notice to Sirius during such five (5) Business Day period, Easterly, on behalf of itself and all holders of Easterly Common Stock, shall be deemed to have accepted the accuracy of the Proposed Book Value Schedule, and the estimates of the September 30 Book Value and Adjusted September 30 DBVPS set forth therein shall be final, conclusive and binding upon the parties.

              (iii)  If a Dispute Notice shall be timely delivered by Easterly pursuant to Section 2.1(g)(ii), then Sirius and Easterly shall forthwith jointly request that a mutually agreed upon nationally recognized independent accounting firm (the "Accounting Firm") make a binding determination only as to the items set forth in the Dispute Notice, in accordance with the terms of this Agreement. The Accounting Firm will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. The Accounting Firm shall consider only those items or amounts in the Proposed Book Value Schedule as to which Easterly and Sirius are in disagreement. The Accounting Firm shall deliver to Easterly and Sirius a written report setting forth its adjustments, if any, to the Proposed Book Value Schedule based on the Accounting Firm's determination with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item as to which Easterly and Sirius are in disagreement, the Accounting Firm shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by Easterly or Sirius with respect to such item, as the case may be. Such report and the estimates of the September 30 Book Value and Adjusted September 30 DBVPS set forth therein shall be final, conclusive and binding on the parties, and neither party nor any of their respective Affiliates, stockholders or Representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Accounting Firm. The fees and expenses of the Accounting Firm for purposes of this Section 2.1(g) shall be borne equally by the parties.

              (iv)  At least two (2) Business Days prior to the Closing Date (or such other time as may be mutually agreed between Sirius and Easterly), Easterly shall notify Sirius in writing of its good faith calculation of the Easterly Closing Outstanding Shares and the Estimated Easterly Cash Per Share, in each case as of immediately prior to the Effective Time, together with such supporting documentation that Sirius may reasonably request. Using such amounts and the Estimated Adjusted September 30 DBVPS, Sirius shall then calculate the final Exchange Ratio; provided, however, that if the Final Adjusted September 30 DBVPS is determined pursuant to Section 2.1(h)(i) prior to the Closing

      Date, then Sirius shall calculate the final Exchange Ratio using the Final Adjusted September 30 DBVPS (in lieu of the Estimated Adjusted September 30 DBVPS)."

          (c)   Section 2.1(h) of the Agreement shall be added after the end of Section 2.1(g) of the Agreement as follows:

      "(h) Post-Closing Adjustment.

                (i)  Promptly after the date that Sirius files with the SEC its financial statements for the quarter ended September 30, 2018, Sirius shall prepare its good faith calculation of the September 30 Book Value and the Adjusted September 30 DBVPS based on such financial statements. Such calculation shall be submitted to Sirius's Audit Committee for review and approval. The calculations of September 30 Book Value and Adjusted September 30 DBVPS, as finally approved by Sirius's Audit Committee (the "Final September 30 Book Value" and "Final Adjusted September 30 DBVPS," respectively), shall be final, conclusive and binding upon the parties.

               (ii)  If, and only if, the Exchange Ratio is calculated at Closing using the Estimated Adjusted September 30 DBVPS and the Closing occurs, then, promptly after the determination of the Final Adjusted September 30 DBVPS pursuant to Section 2.1(h)(i):

                (A)  In the event that the Exchange Ratio, if calculated using the Final Adjusted September 30 DBVPS in lieu of the Estimated Adjusted September 30 DBVPS, would have been a higher number, then CMB shall at CMB's option either (1) surrender the CMB Surrendered Shares (as defined below) or (2) pay to Sirius an amount equal to the difference between the Final September 30 Book Value and the Estimated September 30 Book Value.

        "CMB Surrendered Shares" means the number of Sirius Common Shares equal to x in the following formula:

        Adjusted Post-Closing Ownership Percentage = (Actual Post-Closing CMB Shares–x) / ((Actual Post-Closing CMB Shares–x) + Actual Other Post-Closing Shares).

        "Actual Post-Closing CMB Shares" means the number of Sirius Common Shares owned by CMB immediately after giving effect to the redemption contemplated by the Redemption Agreement.

        "Actual Other Post-Closing Shares" means the sum of (i) the number of Sirius Common Shares issuable to Easterly stockholders at Closing pursuant to this Agreement and (ii) the number of Sirius Common Shares issued to investors in the PIPE or issuable to investors in the PIPE upon conversion of any convertible securities issued to such investors.

        "Adjusted Post-Closing CMB Shares" means 120,000,000 minus (i) the aggregate purchase price of the Sirius Common Shares redeemed pursuant to the Redemption Agreement divided by (ii) (A) 1.05 multiplied by (B) the Final Adjusted September 30 DBVPS.

        "Adjusted Post-Closing Ownership Percentage" means a fraction of which the numerator is (x) Adjusted Post-Closing CMB Shares and the denominator is (y) the Adjusted Total Post-Closing Shares.

        "Adjusted Total Post-Closing Shares" means the sum of (i) the Adjusted Post-Closing CMB Shares, (ii) (A) the aggregate purchase price of the Sirius Common Shares (or securities convertible into Sirius Common Shares) sold in the PIPE divided by

        (B) (1) 1.05 multiplied by (2) the Final Adjusted September 30 DBVPS and (iii) the number of Sirius Common Shares that would have been issued to Easterly stockholders (including, for the avoidance of doubt, Sponsor) based on the Exchange Ratio calculated using the Final Adjusted September 30 DBVPS in lieu of the Estimated Adjusted September 30 DBVPS.

                (B)  In the event that the Exchange Ratio, if calculated using the Final Adjusted September 30 DBVPS in lieu of the Estimated Adjusted September 30 DBVPS, would have been a lower number, then Sirius shall at Sirius's option either (1) issue to CMB the CMB Additional Shares (as defined below) or (2) pay to CMB an amount equal to the difference between Estimated September 30 Book Value and the Final September 30 Book Value.

        "CMB Additional Shares" means the number of Sirius Common Shares equal to x in the following formula:

        Adjusted Post-Closing Ownership Percentage = (Actual Post-Closing CMB Shares + x) / ((Actual Post-Closing CMB Shares + x) + Actual Other Post-Closing Shares)."

          (d)   The definition of "Adjusted June 30 DBVPS" in Section 8.15 of the Agreement is hereby deleted in its entirety, and the following definition is hereby added in alphabetical order in Section 8.15 of the Agreement (and each reference in the Agreement to "Adjusted June 30 DBVPS" shall be deemed to refer to "Adjusted September 30 DBVPS"):

      ""Adjusted September 30 DBVPS" means (i) the September 30 Book Value, (A) decreased by the $7,000,000 deferred underwriting fee payable to Citigroup Global Markets Inc. by Easterly, and (B) as adjusted to take into account the effect determined in accordance with GAAP of the redemption of the Sirius Preference Shares held by IMG Acquisition Holdings, LLC, divided by (ii) the sum of (x) the fully diluted number of Sirius Common Shares outstanding as of September 30, 2018 and (y) 593,000 Sirius Common Shares."

          (e)   The definition of "June 30 Book Value" in Section 8.15 of the Agreement is hereby deleted in its entirety, and the following definition is hereby added in alphabetical order in Section 8.15 of the Agreement (and each reference in the Agreement to "June 30 Book Value" shall be deemed to refer to "September 30 Book Value"):

      ""September 30 Book Value" means the book value of Sirius as of September 30, 2018 determined based on GAAP on a consolidated basis based on the final, Sirius Board approved, unaudited GAAP consolidated financial statements of Sirius for the nine months ended September 30, 2018."

          (f)    Section 2.5 of the form of Warrant Amendment attached as Exhibit E to the Agreement is hereby amended and restated as follows:

      "2.5 Warrant Price. The first sentence of Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

      "Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company a fraction of a Common Share equal to the Exchange Ratio at the price per Common Share of (x) $11.50 divided by (y) the Exchange Ratio, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1.""

        Section 1.2.    Sponsor Letter.

          (a)   For purposes of determining the Amount Raised under the Sponsor Letter, if the proceeds of the PIPE, including the proceeds from the Subscription Agreements, are less than $213,000,000 (other than as a result of an investor failing to fund its obligations in breach of its Subscription Agreement at a time when Sirius is not then in material breach of any of its representations, warranties, covenants or agreements set forth in such Subscription Agreement at the time of such investor's breach of such Subscription Agreement), then proceeds of the PIPE shall be deemed to be equal to $213,000,000 for purposes of determining the Amount Raised under the Sponsor Letter.

          (b)   The last two sentences in Section 1 of the Sponsor Letter are hereby amended and restated in their entirety as follows:

      "Notwithstanding any of the foregoing, the minimum number of Surrendered Sponsor Shares shall be 3,328,000 and the maximum number of Surrendered Sponsor Shares shall be 4,528,000; provided that, once the number of Surrendered Sponsor Shares is determined pursuant to the foregoing (including taking into account such minimum and maximum number of Surrendered Sponsor Shares), such number of Surrendered Sponsor Shares shall be subject to further adjustment (which, for the avoidance of doubt, may result in more than 4,528,000 Surrendered Sponsor Shares) as follows:

      In the event that the Net Economic Sale Price is less than $17.39, the number of Surrendered Sponsor Shares determined pursuant to the foregoing shall be increased by (i) if the Economic Shortfall Amount is equal to or greater than $1.75 million, the Economic Shortfall Shares or (ii) if the Economic Shortfall Amount is between $0 and $1.75 million, such number of shares of Easterly Common Stock (rounded to the nearest whole share) equal to (A) the Economic Shortfall Shares multiplied by (B) a fraction of which the Economic Shortfall Amount is the numerator and $1.75 million is the denominator.

      "Economic Shortfall Amount" means an amount equal to (i) $17.39 less the Net Economic Sale Price multiplied by (ii) the sum of (A) the number of Sirius Common Shares issuable to Easterly stockholders (other than Easterly Sponsor) at Closing pursuant to the Merger Agreement and (B) the number of Sirius Common Shares issued to investors in the PIPE or issuable to investors in the PIPE upon conversion of any convertible securities issued to such investors.

      "Economic Shortfall Shares" means such number of shares of Easterly Common Stock (rounded to the nearest whole share) equal to (i) (A) $500,000 divided by (B) (1) 1.05 multiplied by (2) the Estimated Adjusted September 30 DBVPS (if the final Exchange Ratio is calculated using the Estimated Adjusted September 30 DBVPS) or Final Adjusted September 30 DBVPS (if the final Exchange Ratio is calculated using the Final Adjusted September 30 DBVPS) divided by (ii) the Exchange Ratio.

      "Net Economic Sale Price" means (i) (A) Estimated Adjusted September 30 DBVPS (if the final Exchange Ratio is calculated using the Estimated Adjusted September 30 DBVPS) or Final Adjusted September 30 DBVPS (if the final Exchange Ratio is calculated using the Final Adjusted September 30 DBVPS) multiplied by (B) 1.05 less (ii) (A) $8.33 million divided by (B) the sum of (1) the number of Sirius Common Shares issuable to Easterly stockholders (other than Easterly Sponsor) at Closing pursuant to the Merger Agreement and (2) the number of Sirius Common Shares issued to investors in the PIPE or issuable to investors in the PIPE upon conversion of any convertible securities issued to such investors.

      Upon the consummation of the Merger and the other Transactions, all the Surrendered Sponsor Shares shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore, all as set forth in this Letter Agreement and in the Merger Agreement."

        Section 1.3.    Authorization.     Each party hereby represents to the other parties hereto that this Amendment has been duly authorized, executed and delivered by such and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

        Section 1.4.    Miscellaneous.

          (a)   After giving effect to this Amendment, references in the Agreement to "this Agreement", "hereof", "hereunder" or words of like import referring to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment and all references in the Company Disclosure Letter or the Parent Disclosure Letter to "the Agreement" shall be deemed to refer to the Agreement as amended by this Amendment, in each case, unless the context otherwise requires.

          (b)   Except as amended hereby, the Agreement and the Sponsor Letter shall remain in full force and effect. Nothing herein shall affect, modify or limit any waiver or consent granted by any party pursuant to the Agreement and the Sponsor Letter. This Amendment may be executed in counterparts which together shall constitute a single agreement.

          (c)   The provisions of Article VIII of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows.]

        IN WITNESS WHEREOF, each of the parties hereto have duly executed this Amendment, all as of the date first written above.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By:	/s/ ALLAN L. WATERS
	Name:	Allan L. Waters
	Title:	Chairman & CEO
SIRIUS ACQUISITIONS HOLDING COMPANY III
By:	/s/ ROBERT P. KUEHN
	Name:	Robert P. Kuehn
	Title:	Secretary
CM BERMUDA LTD.
By:	/s/ FENG LIAO
	Name:	Feng Liao
	Title:	Director
EASTERLY ACQUISITION CORP.
By:	/s/ AVSHALOM KALICHSTEIN
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer
EASTERLY ACQUISITION SPONSOR, LLC
By:	/s/ AVSHALOM KALICHSTEIN
	Name:	Avshalom Kalichstein
	Title:	Managing Director

[Signature Page to Amendment]

Annex D

        THIS PROMISSORY NOTE (THIS "NOTE") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

 EASTERLY ACQUISITION CORP.
PROMISSORY NOTE

Principal Amount: See Schedule A	Dated as of June 23, 2018 New York, New York

        This Promissory Note (this "Note") is made by Easterly Acquisition Corp., a Delaware corporation (the "Maker"), to Sirius International Insurance Group, Ltd. (the "Payee"). The Maker promises to pay to the order of the Payee the principal balance as set forth on Schedule A hereto, which schedule shall be updated from time to time by the parties hereto to reflect all advances outstanding under this Note. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note. Payee is under no obligation to make any advance or readvances pursuant to this Note.

          1.     Principal.    All unpaid principal and interest under this Note shall be due and payable upon the date (the "Maturity Date") that Maker consummates its initial business combination (the "Business Combination") and on which the cash in Maker's trust account established at the time of Maker's initial public offering (the "Trust Account") is released to Maker. The principal on this Note including any investment income thereon shall be deposited in a separate account that is part of the Trust Account that shall be used as collateral to secure the repayment of the principal and interest on the Note to the Payee (the "Separate Account"). Any outstanding principal and interest amount under this Note may be prepaid at any time by the Maker, at its election and without penalty. Payee shall lend Maker an amount in cash (A) on July 1, 2018 equal to the product of (x) $0.03 and (y) the number of shares of Maker common stock, par value $0.0001 per share ("Common Stock"), outstanding as of such date, excluding the 5,000,000 shares owned by Easterly Acquisition Sponsor, LLC (the "Sponsor") and the directors of Maker (the "Founder Shares"), (B) on August 1, 2018, equal to the product of (x) $0.03 and (y) the number of shares of Common Stock outstanding as of such date, excluding the Founder Shares, (C) on September 1, 2018, equal to the product of (x) $0.03 and (y) the number of shares of Common Stock outstanding as of such date, excluding the Founder Shares, (D) on October 1, 2018, equal to the product of (x) $0.03 and (y) the number of shares of Common Stock outstanding as of such date, excluding the Founder Shares, and (E) on November 1, 2018, equal to the product of (x) $0.03 and (y) the number of shares of Common Stock outstanding as of such date, excluding the Founder Shares; provided, however, that if the Business Combination occurs at any time prior to a funding date set forth in the preceding clauses (A) through (E), then any funding required by this Note shall be prorated through the date of the closing of the Business Combination and all future fundings shall not be required; provided, further, that if an amendment to Maker's amended and restated certificate of incorporation (as amended) to extend the date by which Maker must consummate a Business Combination until November 30, 2018 and a related amendment to the agreement governing the Trust Account are not approved by Maker's stockholders prior to June 30, 2018, then no fundings under this Note shall be required and this Note shall automatically terminate and be of no further force and effect immediately after such special meeting. Maker shall promptly deposit each funding from Payee into the separate account that is part of the Trust Account that was established for the benefit of the holders of the Common Stock, excluding the Founder Shares.

          2.     Interest.    This Note shall bear interest in an amount equal to the income (if any) actually earned from investing the principal on the Note.

          3.     Application of Payments.    All payments shall be applied first to payment in full of any costs incurred in the collection of any amount due under this Note, including (without limitation) reasonable attorneys' fees and expenses, then to the payment in full of any late charges, then to the payment of interest and finally to the reduction of the unpaid principal balance of this Note.

          4.     Events of Default.    The occurrence of any of the following shall constitute an event of default ("Event of Default"):

            (a)   Failure to Make Required Payments.    Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

            (b)   Voluntary Bankruptcy, etc.    The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

            (c)   Involuntary Bankruptcy, etc.    The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

          5.     Remedies.

            (a)   Upon the occurrence of an Event of Default specified in Section 4(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

            (b)   Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

          6.     Representations of Maker.    The Maker hereby represents and warrants on and as of the date hereof that: (i) the Maker has the requisite power and authority to execute, deliver, and perform its obligations under this Note, and the Maker has taken all necessary action to authorize the same, and such execution, delivery, and performance do not violate or contravene, or result in a breach or violation of, or constitute a default under, its organizational documents or any law, regulation, agreement, writ, or order or contractual restriction, applicable to or binding upon it or any of its assets and will not result in any lien upon any assets of the Maker; and (ii) this Note has been duly executed and delivered, and constitutes the legal, valid, and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

          7.     Waivers.    Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

          8.     Unconditional Liability.    Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker's liability hereunder.

          9.     Notices.    All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

          10.   Governing Law.    THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

          11.   Submission to Jurisdiction.    Any legal action or proceeding with respect to this Note may be brought in the Court of Chancery of the State of Delaware and any court of the United States Located in the State of Delaware, and any appellate court from any thereof and, by execution and delivery of this Note, the Maker hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Maker irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Maker at its address specified pursuant to Section 9 above, such service to become effective seven days after such mailing. Nothing herein shall affect the right of the Payee or any holder of this Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Maker in any other jurisdiction. The Maker hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Note brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          12.   Severability.    Any provision contained in this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          13.   Trust Waiver.    Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind ("Claim") in or to any distribution of or from the trust account (other than the Separate Account in the event that the Business Combination consummates) established with the proceeds of the initial public offering of Maker (the "IPO (including the deferred underwriters discounts and commissions) and the proceeds from private placements of Maker's securities, which were deposited in the trust account, as described in greater detail in the registration statement and prospectus filed with the Securities and Exchange Commission in connection with the IPO on July 29, 2015, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account (other than the Separate Account in the event that the Business Combination consummates) for any reason whatsoever.

          14.   Amendment; Waiver.    Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee. Neither the failure nor delay on the part of the Payee to exercise any right, power or privilege under this Note and no course of dealing between the Maker and the Payee shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Payee would otherwise have. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Payee to any other or further action in any circumstances without notice or demand.

          15.   Successors and Assigns.    Subject to the restrictions on transfer in Sections 16 and 17 below, the rights and obligations of the Maker and Payee hereunder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of any party hereto (by operation of law or otherwise) with the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

          16.   Transfer of this Note.    With respect to any offer, sale or other disposition of this Note, Payee shall give written notice to Maker prior thereto, describing briefly the manner thereof, together with (i) except for a Permitted Transfer, in which case the requirements in this clause (i) shall not apply, a written opinion reasonably satisfactory to the Maker in form and substance from counsel reasonably satisfactory to the Maker to the effect that such offer, sale or other distribution may be effected without registration or qualification under any federal or state law then in effect and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Maker in form and substance agreeing to be bound by the restrictions on transfer contained herein. Upon receiving such written notice, reasonably satisfactory opinion, or other evidence, and such written acknowledgement, the Maker, as promptly as practicable, shall notify Payee that Payee may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Maker. If a determination has been made pursuant to this Section 16 that the opinion of counsel for Payee, or other evidence, or the written acknowledgment from the desired transferee, is not reasonably satisfactory to the Maker, the Maker shall so notify Payee promptly after such determination has been made. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Maker such legend is not required in order to ensure compliance with the Securities Act. The Maker may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration on the books maintained for such purpose by or on behalf of the Maker. Prior to presentation of this Note for registration of transfer, the Maker shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Maker shall not be affected by notice to the contrary. For purposes hereof "Permitted Transfer" shall mean any transfer to Payee's officers or directors, any affiliates or family members of any of Payee's officers or directors, any members of Payee or their affiliates, or any affiliates of Payee.

          17.   Acknowledgment.    Payee is acquiring this Note for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Payee understands that the acquisition of this Note involves substantial risk. Payee has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in this Note, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment in this Note and protecting its own interests in connection with this investment.

          18.   Agreed Tax Treatment.    For all tax purposes, the Maker and the Payee agree to treat this Note (i) as a collateral arrangement to secure a payment of a termination fee to Trust Account and Maker in the event that the Business Combination is not consummated, which collateral shall be returned to Payee in the event that a Business Combination is consummated and (ii) Payee as the owner of the principal amount and investment income thereon at all times, and to file all Tax Returns consistently therewith.

          19.   Further Assurances.    At any time and from time to time, the Maker agrees that the Maker will cooperate with the Payee and will execute and deliver, or cause to be executed and delivered, all such further instruments and documents, and will take all such further actions, as the Payee may reasonably request in order to carry out the provisions and purposes of this Note.

[Signature Page Follows]

        IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

EASTERLY ACQUISITION CORP.
			By:	/s/ AVSHALOM KALICHSTEIN
				Name:	Avshalom Kalichstein
				Title:	Chief Executive Officer
ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By:	/s/ ALLAN L. WATERS
	Name:	Allan L. Waters
	Title:	President + Chief Executive Officer

        [Signature page to Promissory Note]

SCHEDULE A

        Subject to the terms and conditions set forth in this Note to which this schedule is attached, the principal balance due under this Note shall be set forth in the table below and shall be updated from time to time to reflect all advances and readvances outstanding under this Note.

Date	Drawing	Principal Balance
July 1, 2018
August 1, 2018
September 1, 2018
October 1, 2018
November 1, 2018

Annex E

FORM OF
REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of [    •    ], 2018, is made and entered into by and among SIRIUS INTERNATIONAL INSURANCE GROUP, LTD., a Bermuda exempted company (the "Company"), CM BERMUDA LTD., an exempted Bermuda limited liability company ("CMB"), and EASTERLY ACQUISITION SPONSOR, LLC, a Delaware limited liability company ("Easterly Sponsor"; Easterly Sponsor, CMB and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, so long as each such Person holds any Registrable Securities (as defined below), a "Holder" and collectively the "Holders").

RECITALS

        WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 23, 2018, by and among the Company, Easterly Acquisition Corp., a Delaware corporation ("Easterly"), and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), as of the Effective Time (as defined in the Merger Agreement), Merger Sub merged with and into Easterly (the "Merger"), with Easterly being the surviving entity in the Merger and a wholly owned subsidiary of the Company;

        WHEREAS, immediately prior to the Effective Time of the Merger, after giving effect to the transactions contemplated by that certain Redemption Agreement (the "Redemption Agreement"), dated as of [    •    ], 2018, by and between the Company and CMB, CMB was the holder of [    •    ] common shares of the Company, par value $0.01 per share (the "Common Shares"), representing all of the issued and outstanding Common Shares;

        WHEREAS, immediately prior to the Effective Time of the Merger, Easterly Sponsor was the holder of [    •    ] shares of common stock of Easterly, par value $0.0001 per share (the "Easterly Common Stock");

        WHEREAS, pursuant to the Merger Agreement, at the Effective Time of the Merger, each issued and outstanding share of Easterly Common Stock (other than Redemption Shares (as defined in the Merger Agreement)) was converted into the right to receive newly issued Common Shares;

        WHEREAS, immediately following the Effective Time of the Merger, after giving effect to the transactions contemplated by the Redemption Agreement, CMB was the holder of [    •    ] Common Shares (the "CMB Shares") and Easterly Sponsor was the holder of [    •    ] Common Shares (the "Easterly Sponsor Shares"); and

        WHEREAS, the Company and the Holders desire to enter into this Agreement in connection with the closing of the transactions contemplated by the Merger Agreement to grant the Holders certain registration rights with respect to certain securities of the Company, on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

 ARTICLE I
DEFINITIONS

        1.1    Definitions.     The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

        "Adverse Disclosure" shall mean any public disclosure of non-public information that the Company has a bona fide business purpose for not disclosing publicly, which disclosure, in the good faith judgment of the principal executive officer of the Company or the principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading and (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed.

        "Agreement" shall have the meaning given in the Preamble.

        "Board" shall mean the Board of Directors of the Company.

        "CMB" shall have the meaning given in the Preamble and, for the avoidance of doubt, shall not include any other Holder of CMB Shares.

        "CMB Shares" shall have the meaning given in the Recitals hereto.

        "Commission" shall mean the U.S. Securities and Exchange Commission.

        "Common Shares" shall have the meaning given in the Recitals hereto.

        "Company" shall have the meaning given in the Preamble.

        "Demand Registration" shall have the meaning given in subsection 2.1.1.

        "Easterly" shall have the meaning given in the Recitals hereto.

        "Easterly Common Stock" shall have the meaning given in the Recitals hereto.

        "Easterly Sponsor" shall have the meaning given in the Preamble.

        "Easterly Sponsor Shares" shall have the meaning given in the Recitals hereto.

        "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

        "Holders" shall have the meaning given in the Preamble.

        "Lock-Up Agreements" shall mean those certain letter agreements, dated as of [    •    ], 2018, by and between the Company, on the one hand, and certain holders of the Common Shares of the Company, on the other hand, entered into pursuant to the Merger Agreement.

        "Lock-Up Period" shall mean the applicable lock-up periods for the Holders set forth in the Lock-Up Agreements.

        "Maximum Number of Securities" shall have the meaning given in subsection 2.1.4.

        "Merger" shall have the meaning given in the Recitals hereto.

        "Merger Agreement" shall have the meaning given in the Recitals hereto.

        "Merger Sub" shall have the meaning given in the Recitals hereto.

        "Misstatement" shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements contained therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading.

        "Permitted Transferees" shall mean a Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period, under the Lock-Up Agreements and any other applicable agreement between such Holder and the Company, and to any transferee thereafter, in each case in compliance with Section 5.2.

        "Person" shall mean a company, a corporation, an association, a partnership, a limited liability company, an organization, a joint venture, a trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

        "Piggyback Registration" shall have the meaning given in subsection 2.2.1.

        "Pro Rata" shall have the meaning given in subsection 2.1.4.

        "Prospectus" shall mean the prospectus (including any preliminary prospectus) included in any Registration Statement, as supplemented by any and all prospectus supplements (including preliminary prospectus supplements) and as amended by any and all post-effective amendments, and including all material incorporated by reference in such prospectus or prospectus supplement.

        "Redemption Agreement" shall have the meaning given in the Recitals hereto.

        "Registrable Security" shall mean (a) the CMB Shares, (b) the Easterly Sponsor Shares and (c) any other equity security of the Company issued or issuable with respect to any such Common Shares by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation, reorganization or other similar event; provided, however, that, as to any particular Registrable Security held by any particular Holder, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities by such Holder shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (but without volume or manner of sale restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

        "Registration" shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

        "Registration Expenses" shall mean the Company's out-of-pocket expenses incident to a Registration, including, without limitation, the following:

          (A)  all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the Common Shares are then listed;

          (B)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

          (C)  printing, messenger, telephone and delivery expenses;

          (D)  fees and disbursements of counsel for the Company;

          (E)  fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

          (F)  if CMB is participating in such Registration, reasonable fees and expenses of one (1) legal counsel selected by CMB to represent its interests in connection with such Registration.

        "Registration Statement" shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

        "Securities Act" shall mean the U.S. Securities Act of 1933, as amended from time to time.

        "Shelf Registration" means a Registration Statement of the Company for an offering to be made on a delayed or continuous basis of Common Shares pursuant to Rule 415 under the Securities Act (or similar provisions then in effect).

        "Shelf Takedown" shall have the meaning given in Section 2.3.

        "Shelf Takedown Notice" shall have the meaning given in Section 2.3.

        "Underwriter" shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer's market-making activities.

        "Underwritten Offering" shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

  "Underwritten Shelf Offering Requesting Holder" shall have the meaning given in Section 2.3.

ARTICLE II
REGISTRATIONS

        2.1    Demand Registration.

          2.1.1    Request for Registration.    Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time, CMB may make a written demand for Registration under the Securities Act of all or part of its Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a "Demand Registration"). The Company shall, as soon thereafter as practicable, but not more than thirty (30) days immediately after the Company's receipt of the Demand Registration, file a Registration Statement with respect to the Registration of all Registrable Securities requested by CMB pursuant such Demand Registration, and use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable thereafter. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations in any consecutive 12-month period pursuant to a Demand Registration under this subsection 2.1.1.

          2.1.2    Effective Registration.    Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Registration has become effective, (ii) the Company has complied with all of its obligations under this Agreement with respect thereto and (iii) the earlier to occur of either all of the Registrable Securities requested by CMB to be registered in such Demand Registration have been sold or such Registration Statement has remained effective for a period of sixty (60) consecutive days; provided, that if, after such Registration Statement has become effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall not count as a Registration unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) CMB thereafter affirmatively elects to continue with such Registration and accordingly notifies the Company in writing of such election no later than five (5) days after the Company notifies CMB of such removal, rescinding or termination.

          2.1.3    Underwritten Offering.    Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if CMB so advises the Company as part of its Demand Registration or Shelf Takedown that the offering of the Registrable Securities pursuant to such Demand Registration or Shelf Takedown shall be in the form of an Underwritten Offering, then the right of any Holder to include its Registrable Securities in such Demand Registration or Shelf Takedown shall be conditioned upon such Holder's participation in such Underwritten Offering and the inclusion of such Holder's Registrable Securities in such Underwritten Offering to the extent provided herein. Each such Holder proposing to distribute Registrable Securities through an Underwritten Offering pursuant to this subsection 2.1.3 or subsection 2.2.1 shall (i) agree to sell its Registrable Securities on the basis provided in the applicable underwriting/sales arrangements and (ii) agree to complete and execute all questionnaires, powers of attorney, indemnities, underwriting/sales agreements and other documents reasonably required under the terms of such underwriting/sales arrangements; provided, however, that no Holder shall be required to make any representations or warranties to the Company or the Underwriters or other purchasers (other than representations and warranties regarding (1) such Holder's ownership of Registrable Securities to be transferred free and clear of all liens, claims and encumbrances created by such Holder, (2) such Holder's power and authority to effect such transfer, (3) such matters pertaining to such Holder's compliance with securities laws as reasonably may be requested and (4) such Holder's intended method of distribution) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Article IV hereof.

          2.1.4    Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration or Shelf Takedown, in good faith, advises the Company in writing that the dollar amount or number of Registrable Securities that the Holders desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell and the Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the "Maximum Number of Securities"), then the Company shall include in such Underwritten Offering: (i) first, the Registrable Securities of the Holders participating in such Underwritten Offering and the Common Shares or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons (pro rata based on the respective number of Registrable Securities, Common Shares and other equity securities held by such Holders and other Persons and the aggregate number of Registrable Securities, Common Shares and other equity securities requested be included in such Underwritten Offering (such proportion is referred to herein as "Pro Rata")) that can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

          2.1.5    Demand Registration Withdrawal.    A Holder may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Registration Statement; provided that such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the Demand Registration as to which such withdrawal was made. In the event that CMB notifies the Company that it is withdrawing all of its Registrable Securities from the Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement. Such registration nonetheless shall be deemed a Demand Registration for purposes of subsection 2.1.1 unless CMB shall have paid or reimbursed the Company for all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the withdrawn registration of such Registrable Securities.

        2.2    Piggyback Registration.

          2.2.1    Piggyback Rights.    If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account and/or for the account of shareholders of the Company (including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company's existing security holders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for an employee stock purchase plan or dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a "Piggyback Registration"). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.

          2.2.2    Reduction of Piggyback Registration.    If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Shares that the Company desires to sell, taken together with (i) the Common Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration (A) first, the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, Pro Rata, which can be sold without exceeding the Maximum Number of Securities.

          2.2.3    Piggyback Registration Withdrawal.    Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

          2.2.4    Unlimited Piggyback Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

        2.3    Shelf Registrations.     At any time when the Company is permitted pursuant to the Securities Act to effect a Shelf Registration on Form F-4 (or similar short-form registration that may be available at such time), CMB may request, pursuant to its Demand Registration, that the Company effect the Demand Registration as a Shelf Registration. Notwithstanding anything else in this Agreement, CMB may not require the Company to effect more than one Shelf Registration with respect to CMB's Registrable Securities. CMB shall have the right to request that the Company cooperate in a shelf takedown at any time, including an Underwritten Offering, by delivering a written request thereof to the Company ("Shelf Takedown Notice") stating that CMB intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration (a "Shelf Takedown"); provided that the Company shall not be required to effect more than two (2) Shelf Takedowns in any consecutive 12-month period. Each Shelf Takedown Notice shall specify the amount and type of Registrable Securities to be offered and sold in the Shelf Takedown and the intended method of distribution thereof. As soon as practicable thereafter, but not more than thirty (30) days thereafter, the Company shall take all actions reasonably required to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. CMB shall have the right to demand as part of its Shelf Takedown Notice an offering in the form of an Underwritten Offering, provided that the aggregate offering price for any such offering is at least $75,000,000 in the aggregate (or, if less, all of CMB's Registrable Securities). The Company shall, within ten (10) days of the Company's receipt from CMB of such Shelf Takedown Notice that includes a written demand for an Underwritten Offering, notify, in writing, all other Holders of Registrable Securities included in the Shelf Registration and such Holder who thereafter wishes to include all or a portion of such Holder's Registrable Securities in such Underwritten Offering pursuant to a Shelf Takedown (each such Holder, an "Underwritten Shelf Offering Requesting Holder") shall so notify the Company, in writing, within five (5) days after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from an Underwritten Shelf Offering Requesting Holder, such Holder shall be entitled to have its Registrable Securities included in the Underwritten Offering pursuant to the Shelf Takedown.

        2.4    Holder Information and Cooperation.     As a condition precedent to any Registration or Underwritten Offering hereunder, the Company may require each Holder as to which any Registration or Underwritten Offering is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder, its ownership of Registrable Securities and other matters as the Company may from time to time reasonably request in writing. Each such Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

        2.5    Restrictions on Registration Rights.     Notwithstanding anything to the contrary contained in this Agreement, (i) the Company shall not be obligated to (but may, at its sole option) file a Registration Statement or effect an Underwritten Offering if any Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration has not yet become effective and has not been withdrawn, (ii) the Company shall not be obligated to (but may, at its sole option) effect any Demand Registration or Shelf Takedown within ninety (90) days after the closing of an Underwritten Offering and (iii) no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of the applicable Lock-Up Period.

        2.6    Selection of Underwriter.     The Underwriter(s) for any Underwritten Offering completed as a Demand Registration or a Shelf Takedown shall be selected by CMB. The Underwriter(s) for any Underwritten Offering initiated pursuant to Section 2.2.1 shall be selected by the Company.

ARTICLE III
COMPANY PROCEDURES

        3.1    General Procedures.     If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

          3.1.1  prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

          3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

          3.1.3  prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

          3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

          3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

          3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

          3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

          3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

          3.1.9 notify the Holders, at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

          3.1.10  permit a representative of the Holders, the Underwriters, if any, and any attorney retained by such Holders or Underwriter to participate, at each such Person's own expense, in the preparation of the Registration Statement, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter or attorney in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

          3.1.11  obtain a "comfort" letter for the benefit of the Underwriters from the Company's independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by "comfort" letters as the managing Underwriter and its counsel may reasonably request;

          3.1.12  on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter is being given as the Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

          3.1.13  in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

          3.1.14  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company's first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

          3.1.15  if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $75,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary "road show" presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

          3.1.16  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

        3.2    Registration Expenses.    The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters' commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of "Registration Expenses," all reasonable fees and expenses of any legal counsel representing the Holders.

        3.3    Requirements for Participation in Underwritten Offerings.    No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

        3.4    Suspension of Sales; Adverse Disclosure.    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

        If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company without unreasonable efforts, the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement or any Prospectus for the shortest period of time, but in no event more than an aggregate of (90) days in any consecutive 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

        3.5    Information Requirements.    The Company covenants that it shall take such action as any Holder may reasonably request to the extent required from time to time to enable such Holder to sell

Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

        4.1    Indemnification.

          4.1.1  The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys' fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

          4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys' fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Company.

          4.1.3  Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (such consent not to be unreasonably withheld). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, with the advice of outside counsel, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

          4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company's or such Holder's indemnification is unavailable for any reason.

          4.1.5  If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party's and indemnified party's relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

        5.1    Notices.    Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication to the Company under this Agreement must be addressed to the Company at 14 Wesley Street, 5th Floor, Hamilton HM11 Bermuda, Attention: Gene Boxer, Email: Gene.Boxer@siriusgroup.com. Any notice or communication to any Holder under this Agreement must be addressed to such Holder's address as found in the Company's books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 5.1.

        5.2    Assignment; No Third Party Beneficiaries.

          5.2.1  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

          5.2.2  No Holder may assign or delegate such Holder's rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee (but only if, as set forth in the definition thereof, such Person has agreed to become bound by the transfer restrictions set forth in the Lock-Up Agreements and, if applicable, any other applicable letter agreements). Notwithstanding the foregoing, CMB shall not assign any of the rights under Section 2.1 or 2.3 of this Agreement that solely for the benefit of CMB.

          5.2.3  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

          5.2.4  This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

          5.2.5  No assignment by any party hereto of such party's rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

        5.3    Counterparts.    This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

        5.4    Governing Law; Venue; Waiver of Jury Trial.    NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any and all suits, legal actions or proceedings arising out of this Agreement shall be brought in the courts of the State of New York or the United States District Court for the Southern District of New York and each party to this Agreement hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, each party to this Agreement waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to it pursuant to Section 5.1. To the fullest extent permitted by law, each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waives any claim that any such suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        5.5    Amendments and Modifications.    Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

        5.6    Entire Agreement; Third Party Beneficiaries.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Section 4.1 hereof, is not intended to confer upon any Person other than the parties hereto any rights or remedies.

        5.7    Term.    This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.2 and Article IV shall survive any termination.

[Signature page follows]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD., a Bermuda exempted company
By:
Name:
Title:
HOLDERS:
CM BERMUDA LTD., an exempted Bermuda limited liability company
By:
Name:
Title:
EASTERLY ACQUISITION SPONSOR, LLC, a Delaware limited liability company
By:
Name:
Title:

[Signature page to Registration Rights Agreement]

Annex F

FORM OF LOCK-UP AGREEMENT

[    •    ], 2018

Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor
Hamilton HM11 Bermuda

Re:    Business Combination

Ladies and Gentlemen:

        This letter (this "Letter Agreement") is being delivered to you in accordance with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 23, 2018, by and among Sirius International Insurance Group, Ltd., a Bermuda exempted company (the "Company"), Easterly Acquisition Corp., a Delaware corporation ("Easterly"), and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), pursuant to which, as of the Effective Time (as defined in the Merger Agreement), Merger Sub will be merged with and into Easterly (the "Merger"), with Easterly being the surviving entity in the Merger and a wholly owned subsidiary of the Company, and each issued and outstanding share of common stock of Easterly, par value $0.0001 per share (other than Redemption Shares (as defined in the Merger Agreement)) will be converted into the right to receive newly issued common shares of the Company, par value $0.01 per share (the "Common Shares").

        In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

          1.     During the period commencing on the Effective Date of the Merger and ending 180 days after such date (the "Lock-Up Period"), the undersigned shall not, without the prior written consent of the Company (which consent may be withheld in its sole discretion), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, with respect to any Common Shares or any securities convertible into, or exercisable, or exchangeable for, Common Shares beneficially owned by the undersigned (within the meaning of the rules and regulations of the Commission), if any, whether now owned or hereafter acquired, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Shares or any securities convertible into, or exercisable, or exchangeable for, Common Shares beneficially owned by the undersigned (within the meaning of the rules and regulations of the Commission), if any, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii) (each such transaction, a "Transfer").

          2.     The provisions set forth in paragraph 1 shall not restrict any Transfer (a) to the Company's officers or directors or any affiliates or family members of any of the Company's officers or directors; (b) in the case of an individual, transfers by gift to a member of the individual's immediate family, to a trust, the beneficiary of which is a member of the individual's immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual;

F-1

  (d) in the case of an individual, transfers pursuant to a qualified domestic relations order; (e) in the case of a corporation or other company, to an "affiliate," as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended, or controlling stockholder or member; (f) in the case of a partnership, to a partner or affiliated partnership; (g) in the case of a trust, to its trustees, beneficiaries or settlors; (h) in the case of CM Bermuda Ltd., pursuant to the Redemption Agreement (as defined in the Merger Agreement); and (i) in the event of the Company's completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company's shareholders having the right to exchange their shares of Common Shares for cash, securities or other property; provided, however, that in the case of clauses (a) through (g), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

          3.     The undersigned has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.

          4.     This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

          5.     This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

          6.     Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

          7.     The undersigned hereby agrees and acknowledges that: (i) the Company would be irreparably injured in the event of a breach by the undersigned of his, her or its obligations under this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. Without limiting the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

          8.     This Letter Agreement shall terminate upon the expiration of the Lock-Up Period; provided, however, that this Letter Agreement shall earlier terminate in the event that the Merger is not consummated and closed by November 30, 2018.

[Signature page follows]

F-2

Sincerely,
[HOLDER]
By:
Name:
Title:
Acknowledged and Agreed,
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By:
Name:
Title:

[Signature page to Lock-Up Agreement]

F-3

Annex G

FORM OF WARRANT AMENDMENT

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

        This Assignment, Assumption and Amendment Agreement (this "Agreement") is made as of [            ], 2018, by and among Easterly Acquisition Corp., a Delaware corporation (the "Company"), Sirius International Insurance Group, Ltd., a Bermuda exempted company ("Sirius"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Warrant Agent").

        WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of July 29, 2015, and filed with the United States Securities and Exchange Commission on August 10, 2015 (the "Existing Warrant Agreement");

        WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

        WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (i) 6,750,000 warrants to the Sponsor (collectively, the "Private Placement Warrants") to purchase shares of the Company's common stock, par value $0.0001 per share ("Common Stock") simultaneously with the closing of the Offering, at a purchase price of $1.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (ii) 10,000,000 warrants to public investors in the Offering (the "Public Warrants" and together with the Private Placement Warrants, the "Warrants") to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

        WHEREAS, on June 23, 2018, that certain Agreement and Plan of Merger (the "Merger Agreement") was entered into by and among Sirius, the Company and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of Sirius ("Merger Sub");

        WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

        WHEREAS, pursuant to the provisions of the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Sirius (the "Merger"), and, as a result of the Merger, the holders of Common Stock of Easterly shall become holders of Sirius' common shares of par value U.S.$0.01 each ("Common Shares");

        WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Public Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Common Shares;

        WHEREAS, pursuant to Section 2 of that certain letter agreement, by and among the Company, Sponsor and Sirius, dated as of June 23, 2018 (the "Sponsor Letter"), upon consummation of the Merger the Private Placement Warrants will be cancelled;

        WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

        WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Sirius and Sirius wishes to accept such assignment; and

        WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

        1.    Assignment and Assumption; Consent.

        1.1    Assignment and Assumption.    The Company hereby assigns to Sirius all of the Company's right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Merger Agreement). Sirius hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company's liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

        1.2    Consent.    The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Sirius pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Existing Warrant Agreement by Sirius from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

        2.    Amendment of Existing Warrant Agreement.    The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

        2.1    Preamble.    The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting "Easterly Acquisition Corp., a Delaware corporation" and replacing it with "Sirius International Insurance Group, Ltd., a Bermuda exempted company limited". As a result thereof, all references to the "Company" in the Existing Warrant Agreement shall be references to Sirius International Insurance Group, Ltd. rather than Easterly Acquisition Corp.

        2.2    Recitals.    The recitals on page one of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

          "WHEREAS, on July 29, 2015, Easterly Acquisition Corp. ("Easterly") entered into that certain Sponsor Warrants Purchase Agreement (the "Private Placement Warrants Purchase Agreement") with Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (the "Sponsor"), pursuant to which the Sponsor agreed to purchase an aggregate of 6,250,000 warrants (or up to 6,925,000 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the "Private Placement Warrants") at a purchase price of one dollar ($1.00) per Private Placement Warrant;

          WHEREAS, pursuant to the Private Placement Warrants Purchase Agreement, in connection with the Offering (including the partial exercise by the underwriters of the Over-allotment Option in the Offering), the Sponsor purchased 6,750,000 Private Placement Warrants; and

          WHEREAS, on August 4, 2015, Easterly consummated an initial public offering of 20,000,000 units, including 2,000,000 units pursuant to the underwriters' partial exercise of their over-allotment option (collectively, the "Offering"), each such unit comprised of one share of Common Stock (as defined below) and half of one Public Warrant (as defined below) (the "Units") and, in connection therewith, issued and delivered 10,000,000 warrants to public investors in the Offering (the "Public Warrants" and, together with the Private Placement Warrants, the "Warrants"). Each whole Warrant entitled the holder thereof to purchase one share of common stock of Easterly, par value $0.0001 per share, ("Common Stock"), for $11.50 per share, subject to adjustment as described herein. Only whole warrants are exercisable. A holder of the Public Warrants will not be able to exercise any one-half of one Warrant unless it is combined with another one-half of one Warrant; and

          WHEREAS, Easterly filed with the Securities and Exchange Commission (the "Commission") registration statements, No. 333-203975 and No. 333-205941, on Form S-1 (together, the "Registration Statement") and prospectus (the "Prospectus"), for the registration, under the Securities Act of 1933, as amended (the "Securities Act"), of the Units, the Public Warrants and the shares of Common Stock included in the Units; and

          WHEREAS, the Company, Easterly and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub") are parties to that certain Agreement and Plan of Merger, dated as of June 23, 2018 (the "Merger Agreement"), which, among other things, provides for the merger of Merger Sub with and into Easterly with Easterly surviving such merger as a wholly owned subsidiary of the Company (the "Merger"), and, as a result of the Merger, the holders of Common Stock shall become holders of holders of the Company's common shares of par value U.S.$0.01 each ("Common Shares") with each share of Common Stock exchanged for a fraction of a Common Share at the Exchange Ratio (as defined in the Merger Agreement); and

          WHEREAS, on [        ], 2018, Easterly, the Company and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the "Warrant Assumption Agreement"), pursuant to which Easterly assigned this Agreement to the Company and the Company assumed this Agreement from Easterly; and

          WHEREAS, pursuant to the Merger Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Merger Agreement), Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of this Agreement) for Common Shares; and

          WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

          WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

          WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:"

        2.3    Reference to Common Shares.    All references to "Common Stock" or "shares of Common Stock" in the Existing Warrant Agreement (including all Exhibits thereto) (except for the references in the amended and restated recitals set forth above in Section 2.2) shall mean "Common Shares".

        2.4    Detachability of Warrants.    Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

        "[INTENTIONALLY OMITTED]"

Except that the defined terms "Business Day" and "Over-allotment Option" set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

        2.5    Warrant Price.    The first sentence of Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

        "Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company a fraction of a Common Share equal to the Exchange Ratio at the price per Common Share of (x) $11.50 divided by (y) the Exchange Ratio, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1."

        2.6    Duration of Warrants.    Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

          "3.2    Duration of Warrants.    A Warrant may be exercised only during the period (the "Exercise Period") commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Merger Agreement (a "Business Combination"), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the "Expiration Date"); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants."

        2.7    Issuance of shares of Common Stock on Exercise.    The third-to-last sentence of Section 3.3.2 of the Existing Warrant Agreement is hereby deleted.

        2.8    Redemption.    Section 6.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

        "6.1    Redemption.    Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the "Redemption Price"), provided that the last sales price of a Common Share reported has been at least (x) $18.00 divided by (y) the Exchange Ratio, (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a "cashless basis" pursuant to subsection 3.3.1."

        2.9    Notice.    The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

    "Sirius International Insurance Group, Ltd.
    14 Wesley Street, 5th Floor
    Hamilton HM11 Bermuda
    Attention:    Gene Boxer
    Email:    Gene.Boxer@siriusgroup.com"

        3.    Miscellaneous Provisions.

        3.1    Effectiveness of Warrant.    Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger (as defined in the Merger Agreement) and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

        3.2    Successors.    All the covenants and provisions of this Agreement by or for the benefit of Sirius or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

        3.3    Severability.    This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

        3.4    Applicable Law.    The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

        3.5    Examination of the Warrant Agreement.    A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

        3.6    Counterparts.    This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        3.7    Effect of Headings.    The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

        3.8    Entire Agreement.    This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, Sirius, Easterly, and Merger Sub have duly executed this Agreement, all as of the date first written above.

EASTERLY ACQUISITION CORP.
By:
Name:
Title:
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Bye-law 54 of Sirius Group's bye-laws provides, among other things, that Sirius Group shall indemnify its directors and officers to the fullest extent possible, except as prohibited by law. Specifically, bye-law 54.2 provides that Sirius Group's directors and officers, as well as their heirs, executors and administrators, shall, to the fullest extent permitted by law (as described below), be indemnified and held harmless by Sirius Group from and against all actions, costs, charges, losses, damages and expenses (including attorneys' fees, judgements, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Sirius Group shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Sirius Group shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto.

        Bye-law 54.2 of Sirius Group's bye-laws further provides that, to the fullest extent permitted by law, no shareholder shall have any claim or right of action, whether individually or by or in the right of Sirius Group, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Sirius Group.

        Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to Sirius Group.

        Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number		Description

2.1	*+	Agreement and Plan of Merger, dated as of June 23, 2018, by and among Sirius International Insurance Group, Ltd., Easterly Acquisition Corp. and Sirius Acquisitions Holding Company III

2.2	*	First Amendment to the Agreement and Plan of Merger and Sponsor Letter, dated as of August 29, 2018, by and among Sirius International Insurance Group, Ltd., Easterly Acquisition Corp., Sirius Acquisitions Holding Company III, CM Bermuda Ltd. and Easterly Acquisition Sponsor, LLC

3.1		Memorandum of Association of Sirius International Insurance Group, Ltd.

3.2		Form of Bye-laws of Sirius International Insurance Group, Ltd.

Exhibit Number		Description
3.3	***	Form of Certificate of Designation of Series B preference shares of Sirius International Insurance Group, Ltd.

4.1	***	Specimen Public Warrant Certificate (included as Exhibit A to Exhibit 4.2)

4.2	***	Warrant Agreement, dated July 29, 2015, between Continental Stock Transfer & Trust Company and Easterly Acquisition Corp.

4.3	*	Form of Assignment, Assumption and Amendment Agreement to Warrant Agreement among Easterly Acquisition Corp., Sirius International Insurance Group, Ltd. and Continental Stock Transfer & Trust Company

4.4	***	Form of Private Placement Warrant Certificate

5.1		Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being registered

8.1		Opinion of Sidley Austin LLP as to certain federal income tax matters

10.1	*	Form of Registration Rights Agreement among Sirius International Insurance Group, Ltd., CM Bermuda Ltd. and Easterly Acquisition Sponsor, LLC

10.2	***	Form of Subscription Agreement among Sirius International Insurance Group, Ltd. and the investors named therein

10.3	*	Promissory Note, dated as of June 23, 2016, made by Easterly Acquisition Corp. in favor of Sirius International Insurance Group, Ltd.

10.4	*	Letter Agreement, dated as of June 23, 2018, among Easterly Acquisition Corp., Easterly Acquisition Sponsor, LLC and Sirius International Insurance Group, Ltd.

10.5	*	Form of Lock-up Agreement among CM Bermuda Ltd., Easterly Acquisition Sponsor, LLC and Sirius International Insurance Group, Ltd.

10.6	***	Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan

10.7	***	Amended and Restated Sirius Group Long Term Incentive Plan

10.7.1	***	First Amendment to the Sirius Group Long Term Incentive Plan

10.7.2	***	Second Amendment to the Sirius Group Long Term Incentive Plan

10.8	***	Sirius Group Severance and Change in Control Plan

10.9	***	Employment Agreement dated as of July 24, 2015 between Sirius International Insurance Group, Ltd. and Allan L. Waters

10.10	***	Employment Agreement dated as of July 24, 2015 between Sirius International Försäkringsaktiebolag (publ) and Monica Cramér Manhem

10.11	***	Form of Shareholders Agreement among Sirius International Insurance Group, Ltd., CM Bermuda Ltd. and the investors named therein

10.12	***	Indenture, dated November 1, 2016, by and between Sirius International Group, Ltd. and The Bank of New York Mellon, as Trustee

10.13	***	First Supplemental Indenture, dated November 1, 2016, by and between Sirius International Group, Ltd. and The Bank of New York Mellon, as Trustee, including form of 4.600% Senior Notes due 2026

Exhibit Number		Description
10.14	***	Subordinated Indenture, dated September 22, 2017, by and among Sirius International Group, Ltd., The Bank of New York Mellon, as Trustee, and The Bank of New York Mellon London Branch, as Paying Agent, including form of Floating Rate Callable Subordinated Notes due 2047

10.15	***	Credit Agreement, dated as of February 8, 2018, by and among Sirius International Insurance Group, Ltd., as Parent, Sirius International Group, Ltd., as Borrower, certain subsidiaries of the Borrower from time to time party thereto, certain lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

10.16	***	First Amendment to the Credit Agreement, dated as of July 30, 2018, by and among Sirius International Insurance Group, Ltd., Sirius International Group, Ltd., certain subsidiaries of the Borrower party thereto, certain lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

21.1	***	Subsidiaries of Sirius International Insurance Group, Ltd.

23.1		Consent of PricewaterhouseCoopers LLP

23.2		Consent of Marcum LLP

23.3		Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

23.4		Consent of Sidley Austin LLP (included as Exhibit 8.1)

24.1		Power of Attorney (included on signature page to initial filing)

99.1		Form of Proxy Card for Easterly Acquisition Corp. Stockholders

*
Attached as an annex to the proxy statement/prospectus contained herein.

**
To be filed by amendment.

***
Previously filed.

+
The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (1)   The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hamilton, Bermuda on October 10, 2018.

Sirius International Insurance Group, Ltd. (Registrant)
By:	/s/ ALLAN L. WATERS
	Name:	Allan L. Waters
	Title:	Chief Executive Officer

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and the dates indicated:

Signatures	Title	Date

/s/ ALLAN L. WATERS Allan L. Waters	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 10, 2018
* Kernan (Kip) V. Oberting	President, Chief Financial Officer and Director (Principal Financial Officer)	October 10, 2018
* Ralph A. Salamone	President and Chief Executive Officer of Sirius Global Services, LLC (Principal Accounting Officer and Authorized Representative in the United States)	October 10, 2018
* Monica Cramér Manhem	Chief Operating Officer of Sirius Group, President and Chief Executive Officer of Sirius International Insurance Corporation and Director	October 10, 2018
* Laurence Liao	Director	October 10, 2018
* Robert L. Friedman	Director	October 10, 2018

Signatures		Title	Date

* Meyer (Sandy) Frucher		Director	October 10, 2018
*By:	/s/ ALLAN L. WATERS Allan L. Waters Attorney-in-Fact